    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 22, 1998
                                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------
                            STAR GAS PARTNERS, L.P.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

           DELAWARE                         5984                        06-1437793
 (STATE OR OTHER JURISDICTION   (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
      OF INCORPORATION OR        CLASSIFICATION CODE NUMBER)        IDENTIFICATION NO.)
         ORGANIZATION)

                              2187 ATLANTIC STREET
                                P.O. BOX 120011
                            STAMFORD, CT 06912-0011
                                 (203) 328-7300
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                              JOSEPH P. CAVANAUGH
                                   PRESIDENT
                              STAR GAS CORPORATION
                              2187 ATLANTIC STREET
                                P.O. BOX 120011
                            STAMFORD, CT 06912-0011
                                 (203) 328-7300
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ----------------
                                   COPIES TO:

                                  PHILLIPS NIZER BENJAMIN
    ANDREWS & KURTH L.L.P.            KRIM & BALLON LLP           BAKER & BOTTS, L.L.P.
       805 THIRD AVENUE         666 FIFTH AVENUE, 28TH FLOOR         ONE SHELL PLAZA
   NEW YORK, NEW YORK 10022    NEW YORK, NEW YORK 10103-0084          910 LOUISIANA
        (212) 850-2800                 (212) 977-9700           HOUSTON, TEXAS 77002-4995
  ATTN: MICHAEL ROSENWASSER,      ATTN: ALAN SHAPIRO, ESQ.            (713) 229-1330
             ESQ.                                              ATTN: R. JOEL SWANSON, ESQ.

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and upon holding of the meetings of securityholders of the Registrant and Petroleum Heat and Power Co., Inc. described herein.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
                                                 PROPOSED
                                     AMOUNT      MAXIMUM     PROPOSED MAXIMUM   AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES    TO BE    OFFERING PRICE     AGGREGATE     REGISTRATION
        TO BE REGISTERED           REGISTERED  PER UNIT(1)   OFFERING PRICE(1)     FEE
-------------------------------------------------------------------------------------------
Senior Subordinated
 Units of limited part-
 ner interest                      3,676,058      $7.54         $27,717,477       $9,557
-------------------------------------------------------------------------------------------
Common Units of limited
 partner interest                    102,773      $7.54         $   774,909       $  268
-------------------------------------------------------------------------------------------
Total...................                                                          $9,825
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

(1) Calculated in accordance with Rule 457(f)(1) based upon the average of the high and low sale prices of the Class A Common Stock of Petroleum Heat and Power Co., Inc. of $0.9844 on October 16, 1998, as reported on the Nasdaq National Market, as divided by the exchange ratio in the Transaction of .13064 for the Senior Subordinated Units and the Common Units.
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT SPECIFICALLY STATING THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            STAR GAS PARTNERS, L.P.
                              2187 ATLANTIC STREET
                          STAMFORD, CONNECTICUT 06902

              ACQUISITION PROPOSED -- YOUR VOTE IS VERY IMPORTANT

                                                                          , 1999

Dear Common Unitholder:

  You are cordially invited to attend a special meeting of the Partnership's
Common Unitholders to be held at     , New York, New York on     , 1999. The
formal Notice of Unitholders Meeting and a Proxy Statement relating to that meeting are enclosed. The Unitholders Meeting has been called for you to vote upon the Partnership's acquisition of Petroleum Heat and Power Co., Inc. ("Petro"). We believe that Petro is the nation's largest distributor of home heating oil and the principal consolidator of that highly fragmented industry. The details of the acquisition and several related transactions are described in the enclosed proxy materials. To assist you in understanding the Transaction, a question and answer section appears on pages 1-11.

  We believe this Transaction is an attractive opportunity for the Partnership. The acquisition has been structured with the intent of providing an increase in the Partnership's cash flow. Based on this expectation, we are increasing the annualized minimum quarterly distribution to our Common Unitholders from $2.20 per unit to $2.30 per unit. As a result of Petro's strong position in the home heating oil industry, we believe that the Transaction will also provide the Partnership with an additional source of acquisition and expansion opportunities.

  Petro Common Stockholders will be receiving subordinated units on which quarterly payments are permitted only after Common Unitholders have received their full quarterly distributions. We also believe the increased size of the Partnership will improve Common Unit market liquidity, investment community awareness and securities analyst research coverage. In summary, we see this as an opportunity to acquire a company that is expected to significantly increase the Partnership's size and scope of operations, growth prospects and ability to increase its distributions to Unitholders.

  A Special Committee of our Board of Directors, acting on behalf of the Public Common Unitholders, negotiated the terms of the Transaction. A.G. Edwards & Sons, Inc. was retained by the Special Committee as independent financial advisor, and has rendered an opinion that the Transaction is fair, from a financial point of view, to the Public Common Unitholders. BASED ON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, THE BOARD OF DIRECTORS OF THE GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT THE COMMON UNITHOLDERS VOTE FOR THE TRANSACTION.

  Approval of the Transaction will require the AFFIRMATIVE vote of a majority of all Common Units (other than those held by Star Gas and its affiliates). Failure to vote by proxy or in person will have the same effect as a vote against the Transaction. IT IS, THEREFORE, VERY IMPORTANT THAT YOU VOTE. Whether or not you plan to attend the Unitholders Meeting, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD TO US.

  YOU SHOULD CAREFULLY CONSIDER EACH OF THE FACTORS DESCRIBED UNDER "RISK FACTORS," STARTING ON PAGE 48 OF THE ATTACHED PROXY STATEMENT. THE FACTORS DISCUSSED INCLUDE THE FOLLOWING:

  . THE PARTNERSHIP IS ACQUIRING AN ENTITY WHICH, BASED ON 1997 REVENUES, IS SEVERAL TIMES ITS SIZE. THEREFORE, THE NATURE OF THE PARTNERSHIP'S BUSINESS WILL BE SIGNIFICANTLY CHANGED.

  . PETRO HAS A HISTORY OF OPERATIONAL AND FINANCIAL DIFFICULTIES AND ACCOUNTING LOSSES.

  . THE SUCCESS OF THE TRANSACTION DEPENDS UPON THE PARTNERSHIP'S ABILITY TO
    --CONTINUE TO MAKE ACQUISITIONS AT ATTRACTIVE PRICES;
    --CONTINUE TO REDUCE PETRO'S CUSTOMER ATTRITION RATE; AND
    --CONTINUE TO IMPROVE PETRO'S PROFIT MARGINS ON A PER GALLON BASIS.

  More detailed information about the Unitholders Meeting is included in the attached Notice of Unitholders Meeting and the Proxy Statement. You are urged to read carefully the Proxy Statement and the Annexes thereto for more detailed information concerning Petro, the Partnership, and the Transaction. If you have any questions or need help in voting your Common Units, please call me directly or Richard F. Ambury, Vice President Finance at (203) 328-7313.

                                          Very truly yours,

                                          Joseph P. Cavanaugh
                                          President, Star Gas Corporation

                            STAR GAS PARTNERS, L.P.

                                   NOTICE OF

                       MEETING OF HOLDERS OF COMMON UNITS

                          TO BE HELD ON         , 1999

                                                                          , 1999

TO THE HOLDERS OF COMMON UNITS:

  NOTICE IS HEREBY GIVEN that a meeting of the holders ("Common Unitholders") of the common units of limited partner interest (the "Common Units") of Star Gas Partners, L.P., a Delaware limited partnership (the "Partnership"), will be
held at      , New York, New York on           , 1999 at       a.m., New York
City time, and at any adjournment or postponement thereof (the "Unitholders Meeting"), to consider and vote upon matters related to the proposed acquisition by the Partnership of Petroleum Heat and Power Co., Inc., a Minnesota corporation ("Petro"), and related financings as described below. The following proposals are to be presented at the Unitholders Meeting:

      (a) A proposal (the "Acquisition Proposal") to approve and adopt
    (i) the Agreement and Plan of Merger dated as of October 22, 1998 attached hereto as Annex A, pursuant to which a wholly-owned subsidiary of the Partnership will be merged with and into Petro (the "Merger"), and Petro Common Stockholders will receive subordinated units of the Partnership; and
    (ii) the Exchange Agreement dated as of October 17, 1998 attached hereto as Annex B, pursuant to which Petro Common Stockholders considered to be affiliates of Petro will exchange their shares of Petro Common Stock for subordinated units of the Partnership;

      (b) A proposal to amend the Agreements of Limited Partnership of the Partnership and of the Star Gas Propane, L.P. (the "Operating
    Partnership") (the "Amendment Proposal"); and

      (c) A proposal to permit Star Gas Corporation ("Star Gas") to withdraw as the general partner of the Partnership and the Operating Partnership and to approve the substitution of Star Gas LLC as the new general partner (the "General Partner Proposal" and, collectively with the Amendment Proposal and the Acquisition Proposal, the "Star Proposals").

  The Unitholders Meeting has been called by Star Gas for the purpose of submitting the Star Proposals to the Common Unitholders for their approval, as well as such other business as may properly come before the meeting. The Board
of Directors of Star Gas has fixed the close of business on       , 1999 as the
record date (the "Star Gas Record Date") for determination of the Unitholders entitled to notice of, and to vote at, the Unitholders Meeting. The AFFIRMATIVE vote of the holders of a majority of the Common Units (other than Common Units held by Star Gas and its affiliates) outstanding on the Star Gas Record Date is required to approve each of the Star Proposals.

  Common Unitholders do not have dissenters' rights in connection with the Star Proposals to be considered at the Unitholders Meeting.

  You are invited to attend the Unitholders Meeting in person. An abstention or failure to vote or a failure to give instructions to a broker-nominee will have the same effect as a negative vote. Accordingly, whether or not you currently plan to attend, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE PREPAID RETURN ENVELOPE. An executed proxy card that does not indicate how Common Units are to be voted will be voted FOR all the Star Proposals.

  Returning your proxy card now will not prevent you from voting in person at the Unitholders Meeting, but will assure that your vote is counted if you are unable to attend. As described in the attached Proxy Statement, a Common Unitholder may revoke a proxy at any time before it has been voted by (a) delivering written notice of revocation to Richard F. Ambury, Vice President of Star Gas, whose address is c/o Star Gas Corporation, 2187 Atlantic Street, Stamford, Connecticut 06902, (b) executing and submitting a proxy card bearing a later date, or (c) attending the Unitholders Meeting and voting in person.

  If your Common Units are held in the name of a brokerage firm or other nominee, only it can vote your Units. To ensure that your Common Units are voted, follow the voting instructions provided to you by such firm or nominee with the enclosed Proxy Statement or telephone the person responsible for your account today to obtain instructions on how to direct him or her to execute a proxy card on your behalf.

  We urge you to complete, sign and date the enclosed proxy card and return it promptly in the prepaid return envelope, whether or not you intend to be present at the Unitholders Meeting.

                                          By Order of the Board of Directors
                                          of the General Partner

                                          Audrey L. Sevin
                                          Secretary

Dated:               , 1999

                       PETROLEUM HEAT AND POWER CO., INC.
                              2187 ATLANTIC STREET
                          STAMFORD, CONNECTICUT 06902

               ACQUISITION PROPOSED--YOUR VOTE IS VERY IMPORTANT

                                                                          , 1999

Dear Common Stockholder:

  You are cordially invited to attend a special meeting of Common Stockholders
to be held at       , New York, New York on     , 1999. The formal Notice of
Stockholders Meeting and a Proxy Statement relating to that meeting are enclosed. The Special Meeting has been called for you to vote upon the acquisition of Petro by Star Gas Partners, L.P. (the "Partnership"). The details of the acquisition and several related transactions are described in the enclosed proxy materials. To assist you in understanding the Transaction, a question and answer section appears on pages 1-11.

  We think this Transaction is an attractive opportunity for Petro's Common Stockholders. We believe Petro is the largest home heating oil distributor in the U.S. and the principal consolidator of that highly fragmented industry. However, it does not have the financial flexibility to fully capitalize on this position. This Transaction will provide Petro with access to lower cost capital to fund its growth through acquisition strategy and make capital investments necessary to take advantage of its size. In addition, we believe that as part of a publicly traded master limited partnership, Petro will receive a better market valuation and the Partnership will receive more investment community awareness and securities analyst research coverage. Please note that the Partnership generally distributes to its partners the available cash it generates from its operations. We believe that this Transaction will increase the likelihood of a resumption of annual cash distributions to Petro Common Stockholders whose dividends have been suspended.

  If this Transaction is completed, Public Common Stockholders will receive .13064 of a Senior Subordinated Unit for each share of their Petro Common
Stock. The Senior Subordinated Units have been approved for listing on the New York Stock Exchange under the symbol " ". No assurance can be given that an active trading market for the Senior Subordinated Units will develop or at what price the Senior Subordinated Units will trade. If the Partnership generates sufficient available cash, the Minimum Quarterly Distribution with respect to the Senior Subordinated Units will be $0.575 per Unit ($2.30 on an annual basis). Actual distributions will be subject, however, to certain limitations and may not be paid if certain assumptions regarding weather or the Partnership's operations are not realized.

  Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, was retained by the Board of Directors of Petro and has rendered an opinion that the consideration to be received by the Public Common Stockholders is fair, from a financial point of view, to such holders. Based on a variety of factors, including the opinion of Dain Rauscher Wessels, THE PETRO BOARD UNANIMOUSLY RECOMMENDS THAT THE COMMON STOCKHOLDERS VOTE FOR THE TRANSACTION.

  Approval of the Transaction will require the AFFIRMATIVE vote of the holders of a majority of the shares of Class A Common Stock (other than the Class A Common Stock owned by the directors and executive officers of Petro and their affiliates). Failure to vote by proxy or in person will have the same effect as a vote against the Transaction. IT IS, THEREFORE, VERY IMPORTANT THAT YOU VOTE. Whether or not you plan to attend the Special Meeting, PLEASE TAKE THE TIME TO VOTE BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD TO US.

  YOU SHOULD REALIZE THAT THE SENIOR SUBORDINATED UNITS IN THE PARTNERSHIP THAT YOU WOULD RECEIVE IN THE TRANSACTION ARE VERY DIFFERENT FROM THE SHARES OF COMMON STOCK THAT YOU CURRENTLY OWN. YOU SHOULD CAREFULLY CONSIDER EACH OF THE FACTORS DESCRIBED UNDER "RISK FACTORS," STARTING ON PAGE 48 OF THE ATTACHED PROXY STATEMENT. THE FACTORS DISCUSSED INCLUDE THE FOLLOWING:

  . THE PAYMENT OF CASH DISTRIBUTIONS ON THE SENIOR SUBORDINATED UNITS IS NOT ASSURED AND MAY FLUCTUATE WITH PARTNERSHIP OPERATIONS. DUE TO THE SUBORDINATION PROVISIONS OF THE PARTNERSHIP AND LIMITATIONS ON THE PAYMENT OF DISTRIBUTIONS, DISTRIBUTIONS MAY NOT BE PAID ON THE SENIOR SUBORDINATED UNITS IF CERTAIN ASSUMPTIONS REGARDING WEATHER OR THE PARTNERSHIP'S OPERATIONS ARE NOT REALIZED.

  . THERE IS NO MARKET FOR THE SENIOR SUBORDINATED UNITS, AND THERE IS UNCERTAINTY AS TO THE PRICE AT WHICH THE SENIOR SUBORDINATED UNITS WILL TRADE OR WHETHER AN ACTIVE MARKET FOR THE SENIOR SUBORDINATED UNITS WILL DEVELOP.

  . HOLDERS OF SENIOR SUBORDINATED UNITS HAVE SUBSTANTIALLY DIFFERENT, AND PROBABLY FEWER, LEGAL RIGHTS THAN COMMON STOCKHOLDERS.

  . CERTAIN TYPES OF INVESTORS SUCH AS TAX-EXEMPT ENTITIES, REGULATED INVESTMENT COMPANIES AND FOREIGN TAXPAYERS MAY FACE SPECIAL
     DISADVANTAGES IN OWNING PARTNERSHIP INTERESTS SUCH AS THE SENIOR SUBORDINATED UNITS.

  .  THE PARTNERSHIP IS SUBJECT TO SIGNIFICANT OPERATING RISKS.

  More detailed information about the Special Meeting is included in the attached Notice of Special Meeting and the Proxy Statement. You are urged to read carefully the Proxy Statement and the Annexes thereto for more detailed information concerning Petro, the Partnership, and the Transaction. If you have any questions or need help in voting your Common Stock, please call Audrey L. Sevin, Secretary of Petro at (203) 325-5400.

                                          Very truly yours,

                                          Irik P. Sevin
                                          Chairman of the Board
                                          and Chief Executive Officer

                       PETROLEUM HEAT AND POWER CO., INC.

                                   NOTICE OF

                   SPECIAL MEETING OF HOLDERS OF COMMON STOCK

                         TO BE HELD ON          , 1999

TO THE HOLDERS OF COMMON STOCK:

  NOTICE IS HEREBY GIVEN that a special meeting of the holders (the "Common Stockholders") of Class A Common Stock and Class C Common Stock (collectively, the "Common Stock") of Petroleum Heat and Power Co., Inc., a Minnesota
corporation ("Petro"), will be held at                           , New York,
New York on        , 1999 at 10:00 a.m., New York City time, and at any
adjournment or postponement thereof (the "Special Meeting"), to consider and vote upon a proposal relating to the acquisition of Petro by Star Gas Partners, L.P., a Delaware limited partnership (the "Partnership"), and related financings (the "Transaction"). The following proposal is to be presented at the Special Meeting:

      A proposal (the "Acquisition Proposal") to approve and adopt (i) the Agreement and Plan of Merger dated as of October 22, 1998, pursuant to which a subsidiary of the Partnership will be merged with and into Petro, and Common Stockholders will receive subordinated units of the Partnership, and (ii) the Exchange Agreement dated as of October 17, 1998, pursuant to which Common Stockholders considered to be affiliates of Petro will exchange their shares of Common Stock for subordinated units of the Partnership.

  The Special Meeting has been called by Petro for the purpose of submitting the Acquisition Proposal to the Common Stockholders for their approval, as well as such other business as may properly come before the meeting. The Board of
Directors of Petro has fixed the close of business on         , 1999 as the
record date (the "Petro Record Date") for determination of the Common Stockholders entitled to notice of, and to vote at, the Special Meeting. The AFFIRMATIVE vote of a majority of Class A Common Stock (other than Class A Common Stock owned by the directors and executive officers of Petro and their affiliates), and a majority of Class C Common Stock outstanding on the Petro Record Date is required to approve the Acquisition Proposal.

  If the Transaction is consummated, Common Stockholders who do not vote their shares in favor of the Acquisition Proposal and who strictly comply with the applicable sections of the Minnesota Business Corporation Act (the "Dissenting Stockholders") will be entitled to statutory dissenters' appraisal rights. For a description of the rights of Dissenting Stockholders and of the procedures to be followed by Dissenting Stockholders in order to assert such rights and obtain payment for their shares of Common Stock, see Annex F to the accompanying Proxy Statement, as well as the information set forth under the caption "Dissenters' Rights" in the accompanying Proxy Statement.

  You are invited to attend the Special Meeting in person. An abstention or failure to vote or a failure to give instructions to a broker-nominee will have the same effect as a negative vote. Accordingly, whether or not you currently plan to attend, PLEASE COMPLETE, SIGN AND DATE THE

ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE PREPAID RETURN ENVELOPE. An executed proxy card that does not indicate how Common Stock is to be voted will be voted FOR the Acquisition Proposal.

  Returning your proxy card now will not prevent you from voting in person at the Special Meeting, but will assure that your vote is counted if you are unable to attend. As described in the attached Proxy Statement, a Common Stockholder may revoke a proxy at any time before it has been voted by (a) delivering written notice of revocation to Audrey L. Sevin, Secretary of Petro, whose address is c/o Petroleum Heat and Power Co., Inc., 2187 Atlantic Street, Stamford, Connecticut 06902, (b) executing and submitting a proxy card bearing a later date, or (c) attending the Special Meeting and voting in person.

  If your Common Stock is held in the name of a brokerage firm or other nominee, only it can vote your shares. To ensure that your Common Stock is voted, follow the voting instructions provided to you by such firm or nominee with the enclosed Proxy Statement or call the person responsible for your account today to obtain instructions on how to direct him or her to execute a proxy card on your behalf.

  We urge you to complete, sign and date the enclosed proxy card and return it promptly in the prepaid return envelope, whether or not you intend to be present at the Special Meeting.


                                          By Order of the Board of Directors

                                          Audrey L. Sevin
                                          Secretary

Dated:       , 1999

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A        +
+ REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + + SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+ OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT       +
+ BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + + THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + + SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + + UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ ANY STATE.                                                                   +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                            STAR GAS PARTNERS, L.P.

                                      AND

                       PETROLEUM HEAT AND POWER CO., INC.

                             JOINT PROXY STATEMENT

                                  -----------

                            STAR GAS PARTNERS, L.P.

                                   PROSPECTUS

                                  -----------

  This Joint Proxy Statement and Prospectus ("Proxy Statement") describes in detail the proposed acquisition by Star Gas Partners, L.P., a Delaware limited partnership (the "Partnership"), of Petroleum Heat and Power Co., Inc., a Minnesota corporation ("Petro"), and certain related transactions (the "Transaction"). If the Transaction is completed, Petro will become a wholly-owned indirect subsidiary of the Partnership and the common stockholders of Petro will become holders of subordinated units of the Partnership.

  This Proxy Statement is being furnished to the holders (the "Common Unitholders") of common units of limited partner interest ("Common Units") in
the Partnership, as of           , 1999 (the "Star Gas Record Date"), in
connection with the solicitation of proxies by the Board of Directors (the "Star Gas Board") of Star Gas Corporation, the general partner of the Partnership ("Star Gas"), for use at a special meeting of Common Unitholders to
be held at                         , New York, New York on       , 1999, at
      a.m., New York City time, and at any and all adjournments or postponements thereof (the "Unitholders Meeting").

  This Proxy Statement is also being furnished to holders (the "Common Stockholders") of Petro Class A Common Stock and Class C Common Stock
(collectively, the "Common Stock"), as of         , 1999 (the "Petro Record
Date"), in connection with the solicitation of proxies by the Board of Directors of Petro (the "Petro Board") for use at a special meeting of Common
Stockholders to be held at                , New York, New York on           ,
1999, at 10:00 a.m., New York City time, and at any and all adjournments or postponements thereof (the "Special Meeting," and together with the Unitholders Meeting, the "Meetings").

  This Proxy Statement also constitutes the Prospectus of the Partnership in connection with the possible resale by certain persons who may be deemed to be affiliates of Petro of the Partnership Units to be received by them pursuant to the Transaction.

  The Proxy Statement and the accompanying forms of proxy are first being
mailed to the Common Unitholders and the Common Stockholders on or about     ,
1999.

  SEE "RISK FACTORS," BEGINNING ON PAGE 48, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY THE COMMON UNITHOLDERS AND THE COMMON STOCKHOLDERS.

  NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION. THE SECURITIES AND EXCHANGE COMMISSION HAS NOT PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                The date of this Proxy Statement is     , 1999.

                    STATEMENT OF FORWARD-LOOKING DISCLOSURE

  Some of the information in this Proxy Statement may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "believe," "expect," "anticipate," "estimate," "continue," or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this Proxy Statement. The risk factors noted under "Risk Factors" and other factors noted throughout this Proxy Statement, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                              CAUTIONARY STATEMENT

  All information contained in this Proxy Statement with respect to the Partnership, the Operating Partnership and its subsidiary, New Petro, Inc. ("Mergeco"), has been provided by Star Gas. All information contained in this Proxy Statement with respect to Petro and its subsidiaries has been provided by Petro.

  . You should rely only on the information contained in this document or what we have referred you to. We have not authorized anyone to provide you with information that is different.

  . We are not offering to sell or seeking your offer to buy these securities in any state where it is illegal to do so.

  .  We are not seeking your proxy in any state where it is illegal to do so.

  .  This information may change after             , 1999.

                               TABLE OF CONTENTS

STATEMENT OF FORWARD-LOOKING DISCLOSURE....................................  ii
CAUTIONARY STATEMENT.......................................................  ii
QUESTIONS AND ANSWERS......................................................   1
 Questions and Answers About the Acquisition for the Partnership's
  Common Unitholders.......................................................   1
 Questions and Answers About the Transaction for Petro Common
  Stockholders.............................................................   7
PROXY STATEMENT SUMMARY....................................................  12
 Parties...................................................................  12
 Potential Advantages to the Common Unitholders............................  13
 Potential Disadvantages and Risks to the Common Unitholders...............  13
 Potential Advantages to the Common Stockholders...........................  14
 Potential Disadvantages and Risks to the Common Stockholders..............  14
 Recommendations of the Special Committee and Star Gas Board and Opinion of
  A.G. Edwards & Sons, Inc.................................................  15
 Recommendations of Petro Board and Opinion of Dain Rauscher Wessels.......  16
 The Transaction...........................................................  16
 The Merger and the Exchange...............................................  17
 Related Financing and Refinancing Transactions............................  17
 New General Partner.......................................................  18
 Amendment of the Partnership Agreement....................................  18
 Estimated Sources and Uses of Funds of the Equity Offering and Debt
  Offering.................................................................  20
 Outstanding Partnership Units.............................................  20
 Captialization............................................................  21
 Interests of Certain Persons in the Transaction; Conflicts of Interest....  22
 Cash Available for Distribution...........................................  23
 Description of the Partnership Units......................................  25
 Partnership Structure and Management Following the Transaction............  32
 Summary Selected Historical Financial and Operating Data of the
  Partnership..............................................................  35
 Summary Selected Historical Financial and Operating Data of Petro.........  37
 Selected Unaudited Pro Forma Condensed Consolidated Financial
  Information..............................................................  39

 Comparative Market Price Information.......................................  41
 Certain Federal Income Tax Considerations..................................  41
 Accounting Treatment.......................................................  44
 Dissenters' Rights.........................................................  44
 The Meetings...............................................................  44
 Votes Required; Record Date................................................  45
 Effective Time.............................................................  46
 Conditions to the Consummation of the Transaction..........................  46
 Regulatory Matters.........................................................  46
 Amendment and Termination of the Merger Agreement..........................  47
RISK FACTORS................................................................  48
 Risks to the Partnership's Common Unitholders..............................  48
 Tax Risks to Common Unitholders............................................  54
 Risks to Common Stockholders...............................................  55
 Tax Risks to Common Stockholders...........................................  62
INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION; CONFLICTS OF INTEREST......  66
 The Partnership............................................................  66
 Petro......................................................................  66
CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER
 OF THE PARTNERSHIP.........................................................  67
 Conflicts of Interest......................................................  67
 Fiduciary Duties of the General Partner....................................  70
PARTIES TO THE TRANSACTION..................................................  72
 The Partnership and the Operating Partnership..............................  72
 Petro......................................................................  73
THE UNITHOLDERS MEETING.....................................................  75
 Date, Time and Place.......................................................  75
 Purpose....................................................................  75
 Star Gas Record Date.......................................................  75
 Recommendations of the Special Committee and the Star Gas Board............  75
 Proxies and Revocability of Proxies........................................  75
 Cost of Solicitation of Proxies............................................  76
 Voting Rights; Vote Required...............................................  76
 Quorum; Adjournment........................................................  77
THE SPECIAL MEETING.........................................................  78
 Date, Time and Place.......................................................  78
 Purpose....................................................................  78
 Petro Record Date..........................................................  78

 Petro Board Recommendation.................................................  78
 Proxies and Revocability of Proxies........................................  78
 Cost of Solicitation of Proxies............................................  79
 Voting Rights; Vote Required...............................................  79
 Petro Preferred Stock......................................................  80
 Class B Shares.............................................................  80
 Quorum; Adjournment........................................................  80
THE TRANSACTION.............................................................  81
 Description of the Transaction.............................................  81
 Description of the Merger and the Exchange.................................  81
 Related Financing and Refinancing
  Transactions..............................................................  83
 Background of and Reasons for the
  Transaction...............................................................  85
 Reasons for the Transaction; Recommendation of the Special Committee.......  96
 Opinion of A.G. Edwards....................................................  98
 Reasons for the Transaction; Recommendation of the Petro Board............. 107
 Opinion of Dain Rauscher Wessels........................................... 109
 Certain Projections of Petro and the
  Partnership............................................................... 119
 Description of the Merger Agreement........................................ 125
 Restrictions on Resales by Affiliates...................................... 133
 Selling Unitholders........................................................ 133
 Plan of Distribution....................................................... 134
 Accounting Treatment....................................................... 135
 Regulatory Matters......................................................... 135
MANAGEMENT OF THE PARTNERSHIP AFTER THE TRANSACTION......................... 136
 General Partner............................................................ 136
 Board of Directors of Star Gas LLC......................................... 136
 Officers and Employees of the Operating Partnership and Petro.............. 137
 Reimbursement of Expenses of the General Partner........................... 137
BENEFICIAL OWNERSHIP OF PRINCIPAL UNITHOLDERS AND MANAGEMENT................ 138
AMENDMENTS TO THE PARTNERSHIP AGREEMENTS.................................... 139
 Introduction; Required Vote by Unitholders................................. 139
 Summary of Amendments to the
  Partnership Agreement..................................................... 139
 Summary of Amendments to the Operating Partnership Agreement............... 144
THE AMENDED AND RESTATED
 PARTNERSHIP AGREEMENT...................................................... 145
 Organization and Duration.................................................. 145

 Purpose................................................................... 145
 Power of Attorney......................................................... 145
 Restrictions on Authority of the General Partner with Respect to Extraor-
  dinary Transactions; Lack of Dissenters' Rights.......................... 146
 Withdrawal or Removal of the General
  Partner; Approval of Successor General Partner........................... 146
 Transfer of General Partner Interest...................................... 148
 Reimbursement for Services................................................ 148
 Status as Limited Partner or Assignee..................................... 148
 Non-citizen Assignees; Redemption......................................... 149
 Issuance of Additional Securities......................................... 149
 Limited Call Right........................................................ 150
 Amendment of Amended and Restated
  Partnership Agreement.................................................... 151
 Meetings; Voting.......................................................... 152
 Indemnification........................................................... 153
 Limited Liability......................................................... 154
 Books and Reports......................................................... 155
 Right to Inspect Partnership Books and
  Records.................................................................. 156
 Termination and Dissolution............................................... 156
 Liquidation and Distribution of Proceeds.................................. 156
 Registration Rights....................................................... 157
CASH DISTRIBUTION POLICY................................................... 158
 General................................................................... 158
 Quarterly Distributions of Available Cash................................. 159
 Distributions of Available Cash from
  Operating Surplus During the
  Subordination Period..................................................... 159
 Distributions of Available Cash from
  Operating Surplus After the
  Subordination Period..................................................... 161
 Incentive Distributions During the
  Subordination Period..................................................... 161
 Incentive Distributions After the
  Subordination Period..................................................... 162
 Distributions from Capital Surplus........................................ 163
 Limitation on Distributions on Subordinated Interests..................... 163
 Adjustment of Minimum Quarterly Distribution and Target Distribution Lev-
  els...................................................................... 165
 Issuance of Additional Senior Subordinated Units.......................... 165
 Distributions of Cash upon Liquidation
  During the Subordination Period.......................................... 167
 Distributions of Cash upon Liquidation
  After the Subordination Period........................................... 168

CASH AVAILABLE FOR DISTRIBUTION............................................. 170
DESCRIPTION OF THE UNITS.................................................... 171
 The Units.................................................................. 171
 Transfer Agent and Registrar............................................... 171
 Transfer of Units.......................................................... 172
COMPARISON OF SECURITIES.................................................... 174
 Taxation................................................................... 174
 Distributions and Dividends................................................ 174
 Voting Rights.............................................................. 175
 Rights to Call Meetings.................................................... 175
 Removal of Directors or the General Partner................................ 175
 Liquidation Rights......................................................... 176
 Conversion Rights.......................................................... 176
 Liability of Holders....................................................... 176
 Transferability and Listing................................................ 177
 Redemption................................................................. 177
 Appraisal Rights........................................................... 177
 Preemptive Rights.......................................................... 178
 Inspection of Books, Records and List of Holders........................... 178
COMPARATIVE SECURITY PRICE AND DISTRIBUTION INFORMATION..................... 179
 Partnership Securities..................................................... 179
 Petro Capital Stock........................................................ 180
 Comparative Per Share/Per Unit Information (Unaudited)..................... 181
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS................................... 182
 Tax Consequences of the Merger............................................. 182
 Tax Consequences of Unit Ownership......................................... 183
 Allocation of Partnership Income, Gain, Loss and Deduction................. 189
 Tax Treatment of Operations................................................ 190
 Disposition of Units....................................................... 193
 Uniformity of Units........................................................ 195
 Administrative Matters..................................................... 197
 State, Local and Other Tax Considerations.................................. 200

DISSENTERS' RIGHTS.......................................................... 202
LEGAL MATTERS............................................................... 206
EXPERTS..................................................................... 206
WHERE YOU CAN FIND MORE INFORMATION......................................... 206
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................. 207
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION............ 209
 Star Gas Partners, L.P. and Subsidiary--Pro Forma Condensed Consolidated
  Balance Sheet (Unaudited)................................................. 209
 Star Gas Partners, L.P. and Subsidiary--Pro Forma Condensed Consolidated
  Statement of Operations (Unaudited)--Year Ended September 30, 1997........ 210
 Star Gas Partners, L.P. and Subsidiary--Pro Forma Condensed Consolidated
  Statement of Operations (Unaudited)--Nine Months Ended June 30, 1998...... 211
GLOSSARY OF TERMS........................................................... 216
APPENDIX A--Application for Transfer of Units............................... A-1
Annexes
A Merger Agreement
B Exchange Agreement
C Amended and Restated Partnership Agreement
D Opinion of A.G. Edwards & Co. Inc.
E Opinion of Dain Rauscher Wessels
F Copy of Sections 302A.471 and 302A.473 of Minnesota Business Corporation
  Act
G Calculation of Pro Forma Available Cash from Operating Surplus

                             QUESTIONS AND ANSWERS

                QUESTIONS AND ANSWERS ABOUT THE ACQUISITION FOR
                      THE PARTNERSHIP'S COMMON UNITHOLDERS

Q: WHAT IS BEING PROPOSED? WHAT ARE THE REASONS FOR IT?

A: You are considering the acquisition by Star Gas Partners, L.P. (the
   "Partnership") of Petroleum Heat & Power Co., Inc. ("Petro"), in exchange for interests in the Partnership that are subordinated to the Common Units. We believe that Petro is the largest home heating oil distributor in the country. In addition, Petro has been the principal consolidator of that highly fragmented industry, having purchased over 180 retail home heating oil companies since 1979. Competition for acquisitions in the propane industry has intensified, decreasing the opportunities available, and increasing the prices paid, for propane companies. We believe Petro's strong position in the home heating oil industry will provide the Partnership with an additional source of attractive acquisition and expansion opportunities. In addition, the acquisition of Petro has been structured with the intent of providing an increase in the Partnership's cash flow. Based on this expectation, we are increasing the annualized Minimum Quarterly Distribution from $2.20 to $2.30 per Unit.

   In summary, we see this as an opportunity to acquire a company that is expected to significantly increase the Partnership's size and scope of operations, growth prospects and ability to increase its distributions to Unitholders.

Q: WHO IS PETRO?

A: . We believe Petro is the nation's largest retail distributor of home heating oil. It sells approximately 400 million gallons of home heating oil annually to approximately 340,000 customers through 24 branch locations located throughout the Northeast and Mid Atlantic regions of the United States, including the major metropolitan areas of Boston, Providence, New Haven, New York City, Long Island, Baltimore and Washington, D.C.

 .    A publicly-traded corporation whose Common Stock is listed on the Nasdaq
     National Market under the symbol "HEAT."

 .    The current owner of the Partnership's existing general partner, Star Gas, and the owner of all of the Partnership's outstanding Subordinated Units.

Q: WHAT ARE THE POTENTIAL BENEFITS TO THE COMMON UNITHOLDERS?

A: We believe that the Transaction will offer several potential benefits to Common Unitholders, including:

 .    The Minimum Quarterly Distribution to Unitholders will increase from $2.20 to $2.30 per Unit annually, subject to Available Cash to make such distribution.

 .    The Transaction has been structured with the intent of providing an increase in the Partnership's distributable cash flow per Unit. If this expectation is realized, it will provide greater protection of the Minimum Quarterly Distribution and improve the possibility of future distribution increases.

 .    The acquisition of Petro should improve the Partnership's growth prospects by providing the Partnership with an additional source of attractive acquisition and expansion opportunities.

 .    Petro Common Stockholders will be receiving subordinated units entitling them to receive distributions only after the Partnership's Common Unitholders receive their full Minimum Quarterly Distribution.

 .    The Subordination Period during which the Common Unit distribution is senior to the subordinated units has been extended 18 months to July 1, 2002.

 .    The Transaction will increase the Partnership's market capitalization and should provide greater Common Unit market liquidity, investment community awareness and the ability to attract securities analyst research coverage.

Q: WHAT ARE THE POTENTIAL DISADVANTAGES AND RISKS TO COMMON UNITHOLDERS?

A: The following are potential disadvantages and risks of the Transaction:

 .    The Partnership is acquiring an entity which, based on 1997 revenues, is several times its size. Therefore, the nature of the Partnership's business will be significantly changed.

 .    Petro has a history of operational and financial difficulties (including high leverage and recent substantial net losses).

 .    The success of the Transaction depends upon the Partnership's ability to

--     Continue to make acquisitions at attractive prices;

--     Continue to reduce Petro's customer attrition rate; and

--     Continue to improve Petro's profit margins on a per gallon basis.

 .    The Partnership is making a large investment in a business which, like the
     Partnership's propane operations, is negatively affected by warm weather during the winter months.

 .    The home heating oil business is not a growth business as a result of increased competition from alternative energy sources

 .    In the Transaction, the proportion of subordinated units to total Units will decline from 37.5% to 26.0%, and the support to Common Units will therefore be reduced.

 .    The number of Common Units will increase from approximately 3.9 million to
     10.3 million, representing potential significant dilution.

 .    The income of Petro, unlike the income from the Partnership's propane operations, will be subject to corporate tax prior to any distributions.

 .    The ratio of taxable income to cash distributions to be made to the existing Common Unitholders will increase over time at a greater rate than if the Transaction does not occur, and dividend income from Petro cannot be offset with past or future losses generated by the Partnership's propane operations.

Q: WHAT ARE THE CONFLICTS OF INTEREST IN STRUCTURING THE TRANSACTION?

A: Star Gas, the current general partner of the Partnership, is a wholly-owned subsidiary of Petro, and Petro owns all of the outstanding Subordinated Units of the Partnership. All but two of the directors of Star Gas are also directors or officers of Petro. As a result, Star Gas and Petro's representatives on the Star Gas Board have interests that are different from, and in conflict with, the interests of the Common Unitholders.

  The officers of Star Gas and members of the Star Gas Board, including the members of the Special Committee (discussed below), will be indemnified, to the extent permitted by law, for any and all actions taken in connection with the Transaction.

Q: WHAT IS THE SPECIAL COMMITTEE?

A: The special committee (the "Special Committee") consists of the two members of the Star Gas Board, who are neither officers, directors nor employees of Petro and who were originally elected to the Star Gas Board by Petro. They were appointed by the Star Gas Board as a Special Committee to negotiate the acquisition on behalf of the public Common Unitholders (the "Public Common Unitholders") of the Partnership, for which they will each receive additional compensation of $40,000.

Q: WHAT ARE THE PURPOSES OF THE UNITHOLDERS MEETING?

A: A Unitholders Meeting has been called to consider and vote upon several matters, including the Star Proposals (discussed below), which must be approved in order to consummate the acquisition of Petro. The affirmative vote of a majority of the Common Units outstanding (excluding the Common Units owned by Star Gas and its affiliates) on the Star Record Date is required to approve each of the Star Proposals. None of the Star Proposals will be effected unless all of them are approved.

Q: WHAT ARE THE STAR PROPOSALS?

A: There are three proposals that Public Common Unitholders are being asked to approve:

 .    The Acquisition Proposal. The acquisition consists of an exchange by certain stockholders of Petro who are considered to be affiliates of their Common Stock for subordinated units in the Partnership (the "Exchange") and a merger of a wholly-owned subsidiary of Star Gas into Petro (the "Merger"), in which the remaining Petro Common Stockholders will receive subordinated units in the Partnership;

 .    The Amendment Proposal. Certain amendments to the partnership agreement to facilitate the Transaction; and

 .    The General Partner Proposal. The election of Star Gas LLC as the successor general partner.

Q: WHAT ARE THE AMENDMENTS TO THE PARTNERSHIP AGREEMENT?

A: The material amendments set forth in the Amended and Restated Partnership
   Agreement attached hereto as Annex C are as follows:

 .    Increase the Minimum Quarterly Distribution from $0.55 to $0.575 per
     Unit;

 .    Extend the earliest date upon which the Subordination Period can expire from January 1, 2001 to July 1, 2002;

 .    Authorize the issuance of Senior Subordinated Units and Junior
     Subordinated Units;

 .    Redesignate the general partner interests as General Partner Units and subordinate the distribution rights of the General Partner Units to the Common Units and the Senior Subordinated Units;

 .    Limit the amount of distributions that the Partnership can make during the Subordination Period on the Senior Subordinated Units, Junior Subordinated Units and General Partner Units;

 .    Authorize the issuance of up to an additional 909,000 Senior Subordinated
     Units to the holders of the Senior Subordinated Units, Junior
     Subordinated Units and General Partner Units, but only if Petro satisfies certain financial goals;

 .    Reallocate the incentive distribution rights previously held by the
     General Partner among the Senior Subordinated Units, Junior Subordinated Units and General Partner Units;

 .    Eliminate the requirement that the General Partner maintain a fixed ownership interest in the Partnership and Operating Partnership;

 .    Eliminate the net worth requirement of the General Partner;

 .    Increase the $6 million basket in the definition of Operating Surplus proportionately with the number of Common Units issued in the Equity Offering;

 .    Authorize the issuance of Common Units in the Equity Offering and increase the number of additional Common Units that may be issued during the Subordination Period without a Unitholder vote from 1,300,000 to 2,500,000; and

 .    Provide the Senior Subordinated Units and Junior Subordinated Units
     (other than Units held by the General Partner and its affiliates) with a collective class vote on certain matters.

Q: WHY IS THERE A NEW GENERAL PARTNER, AND WHO IS IT?

A: As a result of the Transaction, Petro and its subsidiary, Star Gas (the current general partner), will become subsidiaries of the Partnership. The Partnership cannot have its own subsidiary serve as its general partner, so a new entity must be formed.

  The new general partner, Star Gas LLC, will be owned by certain affiliates of Petro. The Board of Directors of Star Gas LLC (the "Star Gas LLC Board") will be identical to the existing Star Gas Board as of the date of this Proxy Statement, except that, at her request, one of the current directors of Star Gas will withdraw as a director upon consummation of the Transaction as a result of additional duties associated with a new job. That director will be replaced by a director selected by the Star Gas LLC Board, and the new director will not be an officer or employee of Star Gas or any of its affiliates. The officers of Star Gas LLC will be certain of the current officers of Star Gas and Petro.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE ACQUISITION?

A: The Transaction will not be taxable to the Common Unitholders. The
   Partnership will receive an opinion of counsel to the effect that upon consummation of the acquisition, the Partnership will continue to be classified as a partnership for federal income tax purposes.

 .    The ratio of taxable income to cash distributions to be made to the existing Common Unitholders will increase over time at a greater rate than if the Transaction does not occur, and dividend income from Petro cannot be offset with past or future losses generated by the Partnership's propane operations. The acquisition will have different tax effects on different Common Unitholders, depending on when they purchased their Units.

Q: WHAT FINANCINGS WILL OCCUR IN CONNECTION WITH THE TRANSACTION?

A: The Partnership intends to raise approximately $140 million through a public offering (the "Equity Offering") of Common Units and approximately $120 million through a debt offering (the "Debt Offering"). The proceeds from such offerings will be used to redeem certain outstanding debt and preferred stock of Petro.

Q: WHAT ARE THE CONDITIONS PRECEDENT TO CLOSING THE TRANSACTION?

A: In order for the Transaction to occur, the following conditions, among others, must be met:

 .    The holders of a majority of Common Units (other than the Common Units owned by Star Gas and its affiliates) must approve the Star Proposals.

 .    The holders of a majority of the shares of Class A Common Stock (other than Class A Common Stock owned by the directors and executive officers of Petro and their affiliates) and Class C Common Stock, each voting separately as a class, must approve the Acquisition Proposal.

 .    Once the Star Proposals and the Acquisition Proposal are approved, the
     Equity Offering and Debt Offering must be completed.

 .    The Partnership and Petro must receive all necessary regulatory and third party approvals.

 .    The holders of no more than 10% of the outstanding shares of Common Stock shall have perfected their dissenters' rights.

 .    Petro must meet certain financial tests set forth in the Merger Agreement.

Q: WHEN IS THE TRANSACTION EXPECTED TO OCCUR?

A: The Partnership and Petro are working towards completing the Transaction as soon as possible. Subject to the conditions set forth above, the Partnership and Petro anticipate completing the Transaction in early 1999.

Q: WHAT IF THE TRANSACTION DOES NOT HAPPEN?

A: If the required votes to approve each of the Star Proposals and the Acquisition Proposal are not obtained or other conditions are not satisfied, the ownership structures of the Partnership and Petro will continue as they are on the date of this Proxy Statement. Petro will remain the parent of the current general partner, and the Partnership's Common Units will continue to be traded on the New York Stock Exchange under the symbol "SGU".

Q: WHAT DO I NEED TO DO RIGHT NOW?

A: Just return your signed proxy card in the enclosed return envelope as soon as possible in order for your Units to be represented at the meeting. Based on the recommendation of the Special Committee, the Star Gas Board unanimously recommends that Common Unitholders vote FOR the Star Proposals.

Q: WHEN IS THE UNITHOLDERS MEETING?

A: The meeting of the Common Unitholders will take place at      a.m., New York
   City time, on        , 1999, at          , New York, New York.

Q: DO I SEND IN MY UNIT CERTIFICATES?

A: No. Your Common Units will continue to be listed and traded on the New York
   Stock Exchange.

                        QUESTIONS AND ANSWERS ABOUT THE
                   TRANSACTION FOR PETRO COMMON STOCKHOLDERS


Q: WHAT IS BEING PROPOSED? WHAT ARE THE REASONS FOR IT?

A: You are considering the acquisition of Petro by the Partnership, as a result of which you (the "Public Common Stockholders") will receive Senior Subordinated Units of the Partnership that will be listed on the New York Stock Exchange in exchange for your shares of Common Stock. We believe Petro is the largest home heating oil distributor in the U.S. and the principal consolidator of that highly fragmented industry. However, Petro does not have the financial flexibility to fully capitalize upon the acquisition, operating and corporate branding opportunities resulting from this position. This Transaction will recapitalize Petro providing it with access to lower cost capital to better realize these growth opportunities.

Q: WHO IS THE PARTNERSHIP?

A:. We believe, the eighth largest retail propane distributor in the United
    States.

 .    A publicly traded master limited partnership ("MLP") whose Common Units are listed on the New York Stock Exchange under the symbol "SGU."

 .    A current subsidiary of Petro. The current general partner of the
     Partnership, Star Gas, is a wholly-owned subsidiary of Petro and owns all of the outstanding subordinated units of the Partnership.

Q: WHAT ARE THE POTENTIAL BENEFITS TO THE COMMON STOCKHOLDERS?

A:. This Transaction will provide Petro with the financial structure to implement its growth-through-acquisition strategy and invest in its operating and corporate branding opportunities.

  . We believe that as part of an MLP, Petro should receive an improved market valuation. Since MLP's are cash flow oriented and are valued primarily on a cash distribution basis, the MLP structure corresponds more closely with Petro's focus on cash flow. We also believe the Partnership will have greater investment community awareness as compared to Petro. As the only public home heating oil company, Petro has had limited securities analyst research coverage.

  . Although Petro has historically paid cash dividends to its Common
    Stockholders, these dividends have been suspended. The Partnership generally distributes to its partners the cash it generates from its operations. While there can be no assurance, this should give Common Stockholders an increased probability of a resumption of annual distributions.

  . You will receive Senior Subordinated Units that must receive their full
    Minimum Quarterly Distribution prior to any payments being made on the Junior Subordinated Units and the General Partner Units.

 .    The Senior Subordinated Units will be allocated certain incentive distribution rights previously held by the General Partner. To the extent that the Partnership generates cash above certain target distribution levels, the holders of Senior Subordinated Units may receive greater cash distributions than the Common Unitholders.

 .    If Petro meets certain financial goals within the five-year period after closing, the holders of Senior Subordinated Units, Junior Subordinated Units and General Partner Units will receive up to an additional 909,000 Senior Subordinated Units. This enables Common Stockholders to continue to participate in Petro's future performance.

Q: WHAT ARE THE POTENTIAL DISADVANTAGES AND RISKS?

A: The following are potential disadvantages and risks to the Common
   Stockholders in the Transaction:

 .    Unitholders in the Partnership have substantially different, and probably fewer, legal rights than Common Stockholders.

 .    There is no current trading market for the Senior Subordinated Units.
     Although the Senior Subordinated Units have been approved for listing on the New York Stock Exchange, there is no assurance that any active trading market will develop after the closing of the Transaction. It is expected that the Senior Subordinated Units will trade at a lower price than the Common Units.

 .    Distributions on the Senior Subordinated Units, Junior Subordinated Units
     and General Partner Units are not guaranteed and are subordinated to distributions on the Common Units. Further, distributions on the Senior Subordinated Units, Junior Subordinated Units and General Partner Units are generally limited to distributable cash generated after the closing of the Transaction. Therefore, there is significant uncertainty as to the amount and timing of such distributions.

 .    Star Gas LLC, the new general partner in the Partnership, may have a greater number of conflicts of interest than the directors of Petro.

 .    The Partnership's propane operations, like Petro's home heating oil business, are negatively affected by warm weather during the winter months.

 .    The Partnership may face difficulties in the future in making attractive acquisitions in the propane industry because of the highly competitive nature of such industry.

 .    Common Stockholders that are tax-exempt entities, regulated investment companies or foreign taxpayers may determine that holding an interest in the Partnership may be unattractive from a tax perspective. If certain of these investors sell their Senior Subordinated Units following the Transaction, the market price of the Senior Subordinated Units could fall substantially.

Q: WHAT ARE THE CONFLICTS IN STRUCTURING THE TRANSACTION?

A: Certain directors of Petro have interests in the Transaction that are different from, and in conflict with, the interests of the Public Common Stockholders, since such directors and their affiliates will receive consideration in the Transaction that is different from that of the Public Common Stockholders. These directors and their affiliates will be exchanging their Common Stock for Junior Subordinated Units and General Partner Units, while the Public Common Stockholders and certain other directors and other affiliates will be receiving
   Senior Subordinated Units.

  The Junior Subordinated Units and General Partners Units will not be entitled to distributions until the Senior Subordinated Units receive the Minimum Quarterly Distribution. The Senior Subordinated Units will be publicly traded and have been approved for listing on the New York Stock Exchange. The Junior Subordinated Units and General Partner Units have not been registered and will not be publicly traded.

  The affiliates exchanging their Common Stock for Junior Subordinated Units and General Partner Units will receive .15909 Junior Subordinated Units or General Partner Units for each share of Common Stock, whereas the remaining Common Stockholders will exchange their shares for Senior Subordinated Units at a ratio of .13064 Senior Subordinated Units for each share of Common Stock.

   The Transaction has been structured so that the Public Common Stockholders will realize a taxable gain or loss on the Transaction, whereas all affiliates of Petro will exchange their Common Stock without realizing such a taxable gain or loss. This structure was designed to minimize the tax effect of the Transaction on Petro. It was also based on the assumption that certain Petro affiliates have a low tax basis and would prefer not realizing a taxable gain on the Transaction, whereas Public Common Stockholders generally have a higher tax basis and would prefer realizing a tax loss.

   The officers and directors of Petro will be indemnified, to the extent permitted by law, for any and all actions taken in connection with the Transaction. The officers of Petro will continue to be employed as officers following the Transaction.

Q: WHAT IS THE PURPOSE OF THE SPECIAL MEETING?

A: The purpose of the Special Meeting is for the holders of each class of Common Stock to consider and vote upon the Acquisition Proposal. Each class of Common Stock is entitled to one vote per share for this purpose. The affirmative vote of a majority of all votes that could be cast by the holders of each class of shares of Common Stock, outstanding as of the Petro Record Date, each voting separately as a class, and the holders of a majority of shares of Class A Common Stock held by the Public Common Stockholders outstanding as of the Petro Record Date, is required to approve the Acquisition Proposal.

Q: WHAT ARE THE MERGER AND THE EXCHANGE?

A: The Merger and the Exchange are the methods by which the acquisition will be effected. The Merger is the aspect of the acquisition in which Petro becomes a subsidiary of the Partnership. In order to accomplish this, Petro will be merged with a subsidiary of the Partnership. Pursuant to the Merger, the Common Stockholders will receive .13064 Senior Subordinated Units for each outstanding share of Common Stock. Pursuant to the Exchange, affiliated Common Stockholders will contribute their shares of Common Stock to the Partnership in exchange for Senior

   Subordinated Units, Junior Subordinated Units and General Partner Units.

Q: WHICH PARTS OF THE TRANSACTION AM I CONSIDERING?

A: The Common Stockholders of Petro are only voting on the acquisition of Petro by the Partnership.

Q: WHAT WILL I RECEIVE FOR MY COMMON STOCK IN THE TRANSACTION?

A: For each of your shares of Common Stock, you will get .13064 Senior
   Subordinated Units of limited partner interest in the Partnership. You will receive a check in payment for any fractional units based on the market value of Senior Subordinated Units. For example, if you own 100 shares of Common Stock, you will receive 13 Senior Subordinated Units and a check for your fractional Unit. In addition, each Common Stockholder will receive: incentive distributions in excess of those made to the Common Unitholders if the Partnership generates cash above certain target distribution levels; and a pro rata distribution of up to an additional 909,000 Senior Subordinated Units, but only if Petro meets certain financial goals after the acquisition is consummated.

Q: WHEN CAN I EXPECT TO RECEIVE MY FIRST DISTRIBUTION AS A HOLDER OF SENIOR
   SUBORDINATED UNITS?

A: The earliest you could expect to receive your first distribution would be on or about August 15, 1999 for the period from the closing of the Transaction through June 30, 1999. Whether the Partnership will make distributions on the Senior Subordinated Units and the amount of such distributions with respect to any quarter is dependent on a number of factors including the following:

 .    results of operations of the Partnership;

  . the ability of the Partnership to satisfy certain restrictions on distributions in its debt instruments;

 .    the ability of the Partnership to satisfy certain restrictions on distributions on Senior Subordinated Units under the Amended and Restated Partnership Agreement; and

 .    whether the General Partner determines to distribute available cash to
     Senior Subordinated Unitholders or reserve such cash for other uses of the Partnership.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER?

A: The Merger will be a taxable transaction to Public Common Stockholders, to the extent of the difference, if any, between the value of the Senior Subordinated Units received and the federal income tax basis such holder has in the shares of Common Stock that are exchanged.

Q: WHAT FINANCINGS WILL OCCUR IN CONNECTION WITH THE TRANSACTION?

A: The Partnership intends to raise approximately $140 million through the Equity Offering and approximately $120 million through the Debt Offering. The proceeds from such offerings will be used to redeem certain outstanding debt and preferred stock of Petro.

Q: WHAT ARE THE CONDITIONS PRECEDENT TO CLOSING THE TRANSACTION?

A: In order for the Transaction to occur, the following conditions, among others, must be met:

 .    The holders of a majority of the shares of Class A Common Stock (other than Class A Common Stock owned by the
     directors and executive officers of Petro and their affiliates) and Class C Common Stock, each voting separately as a class, must approve the Acquisition Proposal.

 .    The holders of a majority of Common Units (other than the Common Units owned by Star Gas and its affiliates) must approve the Star Proposals.

 .    Once the Star Proposals and the Acquisition Proposal are approved, the
     Equity Offering and the Debt Offering must be completed.

 .    The Partnership and Petro must receive all necessary regulatory and third party approvals.

 .    The holders of no more than 10% of the outstanding shares of Common Stock shall have perfected their dissenters' rights.

 .    Petro will meet certain financial tests set forth in the Merger
     Agreement.

Q: WHEN IS THE TRANSACTION EXPECTED TO OCCUR?

A: The Partnership and Petro are working towards completing the Transaction as soon as possible. Subject to the conditions set forth above, the Partnership and Petro anticipate completing the Transaction in early 1999.

Q: WHAT IF THE TRANSACTION DOES NOT HAPPEN?

A: If the required votes to approve each of the Star Proposals and the Acquisition Proposal are not obtained or other conditions are not satisfied, the ownership structures of the Partnership and Petro will continue as they are on the date of this Proxy Statement. Petro will remain the parent of the current General Partner, and its Common Stock will continue to be traded under the symbol "HEAT."

Q: WHAT DO I NEED TO DO RIGHT NOW?

A: Just return your signed proxy card in the enclosed return envelope as soon as possible in order for your shares of Common Stock to be represented at the meeting. The Petro Board has approved the Transaction and unanimously recommends that Common Stockholders vote FOR the Acquisition Proposal.

Q: WHEN IS THE SPECIAL MEETING?

A: The Special Meeting of the Common Stockholders will take place at
   a.m., New York City time, on          , 1999, at        , New York, New
   York.

Q: DO I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the Transaction is approved, record holders of Common Stock will receive written instructions on how to deliver their Petro stock certificates in exchange for Senior Subordinated Units.

                            PROXY STATEMENT SUMMARY

  This summary highlights selected information from this document and does not contain all of the information that is important to you. To understand the Star Proposals and the Acquisition Proposal fully, and for a more complete description of the legal terms of the Star Proposals and the Acquisition Proposal, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" (page
206). We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary. Except as the context otherwise requires, references to or descriptions of operations of the Partnership include the operations of the Operating Partnership and any other subsidiary operating partnership or corporation, the Partnership's predecessor, Star Gas, and the propane operations of Petro. All such operations were acquired by the Partnership in December 1995. Common Unitholders and Common Stockholders should carefully read this Proxy Statement in its entirety. For ease of reference, a glossary (the "Glossary") of certain terms used in this Proxy Statement is included herein. Certain capitalized terms used in this summary are defined elsewhere in this Proxy Statement.

PARTIES (SEE PAGE 72)

  The Partnership and the Operating Partnership. The Partnership, through the Operating Partnership, is primarily a retail distributor of propane and related supplies and equipment to residential, commercial, industrial, agricultural and motor fuel customers. Propane is used primarily as fuel for space and water heating and cooking by the Partnership's residential and commercial customers, which customers constitute the largest portion of its customer base. The Partnership believes that it is the eighth largest retail propane distributor in the United States, serving approximately 166,000 customers from 74 branch locations in 13 states in the Midwest and Northeast with total sales of approximately $135 million for the fiscal year ended September 30, 1997. In addition to its retail business, the Partnership serves approximately 50 wholesale customers from its wholesale operation in southern Indiana.

  The executive offices of the Partnership are located at 2187 Atlantic Street, Stamford, Connecticut 06902. The Partnership's telephone number is (203) 328-7300.

  Petro. Petro is primarily a retail distributor of home heating oil in the Northeast and Mid-Atlantic states. Petro believes that it is the largest distributor of home heating oil in the United States. Petro serves approximately 340,000 customers from 24 branch locations in such states, with total sales of approximately $548.1 million for the fiscal year ended December 31, 1997. To a limited extent, Petro also markets other petroleum products, including diesel fuel and gasoline, to commercial customers. In addition to its heating oil business, Petro currently owns a 40.5% equity interest in the Partnership. Star Gas, a wholly-owned subsidiary of Petro, is the general partner of the Partnership and the Operating Partnership.

  Petro's executive offices are located at 2187 Atlantic Street, Stamford, Connecticut 06902. Petro's telephone number is (203) 325-5400.

POTENTIAL ADVANTAGES TO THE COMMON UNITHOLDERS (SEE PAGE 96)

  The following are the potential advantages of the Transaction to the Common
Unitholders:

 . The Minimum Quarterly Distribution to Unitholders will increase from $2.20 to $2.30 per Unit annually, subject to Available Cash to make such distribution.

 . The Transaction has been structured with the intent of providing an increase in the Partnership's distributable cash flow per Unit. If this expectation is realized, it will provide greater protection of the Minimum Quarterly Distribution and improves the possibility of future distribution increases.

 . The acquisition of Petro should improve the Partnership's growth prospects by providing the Partnership with an additional source of attractive acquisition and expansion opportunities.

 . Common Stockholders will be receiving subordinated units entitling them to receive distributions only after the Partnership's Common Unitholders receive their full Minimum Quarterly Distribution.

 . The Subordination Period during which the Common Unit distribution is senior to the subordinated units has been extended 18 months to July 1, 2002.

 . The Transaction will increase the Partnership's market capitalization and should provide greater Common Unit market liquidity, investment community awareness and the ability to attract securities analyst research coverage.

POTENTIAL DISADVANTAGES AND RISKS TO THE COMMON UNITHOLDERS (SEE PAGES 48 AND
97)

  The following are the potential disadvantages and risks of the Transaction to the Common Unitholders:

 . The Partnership is acquiring an entity which, based on 1997 revenues, is several times its size. Therefore, the nature of the Partnership's business will be significantly changed.

 . Petro has a history of operational and financial difficulties (including high leverage and recent substantial net losses).

 .   The success of the Transaction depends upon the Partnership's ability to

     --Continue to make acquisitions at attractive prices;

     --Continue to reduce Petro's customer attrition rate; and

     --Continue to improve Petro's profit margins on a per gallon basis.

 . The Partnership is making a large investment in a business which, like the Partnership's propane operations, is negatively affected by warm weather during the winter months.

 . The home heating oil business is not a growth business as a result of increased competition from alternative energy sources.

 . In the Transaction, the proportion of subordinated units to total Units will decline from 37.5% to 26%, and the support to Common Units will therefore be reduced.

 .   The number of Common Units will increase from approximately 3.9 million to
     10.3 million, representing potential significant dilution.

 .    The income of Petro, unlike the income from the Partnership's propane operations, will be subject to corporate tax prior to any distributions.

 .    The ratio of taxable income to cash distributions to be made to the existing Common Unitholders will increase over time at a greater rate than if the Transaction does not occur, and dividend income from Petro cannot be offset with past or future losses generated by the Partnership's propane operations.

POTENTIAL ADVANTAGES TO THE COMMON STOCKHOLDERS (SEE PAGE 107)

  The following are the potential advantages of the Transaction to the Common
Stockholders:

 .    This Transaction will provide Petro with the financial structure to implement its growth-through-acquisition strategy and invest in its operating and corporate branding opportunities.

  . We believe that as part of an MLP, Petro should receive an improved market valuation. Since MLP's are cash flow oriented and are valued primarily on a cash distribution basis, the MLP structure corresponds more closely with Petro's focus on cash flow. We also believe the Partnership will have greater investment community awareness as compared to Petro. As the only public home heating oil company, Petro has had limited securities analyst research coverage.

  . Although Petro has historically paid cash dividends to its Common
    Stockholders, these dividends have been suspended. The Partnership generally distributes to its partners the cash it generates from its operations. While there can be no assurance, this should give Common Stockholders an increased probability of a resumption of annual distributions.

  . You will receive Senior Subordinated Units that must receive their full
    Minimum Quarterly Distribution prior to any payments being made on the Junior Subordinated Units and the General Partner Units.

 .    The Senior Subordinated Units will be allocated certain incentive distribution rights previously held by the General Partner. To the extent that the Partnership generates cash above certain target distribution levels, the holders of Senior Subordinated Units may receive greater cash distributions than the Common Unitholders.

 .    If Petro meets certain financial goals within the five-year period after closing, the holders of Senior Subordinated Units Junior Subordinated Units and General Partner Units will receive up to additional 909,000 Senior Subordinated Units. This enables Common Stockholders to continue to participate in Petro's future performance.

POTENTIAL DISADVANTAGES AND RISKS TO THE COMMON STOCKHOLDERS (SEE PAGES 55 AND
108)

  The following are the potential disadvantages and risks of the Transaction to the Common Stockholders:

 .    Unitholders in the Partnership have substantially different, and probably fewer, legal rights than Common Stockholders.

 .    There is no current trading market for the Senior Subordinated Units.
     Although the Senior Subordinated Units have been approved for listing on the New York Stock Exchange, there is no assurance that any active trading market will develop after the closing of the Transaction. It is expected that the Senior Subordinated Units will trade at a lower price than the Common Units.

 .    Distributions on the Senior Subordinated Units, Junior Subordinated Units
     and General Partner Units are not guaranteed and are subordinated to distributions on the Common Units. Further, distributions on the Senior Subordinated Units, Junior Subordinated Units and General Partner Units are generally limited to distributable cash generated after the closing of the Transaction. Therefore, there is significant uncertainty as to the amount and timing of such distributions.

 .    Star Gas LLC, the new general partner in the Partnership, may have a greater number of conflicts of interest than the directors of Petro.

 .    The Partnership's propane operations, like Petro's home heating oil business, are negatively affected by warm weather during the winter months.

 .    The Partnership may face difficulties in the future in making attractive acquisitions in the propane industry because of the highly competitive nature of such industry.

 .    Common Stockholders that are tax-exempt entities, regulated investment companies or foreign taxpayers may determine that holding an interest in the Partnership may be unattractive from a tax perspective. If certain of these investors sell their Senior Subordinated Units following the Transaction, the market price of the Senior Subordinated Units could fall substantially.

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND STAR GAS BOARD AND OPINION OF A.G. EDWARDS & SONS, INC. (SEE PAGES 96 AND 98)

  All of the directors of Star Gas are also directors or officers of Petro, except for two directors who have no affiliation with Petro and who were originally elected to the Star Gas Board by Petro. Because the directors of Petro who are also directors of Star Gas may be considered to have a conflict of interest when considering this Transaction and because Petro owns all outstanding Subordinated Units of the Partnership, the two non-affiliated directors of Star Gas were appointed as a Special Committee to negotiate the Transaction on behalf of the Public Common Unitholders, for which they will each receive additional compensation of $40,000. The Special Committee was represented by independent legal counsel in such negotiations.

  A.G. Edwards & Sons, Inc. ("A.G. Edwards") has served as independent financial advisor to the Special Committee in connection with the Transaction and has rendered an opinion to the Special Committee (the "A.G. Edwards Opinion") that the Transaction is fair, from a financial point of view, to the Public Common Unitholders. See "The Transaction--Opinion of A.G. Edwards." The A.G. Edwards Opinion is attached as Annex D to this Proxy

Statement. Common Unitholders and Common Stockholders are urged to read such opinion in its entirety for descriptions of the procedures followed, matters considered and limitations on the reviews undertaken in connection therewith.

  After considering the advice of its independent legal counsel and financial advisor and based upon the A.G. Edwards Opinion, the Special Committee believes that the Transaction is in the best interests of the Public Common Unitholders and has recommended the Transaction to the Star Gas Board. Based on such recommendation, the Star Gas Board unanimously recommends that Common Unitholders vote FOR the Star Proposals. See "The Transaction--Background of and Reasons for the Transaction."

RECOMMENDATIONS OF PETRO BOARD AND OPINION OF DAIN RAUSCHER WESSELS (SEE PAGES 107 AND 109)

  Each of the members of the Petro Board has interests that conflict, or may be perceived to conflict, with the interests of the Public Common Stockholders. As a result, the Petro Board could not establish an independent committee. The Petro Board has determined that the Transaction is fair and in the best interests of the Common Stockholders and has, therefore, approved the Merger Agreement and the Exchange Agreement, and unanimously recommends that Common Stockholders vote FOR the Acquisition Proposal. See "The Transaction-- Background of and Reasons for the Transaction."

  Dain Rauscher Wessels, a division of Dain Rauscher Incorporated ("Dain Rauscher Wessels"), has rendered an opinion to the Petro Board (the "Dain Rauscher Wessels Opinion") that the consideration to be received in the Merger by the Public Common Stockholders is fair, from a financial point of view, to the Public Common Stockholders. See "The Transaction--Opinion of Dain Rauscher Wessels." The Dain Rauscher Wessels Opinion is attached as Annex E to this Proxy Statement. Common Unitholders and Common Stockholders are urged to read such opinion in its entirety for descriptions of the procedures followed, matters considered and limitations on the reviews undertaken in connection therewith. PaineWebber Incorporated has also acted as a financial advisor to Petro.

THE TRANSACTION (SEE PAGE 81)

  The Transaction can be viewed as having four principal parts.

The Merger and Exchange

 .    The acquisition of Petro by the Partnership which is accomplished through
     (i) a merger involving Petro and a wholly-owned subsidiary of the Partnership, and (ii) an exchange by affiliates of Petro of their Common Stock for Senior Subordinated Units, Junior Subordinated Units and General Partner Units, which together will result in Petro becoming a wholly-owned indirect subsidiary of the Partnership.

Related Financing and Refinancing Transactions

 .    Public debt and equity offerings by the Partnership and the redemption or restructuring of the public and private debt and preferred stock of Petro.

New General Partner

 .    The substitution of a new general partner for the existing general partner of the Partnership. The new general partner will be owned by certain affiliates of Petro.

Amendment of the Partnership Agreement

 .    Amendment of the Partnership Agreement as required by the Merger
     Agreement.

THE MERGER AND THE EXCHANGE

  The Merger Agreement is attached as Annex A to this Proxy Statement. We encourage you to read the Merger Agreement as it is the legal document that governs the Merger.

  Under the Merger Agreement, at the Effective Time of the Merger, Mergeco will be merged with and into Petro, with Petro surviving the Merger as a wholly-owned, indirect subsidiary of the Operating Partnership. As a result of the Merger, each outstanding share of Petro Common Stock (other than shares which have been exchanged pursuant to the Exchange Agreement or as to which dissenters' rights have been perfected) will be converted into .13064 Senior Subordinated Units; each outstanding share of junior preferred convertible stock of Petro (the "Junior Preferred Stock") will be converted into .13064 Common Units; and each outstanding share of Series C exchangeable preferred stock due 2009 of Petro (the "Public Preferred Stock") will be converted into the right to receive $23 in cash per share plus accrued and unpaid dividends.

  There are 11,228 shares of Class B common stock (the "Class B Shares") of Petro currently outstanding, representing less than .01% of the issued and outstanding shares of common stock of Petro, which will remain outstanding following the Effective Time.

  The Exchange Agreement is attached as Annex B to this Proxy Statement. We encourage you to read the Exchange Agreement as it is the legal document that governs the Exchange.

  The Exchange will occur immediately prior to the Merger and is comprised of the following elements.

  (a) Certain Common Stockholders, consisting of Irik P. Sevin, Audrey L. Sevin and an entity affiliated with Wolfgang Traber (the "LLC Owners"), will form Star Gas LLC, to which they will contribute a portion of their shares of Common Stock in exchange for all of the limited liability company interests in Star Gas LLC. Star Gas LLC will contribute such shares to the Partnership in exchange for General Partner Units. In addition, the LLC Owners will contribute their remaining shares of Common Stock to the Partnership in exchange for Junior Subordinated Units.

  (b) Certain other Common Stockholders who are considered to be affiliates of Petro will contribute shares of Common Stock to the Partnership in exchange for Senior Subordinated Units.

RELATED FINANCING AND REFINANCING TRANSACTIONS

  An integral element of the Transaction is the refinancing of Petro's outstanding debt and preferred stock that will substantially reduce Petro's ongoing borrowing costs. This refinancing will be accomplished through several related transactions, which will close substantially simultaneously with the closing of the Transaction.

  Key elements in the related financing are a public equity offering by the Partnership and a debt offering by Petro Holdings Inc. ("Petro

Holdings"). The Partnership will offer for sale to the public pursuant to the Equity Offering approximately 6.4 million Common Units, the net proceeds of which are estimated to be $132.1 million. Petro Holdings, a wholly-owned indirect subsidiary of the Partnership and the direct parent of Petro following the Transaction, will sell to the public approximately $120.0 million of Notes ("Petro Holdings Senior Subordinated Debt") pursuant to the Debt Offering, the net proceeds of which are estimated to be $115.4 million. It is expected that the Partnership will guarantee the Petro Holdings Senior Subordinated Debt.

  The net proceeds of the Equity Offering and the Debt Offering will be used to redeem Petro's outstanding public debt and preferred stock and to pay for the expenses of the Transaction.

NEW GENERAL PARTNER

  Since Star Gas is a wholly-owned subsidiary of Petro and will be acquired in the Transaction by the Partnership, it will no longer be able to serve as general partner of the Partnership. The new general partner of the Partnership will be Star Gas LLC, which will be owned by the LLC Owners. Star Gas LLC's business activities will be limited to those related to being a general partner of the Partnership. Star Gas LLC is not expected to have a significant net worth except for its interest in the Partnership. The directors of Star Gas LLC will be identical to the existing Star Gas Board as of the date of this Proxy Statement, except that, at her request, one of the current directors of Star Gas will withdraw as a director upon consummation of the Transaction as a result of additional duties associated with a new job. That director will be replaced by a director selected by the Star Gas LLC Board, and the new director will not be an officer or employee of Star Gas or any of its affiliates. The officers of Star Gas LLC will be certain of the current officers of Star Gas and Petro.

AMENDMENT OF THE PARTNERSHIP AGREEMENT

  In order to consummate the Transaction, certain amendments must be made to the Partnership Agreement and Operating Partnership Agreement. If approved, the Amendment Proposal will, among other matters:

 .    Increase the Minimum Quarterly Distribution from $0.55 to $0.575 per Unit;

 .    Extend the earliest date upon which the Subordination Period can expire from January 1, 2001 to July 1, 2002;

 .    Authorize the issuance of Senior Subordinated Units and Junior
     Subordinated Units;

 .    Redesignate the general partner interests as General Partner Units and subordinate the distribution rights of the General Partner Units to the Common Units and the Senior Subordinated Units;

 .    Limit the amount of distributions that the Partnership can make during the
     Subordination Period on the Senior Subordinated Units, Junior Subordinated Units and General Partner Units;

 .    Authorize the issuance of up to an additional 909,000 Senior Subordinated
     Units to the holders of the Senior Subordinated Units, Junior Subordinated Units and General Partner Units, but only if Petro satisfies certain financial goals;

 .    Reallocate the incentive distribution rights previously held by the
     General Partner among the Senior Subordinated Units, Junior Subordinated Units and General Partner Units;

 .    Eliminate the requirement that the General Partner maintain a fixed ownership interest in the Partnership and Operating Partnership;

 .    Eliminate the net worth requirement of the General Partner;

 .    Increase the $6 million basket in the definition of Operating Surplus proportionately with the number of Common Units issued in the Equity Offering;

 .    Authorize the issuance of Common Units in the Equity Offering and increase the number of additional Common Units that may be issued during the Subordination Period without a Unitholder vote from 1,300,000 to 2,500,000; and

 .    Provide the Senior Subordinated Units and the Junior Subordinated Units
     (other than the Units held by the General Partner and its affiliates) with a collective class vote on certain matters. See "Amendments to the Partnership Agreements--Summary of Amendments to the Partnership Agreement" and "The Amended and Restated Partnership Agreement."

ESTIMATED SOURCES AND USES OF FUNDS OF THE EQUITY OFFERING AND DEBT OFFERING

  As a result of the Transaction, the sources and uses of funds are currently anticipated to be as follows:

                                                                  (In thousands)

SOURCES
  Equity Offering, net(/1/)........................................... $132,100
  Debt Offering, net(/1/).............................................  115,400
                                                                       --------
                                                                       $247,500
                                                                       ========
USES
  Redeem Petro 10 1/8% Notes.......................................... $ 50,000
  Redeem Petro 9 3/8% Debentures......................................   75,000
  Redeem Petro 12 1/4% Debentures(/2/)................................   84,094
  Redeem Petro Public Preferred Stock.................................   27,600
  Repurchase Petro 1989 Preferred Stock...............................    4,167
  Transaction Fees and Expenses.......................................    6,639
                                                                       --------
                                                                       $247,500
                                                                       ========

--------
(1) Assumes the sale of 6.4 million Common Units at $22.00 per Common Unit. Net of underwriting discounts and commissions.
(2) Includes prepayment premium of $2,844.

  Such estimated sources and uses may change, depending on market conditions, the Partnership's and Petro's operations and other factors.

OUTSTANDING PARTNERSHIP UNITS

  The following table sets forth the approximate number of Units outstanding before and after completion of the Transaction:

                                      BEFORE TRANSACTION    AFTER TRANSACTION
                                     -------------------- ---------------------
                                      NUMBER   PERCENTAGE   NUMBER   PERCENTAGE
                                     --------- ---------- ---------- ----------
COMMON UNITS
  Existing Common Units............. 3,858,999    60.5%    3,858,999    27.7%
  Issued to Petro Junior Preferred
   Stockholders.....................        --      --       102,773     0.7%
  Issued in Equity Offering(/1/)....        --      --     6,363,636    45.6%
                                     ---------    ----    ----------   -----
    Subtotal........................ 3,858,999    60.5%   10,325,408    74.0%
SUBORDINATED UNITS
  Existing Subordinated Units....... 2,396,078    37.5%           --      --
  Senior Subordinated Units.........        --      --     2,767,058    19.8%
  Junior Subordinated Units.........        --      --       577,205     4.2%
                                     ---------    ----    ----------   -----
    Subtotal........................ 2,396,078    37.5%    3,344,263    24.0%
GENERAL PARTNER
 INTERESTS/UNITS(/2/)...............   127,655     2.0%      278,973     2.0%
                                     ---------    ----    ----------   -----
    Total........................... 6,382,732     100%   13,948,644   100.0%
                                     =========    ====    ==========   =====

--------
(1) Estimated based on an assumed offering price of $22.00 per Unit. The exact number of Common Units to be issued in the Equity Offering will be based on the public offering price of Common Units at the time of sale.
(2) Stated in equivalent units before the Transaction and includes the General Partner's interest in the Operating Partnership.

CAPITALIZATION

  The following table sets forth (i) the historical capitalization of the Partnership as of June 30, 1998, (ii) as adjusted to give pro forma effect to the acquisition of Petro and (iii) as further adjusted to give pro forma effect to the closing of the Equity Offering and the Debt Offering and the application by the Partnership of the net proceeds therefrom as described in "Proxy Statement Summary--Sources and Uses of Funds." The table should be read in conjunction with the historical and pro forma financial statements and notes thereto included elsewhere in this Proxy Statement.

                                                       JUNE 30, 1998
                                            -------------------------------------
                                             ACTUAL  AS ADJUSTED(A)  PRO FORMA(A)
                                            -------- --------------  ------------
                                                     (IN THOUSANDS)
Cash....................................... $  1,551    $ 23,507       $ 20,932
                                            ========    ========       ========
Debt:
 Star Gas First Mortgage Notes............. $ 96,000    $ 96,000       $ 96,000
 Petro Holdings Senior Subordinated Debt...      --          --         120,000
 Petro Public Debt(b)......................      --      209,094            --
 Petro Private Debt(c).....................      --       81,779         81,779
 Star Gas Acquisition Facility.............      --        5,000          5,000
                                            --------    --------       --------
    Total Long-Term debt...................   96,000     391,873        302,779
                                            --------    --------       --------
Redeemable Preferred Stock:
 Public Preferred Stock....................      --       27,600            --
 Private Preferred Stock...................      --        4,167            --
Partners' capital:
 Common Unitholders........................   63,683      66,574        198,674
 Subordinated Unitholders..................    2,056         --             --
 Senior Subordinated Unitholders...........      --       20,153         20,153
 Junior Subordinated Unitholders...........      --        3,429          3,429
 General Partner...........................      281       1,666          1,666
                                            --------    --------       --------
    Total partners' capital................   66,020      91,822        223,922
                                            --------    --------       --------
    Total capitalization................... $162,020    $515,462       $526,701
                                            ========    ========       ========

--------
(a) See the Unaudited Pro Forma Condensed Consolidated Financial Information of Star Gas Partners, L.P., included elsewhere in this Proxy Statement, for a discussion of the pro forma adjustments.

(b) The Petro Public Debt consists of $50.0 million of 10 1/8% Subordinated Notes originally due 2003, $75.0 million of 9 3/8% Subordinated Debentures originally due 2006 and approximately $84.1 million of 12 1/4% Subordinated Debentures originally due 2005.

(c) The Petro Private Debt consists of approximately $63.1 million of 9% Senior Notes with a final maturity of 2002, approximately $4.3 million of 10.25% Subordinated and Senior Notes with a final maturity in 2001 and approximately $14.3 million of Notes payable in connection with the purchase of fuel oil dealers maturing at various dates through 2004.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION; CONFLICTS OF INTEREST (SEE PAGE 66)

The Partnership

  Star Gas, the current General Partner of the Partnership, is a wholly-owned subsidiary of Petro, and Petro owns all the outstanding Subordinated Units of the Partnership. All of the directors of Star Gas are also directors or officers of Petro, except the members of the Special Committee. As a result, the members of the Star Gas Board who are also members of the Petro Board have conflicting fiduciary duties to the Common Unitholders, Petro and the Common Stockholders. Therefore, certain members of the Star Gas Board have interests that are different from, and in conflict with, the interests of the Public Common Unitholders.

  The officers and directors of Star Gas will be indemnified, to the extent permitted by law, for any and all actions taken in connection with the Transaction and are also covered by customary directors' and officers' liability insurance. Each member of the Star Gas Board will be a member of the Star Gas LLC Board following the Transaction except that, at her request, one of the current directors of Star Gas will withdraw as a director upon consummation of the Transaction as a result of additional duties associated with a new job. That director will be replaced by a director selected by the Star Gas LLC Board, and the new director will not be an officer or employee of Star Gas LLC or any of its affiliates. The current officers of Star Gas will be employed as officers of the Operating Partnership following the Transaction.

Petro

  Certain directors of Petro have interests in the Transaction that are different from, and in conflict with, the interests of the Public Common Stockholders, since such directors and their affiliates are receiving consideration in the Transaction that is different from that of the Public Common Stockholders. These directors and their affiliates will be exchanging their Common Stock for Junior Subordinated Units and General Partner Units, while the Public Common Stockholders and certain other directors and other affiliates will be receiving Senior Subordinated Units.

  The Junior Subordinated Units and General Partners Units will not be entitled to distributions until the Senior Subordinated Units receive the Minimum Quarterly Distribution. The Senior Subordinated Units will be publicly traded and have been approved for listing on the New York Stock Exchange. The Junior Subordinated Units and General Partner Units have not been registered and will not be publicly traded.

  The affiliates exchanging their Common Stock for Junior Subordinated Units and General Partner Units will receive .15909 Junior Subordinated Units or General Partner Units for each share of Common Stock, whereas the remaining Common Stockholders will exchange their shares for Senior Subordinated Units at a ratio of .13064 Senior Subordinated Units for each share of Common Stock.

  The Transaction has been structured so that the Public Common Stockholders will realize a taxable gain or loss on the Transaction, whereas all affiliates of Petro will exchange their Common Stock without realizing such a taxable gain or loss. This structure was designed to minimize the tax effect of the Transaction on Petro. It was also based on the assumption that certain Petro affiliates have a low tax basis and would prefer not realizing a taxable gain on the Transaction, whereas Public Common Stockholders generally have a higher tax basis and would prefer realizing a tax loss.

  Irik P. Sevin is both the Chairman of the Board and Chief Executive Officer of Petro and the Chairman of the Board of Star Gas; Audrey L. Sevin is the Secretary and a director of both Petro and Star Gas; and Messrs. Paul Biddelman, Thomas J. Edelman and Wolfgang Traber are directors of both Petro and Star Gas. Messrs. Sevin, Biddelman, Edelman, Cohen and Traber and Mrs. Sevin are beneficial owners of Class A Common Stock and Class C Common Stock. As a result, the members of the Petro Board who are also members of the Star Gas Board have conflicting fiduciary duties to the Public Common Stockholders and the Public Common Unitholders. Therefore, certain members of the Petro Board have interests that are different from, and in conflict with, the interests of the Public Common Stockholders.

  The officers and directors of Petro will be indemnified, to the extent permitted by law, for any and all actions taken in connection with the Transaction. The current officers of Petro will continue to be employed as officers following the Transaction.

CASH AVAILABLE FOR DISTRIBUTION (SEE PAGE 170)

  The Partnership believes that it will generate sufficient Available Cash from Operating Surplus for the first full four-quarter period following the Effective Time to cover the full Minimum Quarterly Distribution for such four-quarter period on all then outstanding Units. The Partnership's belief is based on a number of assumptions, including the assumptions that normal weather conditions will prevail in the Partnership's and Petro's operating areas, that the Partnership's and Petro's operating margins will remain constant and that market and overall economic conditions will not change substantially. Although the Partnership believes its assumptions are within a range of reasonableness, most of the assumptions are not within the control of the Partnership and cannot be predicted with any degree of certainty. For example, in any particular year or even series of years, weather may deviate substantially from normal. Therefore, certain of the Partnership's assumptions may prove to be inaccurate. As a result, the Operating Surplus of the Partnership could deviate materially from that currently expected. See "Risk Factors."

  The amount of Available Cash constituting Operating Surplus needed to pay the Minimum Quarterly Distribution for four quarters on the Common Units, Senior Subordinated Units, Junior Subordinated Units and General Partner Units to be outstanding immediately after the Effective Time (assuming no exercise of the underwriters' overallotment option in the Equity Offering) is approximately $32.1 million ($23.7 million for the Common Units, $6.4 million for the Senior Subordinated Units, $1.3 million for the Junior Subordinated Units and $0.6 million for the General Partner Units). After giving pro forma effect to the Transaction, the amount of pro forma Available Cash constituting Operating Surplus generated during the twelve months ended September 30, 1997 would have been approximately $28.3 million, which excludes non-recurring restructuring, corporate identity and pension curtailment expenses of approximately $7.6 million. The pro forma results for such period also do not reflect certain cost savings that Petro implemented in fiscal 1998. See "--Selected Unaudited Pro Forma Condensed Consolidated Financial Information."

  The Partnership is required to establish reserves for the future payment of principal and interest on certain of the Partnership's indebtedness. There are other provisions in such agreements that will, under certain circumstances, restrict the Partnership's ability to make distributions to its Unitholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Description of Indebtedness" in the Partnership's Annual Report Form 10-K for the fiscal year ended September 30, 1997 and in the Partnership's Quarterly Report on form 10-Q for the quarter ended June 30, 1998, which are incorporated by reference herein. The Petro Holdings Senior Subordinated Debt is expected to have provisions that will, under certain circumstances, similarly restrict the Partnership's ability to make distributions to its Unitholders.

  Cash distributions with respect to the quarter ended March 31, 1999 will be paid to the Common Unitholders on or about May 15, 1999. No distributions will be paid on such date to the Senior Subordinated Units, Junior Subordinated Units and General Partner Units. The aggregate amount of distributions that may be paid on the Senior Subordinated Units, Junior Subordinated Units and General Partner Units with respect to the quarters ending June 30, 1999 (which, if made, would include a pro rata distribution for the period from the Effective Time through March 31, 1999) and September 30, 1999 will depend on whether the combined results of the Partnership and Petro exceed certain financial benchmarks. Beginning with the distribution for the quarter ending on December 31, 1999, the aggregate distributions to be paid on the Senior Subordinated Units, Junior Subordinated Units and General Partner Units will be limited to the total Operating Surplus generated by the Partnership since October 1, 1999.

DESCRIPTION OF THE PARTNERSHIP UNITS (SEE PAGES 139, 145, 158 AND 171)

(The following summary gives effect to the adoption of the Amendment Proposal)

Distributions of Available
Cash..........................  The Partnership distributes all of its Available
                                Cash approximately 45 days after each March 31, June 30, September 30 and December 31, to Unitholders of record on the applicable record date. "Available Cash" for any quarter will consist generally of all cash on hand at the end of such quarter, as adjusted for reserves. The definition of Available Cash is set forth in the Glossary. Available Cash will first be distributed to Common Unitholders, then to Senior Subordinated Unitholders, and then pro rata to Junior Subordinated Unitholders and General Partner Unitholders, until the Minimum Quarterly Distribution has been paid. After the Minimum Quarterly Distribution has been paid, Available Cash will generally be distributed pro rata to all Unitholders, except that if Available Cash exceeds certain Target Distribution Levels above the Minimum Quarterly Distribution, the Senior Subordinated Units, Junior Subordinated Units and General Partner Units will receive, in the aggregate, a percentage of such excess distributions that will increase to up to approximately 49.0% of distributions in excess of the highest Target Distribution Level. While the General Partner has broad discretion in making cash disbursements and establishing reserves, the amended and restated partnership agreement of the Partnership (the "Amended and Restated Partnership Agreement") provides that, beginning with the distribution for the quarter ending on December 31, 1999, the aggregate distributions to be paid on the Senior Subordinated Units, Junior Subordinated Units and General Partner Units, will be limited to the total Operating Surplus generated by the Partnership since October 1, 1999. The aggregate amount of distributions that may be paid on the Senior Subordinated Units, Junior Subordinated Units and General Partner Units during the quarter ending June 30, 1999 and September 30, 1999 will depend on whether the combined results of the Partnership and Petro exceed certain financial benchmarks.

Distributions to
Unitholders...................  The Partnership intends, to the extent there is sufficient Available Cash from Operating
                                Surplus, to distribute to each holder of Units at least the Minimum Quarterly Distribution of $0.575 per Unit ($2.30 per Unit on an annualized basis). With respect to each quarter during the

                                Subordination Period (which will generally not end earlier than July 1, 2002) the Common Units will have the right to receive the Minimum Quarterly Distribution, plus any arrearages thereon, before any distribution is made on the Senior Subordinated Units, the Junior Subordinated Units and the General Partner Units; and the Senior Subordinated Units will have the right to receive the Minimum Quarterly Distribution before any distribution is made on the Junior Subordinated Units and the General Partner Units. Common Units issued in the Equity Offering that are held of record on the record date for a distribution will be entitled to receive the full distribution declared on such record date, regardless of how many days such Common Units have been outstanding. The first distribution permitted to be paid to the holders of the Senior Subordinated Units issued in the Transaction will be paid with respect to the quarter ending June 30, 1999 and will be paid on or about August 15, 1999 to holders of record on or about July 31, 1999. Such distribution, if paid, will include a pro rata distribution for the period between the Effective Time and March 31, 1999. See "Cash Distribution Policy--Adjustment of Minimum Quarterly Distribution and Target Distribution Levels." Senior Subordinated Units, Junior Subordinated Units and General Partner Units will not accrue distribution arrearages. Upon the expiration of the Subordination Period, Common Units will no longer accrue distribution arrearages. See "Cash Distribution Policy."

Subordination Period..........  The Subordination Period will generally end the first day of any quarter beginning on or after July 1, 2002 provided that certain financial tests have been satisfied. Generally, such financial tests will be satisfied when (i) distributions of Available Cash from Operating Surplus on all outstanding Units equaled or exceeded the sum of the Minimum Quarterly Distribution on all outstanding Units with respect to each of the three non-overlapping four-quarter periods immediately preceding such date; (ii) the Adjusted Operating Surplus generated during each of the three immediately preceding non-overlapping four-quarter periods equaled or exceeded the sum of the Minimum Quarterly Distribution on all Units that were outstanding during such periods on a fully diluted basis; and (iii) there are no arrearages in payment of the Minimum Quarterly Distribution on the Common Units. Upon expiration of the Subordination Period, all Senior Subordinated Units and

                                Junior Subordinated Units will convert into Class B Common Units on a one-for-one basis and each Common Unit will be redesignated as a Class A Common Unit. The principal differences between the Class A Common Units and Class B Common Units are that the Class B Common Units will have the right to receive incentive distributions and the right to receive additional Senior Subordinated Units but only if certain financial goals are met. In addition, if the General Partner is removed as the general partner of the Partnership other than for Cause (with certain exceptions), the Subordination Period will end.

Incentive Distributions.......  If quarterly distributions of Available
                                Cash from Operating Surplus exceed the
                                Target Distribution Levels, the General
                                Partner Units, Senior Subordinated Units and Junior Subordinated Units will receive up to 49% of distributions of Available Cash in excess of such Target Distribution Levels. The Class B Common Units into which the Senior Subordinated Units and Junior Subordinated Units convert at the end of the Subordination Period will include the same rights to receive Incentive Distributions as the Senior Subordinated Units and Junior Subordinated Units.

  The following table illustrates the percentage of Available Cash from Operating Surplus distributed as the Minimum Quarterly Distribution pro rata to all Unitholders ("Base Distributions") and the percentage of Available Cash distributed to the holders of Senior Subordinated Units, Junior Subordinated Units and General Partner Units as incentive distributions ("Incentive Distributions") at the Target Distribution Levels. The percentages set forth in the table below are the percentage interests of the Unitholders in Available Cash from Operating Surplus distributed up to and including the corresponding amount in the column "Quarterly Distribution Amount Per Common Unit" until Available Cash distributed reaches the next Target Distribution Level, if any.

                                                                      PERCENTAGE OF AVAILABLE CASH
                                                                        DISTRIBUTED AS INCENTIVE
                                                                     DISTRIBUTIONS TO THE SPECIFIED
                                      PERCENTAGE OF  PERCENTAGE OF             UNIT CLASS
                          QUARTERLY   AVAILABLE CASH AVAILABLE CASH ---------------------------------
                         DISTRIBUTION DISTRIBUTED AS DISTRIBUTED AS    SENIOR       JUNIOR    GENERAL
                          AMOUNT PER       BASE        INCENTIVE    SUBORDINATED SUBORDINATED PARTNER
                         COMMON UNIT  DISTRIBUTIONS  DISTRIBUTIONS     UNITS        UNITS      UNITS
                         ------------ -------------- -------------- ------------ ------------ -------
Minimum Quarterly
 Distribution...........    $0.575        100.0%            --            --          --         --
First Target
 Distribution...........     0.604        100.0%            --            --          --         --
Second Target
 Distribution...........     0.711         86.7%          13.3%         10.2%        2.1%       1.0%
Third Target
 Distribution...........     0.926         76.5%          23.5%         18.0%        3.7%       1.8%
Thereafter..............        --         51.0%          49.0%         37.4%        7.8%       3.8%

  The percentage allocation of Incentive Distributions among Senior Subordinated Units, Junior Subordinated Units and General Partner Units, will change in the future if there are additional non pro rata issuances of such Units.

  The following table illustrates the distribution of Available Cash per Unit among the Common Units, Senior Subordinated Units, Junior Subordinated Units and General Partner Units at the Target Distribution Levels. The calculations are based on the assumption that the quarterly distribution amounts shown do not include any Cumulative Common Unit Arrearages.

                                            QUARTERLY DISTRIBUTION AMOUNT
                                       ----------------------------------------
                                                 SENIOR       JUNIOR    GENERAL
                                       COMMON SUBORDINATED SUBORDINATED PARTNER
                                        UNIT      UNIT         UNIT      UNIT
                                       ------ ------------ ------------ -------
Minimum Quarterly Distribution........ $0.575    $0.575       $0.575    $0.575
First Target Distribution.............  0.604     0.604        0.604     0.604
Second Target Distribution............  0.711     0.774        0.774     0.774
Third Target Distribution.............  0.926     1.243        1.243     1.243

Adjustment of Minimum
 Quarterly Distribution and
 Target Distribution Levels...
                                The Minimum Quarterly Distribution and the
                                Target Distribution Levels are subject to downward adjustments in the event that Unitholders receive distributions of Available Cash from Capital Surplus (which generally includes cash from transactions such as borrowings (other than working capital borrowings), refinancings, sales of securities or sales or other dispositions of assets constituting a return of capital under the Amended and Restated Partnership Agreement, as distinguished from cash from Partnership operations, or in the event legislation is enacted or existing law is modified or interpreted in a manner that causes the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal, state or local income tax purposes. If the Unitholders receive a full return of capital as a result of distributions of Available Cash from Capital Surplus, the Incentive Distributions payable on the Senior Subordinated Units, Junior Subordinated Units and General Partner Units will increase to 49% of all amounts distributed thereafter. See "Cash Distribution Policy--Distributions from
                                Capital Surplus" and "--Adjustment of
                                Minimum Quarterly Distribution and Target
                                Distribution Levels."

Additional Senior
 Subordinated Units...........
                                The Amended and Restated Partnership
                                Agreement provides that up to an additional
                                909,000 Senior Subordinated Units will be issued pro rata to holders of Senior Subordinated Units, Junior Subordinated Units and General Partner Units, but only if Petro meets certain financial goals during the five-year period following closing of the Transaction (the "Closing"). See "Cash Distribution Policy."

Partnership's Ability to
 Issue Additional Units.......
                                The Amended and Restated Partnership
                                Agreement authorizes the General Partner to cause the Partnership to issue an unlimited number of additional Units of limited partner interests for such consideration and on such terms as shall be established by the General Partner, in its sole discretion without the approval of the Unitholders. However, prior to the end of the Subordination Period, the Partnership may not issue equity securities ranking senior to the Common Units or more than 2,500,000 additional Common Units (excluding (a) Common Units issued in the Equity Offering, (b) Class B Common Units issued upon conversion of Senior Subordinated Units and Junior Subordinated Units as described herein and (c) Common Units issued in connection with certain acquisitions or to repay certain indebtedness), without the approval of at least a majority of the outstanding Common Units, excluding Common Units owned by the General Partner and its affiliates. See "Risk Factors--The Partnership May Issue Additional Units--Diluting Existing
                                Unitholders Interests" and "The Amended and
                                Restated Partnership Agreement--Issuance of
                                Additional Securities."

Limited Call Right............  If at any time not more than 20% of the outstanding limited partner interests of any class are held by persons other than the General Partner and its affiliates, the General Partner may purchase all of the remaining limited partner interests of such class at specified prices. If at any time the Partnership acquires in a twelve-month period more than 66 2/3% of the total Class B Common Units, the Partnership may purchase all of the remaining limited partner interests of such class at specified prices. See

                                "The Amended and Restated Partnership
                                Agreement--Limited Call Right."

Limited Voting Rights.........  Unitholders have only limited voting rights on matters affecting the Partnership's
                                business. See "The Amended and Restated
                                Partnership Agreement--Meetings; Voting."

Removal and Withdrawal of the
 General Partner..............
                                Subject to certain conditions, the General
                                Partner may be removed upon the approval of the holders of at least 66 2/3% of the outstanding Units, excluding those Units held by the General Partner and its affiliates. A meeting of Unitholders may be called only by the General Partner or by the holders of 20% or more of the outstanding Units. The General Partner has agreed not to voluntarily withdraw as general partner of the Partnership and the Operating Partnership prior to December 31, 2005, subject to limited exceptions, without obtaining the approval of a Unit Majority and furnishing an Opinion of Counsel. See "The Amended and Restated Partnership Agreement--Withdrawal or
                                Removal of the General Partner; Approval of
                                Successor General Partner" and "--Meetings;
                                Voting."

Transfer Restrictions.........  All recipients of Senior Subordinated Units and Common Units issued in connection with the Transaction and purchasers of Senior Subordinated Units and Common Units in the open market who wish to become limited partners must deliver an executed Transfer Application (which may be obtained from the Transfer Agent) before the transfer of such Units will be registered and before cash distributions and federal income tax allocations will be made to the transferee. See "Description of the Units--Transfer of Units" and "Comparison of Securities."

Liquidation Preference........  In the event of any liquidation of the
                                Partnership during the Subordination
                                Period, the outstanding Common Units will be entitled to receive a distribution out of the net assets of the Partnership, generally in preference to liquidating distributions on the Senior Subordinated Units, the Junior Subordinated Units and General Partner Units, and the outstanding Senior Subordinated Units will be entitled to receive a distribution out of the remaining net assets of the Partnership, generally in preference to liquidating distributions on the Junior Subordinated Units and General Partner Units. Following conversion of the Senior Subordinated Units and the Junior Subordinated Units into Class B Common Units, all Units will generally be (to the extent of the first $22.00 distributed per Unit, subject to adjustment) treated the same upon liquidation of the Partnership. See "Cash Distribution Policy."

Comparison of Securities......  The rights of a holder of Senior
                                Subordinated Units differ substantially
                                from the rights of a Common Stockholder.
                                For a summary of these differences, see
                                "Comparison of Securities."

Listing.......................  The Common Units and the Senior
                                Subordinated Units to be issued in the
                                Transaction have been approved for listing, subject to official notice of issuance, on the NYSE.

NYSE Trading Symbols
  Common Units................  "SGU"
  Senior Subordinated Units...

PARTNERSHIP STRUCTURE AND MANAGEMENT FOLLOWING THE TRANSACTION (SEE PAGE 136)

  Following the Transaction, the Partnership's activities will be conducted through the Operating Partnership and its corporate subsidiaries, Petro and Stellar Propane Corp. ("Stellar"). Star Gas currently serves as general partner of the Partnership and of the Operating Partnership.

  At the Effective Time, the general partner of the Partnership and the Operating Partnership will be Star Gas LLC. All of the membership interests in Star Gas LLC are owned by the LLC Owners. The officers of Star Gas LLC will be certain of the current officers of Star Gas and Petro.

  At the Effective Time, the officers and employees of Star Gas will become officers and employees of the Operating Partnership. In addition, at the Effective Time, the officers and employees of Petro will continue to be officers and employees of Petro.

  The General Partner does not receive any management fee or other compensation in connection with its management of the Partnership, but the General Partner is reimbursed at cost for all direct and indirect expenses incurred on behalf of the Partnership. The General Partner is also reimbursed for all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with the operation of the Partnership's business.

  Conflicts of interest have arisen and could arise between the General Partner and its affiliates, on the one hand, and the Partnership or any partner thereof, on the other. Star Gas has an audit committee (the "Audit Committee") consisting of the two members of the Star Gas Board who are not officers of the General Partner and are available at the General Partner's discretion to review matters involving conflicts of interest. Star Gas LLC will establish an audit committee to review matters involving conflicts of interest. See "Conflicts of Interest and Fiduciary Responsibility."

  The first chart below illustrates the organization and ownership of the Partnership, the Operating Partnership and its subsidiary and Star Gas prior to the Transaction. The second chart illustrates the organization and ownership of the Partnership, the Operating Partnership and its subsidiaries and Star Gas LLC immediately following the Transaction (without giving any effect to the issuance of the any additional Senior Subordinated Units). The percentages reflected in the following chart represent the approximate ownership interests in each of the Partnership and the Operating Partnership, individually, and not on an aggregate basis.

                [Chart displaying immediately prior to closing flow chart]

        [Chart displaying immediately following transaction flow chart]

SUMMARY SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF THE PARTNERSHIP

  The following table sets forth for the periods and dates indicated, selected historical financial and operating data of the Partnership. The following selected historical financial data of the Partnership are derived from the consolidated financial statements of the Partnership and should be read in conjunction with "Selected Historical and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Partnership and accompanying notes in the Partnership's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q incorporated herein by reference. See "Incorporation of Certain Documents By Reference." The historical financial data for the nine months ended June 30, 1997 and 1998 and the historical other data are unaudited. The results of operations for the nine months ended June 30, 1997 and 1998 contain all adjustments that are of a normal and recurring nature necessary to present fairly the financial condition and results of operation for such periods. These historical results are not necessarily indicative of the results of operations to be expected in the future.

                                                               NINE MONTHS ENDED
                                 YEAR ENDED SEPTEMBER 30,          JUNE 30,
                                ------------------------------ -----------------
                                  1995    1996(A)       1997     1997     1998
                                --------  --------    -------- -------- --------
                                  (IN THOUSANDS, EXCEPT FOR PER UNIT DATA)
STATEMENT OF OPERATIONS DATA
  Sales.......................  $104,550  $119,634    $135,159 $117,396 $ 95,971
  Gross profit................    54,890    61,077      62,948   53,818   52,245
  Depreciation and amortiza-
   tion.......................    10,073     9,808      10,405    7,869    8,644
  Operating income............     2,555     9,802       9,003   12,382   10,688
  Interest expense, net.......     8,549     7,124       6,966    5,290    5,834
  Net income (loss)...........    (6,169)    2,593       2,012    7,074    4,835
  Net income per Unit(b)......        --  $   0.11(c) $   0.37 $   1.32 $   0.79
  Cash distribution declared
   per Unit...................        --  $   1.17(c) $   2.20 $   1.65 $   1.65
BALANCE SHEET DATA (END OF PE-
 RIOD)
  Current assets..............  $ 14,266  $ 17,842    $ 14,165 $ 18,632 $ 15,408
  Total assets................   155,393   156,913     147,469  153,767  173,265
  Long-term debt..............     1,389    85,000      85,000   85,000   96,000
  Due to Petro................    86,002        --          --       --       --
  Predecessor's
   equity/Partners' capital...    44,305    61,398      51,578   59,598   66,020
OTHER DATA
  EBITDA(d)...................  $ 13,541  $ 19,870    $ 19,703 $ 20,380 $ 19,545
  Retail propane gallons
   sold.......................    89,133    96,294      94,893   80,845   84,780
  Total capital
   expenditures(e)............  $  7,988  $  5,332    $  5,279 $  4,454 $  3,825

--------
(a) Reflects the results of operations of the predecessor of the Partnership for the period October 1, 1995 through December 20, 1995 and the results of the Partnership from December 20, 1995 through September 30, 1996. Operating results for the year ended September 30, 1996 were combined to facilitate an analysis of the fundamental operating data. For the actual results of the Partnership from December 20, 1995 through September 30, 1996, see Item 14, page F-4 of the Partnership's 1997 Form 10-K, which is incorporated by reference herein.

(b) Net income per Unit is computed by dividing the limited partners' interest in net income by the limited partners' weighted average number of Units outstanding.
(c) Represents net income per Unit and cash distributions paid per Unit for the period December 20, 1995 through September 30, 1996.
(d) "EBITDA" is defined as operating income plus depreciation, amortization and other non-cash charges, less net gain (loss) on sale of businesses and equipment. EBITDA should not be considered an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution. For a discussion of the cash flows provided by (used in) the Partnership's operating, investing and financing activities, see the statements of cash flows in the consolidated financial statements of the Partnership incorporated by reference in this Proxy Statement.
(e) The net maintenance capital expenditures for the fiscal years ended September 30, 1996 and 1997 were $2.3 and $3.1 million, respectively.

SUMMARY SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF PETRO

  The following table sets forth for the periods and dates indicated, selected historical financial and operating data of Petro. The following selected historical financial data of Petro are derived from the consolidated financial statements of Petro and should be read in conjunction with "Selected Historical and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Petro and accompanying notes in Petro's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q enclosed herewith. From December 8, 1994 to December 19, 1995 the operations, assets and liabilities of the Partnership were included in the consolidated financial statements of Petro. Since the Partnership's initial public offering in December 1995 it has been accounted for under the equity method of accounting in Petro's financial statements. The historical financial data for the six months ended June 30, 1997 and 1998 and the historical other data are unaudited. The results of operations for the six-month periods ended June 30, 1997 and 1998 contain all adjustments that are of a normal and recurring nature necessary to present fairly the financial condition and results of operations for such periods. These historical results are not necessarily indicative of the results to be expected in the future.

                                                                 SIX MONTHS
                                 YEAR ENDED DECEMBER 31,       ENDED JUNE 30,
                                ----------------------------  -----------------
                                  1995      1996      1997      1997     1998
                                --------  --------  --------  -------- --------
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
  Net sales.................... $609,507  $608,161  $548,141  $336,067 $249,366
  Gross profit.................  221,682   180,773   168,393   108,004   92,046
  Operating expenses...........  164,929   138,703   132,383    67,802   57,668
  Restructuring, corporate
   identity and pension
   curtailment.................       --     4,366     7,640     3,410      687
  Depreciation, amortization
   and other non-cash
   costs(a)....................   40,450    30,818    30,311    15,069   14,671
  Operating income (loss)......   16,303     6,886    (1,941)   21,723   19,020
  Interest expense-net.........   38,792    32,412    31,668    16,026   15,272
  Other income (expense)-net...      218     1,842    11,445        38      116
  Share of income (loss) of
   Star Gas....................      728     2,283      (235)      549      465
  Income (loss) before extraor-
   dinary item.................  (22,043)  (21,901)  (22,899)    5,934    4,004
  Net income (loss)............ $(23,479) $(28,315) $(22,899) $  5,934 $  4,004
BASIC AND DILUTED EARNINGS
 (LOSSES) PER COMMON SHARE(B)
  Class A and Class C Common
   Stock....................... $  (1.06) $  (1.20) $  (1.06) $   0.16 $   0.06
CASH DIVIDENDS DECLARED PER
 COMMON SHARE(B)
  Class A and Class C Common
   Stock....................... $   0.60  $   0.60  $   0.30  $   0.15       --
WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING
  Basic(b)
  Class A Common Stock.........   22,711    22,983    23,441    23,238   23,958
  Class C Common Stock.........    2,598     2,598     2,598     2,598    2,598
  Diluted(b)
  Class A Common Stock.........                                 23,260   24,153
  Class C Common Stock.........                                  2,598    2,598

                                                                        SIX MONTHS
                            YEAR ENDED DECEMBER 31,                   ENDED JUNE 30,
                         ------------------------------------       ----------------------
                           1995         1996          1997            1997         1998
                         ---------    ---------     ---------       ---------    ---------
                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA (END
 OF PERIOD)
  Cash.................. $  78,285    $   3,257     $   2,390       $  28,172    $  33,223
  Working capital.......    65,408       18,093        12,436          54,179       23,139
  Total assets..........   357,241      275,025       247,846         259,761      229,120
  Long-term debt........   294,429      291,337       288,957         288,956      284,587
  Redeemable preferred
   stock (long-term
   portion).............    12,500        8,333        32,489          38,333       32,687
  Stockholders'
   deficiency...........  (100,903)    (145,733)     (177,033)       (145,848)    (175,066)
OTHER DATA
  EBITDA(c)............. $  56,753(d) $  37,704 (e) $  28,370(e)(f) $  36,792(e) $  33,691(e)(g)
  Heating oil and
   propane gallons......   503,610(d)   456,141       410,291         254,289      203,299(g)

--------
(a) Other non-cash costs include provision for supplemental benefits.
(b) For the years ended December 31, 1995, 1996 and 1997 there were 15, 12 and 11 shares of Class B Common Stock outstanding respectively. For the six months ended June 30, 1997 and 1998 there were 11 shares of Class B Common Stock outstanding for both periods. For all periods presented, Class B shares did not receive an allocation of earnings or dividends.
(c) "EBITDA" is defined as operating income before depreciation, amortization, non-cash charges relating to the grant of stock options to Petro executives, non-cash charges associated with deferred compensation plans and other non-cash charges of a similar nature, if any. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or availability to service debt obligations), but provides additional information for evaluating Petro's financial performance.
(d) The year ended December 31, 1995 includes $15.2 million of EBITDA and 84.4 million gallons related to the Partnership. Petro's 1995 results include the operations of the Partnership on a consolidated basis through December 19, 1995. Subsequent to that date, Petro accounted for the Partnership on the equity basis.
(e) In 1996, Petro undertook a significant operating restructuring and corporate identity program to improve its efficiency and ultimately reduce operating costs. For the years ended December 31, 1996 and 1997 and for the six months ended June 30, 1997 and 1998, Petro recorded expenditures for these programs of $4.4 million, $7.6 million, $3.4 million and $0.7 million, respectively.
(f) The decline in EBITDA for the year ended December 31, 1997, as compared to the year ended December 31, 1996 was largely due to warm weather experienced in 1997.
(g) For the six months ended June 30, 1998, home heating oil volume declined by 20.1% versus the six months ended June 30, 1997 primarily due to the abnormally warm temperatures associated with the weather phenomenon generally referred to as "El Nino." While volume declined 20.1%, EBITDA declined only 14.5% due to a reduction in operating costs largely attributable to the effects of the restructuring and cost reduction programs.

SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

  The following table sets forth unaudited pro forma condensed consolidated income statement data and per Unit data for the Partnership and Petro for the twelve month period ended September 30, 1997 and the nine month period ended June 30, 1998 as if the Transaction had been consummated at the beginning of each period presented. Additionally, the balance sheet data below is based on the consolidated unaudited June 30, 1998 balance sheets of the Partnership and Petro. The pro forma amounts included below are based on the purchase method of accounting, a preliminary determination and allocation of the total purchase price and the assumptions described under "Unaudited Pro Forma Condensed Consolidated Financial Statements." The information below is based on and should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements of the Partnership and Petro and accompanying notes of the Partnership and Petro included in the documents described under "Incorporation of Certain Documents By Reference" and the unaudited pro forma consolidated financial statements of the Partnership and Petro and accompanying discussion and notes set forth under "Unaudited Pro Forma Condensed Consolidated Financial Statements." The unaudited pro forma consolidated amounts below are not necessarily indicative of the financial condition or the results of operations of the Partnership and Petro, on a consolidated basis, that would have actually occurred had the Transaction been consummated at October 1, 1996. The unaudited pro forma amounts are also not necessarily indicative of the future financial condition or future results of operations of the Partnership after giving effect to the Transaction.

                             TWELVE MONTHS ENDED      NINE MONTHS ENDED
                              SEPTEMBER 30, 1997        JUNE 30, 1998
                            ----------------------    -------------------
                            (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
STATEMENT OF OPERATIONS
 DATA
  Sales....................         $702,338              $510,550
  Gross profit.............          239,960               199,013
  Depreciation,
   amortization and other
   non-cash costs(a).......           37,012                27,771
  Operating income.........           26,214                51,669
  Interest expense, net....           26,009                19,229
  Net income (loss)........         $   (320)             $ 31,946
  Net income per Unit(b)...         $  (0.02)             $   2.29
OTHER DATA
  EBITDA(c)................         $ 60,251              $ 71,662
                                                        JUNE 30, 1998
                                                        -------------
BALANCE SHEET DATA
  Current assets...........                               $100,906
  Total assets.............                                659,449
  Long-term debt...........                                302,779
  Total partners' capital..                                223,922

--------
(a) Other non-cash costs include provision for supplemental benefits.
(b) Net income per Unit is computed by dividing the limited partners' interest in net income by the limited partners' weighted average number of Units outstanding.
(c) "EBITDA" is defined as operating income plus depreciation, amortization, restructuring charges, corporate identity expenses, pension curtailment expense and other non-cash charges (including the impairment of long-lived assets) less net gain (loss) on sale of businesses and equipment. EBITDA should not be considered an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution. For a discussion of the cash flows provided by (used in) the Partnership's operating, investing and financing activities, see the statements of cash flows in the consolidated financial statements of the Partnership incorporated by reference in this Proxy Statement.

  In analyzing the historical results of the Partnership and the pro forma information as provided in the table above, the following matters should be considered. First, the results for the fiscal 1997 pro forma exclude cost savings associated with Petro's restructuring program implemented during 1998. This restructuring program includes reductions in both corporate and field personnel, the consolidation of employee benefits plan and the rationalization of branch facilities. Second, while depreciation and amortization expenses reduce net income, as a non-cash expense, these expenses do not impact distributable cash flow. Third, while the propane and home heating oil businesses are both seasonable businesses, the home heating oil business generates a greater proportion of its profits in the heating season from October 1 through March 31 as compared to the propane business. Conversely, the heating oil business experiences greater losses during the period from April 1 through September 30.

COMPARATIVE MARKET PRICE INFORMATION (SEE PAGE 179)

  The Common Units are listed on the New York Stock Exchange under the symbol "SGU." The shares of Class A Common Stock are listed on the Nasdaq National Market under the symbol "HEAT." On August 13, 1998, the last full trading day prior to the public announcement of the proposed Transaction, the closing sales price of the Common Units was $21.063 on the New York Stock Exchange and the closing sales price of the shares of Class A Common Stock was $1.875 on the Nasdaq National Market. On October 21, 1998, the Common Units closed at $20 and the shares of Class A Common Stock closed at $1.00. See "Comparative Security Price and Distribution Information."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS (SEE PAGE 182)

  Tax Consequences of the Merger. The Merger will be a taxable transaction to the holders of Petro Common Stock, generally, resulting in gain or loss to each such holder in an amount equal to the difference between the value of the Senior Subordinated Units received by such holder and the federal income tax basis such holder has in the shares of Common Stock exchanged for such Units. Gain or loss will be capital gain or loss if the stock is held by the stockholder as a capital asset and will be long-term gain or loss if such stock has been held for more than one year. Long-term capital gains will be taxed at a maximum rate of 20%. Capital losses can be deducted against capital gains and thereafter can only be deducted against ordinary income to the extent of $3,000 per year for individuals with any unused capital loss being carried forward indefinitely. Net capital gain of foreign holders of Petro Common Stock will generally not be subject to United States federal income tax.

  The Merger will result in gain to Petro. Petro expects that its net operating losses will generally shelter such gain and that, as a consequence, Petro will incur only minimal federal tax as a consequence of the Transaction. The amount and use of Petro's net operating losses, and therefore, the ability to shelter Petro's gains could be subject to challenge by the Internal Revenue Service (the "IRS"). It is not anticipated by Petro that it or its corporate affiliates (the "Corporate Group") will pay significant federal income tax during the several years immediately following the Transaction; however, over time it is expected that more federal income tax will be paid by the Corporate Group. The Corporate Group's ability to reduce income for federal income tax purposes following the Transaction is dependent on the companies' depreciation deductions and interest deductions with respect to certain debt, all of which is subject to challenge by the IRS.

  See "Risk Factors" and "Certain Federal Income Tax Considerations."

  Partnership Status. In the opinion of counsel, based on certain assumptions and representations, the Partnership has been and will continue to be classified for federal income tax purposes as a partnership, and the beneficial owners of Senior Subordinated Units will be considered partners of the Partnership. Accordingly, the Partnership itself (not including the Corporate Group, who will pay federal income taxes) will pay no federal income taxes, and a Senior Subordinated Unitholder will be required to report in his federal income tax return his share of the Partnership's income, gains, losses and deductions without regard to the amount of cash distributed to him. In general, cash distributions to a Senior Subordinated Unitholder will be taxable only if, and to the extent that, they exceed such Unitholder's tax basis in his Senior Subordinated Units.

  Partnership Allocations and Distributions. In general, annual income and loss of the Partnership will be allocated to the General Partner and the Unitholders for each taxable year in accordance with their respective percentage interests in the Partnership. Such income or loss will be determined annually and prorated on a monthly basis and subsequently apportioned among the General Partner and the Unitholders of record as of the opening of the first business day of the month to which they relate, even though Unitholders may dispose of their Units during the month in question. A Unitholder will be required to take into account, in determining his federal income tax liability, his share of income generated by the Partnership for each taxable year of the Partnership ending with or within the taxable year of the Unitholder, even if cash distributions are not made to him. As a consequence, a Unitholder's share of taxable income of the Partnership (and possibly the income tax payable by him with respect to such income) may exceed the cash, if any, actually distributed to such Unitholder. See "--Ratio of Taxable Income to Distributions." Although it is not expected by Petro that the Corporate Group will pay significant federal income tax for several years, it is possible that the Corporate Group may generate earnings and profits during that time such that distributions from the Corporate Group to the Partnership may result in taxable dividend income to the Partnership and, thus, to the Unitholders. Such dividend income cannot be offset by past or future losses generated by the Partnership's propane activities.To the extent distributions are not taxable, they decrease a Unitholder's basis. As a result, upon the sale of a Unit, the Unitholder could incur tax.

  Ratio of Taxable Income to Distributions. The Partnership estimates that a Common Stockholder who receives Senior Subordinated Units in the Transaction and holds such Senior Subordinated Units from the Effective Time through December 31, 2001, will be allocated, on a cumulative basis, an amount of federal taxable income for such period that will be less than 15% of the cash distributed with respect to that period. The Partnership further estimates that for taxable years beginning after December 31, 1998, the taxable income allocable to such Unitholders will constitute a significantly higher percentage of cash distributed to them. The foregoing estimates are based upon the assumption that gross income from operations will approximate the amount required to make the Minimum Quarterly Distribution with respect to all Units and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond the control of the Partnership. Further, the estimates are based on current tax law and certain tax reporting positions that the Partnership has followed and intends to follow and with which the IRS could disagree. Accordingly, no assurance can be given that the estimates will prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any such differences could be material and could materially affect the value of the Senior Subordinated Units.

  The Transaction will result in an increase in taxable income allocated to the existing Common Unitholders as a percentage of cash expected to be distributed. However, the Transaction will have different tax effects on different Common Unitholders, depending on when they purchased their Units.

  See "Certain Federal Income Tax Considerations--Tax Consequences of Unit Ownership--Ratio of Taxable Income to Distributions."

  Basis of Senior Subordinated Units. A Unitholder's initial tax basis for a Senior Subordinated Unit will be the fair market value of the Unit at the Effective Time. A Unitholder's basis is generally increased by his share of Partnership income and decreased by his share of Partnership losses and distributions.

  Limitations on Deductibility of Partnership Losses. In the case of taxpayers subject to the passive loss limitations of the passive loss rules (generally, individuals and closely held corporations), Partnership losses, if any, will only be available to offset future passive income generated by the Partnership and cannot be used to offset income from other activities, including passive activities or investments and any dividend or interest income generated by the Partnership (such as dividends from the Corporate Group). Any losses unused by virtue of the passive loss rules may be deducted against any income when the Unitholder disposes of all of his Units in a fully taxable transaction with an unrelated party.

  Section 754 Election. The Partnership has made the election provided for by
Section 754 of the Code, which will generally permit a Unitholder to calculate income and deductions by reference to the portion of his purchase price attributable to each asset of the Partnership. The Partnership will provide these calculations to Unitholders.

  Disposition of Senior Subordinated Units. A Unitholder who sells Senior Subordinated Units will recognize gain or loss equal to the difference between the amount realized and his adjusted basis in such Senior Subordinated Units. Thus, distributions of cash from the Partnership to a Unitholder in excess of the income allocated to him will, in effect, become taxable income if he sells his Units at a price greater than his adjusted tax basis even if the price is less than his original cost. A portion of the amount realized (whether or not representing gain) may be ordinary income.

  Other Tax Considerations. In addition to federal income taxes, Unitholders will likely be subject to other taxes, such as state and local income taxes, unincorporated business taxes and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which a Unitholder resides or in which the Partnership does business or owns property. A Unitholder will likely be required to file state income tax returns and to pay taxes in various states and may be subject to penalties for failure to comply with such requirements. The General Partner anticipates that substantially all of the Partnership's income will be generated in the following states: Connecticut, Indiana, Kentucky, Maine, Massachusetts, Michigan, New Hampshire, New Jersey, New York, Ohio, Pennsylvania, Rhode Island, Texas and West Virginia. Of these states, only Texas does not currently impose a personal income tax. New Hampshire's personal income tax applies only to interest and dividend income. Some of these states may require the Partnership to withhold a percentage of income from amounts to be distributed to a Unitholder who is not a resident of such state. The amount of withholding, which may be more or less than a particular Unitholder's income tax liability owed to the state, may not relieve the nonresident Unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to Unitholders for purposes of determining the amounts distributed by the Partnership. Based on current law and its estimate of future operations, the Partnership anticipates that any amounts required to be withheld will not be material.

  It is the responsibility of each prospective Unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in the Partnership. Accordingly, each prospective Unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each Unitholder to file all federal, state and local tax returns that may be required of such Unitholder. Counsel has not rendered an opinion on the state and local tax consequences of ownership or sale of Units.

ACCOUNTING TREATMENT (SEE PAGE 135)

  The Transaction will be treated as a purchase for accounting purposes. See "Unaudited Pro Forma Condensed Consolidated Financial Information."

DISSENTERS' RIGHTS (SEE PAGE 202)

 The Partnership

  The Common Unitholders do not have dissenters' rights.

 Petro

  Under Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (the "MBCA"), set forth in full as Annex F to this Proxy Statement, Common Stockholders (other than those who have agreed to vote for the Acquisition Proposal or who have granted irrevocable proxies to Petro to vote for the Acquisition Proposal at the Special Meeting) have the right to dissent, and obtain payment of the "fair value" of their shares, in the event of certain corporate actions such as the Merger.

  Common Stockholders who wish to exercise dissenters' rights must comply fully with the requirements of Sections 302A.471 and 302A.473 of the MBCA. Accordingly, Common Stockholders wishing to dissent are urged to read carefully "Dissenters' Rights" in this Proxy Statement and Annex F hereto, and to consult their own legal advisors.

  Among other things, Section 302A-473 requires that a Common Stockholder wishing to exercise dissenters' rights must:

  (1) file with Petro, before the vote on the Transaction at the Special Meeting, a written notice of intent to demand payment of fair value for such holder's Common Stock (a "Dissent Notice"), and

  (2) not vote in favor of the Acquisition Proposal.

  If the Acquisition Proposal is approved at the Special Meeting, Common Stockholders wishing to dissent from the Merger must comply fully thereafter with a series of additional requirements under Section 302A.473 of the MBCA.

  FAILURE TO FOLLOW THE PROCEDURES SET FORTH IN ANNEX F MAY RESULT IN A TERMINATION OR LOSS OF DISSENTERS' RIGHTS UNDER SECTIONS 302A.471 AND 302A.473 OF THE MBCA.

THE MEETINGS (SEE PAGES 75 AND 78)

  The Partnership. The Unitholders Meeting will be held at       a.m., New York
City time, on            , 1999 at                    , New York, New York. The
purpose of the Unitholders Meeting is to consider and vote upon the Star Proposals. See "The Unitholders Meeting."

  Petro. The Special Meeting will be held at       a.m., New York City time, on
        ,

1999 at                      , New York, New York. The purpose of the Special
Meeting is to consider and vote upon the Acquisition Proposal. See "The Special Meeting."

VOTES REQUIRED; RECORD DATE (SEE PAGES 75 AND 78)

  The Partnership. Only Common Unitholders of record at the close of business
on          , 1999 will be entitled to vote at the Unitholders Meeting. The affirmative vote of the holders of a Unit Majority as of the Star Gas Record Date is required to approve each of the Acquisition Proposal, the Amendment Proposal and the General Partner Proposal. A Unit Majority currently means a majority of the holders of the Common Units outstanding on the Record Date, other than Common Units owned by Star Gas and its affiliates. See "The Unitholders Meeting--Voting Rights; Vote Required." As of the Record Date,
there were 3,858,999 Common Units outstanding held by        holders of record,
of which 60,727 Common Units, or 1.6% of the outstanding Common Units, were beneficially owned by Star Gas and its affiliates (including Petro and executive officers and directors of Star Gas and Petro and their affiliates).

  Petro. Only holders of record of Petro Common Stock at the close of business
on      , 1999 will be entitled to vote at the Special Meeting. The affirmative vote of the holders of a majority of all shares of each class of Common Stock outstanding as of the Petro Record Date, voting separately as a class, is required for approval of the Acquisition Proposal. In addition, the approval of the holders of a majority of the shares of Class A Common Stock outstanding as of the Petro Record Date (other than shares held by the directors and executive officers of Petro and their affiliates) is required to approve the Acquisition Proposal.

  As of the Petro Record Date, there were issued and outstanding 23,964,962 shares of Class A Common Stock held by record holders; and 2,597,519 shares of
Class C Common Stock held by 24 record holders. The holders of   % of the
shares of Class A Common Stock and     % of the shares of Class C Common Stock
outstanding as of the Petro Record Date have agreed to vote for the Acquisition Proposal at the Special Meeting.

  The Acquisition Proposal also requires the approval of the holders of a majority of all shares of Petro's Junior Preferred Stock, Public Preferred Stock and Private Preferred Stock (collectively, the "Petro Preferred Stock"), outstanding as of the Petro Record Date, each voting separately as a class. The holders of 100% of the Petro Preferred Stock outstanding as of the Petro Record Date have granted irrevocable proxies to Petro or have agreed to vote their shares in favor of the Acquisition Proposal.

  The directors and executive officers of Petro and affiliates beneficially owned, as of the Petro Record Date, 11,953,432 shares of Common Stock (excluding all options to purchase shares of Class A Common Stock and Class C Common Stock). As of the Petro Record Date, they owned no shares of Petro Preferred Stock. Directors and executive officers of Star Gas and their affiliates (other than those persons who were also directors or executive officers of Petro) did not beneficially own, as of the Record Date, any shares of Common Stock or Petro Preferred Stock, and no shares of Common Stock or Petro Preferred Stock were owned by the Partnership or Star Gas.

EFFECTIVE TIME (SEE PAGE 125)

  The Merger will become effective (a) on the date that is within three business days after the last of the conditions to the consummation has been satisfied or waived or such later date as the parties to the Merger may have agreed to in writing and (b) (1) at the later of the time a certificate of merger is filed with the Delaware Secretary of State in accordance with the requirements of Delaware law and articles of merger are filed with the Minnesota Department of State in accordance with the requirements of Minnesota law or (2) at such later time as may be specified by agreement of the parties in such certificate of merger and articles of merger (the "Effective Time"). Assuming satisfaction of all conditions to consummation of the Merger, it
is expected to become effective on or about         , 1999. If the Merger does
not occur prior to April 1, 1999, the Merger Agreement will be terminated unless the Petro Board and the Special Committee elect to extend such termination date. See "-- Amendment and Termination of the Merger Agreement" below.

CONDITIONS TO THE CONSUMMATION OF THE TRANSACTION (SEE PAGE 131)

  Consummation of the Transaction is subject to fulfillment of various conditions precedent that have not yet been satisfied, including:

   --the holders of a majority of Common Units (other than the Common Units owned by Star Gas and its affiliates) must approve the Star Proposals;

   --the holders of a majority of the shares of Class A Common Stock (other than Class A Common Stock owned by the directors and executive officers of Petro and their affiliates) and Class C Common Stock, each voting separately as a class, must approve the Acquisition Proposal;

   --once the Star Proposals and Acquisition Proposal are approved, the Equity
     Offering and Debt Offering must be completed;

   --the Partnership and Petro must receive all necessary regulatory and third party approvals; and

   --the holders of no more than 10% of the outstanding shares of Common Stock shall have perfected their dissenters' rights.

   --Petro must meet certain financial tests set forth in the Merger Agreement.
     See "The Transaction--Conditions to Consummation of the Merger."

REGULATORY MATTERS (SEE PAGE 135)

  Other than (a) the filing of notice of the proposed Transaction with the United States Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSRA") and the lapse of the relevant waiting period prescribed thereunder; (b) registration under the Securities Act of the Senior Subordinated Units and the Common Units to be issued in the Transaction and the Common Units to be offered in the Equity Offering; (c) certain notifications required to be given by Petro to state and county authorities pursuant to provisions of certain licenses and permits; and (d) certain tax filings, no filing with, or approval of any federal or state governmental entity is required in connection with the Transaction.

AMENDMENT AND TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 132)

  The Merger Agreement provides that, except as otherwise required by law and without the approval of Common Unitholders or Common Stockholders prior to the Effective Time, any provision of the Merger Agreement may be waived by the party benefitted by that provision or by both parties, and the Merger Agreement may be modified, amended or terminated on behalf of Petro or the Partnership by action of the Petro Board or the Special Committee, without action by the Common Stockholders and the Common Unitholders and whether before or after the Meetings.

  The Merger Agreement may be terminated and the Merger abandoned prior to the Effective Time, whether before or after its approval by Common Stockholders and Common Unitholders, by mutual consent of the Petro Board and the Special Committee or by either the Petro Board or Special Committee under certain specified circumstances described under "Amendment, Waiver and Termination." Those circumstances include, among other things, failure of the Common Stockholders or the Common Unitholders to approve the Transaction, a material breach by a party of its representations, warranties or agreements not cured within 30 days following written notice, issuance of a non-appealable judgment, decree or other order precluding consummation of the Transaction, or failure to consummate the Transaction by April 1, 1999, unless the failure to accomplish the Transaction by such time is due to the breach of a representation, warranty or agreement by the party seeking to terminate. See "The Transaction-- Amendment, Waiver and Termination."

                                  RISK FACTORS

  Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which the Partnership will be subject are similar to those that would be faced by a corporation engaged in a similar business. Common Unitholders and Common Stockholders should consider the following factors in evaluating the Transaction. All statements, other than statements of historical facts included in this Proxy Statement, are forward-looking statements, including, without limitation, statements regarding the Partnership's (which includes Petro's) business strategy, plans and objectives of management for future operations and the statements under "Proxy Statement Summary--Cash Available for Distribution" and "--Description of Partnership Units--Distributions of Available Cash" and "-- Distributions to Unitholders;" "Cash Available For Distribution;" and "Cash Distribution Policy." Although the Partnership and Petro believe that the expectations reflected in such forward-looking statements are reasonable, they can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the expectations of the Partnership and Petro are discussed below and elsewhere in this Proxy Statement.

RISKS TO THE PARTNERSHIP'S COMMON UNITHOLDERS

  In addition to the other information contained in this Proxy Statement, the Star Gas Board urges Common Unitholders to carefully consider each of the factors set forth below.

 Conflicts of Interest Were Present in Structuring the Transaction

  Petro and Star Gas developed and structured the Transaction. Star Gas is a wholly-owned subsidiary of Petro. Petro currently owns all the Subordinated Units of the Partnership, and all of the directors of Star Gas, other than the members of the Special Committee, are also directors or officers of Petro. As a result of this and other factors, members of the Petro Board and the Star Gas Board, other than the two members of the Special Committee, have interests that are different from, and in conflict with, the interests of the Common Unitholders. However, the Petro Board originally appointed the two members of the Special Committee, who have each received an additional fee of $40,000 for serving on the Special Committee. See "Interests of Certain Persons in the Transaction; Conflicts of Interest."

 Investment in Petro Will Substantially Change the Partnership's Business

  The Transaction involves the acquisition by the Partnership of a business that is substantially larger than the Partnership in terms of assets, liabilities and revenues. See "Selected Historical Financial and Operating Data" included in the Partnership's and Petro's Annual Reports on Form 10-K, which are incorporated by reference herein and/or accompany this Proxy Statement. As a result of the Transaction, the Partnership's primary business will shift from the retail distribution of propane to the distribution of home heating oil. Therefore, the nature of a Common Unitholder's investment will change substantially and a Common Unitholder will be exposed to all the risks inherent in the home heating oil business.

Petro Has Significant Recent Net Losses

  Petro incurred net losses of approximately $23.5 million, $28.3 million and $22.9 million for the years ended December 31, 1995, 1996 and 1997, respectively. These net losses were primarily a result of the amortization expense associated with the large number of acquisitions consummated since 1980 and interest expense. In connection with each acquisition, Petro amortizes, for financial accounting purposes, 90% of the amount allocated to customer lists over a six-year period and the balance over a 25-year period. In addition, Petro depreciates fixed assets, on average, over an eight-year period. The aggregate amortization of customer lists and deferred charges and depreciation and amortization of property and equipment in 1995, 1996 and 1997 amounted to approximately $39 million, $29.9 million and $29.7 million, respectively. Petro's net interest expense for 1995, 1996 and 1997 was $38.8 million, $32.4 million and $31.7 million, respectively. Higher than expected customer attrition, relatively mild recent winters and other operational factors also affected operating results. Management's strategy is to maximize EBITDA, rather than net income, and net losses are likely to continue in the near term. However, continued net losses could adversely affect Petro.

 No Assurance that the Transaction Will Result in Increased Distributions per Common Unit

  The Star Gas Board believes that the Partnership's acquisition of Petro will result in an increase in cash available to be distributed per Common Unit. This belief is based, in part, on Petro's anticipated ability (i) to effect a significant and successful program of acquiring home heating oil distributors at attractive prices and (ii) to complete its operational restructuring program, which is designed to reduce customer losses and improve operating margins. There can be no assurance as to these matters. Petro is not currently negotiating any potential acquisitions and is not a party to any binding acquisition agreements. See "--Petro's Ability to Grow Depends on Acquisitions." Moreover, there can be no assurance that Petro's implementation of its operational restructuring program will have the desired effect of reducing customer losses and improving operating margins.

 Common Unitholders Are Subject to Dilution of Their Interest

  There are currently 3,858,999 Common Units and 2,396,078 Subordinated Units outstanding, as well as a 2% general partner interest representing approximately 127,655 Units for a total of 6,382, 732 Units. As a result of the Common Units to be issued in the Equity Offering and the Units to be issued in the Merger and the Exchange, upon consummation of the Transaction there are expected to be outstanding approximately 10,325,408 Common Units, 2,767,058 Senior Subordinated Units, 577,205 Junior Subordinated Units and 278,973 General Partner Units for a total of 13,948,644 Units, an increase of approximately 119%. The issuance of these additional Units may be dilutive to the interests of the existing Common Unitholders if the Petro operations do not generate sufficient distributable cash flow. Furthermore, if Petro meets certain financial tests during the five-year period following the Closing up to an additional 909,000 Senior Subordinated Units will be issued to the holders of Senior Subordinated Units, Junior Subordinated Units and General Partner Units.

  Prior to the Transaction, the Partnership was authorized to issue 1,300,000 additional Common Units or Units on a parity with the Common Units (excluding issuances that are accretive on a per Unit basis) during the Subordination Period without a vote of the Common Unitholders. As a result of the Amendment Proposal, the Partnership will be able to issue 2,500,000 of such Units without a vote, the effect of which may be to dilute the value of the interests of the then-existing holders of Common Units in the net assets of the Partnership, dilute the interests of holders of Common Units in distributions by the Partnership and reduce the support provided by the subordination feature of the Senior Subordinated Units, Junior Subordinated Units and General Partner Units. In addition, holders of Common Units will not have preemptive rights to acquire additional Common Units or other partnership interests that may be issued by the Partnership.

  As of the date hereof, the existing Subordinated Units represent a 37.5% limited partner interest in the Partnership. After the Transaction, the Senior Subordinated Units, Junior Subordinated Units and General Partner Units will represent only a 26.0% partner interest. Therefore, the amount of support provided by these Units for the payment of the Minimum Quarterly Distribution on the Common Units will decline.

 The Common Unitholders Will Experience a Reduction in Voting Power

  After the Transaction, certain transactions that previously required only the consent of a majority of the outstanding Common Units (other than those held by the General Partner and its affiliates) will also require the consent of the holders of a majority of the Senior Subordinated Units and Junior Subordinated Units, voting together as a single class. The matters on which the Senior Subordinated Units and Junior Subordinated Units will have a class vote include the merger, consolidation or sale of substantially all of the assets of the Partnership; the dissolution of the Partnership; certain amendments to the Partnership Agreement; the withdrawal of the General Partner; and the transfer by the General Partner of General Partner Units. Thus, there may be matters that are approved by a majority of the Common Units that are not adopted because a majority of the Senior Subordinated Units and Junior Subordinated Units did not vote to approve.

 The Partnership's Indebtedness May Affect Its Operations and Limit Its Ability to Make Distributions

  The Partnership is significantly leveraged and has indebtedness that is substantial in relation to its partners' capital. As a result of the Transaction, the Partnership's consolidated indebtedness will increase. On a pro forma basis as of June 30, 1998 (giving effect to the Transaction), the Partnership's total consolidated indebtedness would have been $302.8 million or 57.5% of total capitalization. Principal and interest payable on such indebtedness will reduce cash available to make distributions on the Common Units. Under certain circumstances, the Partnership consolidated indebtedness will restrict the ability of the Partnership to distribute cash to Common Unitholders and to borrow additional funds. The limitations and restrictions in the new debt to be issued by the Partnership may in effect be more restrictive than those in the Partnership's current indebtedness. Certain of the Partnership's indebtedness is secured by liens on substantially all of the assets of the Operating Partnership. In the case of a continuing default by the Partnership under such indebtedness, the lenders could enforce their liens against the assets of the Operating Partnership. Any such foreclosure or action by the Operating Partnership to stay such foreclosure by seeking to reorganize under the Federal Bankruptcy Code would have a material adverse effect on the Partnership and the Common Unitholders.

 The Partnership Has Debt With Change of Control Provisions

  Certain of the Partnership's debt instruments, including the Petro Holdings Senior Subordinated Debt, contain provisions relating to a "change of control." If such provisions are triggered, such outstanding indebtedness may become due. In such event, there is no assurance that the Partnership and/or Petro Holdings would be able to pay the indebtedness, in which case the lenders would have the right to foreclose on the Operating Partnership's and Petro Holdings' assets, which would have a material adverse effect on the Partnership. There is no restriction on the ability of the General Partner to enter into a transaction that would trigger the change of control provisions.

 Weather Conditions Affect the Demand for Heating Oil

  Petro's home heating oil operations are more sensitive to temperature levels than the Partnership's operations since substantially all of Petro's sales of heating oil are for heating purposes whereas a portion of the Partnership's sales of propane are for uses other than heating. Accordingly, weather patterns during the winter months can have a material effect on sales of heating oil by Petro. Variations in temperature levels occur from year to year. Warmer than normal weather can adversely affect Petro's results of operations, while colder than normal weather can favorably affect Petro's results of operations. For the year ended December 31, 1997, temperatures were approximately 2.0% warmer (on a heating degree-day basis) than normal in the areas where Petro operates, while for the year ended December 31, 1996, temperatures were approximately 1.6% colder (on a heating degree-day basis) than normal in such areas. "Heating degree-days" measure the amount by which the average of the high and low temperatures on a given day is below or above 65 degrees Fahrenheit. There can be no assurance that average temperatures in future years will not be above the historical average. For example, the average temperatures in the regions in which Petro operates have been warmer over the last five years than they were over the preceding ten years. In addition, in situations of extreme weather conditions, such as prolonged or heavy snow, Petro may incur additional operating costs.

 Petro Has Experienced Significant Customer Losses

  Petro's annual net loss of home heating oil customers has been between approximately 5% to 6% per annum over the past five years, excluding additional customers obtained through acquisitions. Net customer losses are the result of various factors, including customers moving, changing suppliers, natural gas conversions and credit problems. There can be no assurance that Petro will be able to maintain or reduce its customer net loss rate in the future.

 Petro's Ability to Grow Depends upon Acquisitions

  The home heating oil industry is not a growth industry as a result of increased competition from alternative energy sources. Petro's growth in the past decade has been directly tied to the success of its acquisition program, and its future financial performance will depend on its ability to continue to identify and successfully consummate acquisitions at attractive prices.

  There is no assurance that Petro will be able to continue to identify attractive acquisition candidates in the future or that it will be able to acquire such candidates on attractive terms or obtain financing on acceptable terms. If Petro is able to make acquisitions there can be no assurance that any such acquisitions will be profitable, or that any additional debt requirements will not offset the cash generated. Petro must comply with certain debt incurrence covenants in certain agreements of Petro and the Partnership that might restrict Petro's (and the Partnership's) ability to incur indebtedness to finance acquisitions in the home heating oil industry. In addition, factors that may adversely affect Petro's operating and financial results may, in turn, limit Petro's access to capital and its acquisition activities.

 Petro Has Heating Oil Supply Risks

  Home heating oil is available from numerous sources, including integrated international oil companies, independent refiners and independent wholesalers. While substantially all of Petro's supply in recent years has been from North American sources, there can be no assurance that disruptions in the supply of crude oil from foreign sources would not adversely affect Petro's home heating oil business. Past disruptions of this nature have caused increases in the price to Petro of home heating oil.

 Petro Has Heating Oil Pricing Risks

  During periods of sudden and sharp increases in the cost of home heating oil to Petro, such as those experienced during 1996, Petro may be unwilling or unable to pass the entire increase in supply costs on to its customers. This may result in reduced gross profit margin and may adversely affect, in the short term, Petro's operating results. Significant wholesale price increases over an extended period of time could have the effect of reducing demand by encouraging conservation, conversion to alternative energy sources or have the effect of causing certain customers to switch to delivery-only dealers. If demand was reduced and Petro was unable to increase its gross profit margin or reduce its operating expenses, the decrease in volume would adversely affect Petro's operating results.

  Approximately 25% of Petro's heating oil volume is sold to individual customers under agreements that fix in advance the maximum sales price of oil over a period of up to 12 months. The maximum price at which oil is sold to these "capped-price" customers generally is renegotiated in April of each year in light of then current market conditions. Petro currently enters into forward purchase contracts for most of the oil it sells to "capped-price" customers. This practice permits Petro to purchase oil at a fixed price in advance of its obligations to supply such oil. If events occur after a "capped-price" is negotiated that increase the cost of oil above the amount anticipated, margins for the "capped-price" customers whose oil was not purchased under forward contracts would be lower than expected, while margins for those customers whose oil was purchased under forward contracts would be unaffected. Conversely, if, during this period, the cost of oil decreased below the amount anticipated, margins for the "capped-price" customers whose oil was purchased under forward contracts could be lower than expected, while margins for those customers whose oil was not purchased under forward contracts would be unaffected or higher than expected. In the past few years, the percentage of Petro's customers with "capped-price" arrangements has increased, and the gross profit margin of oil sold to these customers has been lower than that of oil sold to Petro's other retail customers, thereby negatively affecting Petro's operating results. There can be no assurance that this trend will not continue in the future, and thereby continue to negatively affect Petro's financial performance.

 The Home Heating Oil Business Is Highly Competitive

  Petro's business is highly competitive. Petro competes with heating oil distributors offering a broad range of services and prices, from full service distributors, like Petro, to those offering delivery only. Competition with other companies in the home heating oil industry is based primarily on customer service and price.

  Long-standing customer relationships are typical in the industry. Many companies in the industry, including Petro, deliver home heating oil to their customers based upon weather conditions and historical consumption patterns, without the customer making an affirmative purchase decision each time oil is needed. In addition, most companies, including Petro, provide home heating equipment repair service on a 24-hour per day basis. As a result of the factors noted above, among others, it may be difficult for Petro to acquire new retail customers. In addition, in certain instances, homeowners have formed buying cooperatives that seek to purchase fuel oil from distributors at a price lower than individual customers are otherwise able to obtain.

  Petro also competes for retail customers with suppliers of alternative energy products, principally natural gas. Competition from alternative energy sources has been increasing as a result of reduced regulation of many utilities, including natural gas and electric utilities. Many of these utilities have substantially greater financial resources than the Partnership.

 Petro Is Subject to Operating and Litigation Risks That May Not Be Insured

  Petro's operations are subject to operating hazards and risks incidental to the holding, storage and transportation of heating oil, a combustible liquid. As a result, Petro may be a defendant in litigation arising in the ordinary course of business. Petro maintains insurance policies with insurers in such amounts and with such coverages and deductibles as it believes are reasonable and prudent. However, there can be no assurance that such insurance will be adequate to protect Petro from all material expenses related to potential future claims for personal and property damage or that such levels of insurance will be available in the future at economical rates. The occurrence of an event not covered by insurance or indemnification could have a material adverse effect on Petro's business, operating results and financial condition.

 Petro Is Subject to Governmental Regulation and Could Have Significant Costs With Respect to Environmental and Other Regulatory Matters

  Petro's business is subject to the jurisdiction of governmental agencies with respect to a wide range of environmental and other regulatory matters. Petro has implemented environmental programs and policies designed to avoid potential liability and cost under applicable environmental laws. There can be no assurance, however, that Petro will not be adversely affected by increased costs due to stricter pollution control requirements or liabilities resulting from non-compliance with operating or other regulatory permits. New environmental regulations might adversely impact Petro's operations, including underground storage and transportation of home heating oil. In addition, the environmental risks inherently associated with Petro's home heating oil operations, such as the risks of accidental releases or spills, are greater than those associated with the Partnership's propane operations. There can be no assurance that material costs and liabilities will not be incurred, including those relating to claims for damages to property and persons.

 No Dissenters', Appraisal or Similar Rights for Non-consenting Common
Unitholders

  If the Common Unitholders approve the Star Proposals, all Common Unitholders will be bound by such approval even though, individually, they may have voted against them. Under applicable Delaware law and the terms of the Partnership Agreement, Common Unitholders will have no dissenters', appraisal or similar rights in connection with the Transaction, nor will such rights be voluntarily accorded to Common Unitholders by the Partnership. Therefore, Common Unitholders will not be entitled to receive cash payment from the Partnership for the fair value of their Common Units if they dissent and each of the Proposals is approved. See "Dissenters' Rights".

TAX RISKS TO COMMON UNITHOLDERS

 Taxes Payable By Petro Will Reduce Distributions

  The Merger will result in income to Petro equal to the excess of the value of the Units distributed to Common Stockholders in the Merger plus debt relief in excess of the federal income tax basis of such Units to Petro. It is expected by Petro that its net operating losses ("NOLs") will generally shelter such gains and that, as a consequence, Petro will incur only nominal tax as a consequence of the Transaction. The amount of and use of Petro's NOLs and therefore the ability to shelter Petro's gains could be subject to challenge by the IRS. This could reduce the cash available for distribution by the Partnership. It is not anticipated by the Corporate Group that the Corporate Group will pay significant federal income tax during the several years immediately following the Transaction; however, over time it is expected that more federal income tax will be paid by the Corporate Group, which would reduce the amount of cash that the Partnership could distribute to Unitholders. The Corporate Group's ability to reduce income for federal income tax purposes following the Transaction is dependent on the depreciation and interest deductions with respect to certain debt, all of which is subject to challenge by the IRS.

  Although it is not expected by Petro that the Corporate Group will pay significant federal income tax for several years, it is possible that the Corporate Group may generate earnings and profits during that time such that distributions from the Corporate Group to the Partnership may result in taxable dividend income to the Partnership and thus, to the Unitholders. Such dividend income cannot be offset by past or future losses generated by the Partnership's propane activities.

 Ratio of Taxable Income to Distributions Will Increase

  The ratio of taxable income to cash distributions to existing Common Unitholders will increase over time at a greater rate if the Transaction occurs. For example, the General Partner estimates that a holder of an Initial Common Unit would be allocated, in the aggregate, no net passive income and less than $.05 per Unit per year of portfolio income through December 31, 2004 if the Transaction is not consummated but only through December 31, 2002 if the Transaction is consummated. In either case, the taxable income allocated to a Common Unitholder thereafter will constitute an increasingly higher percentage of cash distributed to him, and distributions in excess of the Minimum Quarterly Distribution will increase the ratio of taxable income to cash distributions to an existing Common Unitholder. See "Certain Federal Income Tax Considerations" for a discussion of assumptions and limitations used in making these estimates. However, the Transaction will have different tax effects on different Common Unitholders, depending on when they purchased their Units. In addition, any dividends from the Corporate Group cannot be offset by past or future losses generated by the Partnership's propane operations.

RISKS TO COMMON STOCKHOLDERS

  In addition to the other information contained in this Proxy Statement, the Star Gas Board and the Petro Board urge Common Stockholders to carefully consider each of the factors set forth below.

 Conflicts Were Present in Structuring the Transaction

  Petro and Star Gas developed and structured the Transaction. The directors of Petro have interests in the Transaction which, in most cases, vary significantly from the interests of Public Common Stockholders. As a result of this, certain directors of Petro have interests that are different from, and in conflict with, the interests of the Public Common Stockholders. See "Interests of Certain Persons in the Transaction; Conflicts of Interest."

 Cash Distributions on Senior Subordinated Units are Subordinated and Otherwise Limited

  Public Common Stockholders will receive Senior Subordinated Units in exchange for their shares of Common Stock. During the Subordination Period, which will generally not end prior to July 1, 2002, no distributions of cash may be made on the Senior Subordinated Units with respect to any quarter until the Common Units have received the Minimum Quarterly Distribution for such quarter, plus any arrearages thereon. Prior to the quarter ending December 31, 1999, distributions may be made on the Senior Subordinated Units only if the combined results of the Partnership and Petro exceed certain financial benchmarks. For the quarter ending December 31, 1999 and thereafter, distributions on the Senior Subordinated Units will be limited to Operating Surplus generated by the Partnership since October 1, 1999. Senior Subordinated Units will not accrue distribution arrearages. There can be no assurance that the Partnership will generate sufficient Available Cash to make distributions on the Senior Subordinated Units. In addition, there can be no assurance that the Partnership will ever meet the requirements necessary for the Subordination Period to end. Accordingly, there can be no assurance that the Senior Subordinated Units will ever convert to Class B Common Units. Furthermore, there can be no assurance that Petro will meet the financial tests necessary for additional Senior Subordinated Units to be issued to the holders of Senior Subordinated Units. See "Cash Distribution Policy."

 Cash Distributions are Not Guaranteed and May Fluctuate with Partnership Performance

  Cash distributions on the Senior Subordinated Units will not be guaranteed and may fluctuate based on the performance of the Partnership. The General Partner may establish reserves that reduce the amount of Available Cash. Because of the seasonal nature of the Partnership's business, the General Partner has, historically, made additions to reserves during certain of the Partnership's fiscal quarters in order to fund operating expenses, interest payments and cash distributions to partners with respect to other fiscal quarters. The Partnership Agreement provides that the General Partner may not establish reserves for distributions on the Senior Subordinated Units unless it has determined in its judgment that the establishment of such reserves will not prevent the Partnership from distributing the full Minimum Quarterly Distribution, plus any arrearages, on the Common Units for the following four quarters. Cash distributions are dependent on cash flow, including from reserves, and not on profitability, which is affected by non-cash items. Therefore, cash distributions may be made during periods when the Partnership records losses, and may not be made during periods when the Partnership records income. As a result of these and other factors, there can be no assurance that the Partnership will be able to distribute the Minimum Quarterly Distribution or any other amount on the Senior Subordinated Units.

  The amount of Available Cash constituting Operating Surplus needed to pay the Minimum Quarterly Distribution for four quarters on the Common Units, Senior Subordinated Units, Junior Subordinated Units and General Partner Units to be outstanding immediately after the Effective Time is approximately $32.1 million ($23.8 million for the Common Units, $6.4 million for the Senior Subordinated Units, $1.3 million for the Junior Subordinated Units and $0.6 million for the General Partner Units). The amount of pro forma Available Cash from Operating Surplus generated during the twelve months ended September 30, 1997 (which excludes any working capital borrowings) was approximately $28.3 million, which excludes non-recurring restructuring, corporate identity and pension curtailment expenses of approximately $7.6 million. As a result, the Partnership believes that it would have been able to distribute the full Minimum Quarterly Distribution on all Common Units during the twelve months ended September 30, 1997, but would not have been able to distribute the full Minimum Quarterly Distribution on all Senior Subordinated Units, Junior Subordinated Units or General Partner Units. See "Cash Available for Distribution." For the calculation of pro forma Available Cash from Operating Surplus, see Annex G.

 There Is No Active Trading Market in, and Uncertainty Regarding Market Prices of, Senior Subordinated Units

  At present there is no trading market for the Senior Subordinated Units. Although an application has been approved to list the Senior Subordinated Units
on the NYSE under the trading symbol        , there can be no assurance that an
active trading market will develop after the Effective Time. While the Petro Board, based on information received from its financial advisors, believes that Senior Subordinated Units will trade at a discount to the price per Common Unit, the actual trading price of the Senior Subordinated Units will depend on a variety of factors, including market conditions for securities of master limited partnerships, the trading price of the Common Units, weather in areas of the Partnership's operations and actual and anticipated amounts of Available Cash generated by the Partnership. There can be no assurance that holders of Senior Subordinated Units will be able to sell their Units at favorable prices or that the Senior Subordinated Units will trade at prices related to the market prices of the Common Units. If, following the Transaction, a number of former Common Stockholders sell Senior Subordinated Units, the trading price of the Senior Subordinated Units could decline significantly.

 The Partnership Has Substantial Indebtedness

  Although substantially less leveraged than Petro, following the completion of the Transaction the Partnership will have a substantial amount of indebtedness. The terms of such indebtedness could restrict the amount of cash distributable by the Partnership and limit the amount of additional indebtedness the Partnership might incur to make acquisitions or for other purposes. See "-- Risks to the Partnership's Common Unitholders--The Partnership's Indebtedness May Affect Its Operations and Its Ability to Make Distributions" and "--The Partnership Has Debt with Change of Control Provisions."

 Holders of Units Have Limited Voting Rights; the General Partner Manages and Operates the Partnership

  The General Partner manages and operates the Partnership and the Operating Partnership. Unlike the holders of common stock in a corporation, holders of outstanding Units have only limited voting rights on matters affecting the Partnership's business. Unitholders have no right to elect the General Partner on an annual or other continuing basis, and the General Partner generally may not be removed except pursuant to the vote of the holders of not less than 66 2/3% of the outstanding Common Units (excluding those held by the General Partner and its affiliates) and the Senior Subordinated Units and Junior Subordinated Units voting as a single class. As a result, Unitholders have limited influence on matters affecting the operation of the Partnership and third parties may find it difficult to attempt to gain control or influence the activities of the Partnership. Although the Amended and Restated Partnership Agreement provides that the General Partner may not transfer any or all of the General Partner Units to another person or entity prior to December 31, 2005 without the approval of a Unit Majority (subject to certain exceptions), the members of Star Gas LLC may sell or otherwise transfer their limited liability company interests in Star Gas LLC to a third party at any time without the approval of the Unitholders.

  Unlike the holders of Common Units, the holders of Senior Subordinated Units do not have the right to approve the issuance of additional partnership interests under certain circumstances. Furthermore, the matters on which the Senior Subordinated Units may vote require the approval of a Unit Majority. A Unit Majority means, during the Subordination Period, at least a majority of the Common Units (excluding Common Units held by the General Partner and its affiliates) and at least a majority of the Senior Subordinated Units and Junior Subordinated Units voting as a single class. Thus, there may be matters that are approved by a majority of the Senior Subordinated Units that are not adopted either because an insufficient number of Junior Subordinated Units voted to approve or because a majority of the Common Units did not vote to approve.

 The Partnership May Issue Additional Units Diluting Existing Unitholders' Interests

  The Partnership will have the authority under the Amended and Restated Partnership Agreement to issue up to 2,500,000 Common Units and, in certain circumstances, an unlimited number of additional Common Units and an unlimited number of additional Senior Subordinated Units, Junior Subordinated Units or other equity securities for such consideration and on such terms and conditions as are established by the General Partner, in its sole discretion without obtaining the approval of the Unitholders. See "--Risks to the Partnership's Common Unitholders--Common Unitholders Are Subject to Dilution of Their Interest."

 The Amended and Restated Partnership Agreement Contains Provisions That May Discourage a Change of Management

  The Amended and Restated Partnership Agreement contains certain provisions that may discourage a person or group from attempting to remove an incumbent general partner or otherwise change the management of the Partnership. The effect of these provisions may be to diminish the price at which the Senior Subordinated Units will trade under certain circumstances.

 Reimbursement of General Partner Has Priority over Distributions

  Prior to making any distributions on the Units, the Partnership will reimburse the General Partner and its affiliates (including officers and directors of the General Partner) for all expenses incurred by the General Partner and its affiliates on behalf of the Partnership (including wages, salaries, incentive compensation and the cost of employee benefit plans paid or provided to employees, officers and directors of the General Partner), which expenses will be determined by the General Partner in its sole discretion. In addition, the General Partner and its Affiliates may provide services to the Partnership for which the Partnership will be charged reasonable fees as determined by the General Partner. The reimbursement of such expenses and the payment of any such fees could adversely affect the ability of the Partnership to make distributions.

 The General Partner and the Partnership Will Have a Limited Call Right with Respect to the Units

  If, at any time, less than 20% of the then issued and outstanding Units of limited partner interest of any class (including Senior Subordinated Units and Junior Subordinated Units) is held by persons other than the General Partner and its affiliates, the General Partner will have the right to acquire all, but not less than all, of the remaining limited partner interests of such class held by such unaffiliated persons at a price generally equal to the then-current market price of limited partner interests of such class. The General Partner may assign such right to any of its affiliates or the Partnership. As a consequence, a holder of Units may be required to sell his Units at a time when he may not desire to sell them or at a price that is less than the price he would desire to receive upon such sale. Also, upon expiration of the Subordination Period, if the Partnership acquires more than 66 2/3% of the Class B Common Units in a twelve-month period, then the Partnership will have a call right that is similar to that of the General Partner described above.

 Unitholders May Not Have Limited Liability in Certain Circumstances

  Under certain circumstances, Unitholders could lose their limited liability and could become liable for amounts improperly distributed to them by the Partnership. See "The Amended and Restated Partnership Agreement--Limited Liability."

 Petro Common Stockholders Will Have Fewer Ownership Rights

  If the Transaction is effected, the Common Stockholders will lose the rights they hold as stockholders in a Minnesota corporation, but will gain the rights of limited partners in a Delaware limited partnership. Overall, the Transaction probably will result in a reduction in Common Stockholder's legal rights. For example, while Common Stockholders currently have the right to elect directors, Unitholders do not have the right to elect the directors of the General Partner. A comparison of these changes in rights is set forth under "Comparison of Securities."

 Weather Conditions Affect the Demand for Propane

  Weather conditions have a significant impact on the demand for propane for both heating and agricultural purposes. Many customers of the Partnership rely heavily on propane as a heating fuel. Accordingly, the volume of retail propane sold is highest during the six-month peak heating season of October through March and is directly affected by the severity of the winter weather. Approximately 70% to 75% of the Partnership's combined retail propane volume is attributable to sales during the peak heating season from October through March. Actual weather conditions can vary substantially from year to year, significantly affecting the Partnership's results of operations.

  There can be no assurance that average temperatures in future years will not be above historical averages. For example, the average temperatures in the region in which the Partnership operates have been warmer over the last five years than the preceding ten years. Petro's home heating oil operations are more sensitive to temperature levels than the Partnership's operations since substantially all of Petro's sales of heating oil are for heating purposes whereas a portion of the Partnership's sales of propane are for uses other than heating.

 The Partnership Is Subject to Propane Pricing Risk

  The retail propane business is a "margin-based" business in which gross profits depend on the excess of selling prices over propane supply costs. Consequently, the Partnership's profitability is sensitive to changes in wholesale propane prices to the extent they cannot be passed on to its customers. Propane is a commodity, the market price of which is subject to fluctuation (which may be volatile) in response to changes in supply or other market conditions. The Partnership has no control over these market conditions. As rapid increases in the wholesale cost of propane may not be immediately passed on to customers by the Partnership, such increases could reduce the Partnership's gross profits.

 The Partnership Is Subject to Inventory Risk and Inflation Risk

  Propane is available from numerous sources, including integrated international oil companies, independent refiners and independent wholesalers. The Partnership purchases propane from a variety of suppliers pursuant to supply contracts and on the spot market. The major portion of propane purchased by the Partnership (approximately 79% in fiscal 1997) is produced domestically. To the extent that the Partnership purchases propane from Canadian sources (approximately 21% in fiscal 1997), its propane business will be subject to risks of disruption in foreign supply. The Partnership attempts to minimize inventory risks by purchasing propane on a short-term basis. During periods of low demand for propane, which generally occur during the summer months, the Partnership has on occasion purchased large volumes of propane at lower-than-market costs for storage in the Partnership's 21 million gallon Indiana underground storage facility for future resale. Because of the potential volatility of propane prices, the market price for propane could fall below the price at which the Partnership purchased propane held in inventory, thereby adversely affecting gross margin or sales or rendering sales from such inventory unprofitable. The Partnership may from time to time engage in transactions (such as options or fixed price contracts to purchase propane) to hedge product costs in an attempt to reduce cost volatility. To date, the level of such activities has not been significant and the Partnership is not currently engaged in any such transactions.

  Inflation increases the Partnership's operating and administrative costs. The Partnership will attempt to limit the effects of inflation on its results of operations through cost control efforts, productivity improvements and increases in gross profit margins, but it may not be successful.

 The Partnership Is Dependent on Principal Suppliers

  During fiscal year 1997, 43% of the Partnership's volume of propane purchases in the Midwest was purchased on the spot market from various Mont Belvieu, Texas sources, and 21% was purchased from three refineries in Illinois and Indiana owned by Amoco Canada Marketing Group. Approximately 47% of purchases from Amoco Canada Marketing Group was made under long-term market-based supply contracts, and the balance was made under short-term supply contracts. Although the Partnership believes that alternative sources of propane are readily available, in the event that the Partnership were unable to purchase propane from either of these sources, the failure to obtain alternate sources of supply at competitive prices and on a timely basis could have a material adverse effect on the Partnership. Substantially all of the Partnership's propane supply for its Northeast retail operations is purchased under annual or longer term supply contracts. Historically, a substantial portion of the propane purchased by the Partnership has originated at the Mont Belvieu, Texas storage facilities and has been shipped to the Partnership through a major common carrier pipeline. Any significant interruption in the service at Mont Belvieu or on the common carrier pipeline could have a material adverse effect on the business of the Partnership.

 The Retail Propane Business Is Highly Competitive

  The retail propane distribution business is highly competitive. Many of the Partnership's competitors are larger or have substantially greater financial and operating resources than the Partnership. Generally, competition in the last few years has intensified, partly as a result of warmer-than-normal weather and general economic conditions. The Partnership's ability to compete effectively depends on the reliability of its service, its responsiveness to customers, its ability to maintain competitive retail prices and its ability to acquire propane companies. If a competitor attempts to increase market share by reducing prices, the Partnership's operating results and financial condition could be materially and adversely affected. Competition from alternative energy sources has been increasing as a result of reduced regulation of many utilities, including natural gas and electricity. Many of these utilities have substantially greater financial resources than the Partnership.

  As a result of long-standing customer relationships, which are typical in the retail home propane industry, the inconvenience of switching tanks and suppliers and the lack of growth in the industry, the Partnership's propane business may experience difficulty in acquiring new retail customers (other than through acquisitions).

 The Partnership's Ability to Grow Depends Upon Acquisitions

  The retail propane industry is mature with only limited growth in total demand for propane. The Partnership believes the overall demand for propane has remained relatively constant, with year-to-year industry volumes being affected primarily by weather patterns. Therefore, the ability of the Partnership's propane business to grow depends heavily on its ability to acquire other distributors. In making acquisitions, the Partnership competes with larger and well-financed companies.

  There can be no assurance that the Partnership will identify attractive acquisition candidates in the future or that it will be able to acquire such candidates or obtain financing for such acquisitions on acceptable terms. If the Partnership is able to make acquisitions, there can be no assurance that such acquisitions will not be dilutive to earnings and distributions to the Unitholders, or that any additional debt incurred to finance acquisitions will not affect the ability of the Partnership to make distributions to the Unitholders. The Partnership is subject to certain debt incurrence covenants in certain agreements governing its indebtedness that might restrict the Partnership's ability to incur indebtedness to finance acquisitions. In addition, to the extent that warm winter weather adversely affects the Partnership's operating results, the Partnership's access to capital and its acquisition activities may be limited.

 The Partnership Is Subject to Operating and Litigation Risks That May Not Be Insured

  The Partnership's operations are subject to operating hazards and risks incidental to the handling, storage and transportation of propane, a combustible liquid. As a result, the Partnership may be a defendant in litigation arising in the ordinary course of business. The Partnership maintains insurance policies with insurers in such amounts and with such coverages and deductibles as the General Partner believes are reasonable and prudent. However, there can be no assurance that such insurance will be adequate to protect the Partnership from all material expenses related to potential future claims for personal and property damage or that such levels of insurance will be available in the future at economical rates. The occurrence of an event not covered by insurance or indemnification could have a material adverse effect on the Partnership's business, operating results and financial condition.

 The General Partner Has Conflicts of Interest and Limited Fiduciary Responsibilities

  The General Partner and its affiliates may have conflicts of interest with the Partnership and its limited partners. The Amended and Restated Partnership Agreement contains certain provisions that limit the liability and reduce the fiduciary duties of the General Partner to the Unitholders, as well as provisions that may restrict the remedies available to Unitholders for actions that might, without such limitations, constitute breaches of fiduciary duty. Holders of Units are deemed to have consented to certain actions and conflicts of interest that might otherwise be deemed a breach of fiduciary or other duties under applicable state law.

  Decisions of the General Partner with respect to the amount of and timing of asset purchases and sales, cash expenditures, borrowings, issuances of additional Units and the creation, reduction or increases of reserves in any quarter will affect whether, or the extent to which, there is sufficient Available Cash from Operating Surplus to meet the Minimum Quarterly Distribution and Target Distribution Levels on all Units in a given quarter or in subsequent quarters.

  Except for Irik P. Sevin, who is subject to an agreement limiting his ability to compete with the Partnership's propane and heating operations, the General Partner's affiliates will not be prohibited from engaging in other businesses or activities, including those that might be in direct competition with the Partnership. There can be no assurance that there will not be competition between the Partnership and affiliates of the General Partner.

TAX RISKS TO COMMON STOCKHOLDERS

 There Are Risks Involving Tax Treatment of the Merger

  The Merger will be a taxable transaction to Common Stockholders, generally resulting in gain or loss to each such holder in an amount equal to the difference between the value of the Senior Subordinated Units received by him and the federal income tax basis he has in the shares exchanged for such Units. Any gain or loss will be capital gain or loss if the stock is held by the stockholder as a capital asset and will be long term capital gain or loss if such stock has been held for more than one year. Long-term capital gains will generally be taxed at a maximum rate of 20%. Capital losses can be deducted against capital gains and thereafter against ordinary income to the extent of $3,000 per year for individuals with any unused capital loss being carried forward indefinitely.

  The Merger will also result in income to Petro equal to the excess of the value of the Units distributed to its Common Stockholders in the Merger and any debt relief in excess of the federal income tax basis of such Units to Petro. Although it is expected by Petro that such gain will generally be offset by Petro's NOLs, the NOLs are subject to challenge by the IRS. This could reduce the cash available for distribution by the Partnership. Petro does not anticipate that the Corporate Group will pay significant federal income tax in the first few years; however, over time more federal income tax will be paid by the Corporate Group. The Corporate Group's ability to reduce income for federal income tax purposes is dependent on the depreciation deductions and interest deductions with respect to certain debt, all of which is subject to challenge by the IRS. Counsel has not rendered any opinion with respect to these matters. See "Certain Federal Income Tax Considerations--Tax Consequences of the Merger."

 Tax Treatment Is Dependent on Partnership Status

  The availability to a Unitholder of the federal income tax benefits of an investment in the Partnership depends, in large part, on the classification of the Partnership as a partnership for federal income tax purposes. Assuming the accuracy of certain factual matters as to which the General Partner and the Partnership have made representations, counsel is of the opinion that, under current law, the Partnership has been and will be classified as a partnership for federal income tax purposes. No ruling from the IRS as to classification has been or is expected to be requested. Instead, the Partnership intends to rely on such opinion of Counsel, which is not binding on the IRS. Based on the representations of the Partnership and the General Partner and a review of applicable legal authorities, Counsel is also of the opinion that at least 90% of the Partnership's gross income is income derived from the exploration, development, mining or production, processing, refining, transportation or marketing of any mineral or natural resource or other items of "qualifying income," within the meaning of Section 7704 of the Internal Revenue Code of 1986, as amended (the "Code"). Whether the Partnership will continue to be classified as a partnership in part depends, therefore, on the Partnership's ability to meet this qualifying income test in the future. See "Certain Federal Income Tax Considerations--Tax Consequences of Unit Ownership--Partnership Status."

  If the Partnership were classified as an association taxable as a corporation for federal income tax purposes, the Partnership would pay tax on its income at corporate rates (currently a 35% federal rate), distributions would generally be taxed again to the Unitholders as corporate distributions, and no income, gains, losses and deductions would flow through to the Unitholders. Because a tax would be imposed upon the Partnership as an entity, the cash available for distribution to Unitholders would be substantially reduced. Treatment of the Partnership as an association taxable as a corporation or otherwise as a taxable entity would result in a material reduction in the anticipated cash flow and after-tax return to the Unitholders and thus would likely result in a substantial reduction in the market value of the Units. See "Certain Federal Income Tax Considerations--Tax Consequences of Unit Ownership--Partnership Status."

  There can be no assurance that the law will not be changed so as to cause the Partnership to be treated as an association taxable as a corporation for federal income tax purposes or otherwise to be subject to entity-level taxation. The Amended and Restated Partnership Agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects the Partnership to taxation as a corporation or otherwise subjects the Partnership to entity-level taxation for federal, state or local income tax purposes, certain provisions of the Amended and Restated Partnership Agreement will be subject to change, including a decrease in the Minimum Quarterly Distribution and the Target Distribution Levels to reflect the impact of such law on the Partnership. See "Cash Distribution Policy--Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

 No IRS Ruling With Respect to Tax Consequences Leaves Uncertainty

  No ruling has been requested from the IRS with respect to classification of the Partnership as a partnership for federal income tax purposes, whether the Partnership's propane activities generate "qualifying income" under Section 7704 of the Code or any other matter affecting the Partnership. Accordingly, the IRS may adopt positions that differ from Counsel's conclusions expressed herein. It may be necessary to resort to administrative or court proceedings in an effort to sustain some or all of Counsel's conclusions, and some or all of such conclusions ultimately may not be sustained. Any such contest with the IRS may materially and adversely impact the market for the Units and the prices at which Units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by some or all of the Unitholders and the General Partner.

 Risk of Tax Liability Exceeding Cash Distributions; Portfolio Income

  A Unitholder will be required to pay federal income taxes and, in certain cases, state and local income taxes on his allocable share of the Partnership's income, whether or not he receives cash distributions from the Partnership. There is no assurance that a Unitholder will receive cash distributions equal to his allocable share of taxable income from the Partnership or even the tax liability to him resulting from that income. Further, a holder of Units may incur a tax liability, in excess of the amount of cash received, upon the sale of his Units. See "Certain Federal Income Tax Considerations--Tax Consequences of Unit Ownership" and "--Disposition of Units." Although it is not expected by the Corporate Group that it will pay significant federal income tax for some period of time, it is possible that the Corporate Group may generate earnings and profits during that time such that distributions from the Corporate Group to the Partnership may result in taxable dividend income to the Partnership and, thus, to the Unitholders. Any dividend income from the Corporate Group cannot be offset by past or future losses generated by the Partnership's propane activities.

 Ownership of Units Raises Issues For Tax-Exempt Organizations and Certain Other Investors

  Investment in Units by certain tax-exempt entities, regulated investment companies and foreign persons raises issues unique to such persons. For example, virtually all of the taxable income derived by a Unitholder that is an organization exempt from federal income tax (including IRAs and other retirement plans) is expected by the Partnership in the first few years to be unrelated business taxable income and thus taxable to such a Unitholder. A significant portion of the Petro Common Stockholders may, therefore, find it necessary or advisable to sell the Senior Subordinated Units they acquire in the Transaction, possibly driving down the market price of such Units. See "Certain Federal Income Tax Considerations--Uniformity of Units--Tax-Exempt Organizations and Certain Other Investors."

 There Are Limits On Deductibility of Losses

  In the case of taxpayers subject to the passive loss rules (generally, individuals and closely held corporations), losses generated by the Partnership will only be available to offset future passive income generated by the Partnership and cannot be used to offset income from other activities, including passive activities or investments or interest and dividend income generated by the Partnership (such as dividend income from the Corporate Group). Passive losses that are not deductible because they exceed the Unitholder's income generated by the Partnership may be deducted in full when the Unitholder disposes of his entire investment in the Partnership to an unrelated party in a fully taxable transaction. Net passive income from the Partnership may be offset by unused Partnership losses carried over from prior years, but not by losses from other passive activities, including losses from other publicly traded companies. See "Certain Federal Income Tax Considerations--Tax Consequences of Unit Ownership--Limitations on Deductibility of Partnership Losses."

 Tax Shelter Registration Could Increase Risk of Potential IRS Audit

  The Partnership is registered with the Secretary of the Treasury as a "tax shelter." The IRS has issued the following tax shelter registration number to the Partnership: 96026000016. No assurance can be given that the Partnership will not be audited by the IRS or that tax adjustments will not be made. Any Unitholder owning less than a 1% profit interest in the Partnership has very limited rights to participate in the income tax audit process. Further, any adjustments in the Partnership's tax returns will lead to adjustments in the Unitholders' tax returns and may lead to audits of Unitholders' tax returns and adjustments of items unrelated to the Partnership. Each Unitholder would pay any tax owed as the result of an examination of his personal tax return.

 There is a Possibility of Loss of Tax Benefits Relating to Non-Uniformity of Units and Non-Conforming Depreciation Covenants

  Because the Partnership cannot match transferors and transferees of Units, uniformity of the economic and tax characteristics of the Units to a purchaser of Units must be maintained. To maintain uniformity and for other reasons, the Partnership will adopt certain depreciation and amortization conventions that do not conform with all aspects of certain proposed and final Treasury Regulations. A successful challenge to those conventions by the IRS could adversely affect the amount of tax benefits available to a purchaser of Units and could have a negative impact on the value of the Units. See "Certain Federal Income Tax Considerations--Uniformity of Units."

 Tax Gain or Loss on Disposition of Units Could Be Different Than Expected

  A Unitholder who sells Units will recognize gain or loss equal to the difference between the amount realized (including his share of Partnership nonrecourse liabilities) and his adjusted tax basis in such Units. Thus, prior Partnership distributions in excess of cumulative net taxable income in respect of a Unit that decreased a Unitholder's tax basis in such Unit will, in effect, become taxable income if the Unit is sold at a price greater than the Unitholder's tax basis in such Unit, even if the price is less than his original cost. A portion of the amount realized (whether or not representing gain) may be ordinary income. Furthermore, should the IRS successfully contest certain conventions to be used by the Partnership, a Unitholder could realize more gain on the sale of Units than would be the case under such conventions, without the benefit of decreased income in prior years.

 Reporting of Partnership Tax Information Is Complicated and Subject To Audits

  The Partnership will furnish each Unitholder with a Schedule K-1 that sets forth his allocable share of income, gains, losses and deductions. In preparing these schedules, the Partnership will use various accounting and reporting conventions and adopt various depreciation and amortization methods. There is no assurance that these schedules will yield a result that conforms to statutory or regulatory requirements or to administrative pronouncements of the IRS. Further, the Partnership's tax return may be audited, and any such audit could result in an audit of a partner's individual tax return as well as increased liabilities for taxes because of adjustments resulting from the audit.

 There Are State, Local and Other Tax Considerations

  In addition to federal income taxes, Unitholders will likely be subject to other taxes, such as state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which the Partnership does business or owns property. A Unitholder will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of the various jurisdictions in which the Partnership does business or owns property and may be subject to penalties for failure to comply with those requirements. The General Partner anticipates that substantially all of the Partnership's income will be generated in the following states: Connecticut, Indiana, Kentucky, Maine, Massachusetts, Michigan, New Hampshire, New Jersey, New York, Ohio, Pennsylvania, Rhode Island, Texas and West Virginia. Of these states, only Texas does not currently impose a personal income tax. New Hampshire's personal income tax applies only to interest and dividend income. It is the responsibility of each Unitholder to file all federal, state and local tax returns that may be required of such Unitholder. Counsel has not rendered an opinion on the state or local tax consequences of ownership or sale of Units. See "Certain Federal Income Tax Considerations--State, Local and Other Tax Considerations."

                INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION;
                             CONFLICTS OF INTEREST

THE PARTNERSHIP

  Star Gas, the current general partner of the Partnership, is a wholly-owned subsidiary of Petro, and Petro owns all the outstanding Subordinated Units of the Partnership. All of the directors of Star Gas are also directors or officers of Petro, except the members of the Special Committee. As a result the members of the Star Gas Board who are also members of the Petro Board have conflicting fiduciary duties to the Common Unitholders, Petro and the Common Stockholders. Therefore, certain members of the Star Gas Board have interests that are different from, and in conflict with, the interests of the Common Unitholders.

  The officers and directors of Star Gas will be indemnified, to the extent permitted by law, for any and all actions taken in connection with the Transaction and are also covered by customary directors' and officers' liability insurance. Each member of the Star Gas Board will be a member of the Star Gas LLC Board following the Transaction, except that, at her request, one of the current directors of Star Gas will withdraw as a director upon consummation of the Transaction as a result of additional duties associated with a new job. That director will be replaced by a director selected by the Star Gas LLC Board, and the new director will not be an officer or employee of Star Gas LLC or any of its affiliates. The current officers of Star Gas will be employed as officers of the Operating Partnership following the Transaction.

PETRO

  Certain directors of Petro have interests in the Transaction that are different from, and in conflict with, the interests of the Public Common Stockholders, since certain directors and their affiliates are receiving consideration that is different from that of the Public Common Stockholders. All directors and executive officers of Petro have interests in the Transaction, in addition to their interests as Common Stockholders and they are exchanging their Common Stock in a tax-free exchange whereas the Public Common Stockholders must exchange their shares in a taxable transaction. These directors and their affiliates will be exchanging their Common Stock for Junior Subordinated Units and General Partner Units, while the Public Common Stockholders and certain other directors and other affiliates will be receiving Senior Subordinated Units.

  The Junior Subordinated Units and General Partner Units will not be entitled to distributions until the Senior Subordinated Units receive the Minimum Quarterly Distribution. The Senior Subordinated Units will be publicly traded and have been approved for listing on the New York Stock Exchange. The Junior Subordinated Units and General Partner Units have not been registered and will not be publicly traded.

  The affiliates exchanging their Common Stock for Junior Subordinated Units and General Partner Units will receive .15909 Junior Subordinated Units or General Partner Units for each share of Common Stock, whereas the remaining Common Stockholders will exchange their shares for Senior Subordinated Units at a ratio of .13064 Senior Subordinated Units for each share of Common Stock.

  The Transaction has been structured so that the Public Common Stockholders will realize a taxable gain or loss on the Transaction, whereas all affiliates of Petro will exchange their Common

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

Stock without realizing such a taxable gain or loss. This structure was designed to minimize the tax effect of the Transaction on Petro. It was also based on the assumption that certain Petro affiliates have a low tax basis and would prefer not realizing a taxable gain on the Transaction, whereas Public Common Stockholders generally have a higher tax basis and would prefer realizing a tax loss.

  Irik P. Sevin is both the Chairman of the Board and Chief Executive Officer of Petro and the Chairman of the Board of Star Gas; Audrey L. Sevin is the Secretary and a director of both Petro and Star Gas; and Messrs. Paul Biddelman, Thomas J. Edelman and Wolfgang Traber are directors of both Petro and Star Gas. Messrs. Sevin, Biddelman, Edelman, Cohen and Traber and Mrs. Sevin are beneficial owners of Class A Common Stock and Class C Common Stock. As a result, the members of the Petro Board who are also members of the Star Gas Board have conflicting fiduciary duties to the Public Common Stockholders and the Public Common Unitholders. Therefore, certain members of the Petro Board have interests that conflict with the interests of the Public Common Stockholders.

  The officers and directors of Petro will be indemnified, to the extent permitted by law, for any and all actions taken in connection with the Transaction. The current officers of Petro will continue to be employed as officers following the Transaction.

               CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY
                   OF THE GENERAL PARTNER OF THE PARTNERSHIP

CONFLICTS OF INTEREST

  Certain conflicts of interest could arise in the future as a result of the General Partner's relationships with its security holders, on the one hand, and the Partnership, on the other hand. The directors and officers of the General Partner have fiduciary duties to manage the General Partner, including its investments in its subsidiaries and affiliates, in a manner beneficial to its members. In general, the General Partner has a fiduciary duty to manage the Partnership in a manner beneficial to the Partnership and the Unitholders. The Amended and Restated Partnership Agreement contains provisions that allow the General Partner to take into account the interests of parties in addition to the Partnership in resolving conflicts of interest, thereby limiting its fiduciary duty to the Unitholders, as well as provisions that may restrict the remedies available to Unitholders for actions taken that might, without such limitations, constitute breaches of fiduciary duty. The duty of the directors and officers of the General Partner to the security holders of the General Partner may, therefore, come into conflict with the duties of the General Partner to the Partnership and the Unitholders. The Audit Committee of the Board of Directors of the General Partner will, at the request of the General Partner, review conflicts of interest that may arise between the General Partner or its affiliates, on the one hand, and the Partnership, on the other. See "Management of the Partnership After the Transaction" and "--Fiduciary Duties of the General Partner."

  The fiduciary obligations of general partners is a developing area of law. The provisions of the Delaware Revised Uniform Limited Partnership Act (the "DRULPA") that allow the fiduciary duties of a general partner to be waived or restricted by a partnership agreement have not been resolved in a court of law, and the General Partner has not obtained an opinion of counsel covering the provisions set forth in the Amended and Restated Partnership Agreement that purport to waive or restrict fiduciary duties of the General Partner. Common Unitholders should consult their own legal counsel concerning the fiduciary responsibilities of the General Partner and its officers and directors and the remedies available to the Common Unitholders.

  Conflicts of interest could arise in the situations described below, among others:

 Certain Actions Taken by the General Partner May Affect the Amount of Cash Available for Distribution to Unitholders or Accelerate the Right to Convert Senior Subordinated Units and Junior Subordinated Units

  Decisions of the General Partner with respect to the amount and timing of cash expenditures, participation in capital expansions and acquisitions, borrowings, issuance of additional Units and establishment of reserves in any quarter may affect whether, or the extent to which, there is sufficient Available Cash from Operating Surplus to meet the Minimum Quarterly Distribution and Target Distribution Levels on all Units in such quarter or subsequent quarters. The Amended and Restated Partnership Agreement provides that any borrowings by the Partnership or the approval thereof by the General Partner shall not constitute a breach of any duty owed by the General Partner to the Partnership or the Unitholders, including borrowings that have the purpose or effect, directly or indirectly, of enabling the holders of Senior Subordinated Units, Junior Subordinated Units and General Partner Units to receive Incentive Distributions, hasten the expiration of the Subordination Period or the conversion of the Senior Subordinated Units and Junior Subordinated Units into Class B Common Units. The Partnership Agreement provides that the Partnership may borrow funds from the General Partner and its affiliates. The General Partner and its affiliates may not borrow funds from the Partnership. Further, any actions taken by the General Partner consistent with the standards of reasonable discretion set forth in the definitions of Available Cash, Operating Surplus and Capital Surplus will not be deemed to be a breach of any duty of the General Partner to the Partnership or the Unitholders. See "Risk Factors" and "Cash Distribution Policy."

 The Partnership Reimburses the General Partner and Its Affiliates for Certain Expenses

  Under the terms of the Amended and Restated Partnership Agreement, the General Partner and its affiliates are reimbursed by the Partnership for certain expenses incurred on behalf of the Partnership, including costs incurred in providing corporate staff and support services to the Partnership. The Amended and Restated Partnership Agreement provides that the General Partner shall determine the expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion. See "Management of the Partnership After the Transaction--Reimbursement of Expenses of the General Partner."

 The General Partner Intends to Limit Its Liability with Respect to the Partnership's Obligations

  Whenever possible, the General Partner intends that the Partnership's liability under contractual arrangements be limited so that the other party has recourse only as to all or particular assets of the Partnership, with no recourse against the General Partner or its assets. The Amended and Restated Partnership Agreement provides that any action by the General Partner in so limiting the liability of the General Partner or that of the Partnership will not be deemed to be a breach of the General Partner's fiduciary duties, even if the Partnership could have obtained more favorable terms without such limitation on liability.

 Unitholders Have No Right to Enforce Obligations of the General Partner and Its Affiliates Under Agreements with the Partnership

  The Partnership will acquire or provide certain services from and/or to the General Partner and its affiliates on an ongoing basis. The agreements relating thereto will not grant to the Unitholders, separate and apart from the Partnership, the right to enforce the obligations of the General Partner and its affiliates in favor of the Partnership. Therefore, the General Partner is primarily responsible for enforcing such obligations.

 Contracts Between the Partnership on the One Hand, and the General Partner and Its Affiliates on the Other Will Not Be the Result of Arm's-Length Negotiations

  Under the terms of the Amended and Restated Partnership Agreement, the General Partner is not restricted from paying the General Partner or its affiliates for any services rendered (provided such services are rendered on terms that are fair and reasonable to the Partnership) or entering into additional contractual arrangements with any of them on behalf of the Partnership. Neither the Amended and Restated Partnership Agreement nor any of the other agreements, contracts and arrangements between the Partnership, on the one hand, and the General Partner and its affiliates, on the other, are or will be the result of arm's-length negotiations. All of such transactions entered into are required to be on terms that are fair and reasonable to the Partnership, provided that any transaction shall be deemed fair and reasonable if (i) such transaction is approved by the Audit Committee (although no party is obligated to seek such approval), (ii) its terms are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), the transaction is fair to the Partnership. The General Partner and its affiliates have no obligation to permit the Partnership to use any facilities or assets of the General Partner and such affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor is there any obligation of the General Partner and its affiliates to enter into any such contracts.

 Units Are Subject to the General Partner's Limited Call Right

  The Partnership Agreement provides that it will not constitute a breach of the General Partner's fiduciary duties if the General Partner exercises its right to call for and purchase Units as provided in the Partnership Agreement or assign this right to its affiliates or to the Partnership. The General Partner thus may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise such right. As a consequence, a Unitholder may have his Units purchased from him even though he may not desire to sell them, and the price paid may be less than the amount the holder would desire to receive upon sale of his Units. For a description of such right, see "The Amended and Restated Partnership Agreement--Limited Call Right."

 The General Partner's Affiliates May Compete with the Partnership

  The General Partner may not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (i) its performance as general partner of the Partnership or its affiliates or (ii) the acquiring, owning or disposing of debt or equity securities of such entities. In addition, Irik P. Sevin has an agreement with the Partnership which provides that following the consummation of the Transaction he will not engage in the retail propane or retail home heating oil business in the United States so long as he (a) is a director, officer or employee of the General Partner, the Partnership or a subsidiary of the Partnership or (b) has access to information that would put the Partnership at a competitive disadvantage. Further, so long as Mr. Sevin and his mother, Ms. Audrey Sevin, own in the aggregate more than a 10% voting interest in the General Partner, he will not directly or indirectly employ in the retail propane business or the retail home heating oil business a person who was a managerial employee of the General Partner, the Partnership or a subsidiary of the Partnership during the twelve-month period prior to such date of employment.

 The General Partner Is Not Restricted from Engaging in a Transaction That Would Trigger Change of Control Provisions

  The Partnership's debt instruments contain provisions relating to change of control. If such change of control provisions are triggered, such outstanding indebtedness may become due. There is no restriction on the ability of the General Partner to enter into a transaction that would trigger such change of control provisions.

FIDUCIARY DUTIES OF THE GENERAL PARTNER

  The General Partner is accountable to the Partnership and the Unitholders as a fiduciary. Consequently, the General Partner must exercise good faith and integrity in handling the assets and affairs of the Partnership. In contrast to the relatively well-developed law concerning fiduciary duties owed by officers and directors to the common stockholders of a corporation, the law concerning the duties owed by general partners to other partners and to partnerships is relatively undeveloped. Neither the DRULPA nor case law defines with particularity the fiduciary duties owed by general partners to limited partners or a limited partnership, but the DRULPA provides that Delaware limited partnerships may, in their partnership agreements, restrict or expand the fiduciary duties that might otherwise be applied by a court in analyzing the standard of duty owed by general partners to limited partners and the partnership. Fiduciary duties are generally considered to include an obligation to act with the highest good faith, fairness and loyalty. Such duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction as to which it has a conflict of interest. In order to induce the General Partner to manage the business of the Partnership, the Partnership Agreement, as permitted by the DRULPA, contains various provisions intended to have the effect of restricting the fiduciary duties that might otherwise be owed by the General Partner to the Partnership and its partners and waiving or consenting to conduct by the General Partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law.

  The Partnership Agreement provides that in order to become a limited partner of the Partnership, a Unitholder is required to agree to be bound by the provisions thereof, including the provisions discussed above. This is in accordance with the policy of the DRULPA favoring the principle of freedom of contract and the enforceability of partnership agreements. The DRULPA also provides that a partnership agreement is enforceable even if not signed by a person being admitted as a limited partner or becoming an assignee in accordance with the terms thereof.

  The Amended and Restated Partnership Agreement provides that whenever a conflict of interest arises between the General Partner or its affiliates, on the one hand, and the Partnership or any other partner, on the other, the General Partner shall resolve such conflict. The General Partner shall not be in breach of its obligations under the Amended and Restated Partnership Agreement or its duties to the Partnership or the Unitholders if the resolution of such conflict is fair and reasonable to the Partnership, and any resolution shall conclusively be deemed to be fair and reasonable to the Partnership if such resolution is (i) approved by the Audit Committee (although no party is obligated to seek such approval and the General Partner may adopt a resolution or course of action that has not received such approval), (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) fair to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). In resolving such conflict, the General Partner may (unless the resolution is specifically provided for in the Amended and Restated Partnership Agreement) consider the relative interests of the parties involved in such conflict or affected by such action, any customary or accepted industry practices or historical dealings with a particular person or entity and, if applicable, generally accepted accounting or engineering practices or principles and such other factors as it deems relevant. Thus, unlike the strict duty of a fiduciary who must act solely in the best interests of his beneficiary, the Amended and Restated Partnership Agreement permits the General Partner to consider the interests of all parties to a conflict of interest, including the interests of the General Partner. In connection with the resolution of any conflict that arises, unless the General Partner has acted in bad faith, the action taken by the General Partner shall not constitute a breach of the Partnership Agreement, any other agreement or any standard of care or duty imposed by the DRULPA or other applicable law. The Amended and Restated Partnership Agreement also provides that in certain circumstances the General Partner may act in its sole discretion, in good faith or pursuant to other appropriate standards.

  The DRULPA provides that a limited partner may institute legal action on behalf of the partnership (a partnership derivative action) to recover damages from a third party where the general partner has refused to institute the action or where an effort to cause the general partner to do so is not likely to succeed. In addition, the statutory or case law of certain jurisdictions may permit a limited partner to institute legal action on behalf of himself or all other similarly situated limited partners (a class action) to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

  The Amended and Restated Partnership Agreement also provides that any standard of care and duty imposed thereby or under the DRULPA or any applicable law, rule or regulation will be modified, waived or limited, to the extent permitted by law, as required to permit the General Partner and its officers and directors to act under the Amended and Restated Partnership Agreement or any other agreement contemplated therein and to make any decision pursuant to the authority prescribed in the Amended and Restated Partnership Agreement so long as such action is reasonably believed by the General Partner to be in, or not inconsistent with, the best interests of the Partnership. Further, the Partnership Agreement provides that the General Partner and its officers and directors will not be liable for monetary damages to the Partnership, the limited partners or assignees for errors of judgment or for any acts or omissions if the General Partner and such other persons acted in good faith.

  In addition, under the terms of the Amended and Restated Partnership Agreement, the Partnership is required to indemnify the General Partner and its officers, directors, employees, Affiliates, partners, agents and trustees, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by the General Partner or other such persons, if the General Partner or such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceedings, had no reasonable cause to believe the conduct was unlawful. See "The Amended and Restated Partnership Agreement-- Indemnification." Thus, the General Partner could be indemnified for its negligent acts if it meets such requirements concerning good faith and the best interests of the Partnership.

                           PARTIES TO THE TRANSACTION

THE PARTNERSHIP AND THE OPERATING PARTNERSHIP

  The Partnership is a publicly-traded Delaware limited partnership formed in 1995 to acquire and operate the propane business of Star Gas and Petro. The Partnership's activities are conducted through the Operating Partnership (and a corporate subsidiary). Except as the context otherwise requires, references to or descriptions of operations of the Partnership include the operations of the Operating Partnership and any other subsidiary operating partnership or corporation, the Partnership's predecessor, Star Gas, and the propane operations of Petro that were acquired from Petro in December 1995.

  The Partnership is primarily engaged in the retail distribution of propane and related supplies and equipment to residential, commercial, industrial, agricultural and motor fuel customers. The Partnership believes that it is the eighth largest retail propane distributor in the United States, serving approximately 166,000 customers from 74 branch locations in the Midwest and Northeast, with total sales of approximately $135 million for the fiscal year ended September 30, 1997. Propane is used primarily as fuel for space and water heating and cooking by the Partnership's residential and commercial customers, which customers constitute the largest portion of the Partnership's customer base. In the Midwest, the Partnership services customers in Indiana, Kentucky, Michigan, Ohio and West Virginia. In the Northeast, the Partnership services customers in Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania and Rhode Island. In addition to its retail business, the Partnership serves approximately 50 wholesale customers from its wholesale operation in southern Indiana. For the nine months ended June 30, 1998, approximately 79% of the Partnership's sales (by volume of gallons sold) were to retail customers (of which approximately 55%, 19%, 19% and 7% were sales to residential customers, industrial/commercial customers, agricultural customers and motor fuel customers, respectively) and approximately 21% were to wholesale customers. Residential sales have a greater profit margin and a more stable customer base and tend to be less sensitive to price changes than the other markets served by the Partnership. Sales to residential customers for the nine months ended June 30, 1998 accounted for 67% of the

Partnership's gross profit on propane sales, reflecting the higher-margin nature of this segment of the retail market.

  The Partnership's business strategy is to maximize its cash flow and profitability, primarily through (i) internal growth, (ii) controlling operating costs and (iii) acquisitions that have the potential for generating attractive returns on investment. The retail propane industry is mature, experiences only limited growth in total demand for the product and is large and highly fragmented, with approximately 6,000 independently owned and operated distributors. Given these characteristics, the Partnership's acquisition strategy is focused on acquiring smaller to medium-sized local and regional independent propane distributors, particularly those with a relatively large percentage of residential customers, which generate higher margins than other types of customers, and those located in the Midwest and Northeast, where the Partnership believes it can attain higher margins than in other areas of the United States.

  To facilitate the Partnership's acquisition strategy, the Operating Partnership has bank credit facilities, which consist of a $25 million acquisition facility and a $12 million working capital facility (collectively, the "Bank Credit Facilities"). As of June 30, 1998, $1.0 million was outstanding under these facilities. In addition to borrowings under the Bank Credit Facilities, the Partnership may fund future acquisitions from internal cash flow or from the issuance of additional Partnership interests or debt securities.

  While the Partnership regularly considers and evaluates acquisitions as part of its ongoing acquisition program, the Partnership does not have any present agreements or commitments with respect to any material acquisition other than the Transaction. The General Partner has broad discretion in making acquisitions and it is expected that the General Partner will not generally seek approval by the Partnership's limited partners of acquisitions. See "Risk Factors."

  For information concerning weather conditions, and other factors that could adversely affect the Partnership's operations, see "Risk Factors--Risks to Petro Common Stockholders--Weather Conditions Affect the Demand for Propane."

  Additional information about the Partnership is included in the Partnership's Annual Report on Form 10-K for its fiscal year ended September 30, 1997 and the other documents relating to the Partnership that are incorporated herein by reference. See "Incorporation of Certain Documents By Reference."

PETRO

  Petro is a Minnesota corporation engaged primarily in the retail distribution of home heating oil in the Northeast and Mid-Atlantic states. Petro serves approximately 340,000 customers from 24 branch locations in such states, including metropolitan Boston, New York City, Baltimore, Providence, and Washington, D.C., with total sales of approximately $548.1 million for the year ended December 31, 1997. Petro believes that it is the largest retail distributor of home heating oil in the United States. As an adjunct to its heating oil business, Petro installs and repairs heating equipment. Petro considers such services, which are typically not designed to generate profits, to be an integral part of its basic fuel oil business and generally does not provide service to any person who is not a home heating oil customer. To a limited extent, Petro also markets other petroleum products, including diesel fuel and gasoline, to commercial customers. In addition, through Star Gas Petro has a 40.5% equity interest in the Partnership.

  The home heating oil industry is large, highly fragmented and undergoing consolidation, with approximately 3,700 independently owned and operated home heating oil distributors in the Northeast. Petro has been the principal consolidator in this industry and, since 1979, when Petro's current management assumed control, has acquired over 180 retail heating oil distributors. Petro acquires distributors in both new and existing markets and integrates them into the existing operations. Economies of scale are realized from these purchases through its centralization of accounting, data processing, fuel oil purchasing, credit and marketing functions. Petro is well known in the heating oil industry and is regularly contacted by potential sellers. As a result of its growth strategy, heating oil sales volume increased from 59.4 million gallons in 1980 to 410.3 million gallons for the year ended December 31, 1997, a compound annual growth rate of 12%. Despite its size, Petro estimates that its customer base represents only approximately 5% of the residential home heating oil customers in the Northeast.

  Petro has been implementing an operational restructuring program, including a "brand name" identity program to, among other things, reduce customer attrition and improve operating margins.

  Following the completion of the Transaction, Petro will operate as a wholly-owned indirect subsidiary of the Operating Partnership.

  Additional information about Petro is included in Petro's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and other documents relating to Petro that accompany this Proxy Statement. See "Incorporation of Certain Documents By Reference."

                            THE UNITHOLDERS MEETING

DATE, TIME AND PLACE

  The Unitholders Meeting will be held on          , 1999, at        a.m., New
York City time, at                             New York, New York.

PURPOSE

  The purpose of the Unitholders Meeting is to consider and vote upon the Acquisition Proposal, the Amendment Proposal and the General Partner Proposal.

STAR GAS RECORD DATE

  The close of business on             , 1999 has been fixed by the Star Gas
Board as the record date (the "Star Gas Record Date") for the determination of Common Unitholders entitled to notice of, and to vote at, the Unitholders Meeting and any adjournment or postponement thereof. On the Star Gas Record Date, there were 3,858,999 Common Units issued and outstanding, held by
approximately            holders of record.

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE STAR GAS BOARD

  The Special Committee believes that the Transaction is in the best interests of the Public Common Unitholders and has recommended the Transaction to the Star Gas Board. Based on such recommendation, the Star Gas Board unanimously recommends that Common Unitholders vote FOR the Star Proposals. See "The Transaction--Background and Reasons for the Transaction."

PROXIES AND REVOCABILITY OF PROXIES

  A proxy card for voting at the Unitholders Meeting is enclosed with this Proxy Statement, which is being mailed to all holders of Common Units as of the Star Gas Record Date. When a proxy card is returned, properly completed, signed and dated, the Common Units represented thereby will be voted in accordance with the instructions contained on the proxy card. If a Common Unitholder does not attend the Unitholders Meeting and does not return the signed proxy card, such holder's shares will not be voted, and this will have the effect of a vote "AGAINST" the matters to be voted on at the Unitholders Meeting. Common Unitholders are urged to mark the box on the proxy card to indicate how Common Units represented by the proxy card are to be voted. An executed proxy card that does not indicate how Common Units are to be voted will be voted "FOR" all Star Proposals. Star Gas does not intend to bring any matters before the Unitholders Meeting, other than approval of the Star Proposals, and does not know of any other matters sought to be brought before the Unitholders Meeting by others. If any business other than the Star Proposals is brought before the Unitholders Meeting, the Common Units represented by a proxy card will be voted by those persons appointed by Star Gas to vote the Common Units represented by the proxy card according to their best judgment. The proxy card also confers discretionary authority on the persons appointed by Star Gas named on the proxy card to vote the Common Units represented thereby on any other procedural matter that is properly presented for action at the Unitholders Meeting.

  The execution of a proxy card will not affect a Unitholder's right to attend the Unitholders Meeting and vote in person. A Unitholder who has given a proxy may revoke it at any time before it is exercised at the Unitholders Meeting by
(a) delivering a written notice of revocation to the Vice President--Finance of Star Gas, (b) executing and submitting a proxy card bearing a later date or (c) attending the Unitholders Meeting and voting in person. However, the mere presence at the Unitholders Meeting by a person who has given a proxy will not revoke such proxy.

  Unless the arrangement between the beneficial owner and a broker or other nominee holder provides otherwise, brokers and other nominee holders of Common Units will not have discretionary authorization to vote Common Units on any of the matters to be voted thereon in the absence of instructions from the beneficial owners of such Common Units. Beneficial owners are therefore urged to provide instructions to such brokers or other nominees concerning how they wish their Common Units to be voted. Abstentions and broker non-votes are each included in the determination of the number of Common Units present for quorum purposes. Abstentions and broker non-votes will in effect be votes against the Star Proposals because approval thereof requires the affirmative vote of the holders of a majority of all Common Units.

COST OF SOLICITATION OF PROXIES

  Petro, which has agreed to reimburse the Partnership for the expenses incurred by the Partnership in connection with the Transaction, will bear all costs relating to the solicitation of proxies from the Common Unitholders and will reimburse banks, brokerage houses, custodians, nominees, fiduciaries, and other persons holding Common Units in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of Common Units. The Partnership has engaged
                         , a professional proxy solicitation firm (the
"Solicitation Agent"), to solicit proxies on behalf of the Partnership. The
Partnership will pay such firm a fee of $         , plus expenses, for so
acting. An additional fee of $              will be paid to such firm if the
Star Proposals are adopted. In addition, certain officers, directors and regular employees of Star Gas may, without additional compensation, solicit proxies by personal interview, telephone, telex, telegram, facsimile or similar means of communication.

VOTING RIGHTS; VOTE REQUIRED

  Except for certain limitations discussed below, each person deemed to be a "Record Holder" of Common Units on the Star Gas Record Date will have a vote according to their percentage interest in the Partnership on such date. Under the Partnership Agreement as currently in effect, a "Record Holder" of Common Units means the person in whose name such Common Units are registered on the books of the transfer agent for the Common Units at the opening of business on the Star Gas Record Date, which includes both persons who have been admitted to the Partnership as limited partners or substitute limited partners and transferees of Common Units who have executed and delivered to such transfer agent a transfer application as required by the Partnership Agreement, but who have not yet been admitted to the Partnership as substitute limited partners.

  The Partnership Agreement also provides that Common Units held in nominee or street name account will be voted by the broker (or other nominee) pursuant to the instructions of the beneficial

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owner, unless the arrangement between the beneficial owner and his nominee provides otherwise. The Partnership is entitled to assume that such nominee is acting at the direction of the beneficial owner without further inquiry.

  The Partnership Agreement requires, in order to approve and adopt each of the Star Proposals to be considered at the Unitholders Meeting, the affirmative vote of at least a Unit Majority. "Unit Majority" is, for this purpose, defined in the Partnership Agreement to mean those persons holding at least a majority of the outstanding Common Units (other than Common Units owned by Star Gas or any of its affiliates).

  The Transaction cannot be effected without approval of each of the Star Proposals by the Common Unitholders.

  Holders of Common Units should not send any unit certificates with their proxy cards.

QUORUM; ADJOURNMENT

  The Partnership Agreement provides that the presence at the Unitholders Meeting, either in person or by proxy, of a Unit Majority is necessary to constitute a quorum at the Unitholders Meeting. The Partnership Agreement also provides that, in the absence of a quorum, the Unitholders Meeting may be adjourned from time to time by the affirmative vote of the holders of a majority of the Common Units represented either in person or by proxy.

  The Partnership Agreement provides that, when a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new record date need not be fixed if the time and place of the adjourned meeting is announced at the meeting at which the adjournment is taken, unless such adjournment is for more than 45 days. At an adjourned meeting, the Partnership may transact any business that might have been transacted at the original meeting.

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

                              THE SPECIAL MEETING

DATE, TIME AND PLACE

  The Special Meeting will be held on        , 1999, at 10:00 a.m., New York
City time, at                                            , New York, New York.

PURPOSE

  The purpose of the Special Meeting is to consider and vote upon the Acquisition Proposal.

PETRO RECORD DATE

  The Petro Board has fixed the close of business on         , 1999, as the
record date (the "Petro Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on the Petro Record Date will be entitled to vote at the Special Meeting and any adjournment or postponement thereof. As of the close of business on the Petro Record Date, there were issued and outstanding 23,964,962 shares of Class A
Common Stock, held by       record holders; and 2,597,519 shares of Class C
Common Stock, held by 24 record holders.

PETRO BOARD RECOMMENDATION

  The Petro Board has determined that the Transaction is fair and in the best interests of the Public Common Stockholders and has, therefore, approved the Merger Agreement and the Exchange Agreement, and unanimously recommends that the Common Stockholders vote FOR the Acquisition Proposal.

PROXIES AND REVOCABILITY OF PROXIES

  A proxy card for voting at the Special Meeting is enclosed with this Proxy Statement, which is being mailed to all Common Stockholders of record as of the Petro Record Date. When a proxy card is returned, properly completed, signed and dated, the shares of Common Stock represented thereby will be voted in accordance with the instructions on the proxy card. If a Common Stockholder does not attend the Special Meeting and does not return the signed proxy card, such holder's shares will not be voted, and this will have the effect of a vote "AGAINST" the matters to be voted on at the Special Meeting. Common Stockholders are urged to mark the box on the proxy card to indicate how the shares represented by the proxy card are to be voted. An executed proxy card that does not indicate how the shares of Common Stock is to be voted will be voted "FOR" approval of the Acquisition Proposal. The Petro Board does not intend to bring any matters before the Special Meeting, other than approval of the Acquisition Proposal, and does not know of any other matters sought to be brought before the Special Meeting by others. If any business other than the Acquisition Proposal is brought before the Special Meeting, the shares of Common Stock represented by a proxy card will be voted by those persons appointed by the Petro Board to vote the shares of Common Stock represented by the proxy card according to their best judgment. The proxy card also confers discretionary authority on the persons appointed by the Petro Board named on the proxy card

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

to vote the shares represented thereby on any other procedural matter that is properly presented for action at the Special Meeting.

  The execution of a proxy card will not affect a Common Stockholder's right to attend the Special Meeting and vote in person. A Common Stockholder who has given a proxy may revoke it at any time before it is exercised at the Special Meeting by (a) delivering a written notice of revocation to the Secretary of Petro, (b) executing and submitting a proxy card bearing a later date, or (c) attending the Special Meeting and voting in person. However, the mere presence at the Special Meeting by a person who has given a proxy will not revoke such proxy.

  Unless the arrangement between the beneficial owner and a broker or other nominee holder provides otherwise, brokers and other nominee holders of Common Stock will not have discretionary authorization to vote shares of Common Stock on any of the matters to be voted thereon in the absence of instructions from the beneficial owners of such Common Stock. Beneficial owners are therefore urged to provide instructions to such brokers or other nominees concerning how they wish their Common Stock to be voted. Abstentions and broker non-votes are each included in the determination of the number of shares of Common Stock present for quorum purposes. Abstentions and broker non-votes will in effect be votes against the Acquisition Proposal because approval thereof requires the affirmative vote of the holders of a majority of all shares of Common Stock.

COST OF SOLICITATION OF PROXIES

  Petro will bear all costs relating to the solicitation of proxies from Common Stockholders and will reimburse banks, brokerage houses, custodians, nominees, fiduciaries, and other persons holding Common Stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of Common Stock. Petro has engaged the Solicitation Agent to solicit proxies on behalf of Petro. Petro will pay such
firm a fee of $   , plus expenses, for so acting. An additional fee of $
will be paid to such firm if a majority of the Common Stockholders vote in favor of the Acquisition Proposal. In addition, certain officers, directors and regular employees of Petro may, without additional compensation, solicit proxies by personal interview, telephone, telex, telegram, facsimile or similar means of communication.

VOTING RIGHTS; VOTE REQUIRED

  All Common Stockholders of record at the close of business on the Petro Record Date are entitled to vote at the Special Meeting. Holders of each class of Common Stock, voting as a separate class, will have one vote for each share with respect to the Acquisition Proposal. The affirmative vote of the holders of a majority of the Class A Common Stock outstanding as of the Petro Record Date, voting as a class, the affirmative vote of the holders of the Class C Common Stock outstanding as of the Petro Record Date, voting as a class, and the affirmative vote of the holders of a majority of the Class A Common Stock outstanding as of the Petro Record Date (other than shares held by the directors and officers of Petro and their affiliates) is required to approve the Acquisition Proposal.

  The directors and executive officers of Petro and affiliates beneficially owned, as of the Record Date, 11,953,432 shares of Common Stock (excluding all options to purchase shares of Class A

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

Common Stock and Class C Common Stock). The holders of  % of the shares of
Class A Common Stock and     % of the shares of Class C Common Stock have
agreed to vote for the Acquisition Proposal at the Special Meeting.

  Directors and executive officers of Star Gas and their affiliates (other than those persons who were also directors or executive officers of Petro) did not beneficially own, as of the Petro Record Date, any shares of Common Stock and no shares of Common Stock were owned by the Partnership or Star Gas.

  The Transaction cannot be effected without approval of the Acquisition Proposal by the Common Stockholders.

  Holders of Common Stock should not send any stock certificates with their proxy cards. If the Transaction is effected, Common Stockholders will be provided with transmittal materials for the surrender of Petro stock certificates in exchange for certificates representing Senior Subordinated Units of the Partnership or cash payments, as applicable.

PETRO PREFERRED STOCK

  The Acquisition Proposal also requires the approval of the holders of a majority of all shares of Petro's Junior Preferred Stock, Public Preferred Stock and Private Preferred Stock (collectively, the "Petro Preferred Stock"), outstanding as of the Petro Record Date, voting separately as a class. The holders of 100% of the Petro Preferred Stock outstanding as of the Petro Record Date have granted irrevocable proxies to Petro or have agreed to vote their shares for the Acquisition Proposal.

  As of the Petro Record Date, no shares of Petro Preferred Stock were beneficially owned by any of the directors and executive officers of Petro or Star Gas or any of their affiliates or by the Partnership or Star Gas.

CLASS B SHARES

  There are 11,228 Class B Shares currently outstanding representing less than .1% of the issued and outstanding shares of common stock of Petro, which will remain outstanding following the Effective Time.

QUORUM; ADJOURNMENT

  Petro's Restated Bylaws provide that the presence at the Special Meeting, either in person or by proxy, of a majority of the Common Stockholders is necessary to constitute a quorum at the Special Meeting. Petro's Restated Bylaws also provide that, in the absence of a quorum, the Special Meeting may be adjourned from time to time by the affirmative vote of the holders of a majority of shares of the Common Stock represented either in person or by proxy.

  Petro's Restated Bylaws provide that, when a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new record date need not be fixed if the time and place of the adjourned meeting is announced at the meeting at which the adjournment is taken. At an adjourned meeting at which a quorum is present, the Partnership may transact any business that might have been transacted at the original meeting.

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

                                THE TRANSACTION

  The following discussion includes summaries of the principal provisions of the Merger Agreement and the Exchange Agreement, together with certain additional information. The descriptions of the Merger Agreement and the Exchange Agreement contained in this Proxy Statement do not purport to be complete and are qualified in their entirety by reference to the complete text of the Merger Agreement and the Exchange Agreement, copies of which (excluding the exhibits and schedules thereto) are attached hereto as Annexes A and B, respectively, and incorporated herein by reference. Common Unitholders and Common Stockholders are urged to read the Merger Agreement, the Exchange Agreement and other Annexes in their entirety.

DESCRIPTION OF THE TRANSACTION

  The Transaction can be viewed as having four principal parts:

    (a) The acquisition of Petro by the Partnership, which will be accomplished through the Exchange and the Merger. In the Exchange, certain affiliates of Petro will exchange 11,953,432 shares of Common Stock for approximately 858,532 Senior Subordinated Units, 577,205 Junior Subordinated Units and 278,973 General Partner Units. In the Merger, Mergeco, a wholly-owned subsidiary of the Partnership, will merge with and into Petro, with Petro surviving the Merger. Pursuant to the Merger, the Public Common Stockholders will exchange their 14,609,049 shares of Common Stock for approximately 1,908,526 Senior Subordinated Units.

    (b) The Equity Offering, pursuant to which the Partnership expects to sell approximately 6.4 million Common Units, and the Debt Offering, pursuant to which Petro Holdings expects to sell $120 million of Petro Holdings Senior Subordinated Debt. The net proceeds of the Equity Offering and the Debt Offering, which are expected to be approximately $247.5 million (assuming an offering price in the Equity Offering of $22.00 per Common Unit), will be used to redeem certain debt and preferred stock of Petro.

    (c) The withdrawal of Star Gas as the general partner of the Partnership and the Operating Partnership and the election of Star Gas LLC as the successor general partner.

    (d) The adoption of certain amendments to the Partnership Agreement and the Operating Partnership Agreement. See "Amendment of the Partnership Agreement."

DESCRIPTION OF THE MERGER AND THE EXCHANGE

 The Merger

  Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, (a) Mergeco will merge with and into Petro, and the separate corporate existence of Mergeco will cease; (b) Petro will survive and continue to exist as a Minnesota corporation and as a wholly-owned indirect subsidiary of the Operating Partnership; (c) each share of the common stock of Mergeco outstanding immediately prior to the Effective Time will be converted into one newly issued, fully paid and non-assessable share of common stock of Petro as the "Surviving Corporation"; (d) each share of Common Stock held by Petro as Treasury Stock or owned by Mergeco will be canceled and retired and no consideration will be issued in exchange therefor; (e) each share of Common Stock held by a dissenting Common Stockholder who has perfected his dissenters' rights under the MBCA

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

will represent only the right to receive "fair value" for such shares, as determined pursuant to the MBCA, unless such dissenting Common Stockholder withdraws his Fair Value Demand (as defined in the MBCA) or loses his dissenters' rights, in which case, such shares will be converted into Senior Subordinated Units as described below in subparagraph (g)(1) below; (f) each outstanding option to purchase shares of Common Stock granted to employees and directors of Petro and its subsidiaries that is vested at the Effective Time or becomes vested by reason of the Merger will cease to represent the right to acquire shares of Common Stock and will be converted into an option to purchase
 .13064 of a Senior Subordinated Unit at an exercise price equal to the quotient of dividing the original exercise price by .13064, and such options shall thereupon be assumed by the Partnership; and (g) each share of Common Stock outstanding immediately prior to the Effective Time (excluding shares as to which dissenters' rights have been perfected and shares held by Petro or Mergeco) will cease to be outstanding and will be converted as follows:

    (1) each outstanding share of Common Stock will be converted into .13064 of a Senior Subordinated Unit, with cash being paid in lieu of any fractional Senior Subordinated Unit;

    (2) each outstanding share of Junior Convertible Preferred Stock will be converted into .13064 of a Common Unit, with cash being paid in lieu of any fractional Common Unit;

    (3) each outstanding share of Public Preferred Stock will be converted into the right to receive cash in the amount of $23.00 plus accrued and unpaid dividends; and

    (4) each outstanding Class B Share will remain unchanged.

  Up to an aggregate of 909,000 additional Senior Subordinated Units may be issued to the holders of Senior Subordinated Units, Junior Subordinated Units and General Partner Units, on a pro rata basis, but only if Petro satisfies certain financial goals during the five-year period following the closing of the Transaction.

  Subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement and described in "--Conditions to Consummation of the Merger," the Merger will become effective upon the later to occur of (a) the filing of a certificate of merger in the office of the Secretary of State of Delaware and
(b) the filing of articles of merger with the Minnesota Department of State, or such later date and time as may be set forth in such certificate of merger and articles of merger (the "Effective Time"). The Merger will have the effects prescribed in the Delaware General Corporation Law (the "DGCL") and the MBCA. Directors of Petro who are also employees of Petro immediately prior to the Effective Time and officers of Petro immediately prior to the Effective Time will be those of Petro following the Effective Time.

  If the Partnership changes the number of Common Units outstanding prior to the Effective Time by reason of a subdivision, dividend in the form of equity interests, split, reclassification, recapitalization or combination, the foregoing exchange ratios and the average closing prices of Common Units applicable to the payment of cash in lieu of fractional Common Units will be proportionately adjusted.

  Consummation of the Merger is subject to various conditions. See "-- Conditions to Consummation of the Merger."

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

 The Exchange

  The Exchange will occur immediately prior to the Merger and is comprised of the following elements:

    (a) The LLC Owners will form Star Gas LLC, to which they will contribute an aggregate of 1,753,546 shares of Common Stock in exchange for all of the limited liability company interests in Star Gas LLC. Star Gas LLC will contribute the shares of Common Stock received in the preceding step to Petro in exchange for 278,973 General Partner Units (representing all of the General Partner Units) in the Partnership. In addition, the LLC Owners will contribute 3,628,146 shares of Common Stock to the Partnership in exchange for 577,205 Junior Subordinated Units.

    (b) In addition, certain other Common Stockholders of Petro that are parties to a shareholders' agreement with the LLC Owners with respect to the Class C Common Stock will contribute 6,571,740 shares of Common Stock to the Partnership in exchange for 858,532 Senior Subordinated Units.

RELATED FINANCING AND REFINANCING TRANSACTIONS

  An integral element of the Transaction is the refinancing of Petro's outstanding debt and preferred stock in order to substantially reduce Petro's ongoing borrowing costs, which is expected to increase the cash flow of the combined entity. This refinancing will be accomplished through several related transactions that are described below and will close substantially simultaneously with the closing of the Transaction.

 Public Offerings

  Key elements in the related financing are the Equity Offering and the Debt Offering by the Partnership. The Partnership will offer for sale to the public approximately 6.4 million Common Units (assuming an offering price of $22.00 per Common Unit) the net proceeds of which are estimated to be $132.1 million. Petro Holdings will sell to the public approximately $120.0 million of Petro Holdings Senior Subordinated Debt, the net proceeds of which are estimated to be $115.4 million. It is expected that the Partnership will guarantee the Petro Holdings Senior Subordinated Debt.

  The net proceeds of the Equity Offering and the Debt Offering will be used to redeem the Petro public debt and preferred stock and to pay for the expenses of the Transaction.

 Petro Private Debt and Preferred Stock

  Petro has entered into agreements (the "Private Debt Agreements") with the holders (the "Private Noteholders") of

    (i) its outstanding 10.90% Senior Notes due 2002 (the "Senior Notes") in the aggregate principal amount of $60 million; and

    (ii) its 14.1% Senior and Subordinated Notes due 2001 (the "14.1% Notes" and together with the Senior Notes, the "Petro Private Debt") in the aggregate principal amount of $4.1 million (after payment of the January 1999 installment).

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

  Pursuant to the Private Debt Agreements at the Effective Time:

      (a) the holders of the Senior Notes will exchange such Notes for $63.1 million aggregate principal amount of 9.0% Senior Notes due 2002 of Petro (the "New 9% Notes"); and

      (b) the holders of the 14.1% Notes will exchange such notes for $2.2 million aggregate principal amount of 10.25% Senior Notes due 2001 of Petro and $2.2 million principal amount of 10.25% Subordinated Notes due 2001 of Petro (collectively, the "New 10.25% Notes"). The New 9% Notes and the New 10.25% Notes will be guaranteed by the Partnership and Petro Holdings. (The New 9% Notes and the New 10.25% Notes are collectively referred to as the "New Private Notes").

  Petro has also entered into an agreement with the holder of $4.1 million in face value of its 1989 Preferred Stock to redeem such 1989 Preferred Stock at 100% of face value plus accrued but unpaid dividends immediately prior to the Effective Time.

 Petro Public Debt and Public Preferred Stock

  In September 1998, Petro completed an exchange offer (the "Debt Exchange Offer") with the holders of Petro's 10 1/8% Subordinated Notes due 2003 ("10 1/8% Notes"), 12 1/4% Subordinated Debentures due 2005 ("12 1/4% Debentures") and 9 3/8% Subordinated Debentures due 2006 ("9 3/8% Debentures," and together with the 10 1/8% Notes and the 12 1/4% Debentures, the "Old Public Debt") and entered into individually negotiated agreements (the "Preferred Stock Agreements") with the holders of its 12 7/8% Series B exchangeable preferred stock (the "Old Public Preferred Stock," and together with the Old Public Debt, the "Old Securities").

  Pursuant to the Debt Exchange Offer and the Preferred Stock Agreements the holders (the "Tendering Holders") of approximately 98.5% in aggregate principal amount and liquidation preference of the Old Securities exchanged the Old Securities for a like principal amount and liquidation preference of New Public Debt and New Public Preferred Stock, the terms of which are in all material respects the same as the terms of the Old Public Debt and the Old Public Preferred Stock, except that

    (1) the New Public Debt is senior to the Old Public Debt, and

    (2) the terms of the New Public Debt and the New Public Preferred Stock (collectively, the "New Public Securities")

      (a) give Petro the right to redeem (the "Redemption Right") the New Securities in connection with the consummation of the Transaction at the following redemption prices:

             (i) 103.5% of face value for the new 12 1/4% Debentures;

             (ii) 100% of face value for the new 10 1/8% Notes and the 9 3/8% Debentures; and

             (iii) $23.00 per share for the new Public Preferred Stock; and

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

      (b) eliminate substantially all covenants from the indentures under which the Old Public Debt was issued. The Tendering Holders of the Old Public Preferred Stock have also granted Petro an irrevocable proxy to vote their shares of New Public Preferred Stock in favor of the Acquisition Proposal at the Special Meeting.

  In connection with the Debt Exchange Offer, Petro issued an aggregate of 786,690 shares of Junior Convertible Preferred Stock (the "Exchange Shares") to the Tendering Holders. At the Effective Time, pursuant to the Merger, the Exchange Shares will be converted into an aggregate of 102,773 Common Units. Holders of Exchange Shares have also granted Petro an irrevocable proxy or have agreed to vote such Exchange Shares in favor of the Acquisition Proposal.

BACKGROUND OF AND REASONS FOR THE TRANSACTION

 Background of the Transaction

  In May 1997, Mr. Kevin McCarthy, then of Smith Barney Inc., contacted Irik Sevin, Chairman of the Board and Chief Executive Officer of Petro, to determine Petro's interest in a strategic business combination with the Partnership (the "Proposed Transaction"). Mr. McCarthy, who had previously been associated with PaineWebber Incorporated ("PaineWebber"), had provided investment banking services to, and was very familiar with, both Petro and the Partnership.

  On May 2 and May 7, 1997, Mr. McCarthy and other Smith Barney bankers presented the following concept to Mr. Sevin. In their view, Petro's Common Stock was not fully valued in the public market place due to, in large measure, a lack of research analyst coverage and investor interest resulting from a number of factors. Mr. McCarthy noted that despite Petro's preeminent position in the home heating oil industry, the public market had always had a difficult time valuing its Common Stock due to (i) there being no other comparable publicly traded companies, (ii) its being a cash flow oriented company with no earnings per share, which is a standard measure used to value publicly traded common stocks, and (iii) its small equity market capitalization. Mr. McCarthy went on to note that while Petro was the principal consolidator of the home heating oil industry, its capital structure was limiting its full growth potential. He suggested that converting Petro into an MLP format would address these various issues. He noted that Petro would benefit from the relatively broad research coverage provided the relatively large number of publicly traded MLPs. In addition, these entities were valued on a cash flow basis, similar to Petro's financial orientation, and that the combined Petro/Star MLP would have a significantly increased market capitalization. Also of significance was that the MLP format would give Petro access to lower cost capital and increase its financial flexibility to fund its growth through acquisition strategy.

  Mr. McCarthy went on to note that he believed that combining the Partnership and Petro could also significantly benefit the Partnership. While the Partnership had been performing relatively well operationally, there had been a significant increase in competition for propane acquisitions, the major source of the Partnership's growth. This not only was impacting the number of acquisitions the Partnership could make but was also increasing the purchase price multiples paid for propane companies. Both of these factors combined to limit the potential growth in the Partnership's annual cash flow from its acquisition program. The combination with Petro could provide an additional source of acquisition opportunities at lower purchase price multiples resulting from Petro's preeminent position in the home heating oil industry and the significantly lower level of competition in that industry for acquisitions. Combining Petro's acquisition opportunities with the Partnership's access to lower cost capital suggested the combination of the two companies made strategic sense.

  During May and June 1997, Mr. Sevin had several meetings and telephone calls with representatives of Smith Barney and other financial and legal advisors concerning various business, tax and regulatory aspects of the Proposed Transaction.

  On June 5, 1997, at a Petro Board meeting, Mr. Sevin described the Proposed Transaction and its benefits. In addition to the original benefits outlined by Mr. McCarthy, the Proposed Transaction was now structured to refinance Petro's relatively high cost long-term debt and preferred stock with lower cost Partnership equity and a new issue of debt further increasing the combined entity's distributable cash flow.

  Mr. Sevin informed the Petro Board that not all aspects of the Proposed Transaction had been fully developed and that he had not made any presentation concerning the combination to the Star Gas Board. After discussing the matter, a consensus was reached that the Proposed Transaction seemed interesting and that Mr. McCarthy should be invited to make a formal presentation to the Petro Board.

 Mr. McCarthy Presents the Proposed Transaction to the Petro Board

  On July 24, 1997, the Petro Board met to hear Mr. McCarthy make a formal presentation regarding the Proposed Transaction. Initially, Mr. McCarthy explained that he had terminated his relationship with Smith Barney and had reassociated with PaineWebber as a Managing Director in its Investment Banking Division. Mr. McCarthy then reviewed the overall strategic rationale for the proposed Transaction.

  Mr. McCarthy went on to describe the Proposed Transaction's structure indicating that it would have two fundamental components. The first was Petro's becoming a wholly-owned subsidiary of the Partnership, by virtue of the Public Common Stockholders and a limited number of affiliated Common Stockholders exchanging their shares for publicly traded Senior Subordinated Units with a certain number of Petro shares being exchanged for Junior Subordinated Units that would not be publicly traded. He indicated that in order to provide the Public Common Stockholders with a publicly traded Partnership unit with sufficient earnings coverage, there needed to be a certain number of Units junior to those securities. The second component of the Transaction was the refinancing of Petro's outstanding, relatively high-cost debt and preferred stock through the sale of lower-cost, new Partnership equity and debt.

  Mr. McCarthy then enumerated the benefits of the Proposed Transaction to Common Stockholders as well as to the Partnership. Mr. McCarthy briefly outlined the following benefits to the Partnership's Common Unitholders: (i) a significant increase in distributable cash flow, (ii) an increase in the annualized Minimum Quarterly Distribution from $2.20 to $2.30, (iii) improved distribution coverage, (iv) larger equity market capitalization and resulting liquidity to Unitholders and (v) improved growth potential in an otherwise relatively stagnant market. Mr. McCarthy went on to note that the most important considerations in valuing MLPs are their growth, ability to make distributions, and size. The combination of the Partnership and Petro would improve the Partnership's measures in each of these areas.

  After review and discussion by the Petro Board of this concept, it authorized Mr. Sevin to consult further with PaineWebber concerning the Proposed Transaction, and to present it to the Star Gas Board. In this regard, it was determined that it would be most appropriate to approach the two members of the Star Gas Board who were not officers, directors or employees of Petro to ascertain their views about the Proposed Transaction, since the remaining members of such Board were also directors or officers of Petro. The Petro Board recognized that in light of the potential conflict of interest, the Proposed Transaction should be analyzed and approved by the non-Petro members of the Star Gas Board.

  The Petro Board also instructed Petro's management to closely monitor the impact of Petro's recently instituted regionalization and product branding programs as it believed that Petro's ability to operate more efficiently and with more customer sensitivity would be an important element to the success of any business combination.

 PaineWebber Informally Discusses the Proposed Transaction with the Non-Petro Directors of Star Gas

  On September 2, 1997, at the request of Mr. Sevin, Mr. McCarthy had a meeting with the non-Petro directors of the Star Gas Board, Mr. William Nicoletti and Ms. Elizabeth Lanier, concerning the combination of Petro and the Partnership. Mr. Nicoletti and Ms. Lanier indicated that they had a number of questions concerning the Proposed Transaction, but that they believed that the Partnership would be willing to consider such a combination.

 Petro Considers Alternative Transactions

  In December 1997 and January 1998, Petro also began to explore other transactions. Mr. Sevin met with representatives of a large natural gas utility to explore the possibility of forming a joint venture acquisition corporation. However, such discussions did not progress beyond the preliminary stages. In addition, Mr. Sevin met with an investment banking firm which had a relationship with an energy marketing company that was seeking investment opportunities. Mr. Sevin believed that Petro's large customer base would provide this company with cross-marketing potential adding to the attractiveness of forming a joint venture acquisition corporation with Petro. After discussions held in January 1998, this company indicated that it was not interested in forming such a joint venture with Petro.

  PaineWebber Formally Presents the Proposed Transaction to the Star Gas Board

  On January 26, 1998, Mr. McCarthy made a formal presentation concerning the Proposed Transaction to the Star Gas Board. He first described the underlying rationale of the Proposed Transaction.

  Mr. McCarthy then detailed the Proposed Transaction's structure:

  . Petro would combine with the Partnership, becoming a wholly-owned subsidiary of the Operating Partnership.

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

  . The Public Common Stockholders (as well as certain affiliated Common
    Stockholders) would receive publicly traded Senior Subordinated Units.

  . Certain affiliated Common Stockholders would be required to exchange their shares for Junior Subordinated Units that would be junior to the Senior Subordinated Units offered the Public Common Stockholders and would not be publicly traded. Mr. McCarthy indicated that this condition was required to provide sufficient earnings coverage of the Senior Subordinated Units to make them sufficiently attractive in the marketplace.

  . In determining the exchange ratio for Petro's Common Stock and how many
    Partnership Units would be given to the Common Stockholders, the following values were used:

   --Petro's Common Stock was being valued at $3.15/share.

   --The Senior Subordinated Units to be given to the Public Common
     Stockholders were valued on the basis of their having an 11.5% yield representing an approximately 10% discount from the Common Unit value.

   --The Junior Subordinated Units and General Partner Units were valued at an assumed 14% yield representing a 250 basis point premium over the Senior Subordinated Units based on their additional level of subordination and illiquidity.

  . As a result of the anticipated immediate accretion in distributable cash flow resulting from the Transaction, the Partnership would increase its quarterly distributions per unit from $0.55 to $0.575 (from $2.20 per unit or $2.30 per unit annually).

  . Incentive payments historically provided to the General Partner upon meeting certain performance tests would be reallocated to all Common Stockholders by distributing such rights among the Senior Subordinated Units, Junior Subordinated Units and General Partner Units pro rata.

  . The general partner of the Partnership would be a newly organized limited liability company that would be owned by affiliates of Petro.

  . The Senior Subordinated Units and Junior Subordinated Units would be subordinated to the distribution and liquidation rights of the Common Units until such time as the Partnership earned $2.30 per Unit in distributable cash flow for three years, at which time the subordination period would end.

  Mr. McCarthy then described, as he had done with the Petro Board, the benefits of the Proposed Transaction to the Public Common Unitholders and the Public Common Stockholders.

  In response to a question from the directors, Mr. McCarthy indicated that, based on a preliminary review, he did not believe that a combined propane/heating oil MLP would have a negative perception in the public market. He considered growth and ability to make distributions the key considerations for valuing an MLP, and Petro's growth potential would more than offset any impact of its having non-propane activities. In addition, he pointed out that several diversified MLPs exist and perform favorably compared to their peers.

  In response to a question concerning Petro's operating performance, Mr. McCarthy indicated that while the benefits of Petro's regionalization and branding programs had begun to be realized, the

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

implied value has yet to be factored into Petro's stock price. However, these improvements should ultimately benefit the combined entity and its future value.

 The Star Gas Board Appoints the Special Committee to Consider the Proposed Transaction

  Based on this presentation and the ensuing discussion, the Star Gas Board believed that there was a consensus to proceed with further consideration of the Proposed Transaction. Because all of the directors of Star Gas were also directors or officers of Petro, other than Mr. Nicoletti and Ms. Lanier, the Board assigned the task of exploring the proposal to them. It was decided they should act as a Special Committee to ensure that the interests of the Public Common Unitholders were independently represented in connection with the Proposed Transaction. Ms. Lanier then proposed that the Special Committee retain independent financial advisors and legal counsel to assist in a review of the Proposed Transaction. The Star Gas Board authorized the Special Committee to retain such independent financial advisor and legal counsel as they deemed appropriate.

  In January and February 1998, the Special Committee invited A.G. Edwards along with one other investment banking firm to present its qualifications to serve as financial advisor to the Special Committee. Following several meetings and discussions with A.G. Edwards and the other candidate, on March 23, 1998 the Special Committee engaged A.G. Edwards as its financial advisor. The Special Committee had previously retained Baker & Botts, L.L.P. as its legal counsel.

  On February 4, 1998, Petro's management met with investment bankers at Donaldson Lufkin & Jenrette to discuss the proposed terms for the refinancing or restructuring of Petro's public and private debt and preferred stock in connection with the Proposed Transaction.

 Mr. Sevin Reviews the Status of the Proposed Transaction with the Petro Board in February 1998

  At a February 23, 1998 Petro Board meeting, Mr. Sevin updated the Petro Board on the discussions with the Special Committee regarding the Proposed Transaction, as well as developments with other energy companies.

  The Petro Board agreed that Mr. Sevin should continue to pursue the Proposed Transaction, as well as other investment alternatives. The Petro Board then asked one of its members to assist Mr. Sevin in structuring such alternatives.

  In March 1998, Mr. Sevin met with each of Petro's three commercial banks separately to determine if the mergers and acquisitions or utility departments of such institutions could identify any public utility that was seeking to invest in deregulated energy activities or any other party that might be interested in investing in or forming a joint venture with Petro.

 Petro Commences Discussions with the Special Committee

  On March 10, 1998, Petro's representatives met with the Special Committee to discuss certain initial questions that had arisen from its discussions with potential financial advisors. Petro's representatives wanted to review with the Special Committee Petro's capitalization structure, the improvement in Petro's customer attrition rate, and its ability to continue to increase its gross profit margins and to acquire new businesses at historic rates.

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

 Petro Continues to Pursue Other Investment Alternatives

  In March and April 1998, Petro continued to pursue other investment alternatives. In April 1998, Petro's management met with representatives of two public utilities to discuss with each a possible joint venture. While one utility indicated that it was not interested in pursuing the matter, a second, which had previously expressed an interest in purchasing Petro's heating oil operations, indicated that it could possibly be interested in a joint venture. However, its conditions to pursuing further discussions of such a venture were determined to be unacceptable and discussions were ended.

  During May and June 1998, Petro had several discussions and meetings with representatives of a third public utility concerning a proposed investment in Petro either pursuant to a joint venture or the purchase of certain of Petro's operations. However, this utility determined not to proceed with such an investment and Petro indicated it was not interested in divesting of any operations.

 Petro Retains Dain Rauscher Wessels to Provide a Fairness Opinion to Petro's Public Common Stockholders

  In April 1998, Petro began a search for an independent investment banking firm with expertise in the area of MLPs which could render an opinion as to the fairness, from a financial point of view, of the consideration to be received by the Public Common Stockholders in the Proposed Transaction. On April 22, 1998, Mr. Sevin met with representatives of Dain Rauscher Wessels. On May 14, 1998, Dain Rauscher Wessels was formally engaged, and, on May 28 and May 29, 1998, Dain Rauscher Wessels met separately with the management of the Partnership and Petro in order to begin its due diligence with respect to the Partnership and Petro.

 A.G. Edwards Prepares Preliminary Status Report

  On April 28, 1998, A.G. Edwards met with the Special Committee and members of the Partnership's management to discuss and present the status of A.G. Edwards' due diligence efforts and preliminary conclusions. A.G. Edwards recommended that the Special Committee proceed in its analysis and review of a potential business combination with Petro and recommended that A.G. Edwards begin preparation of a preliminary status report (the "Preliminary Status Report") that could be shared with Petro and PaineWebber. The Preliminary Status Report would include the Special Committee's preliminary views on the structure of a potential transaction as well as its preliminary thoughts on a merger agreement and required changes to the Partnership Agreement. The Special Committee agreed.

  On May 4, 1998, A.G. Edwards delivered the Preliminary Status Report and an updated and revised preliminary financial analysis to the Special Committee. The Special Committee authorized A.G. Edwards to discuss the Preliminary Status Report with both Petro and PaineWebber.

  On May 5, 1998, at a meeting of the Board of Directors of Star Gas, the Special Committee advised the Board as to the status of the Preliminary Status Report and indicated A.G. Edwards' preliminary views as to the valuation of Petro.

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

 The Special Committee and Petro Meet to Review the Preliminary Status Report and to Negotiate the Proposed Transaction

  On May 7, 1998, the Special Committee and A.G. Edwards met with Petro and PaineWebber to discuss the Preliminary Status Report and to begin negotiations over a potential combination.

  The Special Committee took three firm negotiating positions at the May 7 meeting, which were reflected in the Preliminary Status Report. First, the Special Committee required that the Minimum Quarterly Distribution to be paid to Common Unitholders be raised from $2.20 annually to $2.30 annually. Second, the Special Committee took the position that no distributions would be paid to the holders of Senior Subordinated Units, Junior Subordinated Units and General Partner Units following a transaction that were not earned by the actual performance of the combined business following the Transaction. Third, the Special Committee took the position that the $3.15 valuation per Petro share was too high, and that the Special Committee would only look at a combination if the price was in the $2.00 per share range. In support of this third position, A.G. Edwards discussed with Petro and PaineWebber the basis for its analysis of Petro's Common Stock at $2.00 per share.

  Mr. Sevin responded that he could agree to the revised Minimum Quarterly Distribution of $2.30 and to the proposal that during the Subordination Period holders of Senior Subordinated Units, Junior Subordinated Units and General Partner Units would only receive distributions out of distributable cash generated following the closing of the Transaction. However, he indicated he could not agree to valuing Petro's Common Stock at $2.00 per share, indicating his belief that this valuation was unfairly low. He pointed out that while there are many criteria that could be used in determining the appropriate valuation for Petro's Common Stock, he believed the most important was the accretion to the Partnership resulting from the acquisition of Petro. While Mr. Sevin questioned certain of the assumptions upon which A.G. Edwards views were based, he noted that even using the most conservative assumption, a $2.00 value would (based on the projections available at such time) would result in projected accretion of approximately $.62 per unit, which could grow to over $1.00 per unit. Mr. Sevin indicated that this level of accretion was excessive and unwarranted and that the approximate $.40 per unit projected accretion resulting from a $3.15 per share price was certainly more appropriate and would still make this combination significantly attractive to the Common Unitholders. This was especially true given the greater growth potential provided by Petro which would, over time, increase the accretion to over $1.00 per Unit even at a $3.15 valuation.

  PaineWebber also indicated to A.G. Edwards that the $3.15 per unit valuation did not represent an excessive premium to market value (the "merger premium") when Petro's average stock performance for the last twelve months was considered. PaineWebber noted that the suspension of Petro's Common Stock dividends following the unusually warm weather of the first quarter of 1998 had lowered the short-term trading prices of Petro's Common Stock despite the significant improvements in Petro's operating results. In addition, PaineWebber asked A.G. Edwards to consider market statistics prepared by PaineWebber that indicated that the merger premiums for stocks priced at less than $5.00 per share were generally greater than the merger premiums for higher priced shares.

  In an attempt to bridge the valuation gap, the parties discussed having the Partnership issue additional Units to the Common Stockholders after consummation of the Transaction if Petro met certain financial goals.

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

  At the conclusion of this meeting, the parties agreed to review their respective positions.

  On May 19, 1998, representatives of A.G. Edwards met with representatives of PaineWebber and Petro in an attempt to reach an agreement on the appropriate price per share to be used to value the consideration paid to the Common Stockholders. PaineWebber provided A.G. Edwards with information concerning comparable acquisition multiples to demonstrate that a $3.15 per share price was appropriate. In addition, PaineWebber indicated that Petro's first quarter operating performance was better than the budgeted figures originally provided A.G. Edwards, which further suggested that the $3.15 valuation was appropriate.

  In order to bridge the gap in valuation, the parties began discussing a $2.50 per share value with Petro's ability to obtain additional value through the issuance of additional Senior Subordinated Units after the closing if it met certain earnings criteria. The concept was that Petro would be able to receive an additional total 909,000 Units, at a rate of 303,000 per year in each of three years that Petro provided the Partnership with $.50 per unit of accretion in distributable cash flow over the level the Partnership would earn had it not combined with Petro. It was indicated that these additional Units, if earned, would be issued pro rata to the holders of Senior Subordinated Units, Junior Subordinated Units and General Partner Units.

 A.G. Edwards Prepares a Preliminary Draft Proposal for the Transaction

  On May 20, 1998, the Special Committee met by conference telephone call with A.G. Edwards and Baker & Botts to discuss its preliminary analysis (updated by A.G. Edwards) and the status of negotiations. The group also discussed a preliminary draft proposal prepared by A.G. Edwards for submission to Petro. The Special Committee instructed A.G. Edwards to revise the preliminary draft proposal. On May 21, the Special Committee met again by conference telephone call with Baker & Botts to review such proposal. A.G. Edwards submitted a revised preliminary draft proposal to the Special Committee on May 26, 1998 and the Special Committee instructed A.G. Edwards to submit such proposal to Petro. Such proposal dated May 26, 1998 (the "Preliminary Draft Proposal") included the following principal terms:

  . In exchange for all of Petro's issued and outstanding shares of Common
    Stock, the Partnership would issue an aggregate of 2,718,000 Senior Subordinated Units, 524,000 Junior Subordinated Units and 289,000 General Partner Units (reflecting a valuation for the Petro Common Stock of $2.50 per share). In conjunction with the issuance of these new Units, the Partnership would in effect cancel the existing 2,396,078 subordinated units and the 2% combined general partner interest, both owned by Petro.

  . The Partnership would issue up to 303,000 additional Senior Subordinated
    Units per year (up to a maximum of 909,000 additional Senior Subordinated Units) pro rata to the holders of the Senior Subordinated Units, Junior Subordinated Units and General Partner Units in each year that Petro achieves certain levels of accretion in the future.

  . The amount of new equity required to be raised by the Partnership and new debt required to be raised by a subsidiary of the Partnership in order to refinance Petro's existing debt and preferred stock could not exceed certain maximum amounts and were subject to certain price and expense limitations.

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

  . The Partnership Agreement would be amended to prohibit the payment of distributions to the holders of Senior Subordinated Units, Junior Subordinated Units and the General Partner Units from any source other than distributable cash generated during the last twelve months.

  . The cost of refinancing Petro's outstanding debt and redeeming Petro's preferred stock could not exceed specified limits.

  The management of Petro believed that, with some further modifications, the Preliminary Draft Proposal could form the basis of an agreement. With that in mind, Petro began focusing its efforts on reaching an agreement with institutional holders of its long-term debt and preferred stock on a basis that would comply with the terms of the Preliminary Draft Proposal.

 Petro Negotiates the Refinancing of its Public and Private Debt and Preferred Stock

  During June and July 1998, representatives of Petro undertook negotiations with institutional holders of its public and private debt and preferred stock to obtain the right to refinance these securities.

  In August 1998, Petro reached an agreement with institutional holders of $149 million or 63.1% of Petro's Old Public Debt and Old Preferred Stock (including the holders of 100% of the Old Preferred Stock) to permit the redemption of such securities at the closing of the proposed Transaction. This Agreement allows Petro to redeem its 9 3/8% Debentures, 10 1/8% Notes and 12 1/4% Debentures at 100%, 100% and 103.5% of principal amount, respectively, and to redeem its 12 7/8% Preferred Stock at $23 per share. In consideration for this early redemption right, Petro agreed to issue to such holders 3.3732 shares of newly issued Junior Convertible Preferred Stock for each $1,000 in principal amount or liquidation preference of such securities.

  Petro subsequently offered to the remaining holders of its Old Public Debt the same right of early redemption under the same terms and conditions as agreed to by the consenting holders. This proposal was made through an exchange offer that terminated on September 24, 1998 with an aggregate acceptance rate of more than 95% of the Old Public Debt.

 Other Activities Undertaken in Connection With The Proposed Transaction

  On June 3, 1998, following consultation with a number of Petro Board members, the management of Petro entered into a formal financial advisory agreement with PaineWebber.

  Also, on June 3, 1998, Mr. Sevin met with the representatives of Hanseatic Americas LDC, a Bahamian limited duration company indirectly controlled by Hanseatic Corporation, a majority of the shares of capital stock of which were owned by Wolfgang Traber, a Petro Board member, and in which another Petro Board member, Paul A. Biddelman, acts as President. Hanseatic Americas and Hanseatic Corporation (collectively, "Hanseatic") in the aggregate owned more than 1.9 million shares of Common Stock. The purpose of the meeting was to determine Hanseatic's willingness to exchange its Common Stock for Junior Subordinated Units and General Partner Units, rather than the Senior Subordinated Units being exchanged with the Public Common Stockholders. Certain other affiliates had previously indicated an unwillingness to accept such junior and illiquid securities at the value suggested by PaineWebber. Hanseatic's assent was necessary, so that when combined with the

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

shares that Irik Sevin and Audrey Sevin were prepared to convert into Junior Subordinated Units, and General Partner Units a total of the approximately 5.3 million required by the Partnership's proposal could be accumulated. While Mr. Traber indicated a willingness to undertake such an exchange, in order to accommodate consummation of the Transaction he further wanted the independent assent of Hanseatic's major investors. An agreement was reached that these representatives would support the exchange.

  On July 27, 1998, at a meeting of the Star Gas Board, Mr. Sevin (on behalf of Petro) and the Special Committee informed the Board of the progress of the discussions and negotiations between PaineWebber on behalf of Petro and A.G. Edwards on behalf of the Special Committee. Mr. Sevin also informed the Star Gas Board of the results of Petro's negotiations with the institutional holders of its public and private debt and preferred stock.

  Mr. Sevin advised the Star Gas Board that it was his understanding that A.G. Edwards would produce a revised proposal in the form of a draft term sheet (the "Revised Proposal") to reflect such discussions and negotiations.

  Mr. Sevin also informed the Board that he had received a telephone call from a director of another public propane MLP to inquire as to whether the Partnership would be interested in being acquired by such MLP. The purchase price indicated did not reflect any premium over the current market price of the Common Units and the valuation of Petro's Subordinated Units and general partner interests was not acceptable to Petro. After discussion, it was decided that Mr. Sevin should respond that the Partnership was not interested in such a proposal.

 A.G. Edwards Prepares and Forwards the Revised Proposal to Petro

  On July 28, 1998, following additional telephonic discussions with PaineWebber to further refine the terms of the Revised Proposal, A.G. Edwards, on behalf of the Special Committee forwarded the Revised Proposal to the Star Gas Board, the Petro Board and PaineWebber for each of their reviews and consideration. The Revised Proposal clarified that the General Partner Units would be subordinated to both the Common Units and Senior Subordinated Units, but was otherwise similar to the Preliminary Draft Proposal.

  On July 29, 1998, Dain Rauscher Wessels met with representatives of Petro to review the Revised Proposal and for Dain Rauscher Wessels to undertake further due diligence.

 The Petro Board Reviews the Revised Proposal

  On August 3, 1998, at a meeting of the Petro Board, which was attended telephonically by Dain Rauscher Wessels as well as PaineWebber and legal counsel, Mr. Sevin stated that it was important at such time to apprise the directors of all of the details of the Revised Proposal and to answer any questions that they may have, since the matter might be brought to a formal vote within the next week to ten days.

  The Petro Board then discussed various aspects of the Proposed Transaction as well as the fiduciary obligations of the Petro Board and those of the Petro directors who also serve as directors of Star Gas. In response to questions regarding these responsibilities, Mr. Michael Rosenwasser, of

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

Andrews & Kurth L.L.P., co-counsel to Petro, indicated that the Special Committee would have the overall responsibility for negotiating, reviewing and deciding whether to recommend the Proposed Transaction to the Star Gas Board and to the public Common Unitholders. Mr. Rosenwasser further indicated that the law firms of Phillips Nizer Benjamin Krim & Ballon LLP and Andrews & Kurth would be representing Petro and its Board and that the law firm of Baker & Botts would be representing the Special Committee.

  A question was raised as to whether it would be advisable to appoint an independent committee of the Petro Board to represent the Public Common Stockholders. After discussion, it was determined that there was doubt as to whether an unquestionably independent committee could be constituted. Instead, the Board determined that Petro would not proceed with the Proposed Transaction without the approval of the holders of a majority of the shares of Petro's Class A Common Stock owned by non-affiliates and unless Petro received a favorable fairness opinion from Dain Rauscher Wessels as to the consideration to be received by the Public Common Stockholders.

  On August 10, 1998, Petro entered into an agreement with certain affiliated Class C Common Stockholders to approve the transaction. Such approval was required pursuant to a stockholders' agreement among the holders of Petro's Class C Common Stock.

 The Special Committee Approves the Revised Proposal

  On August 11, 1998, the Star Gas Board by written consent authorized the Special Committee to assume responsibility for all matters relating to the Proposed Transaction, including the power and authority to negotiate the terms of the transaction subject to such additional actions by the Star Gas Board as may be necessary or advisable under applicable law. Following the grant of such authority, the Special Committee approved the Revised Proposal and transmitted the Revised Proposal to the Petro Board.

 The Petro Board Approves the Revised Proposal

  The Petro Board met on August 13, 1998 to consider and vote upon the Revised Proposal. Mr. Sevin reviewed with the Petro Board certain minor changes which had been made to that document subsequent to the August 3, 1998 meeting, and indicated that it had been approved by the Special Committee earlier in the week. After discussion, the Petro Board unanimously approved the Revised Proposal.

  On August 14, 1998, Petro and the Partnership issued a joint press release announcing that they had reached an agreement-in-principle concerning the Proposed Transaction.

  During August, September and October 1998, the Special Committee, in conjunction with its legal counsel and financial advisors, negotiated the terms of a definitive Merger Agreement and Exchange Agreement with Petro and its legal counsel and financial advisors. During the course of these negotiations, the Special Committee required, and Petro ultimately agreed, as a condition of the Transaction, that (i) no distributions could be made on any Subordinated Units until August 15, 1999; (ii) certain earnings tests had to be achieved for any distributions to be made on that date or on the next anticipated distribution date of November 15, 1999; and (iii) as of the Closing, Petro had to have certain minimum working capital levels substantially higher than was required in the Preliminary Draft Proposal.

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

 The Special Committee Recommends and the Star Gas Board Approves the Definitive Transaction Documents

  On October 16, 1998 the Special Committee met with its financial advisors and legal counsel to consider the Transaction. At this meeting, A.G. Edwards delivered its oral and written opinion that the Transaction was fair, from a financial point of view, to the Public Common Unitholders. The Special Committee then entered into a full discussion of the financial and legal aspects of the Transaction with its financial and legal advisors. On October 19, 1998, the Special Committee met again with its financial and legal advisors and, after discussion and based on the advice of its advisors and the fairness opinion of A.G. Edwards, unanimously voted to recommend the Transaction to the Star Gas Board for its approval subject to its legal advisors negotiating the last remaining details of the Merger Agreement, none of which were deemed material. On October 19, 1998, based on that recommendation, the Star Gas Board approved the Merger Agreement and Exchange Agreement and authorized the officers of Star Gas to execute and deliver the Merger Agreement and Exchange Agreement.

 The Petro Board Approves the Definitive Transaction Documents

  On October 6, 1998, Dain Rauscher Wessels presented to the Petro Board its opinion that the consideration to be provided to the Public Common Stockholders pursuant to the Transaction was fair from a financial point of view. PaineWebber and Petro's legal counsel attended that meeting.

  On October 19, 1998, the Petro Board held a meeting to consider the Transaction. Based on a variety of factors, including the Dain Rauscher Wessels Opinion, the Petro Board unanimously approved the Merger Agreement and Exchange Agreement and authorized and directed the officers of Petro to execute and deliver the Merger Agreement and Exchange Agreement.

REASONS FOR THE TRANSACTION; RECOMMENDATION OF THE SPECIAL COMMITTEE

  At a meeting of the Special Committee held on October 16, 1998, the Special Committee received presentations concerning, and reviewed the terms of, the Transaction with members of management and its legal counsel and financial advisors. At the meeting, the Special Committee unanimously determined that the Transaction is fair to, and in the best interests of, the Public Common Unitholders. Accordingly, the Special Committee unanimously recommends that the Unitholders vote FOR the Star Proposals at the Unitholders Meeting. Based on the recommendation of the Special Committee, the Board of Directors of Star Gas unanimously recommends that the Common Unitholders vote FOR the Star Proposals at the Unitholders Meeting. See "--Background of the Transaction" and "-- Interests of Certain Persons in the Transaction; Conflicts of Interest."

  During the course of its deliberations, the Special Committee, with the assistance of management and its legal and financial advisors, considered a number of factors, including the following potential advantages of the
Transaction:

  . The Special Committee believes the acquisition of Petro will increase the Partnership's ability to grow through further acquisitions in the home heating oil business. Petro is the largest retail distributor of home heating oil in the country. In addition, Petro has been the principal

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

   consolidator of that highly fragmented industry, having purchased over 180 retail home heating oil companies since 1979. The primary source of growth in the propane industry is acquisitions. Competition for acquisitions in the propane industry has intensified, decreasing the opportunities available, and increasing the prices paid, for propane companies. The Special Committee believes Petro's strong position in the home heating oil industry will provide the Partnership with an additional source of attractive acquisition and expansion opportunities.

  . The Special Committee believes the Transaction will be accretive to the Partnership's distributable cash flow per Unit. The expected increase in distributable cash flow per Unit resulting from the Transaction will enable the Partnership to raise the Minimum Quarterly Distribution from $0.55 to $0.575 (or from $2.20 to $2.30 on an annual basis). If the expected increase in distributable cash flow is realized, it will provide greater protection of the Minimum Quarterly Distribution and improves the possibility of future distribution increases.

  . The Transaction will increase the Partnership's market capitalization and should provide greater Common Unit liquidity, investment community awareness and the ability to attract securities analyst research coverage.

  . Common Stockholders will receive Senior Subordinated Units which are subordinated to the distributions on Common Units for a minimum of three years. The Senior Subordinated Units will remain subordinated to the Common Units until the Partnership has earned and paid the Minimum Quarterly Distribution of $2.30 on all Units for three consecutive four-quarter periods. In addition, the Subordination Period has been extended at least 18 months from January 1, 2001 to July 1, 2002.

  . During the Subordination Period, distributions on the Senior Subordinated
    Units, Junior Subordinated Units and General Partner Units will be generally limited to the amount of distributable cash generated after the Transaction is effective after October 1, 1997.

  . Overall, the Special Committee believes that the Transaction represents an opportunity to acquire a company that is expected to significantly increase the Partnership's size and scope of operations, growth prospects and ability to increase its distributions to Unitholders.

  During the course of its deliberations, the Special Committee also considered the following potential disadvantages of the Transaction:

  . The Partnership is acquiring an entity which, based on 1997 revenues, is several times its size. Therefore, the nature of the Partnership's business will be significantly changed.

  . Petro has a history of operational and financial difficulties (including high leverage and recent substantial net losses).

  . The success of the acquisition depends upon the Partnership's ability to
    (i) continue to make acquisitions at attractive prices; (ii) continue to reduce Petro's customer attrition rate; and (iii) continue to improve Petro's profit margins on a per gallon basis. There can be no assurance that each of the three will occur.

  . The Partnership is making a large investment in a business which, like the Partnership's propane operations, is negatively affected by warm weather during the winter months.

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

  . The income of Petro, unlike the income of the Partnership, will be subject to corporate tax prior to distributions and dividend income from Petro cannot be offset with past or future losses generated by the Partnership's propane operations.

  . The ratio of taxable income to cash distributions to be made to the existing Common Unitholders will increase over time at a greater rate than if the Transaction does not occur.

  . The home heating oil business is not a growth business as a result of competition from alternative energy sources.

  . In the Transaction, the proportion of Subordinated Units to total Units will decline from 37.5% to 26%, and the support to Common Units will therefore be reduced.

  . The number of Common Units will increase from approximately 3.9 million to 10.3 million representing a potential significant dilution.

  The Special Committee also considered the following factors:

  . The A.G. Edwards Opinion and the financial analysis prepared by A.G.
    Edwards in connection therewith (see page 98).

  . The projections prepared by the Partnership and Petro (see page 119).

  . The terms of the Exchange Agreement, Merger Agreement and Amendment to the Partnership Agreement (see pages 83, 125 and 139).

  . The conditions to the consummation of the Transaction (see page 131).

  . The background which resulted in the development of the structure of the Transaction (see page 85).

  . The conflicts of interest in structuring the Transaction (see page 66).

  . Recent trading prices of the Common Units and the Common Stock (see page
    179).

  The foregoing discussion of information and factors considered and given weight by the Special Committee is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Transaction, the Special Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching their determination. In addition, individual members of the Special Committee may have given different weights to different factors.

  THE SPECIAL COMMITTEE UNANIMOUSLY RECOMMENDS THAT THE PUBLIC COMMON UNITHOLDERS VOTE FOR THE STAR PROPOSALS.

OPINION OF A.G. EDWARDS

  On March 23, 1998, the Special Committee engaged A.G. Edwards to serve as its financial advisor and to render an opinion as to the fairness, from a financial point of view, of the Transaction to the Public Common Unitholders.

  A.G. Edwards, as part of its investment banking business, is regularly engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions,

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initial public offerings, secondary distribution of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. A.G. Edwards is familiar with the Partnership through acting as exclusive financial advisor and placement agent in the Partnership's private placement of 7.17% First Mortgage Notes due 2010 and through its securities research coverage of the Partnership. A.G. Edwards is not aware of any relationship between A.G. Edwards and the Partnership, the General Partner or Petro, which in its opinion, would affect its ability to render a fair and independent opinion in this matter.

  On October 16, 1998, A.G. Edwards rendered its written opinion to the Special Committee that, as of such date, the Transaction was fair, from a financial point of view, to the Public Common Unitholders.

  THE FULL TEXT OF THE A.G. EDWARDS OPINION, WHICH SETS FORTH ITS PRINCIPAL ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS OF THE SCOPE OF THE REVIEW UNDERTAKEN BY A.G. EDWARDS IN RENDERING ITS OPINION, IS ATTACHED AS ANNEX D TO THIS PROXY STATEMENT. THE PUBLIC COMMON UNITHOLDERS ARE URGED TO, AND SHOULD, READ THE A.G. EDWARDS OPINION CAREFULLY AND IN ITS ENTIRETY. THE A.G. EDWARDS OPINION WAS DIRECTED TO THE SPECIAL COMMITTEE AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE TRANSACTION TO THE PUBLIC COMMON UNITHOLDERS, AND DOES NOT CONSTITUTE TAX ADVICE OR A RECOMMENDATION TO ANY PUBLIC COMMON UNITHOLDER AS TO HOW TO VOTE WITH RESPECT TO THE TRANSACTION. THE SUMMARY OF THE A.G. EDWARDS OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE A.G. EDWARDS OPINION.

  For purposes of the A.G. Edwards Opinion with respect to the Transaction, A.G. Edwards has assumed that the Partnership will be able to complete the Debt Offering and the Equity Offering and the redemption of certain debt and preferred stock of Petro (the "Refinancing Transactions") and understands that the Transaction will not be consummated if the Partnership is unable to complete the Refinancing Transactions in accordance with the terms set forth in the Agreement and Plan of Merger. We have also assumed that the General Partner's withdrawal and the related admission of a successor general partner will have no financial impact on the Public Common Unitholders.

  In connection with rendering the A.G. Edwards Opinion, A.G. Edwards reviewed
(i) the most recently available drafts of the Partnership's Registration Statement on Form S-4 and exhibits thereto, including the Agreement and Plan of Merger, the Exchange Agreement, the Amended and Restated Partnership Agreement and the Conveyance and Contribution Agreements; (ii) certain publicly available historical audited financial statements and certain unaudited interim financial statements of the Partnership and Petro; (iii) certain financial analyses and forecasts of the Partnership prepared by, and reviewed with, management of the General Partner and the views of management of the General Partner regarding the Partnership's past and current business operations, results thereof, financial condition and future prospects, including the impact of the Transaction, as well as information relating to the retail propane distribution industry and the potential strategic, financial and operational benefits and challenges anticipated from the Transaction; (iv) certain financial analyses and forecasts of Petro prepared by, and reviewed with, management of Petro and the views of management of Petro regarding Petro's past and current business operations, results thereof, financial condition and future prospects, including the impact of the Transaction, as well as information relating to the home heating oil distribution industry and the potential strategic, financial and operational benefits and challenges anticipated from the Transaction; (v) the pro forma impact of the Transaction on the Partnership and Petro; (vi) the publicly reported historical price and trading activity for the Common Units and the Class A Common Stock, including a comparison of certain financial and stock market information for the Partnership with similar publicly available information for certain other companies, the securities of which are publicly traded; (vii) the current market environment generally, and the retail propane distribution environment and the home heating oil distribution environment in particular; (viii) information relating to the financial terms of certain transactions, including selected merger and acquisition transactions; and (ix) such other information, financial studies, analyses and investigations, and financial, economic and market criteria that A.G. Edwards considered relevant. In rendering the A.G. Edwards Opinion, A.G. Edwards has assumed that the Transaction will be consummated on the terms contained in the Agreement and Plan of Merger, without any waiver of any material terms or conditions by the Partnership or Petro.

  In rendering the A.G. Edwards Opinion, A.G. Edwards has relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information, publicly available, furnished to, or otherwise discussed with A.G. Edwards for the purposes of the A.G. Edwards Opinion. With respect to financial projections and other information provided to or otherwise discussed with A.G. Edwards, A.G. Edwards assumed and was advised by the management of the General Partner and Petro, respectively, that such projections and other information were reasonably prepared on a basis that reflects the best currently available estimates and judgments of the management of the General Partner and Petro, respectively. A.G. Edwards did review numerous sets of Petro's projections and analyzed what it believed were certain of the major assumptions embedded within Petro's projections, which are detailed in "- Certain Projections of Petro and the Partnership." A.G. Edwards requested that Petro make changes to two of its assumptions and furnish A.G. Edwards with the resulting projections based on both 15-year weather ("Adjusted 15-Year Weather Projections for Petro") and 30-year weather ("Adjusted 30-Year Weather Projections for Petro"), collectively referred to as "Adjusted Projections for Petro." The two assumptions that A.G. Edwards requested that Petro change were as follows: (i) A.G. Edwards assumed retail margin growth of $0.01 per gallon in 1999 and $0.005 per gallon thereafter; and (ii) A.G. Edwards assumed that Petro would complete $30.0 million of home heating oil company acquisitions annually at a purchase price of 4.75x the first year earnings before interest expense, income taxes, depreciation and amortization and any non-recurring revenues and expenses ("EBITDA"). The Adjusted 30-Year Weather Projections for Petro resulted in heating oil EBITDA projections that were lower than the heating oil EBITDA projections from Petro's 30-year weather projections by the following percentages for 1999, 2000, 2001 and 2002, respectively: 0.4%, 4.4%, 7.7% and 10.5%. The Adjusted 15-Year Weather Projections for Petro resulted in heating oil EBITDA projections that were higher than the heating oil EBITDA projection from Petro's 15-year weather projections for 1999 by 0.8%, and lower than the heating oil EBITDA projections from Petro's 15-year weather projections by the following percentages for 2000, 2001 and 2002, respectively: 1.4%, 3.4% and 5.2%.

  The Special Committee did not, however, engage A.G. Edwards to, and therefore A.G. Edwards did not, verify the accuracy or completeness of any such information. A.G. Edwards has relied upon the assurances of the management of the General Partner and Petro that the respective managements are not aware of any facts that would make such information inaccurate or misleading. A.G. Edwards did not conduct a physical inspection of the properties or facilities of the Partnership or Petro nor did it make or obtain any independent evaluation or appraisals of any such properties or facilities or assets and liabilities. A.G. Edwards assumed that the Transaction will be accounted for as a purchase transaction under generally accepted accounting principles. A.G. Edwards also assumed that the final form of the Partnership's Registration Statement on Form S-4, the Agreement and Plan of Merger, the Exchange Agreement, the Amended and Restated Partnership Agreement and the Conveyance and Contribution Agreements would be substantially similar to the last draft reviewed by A.G. Edwards, except for changes requested by the Special Committee. The A.G. Edwards Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to A.G. Edwards as of, October 16, 1998.

  The preparation of a fairness opinion is a complex process and is not readily susceptible to partial analysis or summary description. In rendering the A.G. Edwards Opinion, A.G. Edwards applied its judgment to a variety of complex analyses and assumptions, considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying the A.G. Edwards Opinion. In addition, A.G. Edwards may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be A.G. Edwards' view of the actual value of the Partnership or Petro. In performing its analyses, A.G. Edwards made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Partnership or Petro. The assumptions made and judgments applied by A.G. Edwards in rendering the A.G. Edwards Opinion are not readily susceptible to description beyond that set forth in the written text of the A.G. Edwards Opinion itself. Any estimates contained herein are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. A.G. Edwards does not assume responsibility if future results are different from those projected. The analyses performed were prepared solely as part of A.G. Edwards' analysis of the fairness, from a financial point of view, to Public Common Unitholders of the Transaction and were conducted in connection with the delivery of the A.G. Edwards Opinion. As described above, the A.G. Edwards Opinion to the Special Committee was one of the many factors taken into consideration by the Special Committee in making its determination to recommend the Transaction. The decision to enter into the Transaction was solely that of the Special Committee and the General Partner's Board.

  The following is a summary of the material analyses performed by A.G. Edwards in arriving at the A.G. Edwards Opinion:

 Implied Unit Analysis

  The consideration being paid to the Common Stockholders pursuant to the Transaction will consist of Senior Subordinated Units, Junior Subordinated Units and General Partner Units. As of the date of the A.G. Edwards Opinion, a market price did not exist for such Units; subsequent to the Transaction, a market price will exist only for the Senior Subordinated Units. In A.G. Edwards' judgment, an analysis of the value per unit of each of the Senior Subordinated Units, Junior Subordinated Units and General Partner Units was necessary to evaluate the fairness of the Transaction. In analyzing the value of the Senior Subordinated Units, A.G. Edwards reviewed estimated ranges of discount rates, trading yields and relative valuations compared to the price of the publicly traded Common Units. In determining these estimated ranges, A.G. Edwards considered, among other factors: (i) during the Subordination Period, Common Unitholders will have priority in payment of the full Minimum Quarterly Distribution plus arrearages before any distributions are made to the Senior Subordinated Unitholders; (ii) the earliest date on which the Subordination Period would expire is July 1, 2002; (iii) the Subordination Period would only expire if the Adjusted Operating Surplus generated during each of the three immediately preceding non-overlapping four-quarter periods equaled or exceeded the sum of the increased Minimum Quarterly Distribution of $2.30 on an annualized basis on all outstanding Units during such period; (iv) during the Subordination Period, distributions on the Senior Subordinated Units will be limited to the amount of distributable cash generated; (v) the Senior Subordinated Units will be entitled to receive a pro rata distribution of additional Senior Subordinated Units, but only if Petro achieves certain financial goals during the five year period following the closing of the Transaction; and (vi) the Senior Subordinated Units will receive a pro rata distribution of the rights to receive Incentive Distributions previously held by the General Partner. A.G. Edwards' analysis resulted in an implied valuation range for a Senior Subordinated Unit of $17.04 to $20.00 per unit, of which A.G. Edwards used the midpoint value of $18.52.

  In analyzing the value of the Junior Subordinated Units and General Partner Units, A.G. Edwards considered, among other factors, certain of the differences between the Senior Subordinated Units, on the one hand, and the Junior Subordinated Units and General Partner Units, on the other hand, including:
(i) the lack of marketability of the Junior Subordinated Units and General Partner Units; (ii) the authority given the General Partner under the Amended and Restated Partnership Agreement (and reflected in the General Partner Units) to control the affairs of the Partnership; and (iii) during the Subordination Period, both the Common Units and Senior Subordinated Units will have priority in payment of the full Minimum Quarterly Distribution before any distributions are made on the Junior Subordinated Units and General Partner Units. A.G. Edwards' analysis resulted in an implied valuation range for the Junior Subordinated Units and General Partner Units of $14.38 to $16.43 per unit, of which A.G. Edwards used the midpoint value of $15.41. Based on a value of $18.52 for each Senior Subordinated Unit and $15.41 for each Junior Subordinated Unit and General Partner Unit, A.G. Edwards calculated that the implied consideration paid for each Petro share averaged $2.43.

  A.G. Edwards did not express an opinion as to what the value of the Senior Subordinated Units, Junior Subordinated Units or General Partner Units will be when issued to the Common Stockholders pursuant to the Transaction, or the price at which the Common Units or Senior Subordinated Units will trade subsequent to the Transaction.

 Pro Forma Acquisition Analysis

  A.G. Edwards analyzed the impact of the Transaction on the Partnership's distributable cash flow (EBITDA less interest expense, maintenance capital expenditures and cash taxes) ("DCF")

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per unit (DCF divided by the total number of Common Units, Senior Subordinated
Units, Junior Subordinated Units and General Partner Units), the related accretion, the Partnership's Common Unit coverage (DCF per common unit divided by the annualized Minimum Quarterly Distribution of $2.20, or $2.30 on a pro forma basis) and the Partnership's total unit coverage (DCF per total unit divided by the annualized Minimum Quarterly Distribution of $2.20, or $2.30 on a pro forma basis). Based on the Adjusted 15-Year Weather Projections for Petro and the General Partners' management projections for 15-year weather, as well as other assumptions including certain assumptions regarding the Refinancing Transactions, A.G. Edwards calculated, pro forma for the Transaction, projected DCF per Unit, Common Unit coverage and total unit coverage under three scenarios: (i) adjusted for actual 1998, which was based on historical results of operations through July 31, 1998 and assumed normal weather for the remainder of 1998, (ii) normalized 1998, which was based on the 1998 budget and assumed normal weather and (iii) projected 1999, which assumed normal weather. Under these three scenarios: (i) DCF per unit would increase by $0.26, $0.53 and $0.54, respectively; (ii) Common Unit coverage would decrease from 0.96x to 0.89x, increase from 1.22x to 1.25x and increase from 1.30x to 1.33x, respectively; and (iii) total unit coverage would increase from 0.58x to 0.66x, increase from 0.74x to 0.94x and increase from 0.81x to 1.00x, respectively. Based on the Adjusted 30-Year Weather Projections for Petro and the General Partners' management projections for 30-year weather, as well as other assumptions including certain assumptions regarding the Refinancing Transactions, A.G. Edwards calculated pro forma for the Transaction, projected DCF per Unit, Common Unit coverage and total unit coverage, based on adjusted for actual 1998, normalized 1998 and projected 1999. Under these three scenarios (i) DCF per unit would increase by $0.26, $0.56 and $0.58, respectively; (ii) Common Unit coverage would decrease from 0.96x to 0.89x, increase from 1.38x to 1.39x and remain constant at 1.51x, respectively; and
(iii) total unit coverage would increase from 0.58x to 0.66x, increase from 0.84x to 1.05x and increase from 0.92x to 1.13x, respectively.

 Analysis of Acquisition Premiums to Market Value

  A.G. Edwards analyzed the premium of the implied consideration to be received by Common Stockholders using the implied consideration of $2.43 for each Petro share to the market value of the Class A Common Stock one day, one week, four weeks, three months and one year prior to August 14, 1998, the day the agreement in principle relating to the Transaction was announced (the "Transaction Premiums"). A.G. Edwards reviewed three groups of selected merger and acquisition transactions of majority or remaining interests involving public companies and compared these transactions with the Transaction. The first group included mergers and corporate transactions announced and completed January 1, 1996 through October 9, 1998 in which the selling company's share price was equal to or greater than $10 per share one week prior to the announcement (the "$10 and Greater Transactions"). The second group included mergers and corporate transactions announced and completed since January 1, 1996 through October 9, 1998 in which the selling company's share price was less than $10 per share but greater than $5 per share one week prior to the announcement (the "Greater than $5 and Less than $10 Transactions"). The third group included mergers and corporate transactions completed since January 1, 1996 through October 9, 1998 in which the selling company's share price was equal to or less than $5 per share one week prior to announcement (the "$5 and Less Transactions"). A.G. Edwards compared the mean values for the $10 and Greater Transactions, the Greater than $5 and Less than $10 Transactions, and the $5 and

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Less Transactions, respectively, to the Transaction Premiums. The premium to the stock price one day prior to the announcement date was 28.1%, 34.3% and 39.7%, respectively, compared to 29.6% for the Class A Common Stock. The premium to the stock price one week prior to the announcement date was 32.7%, 42.3% and 48.8%, respectively, compared to 38.9% for the Class A Common Stock. The premium to the stock price four weeks prior to the announcement date was 39.6%, 48.5% and 55.4%, respectively, compared to 17.8% for the Class A Common Stock. The premium to the stock price three months prior to the announcement date was 77.9%, 58.0% and 67.1%, compared to 52.5% for the Class A Common Stock. The premium to the stock price one year prior to the announcement date was 53.2%, 45.8% and 53.8%, compared to a discount of 19.0% for the Class A Common Stock. A.G. Edwards observed that the Class A Common Stock price has declined since the announcement of the agreement in principle of the Transaction and that the premium of the implied consideration to be received by Common Stockholders, based on the Class A Common Stock price as of October 14, 1998, was 135.6%.

 Contribution Analysis

  A.G. Edwards analyzed the relative pro forma contribution of each of the Partnership and Petro to the ownership of capital in the Partnership pro forma for the Transaction based on the Partnership's and Petro's historical results of operations and the General Partner's management projections and the Adjusted Projections for Petro. For comparative purposes, A.G. Edwards converted Petro's historical December 31 fiscal year-end to a September 30 year-end using Petro's quarterly statements to conform to the Partnership's September 30 year-end. This analysis indicated, among other things, that the Partnership would have contributed 24.3% and 31.3% of gross profit and EBITDA, respectively, in fiscal year 1996, and 29.4% and 39.8% of gross profit and EBITDA, respectively, in fiscal year 1997. The analysis indicated that the Partnership would contribute 28.6% and 31.7% of gross profit and EBITDA, respectively, for 15-year weather and 28.4% and 32.1% of gross profit and EBITDA, respectively, for 30-year weather in normalized 1998 and 29.3% and 33.1% of gross profit and EBITDA, respectively, for 15-year weather and 29.1% and 33.5% of gross profit and EBITDA, respectively, for 30-year weather in projected 1999. A.G. Edwards compared these figures to the percentage of the implied firm value attributable to the Partnership of 37.1%, which was calculated by subtracting the implied aggregate purchase price of Petro's heating oil assets, as described in the Comparable Transactions Analysis, from the pro forma market capitalization of the Partnership (pro forma Common Units multiplied by the market price of the Common Units plus the pro forma Senior Subordinated Units, Junior Subordinated Units and General Partner Units multiplied by their implied values based on the Implied Unit Analysis plus the pro forma book value of debt less pro forma cash) divided by the pro forma market capitalization of the Partnership.

 Discounted Cash Flow Analyses

  A.G. Edwards performed discounted cash flow analysis using the Adjusted Projections for Petro (the "Petro Cash Flow Analysis"). In performing the Petro Cash Flow Analysis, A.G. Edwards discounted back to December 31, 1998, using a discount rate range of 13.4% to 13.9% based upon Petro's weighted average cost of capital, the sum of (i) the projected tax-adjusted operating cash flows for 1999 to 2002; and (ii) the terminal value for 2002 (the "Petro Terminal Value"). The Petro

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Terminal Value was determined based on projected 2002 EBITDA and a terminal
EBITDA multiple range of 6.0x to 8.0x. The Petro Cash Flow Analysis indicated a present value of the equity of Petro in the range of $44.8 million to $113.5 million for 15-year weather and $60.1 million to $131.9 million for 30-year weather, respectively. A.G. Edwards compared the results from the Petro Cash Flow Analysis to the equity value being paid for Petro's heating oil business, which A.G. Edwards calculated to be $25.5 million based on the implied consideration being paid to each of the Common Stockholders less the implied value of the Subordinated Units and the general partner interest currently owned by Petro that will be effectively retired as part of this Transaction.

  A.G. Edwards also performed discounted cash flow analyses of the Partnership based on the General Partner's management projections and the Partnership pro forma for the Transaction based on the General Partner's management projections and the Adjusted Projections for Petro (the "Partnership Cash Flow Analyses"). In performing the Partnership Cash Flow Analyses, A.G. Edwards discounted back to September 30, 1998, using a discount rate range of 6.8% to 7.2% for the Partnership and 7.3% to 7.7% for the Partnership pro forma for the Transaction based upon the weighted average cost of capital for each, respectively, the sum of (i) the projected tax-adjusted operating cash flows for 1999 to 2002; and
(ii) the terminal values for 2002 (the "Partnership Terminal Values"). The Partnership Terminal Values were determined based on 2002 projected EBITDAs and a terminal EBITDA multiple range of 9.0x to 11.0x. Based on the Partnership Cash Flow Analyses and the ratio of the Common Units outstanding as of the date of the A.G. Edwards Opinion (the "Original Partnership Common Units") to total Units (including the general partner interest) outstanding as of such date, A.G. Edwards calculated the net present value attributable to the Original Partnership Common Units and compared it to the present value attributable to the Original Partnership Common Units pro forma for the Transaction. The range of values were $90.8 million to $118.3 million for 15-year weather and $101.4 million and $130.7 million for 30-year weather, respectively, for the Partnership and $126.0 million to $161.1 million for 15-year weather and $136.9 million to $173.9 million for 30-year weather, respectively, for the Partnership pro forma for the Transaction.

 Comparable Transactions Analysis

  A.G. Edwards noted that, because Petro is the only publicly traded home heating oil distribution company, public disclosure regarding transactions in the home heating oil distribution industry was extremely limited. A.G. Edwards analyzed the financial terms related to divestitures by Petro of three of its heating oil branches and compared them to the implied multiples of the implied aggregate purchase price of Petro's heating oil assets. Petro has sold three branches for a range of 8.0x to 9.8x purchase price to EBITDA multiple. In analyzing the implied EBITDA multiple paid for Petro's heating oil assets, A.G. Edwards considered the following: (i) the implied consideration paid for the Common Stock; (ii) the implied valuation of the Subordinated Units and general partner interest of the Partnership currently owned by Petro; (iii) the redemption value of certain of Petro's indebtedness and preferred stock; (iv) the value of certain of Petro's indebtedness that will remain outstanding subsequent to the Transaction; (v) consent fees paid to certain of Petro's debt holders; (vi) an estimate of all of the transaction costs associated with the Transaction; and (vii) Petro's normalized 1997 EBITDA, normalized 1998 EBITDA and projected 1999 EBITDA based on the Adjusted Projections for Petro. Based on such information, the normalized 1997 EBITDA,

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normalized 1998 EBITDA and projected 1999 EBITDA implied multiples paid for
Petro's heating oil assets were 8.3x, 8.0x and 7.7x for 15-year weather, respectively, and 8.3x, 7.6x and 7.3x for 30-year weather, respectively.

 Analysis of Selected Publicly Traded Companies

  A.G. Edwards used publicly-available information to compare selected financial and market trading information for the Partnership to the Partnership pro forma for the Transaction and to a group of selected retail propane distributors, all of which are also master limited partnerships (the "Partnership Comparable Group"). The retail propane distributors in the Partnership Comparable Group were selected by A.G. Edwards based on the similarity of their businesses to that of the Partnership. The Partnership Comparable Group was comprised of: AmeriGas Partners, L.P., Cornerstone Propane Partners, L.P., Ferrellgas Partners, L.P., Heritage Propane Partners, L.P., National Propane Partners, L.P., and Suburban Propane Partners, L.P. No partnership used in A.G. Edwards' analysis is identical to the Partnership. A.G. Edwards' analysis involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the Partnership Comparable Group and other factors regarding the trading values of the Partnership Comparable Group. The financial information reviewed included, among other things: (i) market capitalization (equity market value (common units plus subordinated units and implied general partner units multiplied by the market price of the common units) plus the book value of debt plus minority interest less cash) to latest twelve month ("LTM") EBITDA and 1999 estimated EBITDA based on currently available research estimates; (ii) equity market value to LTM DCF and 1999 estimated DCF based on currently available research estimates; and (iii) distribution yield. Such analysis for the Partnership and the Partnership pro forma for the Transaction was based on the General Partner's management projections and the Adjusted Projections for Petro. A.G. Edwards compared the market capitalization to LTM EBITDA and 1999 EBITDA of the Partnership of 12.5x and 10.2x for 15-year weather and 12.5x and 9.6x for 30-year weather, respectively, to the Partnership pro forma for the Transaction of 10.0x and 8.1x for 15-year weather and 10.0x and 7.7x for 30-year weather, respectively, and to the range and median of the Partnership Comparable Group of 9.0x to 12.7x with a median of 11.6x, and 8.4x to 11.1x with a median of 9.2x, respectively. A.G. Edwards compared the equity market value to LTM DCF and 1999 DCF of the Partnership of 15.4x and 10.6x for 15-year weather and 15.4x and 9.6x for 30-year weather, respectively, to the Partnership pro forma for the Transaction of 12.5x and 8.1x for 15-year weather and 12.5x and 7.4x for 30-year weather, respectively, and to the range and median of the Partnership Comparable Group of 8.1x to 15.3x with a median of 13.4x, and 4.9x to 12.2x with a median of 9.8x, respectively. Using the closing price of the Partnership's price per Common Unit on October 14, 1998 of $19.56, A.G. Edwards compared the distribution yield of the Partnership, assuming a $2.20 annualized Minimum Quarterly Distribution, of 11.2% to the Partnership pro forma for the Transaction, assuming a $2.30 annualized Minimum Quarterly Distribution, of 11.8% and to the range and median of the Partnership Comparable Group of 9.1% to 22.3% with a median of 10.1%, respectively.

 Terms of A.G. Edwards' Engagement

  The terms of the engagement of A.G. Edwards by the Special Committee are set forth in a letter agreement between A.G. Edwards and the Special Committee (the "Engagement Letter").

Pursuant to the terms of the Engagement Letter, as compensation for rendering its financial advisory services and the A.G. Edwards Opinion to the Special Committee, the Partnership agreed to pay A.G. Edwards a fee of $575,000, of which $75,000 has been paid; $250,000 was due upon the delivery of the A.G. Edwards Opinion; and $250,000 will be due upon the closing of the Transaction. The Partnership has agreed to reimburse A.G. Edwards for all travel and out-of-pocket expenses incurred in connection with its engagement. The Partnership has also agreed to indemnify A.G. Edwards against certain liabilities in connection with the engagement of A.G. Edwards.

REASONS FOR THE TRANSACTION; RECOMMENDATION OF THE PETRO BOARD

  At a special meeting of the Petro Board held on October 6, 1998, the Petro Board received presentations concerning, and reviewed the terms of, the Transaction with members of Petro's management and its legal counsel and financial advisors. At a special meeting held on October 19, 1998, the Petro Board unanimously determined that the Transaction is fair to, and in the best interests of, the Public Common Stockholders. Accordingly, the Petro Board has unanimously approved the Merger Agreement and Exchange Agreement and unanimously recommends that the Common Stockholders vote FOR the approval of the Acquisition Proposal at the Special Meeting. See "--Background of the Transaction" and "--Interests of Certain Persons in the Transaction; Conflicts of Interest."

  During the course of its deliberations, the Petro Board with the assistance of management and its legal and financial advisors, considered the following potential advantages of the Transaction:

  . Petro is the largest home heating oil distributor in the U.S. and the principal consolidator of that highly fragmented industry. However, Petro does not have the financial flexibility to fully capitalize upon the acquisition, operating and corporate branding opportunities resulting from this position. This Transaction will recapitalize Petro providing it with access to lower cost capital to better realize these growth opportunities.

  . As part of an MLP, Petro's home heating oil operations should receive an improved market valuation. Due to high financing costs and amortization of customer lists, Petro does not currently generate net income for financial reporting purposes. Since MLP's are cash flow oriented and are valued primarily on a cash distribution basis, the MLP structure corresponds more closely with Petro's focus on cash flow. The Petro Board also believes the Partnership will have greater investment community awareness as compared to Petro. As the only public home heating oil company, Petro has had limited securities analyst research coverage.

  . Based on information provided by its financial advisors, the Petro Board expects the Common Stockholders to receive partnership units that are expected to trade at an attractive price compared to the recent trading price of the Common Stock. The actual trading price of the Senior Subordinated Units will depend on a variety of factors, including overall market conditions for MLPs, the trading level of the Common Units, the weather in the Partnership's areas of operations and the actual and expected levels of Available Cash generated by the Partnership's activities.

  . The Petro Board believes that the Transaction has been structured so the Common Stockholders will continue to participate in the expected benefits from Petro's operating

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

   and corporate branding opportunities. If Petro meets certain financial goals within the five-year period after closing, the holders of Senior Subordinated Units, Junior Subordinated Units and General Partner Units will receive up to an additional 909,000 Senior Subordinated Units. This enables Common Stockholders to continue to participate in Petro's future performance. While there is no assurance these objectives will be achieved, the Petro Board believes that they are realistic and, if achieved, could provide significant additional value to Common Stockholders.

  . Although Petro has historically paid cash dividends to its Common
    Stockholders, these dividends have been suspended. The Partnership generally distributes to its partners the cash it generates from its operations. While there can be no assurance, this should give Common Stockholders an increased probability of a resumption of annual distributions.

  . The Senior Subordinated Units will be allocated certain Incentive
    Distribution rights previously held by the General Partner. To the extent that the Partnership generates cash above certain target distribution levels, the holders of Senior Subordinated Units may receive increased cash distributions.

  . The Public Common Stockholders will receive Senior Subordinated Units that must receive their full Minimum Quarterly Distribution prior to any payments being made on the Junior Subordinated Units and the General Partner Units.


  During the course of its deliberations, the Petro Board also considered the following potential disadvantages of the proposed Transaction:

  . Unitholders in the Partnership have substantially different, and probably fewer, legal rights than Common Stockholders.

  . There is no current trading market for the Senior Subordinated Units and even though they will be listed on the New York Stock Exchange, there are no assurances that any active trading market will exist after the closing of the Transaction. It is expected that the Senior Subordinated Units will trade at a lower price than the Common Units.

  . Distributions on the Senior Subordinated Units, Junior Subordinated Units and General Partner Units are not guaranteed and are subordinated to distributions on the Common Units. Further, distributions on the Senior Subordinated Units, Junior Subordinated Units and General Partner Units are in general limited to the amount of distributable cash generated after the Transaction. Therefore, there is significant uncertainty as to the amount and timing of such distributions.

  . Star Gas LLC, the new general partner in the Partnership, may have a greater number of conflicts of interest than the directors of Petro.

  . The Partnership's propane operations, like Petro's home heating oil business, is negatively affected by warm weather during the winter months.

  . The Partnership may face difficulties in the future in making attractive acquisitions in the propane industry because of the highly competitive nature of such industry.


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

  . Common Stockholders that are tax-exempt entities, regulated investment companies or foreign taxpayers may determine that holding an interest in the Partnership may be unattractive from a tax perspective. If certain of these investors sell their Senior Subordinated Units following the transaction, the market price of the Senior Subordinated Units could fall substantially.

  The Petro Board also considered the following factors:

  . The Dain Rauscher Wessels Opinion and the financial analysis prepared by Dain Rauscher Wessels in connection therewith (see page 109).

  . The projections prepared by the Partnership and Petro (see page 119).

  . The terms of the Exchange Agreement, Merger Agreement and Amendment to the Partnership Agreement (see pages 83, 125 and 139).

  . The conditions to the consummation of the Transaction (see page 131).

  . The background which resulted in the development of the structure of the Transaction (see page 85).

  . The conflicts of interest in structuring the transaction (see page 66).

  . Recent trading prices for the Common Units and the Common Stock (see page
    179).

  The foregoing discussion of information and factors considered and given weight by the Petro Board is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Transaction, the Petro Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching their determination. In addition, individual members of the Petro Board may have given different weights to different factors.

  THE PETRO BOARD UNANIMOUSLY RECOMMENDS THAT THE COMMON STOCKHOLDERS VOTE FOR THE ACQUISITION PROPOSAL AT THE SPECIAL MEETING.

OPINION OF DAIN RAUSCHER WESSELS

  On May 14, 1998, the Petro Board retained Dain Rauscher Wessels to render an opinion to the Petro Board concerning the fairness, from a financial point of view, of the consideration to be received by the Public Common Stockholders pursuant to the Merger. On October 6, 1998, Dain Rauscher Wessels rendered to the Petro Board the Dain Rauscher Wessels Opinion that, as of the date of the opinion, and based upon and subject to the factors and assumptions set forth therein, the consideration to be received by the Public Common Stockholders pursuant to the Merger was fair, from a financial point of view, to the Public Common Stockholders.

  The full text of the Dain Rauscher Wessels Opinion, which sets forth the principal assumptions made, matters considered and qualifications and limitations on the review undertaken by Dain Rauscher Wessels in rendering its opinion, is attached as Annex E hereto and is incorporated herein by reference. The summary of the Dain Rauscher Wessels Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion. Common Stockholders are urged to read such opinion carefully and in its entirety. The Dain Rauscher Wessels Opinion was provided to the Petro Board for its information and is directed only to the fairness from a financial point of view of the consideration to be received by the Public Common Stockholders pursuant to the Merger. The Dain Rauscher Wessels Opinion does not address the merits of the underlying decision by Petro to engage in the Merger and does not constitute a recommendation to any Common Stockholder as to how such holder should vote on the approval and adoption of the Merger Agreement or any matter related thereto.

  The summary set forth below does not purport to be a complete description of the analyses underlying the Dain Rauscher Wessels Opinion or the presentation made by Dain Rauscher Wessels to the Petro Board. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Dain Rauscher Wessels did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Dain Rauscher Wessels believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all of its analyses, would create an incomplete view of the process underlying the Dain Rauscher Wessels Opinion.

  In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Dain Rauscher Wessels, Petro or the Partnership. Any estimates contained in the analyses performed by Dain Rauscher Wessels are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. The Dain Rauscher Wessels Opinion and Dain Rauscher Wessels' presentation to the Petro Board were among several factors taken into consideration by the Petro Board in making its determination to approve the Merger Agreement. Consequently, the Dain Rauscher Wessels' analyses described below should not be viewed as determinative of the decision of the Petro Board or Petro's senior management to engage in the Merger.

  In arriving at the Dain Rauscher Wessels Opinion, Dain Rauscher Wessels reviewed the most recently available drafts of the Merger Agreement, the Amended and Restated Partnership Agreement, the Proxy Statement of Petro and the Partnership filed as a part of the Registration Statement on Form S-4 of the Partnership, and certain publicly available financial information concerning Petro and the Partnership. In addition, Dain Rauscher Wessels reviewed certain internal analyses, forecasts and other internal information concerning the businesses and operations of Petro and the Partnership prepared by the respective senior managements of Petro and the Partnership. Dain Rauscher Wessels also met with the senior managements of Petro and the Partnership to discuss the businesses, operations and prospects of Petro and the Partnership. Dain Rauscher Wessels also considered certain long-term strategic benefits of the Merger, both operational and financial, that were described to Dain Rauscher Wessels by the senior managements of Petro and the Partnership. Dain Rauscher Wessels reviewed the terms of the Transaction in relation to, among other things, current and historical market prices and trading volume for the Class A Common Stock and the Common Units; the respective companies' cash flow, net income and book value per share/unit;
the capitalization and financial condition of Petro and the Partnership; the pro forma financial impact of the Merger on Petro and the Partnership, including the potential relative ownership of various classes of Units of the Partnership after the Merger by the current holders of Common Stock and the current unitholders of the Partnership; and, to the extent publicly available, the terms of recent merger and acquisition transactions involving comparable companies. In addition, Dain Rauscher Wessels reviewed the merger premiums paid in recent stock-for-stock acquisitions of public companies generally, and energy industry companies in particular. Dain Rauscher Wessels also analyzed certain financial, stock market and other publicly available information relating to the business of other companies and partnerships whose operations Dain Rauscher Wessels considered comparable to the respective operations of Petro and the Partnership. In addition to the foregoing, Dain Rauscher Wessels considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as Dain Rauscher Wessels deemed relevant in arriving at the Dain Rauscher Wessels Opinion.

  In preparing the Dain Rauscher Wessels Opinion, Dain Rauscher Wessels did not independently verify any of the foregoing information, and relied upon such information being complete and accurate in all material respects. Dain Rauscher Wessels assumed, with Petro's consent, that the financial forecasts provided to Dain Rauscher Wessels and discussed with Dain Rauscher Wessels were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the senior managements of Petro and the Partnership as to the respective expected future performance of Petro and the Partnership, and of the combined companies subsequent to the proposed Merger. In addition, Dain Rauscher Wessels did not conduct a physical inspection or make an independent evaluation or appraisal of the assets of Petro or the Partnership, nor was Dain Rauscher Wessels furnished with any such evaluation or appraisal. Dain Rauscher Wessels assumed that the Merger will be accounted for as a purchase transaction under generally accepted accounting principles, and will be a taxable event to the Public Common Stockholders. In rendering the Dain Rauscher Wessels Opinion, Dain Rauscher Wessels assumed that in the course of obtaining the necessary regulatory and governmental approvals for the proposed Merger, no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the proposed Merger. Dain Rauscher Wessels also assumed that the final form of the Merger Agreement would be substantially similar to the last draft reviewed by Dain Rauscher Wessels. The Dain Rauscher Wessels Opinion is based on circumstances as they existed and could be evaluated on, and the information made available to Dain Rauscher Wessels, as of the date of the Dain Rauscher Wessels Opinion.

  For purposes of rendering the Dain Rauscher Wessels Opinion, Dain Rauscher Wessels assumed, in all respects material to its analyses, that the representations and warranties of each party to the Merger Agreement and all related documents and instruments contemplated thereby were true and correct in all material respects, that each party to such documents will perform all of the covenants and agreements required to be performed by such party under such documents, and that all conditions to the consummation of the Merger will be satisfied without waiver thereof.

  The following is a brief summary of the material analyses performed by Dain Rauscher Wessels in connection with its preparation of the Dain Rauscher Wessels Opinion.

 Unit Reference Value Analysis

  Dain Rauscher Wessels performed a unit reference value analysis to determine ranges of reference values for the Common Units, Senior Subordinated Units and Junior Subordinated Units/ General Partner Units. In Dain Rauscher Wessels' judgment, such an analysis was required because the Senior Subordinated Units and Junior Subordinated Units/General Partner Units are newly-created classes of Units for which no prior market trading data exists. A range of reference values was calculated for the Common Units in order that they could be evaluated on a basis consistent with the other classes of Units. Moreover, the determination of reference values for the Senior Subordinated Units and Junior Subordinated Units/General Partner Units was required in order for Dain Rauscher Wessels to analyze the absolute and relative values of each class of unit, as well as to evaluate the aggregate value of the consideration being received by holders of Common Stock pursuant to the Merger.

  To determine a reference range of values for each class of unit, Dain Rauscher Wessels employed a discounted distribution model based upon Petro senior management's forecasts for the pro forma combined entity from the year ended September 30, 1998 through the year ended September 30, 2002, assuming 15-year weather ("15-Year Weather Case") and 30-year weather ("30-Year Weather Case"). Dain Rauscher Wessels also examined a case in which distributions per unit remained at $2.30 over the forecast period (the "Downside Case"), and a case in which distributions increased at a slower rate than in the 15-Year Weather Case and the 30-Year Weather Case (the "Dain Rauscher Wessels Case"). Factors examined included the Indicated Distributions (the Minimum Quarterly Distribution and other distributions of Available Cash from Operating Surplus); the additional Senior Subordinated Units to be issued based upon the performance of Petro; and the Incentive Distributions which are to be shared pro rata by the Senior Subordinated Units and Junior Subordinated Units/General Partner Units if distributions of Available Cash exceed Target Distribution Levels. Dain Rauscher Wessels discounted projected distributions for each class of Units to a net present value employing discount rates which, in Dain Rauscher Wessels' professional judgment, reflected (i) prevailing market yields for the Common Units and publicly-traded Units of other propane distribution master limited partnerships; (ii) the structural subordination of the various classes of Units; and (iii) the relative risks associated with the Indicated Distributions, the additional Senior Subordinated Units to be issued based upon the performance of Petro and the Incentive Distributions. For each class of unit, net present terminal values were calculated employing a perpetuity valuation based upon the discount rate employed for a given class of distribution and the amount of the projected distributions in the year ending September 30, 2002. To reflect the lack of marketability of the Junior Subordinated Units/ General Partner Units, Dain Rauscher Wessels considered a range of discounts and applied a discount of 22% to the net present values calculated for the Junior Subordinated Units/General Partner Units.

  Common Units. For the Common Units, discount rates of 9.0%-11.3% were applied to the projected Indicated Distributions. The calculated reference values for the Downside Case, 15-Year Weather Case, 30-Year Weather Case and Dain Rauscher Wessels Case were $20.75, $26.33, $31.55 and $22.54 per Common Unit, respectively.

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

  Senior Subordinated Units. For the Senior Subordinated Units, discount rates of 9.8%-13.3% were applied to the projected Indicated Distributions, discount rates of 12.5%-14.3% were applied to the projected additional Senior Subordinated Units to be issued based upon the performance of Petro and discount rates of 13.0%-14.8% were applied to the projected Incentive Distributions. The calculated reference values for the Downside Case, 15-Year Weather Case, 30-Year Weather Case and Dain Rauscher Wessels Case were $17.74, $26.90, $35.62 and $22.76 per Senior Subordinated Unit, respectively.

  Junior Subordinated Units / General Partner Units. For the Junior Subordinated Units/General Partner Units, discount rates of 10.5%-14.3% were applied to the projected Indicated Distributions, discount rates of 12.5%-14.3% were applied to the projected additional Senior Subordinated Units to be issued based on the performance of Petro and discount rates of 13.0%-14.8% were applied to the projected Incentive Distributions. The calculated reference values for the Downside Case, 15-Year Weather Case, 30-Year Weather Case and Dain Rauscher Wessels Case were $12.91, $19.53, $26.16 and $16.67 per Junior Subordinated Unit/General Partner Unit, respectively.

  For purposes of performing its other analyses, Dain Rauscher Wessels employed the unit reference values implied by the Dain Rauscher Wessels Case as reference values for the subject Units. Dain Rauscher Wessels multiplied the exchange ratio of .13064 by the $22.76 reference value for the Senior Subordinated Units to calculate an implied merger value ("Implied Merger Value") of $2.97 per share of Common Stock held by the Public Common Stockholders. Dain Rauscher Wessels calculated that the $2.97 Implied Merger Value was comprised of the sum of net present values of $2.54 attributable to the Indicated Distributions and $0.43 attributable to the additional Senior Subordinated Units to be issued based on the performance of Petro and Incentive Distributions. Dain Rauscher Wessels also multiplied an exchange ratio of
 .15913 (the ratio of the number of Junior Subordinated Units/General Partner Units to be received by holders of Common Stock other than the Public Common Stockholders ("Affiliate Common Stockholders") to the number of shares of Common Stock to be exchanged by such holders) by the $16.67 reference value for the Junior Subordinated Units/General Partner Units to calculate an Implied Merger Value of $2.65 per share of Common Stock held by the Affiliated Common Stockholders. Dain Rauscher Wessels calculated that the $2.65 Implied Merger Value was comprised of the sum of net present values of $2.24 attributable to the Indicated Distributions and $0.41 attributable to the additional Senior Subordinated Units to be issued based on the performance of Petro and Incentive Distributions.

 Discounted Cash Flow Analysis

  Dain Rauscher Wessels performed a discounted cash flow analysis to calculate the implied price per share of Petro Common Stock based upon senior management's projections assuming 15-year weather and 30-year weather from June 30, 1998 through December 31, 2002, and no acquisitions. Using this information, Dain Rauscher Wessels calculated the net present value of Petro's unlevered free cash flows from June 30, 1998 through December 31, 2002 using discount rates ranging from 12.0% to 16.0%. Dain Rauscher Wessels also calculated the net present terminal value of Petro at December 31, 2002 based upon multiples of 6.5x to 8.5x EBITDA (earnings before interest, taxes, depreciation and amortization) in the year ending December 31, 2002, and discount rates ranging from 12.0% to 16.0%. Dain Rauscher Wessels employed the capital asset pricing model to determine a weighted average cost of capital for Petro, and also employed its professional judgment in determining a range of discount rates for use in the analysis. The sum of the net present values of the free cash flows and terminal values, less outstanding debt and preferred stock (net of excess cash), yielded an implied net present value per share of Common Stock ranging from $(1.81) to $2.56.

  Inherent in any discounted cash flow analysis are the use of a number of assumptions, including the accuracy of management's projections, and the subjective determination of an appropriate terminal value and discount rate to apply to the projected cash flows of the entity under examination. Variations in any of these assumptions or judgments and variables beyond management's control, such as the general and regional economies, worldwide oil and gas prices, adverse weather conditions and the availability of personnel and equipment, could significantly alter the results of a discounted cash flow analysis.

 Relative Contribution Analysis

  Dain Rauscher Wessels performed a relative contribution analysis to examine the relationship between the percentage ownership of the Partnership that the Common Stockholders would receive pursuant to the Merger, and the relative contribution of Petro to the distributable cash flow of the Partnership on a pro forma combined basis. In considering the percentage ownership of the Partnership that the Common Stockholders would receive pursuant to the Merger, Dain Rauscher Wessels performed calculations on both a gross Units basis, treating all classes of Units as identical, as well as an adjusted Units basis, in which the number of Units to be received by the Common Stockholders was adjusted to reflect the different values of various classes of Units implied by Dain Rauscher Wessels' Unit Reference Value Analysis. In calculating the relative contributions of Petro and the Partnership to the distributable cash flow of the Partnership on a pro forma combined basis, Dain Rauscher Wessels considered that Petro, as the owner of Star Gas and all of the Partnership's outstanding subordinated units prior to the Merger, was the contributor of the distributable cash flow accruing to that ownership position.

  Based upon senior management's normalized estimates for fiscal 1998 for Petro and the Partnership, and the 15-Year Weather Case assumptions for the Partnership on a pro forma combined basis for fiscal 1999, Dain Rauscher Wessels calculated that Petro would provide 46.8% and 56.8% of the distributable cash flow of the Partnership on a pro forma combined basis in fiscal 1998 and 1999, respectively. Dain Rauscher Wessels determined that, pursuant to the Merger, the Common Stockholders would receive 48.6% of the ownership of the pro forma combined entity on a gross Units basis, and 47.5% on an adjusted Units basis. Dain Rauscher Wessels also noted that, based on the exchange ratio of .13064 and assuming that (i) the Minimum Quarterly Distribution is $0.575 following the Merger and (ii) the Minimum Quarterly Distribution is paid to holders of Senior Subordinated Units, the Public Common Stockholders who receive Senior Subordinated Units would receive an annual distribution of $0.30 for each share of Common Stock exchanged pursuant to the Merger. Dain Rauscher Wessels noted that Common Stock does not presently pay a dividend.

 Net Asset Value Analysis

  Dain Rauscher Wessels performed a net asset value analysis to examine values which might be realized by the Common Stockholders if Petro pursued orderly liquidations of its home heating oil

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business and investment in the Partnership, and satisfied Petro's obligations to its creditors and preferred stockholders. For purposes of this analysis, Dain Rauscher Wessels selected six criteria for valuing Petro's home heating oil business: (i) the mean EBITDA multiple paid by Petro in its ten largest acquisitions of home heating oil businesses in 1996-1997, adjusted for a 10% size premium; (ii) the mean price per gallon of target annual volume paid by Petro in such acquisitions, adjusted for a 10% size premium; (iii) the mean price per target customer paid by Petro in such acquisitions, adjusted for a 10% size premium; (iv) the mean EBITDA multiple paid by the Partnership in its acquisitions of eleven propane retailers in 1994-1997, adjusted for a 10% size premium; (v) the mean EBITDA multiple paid in the Selected Transactions examined in Dain Rauscher Wessels' Comparable Transactions Analysis; and (vi) a growth rate-adjusted EBITDA multiple implied by an analysis of the public market multiples of companies engaged in consolidating fragmented industries. In each scenario, Dain Rauscher Wessels valued Petro's current investment in the Partnership by multiplying the number of subordinated Units and implied General Partner Units by the most recent Common Unit price, less a 15% discount to reflect structural subordination. Outstanding debt and preferred stock were assumed to be liquidated at par or liquidation value, plus applicable prepayment penalties, and the analysis further assumed $5.0 million of transaction costs. The values per share of Common Stock implied by these analyses ranged from $0.00 to $5.47, with a median of $1.04 and a mean of $1.64. Dain Rauscher Wessels applied its subjective professional judgment in comparing these values to the Implied Merger Value to be received pursuant to the Merger by the Public Common Stockholders.

 Comparable Company Trading Analysis

  Using publicly available information, Dain Rauscher Wessels compared, based upon market trading values as of September 25, 1998, multiples of certain financial criteria, including net income, EBITDA, EBIT (earnings before interest and taxes), Cash Flow from Operations (net income plus depreciation and amortization, deferred taxes and other non-cash items, but not including changes in working capital accounts), revenues and the tangible book value of equity of Petro to certain other companies which, in Dain Rauscher Wessels' judgment, were comparable to Petro for purposes of this analysis. Dain Rauscher Wessels noted that Petro is the only publicly-traded company engaged primarily in the distribution of home heating oil. Accordingly, Dain Rauscher Wessels selected for comparison companies engaged to varying degrees in the wholesale and retail marketing and distribution of energy and fuel. Other factors considered by Dain Rauscher Wessels in selecting companies for comparison included size, financial condition and geographic scope of operations. The group of companies used in the comparison included Adams Resources & Energy, Inc., Bay State Gas Company, Halstead Energy Corp., Meteor Industries, Inc., Midcoast Energy Resources, Inc., National Gas & Oil Company, Streicher Mobile Fueling, Inc., TransMontaigne Inc. and World Fuel Services Corporation.

  For the group of comparable energy and fuel marketing and distribution companies, the range, median and mean for equity market value as a multiple of each of the indicated statistics were as follows: (a) latest twelve months net income--7.6x to 47.4x, with a median of 13.8x and a mean of 20.8x; (b) latest twelve months Cash Flow from Operations--2.8x to 21.9x, with a median of 11.1x and a mean of 11.5x; and (c) tangible book value of common equity--0.3x to 2.5x, with a median of 1.7x and a mean of 1.6x. Net Market Capitalization (defined as equity market value plus the book value of debt and preferred stock, less cash and equivalents in excess of a 1.0 working capital ratio) as a multiple of latest twelve months EBIT ranged from 5.6x-24.1x, with a median of 12.1x and a mean of 14.5x. Dain Rauscher Wessels was unable to calculate meaningful mathematical comparisons between these comparable company multiples and corresponding multiples for Petro because Petro (a) generated negative net income and Cash Flow from Operations for the latest twelve months ended June 30, 1998; (b) generated EBIT for the latest twelve months ended June 30, 1998 at a level which rendered the resultant multiple (478.1x) not meaningful in Dain Rauscher Wessels' judgment; and (c) had a net stockholders' deficiency at June 30, 1998. In addition, Dain Rauscher Wessels examined certain other market valuation criteria for which comparisons could be drawn. The comparable companies' Net Market Capitalization as a multiple of latest twelve months EBITDA ranged from 2.7x-19.7x, with a median of 10.7x and a mean of 11.2x, which compared to 9.8x for Petro. Net Market Capitalization as a multiple of latest twelve months revenues ranged from 0.2x-1.8x, with a median of 0.5x and a mean of 0.7x, which compared to 0.8x for Petro. Dain Rauscher Wessels applied its subjective professional judgment in evaluating Petro's results of operations for the twelve months ended June 30, 1998 in relation to the comparable company trading multiples.

  In addition, Dain Rauscher Wessels used publicly available information, based upon market trading values as of September 25, 1998, to compare certain financial criteria (including multiples of latest twelve months EBITDA and Cash Flow from Operations, distribution yields and debt to book capitalization ratios), among a group of propane distribution master limited partnerships which Dain Rauscher Wessels considered to be comparable to the Partnership. For purposes of analysis, this group was composed of Amerigas Partners, L.P., Cornerstone Propane Partners, L.P., Ferrellgas Partners, L.P., Heritage Propane Partners, L.P., National Propane Partners, L.P., and Suburban Propane Partners, L.P. Dain Rauscher Wessels calculated an Adjusted Equity Market Value for each propane distribution master limited partnership by valuing the common units of each limited partnership at market value, the subordinated units at 65% of the common unit market value, and the general partner units at 85% of the common unit market value. Dain Rauscher Wessels also calculated an Adjusted Market Capitalization for each limited partnership as the sum of Adjusted Equity Market Value plus the book value of debt, less cash and equivalents in excess of a 1.0 working capital ratio.

  For the group of propane distribution master limited partnerships, Adjusted Market Capitalization as a multiple of latest twelve months EBITDA ranged from 8.6x-14.0x, with a median of 10.2x and a mean of 10.5x, which compared to 11.9x for the Partnership. Adjusted Equity Market Value as a multiple of latest twelve months Cash Flow from Operations ranged from 7.4x-9.6x, with a median of 9.2x and a mean of 8.7x, which compared to 10.1x for the Partnership. Common unit distribution yields ranged from 8.7%-15.6%, with a median of 10.2% and a mean of 11.0%, which compared to 10.6% for the Partnership. The ratio of debt to book capitalization ranged from 46.3%-96.5%, with a median of 77.5% and a mean of 76.5%, which compared to 65.8% for the Partnership.

  The comparable company trading analysis is a valuation methodology used by Dain Rauscher Wessels to determine whether Petro and the Partnership were reasonably valued by the public trading market, at existing market prices, in relation to the public trading markets' valuation of similar companies and partnerships. Dain Rauscher Wessels did not establish any specific valuation for Petro or the Partnership in connection with this analysis.

  No public company utilized as a comparison is identical to Petro, the Partnership or the business segment for which a comparison is being made. An analysis of the results of such a comparison is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies to which Petro and the Partnership were being compared.

 Comparable Transactions Analysis

  Dain Rauscher Wessels conducted a comparable transactions analysis whereby it examined the terms of recent publicly disclosed acquisitions of businesses and assets related to the energy marketing and distribution industry. With respect to the significant majority of these transactions, public disclosure regarding purchase price and target financial results was insufficient to permit Dain Rauscher Wessels to draw conclusions regarding value. Sufficient data did exist with respect to ten transactions (the "Selected Transactions") which Dain Rauscher Wessels considered reasonably comparable to the Merger:
(Acquisitor/Target) Valero Energy Corporation/Valero Natural Gas Partners, L.P.; Associated Natural Gas Corporation/Grand Valley Gas Company; K N Energy, Inc./American Oil & Gas Company; Panhandle Eastern Corp./Associated Natural Gas Corporation; Natural Gas Clearinghouse/Trident NGL Holding, Inc.; LG&E Energy Corporation/ Hadson Corporation; El Paso Natural Gas Company/Eastex Energy Inc.; PacifiCorp Holdings, Inc./TPC Corporation; Enron Corp./Enron Global Power & Pipelines, L.L.C.; and Kinder Morgan Energy Partners, L.P./ Santa Fe Pacific Pipeline Partners, L.P.

  For the Selected Transactions, total consideration paid for the equity of the target company as a multiple of target company net income ranged from 15.4x-55.3x, with a median of 37.2x and a mean of 36.4x. Equity consideration as a multiple of the target company's tangible book value of equity ranged from 1.4x-4.3x, with a median of 2.5x and a mean of 2.8x. Total transaction value as a multiple of the target company's latest twelve months EBIT ranged from 10.9x-23.3x, with a median of 16.7x and a mean of 17.1x. Dain Rauscher Wessels was unable to calculate meaningful mathematical comparisons between these comparable transactions multiples and the Implied Merger Value to be received pursuant to the Merger by the Public Common Stockholders because Petro (a) generated a net loss for the latest twelve months period ended June 30, 1998;
(b) had a net tangible stockholders' deficiency at June 30, 1998; and (c) generated EBIT for the latest twelve months ended June 30, 1998 at a level which rendered the resultant multiple (515.4x) not meaningful in Dain Rauscher Wessels' judgment. For the Selected Transactions, total transaction value as a multiple of the target company's latest twelve months EBITDA ranged from 7.3x-14.6x, with a median of 10.9x and a mean of 11.4x, which compared to 10.6x for Petro. Dain Rauscher Wessels applied its subjective professional judgment in evaluating the Implied Merger Value to be received pursuant to the Merger by the Public Common Stockholders in relation to Petro's results of operations for the latest twelve months period.

  Dain Rauscher Wessels also examined multiples paid by Petro in the acquisitions of retail distributors of home heating oil during 1996-1997. For all Petro acquisitions during such period (excluding the ten largest), transaction value as a multiple of target EBITDA ranged from 3.4x-4.9x, with a median of 3.9x and a mean of 4.1x. Transaction value per target gallon of annual volume ranged from $0.37-$0.87, with a median of $0.55 and a mean of $0.55. Transaction value per target customer ranged from $334-$1,037, with a median of $533 and a mean of $630. To examine the effect of target size on transaction multiples, Dain Rauscher Wessels examined the acquisition multiples paid by Petro in the ten largest acquisitions in the 1996-1997 period. For this group of transactions, transaction value as a multiple of target EBITDA ranged from 3.4x-4.6x, with a median of 4.2x and a mean of 4.2x. Transaction value per target gallon of annual volume ranged from $0.58-$1.02, with a median of $0.89 and a mean of $0.84. Transaction value per target customer ranged from $658- $2,010, with a median of $1,055 and a mean of $1,194. Based upon the Implied Merger Values and certain assumptions regarding the value of Petro's current investment in the Partnership, Dain Rauscher Wessels calculated that the comparable multiples and values for Petro's home heating oil business implied in the Merger were 7.4x EBITDA, $0.87 per gallon and $994 per customer, assuming senior management normalized estimates for fiscal 1998. Dain Rauscher Wessels noted that Petro generally paid higher multiples and values in its larger acquisitions and that Petro's home heating oil business is significantly larger than any similar business acquired by Petro.

 Merger Premiums Analysis

  Dain Rauscher Wessels examined percentage premiums paid in all publicly-disclosed stock-for-stock transactions with transaction values of $100-$500 million since January 1, 1998. The analysis indicated median percentage premiums to the target company's stock price one day, one week and four weeks prior to announcement, of 20.2%, 30.2%, and 33.3%, respectively. Dain Rauscher Wessels also examined median percentage premiums paid in all publicly-disclosed stock-for-stock energy industry transactions with transaction values of $100- $500 million since January 1, 1994. This analysis indicated median percentage premiums to the target company's stock price one day, one week and four weeks prior to the announcement, of 13.7%, 17.6%, and 22.6%, respectively. Dain Rauscher Wessels calculated that the Implied Merger Value to be received pursuant to the Merger by the Public Common Stockholders of $2.97 represented premiums to the market price of the Class A Common Stock one day, one week and four weeks prior to announcement of 58.6%, 90.3%, and 64.1%, respectively. Dain Rauscher Wessels further calculated that the portion of the Implied Merger Value attributable to the net present value of the Indicated Distributions, or $2.54, represented premiums to the market price of the Class A Common Stock one day, one week and four weeks prior to announcement of 35.6%, 62.7% and 40.3%, respectively.

 Dain Rauscher Wessels' Engagement Agreement

  Dain Rauscher Wessels was retained to render the Dain Rauscher Wessels Opinion on the basis of Dain Rauscher Wessels' experience with mergers and acquisitions in the energy industry, and on the basis of Dain Rauscher Wessels' experience with energy industry master limited partnerships. Dain Rauscher Wessels is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, Dain Rauscher Wessels and its affiliates may actively trade the debt and equity securities of Petro and the Partnership for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  Pursuant to an engagement agreement between Petro and Dain Rauscher Wessels, Petro paid Dain Rauscher Wessels an engagement fee of $50,000 upon the execution of the engagement agreement and $375,000 upon the initial delivery of the written Dain Rauscher Wessels Opinion to the Petro Board. Petro has agreed to reimburse Dain Rauscher Wessels for its out-of-pocket expenses not to exceed $50,000, and to indemnify Dain Rauscher Wessels and its controlling persons against certain liabilities and expenses relating to or arising out of the consummation of the Transaction, including certain liabilities under U.S. federal securities laws. No portion of Dain Rauscher Wessels' fee was contingent upon the closing of the Transaction or whether Dain Rauscher Wessels rendered a favorable opinion with respect to the proposed Merger. The terms of Dain Rauscher Wessels' engagement agreement with Petro, which are customary for transactions of this nature, were negotiated at arm's length between Petro and Dain Rauscher Wessels, and the Petro Board was aware of such terms at the time of its approval of the Merger Agreement.

CERTAIN PROJECTIONS OF PETRO AND THE PARTNERSHIP

  Petro and the Partnership provided A.G. Edwards and Dain Rauscher Wessels (the "Financial Advisors") with certain projected financial data for the years 1999 through 2003 (the "Projections"). The Projections were not prepared with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections. The projections are included in this Proxy Statement only because they were made available to the Financial Advisors. These projections were prepared as of September 30, 1998. Neither the Financial Advisors nor KPMG Peat Marwick, LLP, the Partnership's independent certified public accountants, examined, compiled or applied any procedures with respect to the Projections or expressed any opinion or provided any kind of assurance thereon. None of the Financial Advisors, Petro, the Partnership, the Special Committee nor any of their respective affiliates or advisors assumes any responsibility for the reasonableness or completeness of the Projections.

  While presented with numerical specificity, the Projections are based on a variety of assumptions relating to the business of Petro and the Partnership that, although considered appropriate by Petro and the Partnership at the time, may not be realized. Moreover, the Projections and the assumptions upon which they are based are subject to significant uncertainties and contingencies, many of which are beyond the control of Petro and the Partnership. Consequently, the Projections and the underlying assumptions are necessarily speculative in nature and inherently imprecise, and there can be no assurance that projected financial results will be realized. It is expected that there will be differences between actual and projected results, and projected results and actual results are likely to vary materially from those shown, and such variance will likely increase over time. None of the Financial Advisors, Petro, the Partnership, the Special Committee nor any of their respective affiliates or advisors intends to update or otherwise revise the Projections.

  The inclusion of the Projections herein should not be regarded as an indication that the Financial Advisors, Petro, the Partnership, the Special Committee or any of their respective affiliates or advisors considers the Projections likely to be an accurate prediction of future results. Common Unitholders and Common Stockholders are cautioned not to place undue reliance on the Projections, which should be read in conjunction with the information relating to the business, assets and financial condition of the Partnership included herein.

  The Projections contain forward-looking information and are subject to a number of risks discussed elsewhere in this Proxy Statement. See "Risk Factors." These risks are likely to cause actual results in the future to differ significantly from results expressed or implied in the Projections.

  The Projections described herein are the most recent versions of numerous projections provided to the Financial Advisors. Petro and the Partnership believe that discussion of earlier versions would not add materially to the information provided herein. Earlier versions have, however, been filed as an exhibit to the Registration Statement.

  Set forth below is a summary of the Projections prepared by Petro and the Partnership as of September 30, 1998 and provided to the Financial Advisors.

 Petro Projections on a Stand Alone Basis

  In order to develop projections for the fiscal years ending December 31, 1999-2003, Petro first began with formulating a revised 1998 budget (the "Normalized 1998 Budget"). The Normalized 1998 Budget made certain assumptions relating to revenues and delivery expenses based on volumes which would be associated with a "normal" winter. In addition, Petro gave full year impact in the Normalized 1998 Budget to $11 million in cost reduction initiatives implemented during 1998. These estimated annual cost reductions include $3.5 million for the elimination of corporate and branch overhead, $3.5 million for the rationalization of branch operating expenses and $4 million in reduced benefit plan, personnel and other operating expenses. For these purposes, Petro ran two cases assuming that "normal" weather ("Weather Normalization") was based on either (a) the historical average temperature of the relevant measurement statistics over the 15-year period from 1983 through 1997 derived from information published by the U.S. Department of Commerce-National Oceanic and Atmospheric Administration ("NOAA") (the "15-Year Case") or (b) the historical average temperature of the relevant measurement statistics as published by the NOAA over the 30-year period from 1961 through 1990 (the "30-Year Case").

  The projections for the fiscal years ending December 31, 1999-2003 were based on the Normalized 1998 Budget adjusted for the following: (a) base customer attrition of 4.0% annually, (b) an increase in retail gross margins of $0.01 per gallon annually, (c) an increase in service revenues and expenses (net of the impact of attrition) of 2.0% annually, (d) an increase in net operating costs of 2.0% annually, and (e) no additional acquisitions due to capital constraints.

             PETRO PROJECTIONS ON A STAND ALONE BASIS--30-YEAR CASE
                                 (IN THOUSANDS)

                                   FOR THE YEARS ENDING DECEMBER 31,
                         ----------------------------------------------------------
                           1998      1999      2000      2001      2002      2003
                         --------  --------  --------  --------  --------  --------
OPERATING INFORMATION
Heating Oil EBITDA...... $ 46,900  $ 45,548  $ 43,867  $ 42,283  $ 40,766  $ 39,288
MLP Distributions(1)....    4,366     4,387     4,965     5,570     5,575     5,579
                         --------  --------  --------  --------  --------  --------
Total EBITDA............   51,266    49,935    48,832    47,853    46,341    44,867
Depreciation and
 Amortization...........   28,710    23,500    19,500    15,500    11,500     8,000
                         --------  --------  --------  --------  --------  --------
EBIT....................   22,556    26,435    29,332    32,353    34,841    36,867
Interest Expense........  (31,444)  (30,971)  (30,675)  (28,749)  (28,083)  (28,035)
                         --------  --------  --------  --------  --------  --------
Pre-Tax Income..........   (8,888)   (4,536)   (1,343)    3,604     6,758     8,832
Income Taxes............     (500)     (500)     (500)     (500)     (500)     (500)
Equity in Partnership
 Earnings...............      997     1,291     1,255     1,283     1,375     1,467
MLP Distributions.......   (5,684)   (4,387)   (4,965)   (5,570)   (5,575)   (5,579)
                         --------  --------  --------  --------  --------  --------
Net Income(2)........... $(12,757) $ (8,132) $ (5,553) $ (1,183) $  2,058  $  4,220
                         ========  ========  ========  ========  ========  ========
OTHER INFORMATION
Maintenance
 Capital Expenditures... $  2,776  $  3,000  $  3,000  $  3,000  $  3,000  $  3,000
Net Debt and Preferred
 Stock (3)..............  287,935   284,816   273,995   262,227   251,305   241,809

             PETRO PROJECTIONS ON A STAND ALONE BASIS--15-YEAR CASE
                                 (IN THOUSANDS)

                                   FOR THE YEARS ENDING DECEMBER 31,
                         ----------------------------------------------------------
                           1998      1999      2000      2001      2002      2003
                         --------  --------  --------  --------  --------  --------
OPERATING INFORMATION
Heating Oil EBITDA...... $ 44,749  $ 43,392  $ 41,769  $ 40,237  $ 38,770  $ 37,342
MLP Distributions(1)....    4,366     2,739     2,941     3,220     3,527     3,861
                         --------  --------  --------  --------  --------  --------
Total EBITDA............   49,115    46,131    44,710    43,457    42,297    41,203
Depreciation and
 Amortization...........   28,710    23,500    19,500    15,500    11,500     8,000
                         --------  --------  --------  --------  --------  --------
EBIT....................   20,405    22,691    25,210    27,957    30,797    33,203
Interest Expense........  (31,444)  (30,971)  (30,675)  (28,869)  (29,283)  (29,235)
                         --------  --------  --------  --------  --------  --------
Pre-Tax Income..........  (11,039)   (8,340)   (5,465)     (912)    1,514     3,968
Income Taxes............     (500)     (500)     (500)     (500)     (500)     (500)
Equity in Partnership
 Earnings...............      442       791       798       799       857       908
MLP Distributions.......   (4,366)   (2,739)   (2,941)   (3,220)   (3,527)   (3,861)
                         --------  --------  --------  --------  --------  --------
Net Income(2)........... $(15,463) $(10,788) $ (8,108) $ (3,833) $ (1,656) $    515
                         ========  ========  ========  ========  ========  ========
OTHER INFORMATION
Maintenance Capital
 Expenditures........... $  2,776  $  3,000  $  3,000  $  3,000  $  3,000  $  3,000
Net Debt and Preferred
 Stock(3)...............  290,086   288,620   281,921   274,669   268,992   264,360

--------
(1) MLP distributions in 1998 represent actual distributions received on the Units and General Partner interest owned by Petro; MLP distributions in 1999-2003 represent expected distributions based on the Partnership's Available Cash, which may be less than the full Minimum Quarterly Distribution.
(2) Net Income includes Equity in Partnership Earnings but excludes MLP distributions.
(3) Reflects total debt less net working capital plus preferred stock.

 Partnership Projections on a Stand Alone Basis

  In order to develop projections for the fiscal years ending September 30, 1999-2003, the Partnership first began with formulating a revised 1998 budget (the "Normalized 1998 Budget"). The Normalized 1998 Budget made certain adjustments to revenues and expenses based on the expected increase in volumes which would be associated with a "normal" winter as well as acquisitions completed during fiscal 1998. For these purposes, the Partnership ran two cases assuming that "normal" weather ("Weather Normalization") was based on either
(a) the historical average temperature of the relevant measurement statistics over the 15-year period from 1983 through 1997 derived from information published by the NOAA (the "15-Year Case") or (b) the historical average temperature of the relevant measurement statistics as published by the NOAA over the 30-year period from 1961 through 1990 (the "30-Year Case").

  The Projections for the fiscal year ending September 30, 1999 through 2003 include the following additional assumptions: (a) $10.0 million of acquisitions are made annually, (b) the acquisitions are made at a purchase price of 6.5x the first year EBITDA of the acquired assets, (c) additional debt is incurred at an annual interest rate of 7.25%, (d) acquisitions are financed with debt and equity such that a pro forma debt to EBITDA ratio of 4.5x is maintained,
(e) Common Units are issued at $22.00 per Unit and (f) maintenance capital expenditures on the acquired assets are assumed to be approximately 2.2 cents per retail gallon sold.

          PARTNERSHIP PROJECTIONS ON A STAND ALONE BASIS--30-YEAR CASE
                                 (IN THOUSANDS)

                                   FOR THE YEARS ENDING DECEMBER 31,
                         ----------------------------------------------------------
                           1998      1999      2000      2001      2002      2003
                         --------  --------  --------  --------  --------  --------
OPERATING INFORMATION
EBITDA.................. $ 23,722  $ 24,491  $ 26,029  $ 27,566  $ 29,104  $ 30,642
Depreciation and
 Amortization...........   12,079    12,358    13,346    14,224    14,938    15,662
                         --------  --------  --------  --------  --------  --------
EBIT....................   11,643    12,133    12,683    13,342    14,166    14,980
Interest Expenses.......   (8,498)   (8,811)   (9,377)   (9,878)  (10,380)  (10,882)
                         --------  --------  --------  --------  --------  --------
Pre-Tax Income..........    3,145     3,322     3,306     3,464     3,786     4,098
Income Taxes............      (25)      (25)      (25)      (25)      (25)      (25)
                         --------  --------  --------  --------  --------  --------
Net Income.............. $  3,120  $  3,297  $  3,281  $  3,439  $  3,761  $  4,073
                         ========  ========  ========  ========  ========  ========
OTHER INFORMATION
Maintenance Capital
 Expenditures........... $  2,610  $  2,632  $  2,679  $  2,728  $  2,777  $  2,827
Total Long Term Debt.... $105,000  $113,668  $120,587  $127,506  $134,425  $141,346
AVERAGE UNITS OUTSTAND-
 ING
Common Units............    3,859     3,925     4,083     4,253     4,395     4,505
Subordinated Units......    2,396     2,396     2,396     2,396     2,396     2,396
Implied General Partner
 Units..................      128       129       132       136       139       141
                         --------  --------  --------  --------  --------  --------
Total Units.............    6,383     6,450     6,611     6,785     6,930     7,042
                         ========  ========  ========  ========  ========  ========

          PARTNERSHIP PROJECTIONS ON A STAND ALONE BASIS--15-YEAR CASE
                                 (IN THOUSANDS)

                                   FOR THE YEARS ENDING DECEMBER 31,
                         ----------------------------------------------------------
                           1998      1999      2000      2001      2002      2003
                         --------  --------  --------  --------  --------  --------
OPERATING INFORMATION
EBITDA.................. $ 22,316  $ 23,032  $ 24,465  $ 25,898  $ 27,331  $ 28,764
Depreciation and
 Amortization...........   12,079    12,358    13,343    14,217    14,927    15,647
                         --------  --------  --------  --------  --------  --------
EBIT....................   10,237    10,674    11,122    11,681    12,404    13,117
Interest Expenses.......   (8,498)   (8,574)   (8,883)   (9,351)   (9,818)  (10,286)
                         --------  --------  --------  --------  --------  --------
Pre-Tax Income..........    1,739     2,100     2,239     2,330     2,586     2,831
Income Taxes............      (25)      (25)      (25)      (25)      (25)      (25)
                         --------  --------  --------  --------  --------  --------
Net Income.............. $  1,714  $  2,075  $  2,214  $  2,305  $  2,561  $  2,806
                         ========  ========  ========  ========  ========  ========
OTHER INFORMATION
Maintenance Capital
 Expenditures........... $  2,610  $  2,657  $  2,705  $  2,753  $  2,803  $  2,853
Total Long Term Debt.... $105,000  $107,104  $113,548  $119,994  $126,443  $132,891
AVERAGE UNITS OUTSTAND-
 ING
Common Units............    3,859     4,108     4,505     4,795     5,072     5,336
Subordinated Units......    2,396     2,396     2,396     2,396     2,396     2,396
Implied General Partner
 Units..................      128       133       141       147       152       158
                         --------  --------  --------  --------  --------  --------
Total Units.............    6,383     6,637     7,042     7,338     7,620     7,890
                         ========  ========  ========  ========  ========  ========

 Star Gas Projections Pro Forma for the Transaction

  The Partnership ran two cases of projections pro forma for the Transaction. The first case assumes that volumes reflect Weather Normalization based on the historical average temperature of the relevant measurement statistics over the 15-year period from 1983 through 1997 derived from information published by the NOAA (the "15-Year Case"). The second case reflects Weather Normalization based on the historical average temperature of the relevant measurement statistics as published by the NOAA over the 30-year period from 1961 through 1997 (the "30-Year Case").

  The pro forma Projections for the fiscal years ended September 30, 1998 through 2003 include the following additional assumptions: (a) the specific terms of the merger as set forth in "The Transaction" included herein, (b) $120 million of new debt issued at 8.50%, (c) the redemption of $206.3 million in senior and subordinated notes, the redemption of $34.2 million in Preferred Stock, and the restructuring of $66.2 million of senior and subordinated notes,
(d) issuance of approximately $140.0 million of new Common Units at $22.00 per Common Unit, (e) acquisitions are financed with debt and equity such that a debt to EBITDA ratio of up to 4.5x is maintained at all times, (f) Common Units are issued at annualized yields of 9.5% in 1999 and at 9.0% in 2000 and thereafter, (g) base and projected EBITDA, maintenance capital expenditures, acquisition and operating assumptions for both Petro and the Partnership are the same as previously defined in "Petro Projections on a Stand-Alone Basis" and "Partnership Projections on a Stand-Alone Basis", (h) annual operating synergies associated with the Transaction of $500,000 and (i) transaction expenses net of underwriting discounts and commissions of approximately $8.8 million.

  The pro forma Projections include the following assumptions regarding Petro's ability to make acquisitions: (a) $30.0 million of acquisitions are made annually under the 30-Year Case, and $25.0 million of acquisitions are made annually under the 15-Year Case, (b) acquisitions are made at a purchase price of 4.6x the first year EBITDA of the acquired assets, (c) customer attrition associated with acquisitions is 16.2% in year 1, 12.6% in year 2, 6.8% in year 3, and 6.1% in year 4 and thereafter.
                            PARTNERSHIP PROJECTIONS
                    PRO FORMA FOR TRANSACTION--30-YEAR CASE
                                 (IN THOUSANDS)

                                   FOR THE YEARS ENDING SEPTEMBER 30,
                          ----------------------------------------------------------
                            1998      1999      2000      2001      2002      2003
                          --------  --------  --------  --------  --------  --------
OPERATING INCOME
Propane EBITDA..........  $ 23,722  $ 24,491  $ 26,029  $ 27,566  $ 29,104  $ 30,642
Heating Oil EBITDA......    46,900    48,881    53,535    57,814    61,900    65,791
Synergistic Savings.....       500       500       500       500       500       500
                          --------  --------  --------  --------  --------  --------
Pro Forma Combined
 EBITDA.................    71,122    73,872    80,064    85,880    91,504    96,933
Depreciation and Amorti-
 zation.................    36,097    37,922    41,537    45,047    48,398    51,764
                          --------  --------  --------  --------  --------  --------
EBIT....................    35,025    35,950    38,527    40,833    43,106    45,169
Interest Expense........   (27,461)  (28,699)  (31,028)  (33,172)  (35,039)  (36,842)
                          --------  --------  --------  --------  --------  --------
Pre-Tax Income..........     7,564     7,252     7,499     7,660     8,067     8,327
Income Taxes............      (525)     (525)     (625)     (675)     (725)     (775)
                          --------  --------  --------  --------  --------  --------
Net Income..............  $  7,039  $  6,727  $  6,874  $  6,985  $  7,342  $  7,552
                          ========  ========  ========  ========  ========  ========
OTHER INFORMATION
Maintenance Capital
 Expenditures...........  $  6,110  $  6,273  $  6,393  $  6,516  $  6,641  $  6,768
Total Long Term Debt....  $309,154  $342,861  $375,290  $401,458  $426,768  $451,199
AVERAGE UNITS
 OUTSTANDING
Common Units............    10,326    10,326    10,351    10,523    10,847    11,195
Senior Subordinated
 Units..................     2,767     2,767     3,070     3,373     3,676     3,676
Junior Subordinated
 Units..................       577       577       577       577       577       577
General Partner Units...       279       279       279       279       279       279
                          --------  --------  --------  --------  --------  --------
Total Units.............    13,949    13,949    14,277    14,752    15,379    15,727
                          ========  ========  ========  ========  ========  ========

                            PARTNERSHIP PROJECTIONS
                    PRO FORMA FOR TRANSACTION--15-YEAR CASE
                                 (IN THOUSANDS)

                                   FOR THE YEARS ENDING SEPTEMBER 30,
                          ----------------------------------------------------------
                            1998      1999      2000      2001      2002      2003
                          --------  --------  --------  --------  --------  --------
OPERATING INCOME
Propane EBITDA..........  $ 22,316  $ 23,032  $ 24,465  $ 25,898  $ 27,331  $ 28,764
Heating Oil EBITDA......    44,749    46,094    49,605    52,823    55,897    58,821
Synergistic Savings.....       500       500       500       500       500       500
                          --------  --------  --------  --------  --------  --------
Pro Forma Combined
 EBITDA.................    67,565    69,626    74,570    79,221    83,728    88,085
Depreciation and Amorti-
 zation.................    36,097    37,723    40,938    44,047    46,997    49,962
                          --------  --------  --------  --------  --------  --------
EBIT....................    31,468    31,903    33,632    35,174    36,731    38,123
Interest Expense........   (27,595)  (28,068)  (29,398)  (30,984)  (32,478)  (33,924)
                          --------  --------  --------  --------  --------  --------
Pre-Tax Income..........     3,873     3,834     4,234     4,191     4,253     4,198
Income Taxes............      (525)     (525)     (525)     (525)     (525)     (525)
                          --------  --------  --------  --------  --------  --------
Net Income..............  $  3,348  $  3,309  $  3,709  $  3,666  $  3,728  $  3,673
                          ========  ========  ========  ========  ========  ========
OTHER INFORMATION
Maintenance Capital Ex-
 penditures.............  $  6,110  $  6,298  $  6,419  $  6,541  $  6,667  $  6,794
Total Long Term Debt....  $309,154  $325,470  $347,719  $368,650  $388,931  $408,537
AVERAGE UNITS
 OUTSTANDING
Common Units............    10,326    10,673    11,225    11,635    12,063    12,507
Senior Subordinated
 Units..................     2,767     2,767     3,070     3,373     3,676     3,676
Junior Subordinated
 Units..................       577       577       577       577       577       577
General Partner Units...       279       279       279       279       279       279
                          --------  --------  --------  --------  --------  --------
Total Units.............    13,949    14,296    15,151    15,864    16,595    17,039
                          ========  ========  ========  ========  ========  ========

DESCRIPTION OF THE MERGER AGREEMENT

  The description of the Merger Agreement set forth below is qualified by reference to the Merger Agreement itself, which is attached for your review as Annex A. Under the terms of the Merger Agreement, Mergeco will be merged with and into Petro, with Petro surviving as an indirect wholly-owned subsidiary of the Partnership.

 THE EFFECTIVE TIME; CLOSING

  The Closing of the Merger shall occur after the day on which the last of the conditions to the Merger have been satisfied or waived (see "--Conditions to Consummation of the Merger" and "--Amendment, Waiver, Termination and Expenses") but in no event prior to February 15, 1999. The Merger shall become effective following the filing of (i) the Certificate of Merger with the Delaware Secretary of State and (ii) the Articles of Merger with the Minnesota Department of State (the "Effective Time").

 MERGER CONSIDERATION

  In the Merger:

    (i) Each share of outstanding Common Stock held by a Public Common Holder immediately prior to the Effective Time shall be converted into the right to receive .13064 Senior Subordinated Units.

    (ii) Each share of outstanding Junior Preferred Stock shall be converted into the right to receive .13064 Common Units.

    (iii) Each share of outstanding Public Preferred Stock shall be converted into the right to receive $23 in cash plus accrued and unpaid dividends.

    (iv) Class B Shares shall remain unchanged.

    (v) Treasury Shares and shares held by Mergeco shall be cancelled for no consideration.

 NO FRACTIONAL UNITS

  No fractional Senior Subordinated Units or Common Units are to be issued in the Merger. In lieu thereof, (a) each former holder of Common Stock who would otherwise be entitled to receive a fractional Senior Subordinated Unit will receive an amount in cash, without interest, equal to the product (calculated to the nearest cent) obtained by multiplying such fraction by the closing price of the Senior Subordinated Units on the first day of trading thereof on the New York Stock Exchange, as reported in an authoritative source, and (b) each former holder of Junior Preferred Stock will receive an amount in cash, without interest, equal to the product (calculated to the nearest cent) obtained by multiplying such fraction by the average of the daily last sales prices of Common Units on the New York Stock Exchange, as reported in an authoritative source, for the five consecutive trading days ending on the second trading day preceding the Closing Date. No former holder is entitled to distributions or interest on, or other rights in respect of, any such fraction. Although it is not possible to quantify the aggregate amount to be paid with respect to
fractional Units, the total amount is estimated to be less than $       .

 EXCHANGE OF PETRO STOCK CERTIFICATES FOR PARTNERSHIP UNITS OR CASH

  At or prior to the Effective Time, the Partnership will deposit, or cause to be deposited, with American Stock Transfer & Trust Company (the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of Common Stock, Junior Preferred Stock and Public Preferred Stock ("Old Certificates"), (a) in respect of holders of Common Stock and Junior Preferred Stock, certificates representing Senior Subordinated Units and Common Units ("New Certificates") and an estimated amount of cash payable with respect to fractional Senior Subordinated Units and Common Units and (b) the amount of cash necessary to be distributed to the holders of certificates formerly representing Public Preferred Stock.

  For holders of Common Stock and Junior Preferred Stock: Promptly after the Effective Time, the Exchange Agent will mail transmittal materials to each holder of record of Common Stock and Junior Preferred Stock outstanding immediately prior to the Effective Time (other than Petro, Mergeco or dissenting Common Stockholders) for use by such Common Stockholder in exchanging Old Certificates for New Certificates. Upon submission to the Exchange Agent of Old Certificates from a former holder of Common Stock or Junior Preferred Stock, together with executed transmittal materials and any other items specified by the letter of transmittal, the Exchange Agent will deliver to such former holder New Certificates representing Senior Subordinated Units or Common Units, as appropriate, together with a check for payment of cash in lieu of any fractional Senior Subordinated Units or Common Units.

 NOTE: COMMON STOCKHOLDERS SHOULD NOT SEND IN THEIR OLD CERTIFICATES UNTIL THEY RECEIVE TRANSMITTAL MATERIALS FROM THE EXCHANGE AGENT.


  For holders of Public Preferred Stock: Promptly after the Effective Time, the Exchange Agent will mail transmittal materials to each holder of Public Preferred Stock. Upon submission to the Exchange Agent of Old Certificates from a former holder of Public Preferred Stock, together with executed transmittal materials and any other items specified by the letter of transmittal, the Exchange Agent will deliver a check for the aggregate amount payable to such former holder of Public Preferred Stock. The Exchange Agent may impose reasonable and customary terms and conditions upon the acceptance of Old Certificates in order to effect an orderly exchange.

  Notwithstanding the foregoing, neither the Exchange Agent nor the Partnership, Mergeco or Petro shall be liable to any former Common Stockholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  Holders of record of Common Stock and Junior Preferred Stock immediately prior to the Effective Time will thereafter be entitled, subject to compliance with the certificate exchange procedures, including submission of an executed Transfer Application, to receive distributions from the Partnership in respect of the number of Senior Subordinated Units or Common Units, as the case may be, into which their shares of Common Stock or Junior Preferred Stock have been converted.

 COVENANTS OF THE PARTNERSHIP AND PETRO

  Article IV of the Merger Agreement sets forth covenants of Petro and the Partnership, in effect until the Effective Time or until the Merger Agreement is terminated.

  Petro and the Partnership are required to conduct their business in the ordinary course consistent with past practice, to use reasonable best efforts to preserve their business organizations intact and to maintain their rights, franchises, goodwill and assets, keep available the services of their employees, and preserve their relationships with customers, suppliers and others.

  Certain Negative Covenants of Petro and the Partnership. Petro and the Partnership have agreed that, unless the prior written consent of the other party is obtained (which consent will not be unreasonably withheld or delayed) and except as expressly contemplated by the Merger Agreement, Petro and the Partnership will not, and will not permit their respective subsidiaries to:

    (i) Capital Stock. In the case of Petro, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock, or securities convertible into or exchangeable for shares of stock, or any rights to subscribe for or acquire any shares of stock, or enter into any agreement with respect to the foregoing, or permit any additional shares of stock to become subject to new grants of employee stock options, stock appreciation rights or similar stock-based employee rights, except pursuant to the exercise of stock options disclosed in the Merger Agreement or pursuant to the Petro dividend reinvestment program;

    (ii) Dividends, distributions. Make, declare or pay any dividends on any of its equity securities (except for regular quarterly dividends on Public Preferred Stock and Private Preferred Stock and regular quarterly distributions of Available Cash on Common Units, Subordinated

  Units and the general partner interest of the Partnership), split, combine or reclassify any capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of capital stock, or repurchase, redeem or otherwise acquire any shares of capital stock, except as required by the terms of its securities outstanding on the date of the Merger Agreement or as contemplated by an existing employee benefit plan;

    (iii) Compensation, Employment Agreements. Enter into or amend any written employment, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for (a) normal increases in compensation to employees (other than officers and directors) or (b) such other changes as are provided for in the Merger Agreement, as may be required by law or to satisfy contractual obligations existing as of the date of the Merger Agreement or (c) additional grants or awards to newly hired employees consistent with past practice;

    (iv) Benefit Plans. In the case of Petro, enter into or amend any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any directors, officers or other employees, including, without limitation, taking any action that accelerates the vesting or exercise of any benefits payable thereunder;

    (v) Acquisitions and Dispositions. In the case of Petro, sell, lease, dispose of, or discontinue, any portion of its assets, business or properties material to it and its subsidiaries, or acquire or lease (other than by way of foreclosure or acquisition of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any assets or all or any portion of the business or property of any other entity that, in either case, would be likely to have a material adverse effect on the ability of the parties to the Merger Agreement to consummate the Merger or that would materially delay the Effective Time;

    (vi) Amendments. In the case of Petro, amend its Articles of Incorporation or By-laws;

    (vii) Accounting Methods. Implement or adopt any changes in accounting principles, practices or methods, other than as may be required by law or by generally accepted accounting principles;

    (viii) Insurance. Fail to use reasonable best efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained by it in the past;

    (ix) Notification. Fail to promptly notify the other party of any material change in its condition (financial or otherwise) or business, any material litigation, governmental proceedings or the breach in a material respect of any of its representations or warranties contained in the Merger Agreement;

    (x) Taxes. Make or rescind any material express or deemed election relating to taxes, unless it is not reasonable to expect that such action will not materially adversely affect it; settle or compromise any material tax claim, litigation, proceeding investigation or audit, except where such settlement or compromise will not materially adversely affect it; or change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law or except for changes that it is not reasonable to expect will materially adversely affect it;

    (xi) Debt, Capital Expenditures. In the case of Petro, except for its obligation to use reasonable best efforts to accomplish the Refinancing Conditions (as defined), (a) incur any indebtedness for borrowed money (except for working capital under existing credit facilities) or guarantee any such indebtedness of others, (b) enter into any material lease (whether operating or capital), (c) create any material mortgages, liens, security interests or other encumbrances on its property in connection with any pre-existing indebtedness, new indebtedness or lease, or (d) make or commit to make aggregate capital expenditures in excess of $2.0 million over Petro's fiscal 1998 capital expenditure budget;

    (xii) No Dissolution. Authorize, recommend, propose or announce its intention to adopt a plan of complete or partial liquidation or dissolution;

    (xiii) Adverse Actions. Knowingly take any action that is intended or is reasonably likely to result in (a) any representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect at any time prior to the Closing, (b) any of the conditions to the consummation of the Merger set forth in the Merger Agreement not being satisfied, or (c) a material violation of any provision of the Merger Agreement, except, in each case, as may be required by applicable law;

    (xiv) Agreements. Agree or commit to do anything prohibited by the covenants in the Merger Agreement.

 REPRESENTATIONS AND WARRANTIES

  Article V of the Merger Agreement sets forth representations and warranties of the parties, which will terminate immediately after the Effective Time. Pursuant to Section 5.2, with certain exceptions, no representation or warranty of Petro or the Partnership shall be deemed untrue or incorrect, and no party shall be deemed to have committed a breach of representation or warranty, as a consequence of the existence of any fact, circumstance or event, unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events has had or is reasonably expected to have a Material Adverse Effect (as defined).

  Petro and the Partnership have made certain representations and warranties as to themselves and their subsidiaries with respect to, among other things: (i) corporate organization or partnership formation, existence, qualifications to do business, permits and authorizations; (ii) capitalization;
(iii) subsidiaries and other equity interests; (iv) corporate or partnership power and authority to own its assets, conduct its business and to execute, deliver and perform its obligations under the Merger Agreement; (v) authority of the equityholders to agree to the Merger Agreement, binding nature of the Merger Agreement, and authorization of the Merger Agreement by all necessary corporate action (other than by action of Common Stockholders and Common Unitholders, not yet voted upon); (vi) that execution of the Merger Agreement will not constitute a default under any agreement or judgment; (vii) financial statements and related filings with the Securities Exchange Commission; (viii) absence of undisclosed litigation, claims, proceedings, judgments, orders and decrees;(ix) compliance with applicable laws; (x) absence of undisclosed contracts and defaults under contracts;
(xi) absence of undisclosed brokerage or finders' fee claims in connection with the Merger Agreement; (xii) employee compensation and benefit plans and related matters; (xiii) labor matters; (xiv) absence of violations or liabilities under environmental laws; (xv) filing of material tax returns and the payment or provision for payment of all taxes shown to be due on such returns; (xvi) absence of any necessary regulatory approvals as to the Merger, other than pursuant to the HSRA; (xvii) the conduct of business, and the absence of certain materially adverse changes, since December 31, 1997 in the case of Petro, and since September 30, 1997 in the case of the Partnership; (xviii) certain insurance matters; and (xix) the condition and sufficiency of certain tangible assets; and (xx) the ownership and adequacy of certain intellectual property rights.

 Indemnification of Officers and Directors.

  The Merger Agreement provides that if an actual or threatened claim, suit, proceeding or investigation in which any person who is, has been at any time prior to the date of the Merger Agreement, or who becomes prior to the Closing under the Merger Agreement, a director, officer or employee of Petro or any of its subsidiaries, including directors of Star Gas (each an "Indemnified Party"), is, or is threatened to be, made a party, based wholly or partially on
(i) the fact that he/she is or was a director, officer or employee of Petro or any of its subsidiaries or was prior to the Closing serving at the request of any such party as a director, officer, employee, fiduciary or agent of another entity or enterprise, or (ii) the Merger Agreement or any of the transactions contemplated thereby and all actions taken by an Indemnified Party in connection therewith, whether, in any case, asserted or arising before or after the Closing (each, a "Claim"), the Indemnified Party will cooperate and use his or her best efforts to defend against and respond to any such Claim. In addition, the Partnership has agreed that following the Closing, it will indemnify and hold harmless each Indemnified Party against losses, damages, liabilities, judgments, fines and amounts paid in settlement of any Claim and expenses (including reasonable attorneys' fees and expenses to be paid to each Indemnified Party in advance of the final disposition of a Claim) upon receipt of an undertaking from such Indemnified Party to repay advanced expenses if it is finally determined that such Indemnified Party was not entitled to such indemnification. The Partnership's indemnification obligation continues in effect for a period of six years from the Closing; provided that all rights to indemnification in respect of a Claim asserted or made within such six year period continue until the final disposition of such Claim.

  The Partnership has also agreed that all rights to indemnification and all limitations of liability existing in favor of an Indemnified Party under the articles of incorporation or by-laws of Petro and its subsidiaries, as in effect on the date of the Merger Agreement, as to matters occurring on or prior to the Closing, will survive the Merger and will continue in effect for a period of six years from the Closing; provided that all rights to indemnification in respect of any Claim asserted or made within such period continue until the final disposition of the Claim.

  The Partnership has agreed to use its best efforts to cause persons serving as officers and directors of Petro and the General Partner immediately prior to the Closing to be covered for a period of six years from the Closing by the directors' and officers' liability insurance policy maintained by Petro with respect to acts or omissions of such officers and directors in their capacity as such, occurring prior to the Closing, provided that the Partnership will not be required to pay premiums in excess of last annual premium paid by Petro prior to the date of the Merger Agreement, but, in such case, will buy as much coverage as is reasonably practicable for such amount.

 CONDITIONS TO CONSUMMATION OF THE MERGER

  Conditions to Each Party's Obligations. Article VII of the Merger Agreement provides that the obligation of each of Petro and the Partnership to consummate the Merger is conditioned upon the accuracy of the other party's representations and warranties and the compliance of the other party with its covenants and the satisfaction at or prior to the Closing of, among other things, the following conditions:

    (i) Unitholder and Stockholder Vote. Approvals of the Acquisition Proposal by the requisite vote of the Common Stockholders and the Star Proposals by the requisite vote of the Common Unitholders;

    (ii) Governmental Approvals. Any waiting period under the HSRA shall have expired or terminated and all other filings required to be made prior to the Effective Time with, and all other approvals required to be obtained prior to the Effective Time from, any governmental authority in connection with the execution and delivery of the Merger Agreement shall have been made or obtained, except where the failure to obtain any such approvals would not be reasonably likely to result in a Material Adverse Effect (as defined) on the Partnership or Petro or on the ability of the Partnership or Petro to consummate the transactions contemplated by the Merger Agreement;

    (iii) No Injunction. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, no law or regulation shall have been enacted or adopted which prohibits, enjoins or makes illegal the consummation of any of the transactions contemplated by the Merger Agreement, and no action, proceeding or investigation by any governmental authority with respect to the Merger shall be pending that seeks to enjoin or delay consummation of the Merger or to impose any material restrictions or requirements thereon or on the Partnership or Petro with respect thereto; provided, however, that prior to invoking this condition, each party shall have complied fully with its obligations under the Merger Agreement relating to defending any litigation seeking to enjoin the Merger;

    (iv) Effective Merger Registration Statement. The registration statement pertaining to the Merger shall have become effective and no stop order and no proceedings for that purpose shall have been initiated or threatened by the Securities Exchange Commission or any other governmental authority;

    (v) Legal Opinions. The Partnership and Petro will have received (a) an opinion, as to certain limited partnership and tax matters, from Andrews & Kurth L.L.P., special counsel to the Partnership, and (b) an opinion, as to certain corporate matters, from Phillips Nizer Benjamin Krim & Ballon LLP, counsel to Petro;

    (vi) NYSE Listing. The Senior Subordinated Units and the Common Units issuable in the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

    (vii) Fairness Opinion. In the case of the Partnership, the A.G. Edwards Opinion shall not have been withdrawn, and in the case of Petro, the Dain Rauscher Wessels Opinion shall not have been withdrawn;

    (viii) Public Offerings. The Equity Offering and the Debt Offering shall have been consummated, with a Cost of Capital (as defined in the Merger Agreement) not to exceed $27.5 million on an annual basis, the Special Committee shall not have reasonably objected to the restrictive covenants pertaining to the Petro Holdings Senior Subordinated Debt, and the net proceeds shall be applied to reduce indebtedness;

    (ix) Refinancing Conditions. Certain conditions with respect to refinancing of debt, cash balances and working capital shall have been met;

    (x) Dissenters' Rights. The number of shares of Common Stock held by dissenting Common Stockholders shall not exceed 10% of the number of shares of Common Stock outstanding immediately prior to the Effective Time;

    (xi) Working Capital Loan. Petro shall have entered into a working capital credit facility of not less than $30 million on terms reasonably satisfactory to the Special Committee;

    (xii) Custody Agreement. All of the members of the Tax Free Group shall have executed a custody agreement (with respect to their shares of Common Stock) on or prior to December 31, 1998.

 AMENDMENT, WAIVER, TERMINATION AND EXPENSES

  Amendment and Waiver. The Merger Agreement provides that prior to the Closing, any provision of the Merger Agreement may be (i) waived by the party benefitted by that provision or (ii) modified or amended at any time by a written agreement of Petro and the Partnership if approved by the Petro Board and the Special Committee. The Merger Agreement also provides that prior to submission of the Merger Agreement for approval at the Special Meeting, the Partnership may change the method of effecting the combination of Petro with the Partnership, and Petro has agreed that the Petro Board will approve any amendments to the Merger Agreement resulting from any such action by the Partnership, provided that no such change (x) alters or changes the amount or kind of consideration to be issued to Common Stockholders as provided for in the Merger Agreement (the "Merger Consideration"), or (y) alters the tax treatment of Common Stockholders as a result of receiving the Merger Consideration beyond that which was originally contemplated by the Merger Agreement, or (z) materially impedes or delays consummation of the Merger.

  Termination. The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, whether prior to or after approval of the Merger by the Common Unitholders or the Common Stockholders:

    (a) by the mutual consent of Petro and the Partnership, if the Petro Board and the Special Committee so determine;

    (b) by the Partnership, if the Special Committee so determines, or by Petro, if the Petro Board so determines, in the event of a material breach by the other party of any representation, warranty or covenant contained in the Merger Agreement that is not cured or curable in the prescribed time;

    (c) by the Partnership, if the Special Committee so determines, or the Petro Board, if the Petro Board so determines, in the event (i) the approval under the HSRA required for consummation of the Merger shall have been denied by final action of any governmental authority or a court or other governmental authority shall have issued a final order enjoining or otherwise prohibiting the consummation of the Merger, provided that the terminating party shall have observed and performed its covenants contained in the Merger Agreement; or (ii) Common Stockholders fail to approve the Acquisition Proposal at the Special Meeting or the Common Unitholders fail to approve the Star Proposals at the Unitholders Meeting; or

    (d) by the Partnership, if the Petro Board has, or by Petro, if the Star Gas Board has, withdrawn, modified or changed in a manner adverse to the terminating party its approval or recommendation of the Merger Agreement and the transactions contemplated thereby.

  Furthermore, the Merger Agreement shall be terminated if the Merger shall not have been consummated on or prior to April 1, 1999 unless the Special Committee and Petro elect to extend such termination date.

  In the event of termination of the Merger Agreement and the abandonment of the Merger pursuant to the foregoing provisions, neither Petro nor the Partnership will have any liability or further obligation to any other party under the Merger Agreement, except that termination will not relieve a breaching party from liability for any wilful breach of the Merger Agreement giving rise to such termination.

  Expenses. Petro will bear all expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby.

RESTRICTIONS ON RESALES BY AFFILIATES

  The Common Units and Senior Subordinated Units issuable to Common Stockholders upon consummation of the Transaction have been registered under the Securities Act and may be traded freely without restriction on those Common Stockholders who are not deemed to be "affiliates" (as defined in the rules promulgated under the Securities Act) of the Partnership or Petro.

  Common Units and Senior Subordinated Units received by those Common Stockholders who are deemed to be affiliates of the Partnership or Petro at the time of the Meetings may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted thereunder. Common Units and Senior Subordinated Units received by persons who are deemed to be "affiliates" of the Partnership may be sold by them only in transactions permitted under the provisions of Rule 144 under the Securities Act, or as otherwise permitted under the Securities Act.

SELLING UNITHOLDERS

  The Registration Statement of which this Proxy Statement forms a part also covers the reoffering and resale (collectively, the "Offering") by the following persons (the "Selling

Unitholders") who may be deemed to be "affiliates" of Petro within the meaning of Rule 145 of the following Senior Subordinated Units (the "Resale Units") to be received by the Selling Unitholders in connection with the Transaction. The Partnership will not receive any proceeds from the sale of the Resale Units by the Selling Unitholders.

                          NUMBER OF SENIOR      MAXIMUM NUMBER       NUMBER OF SENIOR
                         SUBORDINATED UNITS        OF SENIOR        SUBORDINATED UNITS
                            OWNED BEFORE     SUBORDINATED UNITS TO  TO BE OWNED AFTER
   SELLING UNITHOLDER       THE OFFERING    BE SOLD IN THE OFFERING    THE OFFERING
   ------------------    ------------------ ----------------------- ------------------
Phillip Cohen...........      103,556               103,556                --
Thomas Edelman..........      102,203               102,203                --
Richard O'Connell.......      186,972               186,972                --
Brentwood Corp. ........      104,885               104,885                --
Gabes S.A. .............       94,313                94,313                --
Minneford Corp. ........       11,188                11,188                --
Fernando Montero........        4,610                 4,610                --
M.M. Warburg & Co. .....        4,155                 4,155                --
Barcel Corp. ...........       98,814                98,814                --
Hubertus Langen.........       96,740                96,740                --
Tortosa GmbH............       39,024                39,024                --
Paul Biddelman..........          311                   311                --
United Capital Corp. ...       11,758                11,758                --

--------
(1) Assumes all Senior Subordinated Units offered herewith are sold by each Selling Unitholder.

PLAN OF DISTRIBUTION

  The Selling Unitholders may from time to time sell all or a portion of their Resale Units in transactions on the NYSE, in the over-the-counter market, in negotiated transactions, pursuant to Rule 144 or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The Resale Units may be sold directly or through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis. The methods by which the Resale Units may be sold include (i) a block trade (which may involve crosses) in which the broker dealer or dealer engaged will attempt to sell the Resale Units as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) purchases by a broker or dealer as principal and resales by such broker dealer for its account pursuant to this Proxy Statement, (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers or to or through marketmakers, (iv) transactions in put or call options or other rights (whether exchange-listed or otherwise) established after the effectiveness of the Registration Statement of which this Proxy Statement is a part and (v) privately negotiated transactions. In addition, any of the Resale Units that qualify for sale pursuant to Rule 145 under the Securities Act may be sold in transactions complying with such Rule, rather than pursuant to this Proxy Statement.

  In the case of the sale of the Resale Units effected to or through broker-dealers, such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Unitholders or the purchasers of the Resale Units sold by or through such broker-dealers, or both. The Partnership is not aware as of the date of this Proxy Statement of any agreements between any of the Selling Unitholders and any broker-dealers with respect to the sale of the Resale Units. The Selling Unitholders and any broker-dealers or agents participating in the distribution of the

Resale Units may be deemed to be "underwriters" within the meaning of the Securities Act and any commissions received by any such broker-dealers or agents and profits on any resale of the Resale Units may be deemed to be underwriting commissions under the Securities Act. The commissions received by a broker-dealer or agent may be in excess of customary compensation. The Partnership will receive no part of the proceeds from the sale of any of the shares of the Resale Units by the Selling Unitholders.

  The Partnership will pay all costs and expenses incurred in connection with the registration under the Securities Act of the Resale Units offered by the Selling Unitholders, including without limitation all registration and filing fees, listing fees, printing expenses, fees and disbursements of counsel and accountants for the Partnership. Each Selling Unitholder will pay all brokerage fees and commissions, if any, incurred in connection with the sale of the Resale Units owned by him. In addition, the Partnership has agreed to indemnify the Selling Unitholders against certain liabilities, including liabilities under the Securities Act.

ACCOUNTING TREATMENT

  The parties anticipate that the Transaction will be accounted for as a purchase for accounting purposes. See "Selected Unaudited Combined Pro Forma Financial Information."

REGULATORY MATTERS

  Other than (a) the filing of notice of the proposed Transaction with the United States Department of Justice and the Federal Trade Commission under the HSRA, and the lapse of the relevant waiting period prescribed thereunder; (b) registration under the Securities Act of the Senior Subordinated Units and the Common Units to be issued in the Transaction and the Common Units to be offered in the Equity Offering; (c) certain notifications required to be given by Petro to state and county authorities pursuant to provisions of certain licenses and permits, and (d) certain tax filings, no filing with, or approval of any federal or state governmental entity is required in connection with the Transaction.

              MANAGEMENT OF THE PARTNERSHIP AFTER THE TRANSACTION

GENERAL PARTNER

  At the Effective Time, the general partner of the Partnership and the Operating Partnership will be Star Gas LLC. The membership interests in Star Gas LLC are owned by the LLC Owners. The officers of Star Gas LLC will be Irik
P. Sevin, Chairman of the Board and Chief Executive; Joseph Cavanaugh, Executive Vice President--Propane and Member of the Office of President; William G. Powers, Jr., Executive Vice President--Heating Oil and Member of the Office of President; George Leibowitz, Treasurer; Richard F. Ambury, Vice President; James Bottiglieri, Vice President; and Audrey L. Sevin, Secretary.

  The General Partner manages and operates the activities of the Partnership. Unitholders do not directly or indirectly participate in the management or operation of the Partnership. The General Partner owes a fiduciary duty to the Unitholders. See "Conflicts of Interest and Fiduciary Responsibility." Notwithstanding any limitation on obligations or duties, the General Partner is liable, as the general partner of the Partnership, for all debts of the Partnership (to the extent not paid by the Partnership), except to the extent that indebtedness or other obligations incurred by the Partnership are made specifically non-recourse to the general partner. In addition, if the Operating Partnership defaults under the First Mortgage Notes or the Bank Credit Facilities, the General Partner will be liable for any deficiency remaining after foreclosure on the Operating Partnership's assets.

BOARD OF DIRECTORS OF STAR GAS LLC

  At the Effective Time, it is expected that the Star Gas LLC Board will consist of the following persons, all of whom currently serve as directors of Star Gas: Irik P. Sevin (Chairman of the Board), Audrey L. Sevin, William G. Powers, Jr., Thomas J. Edelman, Paul Biddelman, Wolfgang Traber, and William P. Nicoletti. At her request, one of the current directors of Star Gas will withdraw as a director upon consummation of the Transaction as a result of additional duties associated with a new job. That director will be replaced by a director selected by the Star Gas LLC Board, and the new director will not be an officer or employee of Star Gas LLC or any of its affiliates.

  William P. Nicoletti and an independent director to be selected by the Star Gas LLC Board, who are neither officers nor employees of any affiliates of the General Partner, will serve on the Audit Committee of the Star Gas LLC Board with the authority to review, at the request of the General Partner, specific matters as to which the General Partner believes there may be a conflict of interest in order to determine if the resolution of such conflict proposed by the General Partner is fair and reasonable to the Partnership. Any matters approved by the Audit Committee will be conclusively deemed to be fair and reasonable to the Partnership, approved by all partners of the Partnership and not a breach by the General Partner of any duties it may owe the Partnership or the Unitholders. In addition, the Audit Committee reviews external financial reporting of the Partnership, recommends engagement of the Partnership's independent accountants and reviews the Partnership's procedure for internal auditing and the adequacy of the Partnership's internal accounting controls. With respect to such additional matters, the Audit Committee may act on its own initiative to question the General Partner and, absent the delegation of specific authority by the entire Board of Directors, its recommendations with regard thereto will be advisory.

OFFICERS AND EMPLOYEES OF THE OPERATING PARTNERSHIP AND PETRO

  Operating Partnership. At the Effective Time, the officers and employees of Star Gas who currently manage the operations and business of the Partnership will become officers and employees of the Operating Partnership.

  It is expected that the following persons who currently comprise Star Gas' executive officers will continue to serve as executive officers of the Operating Partnership: Irik P. Sevin, Chairman of the Board; Joseph P. Cavanaugh, President and Chief Executive Officer; David R. Eastin, Vice President-Operations; Richard F. Ambury, Vice President-Finance; and Audrey L. Sevin, Secretary.

  Certain information relating to executive compensation, various benefit plans (including unit option plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to the Partnership and Star Gas is incorporated by reference or set forth in the Partnership's Annual Report on Form 10-K for the fiscal year ended September 30, 1997, and is incorporated herein by reference. Securityholders of the Partnership or Petro desiring copies of such documents may contact the Partnership at its address or telephone number indicated under "Where You Can Find More Information."

  Petro. At the Effective Time, the officers and employees of Petro will continue to be employed by Petro.

  It is expected that the following persons who currently comprise Petro's executive officers will continue to serve as executive officers of Petro: Irik
P. Sevin, Chairman of the Board and Chief Executive Officer; William G. Powers, Jr., President; C. Justin McCarthy, Senior Vice President-Operations; Audrey L. Sevin, Secretary; George Leibowitz, Treasurer; Vincent De Palma, Vice President and General Manager-New York Region; James J. Bottiglieri, Controller; Matthew
J. Ryan, Vice President-Supply; Angelo Catania, Vice President and General Manager-Mid Atlantic Region; John Ryan, Vice-President-Sales and Marketing; and Peter B. Terenzio, Jr., Vice President-Human Resources.

  Certain information relating to executive compensation, various benefit plans (including stock option plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Petro is set forth in Petro's Annual Report on Form 10-K for the year ended December 31, 1997, and is incorporated herein by reference. Securityholders of the Partnership or Petro desiring copies of such documents may contact Petro at its address or telephone number indicated under "Where You Can Find More Information."

REIMBURSEMENT OF EXPENSES OF THE GENERAL PARTNER

  The General Partner does not receive any management fee or other compensation in connection with its management of the Partnership. The General Partner is reimbursed at cost for all expenses incurred on behalf of the Partnership, including the costs of compensation described herein properly allocable to the Partnership. The Partnership Agreement provides that the General Partner shall determine the expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion.

  The General Partner will be entitled to distributions on its General Partner Units and will be entitled to Incentive Distributions in respect of such Units, as described under "Cash Distribution Policy."

          BENEFICIAL OWNERSHIP OF PRINCIPAL UNITHOLDERS AND MANAGEMENT

  The following table sets forth the beneficial ownership (as of the Record
Date) of Common Units, Senior Subordinated Units, Junior Subordinated Units and General Partner Units after giving effect to the Transaction by (i) Star Gas LLC and certain beneficial owners and all of the directors of Star Gas LLC,
(ii) each of the named executive officers of Star Gas and Petro, and (iii) all directors and executive officers of Star Gas and Petro as a group.

                                                    SENIOR             JUNIOR           GENERAL PARTNER
                           COMMON UNITS       SUBORDINATED UNITS SUBORDINATED UNITS          UNITS
                         -------------------- ------------------ --------------------- ---------------------
        NAME(A)          NUMBER    PERCENTAGE NUMBER  PERCENTAGE NUMBER     PERCENTAGE NUMBER     PERCENTAGE
        -------          ------    ---------- ------- ---------- -------    ---------- -------    ----------
Star Gas LLC............     --        --%         --     --%         --         --%   278,973(b)    100%
Irik P. Sevin...........     --        --          --     --     101,041       17.5    278,973(e)    100
Audrey L. Sevin.........     --        --          --     --     252,537       43.8    278,973(e)    100
Wolfgang Traber......... 10,400(c)      *       1,181      *     222,931(d)    38.6    278,973(e)    100
Paul Biddelman..........     --        --     103,556    3.7     222,931(d)    38.6    278,973(e)    100
Thomas Edelman..........     --        --     102,203    3.7          --         --         --        --
Richard F. Ambury.......    625         *         311      *          --         --         --        --
George Leibowitz........     --        --          46      *          --         --         --        --
C. Justin McCarthy......     --        --          --     --          --         --         --        --
Vincent De Palma........     --        --       1,306      *          --         --         --        --
Angelo Catania..........     --        --         327      *          --         --         --        --
David Eastin............     --        --          --     --          --         --         --        --
Joseph G. Cavanaugh.....     --        --          65      *          --         --         --        --
William G. Powers.......     --        --          --     --          --         --         --        --
All officers and
 directors and Star Gas
 LLC as a group
 (14 persons)........... 11,025         *     207,815    7.5%    577,205       99.9%   278,973       100%

--------
*  Less than 1%.

(a) The address of each such person is c/o the Partnership at 2187 Atlantic Street, Stamford, CT 06912-0011.

(b) Includes, as deemed General Partner Units, Star Gas LLC's .1% general partner interest in the Operating Partnership.

(c) Includes 10,000 Common Units owned by Mr. Traber's wife and 400 Common Units owned by Mr. Traber's daughter as to which he may be deemed to share beneficial ownership.

(d) Includes 222,931 Junior Subordinated Units held by Hanseatic Americas LDC, a Bahamian limited duration company in which the sole managing member is Hansabel Partners, LLC, a Delaware limited liability company in which the sole managing member is Hanseatic Corporation, a New York corporation. Messrs. Traber and Biddelman are executive officers of Hanseatic Corporation and Mr. Traber holds in excess of a majority of the shares of capital stock of Hanseatic Corporation.

(e) Assumes each member of Star Gas LLC (and Messrs. Traber and Biddelman through their positions with Hanseatic, a member of Star Gas LLC) may be deemed to beneficially own all of Star Gas LLC's General Partner Units, as to which they disclaim beneficial ownership.

                    AMENDMENTS TO THE PARTNERSHIP AGREEMENTS

  SET FORTH BELOW IS A SUMMARY OF THE PROPOSED AMENDMENTS TO THE PARTNERSHIP AGREEMENT AND OPERATING PARTNERSHIP AGREEMENT TO BE VOTED UPON BY THE PARTNERSHIP'S COMMON UNITHOLDERS AT THE UNITHOLDERS MEETING. THE FOLLOWING DISCUSSION OF THE AMENDMENTS AND THE RESULTING AMENDED AND RESTATED PARTNERSHIP AGREEMENT IS NOT COMPLETE. FOR A MORE COMPLETE UNDERSTANDING OF THE AMENDMENTS, SEE ANNEX C, WHICH SETS FORTH THE FULL TEXT OF THE PROPOSED AMENDED AND RESTATED PARTNERSHIP AGREEMENT, AND ALSO SHOWS THE PORTIONS OF THE EXISTING PARTNERSHIP AGREEMENT THAT WILL BE DELETED OR CHANGED IF THE AMENDMENT PROPOSAL IS APPROVED AT THE UNITHOLDERS MEETING.

INTRODUCTION; REQUIRED VOTE BY UNITHOLDERS

  Pursuant to the Partnership Agreement, the General Partner proposes the adoption of the amendments to the Partnership Agreement and Operating Partnership Agreement described herein. In order to become effective, the Amendment Proposal must receive the approval of the holders of a Unit Majority. Under the Partnership Agreement, as currently in effect, a Unit Majority means, during the Subordination Period, at least a majority of the Common Units outstanding on the record date (other than Common Units owned by the General Partner or any affiliate). The enclosed proxy affords Unitholders an opportunity to separately vote for or against the Amendment Proposal by marking the appropriate box on their proxy card. HOWEVER, THE TRANSACTION WILL NOT BE EFFECTED UNLESS THE AMENDMENT PROPOSAL IS ADOPTED.

SUMMARY OF AMENDMENTS TO THE PARTNERSHIP AGREEMENT

  Increase of Minimum Quarterly Distribution. The Amendment Proposal will increase the Minimum Quarterly Distribution from $0.55 to $0.575 per quarter ($2.20 to $2.30 on an annualized basis). No changes will be made to the Target Distribution Levels.

  Extension of the Subordination Period. The Amendment Proposal will extend the earliest date on which the Subordination Period can expire from January 1, 2001 to July 1, 2002. Under the Partnership Agreement, as currently in effect, the Subordination Period will end upon the removal of the General Partner as the general partner of the Partnership upon the requisite vote by limited partners under circumstances where Cause does not exist. The Amendment Proposal provides that the Subordination Period will end upon the removal of the General Partner upon the requisite vote by limited partners under circumstances where Cause does not exist; provided, however, that if the General Partner is removed during the Subordination Period within 12 months after a six-quarter period in which the Minimum Quarterly Distribution was not made on the Common Units with respect to more than one of such quarters (excluding for this purpose the payment of any Common Unit Arrearages) and the first quarter in such six-quarter period that the Minimum Quarterly Distribution on the Common Units is not made occurs after March 31, 2001, then the Subordination Period will not end. If the General Partner is removed and the Subordination Period does not end, the Junior Subordinated Units shall convert into Senior Subordinated Units on a one-for-one basis and the distribution rights on the General Partner Units with respect to the Minimum Quarterly Distribution and to an extent with respect to liquidating distributions will rank pari passu with the Senior Subordinated Units.

  Issuance of Senior Subordinated Units. The Amendment Proposal will authorize the issuance of Senior Subordinated Units. The Senior Subordinated Units will have distribution rights that are subordinated to all present and future Common Units with respect to the Minimum Quarterly Distribution and arrearages thereon, and to an extent with respect to liquidating distributions. The Senior Subordinated Units will be senior to all present and future Junior Subordinated Units and General Partner Units with respect to the Minimum Quarterly Distribution and to an extent with respect to liquidating distributions. Upon expiration of the Subordination Period, all outstanding Senior Subordinated Units will convert into Class B Common Units on a one-for-one basis and each outstanding Common Unit will be redesignated as a Class A Common Unit (all references herein to Common Units after the expiration of the Subordination Period are deemed to be references to Class A Common Units and Class B Common Units unless otherwise indicated). The only differences between the Class A Common Units and the Class B Common Units is that the Class B Common Units will have the right to receive Incentive Distributions and the right to receive additional Senior Subordinated Units if Petro meets certain financial goals. See "Cash Distribution Policy--Distributions of Available Cash from Operating Surplus During the Subordination Period."

  Issuance of Junior Subordinated Units. The Amendment Proposal will authorize the issuance of Junior Subordinated Units. The Junior Subordinated Units will have distribution rights that are subordinate to all present and future Common Units and Senior Subordinated Units, and that rank pari passu with all present and future General Partner Units, with respect to the Minimum Quarterly Distribution and to an extent with respect to liquidating distributions. Upon expiration of the Subordination Period, all outstanding Junior Subordinated Units will convert into Class B Common Units on a one-for-one basis. The existing Subordinated Units held by Star Gas will be cancelled in the Transaction. See "Cash Distribution Policy--Distributions of Available Cash from Operating Surplus During the Subordination Period."

  Subordination of General Partner Interests. The Amendment Proposal will redesignate the general partner interests of the General Partner in the Partnership as General Partner Units and subordinate the distribution rights of the General Partner Units so that they rank pari passu with the Junior Subordinated Units with respect to the Minimum Quarterly Distribution and Liquidation. Currently, the General Partner is entitled to 2% of all payments of the Minimum Quarterly Distribution made on the Common Units and the existing Subordinated Units. The General Partner Units shall not convert into any class of Common Units upon expiration of the Subordination Period; however, at such time they shall no longer be subordinated and shall rank pari passu with the Class A Common Units and the Class B Common Units. See "Cash Distribution Policy--Distributions of Available Cash from Operating Surplus During the Subordination Period" and "--Distributions of Available Cash from Operating Surplus After the Subordination Period."

  Limitations on Distributions on Subordinated Interests. The Amendment Proposal will limit distributions during the Subordination Period on the Senior Subordinated Units, Junior Subordinated Units and General Partner Units in the following manner:

  No distributions will be paid on the Senior Subordinated Units, Junior Subordinated Units and General Partner Units with respect to the time period beginning on the Effective Time and ending on March 31, 1999 until the distribution date for the quarter ending on June 30, 1999, which will be on or about August 15, 1999.

  With respect to the time period beginning on the Effective Time and ending on June 30, 1999, the Partnership may make a distribution of Available Cash on the Senior Subordinated Units, Junior Subordinated Units and General Partner Units in an amount up to the Minimum Quarterly Distribution for such period to the extent the sum of EBITDA less interest, less taxes and less maintenance capital expenditures on a consolidated basis (the Partnership and Petro combined from October 1, 1998 until the Effective Time) ("Adjusted Distributable Cash") for the period beginning October 1, 1998 and ending on June 30, 1999 exceeds the sum of:

    (i) $57,172,000, plus or minus

    (ii) the product of (A) $0.60 and (B) the amount by which the number of Common Units outstanding on the record date for the distribution of Available Cash with respect to the quarter ending December 31, 1998, exceeds or is less than 10,544,000, plus or minus

    (iii) the product of (A) $0.60 and (B) the amount by which the number of Common Units outstanding on the record date for the distribution of Available Cash with respect to the quarter ending March 31, 1999 exceeds or is less than 10,544,000, plus or minus

    (iv) the product of (A) $0.60 and (B) the amount by which the number of Common Units outstanding on the record date for the distribution of Available Cash with respect to the quarter ending June 30, 1999, exceeds or is less than 10,544,000.

  With respect to the quarter ending September 30, 1999, the Partnership may make a distribution of Available Cash on the Senior Subordinated Units, Junior Subordinated Units and General Partner Units in an amount up to the Minimum Quarterly Distribution for such period to the extent the Adjusted Distributable Cash for the time period beginning October 1, 1998 and ending on September 30, 1999 exceeds the sum of:

    (i) $25,307,000 plus or minus

    (ii) the product of (A) $0.60 and (B) the amount by which the number of Common Units outstanding on the record date for the distribution of Available Cash with respect to the quarter ending December 31, 1998, exceeds or is less than 10,544,000, plus or minus

    (iii) the product of (A) $0.60 and (B) the amount by which the number of Common Units outstanding on the record date for the distribution of Available Cash with respect to the quarter ending March 31, 1999, exceeds or is less than 10,544,000, plus or minus

    (iv) the product of (A) $0.60 and (B) the amount by which the number of Common Units outstanding on the record date for the distribution of Available Cash with respect to the quarter ending June 30, 1999, exceeds or is less than 10,544,000, plus or minus

    (v) the product of (A) $0.60 and (B) the amount by which the number of Common Units outstanding on the record date for the distribution of Available Cash with respect to the quarter ending September 30, 1999, exceeds or is less than 10,544,000.

  Beginning with the distribution for the quarter ending on December 31, 1999, no distributions will be made on the Senior Subordinated Units, Junior Subordinated Units or General Partner Units, except for distributions from Capital Surplus, unless the aggregate amount of distributions on all

Units with respect to all quarters, beginning with the quarter ended December 31, 1999, shall be equal to or less than the total Operating Surplus generated by the Partnership since October 1, 1999 (which does not include the portion of Operating Surplus included in clause (a) (i) of the definition of Operating Surplus).

  The Amendment Proposal does not prohibit the holders of Senior Subordinated Units, Junior Subordinated Units or General Partner Units from receiving distributions from Capital Surplus in a partial liquidation during the Subordination Period.

  Issuance of Additional Senior Subordinated Units. The Amendment Proposal authorizes the issuance and distribution to holders of the Senior Subordinated Units, Junior Subordinated Units and General Partner Units of up to an aggregate of 909,000 additional Senior Subordinated Units or Class B Common Units. For each full non-overlapping four-quarter period ending on or after the first anniversary of the Effective Time, but prior to the fifth anniversary of the Effective Time, in which the dollar amount of Petro Adjusted Operating Surplus (as defined hereinafter) per Petro Unit (as defined hereinafter) equals or exceeds $2.90, the Partnership will issue 303,000 Senior Subordinated Units (or 303,000 Class B Common Units if such issuance occurs after the end of the Subordination Period) to the holders of the Senior Subordinated Units, Junior Subordinated Units and the General Partner Units on the record date in respect of the distribution for the final quarter of such four-quarter period, pro rata; provided that the Partnership may not issue more than 909,000 Senior Subordinated Units or Class B Common Units in the aggregate pursuant to this provision; provided, further, that the Partnership may not issue more than 303,000 Senior Subordinated Units or Class B Common Units pursuant to this provision in any 365-day period. See "Cash Distribution Policy--Issuance of Additional Senior Subordinated Units."

  Reallocation of Incentive Distribution Rights. The Amendment Proposal will reallocate the right to receive Incentive Distributions currently held by the General Partner among the Senior Subordinated Units, Junior Subordinated Units and General Partner Units. As a result, there may be quarters with respect to which the holders of Senior Subordinated Units, Junior Subordinated Units and General Partner Units receive greater distributions than the holders of Common Units. See "Cash Distribution Policy--Incentive Distributions During the Subordination Period" and "--Incentive Distributions After the Subordination Period."

  Deletion of the Provision Regarding the Net Worth of the General Partner. The Amendment Proposal will delete the prohibition against the General Partner from taking any action that would cause its net worth, independent of its interest in the Partnership and Operating Partnership, to be less than $6.0 million. The primary purpose of the net worth requirement was to ensure that the Partnership would be treated as a partnership and not as an association taxable as a corporation for federal income tax purposes. Counsel has advised the Partnership that the failure of the General Partner to maintain a specific net worth will not result in the Partnership being treated as an association taxable as a corporation for federal income tax purposes under current regulations under the Code.

  Issuance of Additional Common Units. The Partnership Agreement, as currently in effect, authorizes the Partnership to issue 1,300,000 Common Units or Units ranking on a parity with

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Common Units (which number does not include Common Units issued in connection with (i) certain capital improvements, (ii) certain acquisitions that are accretive on a per Unit basis, (iii) the repayment of certain indebtedness or
(iv) the conversion of the existing Subordinated Units) without the approval of the Unitholders. The Amendment Proposal will increase the number of Common Units or Units ranking on a parity with Common Units without further Unitholder approval to 2,500,000 (which number does not include (a) Common Units issued in (i), (ii) and (iii) above, (b) Class B Common Units issued in connection with the conversion of Senior Subordinated Units and Junior Subordinated Units and
(c) the Common Units issued in the Transaction, including the Equity Offering. Approval of this amendment satisfies the requirement under the Partnership Agreement, as currently in effect, that the holders of a Unit Majority approve the issuance of Common Units in the Equity Offering.

  Unit Majority. Under the Partnership Agreement as currently in effect, certain transactions require the approval of a Unit Majority, which is defined to mean the approval of a majority of the Common Units (other than Common Units held by the General Partner or any of its affiliates). The Amendment Proposal will provide that the Senior Subordinated Units and Junior Subordinated Units have a vote with respect to certain matters by restating the definition of "Unit Majority" as follows:

    "Unit Majority" means, during the Subordination Period, at least (i) a majority of the outstanding Common Units voting as a class and (ii) a majority of the outstanding Senior Subordinated Units and Junior Subordinated Units voting as a single class, in each case excluding Units owned by the General Partner or any affiliate, and, after the Subordination Period, at least a majority of the outstanding Common Units.

  Proportionate Increase in Operating Surplus Basket. The Amendment Proposal will increase the basket of $6 million set forth in the definition of "Operating Surplus" in proportion to the additional number of Common Units to be issued in the Equity Offering. In lieu of $6 million, such amount shall be a number equal to the product of (i) $6 million and (ii) a fraction, (x) the numerator of which is the number of outstanding Common Units at the Effective Time (assuming the simultaneous closing of the Equity Offering) and (y) the denominator of which is the number of outstanding Common Units immediately prior to the Effective Time. Assuming the issuance of approximately 6.4 million Common Units in the Equity Offering, the basket will be increased to approximately $16 million. This amendment will keep the dollar amount of the basket per Common Unit the same as it was immediately before the Transaction.

  Deletion of Provisions Relating to Early Conversion of Subordinated
Units. The Amendment Proposal will delete those provisions of the Partnership Agreement that provide that a portion of the Subordinated Units will convert into Common Units prior to the expiration of the Subordination Period if certain levels of Minimum Quarterly Distribution are both earned and distributed. [Based upon the Partnership's inability to satisfy certain tests based on distributions and earnings, the early conversion of certain Subordinated Units is no longer feasible].

  General Partner Capital Contribution Requirement. The Amendment Proposal will relieve the General Partner of its obligation to make contributions of capital to the Partnership upon the issuance of additional Units in order to maintain a fixed percentage general partner interest in the Partnership. The General Partner will retain its preemptive right to maintain its existing ownership interest. If the

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General Partner does not make a contribution of capital upon the issuance of additional Units, its claim on distributions of Available Cash will be proportionately reduced.

  Additional Capital Contribution Obligation of the General Partner. The Amendment Proposal will delete the Additional Capital Contribution Obligation of the General Partner in order for the Partnership to pay the Minimum Quarterly Distribution on the Common Units. Based upon the satisfaction of certain tests determined by distributions, this obligation of the General Partner has expired.

  Right to Acquire Units. The Amendment Proposal will provide that if the Partnership acquires, in a twelve-month period through purchase or exchange, 66 2/3% or more of the total Class B Common Units, the Partnership may purchase all, but not less than all, of the remaining Class B Common Units then outstanding during the following twelve-month period.

  Registration Rights The Amendment Proposal will provide that the Partnership must register for resale under the Securities Act the Common Units and Senior Subordinated Units issued to affiliates of Petro in the Transaction.

SUMMARY OF AMENDMENTS TO THE OPERATING PARTNERSHIP AGREEMENT

  Under the Partnership Agreement, as currently in effect, the General Partner cannot consent to any amendment of the Operating Partnership Agreement that would have a material adverse effect on the Partnership as a partner of the Operating Partnership or cause the Partnership to elect a successor general partner to the Operating Partnership without the approval of the holders of at least a Unit Majority.

  The General Partner consents to and proposes that the Limited Partners approve (i) the election of Star Gas LLC as successor general partner to the Operating Partnership, (ii) delete allocation of depreciation to the General Partner, (iii) delete the prohibition against the General Partner from taking any action that would cause its net worth to be less than $6 million and (iv) such other amendments to the Operating Partnership Agreement that the General Partner deems necessary in connection with the consummation of the Transaction.

CONFORMING CHANGES

  Certain additional changes will be required to conform the Partnership Agreement and the Operating Partnership Agreement to the foregoing amendments and to facilitate the consummation of the Transaction. It is the good faith opinion of the General Partner that such conforming changes do not adversely affect the Unitholders in any material respect, and thus pursuant to the Partnership Agreement, as currently in effect, the General Partner may make any or all conforming changes without the consent of the Unitholders.

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

                 THE AMENDED AND RESTATED PARTNERSHIP AGREEMENT

  IF THE TRANSACTION IS COMPLETED (WHICH WILL NOT OCCUR UNLESS THE ACQUISITION PROPOSAL, THE AMENDMENT PROPOSAL AND THE GENERAL PARTNER PROPOSAL ARE EACH APPROVED), ALL HOLDERS OF THE PARTNERSHIP'S UNITS WILL BE BOUND BY THE PROVISIONS OF THE AMENDED AND RESTATED PARTNERSHIP AGREEMENT, AS IT MAY BE FURTHER AMENDED FROM TIME TO TIME. THE FOLLOWING PARAGRAPHS DISCUSS CERTAIN PROVISIONS OF THE AMENDED AND RESTATED PARTNERSHIP AGREEMENT. SUCH DISCUSSION DOES NOT PURPORT TO BE COMPLETE. FOR A MORE COMPLETE UNDERSTANDING, SEE THE PROPOSED AMENDED AND RESTATED PARTNERSHIP AGREEMENT SET FORTH IN ANNEX C HERETO.

  Certain provisions of the Amended and Restated Partnership Agreement are summarized elsewhere in this Prospectus under various headings. With regard to various transactions and relationships of the Partnership with the General Partner and its affiliates, see "Conflicts of Interest and Fiduciary Responsibility." With regard to the management of the Partnership, see "Management of the Partnership After the Transaction." With regard to the transfer of Units, see "Description of the Units." With regard to distributions of Available Cash, see "Cash Distribution Policy." With regard to allocations of taxable income and taxable loss, see "Tax Considerations." Prospective investors are urged to review these sections of this Prospectus and the Amended and Restated Partnership Agreement carefully.

ORGANIZATION AND DURATION

  The Partnership and the Operating Partnership were organized in 1995 as Delaware limited partnerships. The Partnership will dissolve on December 31, 2085, unless sooner dissolved pursuant to the terms of the Amended and Restated Partnership Agreement.

PURPOSE

  The purpose of the Partnership is limited to serving as the limited partner of the Operating Partnership and engaging in any other activity approved by the General Partner. The General Partner will have the ability under the Amended and Restated Partnership Agreement to cause the Partnership and the Operating Partnership to engage in activities that may pose a greater risk to investors than the propane marketing business and home heating oil marketing business. The General Partner is authorized in general to perform all acts deemed necessary to carry out such purposes and to conduct the business of the Partnership. The General Partner has the power to cause the Partnership to commence a bankruptcy proceeding under the federal bankruptcy laws. However, the General Partner does not intend to cause the Partnership to commence such a proceeding unless the Partnership is insolvent.

POWER OF ATTORNEY

  Each limited partner, and each person who acquires a Unit from a Unitholder and executes and delivers a Transfer Application with respect thereto, grants to the General Partner and, if a liquidator of the Partnership has been appointed, such liquidator, a power of attorney to, among other things, execute and file certain documents required in connection with the qualification, continuance or dissolution of the Partnership, or the amendment of the Amended and Restated Partnership

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

Agreement in accordance with the terms thereof and to make consents and waivers contained in the Amended and Restated Partnership Agreement.

RESTRICTIONS ON AUTHORITY OF THE GENERAL PARTNER WITH RESPECT TO EXTRAORDINARY TRANSACTIONS; LACK OF DISSENTERS' RIGHTS

  The authority of the General Partner is limited in certain respects under the Amended and Restated Partnership Agreement. The General Partner is prohibited, without the prior approval of holders of record of a Unit Majority, from, among other things, selling, exchanging or otherwise disposing of all or substantially all of the Partnership's assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approving on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Operating Partnership; provided that the Partnership may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Partnership's assets without such approval. The Partnership may also sell all or substantially all of its assets pursuant to a foreclosure or other realization upon the foregoing encumbrances without such approval. The Unitholders are not entitled to dissenters' rights of appraisal under the Partnership Agreement, as currently in effect, or the Amended and Restated Partnership Agreement or applicable Delaware law in the event of a merger or consolidation of the Partnership or a sale, exchange or other disposition of substantially all of the Partnership's assets or any other event.

WITHDRAWAL OR REMOVAL OF THE GENERAL PARTNER; APPROVAL OF SUCCESSOR GENERAL PARTNER

  The General Partner has agreed not to voluntarily withdraw as general partner of the Partnership and the Operating Partnership prior to December 31, 2005 (with limited exceptions described below), without obtaining the approval of a Unit Majority and furnishing an opinion of counsel that such withdrawal (following the selection of a successor general partner) will not result in the loss of the limited liability of the limited partners of the Partnership or cause the Partnership to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes (an "Opinion of Counsel"). On or after December 31, 2005, the General Partner may withdraw as general partner by giving 90 days' written notice (without first obtaining approval from the Unitholders), and such withdrawal will not constitute a violation of the Amended and Restated Partnership Agreement. Notwithstanding the foregoing, the General Partner may withdraw without Unitholder approval upon 90 days' notice to the limited partners if more than 50% of the outstanding Units are held or controlled by one person and its affiliates (other than the General Partner and its affiliates). In addition, the Amended and Restated Partnership Agreement permits the General Partner (in certain limited instances) to sell all of its general partner interest (which is evidenced by the General Partner Units) in the Partnership. See "--Transfer of General Partner Interest."

  Upon the withdrawal of the General Partner under any circumstances (other than as a result of a transfer by the General Partner of all or a part of its general partner interest (which is evidenced by the General Partner Units) in the Partnership), the holders of a Unit Majority may select a successor to such withdrawing General Partner. If such a successor is not elected, or is elected but an Opinion of Counsel cannot be obtained, the Partnership will be dissolved, wound up and liquidated, unless within 180 days after such withdrawal a Unit Majority agrees in writing to continue the business of

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

the Partnership and to the appointment of a successor general partner. See "-- Termination and Dissolution."

  Pursuant to the terms of the Amended and Restated Partnership Agreement, the General Partner may not be removed unless such removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding Units owned by limited partners voting together as a single class (other than Units owned by the General Partner and its affiliates) and the Partnership receives an Opinion of Counsel. Any such removal is also subject to the approval of a successor general partner by the vote of the holders of a Unit Majority. If the General Partner is removed as General Partner other than for Cause, the Subordination Period will end, any then-existing arrearages on the Common Units will be terminated, any Senior Subordinated Units and Junior Subordinated Units held by the General Partner will immediately convert into Class B Common Units and the General Partner Units will no longer be subordinated, provided, however, that if the General Partner is removed during the Subordination Period within 12 months after a six-quarter period in which the Minimum Quarterly Distribution is not made on the Common Units with respect to more than one of such quarters (excluding for this purpose the payment of any Common Unit Arrearages) and the first quarter in such six-quarter period that the Minimum Quarterly Distribution on the Common Units is not made occurs after March 31, 2001, then the Subordination Period will not end. If the General Partner is removed and the Subordination Period does not end, the Junior Subordinated Units shall convert into Senior Subordinated Units on a one-for-one basis and the distribution rights on the General Partner Units with respect to the Minimum Quarterly Distribution and Liquidation will rank pari passu with the Senior Subordinated Units.

  Removal or withdrawal of the General Partner of the Partnership also constitutes removal or withdrawal, as the case may be, of the General Partner as general partner of the Operating Partnership.

  In the event of withdrawal of the General Partner where such withdrawal violates the Amended and Restated Partnership Agreement or removal of the General Partner by the limited partners under circumstances where Cause exists, a successor general partner will have the option to purchase the General Partner Units of the departing General Partner (the "Departing Partner") in the Partnership and the Operating Partnership for a cash payment equal to the fair market value of such interest. Under all other circumstances where the General Partner withdraws or is removed by the limited partners, the Departing Partner will have the right to require the successor general partner to purchase the General Partner Units of the Departing Partner for such amount. In each case, such fair market value will be determined by agreement between the Departing Partner and the successor general partner, or if no agreement is reached, by an independent investment banking firm or other independent experts selected by the Departing Partner and the successor general partner (or if no expert can be agreed upon, by the expert chosen by agreement of the experts selected by each of them). In addition, the Partnership will be required to reimburse the Departing Partner for all amounts due the Departing Partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred in connection with the termination of the employees employed by the Departing Partner for the benefit of the Partnership.

  If the above-described option is not exercised by either the Departing Partner or the successor general partner, as applicable, the Departing Partner's General Partner Units will be converted into

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

Common Units (or Class A Common Units if any Class B Common Units are then outstanding) equal to the fair market value of such interest as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

TRANSFER OF GENERAL PARTNER INTEREST

  Except for a transfer by the General Partner of all, but not less than all, of its general partner interest, which is evidenced by the General Partner Units, in the Partnership to an affiliate or in connection with the merger or consolidation of the General Partner with or into another entity, the General Partner may not transfer any or all of the General Partner Units in the Partnership to another person or entity prior to December 31, 2005, without the approval of holders of a Unit Majority; provided that, in each case such transferee assumes the rights and duties of the General Partner, agrees to be bound by the provisions of the Amended and Restated Partnership Agreement, furnishes an Opinion of Counsel and agrees to purchase all (or the appropriate portion thereof as applicable) of the General Partner's partnership interest in the Operating Partnership. At any time, the members of Star Gas LLC may sell or otherwise transfer their membership interests in Star Gas LLC to a third party without the approval of the Unitholders.

REIMBURSEMENT FOR SERVICES

  The Amended and Restated Partnership Agreement provides that the General Partner is not entitled to receive any compensation for its services as general partner of the Partnership; the General Partner is, however, entitled to be reimbursed on a monthly basis (or such other basis as the General Partner may reasonably determine) for all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership, and all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with the operation of the Partnership's business (including expenses allocated to the General Partner by its affiliates). The Amended and Restated Partnership Agreement provides that the General Partner shall determine the expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion.

STATUS AS LIMITED PARTNER OR ASSIGNEE

  Except as described below under "--Limited Liability," the Units will be fully paid, and Unitholders will not be required to make additional contributions to the Partnership.

  A person receiving a Common Unit, Senior Subordinated Unit or Junior Subordinated Unit subsequent to executing and delivering a Transfer Application, but pending its admission as a substituted limited partner or additional limited partner, as the case may be, in the Partnership, is entitled to an interest in the Partnership equivalent to that of a limited partner with respect to the right to share in allocations and distributions from the Partnership, including liquidating distributions. The General Partner will vote and exercise other powers attributable to Common Units, Senior Subordinated Units and Junior Subordinated Units owned by such person who has not become a substitute limited partner or additional limited partner, as the case may be, at the written direction of such person. See "--Meetings; Voting." Persons who do not execute and deliver a Transfer Application will be treated neither as assignees nor as record holders of Common Units, Senior

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Subordinated Units or Junior Subordinated Units, as the case may be, and will not receive cash distributions, federal income tax allocations or reports furnished to record holders of Common Units, Senior Subordinated Units and Junior Subordinated Units. See "Description of the Units--Transfer of Units."

NON-CITIZEN ASSIGNEES; REDEMPTION

  If, because of the nationality, citizenship or other related status of any limited partner or assignee, the Partnership is or becomes subject to federal, state or local laws or regulations that, in the reasonable determination of the General Partner, create a substantial risk of cancellation or forfeiture of any property in which the Partnership has an interest, the Partnership may redeem the Units held by such limited partner or assignee at their Current Market Price. In order to avoid any such cancellation or forfeiture, the General Partner may require each limited partner or assignee to furnish information about his nationality, citizenship, residency or related status. If a limited partner or assignee fails to furnish information about such nationality, citizenship, residency or other related status within 30 days after a request for such information, such limited partner or assignee may be treated as a non-citizen assignee ("Non-citizen Assignee"). In addition to other limitations on the rights of an assignee who is not a substituted limited partner, a Non-citizen Assignee does not have the right to direct the voting of his Units and may not receive distributions in kind upon liquidation of the Partnership.

ISSUANCE OF ADDITIONAL SECURITIES

  The Amended and Restated Partnership Agreement authorizes the General Partner to cause the Partnership to issue an unlimited number of additional limited partner interests and other equity securities of the Partnership for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion without the approval of any limited partners, provided that, prior to the end of the Subordination Period, (a) except as provided in clauses (b), (c), (d) and (e) below, during the Subordination Period the Partnership may not issue equity securities of the Partnership ranking prior or senior to the Common Units or an aggregate of more than 2,500,000 additional Common Units or an equivalent amount of securities ranking on a parity with the Common Units (the "Parity Units"), without the approval of at least a majority of the outstanding Common Units (other than Common Units held by the General Partner and its affiliates); (b) the Partnership may issue Common Units pursuant to the Transaction, including those issued in the Equity Offering; (c) the Partnership may issue an unlimited number of additional Common Units or Parity Units without the approval of the Unitholders if such issuance occurs (i) in connection with an Acquisition or a Capital Improvement or (ii) within 365 days of, and the net proceeds from such issuance are used to repay debt incurred in connection with, an Acquisition or a Capital Improvement, in each case, where such Acquisition or Capital Improvement involves assets that would have, if acquired by the Partnership as of the date that is one year prior to the first day of the quarter in which such transaction is to be effected, resulted in an increase in (A) the amount of Adjusted Operating Surplus generated by the Partnership on a per-Unit basis for all outstanding Units with respect to each of the four most recently completed quarters (on a pro forma basis) over (B) the actual amount of Adjusted Operating Surplus generated by the Partnership on a per-Unit basis for all outstanding Units with respect to each of such four quarters; (d) the Partnership may also issue an

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

unlimited number of additional Common Units or parity Units prior to the end of the Subordination Period and without the approval of the Unitholders if the use of proceeds from such issuance is exclusively to repay up to $20 million of indebtedness of the Partnership, the Operating Partnership or any subsidiary thereof; and (e) the Partnership may issue Class B Common Units upon the conversion of the Senior Subordinated Units and Junior Subordinated Units at the end of the Subordination Period. In accordance with Delaware law and the provisions of the Amended and Restated Partnership Agreement, the General Partner in its sole discretion, may cause the Partnership to issue additional partnership interests that may have special voting rights.

  The General Partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase Common Units, Senior Subordinated Units and Junior Subordinated Units or other equity securities of the Partnership from the Partnership whenever, and on the same terms that, the Partnership issues such securities or rights to persons other than the General Partner and its affiliates, to the extent necessary to maintain the percentage interest of the General Partner and its affiliates in the Partnership that existed immediately prior to each such issuance. The holders of Common Units will not have preemptive rights to acquire additional Common Units or other partnership interests that may be issued by the Partnership.

  Additional issuances of Units, including Senior Subordinated Units and Junior Subordinated Units or other equity securities of the Partnership ranking junior to the Common Units, may reduce the likelihood of, and the amount of, any distributions above the Minimum Quarterly Distribution.

LIMITED CALL RIGHT

  If at any time (a) not more than 20% of the then-issued and outstanding limited partner interests of any class are held by persons other than the General Partner and its affiliates, the General Partner will have the right, which it may assign and transfer in whole or in part to any of its affiliates or to the Partnership, to acquire all, but not less than all, of the remaining limited partner interests of such class held by such unaffiliated persons as of a record date to be selected by the General Partner, on at least 10 but not more than 60 days' notice or (b) after the expiration of the Subordination Period, the Partnership acquires, through purchase or exchange, in a twelve-month period, 66 2/3% or more of the total Class B Common Units, the Partnership shall then have the right, which it may not assign or transfer, exercisable in its sole discretion, to purchase all, but not less than all, of the remaining Units of such class then outstanding during the following twelve-month period. The purchase price in the event of (a) or (b) above shall be the greater of (x) the highest cash price paid by the Partnership, the General Partner or any of its affiliates for any limited partner interests of such class purchased within the 90 days preceding the date on which the Partnership or the General Partner first mails notice of its election to purchase such limited partner interests and (y) the Current Market Price as of the date three days prior to the date such notice is mailed. As a consequence of the Partnership's or the General Partner's right to purchase outstanding limited partner interests (including Senior Subordinated Units and Junior Subordinated Units), a holder of limited partner interests may have his limited partner interests purchased from him even though such holder may not desire to sell them, or the price paid may be less than the amount the holder would desire to receive upon the sale of his limited partner interests. The tax consequences to a Unitholder of the exercise of this call right are

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

the same as a sale by such Unitholder of his Units in the market. See "Certain Federal Income Tax Considerations--Disposition of Units."

AMENDMENT OF AMENDED AND RESTATED PARTNERSHIP AGREEMENT

  Amendments to the Amended and Restated Partnership Agreement may be proposed only by or with the consent of the General Partner. In order to adopt a proposed amendment, the General Partner is required to seek written approval of the holders of the number of Units required to approve such amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment, except as described below.

  Prohibited Amendments. Proposed amendments (unless otherwise specified) must be approved by holders of at least a Unit Majority except that no amendment may be made that would:

    (i) enlarge the obligations of any limited partner, without its consent,

    (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner, without its consent, which may be given or withheld in its sole discretion,

    (iii) change the term of the Partnership,

    (iv) provide that the Partnership is not dissolved upon expiration of its term or

    (v) give any person the right to dissolve the Partnership other than the General Partner's right to dissolve the Partnership with the approval of holders of at least a Unit Majority.

  No Unitholder Approval. The General Partner may make amendments to the Amended and Restated Partnership Agreement without the approval of any limited partner or assignee of the Partnership to reflect:

    (i) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent or the registered office of the Partnership,

    (ii) admission, substitution, withdrawal or removal of partners in accordance with the Partnership Agreement,

    (iii) a change that, in the sole discretion of the General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a partnership in which the limited partners have limited liability or that is necessary or advisable to ensure that the Partnership and the Operating Partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes,

    (iv) an amendment that is necessary, in the opinion of counsel to the Partnership, to prevent the Partnership or the General Partner or its respective directors or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or the "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed,

    (v) subject to the limitations on the issuance of additional Class A Common Units, Class B Common Units or other limited or general partner interests described above, an amendment that

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

  in the sole discretion of the General Partner is necessary or advisable in connection with the authorization of additional limited or general partner interests,

    (vi) any amendment expressly permitted in the Amended and Restated Partnership Agreement to be made by the General Partner acting alone,

    (vii) an amendment effected, necessitated or contemplated by a merger agreement that has been approved pursuant to the terms of the Amended and Restated Partnership Agreement,

    (viii) any amendment that, in the sole discretion of the General Partner, is necessary or advisable in connection with the formation by the Partnership of, or its investment in, any corporation, partnership or other entity (other than the Operating Partnership) as otherwise permitted by the Amended and Restated Partnership Agreement,

    (ix) a change in the fiscal year and taxable year of the Partnership and changes related thereto and

    (x) any other amendments substantially similar to the foregoing.

  In addition, the General Partner may make amendments to the Amended and Restated Partnership Agreement without the approval of any limited partner or assignee if such amendments:

    (i) do not adversely affect the limited partners in any material respect,

    (ii) are necessary or advisable, in the sole discretion of the General Partner to satisfy any requirements, conditions or guidelines contained in any opinion, directive, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute,

    (iii) are necessary or advisable to facilitate the trading of the Units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the Units are or will be listed for trading, compliance with any of which the General Partner deems to be in the best interests of the Partnership and the Unitholders or

    (iv) are required or contemplated by the Amended and Restated Partnership Agreement.

  Opinion of Counsel and Unitholder Approval. The General Partner will not be required to obtain an Opinion of Counsel in the event of the amendments described in the two immediately preceding paragraphs. No other amendments to the Amended and Restated Partnership Agreement will become effective without the approval of at least 90% of the Units unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any limited partner in the Partnership or the limited partner of the Operating Partnership.

  Any amendment that materially and adversely affects the rights or preferences of any type or class of outstanding Units in relation to other classes of Units will require the approval of holders of at least a majority of the outstanding Units so affected (excluding, during the Subordination Period, any Units held by the General Partner and its affiliates).

MEETINGS; VOTING

  Unitholders or assignees who are record holders of Units on the record date set pursuant to the Amended and Restated Partnership Agreement will be entitled to notice of, and to vote at, meetings of limited partners of the Partnership and to act with respect to matters as to which approvals may be solicited. With respect to voting rights attributable to Units that are owned by an assignee who is a record holder but who has not yet been admitted as a limited partner, the General Partner shall be deemed to be the limited partner with respect thereto and shall, in exercising the voting rights in respect of such Units on any matter, vote such Units at the written direction of such record holder. Absent such direction, such Units will not be voted (except that, in the case of Units held by the General Partner on behalf of Non-citizen Assignees, the General Partner shall distribute the votes in respect of such Units in the same ratios as the votes of limited partners in respect of other Units are cast).

  The General Partner does not anticipate that any meeting of limited partners will be called in the foreseeable future, other than the Unitholders Meeting. Any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or without a meeting if consents in writing setting forth the action so taken are signed by holders of such number of limited partner interests as would be necessary to authorize or take such action at a meeting of all of the limited partners. Meetings of the limited partners of the Partnership may be called by the General Partner or by limited partners owning at least 20% of the outstanding Units of the class for which a meeting is proposed. Limited partners may vote either in person or by proxy at meetings. The holders of a majority of the outstanding Units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum at a meeting of limited partners of such class or classes, unless any such action by the limited partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage (excluding, in either case, if such are to be excluded from the vote, outstanding Units owned by the General Partner and its affiliates).

  Each record holder of a Unit has a vote according to his percentage interest in the Partnership, although additional limited partner interests having special voting rights could be issued by the General Partner. See "--Issuance of Additional Securities." The Amended and Restated Partnership Agreement provides that Units held in nominee or street name account will be voted by the broker (or other nominee) pursuant to the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

  Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of Units (regardless of whether such record holder has been admitted as a limited partner) under the terms of the Amended and Restated Partnership Agreement will be delivered to the record holder by the Partnership or by the Transfer Agent at the request of the Partnership.

INDEMNIFICATION

  The Amended and Restated Partnership Agreement provides that the Partnership will indemnify the General Partner, any Departing Partner, any Person who is or was an affiliate of the General Partner or any Departing Partner, any Person who is or was an officer, director, employee, partner, agent or trustee of the General Partner or any Departing Partner or any affiliate of the General Partner or any Departing Partner, or any Person who is or was serving at the request of the General Partner or any Departing Partner or any affiliate of the General Partner or any Departing Partner as an officer, director, employee, partner, agent or trustee of another Person ("Indemnitees"), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as any of the foregoing; provided that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in or not opposed to the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification under these provisions will only be out of the assets of the Partnership, and the General Partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to the Partnership to enable it to effectuate, such indemnification. The Partnership is authorized to purchase (or to reimburse the General Partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such person against such liabilities under the provisions described above.

LIMITED LIABILITY

  Assuming that a limited partner does not participate in the control of the business of the Partnership within the meaning of the DRULPA and that he otherwise acts in conformity with the provisions of the Amended and Restated Partnership Agreement, his liability under the DRULPA will be limited, subject to certain possible exceptions, to the amount of capital he is obligated to contribute to the Partnership in respect of his Units plus his share of any undistributed profits and assets of the Partnership. If it were determined, however, that the right or exercise of the right by the limited partners as a group to remove or replace the General Partner, to approve certain amendments to the Amended and Restated Partnership Agreement or to take other action pursuant to the Amended and Restated Partnership Agreement constituted "participation in the control" of the Partnership's business for the purposes of the DRULPA, then the limited partners could be held personally liable for the Partnership's obligations under the laws of the State of Delaware to the same extent as the General Partner with respect to persons who transact business with the Partnership reasonably believing, based on the limited partner's conduct, that the limited partner is a general partner.

  Under the DRULPA, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and nonrecourse liabilities, exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the DRULPA provides that the fair value of property subject to nonrecourse liability shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that nonrecourse liability. The DRULPA provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution was in violation of the DRULPA shall be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution. Under the DRULPA, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

  The Operating Partnership conducts business in at least 15 states. Maintenance of limited liability may require compliance with legal requirements in such jurisdictions in which the Operating Partnership conducts business, including qualifying the Operating Partnership to do business therein. Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If it were determined that the Partnership was, by virtue of its limited partner interest in the Operating Partnership or otherwise, conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the General Partner, to approve certain amendments to the Amended and Restated Partnership Agreement, or to take other action pursuant to the Amended and Restated Partnership Agreement constituted "participation in the control" of the Partnership's business for the purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for the Partnership's obligations under the law of such jurisdiction to the same extent as the General Partner under certain circumstances. The Partnership will operate in such manner as the General Partner deems reasonable and necessary or appropriate to preserve the limited liability of Unitholders.

BOOKS AND REPORTS

  The General Partner is required to keep appropriate books of the business of the Partnership at the principal offices of the Partnership. The books will be maintained for both tax and financial reporting purposes on an accrual basis. The fiscal year of the Partnership (for accounting but not for tax purposes) is October 1 to September 30.

  As soon as practicable, but in no event later than 120 days after the close of each fiscal year, the General Partner will furnish each record holder of Units (as of a record date selected by the General Partner) with an annual report containing audited financial statements of the Partnership for the past fiscal year, prepared in accordance with generally accepted accounting principles. As soon as practicable, but in no event later than 90 days after the close of each quarter (except the last quarter of each fiscal year), the General Partner will furnish each record holder of Units (as of a record date selected by the General Partner) a report containing unaudited financial statements of the Partnership with respect to such quarter and such other information as may be required by law.

  The General Partner will use all reasonable efforts to furnish each record holder of a Unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year in which the Partnership's taxable year ends. Such information is expected to be furnished in summary form so that certain complex calculations normally required of partners can be avoided. The General Partner's ability to furnish such summary information to Unitholders will depend on the cooperation of such Unitholders in supplying certain information to the General Partner. Every Unitholder (without regard to whether he supplies such information to the General Partner) will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns.

RIGHT TO INSPECT PARTNERSHIP BOOKS AND RECORDS

  The Amended and Restated Partnership Agreement provides that a limited partner can, for a purpose reasonably related to such limited partner's interest as a limited partner, upon reasonable demand and at his/her own expense, be furnished with (i) a current list of the name and last known address of each partner, (ii) a copy of the Partnership's tax returns, (iii) information as to the amount of cash, and a description and statement of the net agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner,
(iv) copies of the Amended and Restated Partnership Agreement, the certificate of limited partnership of the Partnership, amendments thereto and powers of attorney pursuant to which the same have been executed, (v) information regarding the status of the Partnership's business and financial condition and
(vi) such other information regarding the affairs of the Partnership as is just and reasonable. The General Partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which the General Partner believes in good faith is not in the best interests of the Partnership or which the Partnership is required by law or by agreements with third parties to keep confidential.

TERMINATION AND DISSOLUTION

  The Partnership will continue until December 31, 2085, unless sooner terminated pursuant to the Amended and Restated Partnership Agreement. The Partnership will be dissolved upon (i) the election of the General Partner to dissolve the Partnership, if approved by holders of a Unit Majority, (ii) the sale, exchange or other disposition of all or substantially all of the assets and properties of the Partnership and the Operating Partnership, (iii) the entry of a decree of judicial dissolution of the Partnership or (iv) withdrawal or removal of the General Partner or any other event that results in its ceasing to be the General Partner (other than by reason of a transfer of its General Partner Units in accordance with the Amended and Restated Partnership Agreement or withdrawal or removal following approval and admission of a successor). Upon a dissolution pursuant to clause (iv), the holders of at least a majority of the outstanding Units (excluding Units held by the Departing General Partner and its affiliates) may also elect, within certain time limitations, to reconstitute the Partnership and continue its business on the same terms and conditions set forth in the Amended and Restated Partnership Agreement by forming a new limited partnership on terms identical to those set forth in the Amended and Restated Partnership Agreement and having as a general partner a person or entity approved by at least the holders of a majority of the outstanding Units (excluding Units held by the Departing General Partner and its affiliates), subject to receipt by the Partnership of an Opinion of Counsel.

LIQUIDATION AND DISTRIBUTION OF PROCEEDS

  Upon dissolution of the Partnership, unless the Partnership is reconstituted and continued as a new limited partnership, the person authorized to wind up the affairs of the Partnership (the "Liquidator") will, acting with all of the powers of the General Partner that such Liquidator deems necessary or desirable in its good faith judgment in connection therewith, liquidate the Partnership's assets and apply the proceeds of the liquidation as provided in "Cash Distribution Policy--Distributions of Cash upon Liquidation During the Subordination Period" and "--Distributions of Cash upon Liquidation After the Subordination Period." Under certain circumstances and subject to certain limitations, the Liquidator may defer liquidation or distribution of the Partnership's assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

REGISTRATION RIGHTS

  Pursuant to the terms of the Amended and Restated Partnership Agreement and subject to certain limitations described therein, the Partnership has agreed
(i) to register for resale under the Securities Act and applicable state securities laws any Units proposed to be sold by the General Partner or its affiliates (upon their request) if an exemption from such registration requirements is not otherwise available for such proposed transaction and (ii) to register for resale under the Securities Act and applicable state securities laws the Common Units and Senior Subordinated Units issued to affiliates of Petro in the Transaction (upon their request if an exemption from such registration requirements is not otherwise available for such proposed transaction), and to use its best efforts to keep such registration statement effective for one year, subject to certain exceptions and to such requesting party providing necessary information. The Partnership is obligated to pay all expenses incidental to such registration, excluding underwriting discounts and commissions.

                            CASH DISTRIBUTION POLICY

  The following discussion gives effect to the adoption of the Amendment
Proposal.

GENERAL

  In general, the Partnership distributes to its partners on a quarterly basis, all its Available Cash in the manner described herein. "Available Cash" is defined in the Glossary and generally means, with respect to any fiscal quarter of the Partnership, all cash on hand at the end of such quarter less the amount of cash reserves that are necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the Partnership's business, (ii) comply with applicable law or any Partnership debt instrument or other agreement or (iii) in certain circumstances provide funds for distributions to the Common Unitholders and the Senior Subordinated Unitholders during the next four quarters. The General Partner may not establish cash reserves for distributions to the Senior Subordinated Units unless the General Partner has determined that in its judgment the establishment of reserves will not prevent the Partnership from distributing the Minimum Quarterly Distribution on all Common Units and any Common Unit Arrearages thereon with respect to the next four quarters. The restrictions, discussed below, on distributions on Senior Subordinated Units, Junior Subordinated Units and General Partner Units could result in cash that would otherwise be Available Cash being reserved for other purposes.

  Cash distributions will be characterized as distributions from either Operating Surplus or Capital Surplus. This distinction affects the amounts distributed among different classes of Units. See "--Quarterly Distributions of Available Cash."

  Operating Surplus as currently defined generally refers to (i) the cash balance of the Partnership on the date the Partnership commenced operations, plus approximately $16 million, plus all cash receipts of the Partnership (excluding cash receipts constituting Capital Surplus), less (ii) all Partnership operating expenses (including expenses of the General Partner incurred on behalf of the Partnership), debt service payments, maintenance capital expenditures and reserves established for future Partnership operations; provided, however, that Operating Surplus is calculated without any reduction for costs or expenses incurred in connection with the Transaction.

  Capital Surplus will generally be generated only by borrowings (other than for working capital purposes), sales of debt and equity securities and sales or other dispositions of assets for cash (other than inventory, accounts receivable and other assets, all as disposed of in the ordinary course of business).

  To avoid the difficulty of trying to determine whether Available Cash distributed by the Partnership is from Operating Surplus or Capital Surplus, all Available Cash distributed by the Partnership from any source will be treated as distributed from Operating Surplus until the sum of all Available Cash distributed since the commencement of the Partnership equals the Operating Surplus as of the end of the quarter prior to such distribution. Any excess Available Cash (irrespective of its source) will be deemed to be Capital Surplus and distributed accordingly.

  If Capital Surplus is distributed in respect of each Initial Common Unit in an aggregate amount per Unit equal to $22.00 per Common Unit (the "Initial Unit Price"), the distinction between

Operating Surplus and Capital Surplus will cease, and all distributions will be treated as from Surplus. The General Partner does not expect that there will be significant distributions from Capital Surplus.

  The Senior Subordinated Units and the Junior Subordinated Units are each a separate class of interests in the Partnership, and the rights of holders of such interests to participate in distributions Operating differ from the rights of the holders of Common Units. When issued, the Class B Common Units will also be a separate class of interests in the Partnership.

QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH

  The Partnership will make distributions to its partners with respect to each fiscal quarter of the Partnership prior to liquidation in an amount equal to all of its Available Cash for such quarter. Distributions will be made approximately 45 days after each March 31, June 30, September 30 and December 31, to holders of record on the applicable record date. If the Partnership meets certain tests set forth in the Amended and Restated Partnership Agreement, the first distribution permitted to be paid to the holders of the Senior Subordinated Units issued in the Transaction will be paid with respect to the quarter ending June 30, 1999 and will be paid on or about August 15, 1999 to holders of record on or about July 31, 1999. Such distribution, if paid, will include a pro rata distribution for the period between the Effective Time and March 31, 1999. The first distribution on the Common Units (including those issued in the Equity Offering) subsequent to the Effective Time will be paid with respect to the quarter ending March 31, 1999 on or about May 15, 1999 to holders of record on or about May 4, 1999 regardless of how many days such Common Units have been outstanding. For a discussion of certain restrictions on distributions to the holders of subordinated interests, see "--Limitation on Distributions of Subordinated Interests."

  Upon expiration of the Subordination Period, all Senior Subordinated Units and Junior Subordinated Units will be converted (on a one-for-one basis) into Class B Common Units (all references herein to Common Units after the expiration of the Subordination Period are deemed to be references to Class A Common Units and Class B Common Units, collectively, unless otherwise indicated) and distributions on the General Partner Units will no longer be subordinated to distributions on the Common Units. Neither Class A Common Units nor Class B Common Units will accrue arrearages for any quarter after the Subordination Period, and Senior Subordinated Units, Junior Subordinated Units and General Partner Units will not accrue any arrearages with respect to distributions for any quarter.

  The Minimum Quarterly Distribution and the Target Distribution Levels are subject to adjustment as described below under "--Distributions from Capital Surplus" and "--Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

DISTRIBUTIONS OF AVAILABLE CASH FROM OPERATING SURPLUS DURING THE SUBORDINATION PERIOD

  The Subordination Period will generally extend until the first day of any quarter beginning on or after July 1, 2002 in respect of which (i) distributions of Available Cash from Operating Surplus on the Common Units, Senior Subordinated Units, Junior Subordinated Units and General Partner Units equaled or exceeded the sum of the Minimum Quarterly Distributions on all of the outstanding

Common Units, Senior Subordinated Units, Junior Subordinated Units and General Partner Units with respect to each of the three non-overlapping four-quarter periods immediately preceding such date, (ii) the Adjusted Operating Surplus generated during each of the three immediately preceding non-overlapping four-quarter periods equaled or exceeded the sum of the Minimum Quarterly Distributions on all of the outstanding Common Units, Senior Subordinated Units, Junior Subordinated Units and General Partner Units during such periods on a fully diluted basis with respect to employee options or other employee incentive compensation (i.e., taking into account for purposes of such determination all outstanding Common Units, Senior Subordinated Units, Junior Subordinated Units and General Partner Units and all Common Units issuable upon exercise of employee options that have, as of the date of determination, already vested or are scheduled to vest prior to the end of the quarter immediately following the quarter with respect to which determination is made, and all Units that have as of the date of determination been earned by but not yet issued to management of the Partnership in respect of incentive compensation) and (iii) there are no arrearages in payment of the Minimum Quarterly Distribution on the Common Units.

  In certain circumstances, if the General Partner is removed other than for Cause, the Subordination Period will end, the existing arrearages on the Common Units will terminate and the Senior Subordinated Units and the Junior Subordinated Units will immediately convert into Class B Common Units and distributions on the General Partner Units will no longer be subordinated. See "The Amended and Restated Partnership Agreement--Withdrawal or Removal of the General Partner; Approval of Successor General Partner."

  Distributions by the Partnership of Available Cash from Operating Surplus with respect to any quarter during the Subordination Period will be made in the following manner:

    first, 100% to the Common Units, pro rata, until there has been distributed in respect of each Common Unit an amount equal to the Minimum Quarterly Distribution for such quarter;

    second, 100% to the Common Units, pro rata, until there has been distributed in respect of each Common Unit an amount equal to any Cumulative Common Unit Arrearages on each Common Unit with respect to any prior quarter;

    third, 100% to the Senior Subordinated Units, pro rata, until there has been distributed in respect of each Senior Subordinated Unit an amount equal to the Minimum Quarterly Distribution for such quarter;

    fourth, 100% to the Junior Subordinated Units and General Partner Units, pro rata, until there has been distributed in respect of each Junior Subordinated Unit and General Partner Unit an amount equal to the Minimum Quarterly Distribution for such quarter; and

    thereafter, in the manner described in "--Incentive Distributions During the Subordination Period" below.

  At the Effective Time, the General Partner will have a 1.99% general partner interest in the Partnership in the form of General Partner Units and a 0.01% general partner interest in the Operating Partnership. References in this Proxy Statement to distributions on the General Partner Units disregard the General Partners' 0.01% general partner interest in the Operating Partnership.

DISTRIBUTIONS OF AVAILABLE CASH FROM OPERATING SURPLUS AFTER THE SUBORDINATION PERIOD

  Distributions by the Partnership of Available Cash from Operating Surplus with respect to any quarter after the Subordination Period will be made in the following manner:

    first, 100% to all Units, pro rata, until there has been distributed in respect of each Unit an amount equal to the Minimum Quarterly Distribution for such quarter; and

    thereafter, in the manner described in "--Incentive Distributions After the Subordination Period" below.

INCENTIVE DISTRIBUTIONS DURING THE SUBORDINATION PERIOD

  For any quarter for which Available Cash from Operating Surplus is distributed in respect of each of the Common Units, Senior Subordinated Units, Junior Subordinated Units and General Partner Units in an amount equal to the Minimum Quarterly Distribution and Available Cash has been distributed on outstanding Common Units in such amount as may be necessary to eliminate any Cumulative Common Unit Arrearages, then any additional Available Cash from Operating Surplus in respect of such quarter will be distributed among the Units in the following manner:

    first, 100% to all Units, pro rata, until each Unit has received (in addition to any distributions to the Common Units to eliminate any Cumulative Common Unit Arrearages) a total of $0.604 per Unit for such quarter in respect of each Unit (the "First Target Distribution");

    second, 86.7% to all Units, pro rata, and 13.3% to all Senior
  Subordinated Units, Junior Subordinated Units and General Partner Units, pro rata, until the Common Units have received (in addition to any distributions to Common Unitholders to eliminate any Cumulative Common Unit Arrearages) a total of $0.711 per Unit for such quarter in respect of each Common Unit (the "Second Target Distribution");

    third, 76.5% to all Units, pro rata, and 23.5% to all Senior Subordinated Units, Junior Subordinated Units and General Partner Units, pro rata, until the Common Units have received (in addition to any distributions to Common Unitholders to eliminate any Cumulative Common Unit Arrearages and) a total of $0.926 per Unit for such quarter in respect of each Common Unit (the "Third Target Distribution"); and

    thereafter, 51.0% to all Units, pro rata, and 49.0% to all Senior Subordinated Units, Junior Subordinated Units and General Partner Units, pro rata.

  The Amended and Restated Partnership Agreement may not be amended (including in connection with the issuance of additional partnership securities) in any manner which would increase the aggregate amount of incentive distributions without the approval of a majority of the outstanding Units of the classes that would be adversely affected.

  The following table illustrates the percentage of Available Cash from Operating Surplus distributed as the Minimum Quarterly Distribution ("Base Distributions") pro rata to all Unitholders and the percentage of Available Cash distributed to the holders of Senior Subordinated Units, Junior Subordinated Units and General Partner Units as incentive distributions ("Incentive Distributions") at the Target Distribution Levels. The percentages set forth in the table below are the percentage interests of the Unitholders in Available Cash from Operating Surplus distributed up to and including the corresponding amount in the column "Quarterly Distribution Amount per Common Unit" until Available Cash distributed reaches the next Target Distribution Level, if any.

                                                                      PERCENTAGE OF AVAILABLE CASH
                                                                        DISTRIBUTED AS INCENTIVE
                                                                     DISTRIBUTIONS TO THE SPECIFIED
                                                                               UNIT CLASS
                                                                    ---------------------------------
                                                           -
                                      PERCENTAGE OF  PERCENTAGE OF
                          QUARTERLY   AVAILABLE CASH AVAILABLE CASH
                         DISTRIBUTION DISTRIBUTED AS DISTRIBUTED AS    SENIOR       JUNIOR    GENERAL
                          AMOUNT PER       BASE        INCENTIVE    SUBORDINATED SUBORDINATED PARTNER
                         COMMON UNIT  DISTRIBUTIONS  DISTRIBUTIONS     UNITS        UNITS      UNITS
                         ------------ -------------- -------------- ------------ ------------ -------
Minimum Quarterly
 Distribution...........    $0.575        100.0%            --            --          --         --
First Target
 Distribution...........     0.604        100.0%            --            --          --         --
Second Target
 Distribution...........     0.711         86.7%          13.3%         10.2%        2.1%       1.0%
Third Target
 Distribution...........     0.926         76.5%          23.5%         18.0%        3.7%       1.8%
Thereafter..............        --         51.0%          49.0%         37.4%        7.8%       3.8%


  The percentage allocation of Incentive Distributions among Senior Subordinated Units, Junior Subordinated Units and General Partner Units, will change in the future if there are additional non pro rata issuances of such Units.

  The following table illustrates the distribution of Available Cash per Unit among the Common Units, Senior Subordinated Units, Junior Subordinated Units and General Partner Units at the Target Distribution Levels. The calculations are based on the assumption that the quarterly distribution amounts shown do not include any Cumulative Common Unit Arrearages.

                                            QUARTERLY DISTRIBUTION AMOUNT
                                       ----------------------------------------
                                                 SENIOR       JUNIOR    GENERAL
                                       COMMON SUBORDINATED SUBORDINATED PARTNER
                                        UNIT      UNIT         UNIT      UNIT
                                       ------ ------------ ------------ -------
Minimum Quarterly Distribution........ $0.575    $0.575       $0.575    $0.575
First Target Distribution.............  0.604     0.604        0.604     0.604
Second Target Distribution............  0.711     0.774        0.774     0.774
Third Target Distribution.............  0.926     1.243        1.243     1.243

INCENTIVE DISTRIBUTIONS AFTER THE SUBORDINATION PERIOD

  For any quarter for which Available Cash from Operating Surplus is distributed in respect of each of the Class A Common Units, the Class B Common Units and General Partner Units in an amount equal to the Minimum Quarterly Distribution, then any additional Available Cash from Operating Surplus in respect of such quarter will be distributed among the Unitholders in the following manner:

    first, 100% to all Units, pro rata, until the Units have received the First Target Distribution;

    second, 86.7% to all Units, pro rata, and 13.3% to all Class B Common Units and General Partner Units, pro rata, until the Class A Common Units have received the Second Target Distribution;

    third, 76.5% to all Units, pro rata, and 23.5% to all Class B Common Units and General Partner Units, pro rata, until the Class A Common Units have received the Third Target Distribution; and
    thereafter, 51% to all Units, pro rata, and 49% to all Class B Common Units and General Partner Units, pro rata.

  The following table illustrates the distribution of Available Cash per Unit among the Class A Common Units, Class B Common Units and General Partner Units at the Target Distribution Levels.

                                                                 QUARTERLY
                                                               DISTRIBUTION
                                                           ---------------------
                                                           CLASS  CLASS
                                                             A      B    GENERAL
                                                           COMMON COMMON PARTNER
                                                            UNIT   UNIT   UNIT
                                                           ------ ------ -------
Minimum Quarterly Distribution............................ $0.575 $0.575 $0.575
First Target..............................................  0.604  0.604  0.604
Second Target.............................................  0.711  0.774  0.774
Third Target..............................................  0.926  1.243  1.243

DISTRIBUTIONS FROM CAPITAL SURPLUS

  Distributions by the Partnership of Available Cash from Capital Surplus will be made 100% on all Units, pro rata, until the Partnership shall have distributed, in respect of each Initial Common Unit, Available Cash from Capital Surplus in an aggregate amount per Initial Common Unit equal to the Initial Unit Price. Thereafter, all distributions from Capital Surplus will be distributed as if they were from Operating Surplus.

  When a distribution is made from Capital Surplus, it is treated as if it were a repayment of the Initial Unit Price. To reflect such repayment, the Minimum Quarterly Distribution and the Target Distribution Levels will be adjusted downward by multiplying each such amount by a fraction, the numerator of which is the Unrecovered Initial Unit Price immediately after giving effect to such repayment and the denominator of which is the Unrecovered Initial Unit Price immediately prior to such repayment. For example, based on the Unrecovered Initial Unit Price of $22.00 per Unit and assuming Available Cash from Capital Surplus of $11.00 per Unit is distributed on all Initial Common Units (assuming no prior adjustments), then the amount of the Minimum Quarterly Distribution and the Target Distribution Levels would each be reduced to 50% of its initial level.

  When "payback" of the Initial Unit Price has occurred, i.e., when the Unrecovered Initial Unit Price is zero, then in effect the Minimum Quarterly Distribution and the Target Distribution Levels each will have been reduced to zero. Thereafter, all distributions of Available Cash from all sources will be treated as if they were from Operating Surplus and, because the Minimum Quarterly Distribution and the Target Distribution Levels will have been reduced to zero, the holders of the Incentive Distributions will be entitled with respect to such rights to receive 50% of all distributions of Available Cash after distributions in respect of Cumulative Common Unit Arrearages.

  Distributions from Capital Surplus will not reduce the Minimum Quarterly Distribution or any of the Target Distribution Levels for the quarter with respect to which they are distributed.

LIMITATION ON DISTRIBUTIONS ON SUBORDINATED INTERESTS

  With respect to the time period beginning on the Effective Time and ending on June 30, 1999, the Partnership may make a distribution of Available Cash on the Senior Subordinated Units, Junior Subordinated Units and General Partner Units in an amount up to the Minimum Quarterly

Distribution for such period to the extent the sum of EBITDA, less interest, less taxes and less maintenance capital expenditures consolidated (combined from October 1, 1998 until the Effective Time) for the Partnership and Petro ("Adjusted Distributable Cash") for the time period beginning October 1, 1998 and ending on June 30, 1999 exceeds the sum of

    (i) $57,172,000, plus or minus

    (ii) the product of (A) $0.60 and (B) the amount by which the number of Common Units outstanding on the record date for the distribution of Available Cash with respect to the quarter ending December 31, 1998, exceeds or is less than 10,544,000, plus or minus

    (iii) the product of (A) $0.60 and (B) the amount by which the number of Common Units outstanding on the record date for the distribution of Available Cash with respect to the quarter ending March 31, 1999 exceeds or is less than 10,544,000, plus or minus

    (iv) the product of (A) $0.60 and (B) the amount by which the number of Common Units outstanding on the record date for the distribution of Available Cash with respect to the quarter ending June 30, 1999, exceeds or is less than 10,544,000.

  With respect to the quarter ending September 30, 1999, the Partnership may make a distribution of Available Cash on the Senior Subordinated Units, Junior Subordinated Units and General Partner Units to the extent the Adjusted Distributable Cash for the time period beginning October 1, 1998 and ending on September 30, 1999 exceeds the sum of

    (i) $25,307,000 plus or minus

    (ii) the product of (A) $0.60 and (B) the amount by which the number of Common Units outstanding on the record date for the distribution of Available Cash with respect to the quarter ending December 31, 1998, exceeds or is less than 10,544,000, plus or minus

    (iii) the product of (A) $0.60 and (B) the amount by which the number of Common Units outstanding on the record date for the distribution of Available Cash with respect to the quarter ending March 31, 1999, exceeds or is less than 10,544,000, plus or minus

    (iv) the product of (A) $0.60 and (B) the amount by which the number of Common Units outstanding on the record date for the distribution of Available Cash with respect to the quarter ending June 30, 1999, exceeds or is less than 10,544,000, plus or minus

    (v) the product of (A) $0.60 and (B) the amount by which the number of Common Units outstanding on the record date for the distribution of Available Cash with respect to the quarter ending September 30, 1999, exceeds or is less than 10,544,000.

  Beginning with the distribution for the quarter ending on December 31, 1999, no distributions will be made on the Senior Subordinated Units, Junior Subordinated Units or General Partner Units, except for distributions from Capital Surplus, unless the aggregate amount of distributions on all Units with respect to all quarters, beginning with the quarter ended December 31, 1999, shall be equal to or less than the total Operating Surplus generated by the Partnership since October 1, 1999 (which does not include the portion of Operating Surplus included in clause (a) (i) of the definition of Operating Surplus).

  The holders of the Senior Subordinated Units, Junior Subordinated Units and General Partner Units are not prohibited from receiving distributions from Capital Surplus in a partial liquidation during the Subordination Period.

ADJUSTMENT OF MINIMUM QUARTERLY DISTRIBUTION AND TARGET DISTRIBUTION LEVELS

  In addition to adjustments made upon a distribution of Available Cash from Capital Surplus, the Minimum Quarterly Distribution, the Target Distribution Levels, the Unrecovered Initial Unit Price, the number of additional Common Units issuable during the Subordination Period without a Unitholder vote, the number of Class B Common Units issuable upon conversion of the Senior Subordinated Units and the Junior Subordinated Units and other amounts calculated on a per Unit basis will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of Common Units (whether effected by a distribution payable in Common Units or otherwise), but not by reason of the issuance of additional Units for cash or property. For example, in the event of a two-for-one split of the Common Units (assuming no prior adjustments), the Minimum Quarterly Distribution, the Target Distribution Levels and the Unrecovered Initial Unit Price would each be reduced to 50% of its initial level.

  The Minimum Quarterly Distribution and Target Distribution Levels may also be adjusted if legislation is enacted or if existing law is modified or interpreted by the relevant governmental authority in a manner that causes the Partnership to become taxable as a corporation or otherwise subjects the Partnership to taxation as an entity for federal, state or local income tax purposes. In such event, the Minimum Quarterly Distribution and Target Distribution Levels for each quarter thereafter would be reduced to amounts equal to the product of (i) the respective Minimum Quarterly Distribution or Target Distribution Level multiplied by (ii) one minus the sum of (x) the maximum marginal federal income tax rate to which the Partnership is then subject as an entity plus (y) any increase in the effective overall state and local income tax rate to which the Partnership is subject as a result of the new imposition of the entity level tax (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes). For example, assuming the Partnership was not previously subject to state and local income tax, if the Partnership were to become taxable as an entity for federal income tax purposes and the Partnership became subject to a maximum marginal federal, and effective state and local, income tax rate of 38%, then the Minimum Quarterly Distribution and the Target Distribution Levels would each be reduced to 62% of the amount thereof immediately prior to such adjustment.

ISSUANCE OF ADDITIONAL SENIOR SUBORDINATED UNITS

  The Amended and Restated Partnership Agreement provides that for each full non-overlapping four-quarter period ending on or after the first anniversary of the Effective Time, but prior to the fifth anniversary of the Effective Time, in which the dollar amount of Petro Adjusted Operating Surplus (as defined hereinafter) per Petro Unit (as defined hereinafter) equals or exceeds $2.90, the Partnership will issue 303,000 Senior Subordinated Units (or 303,000 Class B Common Units if such issuance occurs after the end of the Subordination Period) to the holders of the Senior Subordinated Units, Junior Subordinated Units and the General Partner Units on the record date in respect of the distribution for the final quarter of such four-quarter period, pro rata; provided that the Partnership may not issue more than 909,000 Senior Subordinated Units or Class B Common Units in the aggregate pursuant to this provision; provided, further, that the Partnership may not issue more than 303,000 Senior Subordinated Units or Class B Common Units pursuant to this provision in any 365-day period. No fractional Senior Subordinated Units will be issued by the Partnership in connection with the issuance of the additional Units. The Partnership shall pay to each holder who would otherwise be entitled to a fractional Senior Subordinated Unit an amount in cash to be paid in lieu of such fractional Units determined by multiplying such fraction by the Current Market Price of a Senior Subordinated Unit or a Class B Common Unit as the case may be, as of the date three days prior to issuance of the additional Units. On the first day after the record date for distributions with respect to the first quarter ending on or after the fifth anniversary of the Effective Time, the right to receive the additional Units shall lapse and all conversion rights shall cease to exist.

  "Petro Adjusted Operating Surplus" means, with respect to any four-quarter period, the Adjusted Operating Surplus generated by Petro (which for purposes of this definition includes all subsidiaries of the Partnership primarily engaged in the home heating oil business) during such four quarter period, as determined in good faith by a majority of the members of the Board of Directors of the General Partner (with the concurrence of the Audit Committee). In calculating Petro Adjusted Operating Surplus, (i) debt service (including the payment of principal, interest and premium) on all debt incurred or assumed by Petro or any of its affiliates, the proceeds of which are used by or for the benefit of Petro (including the proceeds from the Debt Offering), shall be included to the extent such debt service is included in the calculation of Operating Surplus, and (ii) debt service (including the payment of principal, interest and premium) on all debt incurred or assumed by Petro or any of its affiliates, the proceeds of which are not used by or for the benefit of Petro, shall be excluded.

  "Petro Units", with respect to any date, means the sum of (i) the excess of the number of Units outstanding at the Effective Time over the number of Units outstanding immediately prior to the Effective Time (assuming the simultaneous closing of the Equity Offering), (ii) the number of Units issued by the Partnership thereafter to the extent the net proceeds of which are contributed to Petro (which for purposes hereof includes all subsidiaries of the Partnership primarily engaged in the home heating oil business), (iii) the number of Senior Subordinated Units or Class B Common Units issued pursuant to the Amended and Restated Partnership Agreement based on the performance of Petro and (iv) the deemed number of Units outstanding based upon a contribution of capital to Petro by the Partnership or any affiliate thereof after the Effective Time (which contribution is not covered by (ii) above or traceable to debt proceeds), which number of deemed Units is obtained by dividing (A) the amount of such contribution by (B) the Current Market Price of a Common Unit (or of a Class A Common Unit after the termination of the Subordination Period). If Petro pays down debt of Petro or debt allocated to Petro from internally generated funds of Petro and if those internally generated funds exist at Petro only because Petro has not paid dividends up to the Partnership in an amount equal to the distributions that would have been paid on the Petro Units had they been actual outstanding Units of the Partnership, then the amount used to pay down such debt will be treated as if it were contributed to Petro by the Partnership. The distribution per Senior Subordinated Unit of the Partnership shall be the amount that the Partnership would have been deemed to have distributed per Petro Unit had they been actual outstanding Units of the Partnership. For purposes of the number of deemed outstanding Units in (iv) above, such Units shall be deemed to be issued on the date of such Capital Contribution. For this purpose, Common Unit means Class A Common Units upon expiration of the Subordination Period.

  The terms upon which any of the said additional Units may be issued may not be amended in a manner that would materially adversely affect the rights of the holders thereof without the affirmative vote of the holders of a majority of the outstanding Senior Subordinated Units, Junior Subordinated Units and General Partner Units, voting together as a single class.

DISTRIBUTIONS OF CASH UPON LIQUIDATION DURING THE SUBORDINATION PERIOD

  Following the commencement of the dissolution and liquidation of the Partnership, assets will be sold or otherwise disposed of and the partners' capital account balances will be adjusted to reflect any resulting gain or loss. The proceeds of such liquidation will, first, be applied to the payment of creditors of the Partnership in the order of priority provided in the Amended and Restated Partnership Agreement and by law and, thereafter, be distributed on the Units in accordance with respective capital account balances, as so adjusted.

  Partners are entitled to liquidation distributions in accordance with capital account balances. Although operating losses are allocated on all Units pro rata, the allocations of gains and losses attributable to liquidation are intended to entitle the holders of outstanding Common Units to a preference over the holders of outstanding Senior Subordinated Units, Junior Subordinated Units and General Partner Units upon the liquidation of the Partnership, to the extent of the Unrecovered Initial Unit Price plus any Cumulative Common Unit Arrearages. However, no assurance can be given that there will be sufficient gain upon liquidation of the Partnership to enable the holders of Common Units to fully recover all of such amounts, even though there may be cash available for distribution to the holders of Senior Subordinated Units and Junior Subordinated Units. The manner of such adjustment is provided in the Amended and Restated Partnership Agreement, which is attached hereto as Annex C. If the liquidation of the Partnership occurs before the end of the Subordination Period, any gain (or unrealized gain attributable to assets distributed in kind) will be allocated to the partners as follows:

    first, to the Partners that have negative balances in their capital accounts, to the extent of and in proportion to, such negative balances;

    second, 100% to the Common Units, pro rata, until the capital account for each Common Unit is equal to the Unrecovered Initial Unit Price in respect of such Common Unit (plus the amount of the Minimum Quarterly Distribution for the fiscal quarter during which the dissolution occurs) plus any Cumulative Common Unit Arrearages in respect of such Common Units;

    third, 100% to the Senior Subordinated Units, pro rata, until the capital account for each Senior Subordinated Unit is equal to the Unrecovered Initial Unit Price (plus the amount of the Minimum Quarterly Distribution for the fiscal quarter during which the dissolution occurs) in respect of a Senior Subordinated Unit;

    fourth, 100% to the Junior Subordinated Units and General Partner Units, pro rata, until the Capital Account for each Junior Subordinated Unit is equal to the Unrecovered Initial Unit Price (plus the amount of the Minimum Quarterly Distribution for the fiscal quarter during which the dissolution occurs) in respect of a Junior Subordinated Unit;

    fifth, 100% to all Units, pro rata, until there has been allocated under this clause fifth an amount per Common Unit equal to (a) the excess of the First Target Distribution per Unit over the then effective Minimum Quarterly Distribution per Unit for each quarter of the Partnership's existence, less (b) the amount per Common Unit of any distributions of Available Cash from Operating Surplus in excess of the then effective Minimum Quarterly Distribution per Unit that was distributed 100% to all Units, pro rata, for each quarter of the Partnership's existence;

    sixth, 86.7% to all Units, pro rata, 13.3% to Senior Subordinated Units, Junior Subordinated Units and General Partner Units, pro rata, until there has been allocated under this clause sixth an amount per Common Unit equal to (a) the excess of the Second Target Distribution per Common Unit over the First Target Distribution per Common Unit for each quarter of the Partnership's existence, less (b) the amount per Common Unit of any distributions of Available Cash from Operating Surplus in excess of the First Target Distribution but not in excess of the Second Target Distribution for each quarter of the Partnership's existence;

    seventh, 76.5% to all Units, pro rata, and 23.5% to all Senior Subordinated Units, Junior Subordinated Units and General Partner Units, pro rata, until there has been allocated under this clause seventh an amount per Common Unit equal to (a) the excess of the Third Target Distribution per Common Unit over the Second Target Distribution per Common Unit for each quarter of the Partnership's existence, less (b) the amount per Common Unit of any distributions of Available Cash from Operating Surplus in excess of the Second Target Distribution but not in excess of the Third Target Distribution for each quarter of the Partnership's existence; and

    thereafter, 51.0% to all Units, pro rata, and 49.0% to all Senior Subordinated Units, Junior Subordinated Units and General Partner Units, pro rata.

  Any loss or unrealized loss will be allocated to the Unitholders as follows: first, 100% to the Junior Subordinated Units and General Partner Units, pro rata, in proportion to the positive balances in their respective capital accounts until the positive balances in their respective capital accounts have been reduced to zero; second, 100% to the Senior Subordinated Units in proportion to the positive balances in their respective capital accounts until the positive balances in their respective capital accounts have been reduced to zero; third, 100% to the Common Units in proportion to the positive balances in their respective capital accounts Units until the positive balances in the respective capital accounts have been reduced to zero; and thereafter, to the General Partner Units.

DISTRIBUTIONS OF CASH UPON LIQUIDATION AFTER THE SUBORDINATION PERIOD.

  If the liquidation of the Partnership occurs after the end of the Subordination Period, any gain (or unrealized gain attributable to assets distributed in kind) will be allocated to the partners as follows:

    first, to the Partners that have negative balances in their capital accounts to the extent of and in proportion to such negative balances;

    second, 100% to all Class A Common Units and Class B Common Units, until the capital account for each Class A Common Unit and Class B Common Unit is equal to the Unrecovered Initial Unit Price in respect of such Unit (plus the amount of the Minimum Quarterly Distribution for the fiscal quarter during which the dissolution occurs;

    third, 100% to all Units, pro rata, until there has been allocated under this clause third an amount per Class A Common Unit equal to (a) the excess of the First Target Distribution per Class A Common Unit over the then effective Minimum Quarterly Distribution for each quarter of the Partnership's existence, less (b) the amount per Class A Common Unit of any distributions of Available Cash from Operating Surplus in excess of the then effective Minimum Quarterly Distribution per Class A Common Unit that was distributed 100% to Units, pro rata, for each quarter of the Partnership's existence;

    fourth, 86.7% to all Units, pro rata, and 13.3% to Class B Common Units and General Partner Units, pro rata, until there has been allocated under this clause four an amount per Class A Common Unit equal to (a) the excess of the Second Target Distribution per Class A Common Unit over the First Target Distribution per Class A Common Unit for each quarter of the Partnership's existence, less (b) the amount per Class A Common Unit of any distributions of Available Cash from Operating Surplus in excess of the First Target Distribution but not in excess of the Second Target Distribution for each quarter of the Partnership's existence;

    fifth, 76.5% to all Units, pro rata, and 23.5% to Class B Common Units and General Partner Units, pro rata, until there has been allocated under this clause five an amount per Class A Common Unit equal to (a) the excess of the Third Target Distribution per Class A Common Unit over the Second Target Distribution per Class A Common Unit for each quarter of the Partnership's existence, less (b) the amount per Class A Common Unit of any distributions of Available Cash from Operating Surplus in excess of the Second Target Distribution but not in excess the Third Target Distribution for each quarter of the Partnership's existence; and

    thereafter, 51.0% to all Units, pro rata, and 49.0% to all Class B Common Units and General Partner Units, pro rata.

  Any loss or unrealized loss will be allocated to the General Partner Units, the Class A Common Units, Class B Common Units, pro rata, in proportion to the positive balances in their respective capital accounts, until the positive balances in the respective capital accounts have been reduced to zero.

  Interim adjustments to Capital Accounts will be made at the time the Partnership issues additional interests in the Partnership or makes distributions of property. Such adjustments will be based on the fair market value of the interests issued or the property distributed and any gain or loss resulting therefrom will be allocated to the Unitholders in the same manner as gain or loss is allocated upon liquidation.

                        CASH AVAILABLE FOR DISTRIBUTION

  The Partnership believes that it will generate sufficient Available Cash from Operating Surplus for the first four-quarter period following the Effective Time to cover the full Minimum Quarterly Distribution for such four-quarter on all then outstanding Units.

  Even if such amount is generated, the Partnership may, however, not distribute such cash. In particular, the Partnership may distribute less than the Minimum Quarterly Distribution on the Senior Subordinated Units, Junior Subordinated Units and General Partner Units because of the subordination provisions and other limitations on distributions in the Amended and Restated Partnership Agreement.

  The Partnership's belief about the amount of cash it may generate is based on a number of assumptions, including the assumptions that normal weather conditions will prevail in the Partnership's and Petro's operating areas, that the Partnership's and Petro's operating margins will remain constant and that market and overall economic conditions will not change substantially. Although the Partnership believes its assumptions are within a range of reasonableness, most of the assumptions are not within the control of the Partnership and cannot be predicted with any degree of certainty. For example, in any particular year or even series of years, weather may deviate substantially from normal. Therefore, certain of the Partnership's assumptions may prove to be inaccurate. As a result, the Operating Surplus of the Partnership could deviate from that currently expected. See "Risk Factors."

  The amount of Available Cash constituting Operating Surplus needed to pay the Minimum Quarterly Distribution for four quarters on the Common Units, Senior Subordinated Units, Junior Subordinated Units and General Partner Units to be outstanding immediately after the Effective Time (assuming no exercise of the underwriters' overallotment option in the Equity Offering) is approximately $32.1 million ($23.8 million for the Common Units, $6.4 million for the Senior Subordinated Units, $1.3 million for the Junior Subordinated Units and $0.6 million for the General Partner Units). After giving pro forma effect to the Transaction, the amount of pro forma Available Cash constituting Operating Surplus generated during the twelve months ended September 30, 1997, would have been approximately $28.3 million, which excludes non-recurring restructuring, corporate identity and pension curtailment expenses of approximately $7.6 million. The pro forma results for such period also do not reflect certain cost savings that Petro implemented in fiscal 1998. See "Unaudited Pro Forma Condensed Consolidated Financial Information."

  The Partnership is required to establish reserves for the future payment of principal and interest on the First Mortgage Notes and the indebtedness under the Bank Credit Facilities. There are other provisions in such agreements that will, under certain circumstances, restrict the Partnership's ability to make distributions to its partners. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Description of Indebtedness" in the Partnership's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 and in the Partnership's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 which are incorporated herein by reference.
The Petro Holdings Senior Subordinated Debt is expected to have provisions that will, under certain circumstances, similarly restrict the Partnership's ability to make distributions to its Unitholders.

                            DESCRIPTION OF THE UNITS

  This discussion gives effect to the adoption of the Amendment Proposal.

  The Common Units and Senior Subordinated Units to be issued in connection with the Transaction have been registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and the Partnership is subject to the reporting and certain other requirements of the Exchange Act. The Partnership is required to file periodic reports containing financial and other information with the Securities and Exchange Commission ("SEC" or the "Commission").

  Common Stockholders who receive Common Units or Senior Subordinated Units in connection with the Transaction and subsequent transferees of Common Units and Senior Subordinated Units (or their brokers, agents or nominees on their behalf) will be required to execute Transfer Applications, the form of which is included as Appendix A to this Proxy Statement and which is also set forth on the reverse side of the certificate representing Common Units and Senior Subordinated Units. Unitholders may hold Common Units and Senior Subordinated Units in nominee accounts, provided that the broker (or other nominee) executes and delivers a Transfer Application and becomes a limited partner. The Partnership will be entitled to treat the nominee holder of a Common Unit or a Senior Subordinated Unit as the absolute owner thereof, and the beneficial owner's rights will be limited solely to those that it has against the nominee holder as a result of or by reason of any understanding or agreement between such beneficial owner and nominee holder.

THE UNITS

  Generally, the Common Units, Senior Subordinated Units and Junior Subordinated Units represent limited partner interests in the Partnership, which entitle the holders thereof to participate in Partnership distributions and exercise the rights or privileges available to limited partners under the Amended and Restated Partnership Agreement. For a description of the relative rights and preferences of holders of Common Units, Senior Subordinated Units and Junior Subordinated Units in and to Partnership distributions, together with a description of the circumstances under which Senior Subordinated Units and Junior Subordinated Units may convert into Class B Common Units, see "Cash Distribution Policy." For a description of the rights and privileges of limited partners under the Amended and Restated Partnership Agreement, see "The Amended and Restated Partnership Agreement."

TRANSFER AGENT AND REGISTRAR

  The Partnership has retained BankBoston N.A. as registrar and transfer agent (the "Transfer Agent") for the Common Units and the Senior Subordinated Units. The Transfer Agent receives a fee from the Partnership for serving in such capacities. All fees charged by the Transfer Agent for transfers of Common Units and Senior Subordinated Units will be borne by the Partnership and not by the holders of Common Units or Senior Subordinated Units, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges, special charges for services requested by a holder of a Common Unit or a Senior Subordinated Unit and other similar fees or charges will be borne by the affected holder. There will be no charge to holders for disbursements of the Partnership's cash distributions. The Partnership will indemnify the Transfer Agent, its agents and each of their respective common stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted in respect of its activities as such, except for any liability due to any negligence, gross negligence, bad faith or intentional misconduct of the indemnified person or entity.

  The Transfer Agent may at any time resign, by notice to the Partnership, or be removed by the Partnership, such resignation or removal to become effective upon the appointment by the General Partner of a successor transfer agent and registrar and its acceptance of such appointment. If no successor has been appointed and accepted such appointment within 30 days after notice of such resignation or removal, the General Partner is authorized to act as the transfer agent and registrar until a successor is appointed.

TRANSFER OF UNITS

  Until a Common Unit, a Senior Subordinated Unit or a Junior Subordinated Unit has been transferred on the books of the Partnership, the Partnership and the Transfer Agent, notwithstanding any notice to the contrary, may treat the record holder thereof as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations. Any transfers of a Common Unit or a Senior Subordinated Unit will not be recorded by the Transfer Agent or recognized by the Partnership unless the transferee executes and delivers a Transfer Application. By executing and delivering a Transfer Application, the transferee of Common Units, Senior Subordinated Units or Junior Subordinated Units (i) becomes the record holder of such Units and shall be constituted as an assignee until admitted into the Partnership as a substituted limited partner, (ii) automatically requests admission as a substituted limited partner in the Partnership, (iii) agrees to be bound by the terms and conditions of, and executes, the Amended and Restated Partnership Agreement, (iv) represents that such transferee has the capacity, power and authority to enter into the Amended and Restated Partnership Agreement,
(v) grants powers of attorney to the General Partner and any liquidator of the Partnership as specified in the Amended and Restated Partnership Agreement and (vi) makes the consents and waivers contained in the Amended and Restated Partnership Agreement. An assignee will become a substituted limited partner of the Partnership in respect of the transferred Common Units or Senior Subordinated Units upon satisfaction of the following two conditions: the consent of the General Partner, which may be withheld for any reason in its sole discretion, and the recordation of the name of the assignee on the books and records of the Partnership.

  Common Units and Senior Subordinated Units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in the Partnership in respect of the transferred Common Units or Senior Subordinated Units. A purchaser or transferee of Common Units or Senior Subordinated Units who does not execute and deliver a Transfer Application obtains only (a) the right to assign the Common Unit or Senior Subordinated Units to a purchaser or other transferee and (b) the right to transfer the right to seek admission as a substituted limited partner in the Partnership with respect to the transferred Common Units or Senior Subordinated Units. Thus, a purchaser or transferee of Common Units who does not execute and deliver a Transfer Application will not receive cash distributions unless the Common Units or Senior

Subordinated Units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a Transfer Application with respect to such Common Units or Senior Subordinated Units, and may not receive certain federal income tax information or reports furnished to record holders of Common Units or Senior Subordinated Units. The transferor of Common Units or Senior Subordinated Units will have a duty to provide such transferee with all information that may be necessary to obtain registration of the transfer of the Common Units or Senior Subordinated Units, but a transferee agrees, by acceptance of the certificate representing Common Units or Senior Subordinated Units, that the transferor will not have a duty to insure the execution of the Transfer Application by the transferee and will have no liability or responsibility if such transferee neglects or chooses not to execute and forward the Transfer Application to the Transfer Agent. See "The Amended and Restated Partnership Agreement--Status as Limited Partner or Assignee."

                            COMPARISON OF SECURITIES

  The following comparison explains the material differences between the attributes of Class A Common Stock that will be replaced with Senior Subordinated Units. The summary is necessarily incomplete, and reference is hereby made to the Amended and Restated Partnership Agreement, a copy of which is attached hereto as Annex C and to "Certain Federal Income Tax
Considerations."

                                    TAXATION

        Class A Common Stock                    Senior Subordinated Units


Taxable income is realized by the         The holders of the Senior
holders of Class A Common Stock when      Subordinated Units will be required
Petro makes actual distributions out      to report their share of the
of current or accumulated earnings        Partnership's income, gains, losses
or, in other cases, if distributions      and deductions in their federal
exceed the holder's basis in such         income tax return whether or not
stock.                                    distributions are made to them. In
                                          general, cash distributions on the
                                          Senior Subordinated Units will
                                          themselves be taxable only if, and
                                          to the extent that, they exceed the
                                          holder's tax basis in the Senior
                                          Subordinated Units.

                          DISTRIBUTIONS AND DIVIDENDS

        Class A Common Stock                    Senior Subordinated Units


Shares of Class A Common Stock are        The Senior Subordinated Units
entitled to a pro rata share of any       generally are entitled to receive
dividends declared by the Petro           quarterly distributions from
Board to be made from funds legally       Available Cash during the
available therefor; provided, that        Subordination Period after the
no dividends may be paid on the           Common Units receive the Minimum
shares of Class A Common Stock            Quarterly Distribution plus any
until, with respect to the 1989           arrearages thereon. The Senior
Preferred Stock and the New               Subordinated Units have the right to
Preferred Stock, all dividends have       receive the Minimum Quarterly
been paid (or declared and set            Distribution before any distribution
apart) and all mandatory redemption       is made on the Junior Subordinated
requirements have been satisfied.         Units and the General Partner Units.
                                          No distribution can be paid on
                                          Senior Subordinated Units unless the
                                          Partnership meets certain cash
                                          generation requirements. In
                                          addition, the Senior Subordinated
                                          United have the right to receive
                                          distributions in addition to the
                                          Minimum Quarterly Distribution if
                                          quarterly distributions of Available
                                          Cash exceed the Target Distribution
                                          Levels.

                                 VOTING RIGHTS

        Class A Common Stock

                                                Senior Subordinated Units

The holders of shares of Class A          All Units have limited voting rights
Common Stock are entitled to one          on matters affecting the
vote per share on all matters             partnership. The matters that
submitted to the Common                   do require Unitholder approval
Stockholders. Generally, for passage      generally require the approval of
or adoption of actions that require       the holders of a Unit Majority,
a vote of the Common Stockholders, a      which prior to the expiration of the
majority of each class of stock           Subordination Period, includes the
represented at the meeting is             approval of a majority of the Senior
required. The Petro Restated              Subordinated Units and Junior
Articles of Incorporation do not          Subordinated Units voting together
provide for cumulative voting.            as a single class as well as the
                                          approval of a majority of the Common
                                          Units. Unitholders in the
                                          Partnership do not elect the
                                          directors of the General Partner.

                            RIGHTS TO CALL MEETINGS

        Class A Common Stock

                                                Senior Subordinated Units

Petro is required to hold an annual       The Partnership does not have annual
stockholders meeting each year.           meetings. A meeting of Unitholders
Special meetings of the stockholders      may be called only by the General
may be called (and business proposed      Partner or by the holders of 20% or
at such meetings) by the Chairman         more of the outstanding Units of the
of the Petro Board or by the              class for which the meeting is
Secretary upon the written request        proposed.
of a majority of the total number of
Directors that Petro would have if
there were no vacancies.

                  REMOVAL OF DIRECTORS OR THE GENERAL PARTNER

        Class A Common Stock

                                                Senior Subordinated Units

The business and affairs of Petro         The business and affairs of the
are managed by or under the               Partnership are managed by or under
direction of the Petro Board, whose       the direction of the General
members are elected by a plurality        Partner. Subject to certain
of the votes cast by stockholders.        conditions, the General Partner may
Stockholders may remove a director        be removed upon the approval of the
or the entire Petro Board with or         holders of at least 66 2/3% of
without cause, and such removal           the outstanding Units (excluding
requires the affirmative vote of a        Units owned by the General Partner
majority of the outstanding voting        and its affiliates).
stock.

                               LIQUIDATION RIGHTS

                                                Senior Subordinated Units
        Class A Common Stock


                                          In the event of any liquidation of
In the event of any complete              the Partnership during the
liquidation, dissolution or winding       Subordination Period, the Senior
up of the business of Petro, each         Subordinated Units will be entitled
Class B Share would be entitled to a      to receive a distribution out of the
distribution equal to $5.70 per           net assets of the Partnership after
share, as adjusted, before any            liquidating distributions are made
distribution is made with respect to      on the Common Units. The Senior
any other class of Petro Stock.           Subordinated Units will be entitled
Thereafter, each share of 1989            to receive a distribution out of the
Preferred Stock and each share of         net assets of the Partnership in
Public Preferred Stock would be           preference to liquidating
entitled to distributions equal to        distributions on the Junior
$100 per share and $23 per share,         Subordinated Units and General
respectively, plus accrued and            Partner Units.
unpaid dividends. Thereafter, each
share of Junior Convertible
Preferred Stock would be entitled to
a distribution of $0.10 per share.
Thereafter, each share of Class A
Common Stock, Class B Share, Class C
Common Stock and Junior Convertible
Preferred Stock would participate
equally in all liquidating
distributions.

                               CONVERSION RIGHTS

        Class A Common Stock                    Senior Subordinated Units


The Class A Common Stock is not           The Senior Subordinated Units will
convertible into any other security.      convert into Class B Common Units
                                          upon the expiration of the
                                          Subordination Period. The
                                          Subordination Period will extend
                                          until the first day of any quarter
                                          beginning July 1, 2002 in respect of
                                          which certain amounts of Available
                                          Cash were distributed and earned in
                                          previous quarters.

                              LIABILITY OF HOLDERS

        Class A Common Stock                    Senior Subordinated Units


The liability of a holder of Class A      So long as a holder of a Senior
Common Stock for the debts and            Subordinated Unit does not
obligations of Class A Common Stock       participate in the control of the
is limited to such holders'               business of the Partnership and acts
investment in the stock. All Class A      in accordance with the Amended and
Common Stock is fully paid and non-       Restated Partnership Agreement,
assessable.                               liability is limited to the holder's
                                          investment in the Senior
                                          Subordinated Units. Except under
                                          limited exceptions, all Senior
                                          Subordinated Units are fully paid
                                          and non-assessable.

                          TRANSFERABILITY AND LISTING

        Class A Common Stock

                                                Senior Subordinated Units

Shares of Class A Common Stock are        The Senior Subordinated Units are
freely transferrable and are quoted       freely transferable and listed on
on the Nasdaq National Market.            the New York Stock Exchange.

                                   REDEMPTION

        Class A Common Stock

                                                Senior Subordinated Units

There are no redemption rights with       If at any time not more than 20% of
respect to shares of Class A Common       the then issued and outstanding
Stock.                                    limited partner interests of any
                                          class are held by persons other than
                                          the General Partner and its
                                          affiliates, the General Partner will
                                          have the right, which it may assign
                                          to an affiliate or the Partnership,
                                          to acquire all, but not less than
                                          all, of the remaining limited
                                          partner interests of such class.

                                          If at any time after the expiration
                                          of the Subordination Period the
                                          Partnership acquires, through
                                          purchase or exchange, in a twelve-
                                          month period, 66 2/3% or more of the
                                          total Class B Common Units, the
                                          Partnership shall have the right,
                                          which it may not assign, to purchase
                                          all, but not less than all, of the
                                          remaining Class B Common Units of
                                          such class during the following
                                          twelve-month period.

                                APPRAISAL RIGHTS

        Class A Common Stock

                                                Senior Subordinated Units

Under Sections 302A.471 and 302A.473      The holders of the Senior
of the MBCA, set forth in full as         Subordinated Units (as well as the
Annex F to this Proxy Statement,          holders of all other Units) are not
Common Stockholders (other than who       entitled to dissenters' rights under
have agreed to vote for the               the Amended and Restated Partnership
Acquisition Proposal or who have          Agreement or applicable Delaware law
granted irrevocable powers to Petro       in the event of a merger or
to vote for the Transaction at the        consolidation of the Partnership, or
Special Meeting) have the right to        a sale, exchange or other
dissent, and obtain payment of the        disposition of substantially all of
"fair value" of their shares, in the      the Partnership's assets.
event of certain corporate actions
such as the Transaction.

                               PREEMPTIVE RIGHTS

        Class A Common Stock

                                                Senior Subordinated Units

Holders of Class A Common Stock have      The holders of the Senior
no preemptive rights, rights to           Subordinated Units do not have
maintain their respective percentage      preemptive rights with respect to
ownership interests or other rights       the issuance of any securities of
to subscribe for additional Petro         the Partnership.
Stock.

               INSPECTION OF BOOKS, RECORDS AND LIST OF HOLDERS

        Class A Common Stock

                                                Senior Subordinated Units

Under Section 302A.461 of the MBCA,       So long as there exists a purpose
any stockholder, in person or by          reasonably related to a limited
attorney or other agent, has the          partner's interest, the holders of
right, upon written demand under          Senior Subordinated Units may, upon
oath stating the purpose thereof,         reasonable demand and at their own
during the usual hours of business        expense, have furnished to them (i)
to inspect for any proper purpose         a current list of the name and last
the corporation's stock ledger, a         known address of each partner, (ii)
list of its stockholders, and its         a copy of the Partnership's tax
other books and records, and to make      returns, (iii) certain information
copies or extracts therefrom. A           with respect to the value of
proper purpose means a purpose            contributions to the Partnership,
reasonably related to such person's       (iv) copies of the Amended and
interest as a stockholder.                Restated Partnership Agreement,
                                          certificate of limited partnership
                                          and powers of attorney,
                                          (v) information regarding the status
                                          of the Partnership's business and
                                          financial condition and (vi) such
                                          other information regarding the
                                          affairs of the Partnership as is
                                          just and reasonable.

            COMPARATIVE SECURITY PRICE AND DISTRIBUTION INFORMATION

PARTNERSHIP SECURITIES

  Common Units. Since May 29, 1998, the Common Units have been listed and traded on the New York Stock Exchange under the symbol "SGU." From December 20, 1995 through May 28, 1998, the Common Units were listed on the Nasdaq National Market. The following table sets forth the closing high and low sales prices per Common Unit on the Nasdaq National Market through May 28, 1998 and thereafter on the New York Stock Exchange and the cash distributions declared per Common Unit for the periods indicated.

                                       1999                          1998                       1997
                         -------------------------------- -------------------------- --------------------------
         FISCAL                                  CASH                       CASH                       CASH
     QUARTER ENDED         HIGH       LOW    DISTRIBUTION  HIGH   LOW   DISTRIBUTION  HIGH   LOW   DISTRIBUTION
     -------------       --------- --------- ------------ ------ ------ ------------ ------ ------ ------------
December 31,............ $21.00(a) $18.13(a)     --       $23.88 $20.50    $0.55     $23.88 $21.75    $0.55
March 31,...............       --        --      --        24.75  21.38     0.55      24.63  20.75     0.55
June 30,................       --        --      --        23.00  20.50     0.55      21.88  19.00     0.55
September 30,...........       --        --      --        21.00  18.13     0.55(b)   23.50  21.00     0.55

--------

(a) From October 1, 1998 through October 20, 1998.

(b) The General Partner announced on October 21, 1998 its intention to pay Common Unitholders a cash distribution of $0.55 per Unit for the three months ended September 30, 1998 to be paid on November 13, 1998 to Common Unitholders of record as of November 3, 1998.

  On August 13, 1998, the last full trading day prior to the public announcement of the proposed Transaction, the closing sales price of the Common Units was $21.063 on the NYSE. On October 20, 1998, the closing sales price of the Common Units was $21.000.

  Subordinated Units. There is no trading market for the Partnership's 2,396,078 Subordinated Units, all of which are held by Star Gas.

  Senior Subordinated Units. There are no Senior Subordinated Units outstanding as of the date of this Proxy Statement.

  Junior Subordinated Units. There are no Junior Subordinated Units outstanding as of the date of this Proxy Statement.

PETRO CAPITAL STOCK

  Class A Common Stock. Shares of Class A Common Stock are listed and traded on the Nasdaq National Market under the symbol "HEAT". The following table sets forth the last reported high and low sale prices per share of Class A Common Stock and dividends declared on shares of Class A Common Stock for the periods indicated:

                                   1998                             1997                    1996
                         -------------------------------   ----------------------- -----------------------
FISCAL QUARTER ENDED      HIGH       LOW       DIVIDENDS    HIGH   LOW   DIVIDENDS  HIGH   LOW   DIVIDENDS
--------------------     ------    -------     ---------   ------ ------ --------- ------ ------ ---------
  March 31,............. $  3      $1 7/16      $0.075(b)  $6 3/4 $3 3/8  $0.075   $8 1/4 $6 1/2   $0.15
  June 30,.............. 2 1/16     1 1/2          --       3 7/8  2 1/2   0.075    7 3/4  6 1/2    0.15
  September 30,......... 2 1/16     1 5/16         --       3 1/2  2 5/8   0.075    7 3/4  6 1/4    0.15
  December 31,.......... 1 3/8 (a)   15/16 (a)     --       3 1/2  2 1/8   0.075    7 3/4  5 5/8    0.15

--------
(a) From October 1, 1998 through October 20, 1998.

(b) Petro declared a dividend of $.075 per share of Class A Common Stock which was paid on January 2, 1998 to holders of record on December 15, 1997. On February 24, 1998, Petro announced that it will suspend its regularly scheduled quarterly common stock dividend and that it did not expect to pay common stock dividends for the remainder of the year. In arriving at this decision, the Petro Board considered the impact of unusually warm winter weather on its earnings and cash flow, as well as a variety of other facts.

  On August 13, 1998, the last full trading day prior to the public announcement of the proposed Transaction, the closing sales price of the Class A Common Stock was $1.875 on the Nasdaq National Market. The last sale price of the Class A Common Stock on October 20, 1998 was $1.000 per share. As of
           , 1998, Petro had    holders of record of Class A Common Stock.

  Class C Common Stock. There is no established trading market for Class C
Common Stock. As of                 , 1998, Petro had     holders of record of
Class C Common Stock.

  Public Preferred Stock. There is no established trading market for the Public
Preferred Stock. As of           , 1998, Petro had     holders of record of
Public Preferred Stock.

  Private Preferred Stock. There is no established trading market for the
Private Preferred Stock. As of           , 1998, Petro had     holders of
record of the Private Preferred Stock.

  Junior Convertible Preferred Stock. There is no established trading market
for the Junior Convertible Preferred Stock. As of         , 1998, Petro had
          holders of record of Junior Convertible Preferred Stock.

COMPARATIVE PER SHARE/PER UNIT INFORMATION (UNAUDITED)

  The following table sets forth, for Units and shares of Class A Common Stock, certain historical, pro forma and pro forma equivalent per Unit financial information for the latest fiscal years of the Partnership and Petro, the latest interim periods of the Partnership and Petro and the pro forma results as of and for the nine months ended June 30, 1998. The pro forma data do not purport to be indicative of the results of future operations or the results that would have occurred had the Transaction been consummated on October 1, 1997. This information should be read in conjunction with and is qualified in its entirety by the financial statements and accompanying notes of the Partnership and Petro included in the documents described under "Incorporation of Certain Documents By Reference" and the pro forma combined financial statements and accompanying discussion and notes set forth under "Unaudited Pro Forma Condensed Consolidated Financial Statements."

                                       FISCAL YEAR ENDED                                 INTERIM PERIODS
                         ------------------------------------------------ ------------------------------------------------
                                  HISTORICAL                PRO FORMA              HISTORICAL                PRO FORMA
                         PARTNERSHIP(A)(J) PETRO(B)(K)   EQUIVALENT(C)(J) PARTNERSHIP(D)(J) PETRO(E)(K)   EQUIVALENT(F)(J)
                         ----------------- -----------   ---------------- ----------------- -----------   ----------------
Net Income..............       $0.37         $(1.06)          $(0.02)          $ 0.79         $ 0.06           $ 2.29
Cash Distributions......       $2.20         $  0.30          $ 2.20           $ 2.20         $ 0.00           $ 1.65
Book Value..............       $9.59(g)      $ (6.76)(h)         --            $10.39(i)      $(6.61)(i)       $16.05(i)

--------
(a) For the fiscal year ended September 30, 1997.
(b) For the fiscal year ended December 31, 1997.
(c) For the fiscal year ended September 30, 1997.
(d) For the nine months ended June 30, 1998.
(e) For the six months ended June 30, 1998.
(f) For the nine months ended June 30, 1998.
(g) As of September 30, 1997.
(h) As of December 31, 1997.
(i) As of June 30, 1998.
(j) Per Unit limited partner interest.
(k) Per share of Common Stock.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  This section is a summary of material tax considerations that may be relevant to prospective Unitholders and, to the extent set forth below under "Legal Opinions and Advice," expresses the opinion of Andrews & Kurth L.L.P., special counsel to the General Partner and the Partnership ("Counsel"), insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Code, existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change with and without retroactive effect. Subsequent changes in such authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to the Partnership are references to both the Partnership and the Operating Partnership.

  No attempt has been made in the following discussion to comment on all federal income tax matters affecting the Partnership or the Unitholders. Moreover, the discussion focuses on Unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other Unitholders subject to specialized tax treatment (such as tax-exempt institutions, foreign persons, individual retirement accounts, REITs or mutual funds). Accordingly, each prospective Unitholder should consult, and should depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences peculiar to him of the ownership or disposition of Units.

TAX CONSEQUENCES OF THE MERGER

  The Merger will be a taxable transaction to the Petro Common Stockholders generally resulting in gain or loss to each such holder in an amount equal to the difference between the value of the Senior Subordinated Units received by him and the federal income tax basis he has in the shares exchanged for Senior Subordinated Units. The gain or loss will be capital gain or loss if the stock is held by the Common Stockholder as a capital asset and will be long-term gain or loss if such stock has been held for more than one year. Long-term capital gain will generally be taxed at a maximum rate of 20%. Capital losses can be deducted against capital gains and thereafter against ordinary income to the extent of $3,000 per year for individuals with any unused capital loss being carried forward indefinitely. Net capital gain of foreign holders of Common Stock should generally not be subject to United States federal income tax. Common Stockholders participating in the Merger will have a basis in their Senior Subordinated Units equal to the fair market value of such Units at the time of the Merger and their holding period will begin on the day after the Merger. Counsel has not rendered any opinion with respect to these matters.

  The Merger will also result in gain to Petro equal to the excess of the value of the Senior Subordinated Units distributed to the Common Stockholders in the Merger and any debt relief over the federal income tax basis of such Units to Petro. Although it is expected by Petro that such gain will generally be offset by Petro's NOLs, the NOLs are subject to challenge by the IRS. The Corporate Group does not anticipate that it will pay significant federal income tax at the outset; however, over time more federal income tax will be paid by the Corporate Group. The Corporate Group's ability to reduce income for federal income tax purposes is dependent on depreciation deductions and interest deductions with respect to certain debt, all of which is subject to scrutiny by the IRS. Counsel has not rendered any opinion with respect to these matters.

TAX CONSEQUENCES OF UNIT OWNERSHIP

  Legal Opinions and Advice. Counsel is of the opinion that, based on the representations and subject to the qualifications set forth in the detailed discussion that follows, for federal income tax purposes (i) the Partnership and the Operating Partnership have been and will each be treated as a partnership and (ii) owners of Units (with certain exceptions, as described in "Limited Partner Status" below) will be treated as partners of the Partnership (but not the Operating Partnership). In addition, all statements as to matters of law and legal conclusions contained in this section, unless otherwise noted, reflect the opinion of Counsel.

  No ruling has been or will be requested from the IRS with respect to classification of the Partnership as a Partnership for federal income tax purposes, whether the Partnership's operations generate "qualifying income" under Section 7704 of the Code or any other matter affecting the Partnership or prospective Unitholders. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Thus, no assurance can be provided that the opinions and statements set forth herein would be sustained by a court if contested by the IRS. Any such contest with the IRS may materially and adversely impact the market for the Units and the prices at which Units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the Unitholders and the General Partner. Furthermore, no assurance can be given that the treatment of the Partnership or an investment therein will not be significantly modified by future legislative or administrative changes or court decisions. Any such modifications may or may not be retroactively applied.

  For the reasons hereinafter described, Counsel has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a Unitholder whose Units are loaned to a short seller to cover a short sale of Units (see "--Tax Treatment of Operations--Treatment of Short Sales"), (ii) whether a Unitholder acquiring Units in separate transactions must maintain a single aggregate adjusted tax basis in his Units (see "-- Disposition of Units--Recognition of Gain or Loss"), (iii) whether the Partnership's monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (see "--Disposition of Units-- Allocations Between Transferors and Transferees"), (iv) whether the Partnership's method for depreciating Section 743 adjustments is sustainable (see "--Tax Treatment of Operations--Section 754 Election") and (v) whether the allocations of recapture income contained in the Partnership Agreement will be respected (see "--Allocation of Partnership Income, Gain, Loss and Deduction").

  Tax Rate. The top marginal income tax rate for individuals for 1998 is 39.6%. Net capital gains of an individual are generally subject to a maximum 20% tax rate if the asset was held for more than 12 months at the time of disposition.

  Partnership Status. A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account his allocable share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest.

  No ruling has been or will be sought from the IRS as to the status of the Partnership or the Operating Partnership as a partnership for federal income tax purposes. Instead, the Partnership has relied on the opinion of Counsel that, based upon the Code, the regulations thereunder, published revenue rulings and court decisions and certain representations set forth below, the Partnership and the Operating Partnership have been and will each be classified as a partnership for federal income tax purposes.

  In rendering its opinion, Counsel has relied on certain factual representations made by the Partnership and the General Partner. Such factual matters for taxable years beginning before December 31, 1996 are as follows:

    (a) With respect to the Partnership and the Operating Partnership, the General Partner, at all times while acting as general partner of the relevant partnership, had a net worth, computed on a fair market value basis, excluding its interest in the Partnership and the Operating Partnership and any notes or receivables due from such partnerships, equal to at least $6.0 million;

    (b) The Partnership has been operated in accordance with (i) all applicable partnership statutes, (ii) the Partnership Agreement and (iii) the description thereof in this Proxy Statement;

    (c) The Operating Partnership has been operated in accordance with (i) all applicable partnership statutes, (ii) the limited partnership agreement for the Operating Partnership and (iii) the description thereof in this Proxy Statement;

    (d) The General Partner has at all times acted independently of the Limited Partners; and

    (e) For each taxable year, less than 10% of the gross income of the Partnership has been derived from sources other than (i) the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas or products thereof, or (ii) other items of qualifying income within the meaning of Section 7704(d) of the Code.

  Such factual matters for taxable years beginning after December 31, 1996 are as follows:

    (a) Neither the Partnership nor the Operating Partnership has elected, or will elect, to be treated as an association or corporation;

    (b) The Partnership has been and will be operated in accordance with (i) all applicable partnership statutes, (ii) the Partnership Agreement, and
  (iii) the description thereof in this Prospectus;

    (c) The Operating Partnership has been and will be operated in accordance with (i) all applicable partnership statutes, (ii) the Operating Partnership Agreement, and (iii) the description thereof in this Prospectus; and

    (d) For each taxable year, more than 90% of the gross income of the Partnership has been and will be (i) derived from the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas or products thereof; or (ii) other items of "qualifying income" within the meaning of Section 7704(d) of the Code.

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

  Section 7704 of the Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception (the "Qualifying Income Exception") exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes interest (from other than a financial business), dividends and income and gains from the transportation and marketing of crude oil, natural gas, and products thereof, including the retail and wholesale marketing of propane and the transportation of propane and natural gas liquids. Based upon the representations of the Partnership and the General Partner and a review of the applicable legal authorities, Counsel is of the opinion that least 90% of the Partnership's gross income will constitute qualifying income. The Partnership estimates that
less than    % of its gross income for each taxable year will not constitute qualifying income.

  If the Partnership fails to meet the Qualifying Income Exception (other than a failure that is determined by the IRS to be inadvertent and is cured within a reasonable time after discovery), the Partnership will be treated as if it had transferred all of its assets (subject to liabilities) to a newly formed corporation (on the first day of the year in which it fails to meet the Qualifying Income Exception) in return for stock in that corporation, and then distributed that stock to the partners in liquidation of their interests in the Partnership. This contribution and liquidation should be tax-free to Unitholders and the Partnership, so long as the Partnership, at that time, does not have liabilities in excess of the tax basis of its assets. Thereafter, the Partnership would be treated as a corporation for federal income tax purposes.

  If the Partnership or the Operating Partnership were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to the Unitholders, and its net income would be taxed to the Partnership or the Operating Partnership at corporate rates. In addition, any distribution made to a Unitholder would be treated as either taxable dividend income (to the extent of the Partnership's current or accumulated earnings and profits) or (in the absence of earnings and profits) a nontaxable return of capital (to the extent of the Unitholder's tax basis in his Units) or taxable capital gain (after the Unitholder's tax basis in the Units is reduced to zero). Accordingly, treatment of either the Partnership or the Operating Partnership as an association taxable as a corporation would result in a material reduction in a Unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the Units.

  The discussion below is based on the assumption that the Partnership will be classified as a Partnership for federal income tax purposes.

  Limited Partner Status. Unitholders who have become limited partners of the Partnership will be treated as partners of the Partnership for federal income tax purposes. Counsel is of the opinion that (a) assignees who have executed and delivered Transfer Applications, and are awaiting admission as limited partners and (b) Unitholders whose Units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their Units will be treated as partners of the Partnership for federal income tax purposes. As there is no direct authority addressing assignees of Units who are entitled to execute and deliver Transfer Applications and thereby become entitled to direct the exercise of

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

attendant rights, but who fail to execute and deliver Transfer Applications, Counsel's opinion does not extend to these persons. (Furthermore, a purchaser or other transferee of Units who does not execute and deliver a Transfer Application may not receive certain federal income tax information or reports furnished to record holders of Units unless the Units are held in a nominee or street name account and the nominee or broker has executed and delivered a Transfer Application with respect to such Units.)

  A beneficial owner of Units whose Units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such Units for federal income tax purposes. See "--Tax Treatment of Operations--Treatment of Short Sales."

  Income, gain, deductions or losses would not appear to be reportable by a Unitholder who is not a partner for federal income tax purposes, and any cash distributions received by such a Unitholder would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as partners in the Partnership for federal income tax purposes.

  Flow-through of Taxable Income. No federal income tax will be paid by the Partnership. Instead, each Unitholder will be required to report on his income tax return his allocable share of the income, gains, losses and deductions of the Partnership without regard to whether corresponding cash distributions are received by such Unitholder. Consequently, a Unitholder may be allocated income from the Partnership even if he has not received a cash distribution. Each Unitholder will be required to include in income his allocable share of Partnership income, gain, loss and deduction for the taxable year of the Partnership ending with or within the taxable year of the Unitholder.

  Although Petro Holdings and Petro do not expect that either Petro Holdings or Petro will pay significant federal income tax for some period of time, it is possible that Petro Holdings may generate earnings and profits during that time such that distributions from Petro Holdings to the Partnership may result in taxable dividend income to the Partnership and, thus, to the Unitholders. Counsel has not rendered any opinion with respect to these matters.

  Treatment of Partnership Distributions. Distributions by the Partnership to a Unitholder generally will not be taxable to the Unitholder for federal income tax purposes to the extent of his tax basis in his Units immediately before the distribution. Cash distributions in excess of a Unitholder's tax basis generally will be considered to be gain from the sale or exchange of the Units, taxable in accordance with the rules described under "Disposition of Units" below. Any reduction in a Unitholder's share of the Partnership's liabilities for which no partner, including the General Partner, bears the economic risk of loss ("nonrecourse liabilities") will be treated as a distribution of cash to that Unitholder. To the extent that Partnership distributions cause a Unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. See "-- Limitations on Deductibility of Partnership Losses."

  A decrease in a Unitholder's percentage interest in the Partnership because of the issuance by the Partnership of additional Units will decrease such Unitholder's share of nonrecourse liabilities of the Partnership, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a Unitholder, regardless of his tax

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

basis in his Units, if such distribution reduces the Unitholder's share of the Partnership's "unrealized receivables" (including depreciation recapture) and/or substantially appreciated "inventory items" (both as defined in Section 751 of the Code) (collectively, "Section 751 Assets"). To that extent, the Unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged such assets with the Partnership in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the Unitholder's realization of ordinary income under Section 751(b) of the Code. Such income will equal the excess of (1) the non-pro rata portion of such distribution over
(2) the Unitholder's tax basis for the share of such Section 751 Assets deemed relinquished in the exchange.

  Ratio of Taxable Income to Distributions. The Partnership estimates that a holder who acquires Units through the Transaction and holds such Units through December 31, 2001, will be allocated, on a cumulative basis, an amount of federal taxable income for such period that will be less than 15% of the cash distributed with respect to that period. The Partnership further estimates that for taxable years after the taxable year ending December 31, 2001, the taxable income allocable to the Unitholders will constitute a significantly higher percentage of cash distributed to Unitholders. The foregoing estimates are based upon the assumption that gross income from operations will approximate the amount required to make the Minimum Quarterly Distribution with respect to all Units and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond the control of the Partnership. Further, the estimates are based on current tax law and certain tax reporting positions that the Partnership intends to adopt and with which the IRS could disagree. Accordingly, no assurance can be given that the estimates will prove to be correct. The actual percentage could be higher or lower, and any such differences could be material and could materially affect the value of the Units.

  Consummation of the Transaction and related transactions will result in an increased allocation of taxable income to the Common Unitholders as a percentage of cash being distributed although the Partnership expects that suspended losses will be available to offset such income for some period of time. Counsel has not rendered any opinion with respect to this matter.

  Basis of Units. A person who acquires his Units pursuant to the Transaction will generally have an initial tax basis for his Units equal to the fair market value of the Units received. A holder's basis will be increased by his share of Partnership income and by any increases in his share of Partnership nonrecourse liabilities. That basis will be decreased (but not below zero) by distributions from the Partnership, by the Unitholder's share of Partnership losses, by any decrease in his share of Partnership nonrecourse liabilities and by his share of expenditures of the Partnership that are not deductible in computing its taxable income and are not required to be capitalized. A limited partner will have no share of Partnership debt which is recourse to the General Partner, but will have a share, generally based on his share of profits, of Partnership nonrecourse liabilities. See "--Disposition of Units--Recognition of Gain or Loss."

  Limitations on Deductibility of Partnership Losses. The deduction by a Unitholder of his share of Partnership losses will be limited to the tax basis in his Units and, in the case of an individual Unitholder or a corporate Unitholder (if more than 50% of the value of its stock is owned directly or

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

indirectly by five or fewer individuals or certain tax-exempt organizations), to the amount for which the Unitholder is considered to be "at risk" with respect to the Partnership's activities, if that is less than the Unitholder's tax basis. A Unitholder must recapture losses deducted in previous years to the extent that Partnership distributions cause the Unitholder's at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a Unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that the Unitholder's tax basis or "at risk" amount (whichever is the limiting factor) is subsequently increased. Upon the taxable disposition of a Unit, any gain recognized by a Unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss (above such gain) previously suspended by the at risk or basis limitations is no longer utilizable.

  In general, a Unitholder will be at risk to the extent of the tax basis of his Units, excluding any portion of that basis attributable to his share of Partnership nonrecourse liabilities, reduced by any amount of money the Unitholder borrows to acquire or hold his Units if the lender of such borrowed funds owns an interest in the Partnership, is related to such a person or can look only to Units for repayment. A Unitholder's at risk amount will increase or decrease as the tax basis of the Unitholder's Units increases or decreases (other than tax basis increases or decreases attributable to increases or decreases in his share of Partnership nonrecourse liabilities).

  The passive loss limitations generally provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can deduct losses from passive activities (generally, activities in which the taxpayer does not materially participate) only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses generated by the Partnership will only be available to offset future passive income generated by the Partnership and will not be available to offset income from other passive activities or investments (including other publicly-traded companies), interest and dividend income generated by the Partnership, such as dividends from the Corporate Group, or salary or active business income. Passive losses which are not deductible because they exceed a Unitholder's income generated by the Partnership may be deducted in full when he disposes of his entire investment in the Partnership in a fully taxable transaction to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the at risk rules and the basis limitation.

  A Unitholder's share of net income from the Partnership may be offset by any suspended passive losses from the Partnership, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded companies. The IRS has announced that Treasury Regulations will be issued that characterize net passive income from a publicly-traded partnership as investment income for purposes of the limitations on the deductibility of investment interest.

  Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of such taxpayer's "net investment income." As noted, a Unitholder's net passive income from the Partnership will be treated as investment income for this purpose. In addition, the Unitholder's share of the Partnership's portfolio income will be treated as investment income. Investment interest expense includes (i) interest on

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

indebtedness properly allocable to property held for investment, (ii) the Partnership's interest expense attributed to portfolio income, and (iii) the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income. The computation of a Unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a Unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses (other than interest) directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

ALLOCATION OF PARTNERSHIP INCOME, GAIN, LOSS AND DEDUCTION

  In general, if the Partnership has a net profit, items of income, gain, loss and deduction will be allocated among the General Partner and the Unitholders in accordance with their respective percentage interests in the Partnership. At any time that distributions are made to the Common Units and not to the Senior Subordinated Units or Junior Subordinated Units, or that Incentive Distributions are made to holders of Senior Subordinated Units, Junior Subordinated Units or General Partner Units or to holders of Senior Subordinated Units and not to Junior Subordinated Units or General Partner Units, gross income will be allocated to the recipients to the extent of such distributions. If the Partnership has a net loss, items of income, gain, loss and deduction will generally be allocated first, to the General Partner and the Unitholders in accordance with their respective Percentage Interests to the extent of their positive capital accounts (as maintained under the Partnership Agreement) and, second, to the General Partner.

  As required by Section 704(c) of the Code and as permitted by Regulations thereunder, certain items of Partnership income, deduction, gain and loss will be allocated to account for the difference between the tax basis and fair market value of property contributed or deemed contributed to the Partnership by each of the partners ("Contributed Property"). The effect of these allocations to a Unitholder will be essentially the same as if the tax basis of the Contributed Property were equal to their fair market value at the time of contribution or deemed contribution. In addition, certain items of recapture income will be allocated to the extent possible to the partner allocated the deduction giving rise to the treatment of such gain as recapture income in order to minimize the recognition of ordinary income by some Unitholders. Finally, although the Partnership does not expect that its operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of Partnership income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

  Regulations provide that an allocation of items of Partnership income, gain, loss or deduction, other than an allocation required by Section 704(c) of the Code to eliminate the difference between a partner's "book" capital account (credited with the fair market value of Contributed Property) and "tax" capital account (credited with the tax basis of Contributed Property) (the "Book-Tax Disparity"), will generally be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's distributive share of an item will be determined on the basis of the partner's interest in the Partnership, which will be determined by taking into account all the facts and circumstances, including the partner's relative contributions to the Partnership, the

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

interests of the partners in economic profits and losses, the interest of the partners in cash flow and other nonliquidating distributions and rights of the partners to distributions of capital upon liquidation.

  Counsel is of the opinion that allocations under the Partnership Agreement, with the exception of the allocation of recapture income discussed above, will be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction.

TAX TREATMENT OF OPERATIONS

  Accounting Method and Taxable Year. The Partnership uses the year ending December 31 as its taxable year and has adopted the accrual method of accounting for federal income tax purposes. Each Unitholder will be required to include in income his allocable share of Partnership income, gain, loss and deduction for the taxable year of the Partnership ending within or with the taxable year of the Unitholder. In addition, a Unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his Units following the close of the Partnership's taxable year but before the close of his taxable year must include his allocable share of Partnership income, gain, loss and deduction in income for his taxable year with the result that he will be required to report in income for his taxable year his distributive share of more than one year of Partnership income, gain, loss and deduction. See "--Disposition of Units--Allocations Between Transferors and Transferees."

  Initial Tax Basis, Depreciation and Amortization. The tax basis of the assets of the Partnership will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of such assets. The federal income tax burden associated with the difference between the fair market value of property contributed and the tax basis established for such property will be borne by the contributors of such property. See "-- Allocation of Partnership Income, Gain, Loss and Deduction."

  To the extent allowable, the Partnership may elect to use the depreciation and cost recovery methods that will result in the largest deductions in the early years of the Partnership. The Partnership will not be entitled to any amortization deductions with respect to goodwill conveyed to the Partnership on formation. Property subsequently acquired or constructed by the Partnership may be depreciated using accelerated methods permitted by the Code.

  If the Partnership disposes of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain (determined by reference to the amount of depreciation previously deducted and the nature of the property) may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property owned by the Partnership may be required to recapture such deductions as ordinary income upon a sale of his interest in the Partnership. See "--Allocation of Partnership Income, Gain, Loss and Deduction" and "--Disposition of Units--Recognition of Gain or Loss."

  Section 754 Election. The Partnership has made the election permitted by
Section 754 of the Code, which generally permits the Partnership to adjust a Unit purchaser's tax basis in the Partnership's assets ("inside basis") pursuant to Section 743(b) of the Code to reflect his purchase price. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment belongs to the purchaser and not to other partners. (For purposes of this discussion, a partner's inside basis in the Partnership's assets will be considered to have two components: (1) his share of the Partnership's tax basis in such assets ("Basis") and (2) his Section 743(b) adjustment to that basis.)

  Proposed Treasury regulations under Section 743 of the Code require, if the remedial allocation method is adopted (which the Partnership has done), a portion of the Section 743(b) adjustment attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Nevertheless, the proposed regulations under Section 197 indicate that the Section 743(b) adjustment attributable to an amortizable
Section 197 intangible should be treated as a newly-acquired asset placed in service in the month when the purchaser acquires the Unit. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Although the proposed regulations under Section 743 will likely eliminate many of the problems if finalized in their current form, the depreciation and amortization methods and useful lives associated with the
Section 743(b) adjustment may differ from the methods and useful lives generally used to depreciate the basis in such properties. Pursuant to the Partnership Agreement, the General Partner is authorized to adopt a convention to preserve the uniformity of Units even if such convention is not consistent with Treasury Regulation Section 1.167(c) -1(a)(6) and Proposed Treasury Regulation Section 1.197-2(g)(3). See "--Uniformity of Units."

  Although Counsel is unable to opine as to the validity of such an approach, the Partnership intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the Basis of such property, or treat that portion as non-amortizable to the extent attributable to property the Basis of which is not amortizable. This method is consistent with the proposed regulations under Section 743 but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6) and Proposed Treasury Regulation Section 1.197-2(g)(3) (neither of which is expected to directly apply to a material portion of the Partnership's assets). To the extent such Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, the Partnership will apply the rules described in the Regulations and legislative history. If the Partnership determines that such position cannot reasonably be taken, the Partnership may adopt a depreciation or amortization convention under which all purchasers acquiring Units in the same month would receive depreciation or amortization, whether attributable to Basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's assets. Such an aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to certain Unitholders. See "--Uniformity of Units."

  The allocation of the Section 743(b) adjustment must be made in accordance with the Code. The IRS may seek to reallocate some or all of any Section 743(b) adjustment not so allocated by the Partnership to goodwill which, as an intangible asset, would be amortizable over a longer period of time than the Partnership's tangible assets.

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

  A Section 754 election is advantageous if the transferee's tax basis in his Units is higher than such Units' share of the aggregate tax basis to the Partnership of the Partnership's assets immediately prior to the transfer. In such a case, as a result of the election, the transferee would have a higher tax basis in his share of the Partnership's assets for purposes of calculating, among other items, his depreciation and depletion deductions and his share of any gain or loss on a sale of the Partnership's assets. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in such Units is lower than such Unit's share of the aggregate tax basis of the Partnership's assets immediately prior to the transfer. Thus, the fair market value of the Units may be affected either favorably or adversely by the election.

  The calculations involved in the Section 754 election are complex and will be made by the Partnership on the basis of certain assumptions as to the value of Partnership assets and other matters. There is no assurance that the determinations made by the Partnership will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in the Partnership's opinion, the expense of compliance exceed the benefit of the election, the Partnership may seek permission from the IRS to revoke the Section 754 election for the Partnership. If such permission is granted, a subsequent purchaser of Units may be allocated more income than he would have been allocated had the election not been revoked.

  Alternative Minimum Tax. Although it is not expected that the Partnership will generate significant tax preference items or adjustments, each Unitholder will be required to take into account his distributive share of any items of the Partnership income, gain, deduction, or loss for purposes of the alternative minimum tax. The minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective Unitholders should consult with their tax advisors as to the impact of an investment in Units on their liability for the alternative minimum tax.

  Valuation of Partnership Property and Basis of Properties. The federal income tax consequences of the ownership and disposition of Units will depend in part on estimates by the Partnership of the relative fair market values, and determinations of the initial tax bases, of the assets of the Partnership. Although the Partnership may from time to time consult with professional appraisers with respect to valuation matters, many of the relative fair market value estimates will be made by the Partnership. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are subsequently found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by Unitholders might change, and Unitholders might be required to adjust their tax liability for prior years.

  Treatment of Short Sales. A Unitholder whose Units are loaned to a "short seller" to cover a short sale of Units may be considered as having disposed of ownership of those Units. If so, he would no longer be a partner with respect to those Units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period, any Partnership income, gain, deduction or loss with respect to those Units would not be reportable by the Unitholder, any cash distributions received by the Unitholder with respect to those Units would be fully taxable and all of such distributions would appear to be treated as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their Units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. See also "--Disposition of Units--Recognition of Gain or Loss."

DISPOSITION OF UNITS

  Recognition of Gain or Loss. Gain or loss will be recognized on a sale of Units equal to the difference between the amount realized and the Unitholder's tax basis for the Units sold. A Unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received plus his share of Partnership nonrecourse liabilities. Because the amount realized includes a Unitholder's share of Partnership nonrecourse liabilities, the gain recognized on the sale of Units could result in a tax liability in excess of any cash received from such sale.

  Prior Partnership distributions in excess of cumulative net taxable income in respect of a Unit that decreased a Unitholder's tax basis in such Unit will, in effect, become taxable income if the Unit is sold at a price greater than the Unitholder's tax basis in such Unit, even if the price is less than his original cost.

  Should the IRS successfully contest the convention used by the Partnership to amortize only a portion of the Section 743(b) adjustment (described under "-- Tax Treatment of Operations--Section 754 Election") attributable to an amortizable Section 197 intangible after a sale by the General Partner of Units, a Unitholder could realize additional gain from the sale of Units than had such convention been respected. In that case, the Unitholder may have been entitled to additional deductions against income in prior years but may be unable to claim them, with the result to him of greater overall taxable income than appropriate. Counsel is unable to opine as to the validity of the convention but believes such a contest by the IRS to be unlikely because a successful contest could result in substantial additional deductions to other Unitholders.

  Gain or loss recognized by a Unitholder (other than a "dealer" in Units) on the sale or exchange of a Unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized on the sale of Units held more than 12 months will generally be taxed a maximum rate of 20%. A portion of this gain or loss (which could be substantial), however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by the Partnership. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of the Unit and may be recognized even if there is a net taxable loss realized on the sale of the Unit. Thus, a Unitholder may recognize both ordinary income and a capital loss upon a disposition of Units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

  The IRS has ruled that a partner who acquires interests in a Partnership in separate transactions must combine those interests and maintain a single adjusted tax basis. Upon a sale or other disposition of less than all of such interests, a portion of that tax basis must be allocated to the

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interests sold using an "equitable apportionment" method. The ruling is unclear as to how the holding period of these interests is determined once they are combined. If this ruling is applicable to the holders of Units, a Unitholder will be unable to select high or low basis Units to sell as would be the case with corporate stock. It is not clear whether the ruling applies to the Partnership, because, as is the case with corporate stock, interests in the Partnership are evidenced by separate certificates. Accordingly, Counsel is unable to opine as to the effect such ruling will have on the Unitholders. A Unitholder considering the purchase of additional Units or a sale of Units purchased in separate transactions should consult his tax advisor as to the possible consequences of such ruling.

  Certain provisions of the Code affect the taxation of certain financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest (one in which gain would be recognized if it were sold, assigned or terminated at its fair market value) if the taxpayer or related persons enters into (i) a short sale of, (ii) an offsetting notional principal contract, or (iii) a futures or forward contract with respect to the partnership interest or substantially identical property. Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to a partnership interest, the taxpayer will be treated as having sold such position if the taxpayer or a related party then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer who or that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

  Allocations Between Transferors and Transferees. In general, the Partnership's taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the Unitholders in proportion to the number of Units owned by each of them as of the opening of the principal national securities exchange on which the Units are then traded on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of Partnership assets other than in the ordinary course of business will be allocated among the Unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a Unitholder transferring Units in the open market may be allocated income, gain, loss and deduction accrued after the date of transfer.

  The use of this allocation method may not be permitted under existing Treasury Regulations. Accordingly, Counsel is unable to opine on the validity of this method of allocating income and deductions between the transferors and the transferees of Units. If this method is not allowed under the Treasury Regulations (or only applies to transfers of less than all of the Unitholder's interest), taxable income or losses of the Partnership might be reallocated among the Unitholders. The Partnership is authorized to revise its method of allocation between transferors and transferees (as well as among partners whose interests otherwise vary during a taxable period) to conform to a method permitted under future Treasury Regulations.

  A Unitholder who owns Units any time during a quarter and who disposes of such Units prior to the record date set for a cash distribution with respect to such quarter will be allocated items of Partnership income, gain, loss and deductions attributable to such quarter but will not be entitled to receive that cash distribution.

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  Notification Requirements. A Unitholder who sells or exchanges Units is required to notify the Partnership in writing of that sale or exchange within 30 days after the sale or exchange and in any event by no later than January 15 of the year following the calendar year in which the sale or exchange occurred. The Partnership is required to notify the IRS of that transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a Unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that set forth the amount of the consideration received for the Unit that is allocated to goodwill or going concern value of the Partnership. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

  Constructive Termination. The Partnership and the Operating Partnership will be considered to have been terminated if there is a sale or exchange of 50% or more of the total interests in Partnership capital and profits within a 12-month period. Electing large partnerships do not terminate by reason of the sale or exchange of interests in the partnership. A termination of the Partnership will cause a termination of the Operating Partnership. A termination of the Partnership will result in the closing of the Partnership's taxable year for all Unitholders. In the case of a Unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of the tax year of the Partnership may result in more than 12 months' taxable income or loss of the Partnership being includable in his taxable income for the year of termination. New tax elections required to be made by the Partnership, including a new election under Section 754 of the Code, must be made subsequent to a termination and a termination could result in a deferral of Partnership deductions for depreciation. A termination could also result in penalties if the Partnership were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject the Partnership to, any tax legislation enacted prior to the termination.

  Entity-Level Collections. If the Partnership is required or elects under applicable law to pay any federal, state or local income tax on behalf of any Unitholder or any General Partner or any former Unitholder, the Partnership is authorized to pay those taxes from Partnership funds. Such payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, the Partnership is authorized to treat the payment as a distribution to current Unitholders. The Partnership is authorized to amend the Partnership Agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of Units and to adjust subsequent distributions, so that after giving effect to such distributions, the priority and characterization of distributions otherwise applicable under the Partnership Agreement is maintained as nearly as is practicable. Payments by the Partnership as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner could file a claim for credit or refund.

UNIFORMITY OF UNITS

  Because the Partnership cannot match transferors and transferees of Units, uniformity of the economic and tax characteristics of the Units to a purchaser of such Units must be maintained. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal

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application of Treasury Regulation Section 1.167(c)-1(a)(6) and Proposed
Treasury Regulation Section 1.197-2(g)(3). Any non-uniformity could have a negative impact on the value of the Units. See "--Tax Treatment of Operations--
Section 754 Election."

  The Partnership intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property or adjusted property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the basis of such property, or treat that portion as nonamortizable, to the extent attributable to property the basis of which is not amortizable consistent with the proposed regulations under Section 743 (but despite its inconsistency with Treasury Regulation Section 1.167(c)-1(a)(6) and Proposed Treasury Regulation
Section 1.197-2(g)(3) (neither of which is expected to directly apply to a material portion of the Partnership's assets)). See "--Tax Treatment of Operations--Section 754 Election." To the extent such Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, the Partnership will apply the rules described in the Regulations and legislative history. If the Partnership determines that such a position cannot reasonably be taken, the Partnership may adopt a depreciation and amortization convention under which all purchasers acquiring Units in the same month would receive depreciation and amortization deductions, whether attributable to basis or Section 743(b) basis, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If such an aggregate approach is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to certain Unitholders and risk the loss of depreciation and amortization deductions not taken in the year that such deductions are otherwise allowable. This convention will not be adopted if the Partnership determines that the loss of depreciation and amortization deductions will have a material adverse effect on the Unitholders. If the Partnership chooses not to utilize this aggregate method, the Partnership may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any Units that would not have a material adverse effect on the Unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If such a challenge were sustained, the uniformity of Units might be affected, and the gain from the sale of Units might be increased without the benefit of additional deductions. See "--Disposition of Units--Recognition of Gain or Loss."

  Tax-exempt Organizations and Certain Other Investors. Ownership of Units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to such persons and, as described below, may have substantially adverse tax consequences. Employee benefit plans and most other organizations exempt from federal income tax (including individual retirement accounts ("IRAs") and other retirement plans) are subject to federal income tax on unrelated business taxable income. Virtually all of the taxable income derived by such an organization from the ownership of a Unit will be unrelated business taxable income and thus will be taxable to such a Unitholder.

  A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or certain related sources. It is not anticipated that any significant amount of the Partnership's gross income will include that type of income.

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

  Non-resident aliens and foreign corporations, trusts or estates which hold Units will be considered to be engaged in business in the United States on account of ownership of Units. As a consequence, they will be required to file federal tax returns in respect of their share of Partnership income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain. Generally, a partnership is required to pay a withholding tax on the portion of the Partnership's income that is effectively connected with the conduct of a United States trade or business and which is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under rules applicable to publicly-traded partnerships, the Partnership will withhold (currently at the rate of 39.6%) on actual cash distributions made quarterly to foreign Unitholders. Each foreign Unitholder must obtain a taxpayer identification number from the IRS and submit that number to the Transfer Agent of the Partnership on a Form W-8 in order to obtain credit for the taxes withheld. A change in applicable law may require the Partnership to change these procedures.

  Because a foreign corporation that owns Units will be treated as engaged in a United States trade or business, such a corporation may be subject to United States branch profits tax a rate of 30%, in addition to regular federal income tax, on its allocable share of the Partnership's income and gain (as adjusted for changes in the foreign corporation's "U.S. net equity") which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the foreign corporate Unitholder is a "qualified resident." In addition, such a Unitholder is subject to special information reporting requirements under Section 6038C of the Code.

  Under a ruling of the IRS, a foreign Unitholder who sells or otherwise disposes of a Unit will be subject to federal income tax on gain realized on the disposition of such Unit to the extent that such gain is effectively connected with a United States trade or business of the foreign Unitholder. Apart from the ruling, a foreign Unitholder will not be taxed or subject to withholding upon the disposition of a Unit if that foreign Unitholder has held less than 5% in value of the Units during the five-year period ending on the date of the disposition and if the Units are regularly traded on an established securities market at the time of the disposition.

ADMINISTRATIVE MATTERS

  Partnership Information Returns and Audit Procedures. The Partnership intends to furnish to each Unitholder, within 90 days after the close of each calendar year, certain tax information, including a Schedule K-1, which sets forth each Unitholder's share of the Partnership's income, gain, loss and deduction for the preceding Partnership taxable year. In preparing this information, which will generally not be reviewed by counsel, the Partnership will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the Unitholder's share of income, gain, loss and deduction. There is no assurance that any of those conventions will yield a result that conforms to the requirements of the Code, regulations or administrative interpretations of the IRS. The Partnership cannot assure prospective Unitholders that the IRS will not successfully contend in court that such accounting and reporting conventions are impermissible. Any such challenge by the IRS could negatively affect the value of the Units.

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

  The federal income tax information returns filed by the Partnership may be audited by the IRS. Adjustments resulting from any such audit may require each Unitholder to adjust a prior year's tax liability, and possibly may result in an audit of the Unitholder's own return. Any audit of a Unitholder's return could result in adjustments of non-Partnership as well as Partnership items.

  Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of Partnership items of income, gain, loss and deduction are determined in a Partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. The Partnership Agreement appoints the General Partner as the Tax Matters Partner of the Partnership.

  The Tax Matters Partner will make certain elections on behalf of the Partnership and Unitholders and can extend the statute of limitations for assessment of tax deficiencies against Unitholders with respect to Partnership items. The Tax Matters Partner may bind a Unitholder with less than a 1% profits interest in the Partnership to a settlement with the IRS unless that Unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (by which all the Unitholders are bound) of a final Partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any Unitholder having at least a 1% interest in the profits of the Partnership and by the Unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each Unitholder with an interest in the outcome may participate. However, if the Partnership elects to be treated as a large partnership, a partner will not have the right to participate in settlement conferences with the IRS or to seek a refund.

  A Unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on the Partnership's return. Intentional or negligent disregard of the consistency requirement may subject a Unitholder to substantial penalties. However, if the Partnership elects to be treated as a large partnership, its partners would be required to treat all partnership items in a manner consistent with the Partnership return.

  Each partner in a partnership that elects to be treated as a "large partnership" takes into account separately his share of the following items, determined at the partnership level: (1) taxable income or loss from passive loss limitation activities; (2) taxable income or loss from other activities (such as portfolio income or loss); (3) net capital gains to the extent allocable to passive loss limitation activities and other activities; (4) tax exempt interest; (5) a net alternative minimum tax adjustment separately computed for passive loss limitation activities and other activities; (6) general credits; (7) low-income housing credit; (8) rehabilitation credit; (9) foreign income taxes; (10) credit for producing fuel from a nonconventional source; and (11) any other items the Secretary of Treasury deems appropriate. Moreover, miscellaneous itemized deductions are not passed through to the partners and 30% of such deductions are used at the partnership level.

  A number of changes have also been made to the tax compliance and administrative rules relating to electing large partnerships. One provision would require that each partner in a large

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partnership, such as the Partnership, take into account his share of any adjustments to partnership items in the year such adjustments are made. Under prior law, adjustments relating to partnership items for a previous taxable year are taken into account by those persons who were partners in the previous taxable year. Alternatively, a partnership could elect to or, in some circumstances, could be required to directly pay the tax resulting from any such adjustments. In either case, therefore, Unitholders could bear significant economic burdens associated with tax adjustments relating to periods predating their acquisition of Units. It is not expected that the Partnership will elect to have the large partnership provisions apply because of the cost of their application.

  Nominee Reporting. Persons who hold an interest in the Partnership as a nominee for another person are required to furnish to the Partnership (a) the name, address and taxpayer identification number of the beneficial owner and the nominee; (b) whether the beneficial owner is (i) a person that is not a United States person, (ii) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or
(iii) a tax-exempt entity; (c) the amount and description of Units held, acquired or transferred for the beneficial owner; and (d) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and certain information on Units they acquire, hold or transfer for their own account. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed by the Code for failure to report such information to the Partnership. The nominee is required to supply the beneficial owner of the Units with the information furnished to the Partnership.

  Registration as a Tax Shelter. The Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Code are extremely broad. It is arguable that the Partnership is not subject to the registration requirement on the basis that it will not constitute a tax shelter. However, the General Partner, as a principal organizer of the Partnership, has registered the Partnership as a tax shelter with the Secretary of the Treasury in the absence of assurance that the Partnership will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken. The IRS has issued the following tax shelter registration number to the Partnership:
96026000016. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT INVESTMENT IN THE PARTNERSHIP OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. The Partnership must furnish the registration number to the Unitholders, and a Unitholder who sells or otherwise transfers a Unit in a subsequent transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a Unit to furnish the registration number to the transferee is $100 for each such failure. The Unitholders must disclose the tax shelter registration number of the Partnership on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit generated by the Partnership is claimed or income of the Partnership is included. A Unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed herein are not deductible for federal income tax purposes.

  Accuracy-related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax which is attributable to one or more of certain listed causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith with respect to that portion.

  A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return (i) with respect to which there is, or was, "substantial authority" or (ii) as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return. Certain more stringent rules apply to "tax shelters," a term that in this context does not appear to include the Partnership. If any Partnership item of income, gain, loss or deduction included in the distributive shares of Unitholders might result in such an "understatement" of income for which no "substantial authority" exists, the Partnership must disclose the pertinent facts on its return. In addition, the Partnership will make a reasonable effort to furnish sufficient information for Unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

  A substantial valuation misstatement exists if the value of any property (or the adjusted basis of any property) claimed on a tax return is 200% or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

STATE, LOCAL AND OTHER TAX CONSIDERATIONS

  In addition to federal income taxes, Unitholders will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which the Partnership does business or owns property. Although an analysis of those various taxes is not presented here, each prospective Unitholder should consider their potential impact on his investment in the Partnership. Star Gas believes that substantially all of the Partnership's income will be generated in the following states: Connecticut, Indiana, Kentucky, Maine, Massachusetts, Michigan, New Hampshire, New Jersey, New York, Ohio, Pennsylvania, Rhode Island, Texas and West Virginia. Of these states, only Texas does not currently impose a personal income tax. New Hampshire's personal income tax applies only to interest and dividend income. A Unitholder will be required to file state income tax returns and to pay state income taxes in some or all of these states and may be subject to penalties for failure to comply with those requirements. In certain states, tax losses may not produce a tax benefit in the year incurred (if, for example, the Partnership has no income from sources within that state) and also may not be available to offset income in subsequent taxable years. Some of the states may require the Partnership, or the Partnership may elect, to withhold a percentage of income from amounts to be distributed to a Unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular Unitholder's income tax liability to the state, generally does not relieve the non-resident Unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to Unitholders for purposes of determining the amounts

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

distributed by the Partnership. See "--Disposition of Units--Entity-Level Collections." Based on current law and its estimate of future Partnership operations, the General Partner anticipates that any amounts required to be withheld will not be material.

  IT IS THE RESPONSIBILITY OF EACH UNITHOLDER TO INVESTIGATE THE LEGAL AND TAX CONSEQUENCES, UNDER THE LAWS OF PERTINENT STATES AND LOCALITIES OF HIS INVESTMENT IN THE PARTNERSHIP. ACCORDINGLY, EACH PROSPECTIVE UNITHOLDER SHOULD CONSULT, AND MUST DEPEND UPON, HIS OWN TAX COUNSEL OR OTHER ADVISOR WITH REGARD TO THOSE MATTERS. FURTHER, IT IS THE RESPONSIBILITY OF EACH UNITHOLDER TO FILE ALL STATE AND LOCAL, AS WELL AS U.S. FEDERAL, TAX RETURNS THAT MAY BE REQUIRED OF SUCH UNITHOLDER. COUNSEL HAS NOT RENDERED AN OPINION ON THE STATE OR LOCAL TAX CONSEQUENCES OF AN INVESTMENT IN THE PARTNERSHIP.

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

                               DISSENTERS' RIGHTS

  Sections 302A.471 and 302A.473 of the MBCA provide to each Common Stockholder the right to dissent from the Acquisition Proposal and obtain payment for the "fair value" of such Common Stockholder's shares following the consummation of the Transaction. Common Unitholders do not have dissenters' rights under the DRULPA or the Partnership Agreement.

  The following summary of the applicable provisions of Sections 302A.471 and 302A.473 of the MBCA is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to such sections, the full texts of which are attached as Appendix E to this Proxy Statement. These Sections should be reviewed carefully by any Common Stockholder who wishes to exercise dissenters' rights or who wishes to preserve the right to do so, since failure to comply with the procedures described herein and set forth therein will result in the loss of dissenters' rights.

  Under the MBCA, Common Stockholders will have the right, by fully complying with the applicable provisions of Sections 302A.471 and 302A.473, to dissent with respect to the Transaction and to receive from Petro payment in cash of the "fair value" of their shares of Common Stock after the Transaction is completed. The term "fair value" means the value of such shares of Common Stock immediately before the Effective Time. Pursuant to the Merger Agreement, the Partnership has agreed to make payment of the fair value of the shares of dissenting Common Stockholders.

  All references in Sections 302A.471 and 302A.473 of the MBCA to a "shareholder" are to a record holder of shares of Common Stock as to which dissenters' rights are asserted by such Common Stockholder. A person having beneficial ownership of shares of Common Stock that are held of record in the name of another person, such as a broker, nominee, trustee or custodian, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner in order to perfect whatever dissenters' rights such beneficial owner may have.

  Common Stockholders who desire to exercise their dissenters' rights must satisfy all of the following conditions:

  A written notice of intent to demand fair value (a "Dissent Notice") for his or its shares of Common Stock must be delivered by such a Common Stockholder to Petro at the address specified below before the taking of the vote of shareholders on the Acquisition Proposal. Such Dissent Notice is in addition to and separate from any proxy or vote against the Transaction Proposal. Voting against, abstaining from voting or failing to vote on the Acquisition Proposal does not constitute a Dissent Notice or demand for appraisal within the meaning of the MBCA. Only Common Stockholders of record as of the Record Date, and beneficial owners of Common Stock as of such date who hold through such Common Stockholders, are entitled to exercise dissenters' rights.

  Holders of Common Stock electing to exercise dissenters' rights under the MBCA must not vote for the Transaction Proposal. A Common Stockholder's failure to vote against the Acquisition Proposal will not constitute a waiver of dissenters' rights. However, if a Common Stockholder returns a signed proxy but does not specify a vote against the Acquisition Proposal or a direction to

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

abstain, the proxy will be voted for the Acquisition Proposal, which will have the effect of waiving that Common Stockholder's dissenters' rights.

  A Common Stockholder may not assert dissenters' rights as to less than all of the shares of Common Stock registered in such holder's name and/or beneficially owned by such Common Stockholder, except where shares are beneficially owned by another person but registered in such Common Stockholder's name. If a Common Stockholder, such as a broker, nominee, trustee or custodian, wishes to dissent with respect to shares of Common Stock beneficially owned by another person, such Common Stockholder must dissent with respect to all of such shares and must disclose the name and address of the beneficial owner on whose behalf the dissent is made. A beneficial owner of shares of Common Stock who is not the record owner of such shares may assert dissenters' rights as to shares held on such person's behalf, provided that such beneficial owner submits a written consent of the record owner to Petro at or before the time such rights are asserted.

  A Common Stockholder who elects to exercise dissenters' rights must send a Dissent Notice to Petro at the following address before the taking of the vote on the Acquisition Proposal: Petroleum Heat and Power Co., Inc., P.O. Box 1457, Stamford, CT 06902, Attention: Treasurer. The Dissent Notice should specify the Common Stockholder's name and mailing address, the number of shares of each class of Common Stock owned by such Common Stockholder and that the Common Stockholder intends to demand the fair value of such shares.

  If the Acquisition Proposal is approved by Common Stockholders at the Special Meeting, Petro will send a written notice to each Common Stockholder (the "Advisory Notice") who filed a Dissent Notice. The Advisory Notice will contain the address to which the Common Stockholder should send a demand for the payment of the fair value of his or its shares of Common Stock (the "Fair Value Demand") and the certificates representing such shares in order to obtain payment and the date by which they must be received by Petro, a form to be used to make such Fair Value Demand and other related information.

  In order to receive fair value for his or its shares of Common Stock, a dissenting Common Stockholder must, within 30 days after the date the Advisory Notice was given, send his or its stock certificates, a Fair Value Demand and all other information specified in the Advisory Notice from Petro, to the address specified in the Advisory Notice. A dissenting Common Stockholder will retain all rights as a Common Stockholder until the Effective Time. After the later of (1) the date of receipt by Petro of a valid Fair Value Demand and the related stock certificates and other information are received and (2) the Effective Time, the Partnership, on behalf of Petro, will remit to each dissenting Common Stockholder who has complied with the statutory requirements the amount that Petro estimates to be the fair value of such Common Stockholder's shares of Common Stock, with interest commencing five days after the Effective Time at a rate prescribed by statute. Remittance will be accompanied by Petro's balance sheet and statement of operations for a fiscal year ending not more than 16 months before the Effective Time, together with the latest available interim financial data, an estimate of the fair value of such dissenting Common Stockholder's shares of Common Stock and a brief description of the method used to reach such estimate, a brief description of the procedure to be followed if such holder is demanding supplemental payment and copies of Sections 302A.471 and 302A.473 of the MBCA.

  If the dissenting Common Stockholder believes that the amount remitted by the Partnership, on behalf of Petro, is less than the fair value of such Common Stockholder's shares, plus interest, the dissenting Common Stockholder may give written notice to Petro of such Common Stockholder's own estimate of the fair value of the shares, plus interest, within 30 days after the mailing date of the remittance and demand payment of the difference (a "Supplemental Payment Demand"). Such Supplemental Payment Demand must be given to Petro at the address specified in the Advisory Notice. A Common Stockholder who fails to give such written notice within this time period is entitled only to the amount remitted by the Partnership.

  Within 60 days after receipt of a Supplemental Payment Demand, Petro must either (1) pay the Common Stockholder the amount demanded or agreed to by such Common Stockholder after discussion with Petro or (2) petition a state court in Hennepin County, Minnesota for the determination of the fair value of the shares, plus interest. The petition must name as parties all Common Stockholders who have demanded supplemental payment and have not reached an agreement with Petro. The court, after determining that the dissenting Common Stockholder or Stockholders in question have complied with all statutory requirements, may use any valuation method or combination of methods it deems appropriate, whether or not used by Petro or the dissenting Common Stockholder, and may appoint appraisers to recommend the amount of the fair value of the class of Common Stock to be valued. The court's determination will be binding on all Common Stockholders who properly exercised dissenters' rights and did not agree with Petro as to the fair value of such shares. Dissenting Common Stockholders are entitled to judgment for the amount by which the court-determined fair value per share, plus interest, exceeds the amount per share, plus interest, remitted to the Common Stockholders by the Partnership. The Common Stockholders will not be liable to Petro or the Partnership for any amounts paid by Petro or the Partnership that exceed the fair value of the shares as determined by the court, plus interest. The costs and expenses of such a proceeding, including the expenses and compensation of any appraisers, will be determined by the court and assessed against Petro, except that the court may, in its discretion, assess part or all of those costs and expenses against any Common Stockholder whose action in demanding supplemental payment is found to be arbitrary, vexatious or not in good faith. The court may award fees and expenses to an attorney for the dissenting Common Stockholders out of the amount, if any, awarded to such Common Stockholders. Fees and expenses of experts or attorneys may also be assessed against any person who acted arbitrarily, vexatiously or not in good faith in bringing the proceeding.

  The Partnership may withhold the remittance of the estimated fair value, plus interest, for any shares of Common Stock owned by any person who was not a Common Stockholder, or who is dissenting on behalf of a person who was not a beneficial owner, on August 14, 1998, the date on which the proposed Transaction was first announced to the public (the "Public Announcement Date"). Petro will forward to any such dissenting Common Stockholder who has complied with all requirements in exercising dissenters' rights the Advisory Notice and all other materials sent after approval by the Common Stockholders of the Acquisition Proposal to all Common Stockholders who have properly exercised dissenters' rights, together with a statement of the reason for withholding the remittance and an offer to pay the dissenting Common Stockholder the amount listed in the materials, if such Common Stockholder agrees to accept that amount in full satisfaction. A dissenting Common Stockholder may decline such offer and demand payment by following the same procedure as that described for a Supplemental Payment Demand by Common Stockholders who owned their shares as of the Public Announcement Date. Any Common Stockholder who did not own shares on the Public Announcement Date and who fails properly to demand payment will be entitled only to the amount offered by Petro. Upon proper demand by any such Common Stockholder, rules and procedures applicable in connection with receipt by the Partnership of a Supplemental Payment Demand given by a dissenting Common Stockholder who owned shares on the Public Announcement Date will also apply to any Common Stockholder properly giving a demand for payment but who did not own shares of record or beneficially on the Public Announcement Date, except that any such Common Stockholder is not entitled to receive any remittance from Petro or the Partnership until the fair value of the shares, plus interest, has been determined pursuant to such rules and procedures.

  Common Stockholders considering exercising dissenters' rights should bear in mind that the fair value of their shares determined under Sections 302A.471 and 302A.473 of the MBCA could be more than, the same as or, in certain circumstances, less than the consideration they would receive pursuant to the Acquisition Proposal if they do not seek appraisal of their shares, and that the opinion of any investment banking firm as to fairness, from a financial point of view, is not an opinion as to fair value under Sections 302A.471 and 302A.473.

  Cash received pursuant to the exercise of dissenters' rights may be subject to federal or state income tax. See "Certain Federal Income Tax
Considerations."

  A COMMON STOCKHOLDER WHO FAILS TO COMPLY FULLY WITH THE STATUTORY PROCEDURE SUMMARIZED ABOVE WILL FORFEIT HIS OR HER RIGHTS OF DISSENT AND WILL RECEIVE THE TRANSACTION CONSIDERATION FOR HIS OR HER SHARES. SEE APPENDIX E.

  Pursuant to the Merger Agreement, from and after the Effective Time, the Partnership will be responsible for the payment of any and all consideration that may be determined pursuant to Section 320a-473 to be due to the holders of Common Stock who have perfected their rights to receive the fair value of their shares as described above.

                                 LEGAL MATTERS

  The validity of the Common Units and the Senior Subordinated Units to be issued in connection with the Transaction will be passed upon for the Partnership by Phillips Nizer Benjamin Krim & Ballon LLP, New York, New York. Certain tax matters will be passed upon for the Partnership by Andrews & Kurth L.L.P., New York, New York.

                                    EXPERTS

  The consolidated financial statements and schedules of Star Gas Partners, L.P. and its subsidiary and the Star Gas Group (Predecessor) as of September 30, 1996 and 1997 and for the fiscal years ended September 30, 1995, 1996 and 1997, incorporated by reference in this Proxy Statement, have been incorporated by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

  The consolidated financial statements and schedules of Petroleum Heat and Power Co., Inc. as of December 31, 1996 and 1997 and for the fiscal years ended December 31, 1995, 1996 and 1997, have been included in this Proxy Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing herein and upon the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  The Partnership and Petro file annual, quarterly and special reports, proxy statements (Petro only) and other information with the Commission. You may read and copy any reports, statement or other information that the Partnership and Petro file with the Commission at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Commission at "http://www.sec.gov." Reports and other information concerning the Partnership should also be available for inspection at the offices of the NYSE.

  The Partnership filed a Registration Statement on Form S-4 (the "Registration Statement") to register with the Commission the Common Units and Senior Subordinated Units to be issued in the Transaction. This Proxy Statement is a part of that Registration Statement and constitutes a prospectus of the Partnership. As allowed by Commission rules, this Proxy Statement does not contain all the information you can find in the Partnership's Registration Statement or the exhibits to the Registration Statement.

  The Commission allows the Partnership and Petro to "incorporate by reference" information into this Proxy Statement, which means that they can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered part of this Proxy Statement, except for any information superseded by information contained directly in this Proxy Statement or in later filed documents incorporated by reference in this Proxy Statement.

  This Proxy Statement includes information required by the Commission to be disclosed pursuant to Rule 13e-3 under the Exchange Act which governs so-called "going private" transactions by certain issuers or their affiliates. In accordance with that rule, Petro filed with the Commission under the Exchange Act, a Schedule 13E-3 with respect to the Transaction. This Proxy Statement does not contain all of the information set forth in the Schedule 13E-3, parts of which are omitted in accordance with the regulations of the Commission. The
Schedule 13E-3, and amendments thereto, including exhibits filed with it, will be available for inspection and copying at the offices of the Commission as set forth above.

  This Proxy Statement incorporates by reference the documents set forth below that the Partnership and Petro have previously filed with the Commission. These documents contain important information about the Partnership and Petro and their finances.

     THE PARTNERSHIP COMMISSION FILINGS
             (FILE NO. 33-78490)                             PERIOD/AS OF DATE
     ----------------------------------                      -----------------
         Annual Report on Form 10-K                    Year ended September 30, 1997
        Quarterly Report on Form 10-Q                   Quarter ended June 30, 1998
 PETRO COMMISSION FILINGS (FILE NO. 1-9358)                  PERIOD/AS OF DATE
 ------------------------------------------                  -----------------
         Annual Report on Form 10-K                     Year ended December 31, 1997
        Quarterly Report on Form 10-Q                   Quarter ended June 30, 1998
               Proxy Statement                                 April 30, 1998

  You should rely only on the information contained or incorporated by reference in this Proxy Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy
Statement. This Proxy Statement is dated              . You should not assume
that the information contained in this Joint Proxy Statement-Prospectus is accurate as of any date other than the date of the Proxy Statement. Neither the mailing of this Proxy Statement to Securityholders nor the issuance of Units in the Transaction creates any implication to the contrary.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Partnership with the Commission (File No. 33-98490) are incorporated by reference in this Proxy Statement:

  (1) the Partnership's Annual Report on Form 10-K for the fiscal year ended September 30, 1997;

  (2) the Partnership's Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 1997, March 31, 1998 and June 30, 1998; and

  (3) the Partnership's Current Reports on Form 8-K filed on October 22, 1997, as amended on October 30, 1997 and November 24, 1997.

  In addition, all other reports and documents filed by the Partnership pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Unitholders Meeting and the Special Meeting shall be deemed incorporated by reference into this Proxy Statement from the date of filing of such reports and documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (and, in case of any statement in an incorporated document prior to the date of this Proxy Statement), or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

  The following documents filed by Petro with the Commission are also incorporated by reference in this Proxy Statement:

    (i) Petro's Annual Report in Form 10-K for the fiscal year ended December 31, 1997, which accompanies this Proxy Statement; and

    (ii) Petro's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998 and June 30, 1998, which accompanies this Proxy Statement.

    (iii) Petro's Proxy Statement dated April 30, 1998.

  THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT INCLUDED WITH THIS PROXY STATEMENT. SUCH DOCUMENTS (EXCLUDING EXHIBITS TO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE, UPON ORAL OR WRITTEN REQUEST BY ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT IS DELIVERED. FOR DOCUMENTS RELATING TO THE PARTNERSHIP, CONTACT STAR GAS CORPORATION, 2187 ATLANTIC STREET, STAMFORD, CONNECTICUT 06902, ATTENTION:
RICHARD F. AMBURY, VICE PRESIDENT-FINANCE, TELEPHONE (203) 328-7313. FOR DOCUMENTS RELATING TO PETRO, CONTACT PETROLEUM HEAT AND POWER CO., INC., 2187 ATLANTIC AVENUE, STAMFORD, CONNECTICUT 06902, ATTENTION: GEORGE LEIBOWITZ, TREASURER, TELEPHONE (203) 325-5470. TO ENSURE TIMELY DELIVERY OF THE
DOCUMENTS, ANY REQUEST SHOULD BE MADE BY                 , 1999.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

                     STAR GAS PARTNERS, L.P. AND SUBSIDIARY

           PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                 JUNE 30, 1998
                                 (IN THOUSANDS)

                                                                                                                 STAR GAS
                                                                                                              PARTNERS, L.P.
                            STAR GAS        PROPANE         PETRO       PRO FORMA     PRO FORMA    THE           ADJUSTED
                         PARTNERS, L.P. ACQUISITIONS(A) ACQUISITION(B) ADJUSTMENTS    COMBINED  OFFERINGS       PRO FORMA
                         -------------- --------------- -------------- -----------    --------- ---------     --------------
        ASSETS
        ------
Current assets:
 Cash..................     $  1,551                      $  33,223     $ (4,167)(c)  $ 23,507  $ 115,400 (k)    $ 20,932
                                                                          (7,100)(i)              132,100 (l)
                                                                                                 (250,075)(m)
 Accounts receivable...        5,041                         46,960                     52,001                     52,001
 Inventories...........        7,777                         11,063                     18,840                     18,840
 Prepaid expenses and
  other current
  assets...............        1,039                          8,094                      9,133                      9,133
                            --------                      ---------     --------      --------  ---------        --------
 Total current assets..       15,408                         99,340      (11,267)      103,481     (2,575)        100,906
                            --------                      ---------     --------      --------  ---------        --------
 Cash collateral
  account..............                                      11,800                     11,800                     11,800
 Property and
  equipment, net.......      108,298        $2,914           29,964       10,136 (j)   151,312                    151,312
 Intangible and other
  assets, net..........       49,559         2,686           88,016        5,366 (e)   390,831      4,600 (k)     395,431
                                                                           2,291 (f)
                                                                         249,450 (g)
                                                                           1,100 (h)
                                                                          (7,637)(j)
                            --------        ------        ---------     --------      --------  ---------        --------
 Total assets..........     $173,265        $5,600        $ 229,120     $249,439      $657,424  $   2,025        $659,449
                            ========        ======        =========     ========      ========  =========        ========
    LIABILITIES AND
   PARTNERS' CAPITAL
   -----------------
Current liabilities
 Current debt and
  preferred stock......                                   $   6,558     $ (4,167)(c)  $  2,391                   $  2,391
 Bank credit facility
  borrowings...........     $    950                            --                         950                        950
 Accounts payable......        2,697                          5,688                      8,385                      8,385
 Unearned service
  contract revenue.....                                      12,736                     12,736                     12,736
 Accrued expenses and
  income taxes.........        2,866                         30,338        4,600 (h)    37,804                     37,804
 Accrued interest and
  dividends............        2,248                         10,557          872 (d)    13,677     (9,214)(m)       4,463
 Customer credit
  balances.............        2,405                         10,324                     12,729                     12,729
                            --------                      ---------     --------      --------  ---------        --------
 Total current
  liabilities..........       11,166                         76,201        1,305        88,672     (9,214)         79,458
                            --------                      ---------     --------      --------  ---------        --------
Long-term debt.........       96,000        $5,000          284,587        6,286 (e)   391,873    120,000 (k)     302,779
                                                                                                 (209,094)(m)
Deferred income taxes..                                                   46,000 (j)    46,000                     46,000
Other long-term
 liabilities...........           79                         10,711       (3,500)(h)     7,290                      7,290
Redeemable and
 exchangeable preferred
 stock.................                                      32,687         (920)(e)    31,767    (31,767)(m)         --
Partners' capital
 Common unitholders....       63,683           600                         2,291 (f)    66,574    132,100 (l)     198,674
 Subordinated
  unitholders..........        2,056                                      62,030 (g)    23,582                     23,582
                                                                         (40,504)(j)
 General partner.......          281                                       4,382 (g)     1,666                      1,666
                                                                          (2,997)(j)
 Petro's Stockholders'
  deficiency...........                                    (175,066)        (872)(d)       --                         --
                                                                          (7,100)(i)
                                                                         183,038 (g)
                            --------        ------        ---------     --------      --------  ---------        --------
 Total Partners'
  Capital..............       66,020           600         (175,066)     200,268        91,822    132,100         223,922
                            --------        ------        ---------     --------      --------  ---------        --------
 Total Liabilities and
  Partners' Capital....     $173,265        $5,600        $ 229,120     $249,439      $657,424  $   2,025        $659,449
                            ========        ======        =========     ========      ========  =========        ========

                     STAR GAS PARTNERS, L.P. AND SUBSIDIARY

      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                         YEAR ENDED SEPTEMBER 30, 1997
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                                                                                  STAR GAS
                             STAR GAS                                                                          PARTNERS, L.P.
                          PARTNERS, L.P.     PROPANE         PETRO        PRO FORMA    PRO FORMA     THE          ADJUSTED
                           ADJUSTED(N)   ACQUISITIONS(O) ACQUISITION(P)  ADJUSTMENTS   COMBINED   OFFERINGS      PRO FORMA
                          -------------- --------------- --------------  -----------   ---------  ---------    --------------
Sales...................     $149,766        $4,431         $548,141                   $702,338                   $702,338
Cost of sales...........       80,370         2,260          379,748                    462,378                    462,378
                             --------        ------         --------                   --------                   --------
  Gross profit..........       69,396         2,171          168,393                    239,960                    239,960
Operating expenses......       46,408           918          132,383                    179,709                    179,709
Restructuring charges...                                       2,850                      2,850                      2,850
Corporate identity
 expenses...............                                       4,136                      4,136                      4,136
Pension curtailment
 expense................                                         654                        654                        654
Provision for
 supplemental benefits..                                         565                        565                        565
Depreciation and
 amortization...........       11,495           596           29,746       (5,132)(s)    36,705        307 (u)      37,012
Net gain (loss) on sales
 of assets..............         (265)          --            11,445                     11,180                     11,180
                             --------        ------         --------       ------      --------    -------        --------
  Operating income......       11,228           657            9,504        5,132        26,521       (307)         26,214
Interest income
 (expense), net.........       (7,766)         (373)         (31,668)                   (39,807)    13,798 (v)     (26,009)
                             --------        ------         --------                   --------    -------        --------
Income (loss) before
 income taxes...........        3,462           284          (22,164)       5,132       (13,286)    13,491             205
                             --------        ------         --------       ------      --------    -------        --------
Income tax expense......           25           --               500                        525                        525
                                                            --------
Income (loss) before
 equity interest in Star
 Gas....................          --            --           (22,664)         --            --         --              --
Share of income (loss)
 of Star Gas............          --            --              (235)         235 (t)       --         --              --
                             --------        ------         --------       ------      --------    -------        --------
Net income (loss).......     $  3,437        $  284         $(22,899)      $5,367      $(13,811)   $13,491        $   (320)
                             ========        ======         ========       ======      ========    =======        ========
General Partner's
 interest in net income
 (loss).................           69                                                      (508)                        (6)
                             --------                                                  --------                   --------
Limited Partners'
 interest in net income
 (loss).................     $  3,368                                                   (13,303)                      (314)
                             ========                                                  ========                   ========
Net income (loss) per
 Limited Partner unit...     $   0.54                                                  $  (1.82)                  $  (0.02)
                             ========                                                  ========                   ========
Weighted average number
 of Limited Partner
 Units outstanding......        6,228            27 (a)          103 (f)    2,767 (g)     7,306      6,364 (l)      13,670
                                                                 577 (g)   (2,396)(j)

                     STAR GAS PARTNERS, L.P. AND SUBSIDIARY

      PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
                        NINE MONTHS ENDED JUNE 30, 1998
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                                                                                  STAR GAS
                                                                                                               PARTNERS, L.P.
                             STAR GAS        PROPANE         PETRO        PRO FORMA    PRO FORMA     THE          ADJUSTED
                          PARTNERS, L.P. ACQUISITIONS(Q) ACQUISITION(R)  ADJUSTMENTS   COMBINED   OFFERINGS      PRO FORMA
                          -------------- --------------- --------------  -----------   ---------  ---------    --------------
Sales...................     $95,971         $3,927         $410,652                   $510,550                   $510,550
Cost of sales...........      43,726          2,012          265,799                    311,537                    311,537
                             -------         ------         --------                   --------                   --------
 Gross profit...........      52,245          1,915          144,853                    199,013                    199,013
Operating expenses......      32,700            892           93,759                    127,351                    127,351
Restructuring charges...                                       2,085                      2,085                      2,085
Corporate identity
 expenses...............                                       1,100                      1,100                      1,100
Provision for supplemen-
 tal benefits...........                                         320                        320                        320
Depreciation and
 amortization                  8,644            437           21,998       $(3,538)(s)   27,541    $   230 (u)      27,771
Net gain (loss) on sales
 of assets..............        (213)                         11,496                     11,283                     11,283
                             -------         ------         --------       -------     --------    -------        --------
 Operating income.......      10,688            586           37,087         3,538       51,899       (230)         51,669
Interest
 income(expense), net         (5,834)          (301)         (23,163)                   (29,298)    10,069 (v)     (19,229)
                             -------         ------         --------       -------     --------    -------        --------
Income (loss) before
 income taxes...........       4,854            285           13,924         3,538       22,601      9,839          32,440
                             -------         ------         --------       -------     --------    -------        --------
Income tax expense......          19            --               475                        494                        494
                                                            --------
Income before equity
 interest in Star Gas...         --             --            13,449           --           --         --              --
Share of income (loss)
 of Star Gas............         --             --             2,038        (2,038)(t)      --         --              --
                             -------         ------         --------       -------     --------    -------        --------
Net income..............     $ 4,835         $  285         $ 15,487       $ 1,500     $ 22,107    $ 9,839        $ 31,946
                             =======         ======         ========       =======     ========    =======        ========
General Partner's
 interest in net
 income.................          69                                                        813                        639
                             -------                                                   --------                   --------
Limited Partners'
 interest in net
 income.................     $ 4,766                                                     21,294                     31,307
                             =======                                                   ========                   ========
Net income per Limited
 Partner unit...........     $  0.77                                                   $   2.91                   $   2.29
                             =======                                                   ========                   ========
Weighted average number
 of Limited Partner
 Units outstanding......       6,228             27 (a)          103 (f)     2,767 (g)    7,306      6,364 (m)      13,670
                                                                 577 (g)    (2,396)(j)

                     STAR GAS PARTNERS, L.P. AND SUBSIDIARY

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The following pro forma adjustments give effect to (i) the acquisition of Petro, (ii) the Debt Offering, and (iii) the Equity Offering, as if each transaction had taken place on June 30, 1998, in the case of the pro forma condensed consolidated balance sheet, or as of October 1, 1996, in the case of the pro forma condensed consolidated statement of operations for the year ended September 30, 1997, or as of October 1, 1997 in the case of the pro forma condensed consolidated statement of operations for the nine months ended June 30, 1998. The condensed consolidated statements of operations for the year ended September 30, 1997 and nine months ended June 30, 1998 each include the results of operations for the three months ended December 31, 1997 of Petro. The pro forma adjustments are based upon currently available information, certain estimates and assumptions and a preliminary determination and allocation of the total purchase price and therefore the actual results may differ from the pro forma results. However, the Partnership's management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma financial information.

                                 BALANCE SHEET

ACQUISITIONS

  (a) Adjustment to reflect the acquisition and purchase price allocation in connection with three acquisitions by the Partnership in the fourth fiscal quarter of 1998. These acquisitions with an aggregate value of $5.6 million were financed with $5.0 million of borrowings under the Partnership's acquisition line and $0.6 million of Common Units issued to a seller.

  (b) Represents the actual balance sheet of Petro as of June 30, 1998.

TRANSACTION RELATED ADJUSTMENTS

  (c) Adjustment to reflect the redemption in August 1998 of Petro's 1989 Preferred Stock.

  (d) Adjustment to reflect the accrued dividends payable on Petro's redeemable and exchangeable preferred stock.

  (e) Adjustment to carrying values to reflect the negotiated premium of $6.3 million to refinance Petro's Private Debt and Petro's Public Debt and negotiated discount of $0.9 million to redeem Petro's public preferred stock.

  (f) Reflects the issue of 0.8 million shares of Junior Preferred Stock of Petro, which upon consumption of the Transaction will be converted into 0.1 million Common Units at an assumed value of $22.00 per Unit as consideration to the holders of Petro's 9 3/8% Subordinated Debentures, 10 1/8% Subordinated Notes, and 12 1/4% Subordinated Debentures, and 12 7/8% exchangeable Preferred stock to permit the early redemption of such securities.

THE TRANSACTION (MERGER AND EXCHANGE)

  (g) Represents the exchange of 26.6 million shares of Petro's Class A Common Stock and Class C Common Stock for 2.8 million Senior Subordinated Units, 0.6 million Junior Subordinated Units and 0.3 million General Partner Units.

  (h) Represents the estimated amount of federal and state taxes to be incurred in connection with the acquisition of certain assets by the Partnership from Petro.

  (i) Reflects the payment by Petro of legal, professional and advisory fees for costs incurred by Petro and the Partnership as a result of the transaction.

  (j) The preliminary allocation of the excess of purchase price over the book value of Petro in connection with the Petro acquisition. The allocation of the purchase price was based on the results of a preliminary appraisal of the assets and the business to be acquired. The preliminary allocation is as follows (in thousands):

 Assumed value of Units issued...................................... $  66,412
 Book value of Petro, adjusted for accrued dividends of $872 and transaction costs of $7,100.....................................  (183,038)
                                                                     ---------
 Preliminary excess of purchase price over net book value...........   249,450
 Allocation to property, plant and equipment........................   (10,136)
 Allocation to Subordinated Units, redeemed.........................   (43,501)
 Recognition of current and net deferred tax liabilities incurred in connection with the
  acquisition.......................................................    47,100
 Costs associated with the renegotiation of various debt instruments
  and preferred stock directly related to the Transaction...........     7,657
                                                                     ---------
 Estimated intangibles, including customer lists and goodwill....... $ 250,570
                                                                     =========

THE DEBT OFFERING AND THE EQUITY OFFERING

  (k) Reflects the net proceeds to Petro of approximately $115.4 million from the $120.0 million Note Offering, net of underwriting discounts and commissions (estimated to be $3.6 million) and offering expenses (estimated to be $1.0 million).

  (l) Reflects the net proceeds to the Partnership of approximately $132.1 million from the issuance and sale of 6.4 million Common Units at an assumed offering price of $22.00 per Common Unit, net of underwriting discounts and commissions ($7.0 million) and offering expenses (estimated to be $0.9 million).

  (m) Reflects the use of the net proceeds from the Equity Offering and the Debt Offering to pay $9.2 million in accrued interest and preferred dividends, to repay $209.1 million of Petro Public Debt, including $2.8 million of premiums and to retire $31.8 million of Petro's exchangeable preferred stock.

                            STATEMENT OF OPERATIONS

  Estimated expenses of $7.1 million to be incurred by Petro as a direct result of its acquisition by the Partnership, which will be included in Petro's actual statement of operations subsequent to June 30, 1998, have not been included as pro forma operating adjustments to the pro forma condensed consolidated statements of operations for the twelve months and nine months ended September 30, 1997 and June 30, 1998, respectively.

ACQUISITIONS

  n) Represents the Partnership's previously reported unaudited results for fiscal 1997 adjusted to reflect the Pearl Gas acquisition on October 22, 1997, the December 22, 1997 Common Unit Offering of 0.8 million Units and $11.0 million of debt incurred to finance a portion of the Pearl Gas acquisition as previously disclosed in the Partnership's December 1997 offering on Form S-1.

  o) Represents the results of certain propane distribution assets acquired by the Partnership subsequent to September 30, 1997 adjusted for:

    i) Certain cost savings of $0.3 million, primarily salary and benefit expenses relating to selling shareholders.

    ii) Additional depreciation and amortization of $0.5 million.

    iii) Additional interest expense of $0.3 million.

  p) Represents the results of operations of Petro for the twelve months ended December 31, 1997.

  q) Represents the results of certain propane distributors acquired by the Partnership in fiscal 1998 from October 1, 1997 to their dates of acquisition. Results of such distributors from the dates of acquisition to June 30, 1998 are included in the Partnership's nine months ended June 30, 1998 results adjusted for:

    i) Certain cost savings of $0.4 million, primarily salary and benefit expenses relating to selling shareholders.

    ii) Additional depreciation and amortization of $0.1 million.

    iii) Additional interest expense of $0.3 million.

THE TRANSACTION (MERGER AND EXCHANGE)

  r) Represents the results of Petro for the nine months ended June 30, 1998.

  s) Adjustment to depreciation and amortization attributable to the Petro acquisition.

  t) Reflects the elimination of Petro's equity interest in the Partnership.

THE OFFERINGS

  u) Amortization of debt insurance costs attributable to the Debt Offering.

  v) Reflects the net reduction to interest expense of $13.8 million and $10.1 million for fiscal 1997 and for the nine months ended June 30, 1998, respectively, which reflects interest expense on the $120.0 million Debt Offering at an assumed interest rate of 8.5% ($10.2 million of additional expense annually) offset by an annual reduction in interest expense of $24.0 million due to the repayment of $206.3 million of Petro Public Debt and a reduction in the interest rate/increase in principal on Petro's Private Debt.

ANALYSIS OF PRO FORMA RESULTS OF OPERATIONS

 Overview

  In analyzing the historical results of the Partnership and the pro forma information as provided, the following matters should be considered. First, the results for the fiscal 1997 pro forma exclude cost savings associated with Petro's restructuring program implemented during 1998. This restructuring program includes reductions in both corporate and field personnel, the consolidation of employee benefits plan and the rationalization of branch facilities. Second, while depreciation and amortization expenses reduce net income, as a non-cash expense, these expenses do not impact distributable cash flow. Third, while the propane and home heating oil businesses are both seasonal businesses, the home heating oil business generates a greater proportion of its profits in the heating season from October 1 through March 31 as compared to the propane business. Conversely, the heating oil business experiences greater losses during the period from April 1 through September 30.

  The following discussion pertains to pro forma net income per limited partner unit for the year ended September 30, 1997 and the nine months ended June 30, 1998.

 Year Ended Fiscal 1997

  For fiscal 1997, adjusted net income per limited partner unit decreases by $.56 per unit from $0.54 per unit to a loss of $0.02 per unit, on a pro forma basis. This decline is primarily due to a higher level of non-cash charges associated with the Petro acquisition of $0.76 per unit, offset in part by a net non recurring benefit of $0.23 per unit. This net non recurring benefit is due to the gain recorded by Petro associated with the disposal of certain assets, which was reduced by certain one-time non recurring charges associated with Petro's branding, corporate identity and restructuring programs.

 Nine Months Ended June 30, 1998

  For the nine months ended June 30, 1998, net income per limited partner unit increases from $0.77 per limited partner unit to $2.29 per limited partner unit, on a pro-forma basis. This increase during this period was attributable to the net non recurring benefit of $8.0 million or $0.57 per unit, the impact of certain propane acquisitions and the Petro acquisition. This increase is greater than the expected annual increase in net income due to the seasonality of the Petro acquisition.

                               GLOSSARY OF TERMS

  Acquisition: Any transaction in which any member of the Partnership Group acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another person for the purpose of increasing the operating capacity of the Partnership Group over the operating capacity of the Partnership Group existing immediately prior to such transaction.

  Adjusted Operating Surplus: With respect to any period, Operating Surplus generated during such period as adjusted to (a) decrease Operating Surplus by
(i) any net increase in working capital borrowings during such period and (ii) any net reduction in cash reserves for Operating Expenditures during such period not relating to an Operating Expenditure made during such period, and
(b) increase Operating Surplus by (i) any net decrease in working capital borrowings during such period and (ii) any net increase in cash reserves for Operating Expenditures during such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.

  Affiliate: With respect to any person, any other person that directly, or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

  Audit Committee: A committee of the board of directors of the general partner composed entirely of two or more directors who are neither members, officers nor employees of the general partner or members, stockholders (other than holders of Common Units or Senior Subordinated Units), officers, directors or employees of any Affiliate of the general partner.

  Available Cash: With respect to any quarter prior to liquidation:

    (a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such quarter and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such quarter resulting from Working Capital Borrowings subsequent to the end of such quarter; less

    (b) the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the general partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures) subsequent to such quarter, (ii) provide funds for Minimum Quarterly Distributions and Cumulative Common Unit Arrearages in respect of any one or more of the next four quarters, or (iii) comply with applicable law or any debt instrument or other agreement or obligation to which any member of the Partnership Group is a party or its assets are subject; provided, however, that the General Partner may not establish cash reserves for distributions to the Senior-Subordinated Units unless the General Partner has determined that in its judgment the establishment of reserves will not prevent the Partnership from distributing the Minimum Quarterly Distribution on all Common Units and any Common Unit Arrearages thereon with respect to the next four quarters; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such quarter if the General Partner so determines.

  BTU: British Thermal Unit. The quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

  Capital Account: The capital account maintained for a Partner pursuant to the Partnership Agreement. The Capital Account in respect of a Common Unit, a Subordinated Unit, a Junior Subordinated Unit, a General Partner Unit or any other specified interest in the Partnership shall be the amount which such Capital Account would be if such Common Unit, Subordinated Unit, Junior Subordinated Unit, General Partner Unit or other interest in the Partnership were the only interest in the Partnership held by a Partner.

  Capital Improvements: Additions or improvements to the capital assets owned by any member of the Partnership Group or the acquisition of existing or the construction of new capital assets (including retail distribution outlets, propane tanks, pipeline systems, storage facilities and related assets), made to increase the operating capacity of the Partnership Group from the operating capacity of the Partnership Group existing immediately prior to such addition, improvement, acquisition or construction.

  Capital Surplus: All Available Cash distributed by the Partnership from any source will be treated as distributed from Operating Surplus until the sum of all Available Cash distributed since the commencement of the Partnership equals the Operating Surplus as of the end of the quarter prior to such distribution. Any excess Available Cash will be deemed to be Capital Surplus.

  Cause: A court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as a general partner of the Partnership.

  Class A Common Unit: A Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Class A Common Units in this Agreement; no Class A Common Units shall be outstanding until the expiration of the Subordination Period, at which time all Common Units Outstanding immediately prior to the expiration of the Subordination Period shall be redesignated as Class A Common Units.

  Class B Common Unit: A Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Class B Common Units in this Agreement; no Class B Common Units shall be outstanding until the expiration of the Subordination Period, at which time each Outstanding Senior Subordinated Unit and Junior Subordinated Unit shall convert into one Class B Common Unit.

  Common Unit: A Unit representing a fractional part of the partnership interests of all limited partners and assignees and having the rights and obligations specified with respect to Common Units in the Partnership Agreement. All references in the Amended and Restated Partnership Agreement to Common Units after the expiration of the Subordination Period shall be deemed to be references to both Class A Common Units and Class B Common Units, unless otherwise indicated.

  Common Unit Arrearage: With respect to any Common Unit, whenever issued, and as to any quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to such Common Unit over (b) the sum of all Available Cash distributed with respect to such Common Unit in respect of such quarter.

  Cumulative Common Unit Arrearage: With respect to any Common Unit, whenever issued, and as of the end of any quarter, the excess, if any, of (a) the sum resulting from adding together the Common Unit Arrearage as to a Common Unit issued in the Initial Offering for each of the quarters within the Subordination Period ending on or before the last day of such quarter over (b) the sum of any distributions of Operating Surplus theretofore made with respect to such Common Unit (including any distributions to be made in respect of the last of such quarters).

  Current Market Price: With respect to any class of Units listed or admitted to trading on any national securities exchange as of any date, the average of the daily Closing Prices (as hereinafter defined) for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date. "Closing Price" for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which the Units of such class are listed or admitted to trading or, if the Units of such class are not listed or admitted to trading on any national securities exchange, the last quoted price on such day, or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or if on any such day the Units of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in the Units of such class selected by the Board of Directors of the general partner, or if on any such day no market maker is making a market in the Units of such class, the fair value of such Units on such day as determined reasonably and in good faith by the Board of Directors of the general partner. "Trading Day" means a day on which the principal national securities exchange on which Units of any class are listed or admitted to trading is open for the transaction of business or, if the Units of a class are not listed or admitted to trading on any national securities exchange, a day on which banking institutions in New York City generally are open.

  Degree Day: Degree days measure the amount by which the average of the high and low temperature on a given day is below 65 degrees Fahrenheit. For example, if the high temperature is 60 degrees and the low temperature is 40 degrees for a National Oceanic and Atmospheric Administration measurement location, the average temperature is 50 degrees and the number of degree days for that day is 15.

  EBITDA: Operating income plus depreciation, amortization and non-cash charges (excluding expenses related to the consummation of the Merger and the transactions contemplated thereby). As used in this Proxy Statement, EBITDA is not intended to be construed as an alternative to net income as an indicator of operating performance, or as an alternative to cash flow as a measure of liquidity or ability to service debt obligations.

  General Partner: Star Gas Corporation, a Delaware Corporation, until the Effective Time and Star Gas LLC, a Delaware limited liability company, and its successors, following the Effective Time.

  General Partner Interest: The ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) which after the Closing will be evidenced by General Partner Units and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

  General Partner Unit: A Unit representing a fractional part of the General Partner Interest and having the rights and obligations specified with respect to the General Partner Interest.

  Initial Common Units: The Common Units sold in the Initial Offering.

  Initial Unit Price: With respect to each Common Unit, Senior Subordinated Unit, Junior Subordinated Unit and General Partner Unit, $22.00 or with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

  Interim Capital Transactions: (a) borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by any member of the Partnership Group, (b) sales of equity interests (including Common Units sold to the underwriters pursuant to the exercise of their over-allotment option) by any member of the Partnership Group and (c) sales or other voluntary or involuntary dispositions of any assets of any member of the Partnership Group (other than (i) sales or other dispositions of inventory in the ordinary course of business, (ii) sales or other dispositions of other current assets, including, without limitation, receivables and accounts, in the ordinary course of business and (iii) sales or other dispositions of assets as a part of normal retirements or replacements), in each case prior to the commencement of the dissolution and liquidation of the Partnership.

  Initial Closing Date: December 20, 1995.

  Initial Offering: The initial offering and sale of Common Units to the public on December 20, 1995.

  Junior Subordinated Unit: A Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Junior Subordinated Units in the Amended and Restated Partnership Agreement.

  Limited Partner Interest: The ownership interest of a Limited Partner in the Partnership which is evidenced by Common Units, Senior Subordinated Units and Junior Subordinated Units or other

Partnership Securities and includes any and all benefits to which a Limited Partner is entitled as provided in the Amended and Restated Partnership Agreement, together with all obligations of a Limited Partner to comply with the terms and provisions of the Amended and Restated Partnership Agreement.

  Minimum Quarterly Distribution: $0.575 per Unit per Quarter; provided, however, the Minimum Quarterly Distribution with respect to the Senior Subordinated Units, Junior Subordinated Units and General Partner Units for the period commencing on the Effective Time and ending on June 30, 1999, shall be equal to the product of $0.575 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is 91, subject to adjustment as described in "Cash Distribution Policy--Distributions from Capital Surplus" and "Cash Distribution Policy--Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

  Operating Expenditures: All Partnership Group expenditures, including taxes, reimbursements of the general partner, debt service payments, and capital expenditures, subject to the following:

    (a) Payments (including prepayments) of principal and premium on a debt shall not be an Operating Expenditure if the payment is (i) required in connection with the sale or other disposition of assets or (ii) made in connection with the refinancing or refunding of indebtedness with the proceeds from new indebtedness or from the sale of equity interests. For purposes of the foregoing, at the election and in the reasonable discretion of the general partner, any payment of principal or premium shall be deemed to be refunded or refinanced by any indebtedness incurred or to be incurred by the Partnership Group within 180 days before or after such payment to the extent of the principal amount of such indebtedness.

    (b) Operating Expenditures shall not include (i) capital expenditures made for Acquisitions or for Capital Improvements (as opposed to capital expenditures made to maintain assets), (ii) payment of transaction expenses relating to Interim Capital Transactions (iii) payment of transaction expenses related to the Merger and the transactions contemplated thereby or
  (iv) distributions to partners. Where capital expenditures are made in part for Acquisitions or Capital Improvements and in part for other purposes, the general partner's good faith allocation between the amounts paid for each shall be conclusive.

  Operating Partnership: Star Gas Propane, L.P., a Delaware limited partnership, and any successors thereto.

  Operating Partnership Agreement: The Amended and Restated Partnership Agreement for the Operating Partnership (the form of which has been filed as an exhibit to the Registration Statement of which this Proxy Statement is a part).

  Operating Surplus: As to any period prior to liquidation:

    (a) the sum of (i) $6.0 million plus all cash of the Partnership Group on hand as of the close of business on the Initial Closing Date, (ii) all the cash receipts of the Partnership Group for the period beginning on the Initial Closing Date and ending with the last day of such period, other than cash receipts from Interim Capital Transactions (except to the extent specified in the

  Amended and Restated Partnership Agreement and (iii) all cash receipts of the Partnership Group after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from borrowings for working capital purposes, less

    (b) the sum of (i) Operating Expenditures for the period beginning on the Initial Closing Date and ending with the last day of such period and (ii) the amount of cash reserves that is necessary or advisable in the reasonable discretion of the general partner to provide funds for future Operating Expenditures; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

Notwithstanding the foregoing, "Operating Surplus" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

  Opinion of Counsel: An opinion of counsel to the effect that the taking of a particular action will not result in the loss of the limited liability of the limited partners of the Partnership or cause the Partnership to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes.

  Partnership: Star Gas Partners, L.P., a Delaware limited partnership, and any successors thereto.

  Partnership Agreement: The partnership agreement for the Partnership, as currently in effect, and unless the context requires otherwise, references to the Partnership Agreement constitute references to the Partnership Agreements of the Partnership and of the Operating Partnership, collectively.

  Partnership Group: The Partnership, the Operating Partnership and any subsidiary of either such entity, treated as a single consolidated entity.

  Petro Adjusted Operating Surplus: With respect to any four-quarter period, the Adjusted Operating Surplus generated by Petro (which for purposes of this definition includes all subsidiaries of the Partnership primarily engaged in the home heating oil business) during such four-quarter period, as determined in good faith by a majority of the members of the Board of Directors of the General Partner (with the concurrence of the Audit Committee). In calculating Petro Adjusted Operating Surplus, (i) debt service (including the payment of principal, interest and premium) on all debt incurred or assumed by Petro or any of its affiliates, the proceeds of which are used by or for the benefit of Petro (including the proceeds from the Debt Offering), shall be included to the extent such debt service is included in the calculation of Operating Surplus, and (ii) debt service (including the payment of principal, interest and premium) on all debt incurred or assumed by Petro or any of its affiliates, the proceeds of which are not used by or for the benefit of Petro, shall be excluded.

  Petro Units: With respect to any date, means the sum of (i) the excess of the number of Units outstanding at the Effective Time over the number of Units outstanding immediately prior to the

Effective Time (assuming the simultaneous closing of the Equity Offering), (ii) the number of Units issued by the Partnership thereafter to the extent the net proceeds of which are contributed to Petro (which for purposes hereof includes all subsidiaries of the Partnership primarily engaged in the home heating oil business), (iii) the number of additional Senior Subordinated Units or Class B Common Units issued pursuant to the Amended and Restated Partnership Agreement if Petro meets certain financial targets, and (iv) the deemed number of Units outstanding based upon a contribution of capital to Petro by the Partnership or any affiliate thereof after the Effective Time (which contribution is not covered by (ii) above or traceable to debt proceeds), which number of deemed Units is obtained by dividing (A) the amount of such contribution by (B) the Current Market Price of a Common Unit (or of a Class A Common Unit after the termination of the Subordination Period). If Petro pays down debt of Petro or debt allocated to Petro from internally generated funds of Petro and if those internally generated funds exist at Petro only because Petro has not paid dividends up to the Partnership in an amount equal to the distributions that would have been paid on the Petro Units had they been actual outstanding Units of the Partnership, then the amount used to pay down such debt will be treated as if it were contributed to Petro by the Partnership. The distribution per Senior Subordinated Unit of the Partnership shall be the amount that the Partnership would have been deemed to have distributed per Petro Unit had they been actual outstanding Units of the Partnership. For purposes of the number of deemed outstanding Units in (iv) above, such Units shall be deemed to be issued on the date of such Capital Contribution. For this purpose, Common Unit means Class A Common Units upon expiration of the Subordination Period.

  Senior Subordinated Unit: A Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to Senior Subordinated Units in the Amended and Restated Partnership Agreement.

  Subordination Period: The Subordination Period will extend from the Initial Closing Date until the first day of any quarter beginning on or after July 1, 2002 in respect of which (i) distributions of Available Cash from Operating Surplus on each of the outstanding Common Units, Senior Subordinated Units, Junior Subordinated Units and General Partner Units equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Junior Subordinated Units with respect to each of the three non-overlapping four-quarter periods immediately preceding such date, (ii) the Adjusted Operating Surplus, generated during each of the three immediately preceding, non-overlapping four quarter periods equaled or exceeded the sum of Minimum Quarterly Distribution on all of the Common Units, Senior Subordinated Units, Junior Subordinated Units and General Partner Units that were outstanding during such periods on a fully diluted basis with respect to employee options or other employee incentive compensation (i.e., taking into account for purposes of such determination all outstanding Common Units, Senior Subordinated Units, Junior Subordinated Units and General Partner Units and all Common Units issuable upon exercise of employee options that have as of the date of determination, already vested or are scheduled to vest prior to the end of the quarter immediately following the quarter with respect to which determination is made, and all Units that have as of the date of determination been earned by but not yet issued to management of the Partnership in respect of incentive compensation) and (iii) there are no arrearages in payment of the Minimum Quarterly Distribution on the Common Units.

  Target Distribution Levels: See "Cash Distribution Policy--Incentive Distributions."

  Transfer Application: An application for transfer of Units in the form set forth on the back of a certificate, substantially in the form included in this Proxy Statement as Appendix A, or in a form substantially to the same effect in a separate instrument.

  Unit: A Partnership Interest of a Partner or Assignee in the Partnership representing a fractional part of the Partnership Interests of all Partners and Assignees and shall include Common Units (Class A Common Units and Class B Common Units after the expiration of the Subordination Period), Senior Subordinated Units, Junior Subordinated Units and General Partner Units; provided, that each Unit at any time Outstanding shall represent the same fractional part of the Partnership Interests of all Partners and Assignees holding Units as each other Unit. A Unit shall not include a Petro Unit.

  Unitholders: Holders of Units.

  Unit Majority: During the Subordination Period, at least (i) a majority of the outstanding Common Units voting as a class and (ii) a majority of the outstanding Senior Subordinated Units and Junior Subordinated Units voting as a single class, in each case excluding Units owned by the General Partner or any Affiliate, and, after the Subordination Period has ended, at least a majority of the outstanding Common Units.

  Unrecovered Initial Unit Price: At any time, with respect to Common Units, Senior Subordinated Units, Junior Subordinated Units or General Partner Units, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

  Working Capital Borrowings: Borrowings pursuant to a facility or other arrangement requiring all borrowings thereunder to be reduced to a relatively small amount each year for an economically meaningful period of time. Borrowings that are not intended exclusively for working capital purposes shall not be treated as Working Capital Borrowings.

                                                                      APPENDIX A

  No transfer of the Units evidenced hereby will be registered on the books of the Partnership unless the Certificate evidencing the Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Units.

                       APPLICATION FOR TRANSFER OF UNITS

  The undersigned ("Assignee") hereby applies for transfer to the name of the Assignee of the Units evidenced hereby.

  The Assignee (a) requests admission as a Substituted Limited Partner (evidenced by a credit to the account of the undersigned at The Depository Trust Company in the name of its nominee, Cede & Co.) and agrees to comply with and be bound by, and hereby executes, the Agreement of Limited Partnership of Star Gas Partners, L.P. (the "Partnership"), as amended, supplemented or restated to the date hereof (the "Partnership Agreement") (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee's attorney-in fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee's admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date: ___________________________

-------------------------------------
Signature of Assignee

-------------------------------------
Social Security or other identifying number of Assignee

-------------------------------------

-------------------------------------

-------------------------------------

Name and Address of Assignee

-------------------------------------
Purchase Price including commissions, if any

Type of Entity (check one):

  [_] Individual
  [_] Trust

  [_] Partnership
  [_] Other (specify) _______________________________________________
  [_] Corporation

Nationality (check one):

  [_] U.S. Citizen, Resident or Domestic Entity
  [_] Foreign Corporation
  [_] Non-resident Alien

  If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

  Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the "Code"), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

  Complete Either A or B:

    A. Individual Interestholder

      1. I am not a non-resident alien for purposes of U.S. income taxation.

      2. My U.S. taxpayer identification number (Social Security Number) is _____________________________________________________________________

      3. My home address is ________________________________________________

    B. Partnership, Corporation or Other Interestholder

      1.     (Name of Interestholder)     is not a foreign corporation,
    foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations).

      2. The interestholder's U.S. employer identification number is _______

      3. The interestholder's office address and place of incorporation (if applicable) is _________________________________________________________
    ------------------------------------------------------------------------

  The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

  The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

  Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of

(Name of Interestholder)
                     -------------------------

Signature and Date   -------------------------

Title (if applicable)-------------------------

  Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Units shall be made to the best of the Assignee's knowledge.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                       PETROLEUM HEAT AND POWER CO., INC.
                             STAR GAS PARTNERS L.P.
                              PETRO/MERGECO, INC.

                                      AND

                             STAR GAS PROPANE, L.P.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE

                                   ARTICLE I.
                              CERTAIN DEFINITIONS

 1.1.  Certain Definitions.................................................    1

                                  ARTICLE II.
                       THE MERGER; EFFECTS OF THE MERGER
 2.1.  The Merger..........................................................   11
 2.2.  Effective Date And Closing..........................................   12

                                  ARTICLE III.
                   MERGER CONSIDERATION; EXCHANGE PROCEDURES
 3.1.  Merger Consideration................................................   12
 3.2.  Rights As Stockholders; Stock Transfers.............................   13
 3.3.  Fractional Shares...................................................   13
 3.4.  Exchange Procedures.................................................   14
 3.5.  Anti-Dilution Provisions............................................   16
 3.6.  Shares of Dissenting Common Holders.................................   16
 3.7.  Options.............................................................   16

                                  ARTICLE IV.
                             ACTIONS PENDING MERGER
 4.1.  Ordinary Course.....................................................   17
 4.2.  Capital Stock.......................................................   17
 4.3.  Dividends, Distributions............................................   17
 4.4.  Compensation; Employment Agreements.................................   18
 4.5.  Benefit Plans.......................................................   18
 4.6.  Acquisitions And Dispositions.......................................   18
 4.7.  Amendments..........................................................   19
 4.8.  Accounting Methods..................................................   19
 4.9.  Insurance...........................................................   19
 4.10. Notification........................................................   19
 4.11. Taxes...............................................................   19
 4.12. Debt, Capital Expenditures and the Like.............................   19
 4.13. No Dissolution......................................................   19
 4.14. Adverse Actions.....................................................   20
 4.15. Agreements..........................................................   20

                                   ARTICLE V.
                          REPRESENTATIONS AND WARRANT
 5.1.  Disclosure Schedule.................................................   20
 5.2.  Standard............................................................   20
 5.3.  Representations And Warranties......................................   20

                                  ARTICLE VI.
                                   COVENANTS
 6.1.  Best Efforts........................................................   31
 6.2.  Equityholder Approvals..............................................   31
 6.3.  Registration Statements.............................................   32
 6.4.  Modification of Petro Indentures and Preferred Stock................   33

 6.5.   Press Releases.....................................................   34
 6.6.   Access; Information................................................   34
 6.7.   Acquisition Proposals..............................................   35
 6.8.   Affiliate Arrangements.............................................   35
 6.9.   Takeover Laws......................................................   36
 6.10.  No Rights Triggered................................................   36
 6.11.  Senior Subordinated Units Listed...................................   36
 6.12.  Third Party Approvals..............................................   36
 6.13.  Indemnification; Directors' and Officers' Insurance................   37
 6.14.  Benefit Plans......................................................   39
 6.15.  Notification Of Certain Matters....................................   40
 6.16.  New Director for Star Gas LLC......................................   40

                                  ARTICLE VII.
                    CONDITIONS TO CONSUMMATION OF THE MERGER
 7.1.   Shareholder Vote...................................................   40
 7.2.   Governmental Approvals.............................................   40
 7.3.   No Injunction......................................................   40
 7.4.   Representations, Warranties And Covenants Of Star Partners.........   41
 7.5.   Representations, Warranties And Covenants Of Petro.................   41
 7.6.   Effective Merger Registration Statement............................   41
 7.7.   Opinion............................................................   42
 7.8.   Opinion of Petro's Counsel.........................................   42
 7.9.   NYSE Listing.......................................................   43
 7.10.  Affiliate Arrangements.............................................   43
 7.11.  Fairness Opinion...................................................   43
 7.12.  Public Offerings...................................................   43
 7.13.  Refinancing Conditions.............................................   43
 7.14.  Dissenters' Rights.................................................   45
 7.15.  Covenant Not to Compete............................................   45
 7.16.  Working Capital Loan...............................................   45
 7.17.  Debt Offering......................................................   45
 7.18.  Restructuring Transactions.........................................   45
 7.19.  Special Committee..................................................   45
 7.20.  Custody Agreement..................................................   45

                                 ARTICLE VIII.
                                  TERMINATION
 8.1.   Termination........................................................   45
 8.2... Effect Of Termination And Abandonment..............................   46

                                   ARTICLE IX
                                 MISCELLANEOUS
 9.1.   Survival...........................................................   47
 9.2.   Waiver; Amendment..................................................   47
 9.3.   Counterparts.......................................................   47
 9.4.   Governing Law......................................................   47
 9.5.   Expenses...........................................................   47
 9.6.   Confidentiality....................................................   47
 9.7.   Notices............................................................   47
 9.8.   Entire Understanding; No Third Party Beneficiaries.................   48
 9.9.   Headings...........................................................   49

                                    EXHIBITS

 Exhibit A Amended and Restated Partnership Agreement
 Exhibit B Amended and Restated Operating Partnership Agreement
 Exhibit C Petro Conveyance Agreement
 Exhibit D Star LLC Conveyance Agreement
 Exhibit E Covenant Not To Compete of Irik P. Sevin

                              DISCLOSURE SCHEDULES

 (S) 4.2            (Petro only) Capital stock; issuance of additional shares
 (S) 4.4            (Petro only) Compensation; Employment Agreements
 (S) 4.6            (Petro only) Acquisition and Dispositions
 (S) 4.12           (Petro only) 1998 Capital Budget
                                 Shares; Shares/Units reserved for issuance;
 (S) 5.3 (b)                     stock options
 (S) 5.3 (c)                     Subsidiaries
 (S) 5.3 (f)                     No defaults
 (S) 5.3 (h)                     Litigation
                                 Compliance with laws (exception for no
 (S) 5.3 (i)                     Material Adverse Effect)
 (S) 5.3 (l) (i)                 Compensation and Benefit Plans
                                 Disclosures concerning pension plans, multi-
 (S) 5.3 (l) (iv)                employer plans
                                 Excess of benefit liabilities over current
 (S) 5.3 (l) (vi)                value of assets
 (S) 5.3 (l) (viii)              Golden parachutes, etc.
 (S) 5.3 (m)                     Collective bargaining agreement
 (S) 5.3 (p)                     Regulatory approval
 (S) 5.3 (t)                     Intellectual property

  AGREEMENT AND PLAN OF MERGER, dated as of October 22, 1998 (this "Agreement"), by and among PETROLEUM HEAT AND POWER CO., INC., a Minnesota corporation ("Petro"), STAR GAS PARTNERS, L.P., a Delaware limited partnership ("Star Partners"), STAR GAS PROPANE, L.P., a Delaware limited partnership ("Star Propane"), and PETRO/MERGECO, INC., a Minnesota corporation ("Mergeco") and an indirect, wholly owned subsidiary of Star Partners.

                                  WITNESSETH:

  WHEREAS, the Board of Directors of Petro and the Board of Directors of Star Gas Corporation, the general partner of Star Partners and Star Propane, upon the recommendation of the Special Committee of the Board of Directors of the General Partner, have determined that it is in the best interests of their respective companies and their equity holders to consummate the business combination provided for herein pursuant to which Mergeco will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into Petro, with Petro surviving as an indirect, wholly owned subsidiary of Star Partners;

  WHEREAS, on or prior to the date hereof, the Tax Free Group (as defined herein) and Star Partners have executed the Exchange Agreement (as defined herein);

  WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

  NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I.
                              CERTAIN DEFINITIONS

  1.1. Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

  "Affiliate" shall have the meaning set forth in Section 6.8(a).

  "Agreement" shall have the meaning set forth in the introductory paragraph to this Agreement.

  "Amended and Restated Operating Partnership Agreement" shall mean the Amended and Restated Operating Partnership Agreement substantially in the form attached hereto as Exhibit B.

  "Amended and Restated Partnership Agreement" shall mean the Amended and Restated Partnership Agreement substantially in the form attached hereto as Exhibit A.

  "Articles of Merger" shall have the meaning set forth in Section 2.1(b).

  "Certificate of Merger" shall have the meaning set forth in Section 2.1(b).

  "Certificates" shall have the meaning set forth in Section 3.4(b).

  "Closing" shall have the meaning set forth in Section 2.2.

  "Closing Date" shall have the meaning set forth in Section 2.2.

  "Code" shall mean the Internal Revenue Code of 1986, as amended.

  "Common Units" shall mean the common units representing limited partner interests of Star Partners having the rights and obligations specified with respect to Common Units in the Amended and Restated Partnership Agreement.

  "Compensation and Benefit Plans" shall have the meaning set forth in Section 5.3(1).

  "Cost of Capital" shall mean the sum of (a) the number of Common Units and Subordinated Units issued in the Equity Offering (excluding any Common Units or Subordinated Units issued pursuant to the exercise of an over-allotment option) multiplied by $2.30 and (b) the principal amount of debt issued in the Debt Offering multiplied by the interest rate on such debt.

  "Custody Agreement" shall mean the Custody Agreement among the members of the Tax Free Group and American Stock Transfer and Trust substantially in the form annexed to the Exchange Agreement.

  "Dain Rauscher Wessels" shall mean Dain Rauscher Wessels, a division of Dain Rauscher Incorporated.

  "Debt Offering" shall mean a public offering by a wholly owned subsidiary of Star Propane of nonconvertible debt securities with gross proceeds of not more than $120 million with total underwriting discounts and commissions not to exceed 3% of the aggregate principal amount offered to the public, the proceeds of which shall be used to refinance a portion of the Public Debt.

  "Debt Registration Statement" shall have the meaning set forth in Section 6.3(a).

  "Designated Percentage" shall mean a percentage of between 0% and 100% recommended by the Chief Financial Officer of Petro and approved by the Special Committee, not more than 10 business days and not less than two business days before the Closing Date.

  "DGCL" shall mean the Delaware General Corporation Law.

  "Disclosure Schedule" shall have the meaning set forth in Section 5.1.

  "Dissenting Common Holders" shall mean Petro shareholders who comply with all provisions of the MBCA concerning their right to object to and dissent from the Merger and demand "fair value" for their shares.

  "Effective Time" shall have the meaning set forth in Section 2.1(b).

  "Environmental Laws" shall mean all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the

Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

  "Equity Registration Statement" shall have the meaning set forth in Section 6.3(a).

  "Equity Offering" shall mean a public offering by Star Partners of Common Units or Senior Subordinated Units with gross proceeds of not less than $110 million and not more than $140 million, as determined by Petro (excluding any proceeds received from the exercise of the underwriters' over-allotment option, which will not exceed 15% of the number of Common Units or Senior Subordinated Units initially issued in the public offering), with total underwriting discounts and commissions not to exceed 5% of the aggregate price to the public.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

  "ERISA Affiliate" shall have the meaning set forth in Section 5.3(1)(iv).

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

  "Exchange Agent" shall mean American Stock Transfer & Trust Company or such other entity as may be selected by Star Partners subject to the reasonable approval of Petro.

  "Exchange Agreement" shall mean the Exchange Agreement among the members of the Tax Free Group and Star Partners dated as of October 17, 1998.

  "Exchange Fund" shall have the meaning set forth in Section 3.4(a).

  "General Partner" shall mean Star Gas Corporation, a Delaware corporation, and its successors and permitted assigns as general partner of Star Partners and Star Propane.

  "General Partner Units" shall mean the general partner units representing a general partner interest in Star Partners having the rights and obligations specified with respect to General Partner Units in the Amended and Restated Partnership Agreement.

  "HSRA" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

  "Indemnified Party" shall have the meaning set forth in Section 6.13(a).

  "Joint Proxy Statement" shall have the meaning set forth in Section 6.3(a).

  "Junior Preferred Stock" shall mean Petro's 1998 Junior Convertible Preferred Stock.

  "Junior Subordinated Units" shall mean the junior subordinated units representing limited partner interests of Star Partners having the rights and obligations specified with respect to Junior Subordinated Units in the Amended and Restated Partnership Agreement.

  "Lien" shall mean any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

  "MBCA" shall mean the Minnesota Business Corporation Act.

  "Material Adverse Effect" shall mean, with respect to either Petro or Star Partners, any effect that (i) is material and adverse to the financial position, results of operations, business or prospects of Petro and its Subsidiaries taken as a whole, or Star Partners and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of Petro or Star Partners, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) actions or omissions of Petro or Star Partners taken with the prior written consent of Petro or the Special Committee, as applicable, in connection with the transactions contemplated hereby (as long as the material facts known to the requesting party concerning such actions or omissions were disclosed to the consenting party at the time it gave its consent), (b) circumstances affecting home heating oil companies or propane companies generally, and (c) the effects of the Merger and compliance by either party with the provisions of this Agreement on the business, financial condition or results of operations of such party and its Subsidiaries, or the other party and its Subsidiaries, as the case may be.

  "Meeting" shall have the meaning set forth in Section 6.2.

  "Merger" shall have the meaning set forth in the recitals to this Agreement and in Section 2.1(a).

  "Merger Consideration" shall have the meaning set forth in Sections 2.1(a) and 3(1).

  "Merger Registration Statement" shall have the meaning set forth in Section 6.3(a).

  "Multiemployer Plans" shall have the meaning set forth in Section
5.3(1)(iii).

  "New Certificates" shall have the meaning set forth in Section 3.4(a).

  "Newco" shall mean Petro Holdings Inc., a Minnesota corporation and a wholly owned subsidiary of Parentco."

  "Non-Compliance Event" shall have the meaning set forth in Section
5(3)(i)(i).

  "Non-Compliance Notification" shall have the meaning set forth in Section 5(3)(i)(iii).

  "NYSE" shall mean the New York Stock Exchange.

  "Old Subordinated Units" shall mean the subordinated units representing limited partner interests of Star Partners having the rights and obligations specified with respect to Subordinated Units in the Partnership Agreement.

  "Operating Partnership Agreement" shall mean the Agreement of Limited Partnership of Star Propane, as in effect immediately prior to the Effective Time.

  "Operating Partnership Agreement Amendments" shall mean the amendments to the Operating Partnership Agreement effected in the Amended and Restated Operating Partnership Agreement.

  "Parentco" shall mean Star/Petro, Inc., a Minnesota corporation and a wholly owned subsidiary of the Star Propane.

  "Partnership Agreement" shall mean the Agreement of Limited Partnership of Star Partners, as in effect immediately prior to the Effective Time.

  "Partnership Agreement Amendments" shall mean the amendments to the Partnership Agreement effected in the Amended and Restated Partnership Agreement.

  "Pension Plan" shall have the meaning set forth in Section 5.3(1)(iii).

  "Permitting Violation" shall have the meaning set forth in Section
5(3)(i)(ii).

  "Person" or "person" shall mean any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

  "Petro Class A Common Stock" means the Class A Common Stock, par value $.10 per share of Petro.

  "Petro Class B Common Stock" means the Class B common Stock, par value $.10 per share of Petro.

  "Petro Class C Common Stock" means the Class C Common Stock, par value $.10 per share of Petro.

  "Petro Common Stock" shall mean shares of Petro Class A Common Stock and Class C Common Stock without distinction as to class.

  "Petro Conveyance Agreement" shall mean the Conveyance and Contribution Agreement among Petro, Star Partners and Star Propane to be entered into as of the Closing Date substantially in the form of Exhibit C.

  "Petro Directors" shall mean the members of the Board of Directors of Petro.

  "Petro's Disclosure Schedule" shall mean the Disclosure Schedule delivered by Petro pursuant to Section 5.1.

  "Petro Insiders" shall mean Irik P. Sevin, Audrey L. Sevin, Phillip Ean Cohen, Thomas J. Edelman, Richard O'Connell, Brentwood Corp., Gabes S.A., Minneford Corp., Fernando Montero, M.M. Warburg & Co., Hanseatic Corp., Hanseatic Americas LDC, Barcel Corp., Hubertus Langen, Tortosa GmbH, Paul Biddelman and United Capital Corp.

  "Petro Meeting" shall have the meaning set forth in Section 6.2.

  "Petro Preferred Stock" shall mean collectively the Junior Preferred Stock, the Private Preferred Stock and the Public Preferred Stock.

  "Petro Stock Option" shall have the meaning set forth in Section 3.7.

  "Petro Stock Option Plans" shall have the meaning set forth in Section 3.7.

  "Plans" shall have the meaning set forth in Section 5(3)(l)(iii).

  "Previously Disclosed" by a party shall mean information set forth in its Disclosure Schedule.

  "Private Debt" means Petro's 11.85% Senior Notes due October 1, 2002, Petro's 12.17% Senior Notes due October 1, 2002 and Petro's 12.18% Senior Notes due October 1, 2002.

  "Private Preferred Stock" shall mean Petro's 1989 Preferred Stock due 1999.

  "Public Debt" means Petro's 10 1/8% Subordinated Notes due 2003, Petro's 9 3/8% Subordinated Debentures due 2006 and Petro's 12 1/4% Subordinated Debentures due 2005.

  "Public Preferred Stock" means Petro's 12 7/8% Series B and Series C Exchangeable Preferred Stock due 2009.

  "Registration Statements" shall have the meaning set forth in Section 6.3.

  "Regulatory Authorities" shall have the meaning set forth in Section
5.3(h)(ii).

  "Restructuring Transactions" shall mean the following, collectively:

    1. the sale of the Designated Percentage of certain assets (the "Transferred Assets") by Petro or Subsidiaries of Petro to Star Propane in exchange for a note (the "Bridge Note"), as contemplated by the Petro Conveyance Agreement;

    2. the sale by the General Partner of its general partnership interests in Star Partners and Star Propane and its subordinated limited partnership interests and common limited partnership interests in Star Partners to Petro for a note in the principal amount of $41,146,000;

    3. the contribution by Petro of (i) all of its general partner interest in Star Propane (other than a portion of such interest with a value of approximately $1,000) to Star Partners in exchange for 54,316 newly issued Senior Subordinated Units and (ii) all of its general partner interest in Star Partners (other than a portion of such interest with a value of approximately $1,000) to Star Partners in exchange for 54,316 newly issued Senior Subordinated Units) as contemplated by the Petro Conveyance Agreement;

    4. the conversion of all of Petro's Old Subordinated Units into 1,992,673 newly issued Senior Subordinated Units and 42,046 newly issued Common Units;

    5. the contribution by certain Petro Insiders of 1,753,546 shares of Class A Common Stock Class C Common Stock (the "Insider Stock") to a newly formed Delaware limited liability company ("Star Gas LLC") in exchange for all the member interests in Star Gas LLC as contemplated in the Exchange Agreement, the formation certificate and operating agreement to be subject in form and substance to the approval of the Special Committee;

    6. the contribution by Star Gas LLC of 9,244 of its Class A Common Stock to Star Propane in exchange for a .01% general partner interest in Star Propane as contemplated by the Star LLC Conveyance Agreement;

    7. the contribution by Star Gas LLC of 1,744,302 of its Class A and Class C Common Stock to Star Partners in exchange for a 1.99% general partner interest in Star Partners as contemplated by the Star LLC Conveyance Agreement;

    8. the contribution by certain members of the Tax Free Group of 8,733,735 their Class A and Class C Common Stock to Star Partners in exchange for 577,205 Junior Subordinated Units and 666,994 Senior Subordinated Units, as contemplated in the Exchange Agreement;

    9. the contribution by Star Partners of the Petro Common Stock owned by it to Star Propane;

    10. the contribution by Star Propane to Parentco of the Transferred Assets, the stock of Petro and the stock of Stellar Propane Corp. in exchange for all the capital stock of Parentco and the assumption by Parentco of $85 million of Star Propane's 8.04% First Mortgage Notes and $11 million of Star Propane's 7.17% First Mortgage Notes.

    11. the contribution by Parentco of the Petro Common Stock and the Transferred Assets owned by it to Newco free of any liability with respect to the outstanding First Mortgage Notes of Star Partners; and

    12. the contribution by Newco of the Petro Common Stock owned by it to Mergeco.

  "Rights" shall mean, with respect to any person, securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, equity securities of such person.

  "SEC" shall mean the Securities and Exchange Commission.

  "SEC Documents" shall have the meaning set forth in Section 5.3(g).

  "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

  "Senior Subordinated Units" shall mean the senior subordinated units representing limited partner interests of Star Partners having the rights and obligations specified with respect to Senior Subordinated Units in the Amended and Restated Partnership Agreement.

  "Significant Subsidiaries" shall have the meaning ascribed to such term in
Section 1-01(w) of Regulation S-X under the Securities Act.

  "Special Committee" means the special committee of the Board of Directors of the General Partner consisting of William Nicoletti and Elizabeth Lanier.

  "Star Gas LLC" shall mean Star Gas LLC, a newly-created Delaware limited liability company that will succeed Star Gas Corporation as the general partner of the partnership.

  "Star LLC Conveyance Agreement" shall mean the Conveyance and Contribution Agreement among Star Gas LLC, Star Propane and Star Partners to be entered into as of the Closing Date substantially in the form of Exhibit D.

  "Star Partners" shall have the meaning set forth in the introductory paragraph to this Agreement.

  "Star Partners' Disclosure Schedule" shall mean the Disclosure Schedule delivered by Star Partners pursuant to Section 5.1.

  "Star Partners Meeting" shall have the meaning set forth in Section 6.2.

  "Star Propane" shall have the meaning set forth in the introductory paragraph to this Agreement.

  "Star Propane Debt Conditions" shall mean the Holders of Star Propane's 8.04% First Mortgage Notes due 2009 and Star Propane's outstanding bank credit facilities shall have consented to the execution, delivery and performance of this Agreement by Star Propane or shall have entered into amendments permitting the execution, delivery and performance of this Agreement by Star Propane without violation of the terms of such indebtedness and without a requirement that such indebtedness be repurchased (or an offer be made to purchase such indebtedness).

  "Subsidiary" shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X under the Securities Act.

  "Surviving Corporation" shall have the meaning set forth in Section 2.1(a).

  "Takeover Law" means any "fair price", "moratorium", "control share acquisition" or any other anti-takeover statute or similar statute enacted under state or federal law.

  "Takeover Proposal" shall mean, with respect to Petro, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Petro or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Petro or any of its Subsidiaries other than the transactions contemplated or permitted by this Agreement.

  "Tax Returns" shall have the meaning set forth in Section 5.3(o).

  "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

  "Treasury Shares" shall mean shares of Petro Common Stock owned by Petro at the Effective Time.

  "Working Capital" when applied to Petro, shall mean Petro's current assets minus current liabilities determined in accordance with generally accepted accounting principles applied on a consistent basis, provided, that (i) restricted cash shall be excluded from current assets to the extent such restricted cash remains restricted immediately following the Effective Time and relates to indebtedness due in more than one year, (ii) draws under Petro's bank working capital facility shall be included in current liabilities, (iii) the current maturities of all other Petro long-term indebtedness and preferred stock shall be excluded from current liabilities, and (iv) expenses of the type described in Section 7.13(d) shall be included as a current liability to the extent not financed in the Debt Offering or the Equity Offering.

                             ARTICLE II.ARTICLE II.
                       THE MERGER; EFFECTS OF THE MERGER

  2.1. The Merger.

  (a) The Surviving Corporation. Subject to the terms and conditions of this Agreement, at the Effective Time, Mergeco shall merge with and into Petro (the "Merger"), the separate corporate existence of Mergeco shall cease and Petro shall survive and continue to exist as a Minnesota corporation (Petro, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation"). Star Partners, with the consent of the Special Committee, may at any time change the method of effecting the Merger (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be desirable; provided, however, that no such change shall (A) alter or change the amount or kind of consideration to be issued to holders of Petro Common Stock or Petro Preferred Stock as provided for in this Agreement (the "Merger Consideration"), (B) adversely affect the tax treatment of Petro's stockholders as a result of receiving the Merger Consideration or (C) materially impede or delay consummation of the transactions contemplated by this Agreement.

  (b) Effectiveness And Effects Of The Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII in accordance with this Agreement, the Merger shall become effective upon the later to occur of (i) the filing in the office of the Secretary of State of Delaware of a properly executed certificate of merger (the "Certificate of Merger") and (ii) the filing with the Department of State of Minnesota of properly executed articles of merger (the "Articles of Merger"), or such later date and time as may be set forth in the Certificate of Merger and the Articles of Merger (the "Effective Time"), in accordance with the DGCL and the MBCA. The Merger shall have the effects prescribed in DGCL and the MBCA.

  (c) Certificate Of Incorporation And By-Laws. The certificate of incorporation and by-laws of Petro in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

  (d) Directors of the Surviving Corporation. The directors of Petro who are also employees of Petro immediately prior to the Effective time shall be the directors of the Surviving Corporation as of the Effective Time.

  (e) Officers of the Surviving Corporation. The officers of Petro immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.

  2.2. Effective Date And Closing. Subject to the satisfaction or waiver of the conditions as set forth in Article VII in accordance with this Agreement, the closing of the Merger and the other transactions contemplated hereby (the "Closing") shall occur on (a) the third business day to occur after the day on which the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement, provided that such date shall not be earlier than February 15, 1999 or (b) such other date to which the parties may agree in writing. The date on which the Closing occurs is referred to as the "Closing Date." The Closing of the transactions contemplated by this Agreement shall take place at the offices of Phillips Nizer Benjamin Krim & Ballon LLP, 666 Fifth Avenue, New York, New York 10103 at 10:00 a.m. New York City time on the Closing Date.

                                  ARTICLE III.
                   MERGER CONSIDERATION; EXCHANGE PROCEDURES

  3.1. Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of capital stock of any party:

    (a) Each share of the common stock, par value $.01 per share, of Mergeco outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.10, of the Surviving Corporation.

    (b) Each Treasury Share and each share of Petro Common Stock owned by Mergeco shall cease to be outstanding and shall be canceled and retired without payment of any consideration therefor, and no partnership interest of Star Partners or other consideration shall be delivered in exchange therefor.

    (c) Each share of Petro Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Shares, shares held by Mergeco, and shares of Dissenting Common Holders) shall be converted into the right to receive .13064 fully paid and nonassessable Senior
  Subordinated Units.

    (d) Each share of Junior Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive .13064 fully paid and nonassessable Common Units.

    (e) Each share of Public Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive $23 in cash plus accrued and unpaid dividends as of the Effective Time.

    (f) Each share of Petro's Class B Common Stock, $.10 par value, outstanding immediately prior to the Effective Time, shall be unchanged and shall remain outstanding with the same relative rights, preferences and privileges which it had immediately prior to the Effective Time.

  3.2. Rights As Stockholders; Stock Transfers. At the Effective Time, holders of Petro Common Stock, Junior Preferred Stock and Public Preferred Stock shall cease to be, and shall have no rights, as stockholders of Petro, other than to receive (a) any dividend or other distribution with respect to such Petro Common Stock, Junior Preferred Stock or Public Preferred Stock with a record date occurring prior to the Effective Time that may have been declared or made by Petro on such shares of Petro Common Stock, Junior Preferred Stock or Public Preferred Stock in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Time and (b) the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of the shares of Petro Common Stock or Petro Preferred Stock.

  3.3. Fractional Shares. No certificates or scrip representing fractional Common Units or Senior Subordinated Units shall be issued upon the surrender for exchange of Certificates pursuant to this Article III, and, except as provided in Section 3.2 and this Section 3.3, no dividend or other distribution, stock split or interest shall relate to any such fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder of Star Partners. In lieu thereof, each holder of shares of Petro Common Stock who would otherwise have been entitled to a fraction of a Senior Subordinated Unit upon surrender of Certificates for exchange pursuant to this Article III will be paid an amount in cash (without interest) equal to the closing price of the Senior Subordinated Units on the first day of trading thereof on the NYSE (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) multiplied by the fractional interest the holder would otherwise be entitled to receive, and each holder of shares of Junior Preferred Stock who would otherwise have been entitled to a fraction of a Common Unit upon surrender of Certificates for exchange pursuant to this Article III will be paid an amount in cash (without interest) equal to such fraction multiplied by the average of the last sales prices of the Common Units on the New York Stock Exchange Composite Transactions tape (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) for the five consecutive trading days ending immediately prior to the second trading day prior to the Closing Date.

  3.4. Exchange Procedures. (a) At or prior to the Effective Time, Star Partners shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of the Petro Common Stock and the Junior Preferred Stock for exchange in accordance with this Article III (i) certificates representing the Senior Subordinated Units and Common Units ("New Certificates") issuable pursuant to Section 3.1 in exchange for outstanding shares of Petro Common Stock and Junior Preferred Stock, (ii) the amount of cash necessary to be distributed to the holders of Public Preferred Stock in accordance with the foregoing sections of this Article III and (iii) an amount of cash to be paid in lieu of fractional Senior Subordinated Units and Common Units as provided herein (such cash and New Certificates, together with any dividends or distributions with respect thereto (but without any interest thereon), being hereinafter referred to as the "Exchange Fund").

  (b) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which, immediately prior to the Effective Time, represented outstanding shares of Petro Common Stock and Junior Preferred Stock (the "Certificates"), which holder's shares of Petro Common Stock or Junior Preferred Stock were converted into the right to receive Senior Subordinated Units or Common Units pursuant to Section 3.1 (i) a letter of transmittal, which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Star Partners may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Senior Subordinated Units and Common Units. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor a New Certificate representing the number of whole Senior Subordinated Units or Common Units that such holder has the right to receive pursuant to this Article III, and cash in lieu of any fractional Senior Subordinated Units or Common Units, as contemplated by Section 3.3, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Petro Common Stock or Junior Preferred Stock that is not registered in the transfer records of Petro, a certificate representing the proper number of Senior Subordinated Units or Common Units may be issued to a transferee only on the condition that the Certificate formerly representing such shares of Petro Common Stock or Junior Preferred Stock is presented to the Exchange Agent, properly endorsed, and accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid or that no such taxes are applicable. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to Senior Subordinated Units or Common Units held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of persons entitled thereto.

  (c) If any Certificate shall have been lost, stolen, mislaid or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, mislaid or destroyed, and if required by Star Partners, the posting by such Person of a bond in such reasonable amount as Star Partners may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, mislaid or destroyed Certificate the consideration deliverable in respect thereof as determined in accordance with this Article III.

  (d) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Petro Common Stock or Junior Preferred Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  (e) No distributions with respect to the Common Units or Senior Subordinated Units declared or made after the Effective Time with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered old Certificate, and no cash payment in lieu of fractional Senior Subordinated Units or Common Units shall be paid to any such holder pursuant to Section 3.3 until the holder thereof shall surrender such Certificates in accordance with this Article III. After the surrender of certificates in accordance with this
Article III, and subject to the effect of applicable laws, there shall be paid to the holder of Senior Subordinated Units or Common Units issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of distributions with a record date after the Effective Time theretofore payable with respect to such Senior Subordinated Units or Common Units and not paid, less the amount of any withholding taxes which may be required thereon, and
(ii) at the appropriate payment date, the amount of distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such Senior Subordinated Units or Common Units, less the amount of any withholding taxes which may be required thereon.

  (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Petro for twelve months after the Closing shall be paid to Star Partners. Any stockholders of Petro who have not theretofore complied with this
Article III shall thereafter look only to Star Partners for payment of the Common Units or Senior Subordinated Units, cash in lieu of any fractional Common Units or Senior Subordinated Units and unpaid distributions on the Common Units and the Senior Subordinated Units deliverable in respect of each share of Petro Common Stock and Junior Preferred Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

  3.5. Anti-Dilution Provisions. In the event of any subdivisions, reclassifications, recapitalizations, splits, combinations or dividends in the form of equity interests with respect to the Common Units, and the Petro Common Stock (in each case, as permitted pursuant to Section 4.3) the number of Senior Subordinated Units and Common Units to be issued in the Merger and the average closing sales prices of the Common Units determined in accordance with Section
3.3 will be correspondingly adjusted.

  3.6. Shares of Dissenting Common Holders. Any issued and outstanding shares of Petro Common Stock held by Dissenting Common Holders shall not be converted as described in Section 3.1(c) but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such Dissenting Common Holder pursuant to the MBCA; provided, however, that shares of Petro Common Stock outstanding immediately prior to the Effective Time and held by a Dissenting Common Holder who shall, after the Effective Time, withdraw his demand for fair value or lose his dissenters' rights pursuant to the MBCA, shall be deemed to be converted, as of the Effective Time, into the right to receive Senior Subordinated Units as specified in Section 3.1(c), without interest.

  3.7. Options. (a) At the Closing, all employee and director stock options to purchase shares of Petro Common Stock (each, a "Petro Stock Option"), which are then outstanding and unexercised, shall cease to represent a right to acquire shares of Petro Stock. To the extent any such stock option is not vested at the Effective Time and does not become vested by reason of the Merger, such stock option shall be cancelled. To the extent that any stock option is vested as of the Effective Time or becomes vested by reason of the Merger, such stock option to the extent so vested shall be converted automatically into options to purchase .13064 Senior Subordinated Units at a price equal to the original exercise price divided by .13064 and Star Partners shall assume each such Petro Stock Option subject to the terms of any of the stock option plans listed under "Stock Option Plans" in Section 5.3 of Petro's Disclosure Schedule (collectively, the "Petro Stock Option Plans"), and the agreements evidencing grants thereunder, including but not limited to the accelerated vesting of such options which shall occur in connection with and by virtue of the Merger as and to the extent required by such plans and agreements.

                                  ARTICLE IV.
                             ACTIONS PENDING MERGER

From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, (a) without the prior written consent of the Special Committee (which consent shall not be unreasonably withheld or delayed) Petro will not, and will cause each of its Subsidiaries not to, and (b) without the prior written consent of Petro (which consent shall not be unreasonably withheld or delayed) Star Partners will not, and will cause each of its Subsidiaries not to:

  4.1. Ordinary Course. Conduct the business of it and its Subsidiaries other than in the ordinary and usual course or, to the extent consistent therewith, fail to use reasonable best efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would (a) adversely affect the ability of any party to obtain any approvals required under the HSRA for the transactions contemplated hereby or (b) adversely affect its ability to perform any of its material obligations under this Agreement.

  4.2. Capital Stock. In the case of Petro and its Subsidiaries, other than (a) pursuant to stock options Previously Disclosed in its Disclosure Schedule, (b) pursuant to the Petro dividend reinvestment program or (c) as otherwise set forth on Section 4.2 of Petro's Disclosure Schedule, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock, any stock appreciation rights or any Rights, (ii) enter into any agreement with respect to the foregoing or (iii) permit any additional shares of capital stock to become subject to new grants of employee stock options, stock appreciation rights or similar stock-based employee rights.

  4.3. Dividends, Distributions. (a) Make, declare or pay any dividend (other than (i) in the case of Star Propane, distributions of Available Cash (as defined in the Operating Partnership Agreement) to its partners, (ii) in the case of Star Partners, regular quarterly cash distributions of Available Cash on the Common Units, Subordinated Units and general partner interest of Star Partners and (iii) in the case of Petro, regular quarterly dividends on the Petro Preferred Stock), in each case in the ordinary course consistent with past practice), on or in respect of, or declare or make any distribution on any shares of its equity securities other than as Previously Disclosed, (b) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (c) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any shares of its capital stock, except as required by the terms of its securities outstanding on the date hereof or as contemplated by any existing Compensation and Benefit Plan.

  4.4. Compensation; Employment Agreements. In the case of Petro and its Subsidiaries, except as set forth on Section 4.4 of Petro's Disclosure Schedule, enter into or amend any written employment, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for (a) normal individual increases in compensation to employees (other than officers and directors) in the ordinary course of business consistent with past practice or (b) other changes as are provided for herein or as may be required by law or to satisfy contractual obligations existing as of the date hereof or (c) additional grants of awards to newly hired employees consistent with past practice.

  4.5. Benefit Plans. In the case of Petro and its Subsidiaries, except as set forth on Section 4.5 of the Petro Disclosure Schedule, enter into or amend (except as may be required by applicable law, to satisfy contractual obligations existing as of the date hereof or amendments which, either individually or in the aggregate, would not reasonably be expected to result in a material liability to Petro or its Subsidiaries) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including, without limitation, taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

  4.6. Acquisitions And Dispositions. In the case of Petro and its Subsidiaries, and except for the sale of the Transferred Assets to Star Propane, sell, lease, dispose of or discontinue any portion of its assets, business or properties, which is material to it and its Subsidiaries taken as a whole, or acquire, by merger or otherwise, or lease (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) any assets or all or any portion of, the business or property of any other entity which, in either case, is material to it and its Subsidiaries taken as a whole, or would be likely to have a Material Adverse Effect on the ability of the parties to consummate the transactions contemplated by this Agreement or to delay materially the Effective Time. In the case of Star Partners, Star Partners will not, and will cause its Subsidiaries not to, make any acquisition or take any other action which would have a Material Adverse Effect on its ability to consummate the transactions contemplated by this Agreement.

  4.7. Amendments. In the case of Petro, amend its Articles of Incorporation or By-laws.

  4.8. Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by law or generally accepted accounting principles.

  4.9. Insurance. Fail to use reasonable best efforts to maintain with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained by it in the past.

  4.10. Notification. Fail to promptly notify the other of any material change in its condition (financial or otherwise) or business or any material litigation or material governmental complaints, investigations or hearings or the breach in any material respect of any of its representations or warranties contained herein.

  4.11. Taxes. (a) Make or rescind any material express or deemed election relating to Taxes unless it is reasonably expected that such action will not materially and adversely affect it, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election, (b) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except where such settlement or compromise will not materially and adversely affect it or (c) change in any material respect any of its methods of reporting income, or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law or except for such changes that are reasonably expected not to materially adversely affect it.

  4.12. Debt, Capital Expenditures and the Like. In the case of Petro, except as provided in Section 6.4, (a) incur any indebtedness for borrowed money (except for working capital under existing credit facilities) or guarantee any such indebtedness of others, (b) enter into any material lease (whether operating or capital), (c) create any material mortgages, liens, security interests or other encumbrances on the property of Petro or its Subsidiaries in connection with any pre-existing indebtedness, new indebtedness or lease or (d) make or commit to make aggregate capital expenditures in excess of $2.0 million over Petro's fiscal 1998 capital expenditure budget identified in Section 4.12 of the Petro Disclosure Schedule and Previously Disclosed to Star Gas.

  4.13. No Dissolution. Authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation.

  4.14. Adverse Actions. Knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Closing, (b) any of the conditions to the Merger set forth in Article VII not being satisfied or (c) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law.

  4.15. Agreements. Agree or commit to do anything prohibited by Sections 4.1 through 4.14.

                                   ARTICLE V.
                         REPRESENTATIONS AND WARRANTIES

  5.1. Disclosure Schedule. On or prior to the date hereof, Star Partners has delivered to Petro and Petro has delivered to Star Partners a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.2, and (b) the mere inclusion of an item in a Disclosure Schedule shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

  5.2. Standard. No representation or warranty of Star Partners or Petro contained in Section 5.3 (except Sections 5.3(b), 5.3(c)(i), 5.3(c)(ii), 5.3(d) and 5.3(e)) shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Section 5.3, has had or is reasonably expected to have a Material Adverse Effect.

  5.3. Representations and Warranties. Subject to Sections 5.1 and 5.2 and except as Previously Disclosed, Petro hereby represents and warrants to Star Partners, and Star Partners hereby represents and warrants to Petro, to the extent applicable, in each case with respect to itself and its Subsidiaries, as follows:

  (a) Organization, Standing and Authority. Such party is a corporation, or in the case of Star Partners and Star Propane, a limited partnership, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such party (i) is duly qualified to do business and is in good standing in the states of the United States where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (ii) has in effect all federal, state, local, and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

Such party (i) is duly qualified to do business and is in good standing in the states of the United States where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (ii) has in effect all federal, state, local, and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

  (b) Shares. (i) In the case of Petro, as of the date hereof, the authorized capital stock of Petro consists solely of 81,909,722 shares of stock, $.10 par value, of which, as of the date hereof, 23,964,962 shares of Class A Common Stock, 11,228 shares of Class B Common Stock, 2,597,519 shares of Class C Common Stock, 41,668 shares of Private Preferred Stock, no more than 797,000 shares of Junior Preferred Stock and 1,200,000 shares of Public Preferred Stock are issued and outstanding. Such outstanding shares were duly authorized and are validly issued and fully paid and non-assessable and are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). The holder of the Petro Private Preferred Stock has consented to the redemption thereof on or prior to the Closing Date at a price equal to $4.167 million plus accrued and unpaid dividends.

    (ii) In the case of Star Partners, as of the date hereof, there are 3,858,999 Common Units and 2,396,078 Old Subordinated Units issued and outstanding, and all of such Common Units and Old Subordinated Units and the limited partner interests represented thereby were duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in the Merger Registration Statement under the caption "Description of the Partnership Agreement--Limited Liability"). As of the date hereof, the General Partner owns a 1% general partner interest in Star Partners, and such general partner interest was duly authorized and validly issued in accordance with the Partnership Agreement. As of the date hereof, Star Partners owns a 98.9899% limited partner interest in Star Propane, and such limited partner interest was duly authorized and validly issued in accordance with the Operating Partnership Agreement and is fully paid (to the extent required under the Operating Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in the Merger Registration Statement under the caption "Description of the Partnership Agreement--Limited Liability"). As of the date hereof, the General Partner owns a 1.0101% general partner interest in Star Propane, and such general partner interest was duly authorized and validly issued in accordance with the Operating Partnership Agreement.

    (iii) As of the date hereof, except as Previously Disclosed in Section 5.3(b) of a party's Disclosure Schedule, there are no shares of capital stock (in the case of Petro) or interests (in the case of Star Partners), of such party's equity securities authorized and reserved for issuance, such party does not have any Rights issued or outstanding with respect to its equity securities, and such party does not have any commitment to authorize, issue or sell any such equity securities or Rights, except pursuant to this Agreement. Since December 31, 1997, Petro has not issued any shares of its capital stock or rights in respect thereof or reserved any shares for such purposes except pursuant to plans or commitments Previously Disclosed in Section 5.3(b) of its Disclosure Schedule.

    (iv) The number of shares of Petro Common Stock which are issuable and reserved for issuance upon exercise of Petro Stock Options as of the date hereof are Previously Disclosed in Section 5.3(b) of Petro's Disclosure Schedule, and the number of Common Units and Subordinated Units that are issuable upon exercise of any employee or director options to purchase Common Units or Subordinated Units as of the date hereof are Previously Disclosed in Section 5.3 of Star Partners' Disclosure Schedule.

  (c) Subsidiaries. (i) (A) Such party has Previously Disclosed in Section 5.3(c) of its Disclosure Schedule a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) it owns, directly or indirectly, all of the equity interests of each of its Subsidiaries, (C) no equity interests of any of its Subsidiaries are or may become required to be issued by reason of any Rights, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity interests of any such Subsidiaries, (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such equity interests, and (F) all of the equity interests of each such Subsidiary held by it or its Subsidiaries are fully paid and nonassessable and are owned by it or its Subsidiaries free and clear of any Liens.

    (ii) In the case of the representations and warranties of Petro, other than ownership of its Subsidiaries, Petro does not own beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.

    (iii) Each of such party's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization and (a) is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (b) has in effect all federal, state, local, and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

  (d) Corporate or Partnership Power. Such party and each of its Subsidiaries has the corporate power and authority, or in the case of Star Partners and Star Propane the partnership power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate power and authority or, in the case of Star Partners and Star Propane, the partnership power and authority, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

  (e) Equityholder Authority. Subject in the case of this Agreement to approval by the holders of a majority of the shares of Petro Class A and Class C Common Stock and Petro Preferred Stock entitled to vote thereon, voting separately by classes the approval of the holders of a majority of the Petro Class A Common Stock which is not owned by Petro Insiders or Affiliates, and by the holders of a majority of the Common Units of Star Partners, excluding Common Units held by Petro and its Affiliates, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action (partnership action in the case of Star Partners and Star Propane), and this Agreement has been duly executed and delivered and is a legal, valid and binding agreement of it, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). In the case of Petro, the holders of 100% of the Public Preferred Stock, 100% of the Private Preferred Stock and 100% of the Junior Preferred Stock have granted Petro an irrevocable proxy to vote their shares in favor of the Merger.

  (f) No Defaults. Except as Previously Disclosed, subject to receipt of the HSRA approval, the approval of the holders of the Private Debt and 1998 Preferred Stock, the approval of Petro's bank group, the required filings under federal and state securities laws and the approvals contemplated by Article VII, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby does not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or properties is subject or bound, (ii) constitute a breach or violation of, or a default under, in the case of Petro its articles of incorporation or by-laws and in the case of Star Partners and Star Propane its Agreement of Limited Partnership, (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to it or any of its Subsidiaries, (iv) result in the creation of any Lien on any of its assets or its Subsidiaries' assets or (v) cause the transactions contemplated by this Agreement to be subject to Takeover Laws.

  (g) Financial Reports And SEC Documents. Its Annual Report on Form 10-K, for the fiscal year ended December 31, 1997 in the case of Petro and for the fiscal year ended September 30, 1997 in the case of Star Partners, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1995 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, in the form filed, or to be filed (collectively, its "SEC Documents"), with the SEC (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the case of Star Partners in such SEC Documents (including any related notes and schedules thereto) fairly presents the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except as and to the extent set forth on its balance sheet as of September 30, 1997 (in the case of Star Partners) and December 31, 1997 (in the case of Petro), as of such date, neither it nor any of its Subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet or in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied.

  (h) Litigation; Regulatory Action. (i) No litigation, claim or other proceeding before any court or governmental agency is pending against it or any of its Subsidiaries and, to the best of its knowledge, no such litigation, claim or other proceeding has been threatened, other than normal and routine litigation which is either covered by insurance in amounts sufficient to discharge any likely exposure. There are no outstanding judgments, decrees, injunctions, awards or orders against it or any of its Subsidiaries. Section 5.3(h) of its Disclosure Schedule contains, as of the date of this Agreement, an accurate and complete list of all actions, suits and proceedings pending or, to the best of its knowledge, threatened against it, except as to routine law suits arising in the ordinary course of business involving customer complaints or vehicular accidents which are fully covered by insurance (except for deductible amounts under such insurance policies which if required to be paid would not individually or in the aggregate have a Material Adverse Effect).

    (ii) Except as Previously Disclosed, neither it nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or court or authority or body or the supervision or regulation of it or any of its Subsidiaries (collectively, the "Regulatory Authorities").

    (iii) Neither it nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

  (i) Compliance With Laws. Except as set forth in Section 5.3(i) of its Disclosure Schedule, it and each of its Subsidiaries:

    (i) in the conduct of its business, is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, (any instance of failure to so comply is referred to herein as a "Non-Compliance Event").

    (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to conduct its businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened (any instance or failure to obtain any of the foregoing and to maintain them in full force and effect is referred to herein as a ("Permitting Violation"); and

    (iii) has not received, since December 31, 1994, any notification or communication from any Regulatory Authority asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Regulatory Authority enforces or threatening to revoke any license, franchise, permit, or governmental authorization (nor, to its knowledge, do any grounds for any of the foregoing exist), any instance of the foregoing referred to herein as a "Non-Compliance Notification";

  (j) Defaults. Neither it nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

  (k) No Brokers. No action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding, in the case of Petro, fees to be paid to PaineWebber Incorporated and Dain Rauscher Wessels, and, in the case of Star Partners, fees to be paid to A.G. Edwards & Sons, Inc., in each case pursuant to letter agreements which have been heretofore disclosed to the other party.

  (l) Compensation and Benefit Plans. (i) Section 5.3(l)(i) of a party's Disclosure Schedule contains a complete list of all material bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, disability, health and life insurance plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by it or any of its Subsidiaries for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing, including all "employee benefit plans" as defined in ERISA (collectively, "Compensation and Benefit Plans").

    (ii) True and complete copies of its Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto and, if applicable, the most recent Form 5500 and annual reports for such plans have been made available to the other party.

    (iii) Each of its Compensation and Benefit Plans has been administered in all material respects in accordance with the terms thereof. All "employee benefit plans" within the meaning of Section 3(3) of ERISA, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of it and its Subsidiaries (its "Plans"), to the extent subject to ERISA, are in material compliance with ERISA, the Code, the Age Discrimination in Employment Act and other applicable laws and no prohibited transaction has occurred with respect to any such employee benefit plan that would result in any such excise tax or other liability under ERISA or the Code. Each Compensation and Benefit Plan of it or its Subsidiaries which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. There is no pending or, to its knowledge, threatened litigation or governmental audit, examination or investigation relating to the Plans.

    (iv) Except as Previously Disclosed in Section 5.3(l)(iv) of a Party's Disclosure Schedule, no material liability under Title IV of ERISA has been or is expected to be incurred by it or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001(a)(15) of ERISA or
  Section 414 of the Code (an "ERISA Affiliate"). Except as Previously Disclosed in Section 5.3(l)(iv) of a party's Disclosure Schedule, neither it nor any of its Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a "reportable event", within the meaning of
  Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan of it or any of its Subsidiaries or by any ERISA Affiliate within the past 12 months.

    (v) All contributions, premiums and payments required to be made under the terms of any Compensation and Benefit Plan of it or any of its Subsidiaries have been made. Neither any Pension Plan of it or any of its Subsidiaries nor any single-employer plan of an ERISA Affiliate of it or any of its Subsidiaries has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither it nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

    (vi) Except as Previously Disclosed in Section 5.3(l)(vi) of a party's Disclosure Schedule, under each Pension Plan of it or any of its Subsidiaries which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation) did not exceed the then current value of the assets of such Plan, and there has been no adverse change in the financial condition of such Plan (with respect to either assets or benefits) since the last day of the most recent Plan year.

    (vii) Neither it nor any of its Subsidiaries has any obligations under any Compensation and Benefit Plans to provide benefits, including death or medical benefits, with respect to employees of it or its Subsidiaries beyond their retirement or other termination of service other than (i) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (ii) retirement or death benefits under any employee pension benefit plan (as defined under Section 3(2) of ERISA), (iii) disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise, or (iv) benefits in the nature of severance pay.

    (viii) Except as Previously Disclosed under Section 5.1(l)(viii) of a party's Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
  (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of it or any of its Subsidiaries under any Compensation and Benefit Plan or otherwise from it or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Compensation and Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

  (m) Labor Matters. Except as set forth in Section 5.3(m) of a party's Disclosure Schedule, neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiaries to bargain with any labor organization as to wages and conditions of employment.

  (n) Environmental Matters. Neither (a) the past or present conduct nor operation of such party or its Subsidiaries nor any condition of any property or asset presently or previously owned, leased or operated by any of them, including but not limited to on-site or off-site disposal or release of any chemical substance, product or waste, violates or violated Environmental Laws, and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability or obligations for any clean-up, remediation, disposal or corrective action under Environmental Laws or claims for personal injury, property damage or damage to natural resources and (b) such party nor any of its Subsidiaries has received any notice from any person or entity that it or its Subsidiaries or the operation or condition of any property or asset ever owned, leased, operated, held as collateral or held as a fiduciary by any of them is or was in violation of or otherwise are alleged to have liability under any Environmental Law or has entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental Law or relating to the clean-up of any hazardous materials contamination, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

  (o) Tax Matters. (i) All material returns, declarations, reports, estimates, information returns and statements required to be filed under federal, state, local or any foreign tax laws ("Tax Returns") with respect to it or any of its Subsidiaries, have been timely filed, or requests for extensions have been timely filed and have not expired; (ii) all Tax Returns filed by it are complete and accurate in all material respects; (iii) all Taxes shown to be due on such Tax Returns and all other Taxes, if any, required to be paid by it or its Subsidiaries for all periods ending through the date hereof have been paid or adequate reserves have in accordance with generally accepted accounting principles been established for the payment of such Taxes; and (iv) no material
(A) audit or examination or (B) refund litigation with respect to any Tax Return is pending. As of the date hereof, neither it nor any of its Subsidiaries (x) has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any taxes with respect to any tax returns, (y) is a party to any tax sharing or tax indemnity agreement or (z) is a party to an agreement that provides for the payment of any amount that would constitute a "parachute payment" within the meaning of
Section 280G of the Code.

  (p) Regulatory Approvals. Except as set forth in Section 5.3(p) of a party's Disclosure Schedule, the only approval of any governmental agency necessary to consummate the transactions contemplated by this Agreement (other than filings under the Securities Act) is pursuant to the HSRA. As of the date hereof, neither Petro nor the Star Partners is aware of any reason why the approvals under the HSRA will not be received.

  (q) No Material Adverse Change. Since September 30, 1997, in the case of Star Partners, and since December 31, 1997, in the case of Petro, except as disclosed in its SEC Documents filed with the SEC on or before the date hereof,
(i) it and its Subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), (ii) it has not made any material change in its accounting methods, principles or practices or its tax methods, practices or elections and (iii) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to result in a Material Adverse Effect.

  (r) Insurance. It has previously delivered to the other party a schedule listing the officers' and directors' liability insurance policies, primary and excess casualty and liability insurance policies providing coverage for bodily injury and property damage maintained by it and its Subsidiaries. It and its Subsidiaries maintain insurance coverage reasonably adequate for the operation of their respective businesses taking into account the cost and availability of such insurance.

  (s) Condition and Sufficiency of Assets. The vehicles, equipment and other assets used in the business of it and its Subsidiaries are in operating condition and repair consistent with normal industry standards and are adequate for the uses to which they are being put and none of such vehicles, equipment and assets are in need of replacement, maintenance or repairs except for ordinary and routine maintenance and repairs that are not material in nature or cost, except for vehicles and equipment which are not in service and the use of which are not required to conduct the business of it and its Subsidiaries in the ordinary course consistent with past practices. The vehicles, equipment and assets in service are sufficient for the continued conduct of its business after the Closing.

  (t) Intellectual Property. Except as may be disclosed in Section 5.3(t) of its Disclosure Schedule, it and its Subsidiaries own or possess adequate licenses and other valid rights to use all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted, and there are no assertions or claims challenging the validity of any of the foregoing which are likely to have, individually or in the aggregate, a Material Adverse Effect. The computer software operated or licensed by it that is material to its business or its internal operations is capable of providing or is being adapted to provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with substantially the same functionality as such software records, stores, processes and presents such calendar dates falling on or before December 31, 1999. The costs of the adaptations referred to in the prior sentence will not have a Material Adverse Effect.

                                  ARTICLE VI.
                                   COVENANTS

  Petro hereby covenants to and agrees with Star Partners, and Star Partners hereby covenants to and agrees with Petro, that:

  6.1. Best Efforts. (a) Subject to the terms and conditions of this Agreement, it shall use its commercially reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable laws, so as to permit consummation of the Merger promptly and otherwise to enable consummation of the transactions contemplated hereby, including, without limitation, obtaining (and cooperating with the other party hereto to obtain) HSRA approval and any other third party approval that is required to be obtained by Petro or Star Partners or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and using reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, and each shall cooperate fully with the other parties hereto to that end, and shall furnish to the other party copies of all correspondence, filings and communications between it and its affiliates and any governmental or regulatory authority with respect to the transactions contemplated hereby. In complying with the foregoing, neither it nor its Subsidiaries shall be required to take measures that would have a Material Adverse Effect on it and its Subsidiaries taken as a whole.

  6.2. Equityholder Approvals. Each of them shall take, in accordance with applicable law, applicable stock exchange rules and its restated articles or certificate of incorporation and by-laws, in the case of Petro, and Agreement of Limited Partnership, in the case of Star Partners, all action necessary to convene, respectively, an appropriate meeting of the holders of the Common Units of Star Partners to consider and vote upon the approval of the Merger Agreement, the Amended and Restated Partnership Agreement, the Amended and Restated Operating Partnership Agreement, and any other matters required to be approved by them for consummation of the Merger (including any adjournment or postponement, the "Star Partners Meeting"), and an appropriate meeting of stockholders of Petro to consider and vote upon the approval of the Merger and any other matters required to be approved by Petro's stockholders for consummation of the Merger (including any adjournment or postponement, the "Petro Meeting"; and each of the Star Partners Meeting and Petro Meeting, a "Meeting"), respectively, promptly after the date hereof. The Board of Directors of Petro and the Special Committee shall (subject in the case of Petro to compliance with its fiduciary duties as advised by counsel) recommend such approval, and each of Star Partners and Petro shall take all reasonable lawful action to solicit such approval by its respective equityholders.

  6.3. Registration Statements. (a) Each of Star Partners and Petro agrees to cooperate in the preparation of (i) a registration statement on Form S-4 (the "Merger Registration Statement") to be filed by Star Partners with the SEC in connection with the issuance of Senior Subordinated Units and Common Units in the Merger and the Junior Subordinated and Senior Subordinated Units to be issued by Star Partners to certain Affiliates of Petro as described under subparagraph 9 of the definition of "Restructuring Transactions" (including the joint proxy statement and prospectus and other proxy solicitation materials of Star Partners and Petro constituting a part thereof (the "Joint Proxy Statement") and all related documents), (ii) a registration statement on Form S-3 to be filed by Star Partners with the SEC in connection with the Equity Offering (the "Equity Registration Statement") and
(iii) a registration statement to be filed by Star Partners or a subsidiary of Star Partners with the SEC in connection with the Debt Offering (the "Debt Registration Statement" and together with the Merger Registration Statement and the Equity Registration Statement, the "Registration Statements"). Provided Petro has cooperated as required above, Star Partners agrees to file the Registration Statements with the SEC as promptly as practicable. Each of Petro and Star Partners agrees to use all reasonable efforts to cause the Registration Statements to be declared effective under the Securities Act as promptly as practicable after filing thereof. Star Partners also agrees to use commercially reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Petro agrees to furnish to Star Partners all information concerning Petro, its Subsidiaries, officers, directors and stockholders and to take such other action as may be reasonably requested in connection with the foregoing.

  (b) Each of Petro and Star Partners agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statements will, at the time the Registration Statements and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the Star Partners Meeting and Petro Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Petro and Star Partners further agrees that if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statements to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, it will promptly inform the other party thereof and take the necessary steps to correct the Joint Proxy Statement.

  (c) Star Partners will advise Petro, promptly after Star Partners receives notice thereof, of the time when each of the Registration Statements has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Common Units or Senior Subordinated Units for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of a Registration Statement or for additional information.

  (d) Each of Star Partners and Petro will use its best efforts to cause the Joint Proxy Statement to be mailed to its unitholders and stockholders, respectively, as soon as practicable after the effective date thereof.

  6.4. Modification of Petro Indentures and Preferred Stock. Immediately upon execution of this Agreement, Petro agrees to use its reasonable best efforts in good faith to accomplish the following prior to the Effective Date:

    (a) As to the Private Debt. The Private Debt consists of (i) $60.0 million of Notes due 2002 at 11.96% interest per annum which shall be restructured to $63.12 million of Notes due 2002 at 9.0% per annum and (ii) $4.1 million of Notes due 2001 at 14.1% interest per annum to be restructured to $2.2 million of Senior Notes due 2001 at 10.25% interest per annum and $2.2 million of Subordinated Notes due 2001 at 10.25% interest per annum (the "Private Debt Conditions").

    (b) As to the 12 7/8% Series B Exchange Preferred Stock. The 12 7/8% Series B Exchangeable Preferred Stock will be repurchased at $22 per share plus accrued and unpaid dividends (the "12 7/8% Preferred Stock
  Conditions").

    (c) As to the Public Debt. At least 90% of (a) Petro's 9 3/8%
  Subordinated Notes due 2003 and 10 1/8% Subordinated Notes due 2003 will be repurchased at 100% of par plus accrued interest and (b) Petro's 123% Subordinated Notes due 2005 will be repurchased at 103.5% of par plus accrued interest (the "Public Debt Conditions").

    (d) As to the 1989 Preferred Stock. The 1989 Preferred Stock will be repurchased for an aggregate of $4.167 million plus accrued and unpaid dividends (the "1989 Preferred Stock Conditions").

    (e) As to the outstanding Star Propane Debt. The Holders of Star Propane's 8.04% First Mortgage Notes due 2009, Star Propane's 7.17% First Mortgage Notes due 2010 and Star Propane's outstanding Bank credit facilities shall have consented to the execution, delivery and performance of this Agreement by Star Propane or shall have entered into amendments permitting the execution, delivery and performance of this Agreement by Star Propane without violation of the terms of such indebtedness and without a requirement that such indebtedness be repurchased (or an offer be made to purchase such indebtedness) (the "Star Propane Debt Conditions").

  6.5. Press Releases. It will not, without the prior approval of the other party hereto, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or the rules of the NYSE, in which case it will consult with the other party before issuing any such press release or written statement.

  6.6. Access; Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall, and shall cause its Subsidiaries to, afford the other parties and their officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Date, to all of its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to such other parties and representatives (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities law (other than reports or documents that Star Partners or Petro, or their respective Subsidiaries, as the case may be, are not permitted to disclose under applicable law) and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request. Neither Star Partners nor Petro nor any of its respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

  (b) It will not use any information obtained pursuant to this Section 6.6 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if this Agreement is terminated, will hold all information and documents obtained pursuant to this paragraph in confidence. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

  6.7. Acquisition Proposals. Without the prior written consent of Star Partners, Petro shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any such person relating to, any tender offer or exchange offer for, or any proposal for the acquisition of a substantial equity interest in, or a substantial portion of the assets of, or any merger or consolidation with, Petro or any of its Significant Subsidiaries; provided, however, that Petro may, and may authorize and permit its officers, directors, employees or agents to, furnish or cause to be furnished confidential information and may participate in such discussions and negotiations with a person or entity who has made an unsolicited bona fide acquisition proposal for Petro or such assets or Significant Subsidiaries that is superior to the Merger and is reasonably capable of being financed if Petro's Board of Directors, after having consulted with and considered the advice of outside counsel, has determined that the failure to provide such information or participate in such negotiations and discussions could cause the members of such Board of Directors to breach their fiduciary duties under applicable laws. Petro shall promptly (within 24 hours) advise Star Partners of its receipt of any such proposal or inquiry, of the substance thereof, and of the identity of the person making such proposal or inquiry. Nothing in this Section 6.7 shall permit Petro to enter into any agreement with respect to an acquisition proposal during the term of this Agreement other than a confidentiality and standstill agreement in reasonably customary form.

  6.8. Affiliate Arrangements. (a) Not later than the 15th day after the mailing of the Joint Proxy Statement, Petro shall deliver to Star Partners a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the relevant Meeting, deemed to be an "affiliate" of it (an "Affiliate") as that term is used in Rule 145 under the Securities Act.

  (b) Petro shall use its reasonable best efforts to cause its Affiliates not to sell any securities received under the Merger or Exchange Agreement in violation of the registration requirements Securities Act, including Rule 145 thereunder.

  6.9. Takeover Laws. Neither party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any shareholder rights plan adopted by such party or any applicable Takeover Law, as now or hereafter in effect, including, without limitation, Takeover Laws of any state that purport to apply to this Agreement. the transactions contemplated hereby.

  6.10. No Rights Triggered. Each of Petro and Star Partners shall take all steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any Rights to any person (i) in the case of Petro under its articles or certificate of incorporation or by-laws and in the case of Star Partners under its Agreement of Limited Partnership or (ii) under any material agreement to which it or any of its Subsidiaries is a party.

  6.11. Senior Subordinated Units Listed. In the case of Star Partners, Star Partners shall use its reasonable best efforts to list, prior to the Closing, on the NYSE, upon official notice of issuance, the Senior Subordinated Units to be issued to the holders of Petro Common Stock in the Merger and to certain Petro Affiliates pursuant to the Exchange Agreement.

  6.12. Third Party Approvals. (a) Star Partners and Petro and their respective Subsidiaries shall cooperate and use their respective commercially reasonable best efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and HSRA approval necessary to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the Merger to be consummated as expeditiously as practicable. Each of Star Partners and Petro shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Regulatory Authorities in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and promptly. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

  (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Joint Proxy Statement or any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Regulatory Authority in connection with the transactions contemplated hereby.

  6.13. Indemnification; Directors' and Officers' Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Closing, a director, officer or employee of Petro or any of its Subsidiaries, including, without limitation, the directors of Star Gas (the "Indemnified Parties" or, individually, an "Indemnified Party") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Petro, any of Petro's Subsidiaries or any of their respective predecessors or was prior to the Closing serving at the request of any such party as a director, officer, employee, fiduciary or agent of another corporation, partnership, trust or other enterprise or (ii) this Agreement or any of the transactions contemplated hereby and thereby and all actions taken by an Indemnified Party in connection herewith or therewith, whether in any case asserted or arising before or after the Closing, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Closing, Star Partners shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is finally and unappealably determined that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Closing), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Star Partners; provided, however, that (1) Star Partners shall have the right to assume the defense thereof and upon such assumption Star Partners shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Star Partners elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between Star Partners and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Star Partners shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Star Partners shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Star Partners shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Star Partners shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.13, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Star Partners thereof, provided that the failure to so notify shall not affect the obligations of Star Partners under this Section 6.13 except (and only) to the extent such failure to notify materially prejudices Star Partners. Star Partners's obligations under this Section 6.10 shall continue in full force and effect for a period of six (6) years from the Closing; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

  (b) Without limiting any of the obligations under paragraph (a) of this
Section 6.13, Star Partners agrees that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Parties as provided in Petro's Amended and Restated Articles of Incorporation or Bylaws or in the governing documents of any of Petro's Subsidiaries as in effect as of the date of this Agreement with respect to matters occurring on or prior to the Closing shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six (6) years from the Closing; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; provided further, however, that nothing contained in this
Section 6.13(b) shall be deemed to preclude the liquidation, consolidation or merger of Petro or any Company Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger and shall constitute rights which may be asserted against Star Partners. Nothing contained in this Section 6.13(b) shall be deemed to preclude any rights to indemnification or limitations on liability provided in Petro's Amended and Restated Articles of Incorporation or Bylaws or the governing documents of any of Petro's Subsidiaries with respect to matters occurring subsequent to the Closing to the extent that the provisions establishing such rights or limitations are not otherwise amended to the contrary.

  (c) Star Partners shall use its reasonable best efforts to cause the persons serving as officers and directors of Petro and Star Gas immediately prior to the Closing to be covered for a period of six (6) years from the Closing by the directors' and officers' liability insurance policy maintained by Petro (provided that Star Partners may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of Petro than the terms and conditions of such existing policy) with respect to acts or omissions occurring prior to the Closing which were committed by such officers and directors in their capacity as such provided that Star Partners shall not be required to pay annual premiums in excess of the last annual premium paid by Petro prior to the date hereof but in such case shall purchase as much coverage as reasonably practicable for such amount.

  (d) In the event Star Partners or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Star Partners shall assume the obligations set forth in this Section 6.13.

  (e) The provisions of this Section 6.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

  6.14. Benefit Plans. The parties agree to take such actions with respect to compensation and employee benefit plans, programs, arrangements and other perquisites as are set forth on Section 6.14 of Petro's Disclosure Schedule.

  6.15. Notification Of Certain Matters. Each of Petro and Star Partners shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

  6.16. New Director for Star Gas LLC. As soon as reasonably practicable following the Effective Time, Star Gas LLC will appoint a new independent director to serve on the Audit Committee of Star Gas LLC, provided that Star Gas LLC shall not appoint any such director to which William P. Nicoletti shall have reasonably objected.

                                  ARTICLE VII.
                    CONDITIONS TO CONSUMMATION OF THE MERGER

  The obligations of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Closing of each of the following:

  7.1. Shareholder Vote. The Merger, the Partnership Agreement Amendments and the other transactions contemplated hereby shall have been approved and adopted by the affirmative vote of a Unit Majority (as defined in the Partnership Agreement), and the Merger and the other transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the holders of a majority of each class of Petro Common Stock and Petro Preferred Stock and a majority of the Petro Class A Common Stock held by Persons other than Petro and Affiliates of Petro. Holders of at least 100% of the Private Preferred Stock and 90% of the Junior Preferred Stock shall have voted in favor of the Merger.

  7.2. Governmental Approvals. Any waiting period (including any extended waiting period arising as a result of a request for additional information by the Federal Trade Commission or the U. S. Department of Justice) under the HSRA shall have expired or been terminated. All other filings required to be made prior to the Effective Time with, and all other consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Regulatory Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the parties hereto or their affiliates shall have been made or obtained, except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on Star Partners or Petro or on the ability of Star Partners or Petro to consummate the transactions contemplated by this Agreement.

  7.3. No Injunction. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby, and no action, proceeding or investigation by any Regulatory Authority with respect to the Merger or the other transactions contemplated hereby shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Merger or such other transaction or to impose any material restrictions or requirements thereon or on Star Partners or Petro with respect thereto; provided, however, that prior to invoking this condition, each party shall have complied fully with its obligations under Section 6.1.

  7.4. Representations, Warranties And Covenants Of Star Partners. In the case of Petro's obligation to consummate the Merger (i) each of the representations and warranties contained herein of Star Partners shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 5.2, (ii) each and all of the agreements and covenants of Star Partners to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects, and (iii) Petro shall have received a certificate signed by the Chief Financial Officer of the General Partner, dated the Closing Date, to the effect set forth in clauses (i) and (ii) of this Section 7.4.

  7.5. Representations, Warranties And Covenants Of Petro. In the case of Star Partners's obligation to consummate the Merger (i) each of the representations and warranties contained herein of Petro shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 5.2, (ii) each and all of the agreements and covenants of Petro to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects, and (iii) Star Partners shall have received a certificate signed by the Chief Financial Officer of Petro, dated the Closing Date, to the effect set forth in clauses (i) and (ii) of this Section 7.5.

  7.6. Effective Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.

  7.7. Opinion of Andrews & Kurth LLP. Star Partners and Petro shall have received an opinion from Andrews & Kurth LLP to the effect that:

    (a) the Merger and the transactions contemplated by this Agreement will not result in the loss of limited liability of any limited partner of Star Partners or Star Propane,

    (b) the Merger and the transactions contemplated by this Agreement will not cause Star Partners or Star Propane to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes,

    (c) the Merger Registration Statement accurately sets forth the material federal income tax consequences to the holders of Common Units of the transactions contemplated hereby.

  7.8. Opinion of Petro's Counsel. In the case of Star Partner's obligation to consummate the Merger, Star Partners shall have received an opinion from Phillips Nizer Benjamin Krim & Ballon LLP, counsel to Petro, to the effect that:

    (a) Petro is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota with all requisite corporate power and authority to own its properties and assets and to carry on its business as presently conducted;

    (b) Petro has all requisite corporate power and authority to effect the Merger as contemplated by this Agreement; the Board of Directors and shareholders of Petro have taken all action required by the MBCA and Petro's Articles of Incorporation and Bylaws to authorize the Merger in accordance with the terms of this Agreement; the execution and delivery of this Agreement did not, and the consummation of the Merger will not, violate any provision of Petro's Articles of Incorporation or Bylaws; and upon the filing by the Surviving Corporation of the Articles of Merger with the Secretary of State of the State of Minnesota, the Merger shall become effective under the MBCA.

  In rendering such opinions, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of Star Partners, Petro and others and opinions of Minnesota counsel, reasonably satisfactory in form and substance to such counsel.

  7.9. NYSE Listing. The Senior Subordinated Units and Common Units issuable pursuant to this Agreement and the Exchange Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

  7.10. Affiliate Arrangements. Petro shall have taken reasonable action to cause its Affiliates not to sell any securities received under the Merger Agreement in violation of the registration requirements of the Securities Act, including Rule 145 thereunder.

  7.11. Fairness Opinion. In the case of Star Partner's obligation to consummate the Merger, the Special Committee shall have received an opinion of A.G. Edwards & Sons, Inc. to the effect that, as of the date of the Joint Proxy Statement, the Merger and the transactions contemplated hereby are fair, from a financial point of view, to the holders of Common Units (other than Petro and its affiliates), and the opinion shall not have been withdrawn by A.G. Edwards & Sons, Inc. In the case of Petro's obligation to consummate the Merger, Petro shall have received an opinion of Dain Rauscher Wessels to the effect that, as of the date of the Joint Proxy Statement, the Merger and the transactions contemplated thereby are fair, from a financial point of view, to the non-affiliated, public holders of Petro Common Stock, and the opinion shall not have been withdrawn by Dain Rauscher Wessels.

  7.12. Public Offerings. Star Partners shall have consummated the Equity Offering and the Debt Offering, with the Cost of Capital not to exceed $27.5 million on an annual basis, and with the net proceeds therefrom applied to reduce indebtedness of Petro outstanding prior to the Effective Time.

  7.13. Refinancing Conditions. Immediately prior to the Restructuring
Transactions:

    (a) The sum of (i) all indebtedness for borrowed money of Petro and its Subsidiaries to be outstanding at the Effective Time except indebtedness outstanding under Petro's working capital bank credit facility and (ii) the repurchase or redemption price (including the value of the Junior Preferred Stock, which shall be deemed to be $2.24 million) of all indebtedness for borrowed money and Petro Preferred Stock to be repurchased or redeemed as provided in the Refinancing Conditions less the amount, if any, by which the Working Capital of Petro as of the most recent date for which internal Petro financial statements are available (but in any event no more than 15 calendar days after the end of the preceding month) shall exceed the amount of Working Capital of Petro required pursuant to Section 7.13(c), shall not exceed $331,367,000;

    (b) Petro and its subsidiaries shall have cash balances of not less than $500,000;

    (c) At the Closing Date, the Working capital of Petro as of the most recent date for which internal Petro financial statements are available (which date or the availability of Petro financial statements shall in any event not be more than 15 calendar days after the end of the preceding month) shall exceed the following amounts:

                                                                       PETRO
                                                                      WORKING
                                                                      CAPITAL
                                 CLOSING DATE                       REQUIREMENT
                                 ------------                       -----------
           February 15, 1999 to the date of availability of Febru-
            ary 1999 Petro financial statements.................... $18,000,000
           Date of availability of February 1999 Petro financial
            statements to date of availability of March 1999 Petro
            financial statements................................... $35,000,000
           Date of availability of March 1999 Petro financial
            statements to date of availability of April 1999 Petro
            financial statements................................... $46,000,000

  (d) Petro shall have cash balances in an amount equal to or not less than (or shall have arranged for payment out of the proceeds of the Debt Offering or the Equity Offering), and shall pay, all out-of-pocket costs and expenses associated with the transactions contemplated by this Agreement, including the underwriting discounts and commissions on the debt and equity issued pursuant to the Debt Registration Statement and Equity Registration Statement (excluding any over-allotment option), the financial and advisory and fairness opinion fees incurred by Petro and Star Partners, the legal, accounting and printing fees incurred by Petro and Star Partners, all solicitation and exchange fees related to the retirement or redemption of Petro debt or Petro Preferred Stock and all appraisals and environmental reports;

  (e) The Private Debt Conditions, 12 7/8% Preferred Stock Conditions, Public Debt Conditions, 1989 Preferred Stock Conditions and Star Propane Debt Conditions shall have been satisfied; and

  (f) Star Partners shall have received a certificate signed by the Chief Financial Officer of Petro, dated the Closing Date, to the effect set forth in clauses (a) through (e) of this Section 7.11.

  7.14. Dissenters' Rights. The shares of Petro Common Stock held by Dissenting Common Holders shall not exceed 10% of the outstanding shares of Petro Common Stock.

  7.15. Covenant Not to Compete. Star Partners shall have received an agreement from Irik Sevin substantially in the form of Exhibit H.

  7.16. Working Capital Loan. Petro shall have entered into a working capital credit facility of not less than $30 million reasonably satisfactory to the Special Committee.

  7.17. Debt Offering. The Special Committee shall not have reasonably objected to the restrictive covenants governing the notes issued in the Debt Offering.

  7.18. Restructuring Transactions. The Restructuring Transactions shall have occurred on the terms provided in this Agreement.

  7.19. Special Committee. The Special Committee shall not have withdrawn its approval of this Agreement, the Merger and the transactions contemplated hereby and thereby as of the date of the Joint Proxy Statement.

  7.20. Custody Agreement. All of the Petro Insiders have executed a Custody Agreement substantially in the form attached to the Exchange Agreement on or prior to December 31, 1998.

                                 ARTICLE VIII.
                                  TERMINATION

  8.1. Termination.

  (a) This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the Common Unitholders of Star Partners or the stockholders of Petro:

  (i) Mutual Consent. By the mutual consent of Star Partners and Petro in a written instrument, if the Board of Directors of Petro and the Special Committee each so determines by vote of a majority of its members;

  (ii) Breach. By Star Partners (upon the vote of the Special Committee) or by Petro (upon the vote of a majority of the members of the Board of Directors) (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach or (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach;

  (iii) No Approval. By Star Partners (upon the vote of the Special Committee) or by Petro (upon the vote of a majority of the members of the Board of Directors), if its Board of Directors (or the Special Committee in the case of Star Partners) so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval under the HSRA required for consummation of the Merger and the other transactions contemplated by the Merger shall have been denied by final nonappealable action or any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, the party seeking termination shall have complied fully with its obligations under Section 6.01(b) of this Agreement; or (ii) any stockholder or unitholder approval required by Section 7.01 herein is not obtained at the Petro Meeting or the Star Partners Meeting, and such meetings (including adjournments and postponements) have been held; and

    (iv) by either the Board of Directors of the General Partner or the Board of Directors of Petro, if the Board of Directors of the other party shall have withdrawn, modified or changed in a manner adverse to the terminating party its approval or recommendation of this Agreement and the transactions contemplated hereby.

  (b) This Agreement shall be terminated if the Merger shall not have been consummated on or prior to April 1, 1999 unless Star Partners (upon the vote of the Special Committee) and Petro (upon the vote of a majority of the members of the Board of Directors) elect to extend such termination date.

  8.2. Effect Of Termination And Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.1 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

                                  ARTICLE IX.
                                 MISCELLANEOUS

  9.1. Survival. All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Closing or termination of this Agreement if this Agreement is terminated prior to the Closing; provided, however, if the Closing occurs, the agreements of the parties in Sections 3.4, 3.7, 6.15, 9.1, 9.4 and 9.8 shall survive the Closing, and if this Agreement is terminated prior to the Closing, the agreements of the parties in Sections 6.6(b), 8.2, 9.1, 9.4, 9.5, 9.6, 9.7 and 9.8 shall survive such termination.

  9.2. Waiver; Amendment. Subject to compliance with applicable law, prior to the Closing, any provision of this Agreement may be (i) waived by the party benefitted by the provision or (ii) amended or modified at any time, by an agreement in writing between the parties hereto approved by their respective Boards of Directors (and in the case of Star Partners, by the Special Committee) and executed in the same manner as this Agreement. Prior to submission of this Agreement for approval by the stockholders of Petro, Star Partners may make such amendments as are permitted by Section 2.1, and Petro's Board of Directors shall approve the supplements and amendments specified in this sentence.

  9.3. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

  9.4. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of federal law govern).

  9.5. Expenses. Whether or not the Merger is consummated, all reasonable costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by Petro.

  9.6. Confidentiality. Each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith in accordance, and subject to the limitations of, the Confidentiality Agreement.

  9.7. Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Star Partners, to:

           Star Gas Corporation
           Clearwater House
           2187 Atlantic Street
           P.O. Box 120011
           Stamford, CT 06912-0011
           Fax: 203-328-739

With copies to:

           Elizabeth K. Lanier
           GE Power Systems
           One River Road
           Building 37, 6th Floor
           Schenectady, NY 12345
           Fax: 518-385-4725

           William P. Nicoletti
           Managing Director
           McDonald & Company Securities, Inc.
           One Evertrust Plaza
           Jersey City, NJ 07032
           Fax: 212-220-6149

           Baker & Botts LLP
           3000 One Shell Plaza 910 Louisiana
           Houston, Tx 77002-4995
           Attn: R. Joel Swanson, Esq.
           Fax: 713-229-1522

If to Petro, to:

           Petroleum Heat and Power Co., Inc.
           2187 Atlantic Street--5th Fl.
           P.O. Box 1457
           Stamford, CT 06902
           Fax: 203-328-7421

With copies to:

           Phillips Nizer Benjamin Krim & Ballon LLP
           666 Fifth Avenue
           New York, New York 10103-0084
           Attn: Alan Shapiro, Esq.
           Fax: 212-262-5152

  9.8. Entire Understanding; No Third Party Beneficiaries. Except for the Confidentiality Agreement, which shall remain in effect, this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. Except for Sections 6.12 and 6.14, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

  9.9. Headings. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                          PETROLEUM HEAT AND POWER CO., INC.

                                          By: _________________________________
                                             Name: William G. Powers, Jr.
                                             Title: President

                                          STAR GAS PARTNERS, L.P.
                                          By: Star Gas Corporation

                                          By: _________________________________
                                             Name: Joseph P. Cavanaugh
                                             Title: President

                                          STAR GAS PROPANE, LP
                                          By: Star Gas Corporation

                                          By: _________________________________
                                             Name: Joseph P. Cavanaugh
                                             Title: President

                                          PETRO/MERGECO, INC.

                                          By: _________________________________
                                             Name: William G. Powers, Jr.
                                             Title: President

                                                                         ANNEX B

                               EXCHANGE AGREEMENT

  Agreement entered into as of this 17th day of October, 1998 ("Agreement") by and among Star Gas Partners, L.P., a Delaware limited partnership ("Star Partners"), and the shareholders of Petroleum Heat and Power Co., Inc., a Minnesota corporation, ("Petro") who have executed this Agreement in such capacity (individually a "Shareholder" and collectively the "Shareholders").

  1. Recitals. This Agreement is entered into with reference to the following facts:

    1.1 Petro, Star Partners and certain direct and indirect subsidiaries of Star Partners have this date entered into an Agreement and Plan of Merger (the "Merger Agreement").

    1.2 It is a condition to the Merger that immediately prior to the Effective Time each of the Shareholders shall exchange (the "Exchange") certain shares of Petro Class A Common Stock, par value $.10 per share, and Petro Class C Common Stock, par value $.10 per share (collectively the "Petro Common Stock") with Star Partners for certain units of Senior Subordinated Limited Partnership Units ("Senior Subordinated Units") and Junior Subordinated Partnership Units (the "Junior Subordinated Units" and together with the Senior Subordinated Units, the "Subordinated Units"), all as set forth on Exhibit 1.2 hereto, except that record and beneficial ownership of certain shares of Class A Common Stock and Class C Common Stock owned by Audrey Sevin, Irik Sevin, Wolfgang Traber, Hanseatic Corporation and Hanseatic Americas LDS (collectively the "GP Group") as contemplated under clause 6 of the definition of "Restructuring Transactions" in the Merger Agreement will be transferred by the GP Group to Star Gas LLC and by Star Gas LLC to Star Partners as part of the Exchange.

    1.3 As a condition to executing the Merger Agreement, Star Partners has required that the Shareholders execute (i) this Agreement, pursuant to which each of them agrees to exchange his Petro Common Stock with Star Partners and Star Partners agrees to issue the Subordinated Units in exchange for the Petro Common Stock, on the terms and conditions contained herein and (ii) on or before December 31, 1998, a custody agreement of even date between them and American Stock Transfer & Trust Company substantially in the form of Exhibit 1.4 hereto (the "Custody Agreement").

    1.4 All terms with initial capitals which are not defined herein shall have the meaning assigned to them in the Merger Agreement.

  2. Exchange of Petro Shares for Subordinated Units.

    2.1 Subject to the terms and conditions of this Agreement, and conditioned on the occurrence of the closing under the Merger Agreement, at the closing under the Merger Agreement (the "Closing"), each of the Shareholders agrees to transfer and convey to Star Partners the Petro Common Stock indicated as owned by such Shareholder on Exhibit 1.2 and Star Partners agrees to accept such transfers and conveyances and to issue to each such Petro Shareholder the Subordinated Units issuable to such Petro Shareholder at the Closing as set forth on Exhibit 1.2, except that the GP Group agrees that on or before November 1, 1998 they will transfer to Star Gas LLC those shares of Petro Common Stock specified on Exhibit 1.2 as transferable to Star Gas LLC and will cause Star Gas LLC to execute a Custody Agreement and to transfer and convey such Petro Common Stock to Star Partners at the Closing.

    2.2 As security for the performance of its obligations pursuant to
  Section 2.1 each of the Petro Shareholders has entered into the Custody Agreement.

  3. Representations and Warranties of each of the Shareholders.

    Each of the Shareholders represents and warrants to Star Partners:

    3.1 Each Shareholder is the lawful owner of the number of Petro Shares listed opposite the name of such Shareholder on Exhibit 1.2 free and clear of all liens, restrictions, encumbrances and claims of any kind to Star Partners.

    3.2 Upon consummation of the Exchange, Star Partners will acquire good title to all of the Petro Common Stock owned by such Shareholder, free and clear of any liens, restrictions, encumbrances and claims of any kind whatsoever.

  4. Representations and Warranties of Star Partners.

    4.1 Star Partners hereby represents and warrants to the Petro
  Shareholders as follows:

    (a) The Subordinated Units to be delivered to the Petro Shareholders at the Closing, and the additional Senior Subordinated Units which may be issued to holders of the Senior Subordinated Units upon Petro's achieving certain specified performance levels during the period of five years following the Closing ("Contingent Senior Subordinated Units"), (i) have been duly authorized and will be, when issued to the Petro Shareholders in accordance with the terms hereof, or in the case of the Contingent Senior Subordinated Units, when issued in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of Star Partners (the "Partnership Agreement"), validly issued in accordance with the Partnership Agreement, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in the Registration Statement relating to the Merger Agreement under the caption "Description of the Partnership Agreement--Limited Liability"), and (ii) in the case of the Senior Subordinated Units, on the Closing Date shall be approved for trading on the NYSE subject to official notice of issuance.

    (b) Neither the execution and delivery of this Agreement nor (upon the adoption of the amendments to the Partnership Agreement provided for in the Merger Agreement) the consummation of the transactions contemplated hereby will violate any provisions of the Partnership Agreement or other organizational documents of Star Partners or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon any property or assets of Star Partners, under any agreement or commitment to which Star Partners is a party or by which Star Partners is bound, or violate any applicable statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

    (c) When delivered to the Shareholders pursuant to the Exchange, the Senior Subordinated Units will be registered under the Securities Act of 1933, as amended (the "Securities Act") and will be transferable by the Petro Shareholders free of any restrictions imposed by the Securities Act.

  5. Representations and Acknowledgments of Shareholders Regarding the Junior Subordinated Units

    Each of the Shareholders hereby represents and acknowledges:

    5.1 No Distribution.

    The Junior Subordinated Units being acquired by such Shareholder as set forth on Exhibit 1.2 are being acquired for his/its own account, for investment and not with a view to or for resale in connection with any "distribution" thereof as such term is used in connection with the registration provisions of the Securities Act.

    5.2 Legend.

    The following legend shall be affixed to the certificates for Junior Subordinated Units issued pursuant to this Agreement:

    The securities represented by this Certificate have not been registered under the Securities Act of 1933, as amended, nor the laws of any state. Accordingly, these securities may not be offered, sold, transferred, pledged or hypothecated in the absence of registration, or the availability, in the opinion of counsel for the issuer, of an exemption from registration under the Securities Act of 1933, as amended, or the laws of any state. Therefore, the stock transfer agent will effect transfer of this Certificate only in accordance with the above instructions.

    5.3 Review of Applicable Laws. Each Shareholder acknowledges that Star Partners has informed him/it that the Junior Subordinated Units to be received pursuant to the Exchange have not been registered under the Securities Act and may not be sold until they have been registered or unless an exemption from such registration is available.

    5.4 Knowledge and Experience. Each Shareholder has the knowledge and experience in the financial and business matters necessary for making an informed decision on the merits and risk of his investment in the Junior Subordinated Units.

    6. Registration of Senior Subordinated Units. The Senior Subordinated Units will be entitled to the registration rights provided in the Partnership Agreement for the benefit of affiliates of the General Partner.

    7. Termination. This Agreement may terminate under any of the following circumstances:

    7.1 If the Closing has not occurred on or before May 1, 1999, then any party may terminate this Agreement by giving notice as provided in 7.9;

    7.2 If Petro and Star Partners publicly announce that they have abandoned the Merger, then this Agreement shall automatically terminate;

    7.3 If the Merger Agreement is terminated, then this Agreement shall automatically terminate;

    7.4 At any time, by the written consent of all parties.

    7. Miscellaneous.

    7.1 Complete Agreement. This Agreement constitutes the entire agreement of the parties hereto pertaining to the subject matter hereof and supersedes all prior or contemporaneous conversations, understandings, negotiations and discussions, whether oral or written, on the subject matter. It can be amended only in writing signed by all parties. The representations and warranties set forth herein shall survive the Closing.

    7.2 Governing Law. This Agreement is intended to be performed in the State of New York and shall be construed and enforced in accordance with the laws of the State of New York.

    7.3 The parties hereto agree that they will, at the expense of the requesting party, from time to time execute and deliver any and all additional and supplemental instruments, and do such other reasonable acts and things which may be necessary or desirable to effect the purpose of this Agreement and the transactions contemplated hereby.

    7.4 Waiver by any of the parties hereto of any breach of, or exercise of any right under this Agreement, shall not be deemed a waiver of similar or other breaches or rights.

    7.5 Captions and section headings used herein are for convenience only, and are not a part of this Agreement, and shall not be used in construing it.

    7.6 All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and assigns. Neither party may assign this Agreement or any interest therein.

    7.7 Each Shareholder will indemnify and hold Star Partners harmless against and in respect of any claims from brokerage or other commissions relating to this Agreement or the transactions contemplated hereby resulting from such Shareholder's own dealing with any person in connection with the Exchange and Star Partners will indemnify and hold the Shareholders harmless against and in respect of any claims from brokerage or other commissions relating to this Agreement or the transactions contemplated hereby resulting from its own dealing with any person in connection with the Exchange.

    7.8 This Agreement is intended to benefit only the parties hereto and there shall be no third party beneficiaries of this Agreement.

    7.9 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

    If to Star Partners, to:

           Star Gas Corporation
           Clearwater House
           2187 Atlantic Street
           P.O. Box 120011
           Stamford, CT 06912-0011
           Fax: 203-328-7393
           Attn: Joseph P. Cavanaugh, President

    With copies to:

           Baker & Botts
           One Shell Plaza
           910 Louisiana
           Houston, TX 77002-4995
           Fax: 713-229-1522
           Attn: R. Joel Swanson, Esq.

    If to a Shareholder:

           To his Address set forth on the
           Signature Page

    With copies to:

           Phillips Nizer Benjamin Krim & Ballon LLP
           666 Fifth Avenue
           New York, New York 10103-0084
           Attn: Alan Shapiro, Esq.
           Fax: 212-262-5152

                                          Star Gas Partners, L.P.
                                          by Star Gas Corporation, its General
                                           Partner

                                          By __________________________________
                                             Joseph P. Cavanaugh, President

Shareholders:

-------------------------------------     -------------------------------------
Irik P. Sevin                             Wolfgang Traber

-------------------------------------     -------------------------------------
Address                                   Address

-------------------------------------     -------------------------------------

-------------------------------------     -------------------------------------
Audrey L. Sevin                           Paul Biddelman

-------------------------------------     -------------------------------------
Address                                   Address

-------------------------------------     -------------------------------------

-------------------------------------     -------------------------------------
Phillip Ean Cohen                         Hubertus Langen

-------------------------------------     -------------------------------------
Address                                   Address

-------------------------------------     -------------------------------------

Brentwood Corporation                     United Capital Corp.

By: _________________________________     By: _________________________________

-------------------------------------     -------------------------------------
Address                                   Address

-------------------------------------     -------------------------------------

Barcell Corporation

By: _________________________________     -------------------------------------
                                          Thomas J. Edelman

-------------------------------------     -------------------------------------
Address                                   Address

-------------------------------------     -------------------------------------

GABES SA                                  TORTOSA GmbH

By: _________________________________     By: _________________________________

-------------------------------------     -------------------------------------
Address                                   Address

-------------------------------------     -------------------------------------

Minneford Corp.                           MM Warburg & Co.

By: _________________________________     By: _________________________________

-------------------------------------     -------------------------------------
Address                                   Address

-------------------------------------     -------------------------------------

-------------------------------------
Fernando Montero

-------------------------------------
Address

-------------------------------------

Hanseatic Americas LDC                    Hanseatic Corporation

By: _________________________________     By: _________________________________

-------------------------------------
Richard O'Connell

-------------------------------------
Address

-------------------------------------

                                                                     EXHIBIT 1.2

SHAREHOLDER                                       CLASS A   CLASS C    TOTAL
-----------                                      --------- --------- ----------
P. Cohen........................................   679,262   113,423    792,685
T. Edelman......................................   653,312   129,019    782,331
R. O'Connell.................................... 1,128,745   302,461  1,431,206
A. Sevin........................................ 1,876,863   477,716  2,354,579
I. Sevin........................................   740,438   201,641    942,079
W. Traber.......................................       --      9,038      9,038
Brentwood Corp..................................   681,873   120,985    802,858
Gabes S.A.......................................   597,617   124,314    721,931
Minneford Corp..................................    73,638    12,000     85,638
Fernando Montero................................       --     35,287     35,287
M.M. Warburg & Co...............................       --     31,808     31,808
Hanseatic Corp..................................       --    298,717    298,717
Hanseatic Americas LDC.......................... 1,777,279       --   1,777,279
Barcel Corp.....................................   605,151   151,231    756,382
Hubertus Langen.................................   734,473     9,038    740,511
Tortosa GmbH....................................       --    298,717    298,717
P. Biddelman....................................     2,386       --       2,386
United Capital Corp.............................    90,000       --      90,000
                                                 --------- --------- ----------
                                                 9,638,037 2,315,395 11,953,432
                                                 ========= ========= ==========

  All shareholders to receive senior subordinated units of Star Partners at the ratio of .13064 per share, except A. Sevin, I. Sevin, W. Traber, Hanseatic Corp. and Hanseatic Americas LDC which will receive junior subordinated units and general partner units at the ratio of .15920 per share.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                                         ANNEX C
                              AMENDED AND RESTATED

                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                            STAR GAS PARTNERS, L.P.




--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


[] [/]  Symbols denote language that has been striken from this document.

                               TABLE OF CONTENTS

                                   ARTICLE I

                             ORGANIZATIONAL MATTERS

  Section  1.1  Formation and Continuation................................[]21[/]
  Section  1.2  Name......................................................[]12[/]
  Section  1.3  Registered Office; Principal Office.......................[]12[/]
  Section  1.4  Power of Attorney.........................................[] 2[/]
  Section  1.5  Term......................................................[]34[/]
  Section  1.6  Possible Restrictions on Transfer.........................[]34[/]


                                   ARTICLE II

                                  DEFINITIONS


                                  ARTICLE III

                                    PURPOSE


  Section  3.1  Purpose and Business..................................[]2225[/]
  Section  3.2  Powers................................................[]2226[/]


                                   ARTICLE IV

                            CONTRIBUTIONS AND UNITS


  Section  4.1         Organization Contributions and Return..........[]2226[/]
** 1 Section []4.3[/] 4.2 Contributions by Initial Limited Partners...[]2427[/]
  Section []4.2[/] 4.3 General Partner and Subsidiary Contributions...[]2327[/]
  * 1 moved from here; text not shown
  Section  4.4         Issuances of Additional Partnership
                       Securities.....................................[]2428[/]
  Section  4.5         Limitations on Issuance of Additional
                       Partnership Securities.........................[]2529[/]
  Section  4.6         []Conversion of[/] Special Issuance of Senior
                       Subordinated Units and Conversion of Senior
                       Subordinated Units and Junior Subordinated
                       Units..........................................[]2630[/]
  Section  4.7         Limited Preemptive Rights......................[]2731[/]
  Section  4.8         Splits and Combinations........................[]2731[/]
  Section  4.9         Capital Accounts...............................[]2832[/]
  Section  4.10        Interest and Withdrawal........................[]3135[/]


                                   ARTICLE V

                         ALLOCATIONS AND DISTRIBUTIONS


  Section  5.1  Allocations for Capital Account Purposes................ []3135[/]
  Section  5.2  Allocations for Tax Purposes............................ []3943[/]
  Section  5.3  Requirement and Characterization of Distributions....... []4245[/]
  Section  5.4  Distributions of Operating Surplus...................... []4347[/]
  Section  5.5  Distributions of Cash from Capital Surplus.............. []4449[/]
  Section  5.6   Adjustment of Minimum Quarterly Distribution and Target
                Distribution Levels..................................... []4549[/]

  Section  5.7  Special Provisions Relating to the Senior Subordinated
                Units and Junior Subordinated Units...................[]4549[/]
  Section  5.8  Entity-Level Taxation.................................[]4550[/]

               ARTICLE []VIMANAGEMENT AND OPERATION OF BUSINESS VI[/]

                      MANAGEMENT AND OPERATION OF BUSINESS

  Section  6.1  Management............................................[]4650[/]
  Section  6.2  Certificate of Limited Partnership....................[]4852[/]
  Section  6.3  Restrictions on General Partner's Authority...........[]4953[/]
  Section  6.4  Reimbursement of the General Partner..................[]4953[/]
  Section  6.5  Outside Activities....................................[]5054[/]
  Section  6.6  Loans from the General Partner; Contracts with
                Affiliates; Certain Restrictions on the General
                Partner...............................................[]5155[/]
  Section  6.7  Indemnification.......................................[]5357[/]
  Section  6.8  Liability of Indemnitees..............................[]5558[/]
  Section  6.9  Resolution of Conflicts of Interest...................[]5559[/]
  Section  6.10 Other Matters Concerning the General Partner..........[]5760[/]
  Section  6.11 Title to Partnership Assets...........................[]5861[/]
  Section  6.12 Purchase or Sale of Units.............................[]5861[/]
  Section  6.13 Registration Rights...................................    62
  Section  6.14 Reliance by Third Parties.............................[]6164[/]

                                  ARTICLE VII

                   RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

  Section  7.1  Limitation of Liability...............................[]6165[/]
  Section  7.2  Management of Business................................[]6165[/]
  Section  7.3  Outside Activities....................................[]6265[/]
  Section  7.4  Return of Capital.....................................[]6265[/]
  Section  7.5  Rights of Limited Partners to the Partnership.........[]6265[/]

                                  ARTICLE VIII

                     BOOKS, RECORDS, ACCOUNTING AND REPORTS

  Section  8.1  Records and Accounting................................[]6366[/]
  Section  8.2  Fiscal Year...........................................[]6366[/]
  Section  8.3  Reports...............................................[]6367[/]

                                   ARTICLE IX

                                  TAX MATTERS

  Section  9.1  Tax Returns and Information............................[]6467[/]
  Section  9.2  Tax Elections..........................................[]6467[/]
  Section  9.3  Tax Controversies......................................[]6568[/]
  Section  9.4  Withholding............................................[]6568[/]

                                   ARTICLE X

                                  CERTIFICATES

  Section 10.1  Certificates..........................................[]6568[/]
  Section 10.2  Registration, Registration of Transfer and Exchange...[]6568[/]
  Section 10.3  Mutilated, Destroyed, Lost or Stolen Certificates.....[]6669[/]
  Section 10.4  Record Holder.........................................[]6770[/]

                                   ARTICLE XI

                             TRANSFER OF INTERESTS

  Section 11.1  Transfer............................................. []6770[/]
  Section 11.2  Transfer of a General Partner's Partnership Interest..[]6870[/]
  Section 11.3  Transfer of Units.....................................[]6871[/]
  Section 11.4  Restrictions on Transfers.............................[]6971[/]
  Section 11.5  Citizenship Certificates; Non-citizen Assignees.......[]6972[/]
  Section 11.6  Redemption of Interests...............................[]7072[/]

                                  ARTICLE XII

                             ADMISSION OF PARTNERS

  Section 12.1  Admission of Initial Limited Partners...................[]7174[/]
  Section 12.2  Admission of Substituted Limited Partners...............[]7274[/]
  Section 12.3  Admission of Successor General Partner..................[]7274[/]
  Section 12.4  Admission of Additional Limited Partners................[]7275[/]
  Section 12.5         Amendment of Agreement and Certificate of Limited
                Partnership.............................................[]7375[/]

                                  ARTICLE XIII

                       WITHDRAWAL OR REMOVAL OF PARTNERS

  Section 13.1  Withdrawal of the General Partner.......................[]7375[/]
  Section 13.2  Removal of the General Partner..........................[]7577[/]
  Section 13.3       Interest of Departing Partner and Successor General
                Partner.................................................[]7577[/]
  Section 13.4  Withdrawal of Limited Partners..........................[]7778[/]

                                  ARTICLE XIV

                          DISSOLUTION AND LIQUIDATION

  Section 14.1  Dissolution.............................................[]7779[/]
  Section 14.2     Continuation of the Business of the Partnership After
                Dissolution.............................................[]7879[/]
  Section 14.3  Liquidator..............................................[]7880[/]
  Section 14.4  Liquidation.............................................[]7980[/]
  Section 14.5  Cancellation of Certificate of Limited Partnership......[]8081[/]
  Section 14.6  Return of Contributions.................................[]8081[/]
  Section 14.7  Waiver of Partition.....................................[]8081[/]
  Section 14.8  Capital Account Restoration.............................[]8081[/]

                                   ARTICLE XV

           AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

  Section 15.1  Amendment to be Adopted Solely by General Partner....... []8082[/]
  Section 15.2  Amendment Procedures.................................... []8283[/]
  Section 15.3  Amendment Requirements.................................. []8283[/]
  Section 15.4  Meetings................................................ []8384[/]
  Section 15.5  Notice of a Meeting..................................... []8484[/]
  Section 15.6  Record Date............................................. []8484[/]
  Section 15.7  Adjournment............................................. []8485[/]
  Section 15.8        Waiver of Notice; Approval of Meeting; Approval of
                Minutes................................................. []8485[/]
  Section 15.9  Quorum.................................................. []8585[/]
  Section 15.10 Conduct of Meeting...................................... []8586[/]
  Section 15.11 Action Without a Meeting................................ []8686[/]
  Section 15.12 Voting and Other Rights................................. []8687[/]

                             ARTICLE XVIMERGER XVI

                                     MERGER

  Section 16.1  Authority................................................ []8787[/]
  Section 16.2  Procedure for Merger or Consolidation.................... []8787[/]
  Section 16.3  Approval by Limited Partners of Merger or Consolidation.. []8888[/]
  Section 16.4  Certificate of Merger.................................... []8888[/]
  Section 16.5  Effect of Merger......................................... []8989[/]

                                  ARTICLE XVII

                             RIGHT TO ACQUIRE UNITS

  Section 17.1  Right to Acquire Units................................... []8989[/]

                                 ARTICLE XVIII

                               GENERAL PROVISIONS

  Section 18.1  Addresses and Notices..................................... []9191[/]
  Section 18.2  References................................................ []9292[/]
  Section 18.3  Pronouns and Plurals...................................... []9292[/]
  Section 18.4  Further Action............................................ []9292[/]
  Section 18.5  Binding Effect............................................ []9292[/]
  Section 18.6  Integration............................................... []9292[/]
  Section 18.7  Creditors................................................. []9292[/]
  Section 18.8  Waiver.................................................... []9292[/]
  Section 18.9  Counterparts.............................................. []9392[/]
  Section 18.10 Applicable Law............................................ []9392[/]
  Section 18.11 Invalidity of Provisions.................................. []9393[/]
  Section 18.12 Consent of Partners....................................... []9393[/]
 EXHIBIT A.................................................................   A-1
 EXHIBIT B.................................................................   B-1

                              AMENDED AND RESTATED
                      AGREEMENT OF LIMITED PARTNERSHIP OF
                            STAR GAS PARTNERS, L.P.

  THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF STAR GAS
PARTNERS, L.P., dated as of            , []1995[/] 1999, is entered into by and
among []Star Gas Corporation;[/] STAR GAS LLC, a Delaware []corporation[/] limited liability company, as the General Partner, and []William G. Powers, Jr., as the Organizational Limited Partner, together with any other Persons who[/] those Persons who are or become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

                                   RECITALS:

  WHEREAS, Star Gas Corporation, a Delaware corporation and the initial general partner of the Partnership (the "Initial General Partner"), and certain other parties organized the Partnership as a Delaware limited partnership pursuant to an Agreement of Limited Partnership dated as of December 20, 1995 (the "Original Agreement"); and

  WHEREAS, the Partnership, the Operating Partnership, Petro and Mergeco have
entered into that Merger Agreement dated as of October    , 1998 (the "Petro
Merger Agreement") providing for the merger (the "Merger") of Mergeco with and into Petro; and

  WHEREAS, in order to effect the transactions contemplated by the Merger Agreement, it is necessary to amend this Agreement as provided herein; and

  WHEREAS, the Merger Agreement and the transactions contemplated thereby (including, without limitation, the form of this Agreement and the amendments effected hereby and the withdrawal of Star Gas as the general partner of the Partnership and the Operating Partnership and the election of Star Gas LLC as the successor general partner of the Partnership and the Operating Partnership) have been submitted to, and approved by the requisite vote of, the Limited Partners; and

  WHEREAS, the General Partner has the authority to adopt certain amendments to this Agreement without the approval of any Limited Partner or Assignee to reflect, among other things: (i) subject to the terms of Section 4.4, any change that is necessary or desirable in connection with the authorization for issuance of any class or series of Partnership Securities pursuant to Section
4.4 and (ii) a change that, in the sole discretion of the General Partner, does not adversely affect the Limited Partners in any material respect.

  NOW, THEREFORE, the Original Agreement is hereby amended and, as so amended, is restated in its entirety as follows:

                                   ARTICLE I

                             ORGANIZATIONAL MATTERS

Section 1.1 Formation and Continuation.

  The Initial General Partner and the Organizational Limited Partner []hereby form[/] previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. The General Partner and the Limited Partners hereby amend and restate this Agreement in its entirety to continue the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and to set forth the rights and obligations of the Partners and certain matters related thereto. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

Section 1.2 Name.

  The name of the Partnership []shall be[/] is "Star Gas Partners, L.P." The Partnership's business may be conducted under any other name or names deemed necessary or appropriate by the General Partner, including the name of the General Partner. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner in its sole discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 1.3 Registered Office; Principal Office.

  Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 32 Loockerman Square, Suite L-100, Dover, Delaware 19904, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Prentice-Hall Corporation System, Inc. The principal office of the Partnership shall be located at, and the address of the General Partner shall be, 2187 Atlantic Street, Stamford, []CT[/] Connecticut 06902, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems necessary or appropriate.

Section 1.4 Power of Attorney.

  (a) Each Limited Partner and each Assignee hereby constitutes and appoints each of the General Partner and, if a Liquidator shall have been selected pursuant to Section 14.3, the Liquidator, severally (and any successor to either thereof by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

    (i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the

  Certificate of Limited Partnership and all amendments or restatements thereof) that the General Partner or the Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article XI, XII, XIII or XIV; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 4.4; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger or consolidation of the Partnership pursuant to Article XVI; and

    (ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the sole discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the sole discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; provided, that when required by Section 15.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner or the Liquidator may exercise the power of attorney made in this Section 1.4(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

  Nothing contained in this Section 1.4(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XV or as may be otherwise expressly provided for in this Agreement.

  (b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner's or Assignee's Partnership Interest and shall extend to such Limited Partner's or Assignee's heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the

General Partner's or the Liquidator's request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

Section 1.5 Term.

  The Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the close of Partnership business on December 31, 2085, or until the earlier dissolution of the Partnership in accordance with the provisions of
Article XIV.

Section 1.6 Possible Restrictions on Transfer.

  The General Partner may impose restrictions on the transfer of Partnership Interests if a subsequent Opinion of Counsel determines that such restrictions are necessary to avoid a significant risk of the Partnership's or the Operating Partnership's becoming taxable as a corporation or otherwise as an entity for federal income tax purposes. The restrictions may be imposed by making such amendments to this Agreement as the General Partner in its sole discretion may determine to be necessary or appropriate to impose such restrictions; provided, however, that any amendment that the General Partner believes, in the exercise of its reasonable discretion, could result in the delisting or suspension of trading of any class of Units on any National Securities Exchange on which such class of Units is then traded must be approved by the holders of at least a majority of the Outstanding Units of such class.

                                   ARTICLE II

                                  DEFINITIONS

  The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

  "Acquisition" means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity of the Partnership Group from the operating capacity of the Partnership Group existing immediately prior to such transaction.

  "Additional Book Basis" means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent to which Carrying Value constitutes Additional Book Basis:

    (i) Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

    (ii) If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership's Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (ii) to such Book-Down Event).

  "Additional Book Basis Derivative Items" means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership's Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the "Excess Additional Book Basis"), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period.

  []"Additional Capital Contribution Obligation" has the meaning assigned to such term in Section 4.2(b).[/]

  "Additional Limited Partner" means a Person admitted to the Partnership as a Limited Partner pursuant to Section 12.4 and who is shown as such on the books and records of the Partnership.

  "Adjusted Capital Account" means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and
(b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 5.1(d)(i) or 5.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation
Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The "Adjusted Capital Account" in respect of a Common Unit, a Senior Subordinated Unit, a Junior Subordinated Unit, a General Partner Unit or any other specified interest in the Partnership shall be the amount which such Adjusted Capital Account would be if such Common Unit, a Senior Subordinated Unit, a Junior Subordinated Unit, a General Partner Unit or other interest in the Partnership were the only interest in the Partnership held by a Partner.

  "Adjusted Distributable Cash" has the meaning assigned to such term in
Section 5.3(b).

  "Adjusted Operating Surplus" for any period means Operating Surplus generated during such period as adjusted to (a) decrease Operating Surplus by (i) any net increase in working capital borrowings during such period, and (ii) any net reduction in cash reserves for Operating Expenditures during such period []and
(iii) any capital contribution pursuant to the Additional Capital Contribution Obligation[/] not relating to an Operating Expenditure made during such period, and (b) increase Operating Surplus by (i) any net decrease in working capital borrowings during such period and (ii) any net increase in cash reserves for Operating Expenditures during such period required by any debt instrument for the repayment of principal, interest or premium. []Solely with respect to the test of the Reduction Threshold, Operating Surplus will be increased by any net increases in cash reserves for Operating Expenditures (other than any increase already taken into account in (b)(ii) above) during such period.[/] Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.

  "Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Section 4.9(d)(i) or 4.9(d)(ii). Once an Adjusted Property is deemed distributed by, and recontributed to, the Partnership for federal income tax purposes upon a termination thereof pursuant to Section 708 of the Code, such property shall thereafter constitute a Contributed Property until the Carrying Value of such property is subsequently adjusted pursuant to
Section 4.9(d)(i) or 4.9(d)(ii).

  "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

  "Aggregate Remaining Net Positive Adjustments" means as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

  "Agreed Allocation" means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of
Section 5.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term "Agreed Allocation" is used).

  "Agreed Value" of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, that the Agreed Value of any property deemed contributed to the Partnership for federal income tax purposes upon termination and reconstitution thereof pursuant to Section 708 of the Code shall be determined in accordance with Section 4.9(c)(i). Subject to Section 4.9(c)(i), the General Partner shall, in its sole discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

  "Agreement" means this Amended and Restated Agreement of Limited Partnership of Star Gas Partners, L.P., as it may be amended, supplemented or restated from time to time.

  "Assignee" means a Non-citizen Assignee or a Person to whom one or more Units representing a Limited Partner Interest have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application as required by this Agreement, but who has not become a Substituted Limited Partner.

  "Associate" means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

  "Audit Committee" means a committee of the Board of Directors of the General Partner composed entirely of two or more directors who are neither members, officers nor employees of the General Partner or members, stockholders (other than holders of Common Units or Senior Subordinated Units), officers, directors or employees of any Affiliate of the General Partner.

  "Available Cash," as to any Quarter ending before the Liquidation Date, means

  (a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings subsequent to the end of such Quarter, less

  (b) the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures) subsequent to such Quarter, (ii) provide funds for distributions under Sections 5.4(a)(i), (ii) and (iii) or 5.4(b)(i) in respect of any one or more of the next four Quarters, or (iii) comply with applicable law or any debt instrument or other agreement or obligation to which any member of the Partnership Group is a party or its assets are subject; provided, however, that the General Partner may not establish cash reserves for distributions pursuant to Section 5.4(a)(iii) unless the General Partner has determined that in its judgment the establishment of reserves will not prevent the Partnership from distributing the Minimum Quarterly Distribution on all Common Units and any Common Unit Arrearages thereon with respect to the next four Quarters; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

  Notwithstanding the foregoing, "Available Cash" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

  "Book Basis Derivative Items" means any item of income, deduction, gain, or loss included in the determination of Net Income, Net Loss, Net Termination Gain or Net Termination Loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

  "Book-Down Event" means an event which triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 4.9(d).

  * 2 moved from here; text not shown

  "Book-Tax Disparity" means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to
Section 4.9 and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

  ** 2 "Book-Up Event" means an event which triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 4.9(d).

  "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States or the states of New York or Connecticut shall not be regarded as a Business Day.

  "Capital Account" means the capital account maintained for a Partner pursuant to Section 4.9. The "Capital Account" in respect of a Common Unit, a Subordinated Unit, a Junior Subordinated Unit, a General Partner Unit or any other specified interest in the Partnership shall be the amount which such Capital Account would be if such Common Unit, Subordinated Unit, Junior Subordinated Unit, General Partner Unit or other interest in the Partnership were the only interest in the Partnership held by a []Limited Partner.[/]

  "Capital Contribution" means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes or has contributed to the Partnership pursuant to this Agreement and the Conveyance and Contribution []Agreement or Sections 4.1, 4.2, 4.3, 4.4, 4.9(c)(i), 13.3(c) or 14.8.[/]
Agreements.

  "Capital Improvements" means (a) additions or improvements to the capital assets owned by any Group Member or (b) the acquisition of existing or the construction of new capital assets (including retail distribution outlets, propane tanks, pipeline systems, storage facilities and related assets), made to increase the operating capacity of the Partnership Group from the operating capacity of the Partnership Group existing immediately prior to such addition, improvement, acquisition or construction.

  "Capital Surplus" has the following meaning: all Available Cash distributed by the Partnership from any source will be treated as distributed from Operating Surplus until the sum of all Available Cash distributed since the commencement of the Partnership equals the Operating Surplus as of the end of the quarter prior to such distribution. Any excess Available Cash will be deemed to be Capital Surplus.

  "Carrying Value" means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' and Assignees' Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 4.9(d)(i) and 4.9(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

  "Cause" means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as general partner of the Partnership.

  "Certificate" means a certificate, substantially in the form of Exhibit A []to this Agreement[/] hereto with respect to Common Units and Exhibit B hereto with respect to Senior Subordinated Units or in such other form as may be adopted by the General Partner in its sole discretion, issued by the Partnership evidencing ownership of one or more Common Units or Senior Subordinated Units, as the case may be, or a certificate, in such form as may be adopted by the General Partner in its sole discretion, issued by the Partnership evidencing ownership of one or more other Units.

  "Certificate of Limited Partnership" means the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 6.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

  "Citizenship Certification" means a properly completed certificate in such form as may be specified by the General Partner by which an Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

  "Claim" has the meaning assigned to such term in Section 6.13(c).

  []"Closing Date" means the first date on which Common Units are sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.[/] "Class A Common Unit" means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Class A Common Units in this Agreement; no Class A Common Units shall be outstanding until the expiration of the Subordination Period, at which time all Common Units Outstanding immediately prior to the expiration of the Subordination Period shall be redesignated as Class A Common Units.

[]"Closing Price" has the meaning assigned to such term in Section 17.1(a).[/] "Class B Common Unit" means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Class B Common Units in this Agreement; no Class B Common Units shall be outstanding until the expiration of the Subordination Period, at which time each Outstanding Senior Subordinated Unit and Junior Subordinated Unit shall convert into one Class B Common Unit.

  "Closing Price" for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal National Securities Exchange (other than the Nasdaq Stock Market) on which the Units of such class are listed or admitted to trading or, if the Units of such class are not listed or admitted to trading on any National Securities Exchange (other than the Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such day the Units of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in the Units of such class selected by the Board of Directors of the General Partner, or if on any such day no market maker is making a market in the Units of such class, the fair value of such Units on such day as determined reasonably and in good faith by the Board of Directors of the General Partner.

  "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

  "Combined Interest" has the meaning assigned to such term in Section 13.3(a).

  "Commission" means the Securities and Exchange Commission.

  * 4 moved from here; text not shown

  "Common Unit" means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Common Units in this Agreement. All references herein to Common Units after the expiration of the Subordination Period shall be deemed to be references to both Class A Common Units and Class B Common Units, unless otherwise indicated.

  "Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, and as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution then in effect with respect to such Common Unit over (b) the sum of all Available Cash distributed with respect to such Common Unit in respect of such Quarter pursuant to Section 5.4(a)(i).

  "Contributed Property" means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership (or deemed contributed to the Partnership on termination and reconstitution thereof pursuant to Section 708 of the Code). Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 4.9(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

  []"Contribution" means any cash, cash equivalents or the Net Agreed Value of any other property or asset that a Partner contributes to the Partnership pursuant to the[/] "Conveyance and Contribution Agreements" means collectively,
(i) that certain Conveyance and Contribution Agreement, dated as of the Effective Time, among the Partnership, the Operating Partnership, Petro and Star Gas LLC and (ii) []Article IV or Section 13.3(c).[/]

  []"Conveyance and Contribution Agreement" means[/] that certain Conveyance and Contribution Agreement, []dated as of the Closing Date, between Star Gas,[/] among the Partnership, the Operating Partnership []and certain other parties,[/] Petro and Petro Holdings, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

  "Cumulative Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum resulting from adding together the Common Unit Arrearage as to a Unit issued in the Initial Offering for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 5.4(a)(ii) with respect to such Common Unit (including any distributions to be made in respect of the last of such Quarters).

  "Curative Allocation" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 5.1(d)(xi).

  "Current Market Price" []has the meaning assigned to such term in Section 17.1(a).[/] as of any date of any class of Units listed or admitted to trading on any National Securities Exchange means the average of the daily Closing Prices per Unit of such class for the 20 consecutive Trading Days immediately prior to such date.

  "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. [](S)17-(S)17-101,[/] et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

  "Departing Partner" means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 13.1 or 13.2.

  "Debt Offering" means the offering and sale by Petro Holdings of $
million Senior Subordinated Notes due       .

  "EBITDA" means operating income plus depreciation, amortization and non-cash charges (excluding expenses related to the consummation of the Merger and the transactions contemplated thereby).

  "Economic Risk of Loss" has the meaning set forth in Treasury Regulation
Section 1.752-2(a).

  "Effective Time" means the effective time of the Merger, which shall be the later to occur of (i) the filing in the office of the Secretary of State of the State of Delaware of a properly executed certificate of merger and (ii) the filing with the Department of State of Minnesota of properly executed articles of merger, or such later date and time as may be set forth in such certificate of merger and articles of merger.

  "Eligible Citizen" means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

  "Equity Offering" means the offering and sale by the Partnership of Common Units to the public, as described in the Equity Registration Statement.

  ** 3 "Equity Registration Statement" means the Registration Statement on Form
S-3 (Registration No. []33-98490)-[/]       ), as it has been or as it may be
amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the []Initial[/] Equity Offering.

  "Event of Withdrawal" has the meaning assigned to such term in Section
13.1(a).

  "First Liquidation Target Amount" has the meaning assigned to such term in
Section 5.1(c)(i)(D).

  "First Target Distribution" means $0.604 per Unit [](or, with respect to the period commencing on the Closing Date and ending on March 31, 1996, the product of $0.604 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is 91)[/], subject to adjustment in accordance with Sections 5.6 and 5.8.

  "General Partner" means Star Gas LLC, a Delaware limited liability company, and its successor as general partner of the Partnership.

  "General Partner Interest" means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) which is evidenced by General Partner Units and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

  "General Partner Unit" means a Unit representing a fractional part of the General Partner Interest and having the rights and obligations specified with respect to the General Partner Interest.

  "Group" means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons) or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

  "Group Member" means a member of the Partnership Group.

  "Holder" has the meaning assigned to such term in Section 6.13(a).

  []"Incentive Distribution" means any amount of cash distributed to the General Partner, in its capacity as general partner of the Partnership, pursuant to Sections 5.4(a)(v), (vi) or (vii) and Sections 5.4(b)(iii), (iv) or (v) which exceeds an amount equal to 1.0% of the aggregate amount of cash then being distributed pursuant to such provisions.[/]

  "includes" means includes, without limitation, and "including" means including, without limitation.

  "Indemnified Persons" has the meaning assigned to such term in Section
6.13(c).

  "Indemnitee" means (a) the General Partner, any Departing Partner, any Person who is or was an Affiliate of the General Partner or any Departing Partner, (b) any Person who is or was an officer, director, employee, partner, agent or trustee of the General Partner or any Departing Partner or any such Affiliate, or (c) any Person who is or was serving at the request of the General Partner or any Departing Partner or any such Affiliate as a director, officer, employee, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee pursuant to this clause (c) by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

  "Initial Closing Date" means December 20, 1995.

  "Initial Common Units" means the Common Units sold in the Initial Offering.

  "Initial General Partner" means Star Gas Corporation, a Delaware corporation.

  "Initial Limited Partners" means Star Gas, Silgas, Inc. and Silgas of Illinois, Inc. [](with respect to the Subordinated Units received by them pursuant to Section 4.2) and the[/] and the Initial Underwriters, in each case []upon being[/] admitted to the Partnership in accordance with Section 12.1.

  "Initial Offering" means the initial offering and sale of Common Units to the public on December 20, 1995, as described in the Initial Registration Statement.

  "Initial Overallotment Closing Date" means January 18, 1996.

  "Initial Registration Statement" means the Registration Statement on Form S-l (Registration No. 33-98490), as amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Initial Common Units in the Initial Offering.

  "Initial Underwriters" means each person named as an underwriter in the Initial Offering.

  "Initial Unit Price" means (a) []the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus first issued at or after the time the Registration Statement first became effective[/] with respect to each Common Unit, Senior Subordinated Unit, Junior Subordinated Unit and General Partner Unit, $22.00 or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

  "Interim Capital Transactions" means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by any Group Member; (b) sales of equity interests (including Common Units sold to the Underwriters pursuant to the exercise of the Overallotment Option, []but excluding the contributions made pursuant to the Additional Capital Contribution Obligation)[/] by any Group Member; and (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (x) sales or other dispositions of inventory in the ordinary course of business, (y) sales or other dispositions of other current assets, including receivables and accounts in the ordinary course of business, and (z) sales or other dispositions of assets as part of normal retirements or replacements.

  ** 4 []"Common[/] Junior Subordinated Unit" means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to []Common[/] Junior Subordinated Units in this Agreement.

  []"Issue Price" means the price at which a Unit is purchased from the Partnership, after taking into account any sales commission or underwriting discount charged to the Partnership.[/] "Limited Partner" means, unless the context otherwise requires, (a) the Organizational Limited Partner, each Initial Limited Partner, each Substituted Limited Partner, each Additional Limited Partner and any Departing Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 13.3; and (b) solely for purposes of Articles IV, V, VI and IX and Sections 14.3 and 14.4, each Assignee.

  "Limited Partner Interest" means the ownership interest of a Limited Partner in the Partnership which is evidenced by Common Units, Senior Subordinated Units and Junior Subordinated Units or other Partnership Securities and includes any and all benefits to which a Limited Partner is entitled as provided in this Agreement, together with all obligations of a Limited Partner to comply with the terms and provisions of this Agreement.

  "Liquidation Date" means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 14.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to reconstitute the Partnership and continue its business has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

  "Liquidator" means the General Partner or other Person approved pursuant to
Section 14.3 who performs the functions described therein.

  "Maintenance Capital Expenditures" means cash capital expenditures made to maintain, up to the level thereof that existed at the time of such expenditure, the operating capacity of the capital assets of the Partnership Group, as such assets existed at the time of such expenditure and shall, therefore, not include cash capital expenditures made in respect of Acquisitions and Capital Improvements. Where cash capital expenditures are made in part to maintain the operating capacity level referred to in the immediately preceding sentence and in part for other purposes, the General Partner's good faith allocation thereof between the portion used to maintain such operating capacity level and the portion used for other purposes shall be conclusive.

  "Mergeco" has the meaning assigned to such term in the introductory paragraph to this Agreement.

  "Merger" has the meaning assigned to such term in the introductory paragraph to this Agreement.

  "Merger Agreement" has the meaning assigned to such term in Section 16.1.

  "Minimum Quarterly Distribution" means []$0.55[/] $0.575 per Unit per Quarter [](or with respect to[/] , subject to adjustment in accordance with Sections 5.6 and 5.8; provided, however, the Minimum Quarterly Distribution with respect to the Senior Subordinated Units, Junior Subordinated Units and General Partner Units for the period commencing on the []Closing Date[/] Effective Time and ending on []March 31, 1996,[/] June 30, 1999, shall be equal to the product of []$0.55[/] $0.575 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is 91), []subject to adjustment in accordance with Sections 5.6 and 5.8.[/]

  "National Securities Exchange" means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute, or the Nasdaq Stock Market or any successor thereto.

  "Net Agreed Value" means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 4.9(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

  "Net Income" means, for any taxable year, the excess, if any, of the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 4.9(b) and shall not include any items specially allocated under Section 5.1(d); provided that the determination of the items that have been specially allocated under Section 5.1(d) shall be made as if Section 5.1(d)(xii) were not in the Agreement.

  "Net Loss" means, for any taxable year, the excess, if any, of the Partnership's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 4.9(b) and shall not include any items specially allocated under Section 5.1(d); provided that the determination of the items that have been specially allocated under Section 5.1(d) shall be made as if Section 5.1(d)(xii) were not in the Agreement.

  "Net Positive Adjustments" means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up and Book-Down Events.

  "Net Termination Gain" means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership (including, without limitation, such amounts recognized through the Operating Partnership) after the Liquidation Date. The items included in the determination of Net Termination Gain shall be determined in accordance with Section 4.9(b) and shall not include any items of income, gain or loss specially allocated under Section 5.1(d).

  "Net Termination Loss" means, for any taxable period, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership (including, without limitation, such amounts recognized through the Operating Partnership) after the Liquidation Date. The items included in the determination of Net Termination Loss shall be determined in accordance with
Section 4.9(b) and shall not include any items of income, gain or loss specially allocated under Section 5.1(d).

  "Non-citizen Assignee" means a Person whom the General Partner has determined in its sole discretion does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Substituted Limited Partner, pursuant to Section 11.5.

  "Non-competition Agreement" means that certain non-competition agreement []between Petroleum Heat and Power Co., Inc. ("Petro") and the Partnership pursuant to which Petro has agreed with the Partnership that neither Petro nor any of its Affiliates will acquire a business which derives any revenues from the sale of propane, if, after giving effect to such acquisition, Petro's Pro Forma Propane Volumes would equal or exceed the lesser of (i) 15% of the Partnership's reported propane volumes sold for the most recently completed four fiscal quarters which ended at least 90 days prior to the date of such acquisition or (ii) 15 million gallons of propane. Petro's Pro Forma Propane Volume means the actual propane volumes sold by Petro and any of its Affiliates (other than the Partnership) for the most recently completed four fiscal quarters which ended at least 90 days prior to the date of determination plus the propane volumes sold by the propane business to be acquired for the most recently completed four fiscal quarters which ended at least 90 days prior to the date of determination. Petro and the Partnership have further agreed pursuant to the Non-competition Agreement that in the event that Petro or an Affiliate owns a propane business, Petro or such Affiliate may not accept as a customer any person who is a customer of the Partnership.[/] among Irik. P. Sevin, the Partnership and the Operating Partnership.

  "Nonrecourse Built-in Gain" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 5.2(b)(i)(A), 5.2(b)(ii)(A) and 5.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

  "Nonrecourse Deductions" means any and all items of loss, deduction or expenditures (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

  "Nonrecourse Liability" has the meaning set forth in Treasury Regulation
Section 1.752-1(a)(2).

  "Notice of Election to Purchase" has the meaning assigned to such term in
Section 17.1(b).

  "Old Subordinated Units" means the Subordinated Units issued to the Initial General Partner on the Initial Closing Date.

  "Operating Expenditures" means all Partnership Group expenditures, including taxes, reimbursements of the General Partner, debt service payments, and capital expenditures, subject to the following:

  (a) Payments (including prepayments) of principal and premium on a debt shall not be an Operating Expenditure if the payment is (i) required in connection with the sale or other disposition of assets or (ii) made in connection with the refinancing or refunding of indebtedness with the proceeds from new indebtedness or from the sale of equity interests. For purposes of the foregoing, at the election and in the reasonable discretion of the General Partner, any payment of principal or premium shall be deemed to be refunded or refinanced by any indebtedness incurred or to be incurred by the Partnership Group within 180 days before or after such payment to the extent of the principal amount of such indebtedness.

  (b) Operating Expenditures shall not include (i) capital expenditures made for Acquisitions or for Capital Improvements, (ii) payment of transaction expenses relating to Interim Capital Transactions []or (iii)[/], (iii) payment of transaction expenses related to the Merger and the transactions contemplated thereby or (iv) distributions to Partners. Where capital expenditures are made in part for Acquisitions or Capital Improvements and in part for other purposes, the General Partner's good faith allocation between the amounts paid for each shall be conclusive.

  "Operating Partnership" means Star Gas Propane, L.P., a Delaware limited partnership, and any successors thereto.

  "Operating Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as it may be amended, supplemented or restated from time to time.

  "Operating Surplus," as to any period ending before the Liquidation Date, means

  (a) the sum of (i) [16,056,000] million plus all cash of the Partnership
Group on hand as of the close of business on the Initial Closing Date []and[/],
(ii) all the cash receipts of the Partnership Group for the period beginning on the Initial Closing Date and ending with the last day of such period, other than cash receipts from Interim Capital Transactions (except to the extent specified in Section 5.5) and (iii) all cash receipts of the Partnership Group after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings, less

  (b) the sum of (i) Operating Expenditures for the period beginning on the Initial Closing Date and ending with the last day of such period, and (ii) the amount of cash reserves that is necessary or advisable in the reasonable discretion of the General Partner to provide funds for future Operating Expenditures; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

  Notwithstanding the foregoing, "Operating Surplus" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

  "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to []Star Gas any Affiliate of Star Gas, the Partnership or the General Partner)[/] the Partnership, the General Partner or any of its Affiliates) acceptable to the General Partner in its reasonable discretion.

  "Organizational Limited Partner" means William G. Powers, Jr., in his capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

  .

  "Original Agreement" has the meaning assigned to such term in the Recitals to this Agreement.

  "Outstanding" means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination.

  "Overallotment Option" means the overallotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

  "Parity Units" means Common Units and all other Units having rights to distributions or in liquidation ranking on a parity with the Common Units.

  "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulation
Section 1.704-2(b)(4).

  "Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

  "Partner Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

  "Partners" means the General Partner and the Limited Partners.

  "Partnership" means Star Gas Partners, L.P., a Delaware limited partnership, and any successors thereto.

  "Partnership Group" means the Partnership, the Operating Partnership and any Subsidiary of either such entity, treated as a single consolidated entity.

  "Partnership Interest" means an interest in the Partnership, which shall include []general partner interests, Common Units, Subordinated Units or other Partnership Securities, or a combination thereof or interest therein, as the case may be.[/] General Partner Interests and Limited Partner Interests.

  "Partnership Minimum Gain" means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

  "Partnership Security" means any class or series of Unit, any option, right, warrant or appreciation rights relating thereto, or any other type of equity interest that the Partnership may lawfully issue, or any unsecured or secured debt obligation of the Partnership that is convertible into any class or series of equity interests of the Partnership.

  "Percentage Interest" means as of the date of such determination [](a) as to the General Partner, 1%, (b),[/] as to any []Limited[/] Partner or Assignee holding Units, the product of (i) []99%[/] 100% less the percentage applicable to paragraph (c) (b) multiplied by (ii) the quotient of the number of Units held by such []Limited[/] Partner or Assignee divided by the total number of all Outstanding Units, and (c)(b) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section []4.3[/] 4.4, the percentage established as a part of such issuance.

  []"Permitted Investments" means securities with a maturity of one year or less that are (x) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, (y) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof or (z) securities of mutual or similar funds which invest exclusively in securities of the type permitted under clauses (x) and (y) above, in each case having assets in excess of $100 million.[/]

  "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association or other entity.

  "Per Unit Capital Amount" means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person []other than the General Partner or any Affiliate.[/]

  "Petro" means Petroleum Heat and Power Co., Inc., a Minnesota corporation, an indirect subsidiary of the Operating Partnership.

  "Petro Adjusted Operating Surplus" means, with respect to any four-Quarter period, the Adjusted Operating Surplus generated by Petro (which for purposes of this definition includes all subsidiaries of the Partnership primarily engaged in the home heating oil business) during such four-Quarter period, as determined in good faith by a majority of the members of the Board of Directors of the General Partner []who holds Units.[/] (with the concurrence of the Audit Committee). In calculating Petro Adjusted Operating Surplus, (i) debt service (including the payment of principal, interest and premium) on all debt incurred or assumed by Petro or any of its Affiliates, the proceeds of which are used by or for the benefit of Petro (including the proceeds from the Debt Offering), shall be included to the extent such debt service is included in the calculation of Operating Surplus, and (ii) debt service (including the payment of principal, interest and premium) on all debt incurred or assumed by Petro or any of its Affiliates, the proceeds of which are not used by or for the benefit of Petro, shall be excluded.

  []"Pro Rata"[/] "Petro Class A Common Stock" means the Class A Common Stock, par value $.10 per share, of Petro.

  "Petro Class C Common Stock" means the Class C Common Stock, par value $.10 per share, of Petro.

  "Petro Holdings" means Petro Holdings, Inc., a Minnesota corporation, a wholly-owned indirect subsidiary of the Operating Partnership.

  "Petro Merger Agreement" has the meaning set forth in the introductory paragraph to this Agreement.

  "Petro Units," with respect to any date, means the sum of (i) the excess of the number of Units outstanding at the Effective Time over the number of Units outstanding immediately prior to the Effective Time (assuming the simultaneous closing of the Equity Offering), (ii) the number of Units issued by the Partnership thereafter to the extent the net proceeds of which are contributed to Petro (which for purposes hereof includes all subsidiaries of the Partnership primarily engaged in the home heating oil business), (iii) the number of Senior Subordinated Units or Class B Common Units issued pursuant to
Section 4.6, and (iv) the deemed number of Units outstanding based upon a contribution of capital to Petro by the Partnership or any Affiliate thereof after the Effective Time (which contribution is not covered by (ii) above or traceable to debt proceeds), which number of deemed Units is obtained by dividing (A) the amount of such contribution by (B) the Current Market Price of a Common Unit (or of a Class A Common Unit after the termination of the Subordination Period). If Petro pays down debt of Petro or debt allocated to Petro from internally generated funds of Petro and if those internally generated funds exist at Petro only because Petro has not paid dividends up to the Partnership in an amount equal to the distributions that would have been paid on the Petro Units had they been actual outstanding Units of the Partnership, then the amount used to pay down such debt will be treated as if it were contributed to Petro by the Partnership. The distribution per Senior Subordinated Unit of the Partnership shall be the amount that the Partnership would have been deemed to have distributed per Petro Unit had they been actual outstanding Units of the Partnership. For purposes of the number of deemed outstanding Units in (iv) above, such Units shall be deemed to be issued on the date of such Capital Contribution. For this purpose, Common Unit means Class A Common Units upon expiration of the Subordination Period.

  "Pro Rata" means (a) when modifying Units or any class thereof, apportioned equally among all designated Units, []and[/] in accordance with their respective Percentage Interests, and (b) when modifying Partners []means 1% of the General Partner and 99% to the Unitholders Pro Rata,[/] and Assignees, apportioned among all Partners and Assignees in accordance with their respective Percentage Interests.

  "Proxy Statement" means the Registration Statement on Form S-4 (Registration
No.    ) as it has been or as it may be amended or supplemented from time to time, filed jointly by the Partnership and Petro relating to the Merger and the transactions contemplated thereby.

  "Purchase Date" means the date determined by the General Partner as the date for purchase of all Outstanding Units of a certain class (other than Units owned by the General Partner and its Affiliates) pursuant to Article XVII.

  "Quarter" means, unless the context requires otherwise, a three-month period of time ending on March 31, June 30, September 30, or December 31.

  "Recapture Income" means any gain recognized by the Partnership (computed without regard to any adjustment required by Sections 734 or 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

  "Record Date" means the date established by the General Partner for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution.

  "Record Holder" means the Person in whose name a Common Unit or a Senior Subordinated Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to a holder of a []general partner interest[/] Junior Subordinated Unit or General Partner Unit or other Partnership Security, the Person in whose name such []general partner interest[/] Junior Subordinated Unit or General Partner Unit or other Partnership Security is registered on the books of the General Partner as of the opening of business on such Business Day.

  "Redeemable Units" means any []Units[/] Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to
Section 11.6.

  []"Reduction Threshold" has the meaning assigned to such term in Section 4.2(b).[/]

  *3 moved from here; text not shown

  "Remaining Net Positive Adjustments" means as of the end of any taxable period, (i) with respect to the Limited Partners, as a class, the excess of (a) the Net Positive Adjustments of the Limited Partners as of the end of such period over (b) the sum of those Partners' Share of Additional Book Basis Derivative Items for each prior taxable period, and (ii) with respect to the General Partner, the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner's Share of Additional Book Basis Derivative Items for each prior taxable period.

  "Required Allocations" means any allocation (or limitation imposed on any allocation) of an item of income, gain, deduction or loss pursuant to (a)
Section 5.1(b)(ii) or (b) Sections 5.1(d)(i), 5.1(d)(ii), 5.1(d)(iv),
5.1(d)(v), 5.1(d)(vi), 5.1(d)(vii) and 5.1(d)(ix), such allocations (or limitations thereon) being directly or indirectly required by the Treasury regulations promulgated under Section 704(b) of the Code.

  "Residual Gain" or "Residual Loss" means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Sections 5.2(b)(i)(A) or 5.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

  "Second Liquidation Target Amount" has the meaning assigned to such term in
Section 5.1(c)(i)(E).

  "Second Target Distribution" means $0.711 per Unit [](or, with respect to the period commencing on the Closing Date and ending on March 31, 1996, the product of $0.711 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is 91),[/] subject to adjustment in accordance with Sections 5.6 and 5.8.

  "Securities Act" means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

  ** 5 "Senior Subordinated Unit" means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to Senior Subordinated Units in this Agreement.

  "Share of Additional Book Basis Derivative Items" means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Limited Partners, as a class, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Limited Partners' Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, and (ii) with respect to the General Partner, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner's Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

  "Shelf Registration Statement" has the meaning assigned to such term in
Section 6.13(f).

  "Special Approval" means approval by the Audit Committee.

  "Star Gas" means Star Gas Corporation, a Delaware corporation []and a wholly owned subsidiary of Petroleum Heat and Power Co., Inc., a Minnesota corporation.[/]

  * 5 moved from here; text not shown

  "Subordination Period" means the period []commencing[/] that commenced on the Initial Closing Date and ending on the first to occur of the following dates:

  (a) the first day of any Quarter beginning on or after []January[/] July 1, []2001[/] 2002 in respect of which (A) (i) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units []and[/], Senior Subordinated Units, Junior Subordinated Units and General Partner Units equaled or exceeded the Minimum Quarterly Distribution for each of the three non-overlapping four-Quarter periods immediately preceding such date and (ii) the Adjusted Operating Surplus generated during each of the three immediately preceding non-overlapping four-Quarter periods equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units []and[/], Senior Subordinated Units, []plus the related distributions on the general partner interest,[/] Junior Subordinated Units and General Partner Units that were Outstanding during such periods on a fully diluted basis with respect to employee options or other employee incentive compensation (i.e., taking into account for purposes of such determination all Outstanding Common Units, Senior Subordinated Units, Junior Subordinated Units and General Partner Units and all Common Units issuable upon exercise of employee options that have, as of the date of determination, already vested or are scheduled to vest prior to the end of the Quarter immediately following the Quarter with respect to which determination is made, and all Units that have as of the date of determination been earned by but not yet issued to management of the Partnership in respect of incentive compensation) and (B) there are no Cumulative Common Unit Arrearages; and

  (b) the date on which the General Partner is removed as general partner of the Partnership upon the requisite vote by Limited Partners under circumstances where Cause does not exist; provided, however, that if the General Partner is removed during the Subordination Period within 12 months after the end of a six-Quarter period in which the Minimum Quarterly Distribution was not made on the Common Units with respect to more than one of such Quarters (excluding for this purpose the payment of any Common Unit Arrearages) and the first quarter in such six-Quarter period that the Minimum Quarterly Distribution on Common Units was not made occurs after March 31, 2001, then the Subordination Period will not end. In the event that the General Partner is removed under the circumstances set forth in the above proviso, the Junior Subordinated Units shall convert into Senior Subordinated Units on a one-for-one basis and the distribution rights on the General Partner Units will rank pari passu with the Senior Subordinated Units.

  "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, by such Person, by one or more Subsidiaries of such Person or a combination thereof,
(b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned or controlled, directly or indirectly, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or
(ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

  "Substituted Limited Partner" means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 12.2 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

  "Surviving Business Entity" has the meaning assigned to such term in Section 16.2(b).

  "Termination Capital Transaction" means a transaction in which Net Termination Gain or Net Termination Loss is recognized.

  "Third Target Distribution" means $0.926 per Unit [](or, with respect to the period commencing on the Closing Date and ending on March 31, 1996, the product of $0.926 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is 91),[/] subject to adjustment in accordance with Sections 5.6 and 5.8.

  "Trading Day" means a day on which the principal National Securities Exchange on which the Units of any class are listed or admitted to trading is open for the transaction of business or, if Units of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

  "Transfer" has the meaning assigned to such term in Section 11.1(a).

  "Transfer Agent" means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the []Units.[/] Common Units and Senior Subordinated Units and as may be appointed from time to time by the General Partner to act as registrar and transfer agent for any other Partnership Securities; provided that if no Transfer Agent is specifically designated for any such other Partnership Securities, the General Partner shall act in such capacity.

  "Transfer Application" means an application and agreement for transfer of Units in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.

  "Underwriter" means each Person named as an underwriter in Schedule 1 to the Underwriting Agreement who purchases Common Units pursuant thereto.

  "Underwriting Agreement" means the Underwriting Agreement []dated December 14,
1995,[/] relating to the Equity Offering, dated                 , among the
Underwriters, the Partnership and other parties providing for the purchase of Common Units by such Underwriters.

  "Unit" means a Partnership Interest of a []Limited[/] Partner or Assignee in the Partnership representing a fractional part of the Partnership Interests of all []Limited[/] Partners and Assignees and shall include, []without limitation, Common Units and Subordinated[/] Common Units (Class A Common Units and Class B Common Units after the expiration of the Subordination Period), Senior Subordinated Units, Junior Subordinated Units and General Partner Units; provided, that each []Common[/] Unit at any time Outstanding shall represent the same fractional part of the Partnership Interests of all []Limited[/] Partners and Assignees holding []Common Units as each other Common Unit and each Subordinated Unit at any time Outstanding shall represent the same fractional part of the Partnership Interests of all Limited Partners and Assignees holding Subordinated[/] Units as each other Unit. A Unit shall not include a Petro Unit.

  "Unit Majority" means, during the Subordination Period, at least (i) a majority of the Outstanding Common Units []other than Common Units owned by the General Partner or any Affiliate and, thereafter, at least[/] voting as a class and (ii) a majority of the Outstanding Senior Subordinated Units and Junior Subordinated Units voting as a single class, in each case excluding Units owned by the General Partner or any Affiliate, and, after the Subordination Period, at least a majority of the Outstanding Common Units.

  "Unrealized Gain" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 4.9(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.9(d) as of such date).

  "Unrealized Loss" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.9(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 4.9(d)).

  "Unrecovered Initial Unit Price" means, at any time, with respect to []a class or series of Units (other than Subordinated Units), the price per Unit at which such class or series of Units was initially offered to the public for sale by the underwriters in respect of such offering, as determined by the General Partner,[/] Common Units, Senior Subordinated Units, Junior Subordinated Units or General Partner Units, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of []a Unit of such class or series that was sold in the initial offering of Units of said class or series constituting Capital Surplus[/] an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of []a Unit of such class or series that was sold in the initial offering of Units of such class or series[/] an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

  []"Unrecovered Subordinated Unit Capital" means, at any time, with respect to a Subordinated Unit, prior to its conversion into a Common Unit pursuant to Sections 5.7(b) and (c), the excess, if any, of (a) the Net Agreed Value (at the time of conveyance) of the undivided interest in the Contributed Property conveyed to the Partnership pursuant to Section 4.2 in exchange for such Subordinated Unit, over (b) the sum of all distributions in respect of a Subordinated Unit constituting Capital Surplus and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Subordinated Units.[/]

  "Withdrawal Opinion of Counsel" has the meaning assigned to such term in
Section 13.1(b).

  "Working Capital Borrowings" means borrowings pursuant to a facility or other arrangement requiring all borrowings thereunder to be reduced to a relatively small amount each year for an economically meaningful period of time. It being the intent hereof, that borrowings which are not intended exclusively for working capital purposes shall not be treated as Working Capital Borrowings.

                                  ARTICLE III

                                    PURPOSE

Section 3.1 Purpose and Business.

  The purpose and nature of the business to be conducted by the Partnership shall be to (a) serve as a limited partner in the Operating Partnership and, in connection therewith, to exercise all the rights and powers conferred upon the Partnership as a limited partner in the Operating Partnership pursuant to the Operating Partnership Agreement or otherwise, (b) engage directly in, or to enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that the Operating Partnership is permitted to engage in by the Operating Partnership Agreement and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, (c) engage directly in, or to enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (d) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to the Operating Partnership. The General Partner has no obligation or duty to the Partnership, the Limited Partners, or the Assignees to propose or approve, and in its sole discretion may decline to propose or approve, the conduct by the Partnership of any business.

Section 3.2 Powers.

  The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in
Section 3.1 and for the protection and benefit of the Partnership.

                                   ARTICLE IV

                            CONTRIBUTIONS AND UNITS

Section 4.1 Organization Contributions and Return.

  In connection with the formation of the Partnership under the Delaware Act, the Initial General Partner made an initial Capital Contribution to the Partnership []in the amount of $10 for an interest in the Partnership and has been[/] and was admitted as the general partner of the Partnership, and the Organizational Limited Partner made an initial Capital Contribution to the Partnership []in the amount of $990 for an interest in the Partnership and has been[/] and was admitted as a limited partner of the Partnership.


  []As of the Closing Date, after giving effect to the transactions contemplated by Sections 4.2 and 4.3[/] Section 4.2 Contributions by Initial Limited Partners.

  On the Initial Closing Date, the Initial Underwriters contributed cash to the Partnership in exchange for 2,600,000 Common Units. On the Initial Overallotment Closing Date, the Initial Underwriters contributed cash to the Partnership in exchange for 275,000 Common Units. On the Initial Closing Date, the Initial General Partner, Silgas, Inc. and Silgas of Illinois, Inc. contributed their interests in the Operating Partnership to the Partnership in exchange for 2,396,078 Old Subordinated Units. Immediately after these contributions, the interest of the Organizational Limited Partner []shall be terminated; the initial Capital Contributions of each partner shall be refunded;[/] was terminated and the Organizational Limited Partner []shall cease[/] ceased to be a Limited Partner []of the Partnership. Ninety-nine percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions shall be allocated and distributed to the Organizational Limited Partner, and the balance thereof shall be allocated and distributed to the General Partner.[/].

[]Section 4.2[/] Section 4.3 Contributions at the Effective Time; General Partner Contributions.

  (a) []On[/] At the []Closing Date[/] Effective Time and pursuant to the Conveyance and Contribution Agreement Agreements, the General Partner
contributed           shares of Petro Class A Common Stock and           shares
of Petro Class C Common Stock to the Partnership in exchange for 278,985 General Partner Units representing a 1.99% General Partner Interest and
shares of Petro Class A Common Stock and           shares of Petro Class C
Common Stock to the Operating Partnership in exchange for a 0.01% General Partner Interest in the Operating Partnership. At the Effective Time, pursuant
to the Merger and related transactions,           Senior Subordinated Units,
          Junior Subordinated Units and           Common Units will be issued
to former stockholders of Petro and the outstanding Old Subordinated Units were cancelled.

  (b) Upon the making of any Capital Contribution to the Partnership by any Person, the General Partner, in its sole discretion, may []Silgas, Inc. and Silgas of Illinois, Inc. shall contribute to the Partnership, as a Capital Contribution, a limited partner interest in the Operating Partnership in exchange for 2,220,444, 175,633 and one Subordinated Units, respectively. The limited partner interest in the Operating Partnership contributed by the General Partner, Silgas, Inc. and Silgas of Illinois, Inc. will represent a 98.9899% Percentage Interest (as defined in the Operating Partnership Agreement) in the Operating Partnership.[/]

  [](b) To enhance the Partnership's ability to pay the Minimum Quarterly Distribution on the Common Units, the General Partner shall be obligated to contribute up to $6.0 million in additional capital to the Partnership (the "Additional Capital Contribution Obligation"), if, and to the extent that, the amount of Available Cash constituting Operating Surplus (without giving effect to any such additional contribution) with respect to any quarter is less than the amount necessary to distribute the Minimum Quarterly Distribution on all outstanding Common Units for such quarter. If (i) distributions of Available Cash from Operating Surplus (without giving effect to any such additional contribution) with respect to any quarter equaled or exceeded the Minimum Quarterly Distributions on all of the then outstanding Common Units and (ii) the Adjusted Operating Surplus generated during that quarter equaled or exceeded 150% of the sum of the Minimum Quarterly Distribution on all of the then outstanding Common Units (the "Reduction Threshold"), the Additional Capital Contribution Obligation will be reduced by $1.5 million. To the extent that the Adjusted Operating Surplus generated during a quarter exceeds (or is less than) the Reduction Threshold applicable to such quarter, the amount of such excess (or deficit) shall be carried forward on a cumulative basis and included in determining the Adjusted Operating Surplus in succeeding quarters. If the Partnership is liquidated or the General Partner either (i) is removed as General Partner of the Partnership other than for Cause or (ii) withdraws as General Partner of the Partnership not in violation of this Partnership Agreement, the Additional Capital Contribution Obligation will terminate.[/]

  [](c) Upon the making of any Capital Contribution to the Partnership by any Person, the General Partner shall be required to[/] make an additional Capital Contribution []in an amount equal to 1.01% of the Net Agreed Value of[/] only to the extent necessary such that after taking into account the additional Capital Contribution made by such Person ; []provided that the General Partner shall be obligated to make a Capital Contribution pursuant to this Section 4.2(c) only to the extent necessary such that after taking into account the additional Capital Contribution made by such Person[/] and the

General Partner pursuant to this Section []4.2(c) and any Capital Contribution made by the General Partner pursuant to Section 4.2(b),[/] 4.2(b) the General Partner will have a Capital Account equal to at least 1% 1.99% of the total of all Capital Accounts.

[]Section 4.3 Contributions by Initial Limited Partners.[/]

[]On the Closing Date, subject to completion of the Capital Contributions referred to in Section 4.2, each Underwriter shall contribute to the Partnership cash in an amount equal to the Issue Price per Common Unit, multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the "First Closing Date," as such term is defined in the Underwriting Agreement. In exchange for such Capital Contributions by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contribution to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Common Unit.[/]

Section 4.4 Issuances of Additional Partnership Securities.

  (a) Subject to Section 4.5, the General Partner is authorized to cause the Partnership to issue additional Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners.

  (b) Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 4.4(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner in the exercise of its sole discretion, including (i) the right to share Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion and, if so, the terms and conditions of such conversion; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; and (vii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.

  (c) The General Partner is hereby authorized and directed to take all actions that it deems necessary or appropriate in connection with each issuance of Partnership Securities pursuant to this Section 4.4 and to amend this Agreement in any manner that it deems necessary or appropriate to provide for each such issuance, to admit Additional Limited Partners in connection therewith and to specify the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed for trading.

Section 4.5 Limitations on Issuance of Additional Partnership Securities.

  The issuance of Partnership Securities pursuant to Section 4.4 shall be subject to the following restrictions and limitations:

  (a) During the Subordination Period, the Partnership shall not issue an aggregate of more than []1,300,000[/] 2,500,000 additional Parity Units without the prior approval of holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates), except as provided in Sections 4.5(b) and 4.5(c). In applying this limitation, there shall be excluded Common Units issued (i) in []connection with the exercise of the Overallotment[/] Option the Equity Offering, (ii) in accordance with Section 4.5(b) and 4.5(c) and (iii) in connection with the []conversion[/] issuance of Senior Subordinated Units or Class B Common Units pursuant to
Section 4.6.

  (b) The Partnership may also issue an unlimited number of Parity Units prior to the end of the Subordination Period and without the approval of the Unitholders if such issuance occurs (i) in connection with an Acquisition or a Capital Improvement or (ii) within 365 days of, and the net proceeds from such issuance are used to repay debt incurred in connection with, an Acquisition or a Capital Improvement, in each case where such Acquisition or Capital Improvement involves assets that, if acquired by the Partnership as of the date that is one year prior to the first day of the Quarter in which such Acquisition is to be consummated or such Capital Improvement is to be completed, would have resulted, on a pro forma basis, in an increase in

    (i) the amount of Adjusted Operating Surplus generated by the Partnership on a per-Unit basis (for all Outstanding Units) with respect to each of the four most recently completed Quarters (on a pro forma basis) over

    (ii) the actual amount of Adjusted Operating Surplus generated by the Partnership on a per-Unit basis (for all Outstanding Units) (excluding Adjusted Operating Surplus attributable to the Acquisition or Capital Improvement) with respect to each of such four Quarters.

  The amount in clause (i) shall be determined on a pro forma basis assuming that (A) all of the Parity Units to be issued in connection with or within 365 days of such Acquisition or Capital Improvement had been issued and outstanding, (B) all indebtedness for borrowed money to be incurred or assumed in connection with such Acquisition or Capital Improvement (other than any such indebtedness that is to be repaid with the proceeds of such offering) had been incurred or assumed, in each case as of the commencement of such four-Quarter period, (C) the personnel expenses that would have been incurred by the Partnership in the operation of the acquired assets are the personnel expenses for employees to be retained by the Partnership in the operation of the acquired assets, and (D) the non-personnel costs and expenses are computed on the same basis as those incurred by the Partnership in the operation of the Partnership's business at similarly situated Partnership facilities.

  (c) The Partnership may also issue an unlimited number of Parity Units prior to the end of the Subordination Period and without the approval of the Unitholders if the use of proceeds from such issuance is exclusively to repay up to $20 million of indebtedness of the Partnership or the Operating Partnership.

  (d) During the Subordination Period, the Partnership shall not issue additional Partnership Securities having rights to distributions or in liquidation ranking prior or senior to the Common Units, without the prior approval of []a Unit Majority.[/] at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates).

  (e)(e)During the Subordination Period, the Partnership shall not issue additional Partnership Securities that would reduce the percentage of distributions allocable to all Units under Sections 5.4(a)(vi)(A), 5.4(a)(vii)(A) or 5.4(a)(viii)(A), and Sections 5.4(b)(iii)(A), 5.4(b)(iv)(A)
or 5.4(b)(v)(A), without the prior approval of holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates).

  (f) No fractional Units shall be issued by the Partnership.

Section 4.6 []Conversion[/] of Special Issuance of Senior Subordinated Units and Conversion of Senior Subordinated Units and Junior Subordinated Units .

  (a) For each full non-overlapping four-Quarter period ending on or after the first anniversary of the Effective Time, but prior to the fifth anniversary of the Effective Time, in which the dollar amount of Petro Adjusted Operating Surplus per Petro Unit equals or exceeds $2.90, the Partnership will issue (i) during the Subordination Period, 303,000 Senior Subordinated Units to the holders of the Senior Subordinated Units, Junior Subordinated Units and the General Partner Units on the Record Date in respect of the distribution for the final Quarter of such non-overlapping four Quarter period, Pro Rata, and (ii) after the Subordination Period, 303,000 Class B Common Units to the holders of the Class B Common Units and the General Partner Units on the Record Date in respect of the distribution for the final Quarter of such non-overlapping four-Quarter period, Pro Rata; provided, that the Partnership may not issue more than 909,000 Senior Subordinated Units and Class B Common Units in the aggregate pursuant to this Section 4.6; and provided, further that the Partnership may not issue more than 303,000 Senior Subordinated Units and Class B []A total of 599,020 Subordinated Units will convert into Common Units on the first day after the Record Date for distribution in respect of any Quarter ending on or after March 31, 1999, and an additional 599,020 Subordinated Units will convert into Common Units on the first day after the Record Date for distributions in respect of any Quarter ending on or after March 31, 2000, in respect of which[/]

     [](i) distributions under Section 5.4 in respect of all Outstanding Common Units and Subordinated Units equals or exceeds the sum of the Minimum Quarterly Distribution (as prorated for the actual length of the period from the Closing Date through March 31, 1996) on all of the Outstanding Common Units and Subordinated Units with respect to each of the three non-overlapping four-Quarter periods immediately preceding such date;[/]

     [](ii) the Adjusted Operating Surplus generated during each of the three immediately preceding non-overlapping four-Quarter periods equals or exceeds the sum of the Minimum Quarterly Distribution (as prorated for the actual length of the period from the Closing Date through March 31, 1996) on all of the Outstanding Common Units and Subordinated Units, plus related distributions on the general partner interest, during such periods; and[/]

     [](iii) the Cumulative Common Unit Arrearage on all of the Common Units is zero.[/]

    []In the event less than all of the Outstanding Subordinated Units shall convert into[/] Common Units pursuant to this Section 4.6 [](a) at a time when there shall be more than one holder of Subordinated Units, then, unless all of the holders of Subordinated Units shall agree to a different allocation, the Subordinated Units that are to be converted into Common Units shall be allocated among the holders of Subordinated Units pro rata in respect of the number of Subordinated Units held by each such holder[/]. within any 365-day period.

    [](b) The remaining Subordinated Units shall convert into Common Units[/]
(b) The Partnership shall not issue any fractional Senior Subordinated Units or Class B Common Units. Each holder who would otherwise be entitled to a fractional Senior Subordinated Unit or Class B Common Unit shall receive an amount in cash determined by multiplying such fraction by the Current Market Price of a Senior Subordinated Unit or a Class B Common Unit, as the case may be, as of the date three days prior to the date on which Senior Subordinated Units or Class B Common Units, as the case may be, are issued pursuant to this
Section 4.6.

    (c) Each Senior Subordinated Unit and Junior Subordinated Unit shall convert into one Class B Common Unit on the first day following the Record Date for distributions in respect of the final quarter Quarter of the Subordination Period.

[](c) On the date a Subordination Unit is converted, it shall possess all the rights and obligations of Common Units. Prior to such time, a Subordinated Unit shall have all of the rights and obligations of a Common Unit, except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deductions and distributions made with respect to Common Units.[/]

Section 4.7 Limited Preemptive Rights.

  No Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created, except that the General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Securities.

Section 4.8 Splits and Combinations.

  (a) Subject to Sections []4.8(d)[/] 4.9(d), 5.6 and 5.8 (dealing with adjustments of distribution levels), the General Partner may make a pro rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including the number of Class B Common Units issuable upon conversion of the Senior Subordinated Units and Junior Subordinated Units and the number of additional Parity Units that may be issued pursuant to Section 4.5 without a Unitholder vote) are proportionately adjusted retroactive to the beginning of the Partnership.

  (b) Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of the date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Units to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

  (c) Promptly following any such distribution, subdivision or combination, the General Partner may cause Certificates to be issued to the Record Holders of Units as of the applicable Record Date representing the new number of Units held by such Record Holders, or the General Partner may adopt such other procedures as it may deem appropriate to reflect such changes. If any such combination results in a smaller total number of Units Outstanding, the General Partner shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

  (d) The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions this Section 4.8(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher
Unit).

Section 4.9 Capital Accounts.

  (a) The Partnership shall maintain for each Partner (or a beneficial owner of []Units[/] Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 4.9(b) and allocated with respect to such Partnership Interest pursuant to
Section 5.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 4.9(b) and allocated with respect to such Partnership Interest pursuant to Section 5.1.

  (b) For purposes of computing the amount of any item of income, gain, loss or deduction to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

    (i) Solely for purposes of this Section 4.9, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the Operating Partnership Agreement) of all property owned by the Operating Partnership.

    (ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 5.1.

    (iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

    (iv) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

    (v) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 4.9(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the General Partner may adopt.

    (vi) If the Partnership's adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to
  Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section
  5.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

  (c)(i) Except as otherwise provided in Section 4.9(c)(ii)-(v), a transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred; []provided, however, that, if the transfer causes a termination of the Partnership under Section 708(b)(1)(B) of the Code, the Partnership's properties shall be deemed to have been distributed in liquidation of the Partnership to the Partners (including any transferee of a Partnership Interest that is a party to the transfer causing such termination).[/]

  (ii) If and when a Senior Subordinated Unit is issued pursuant to Section []14.4 and recontributed by such Partners in reconstitution of the Partnership. Any such deemed distribution shall be treated as[/]

[]an actual distribution for purposes of this Section 4.9. In such event, the Carrying Values of the Partnership properties shall be adjusted immediately prior to such deemed distribution[/] 4.6 with respect to one or more Senior Subordinated Units, the Capital Accounts associated with the existing Senior Subordinated Units shall be reallocated as required to make the Capital Account associated with each Senior Subordinated Unit be the same.

   (iii) If and when a Class B Common Unit is issued pursuant to Section 4.9(d)(ii) and such []Carrying Values shall then constitute the Agreed Values of such properties upon such deemed contribution to the reconstituted Partnership. The Capital Accounts of such reconstituted Partnership shall be maintained in accordance with the principles of this Section 4.9.[/] 4.6 with respect to one or more Class B Common Units, the Capital Accounts associated with the existing Class B Common Units shall be reallocated as required to make the Capital Account associated with each Class B Common Unit be the same.

   [](ii) Immediately prior to the conversion of a Subordinated Unit into a Common Unit (iv) If and when a Senior Subordinated Unit or a Class B Common Unit is issued pursuant to Section 4.6 or the sale, exchange or other disposition of a Subordinated Unit by a holder thereof, the Capital Account maintained for such Person with respect to its Subordinated Units will (A) first, be allocated to the Subordinated Units to be converted or transferred, as the case may be, in an amount equal to the product of (x) the number of such Subordinated Units to be converted or transferred, as the case may be, and (y)[/] with respect to one or more Junior Subordinated Units or General Partner Units, the Capital Accounts associated with the existing Units shall be reallocated to the new Unit until the Capital Account of the new Unit is the same as all other Units of the same class or until the Capital Account associated with the existing Units is reduced to zero.

   (v) If at the time of conversion of a Junior Subordinated Unit, the Per Unit Capital Amount []for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Subordinated Units. Following any such allocation, the transferor's Capital Account, if any, maintained with respect to the retained[/] attributable to a Junior Subordinated Unit exceeds the existing Per Unit Capital Amount of Senior Subordinated Units, []if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee's Capital Account established with respect to the transferred Subordinated Units will have a balance equal to the amount allocated under clause (A) hereinabove.[/] the amount of excess shall be reallocated to the Capital Accounts attributable to the General Partner Units through contribution of such excess to the General Partner.

  (d) (i) Consistent with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Units for cash or Contributed Property or the conversion of the General Partner's []Partnership[/] Combined Interest to Common Units pursuant to Section 13.3(b), the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 5.1(c). In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Units shall be determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines in its sole discretion to be reasonable) to arrive at a fair market value for individual properties.

  (ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 5.1(c). Any Unrealized Gain or Unrealized Loss attributable to such property shall be allocated in the same manner as Net Termination Gain or Net Termination Loss pursuant to Section 5.1(c); provided, however, that, in making any such allocation, Net Termination Gain or Net Termination Loss actually realized shall be allocated first. In determining such Unrealized Gain or Unrealized
Loss the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution which is not made pursuant to Section 13.3 or 13.4 or []in the case of a deemed distribution occurring as a result of a termination of the Partnership pursuant to Section 708 of the Code, be determined and allocated in the same manner as that provided in Section 4.9(d)(i) or[/] (B) in the case of a liquidating distribution pursuant to Section 14.4, be determined and allocated by the Liquidator using such reasonable method of valuation as it may adopt.

Section 4.10 Interest and Withdrawal.

  No interest shall be paid by the Partnership on Capital Contributions, and no Partner or Assignee shall be entitled to withdraw any part of its Capital Contributions or otherwise to receive any distribution from the Partnership, except as provided in Section 4.1 and Articles V, VII, XIII and XIV.

                                   ARTICLE V

                         ALLOCATIONS AND DISTRIBUTIONS

Section 5.1 Allocations for Capital Account Purposes.

  For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Section 4.9(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided hereinbelow.

  (a) Net Income. After giving effect to the special allocations set forth in
Section 5.1(d), Net Income for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated as follows:

    (i) First, 100% to the General Partner until the aggregate Net Income allocated to the General Partner pursuant to this Section 5.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 5.1(b)(iii) for all previous taxable years;

    (ii) Second, 100% to the General Partner and the Limited Partners, in accordance with their respective Percentage Interests, until the aggregate Net Income allocated to such Partners pursuant to this Section 5.1(a)(ii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Partners pursuant to Section 5.1(b)(ii) for all previous taxable years; and

    (iii) Third, the balance, if any, 100% to the General Partner and the Limited Partners in accordance with their respective Percentage Interests.

  (b) Net Losses. After giving effect to the special allocations set forth in
Section 5.1(d), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated as follows:

    (i) First, 100% to the General Partner and the Limited Partners, in accordance with their respective Percentage Interests, until the aggregate Net Losses allocated pursuant to this Section 5.1(b)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Income allocated to such Partners pursuant to Section 5.1(a)(iii) for all previous taxable years;

    (ii) Second, 100% to the General Partner and the Limited Partners in accordance with their respective Percentage Interests; provided, that Net Losses shall not be allocated pursuant to this Section 5.1(b)(ii) to the extent that such allocation would cause any Limited Partner to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account); and

    (iii) Third, the balance, if any, 100% to the General Partner.

  (c) Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 5.1(d), all items of income gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 5.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this
Section 5.1 and after all distributions of Available Cash provided under
Section 5.4 have been made with respect to the taxable period ending on the date of the Partnership's liquidation pursuant to Section 14.4.

    (i) If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 4.9(d)) from Termination Capital Transactions, such Net Termination Gain shall be allocated among the General Partner and the Limited Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

        [](A)[/] (1) First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

        [](B)[/] (2) Second, 99% 100% to all []Limited[/] Partners holding Common Units, in accordance with their relative Percentage Interests, []and 1% to the General Partner[/] until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price plus (2) the Minimum Quarterly Distribution for the Quarter during which such Net Termination Gain is recognized, reduced by any distribution pursuant to Sections 5.4(a)(i) or (b)(i) []with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause
    (2) is hereinafter defined as the "Unpaid MQD") plus (3) any then existing Cumulative Common Unit Arrearage with respect to a Common Unit sold by the Underwriters on the Closing Date;[/];

        [](C)[/] (3) Third, if such Termination Capital Transaction occurs (or is deemed to occur) prior to the expiration of the Subordination Period, []99% to the Limited Partners holding Subordinated Units, in the proportion that the total number of Subordinated Units held by each such Limited Partner bears to the total number of Subordinated Units then Outstanding, and 1% to the General Partner, in the amount which will increase[/] 100% to all Partners holding Senior Subordinated Units, in accordance with their relative Percentage Interests, until the Capital Account []of each such Limited Partner maintained with respect to such Subordinated Units to that amount which equals[/] in respect of each Senior Subordinated Unit then Outstanding is equal to the sum of (1) the Unrecovered []Subordinated Unit Capital attributable to such Subordinated Units, determined for the taxable year (or portion thereof) to which this allocation of gain relates[/] Initial Unit Price plus (2) the Minimum Quarterly Distribution for the Quarter during which such Net Termination Gain is recognized, reduced by any distribution pursuant to Section 5.4(a)(iii) with respect to such Senior Subordinated Unit for such Quarter;

      (4) Fourth, if such Termination Capital Transaction occurs (or is deemed to occur) prior to the expiration of the Subordination Period, 100 % to all Partners holding Junior Subordinated Units and General Partner Units, Pro Rata, in accordance with their relative Percentage Interests, until the Capital Account in respect of each Junior Subordinated Unit then Outstanding is equal to the sum of (1) the Unrecovered Initial Unit Price plus (2) the Minimum Quarterly Distribution for the Quarter during which such Net Termination Gain is recognized, reduced by any distribution pursuant to Section 5.4(a)(iv) with respect to such Junior Subordinated Unit for such Quarter;

        [](D) Fourth, 99%[/] (5) Fifth, 100% to all []Limited[/] Partners, in accordance with their relative Percentage Interests, []and 1% to the General Partner[/] until the Capital Account in respect of each Common Unit then Outstanding (if such Termination Capital Transaction occurs, or is deemed to occur, prior to the expiration of the Subordination Period) or Class A Common Unit then Outstanding (if such Termination Capital Transaction occurs, or is deemed to occur, after the expiration of the Subordination Period) is equal to the sum of (1) its Unrecovered Initial Unit Price, plus
    (2) the Unpaid MQD, if any, for such Common Unit with respect to the Quarter during which such Net Termination Gain is recognized, plus (3) any then existing Cumulative Common Unit Arrearage []with respect to a Common Unit sold by the Underwriters on the Closing Date,[/] plus (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership's existence over (bb) the amount of any distributions of Operating
    Surplus that was distributed pursuant to Sections 5.4(a)(v) or 5.4
    (b)(i) (the sum of (1) plus (2) plus (3) plus (4) is hereinafter defined as the "First Liquidation Target Amount");

        [](E) Fifth, 85.8673%[/] (6) Sixth, 86.7% to all []Limited[/] Partners, in accordance with their relative Percentage Interests, and []14.1327% to the General Partner[/] 13.3% to the Senior Subordinated Units, Junior Subordinated Units and General Partner Units, Pro Rata (if such Termination Capital Transaction occurs, or is deemed to occur, prior to the expiration of the Subordination Period), or 13.3% to the Class B Common Units and General Partner Units, Pro Rata (if such Termination Capital Transaction occurs, or is deemed to occur, after the expiration of the Subordination Period), until the Capital Account in respect of each Common Unit then Outstanding (if such Termination Capital Transaction occurs, or is deemed to occur, prior to the expiration of the Subordination Period) or Class A Common Unit then Outstanding (if such Termination Capital Transaction occurs, or is deemed to occur, after the expiration of the Subordination Period) is equal to the sum of (1) the First Liquidation Target Amount, plus
    (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership's existence over (bb) the amount of any distributions of Operating Surplus that was distributed pursuant to Section [] 5.4(a)(v) or 5.4(b)(iv)[/] 5.4(a)(vi) or 5.4(b)(iii) (the sum of (1) plus (2) is hereinafter defined as the "Second Liquidation Target Amount");

        [](F)Sixth, 75.7653%[/] (7) Seventh, 76.5% to all []Limited[/] Partners, in accordance with their relative Percentage Interests, and []24.2347% to the General Partner[/] 23.5% to the Senior Subordinated Units, Junior Subordinated Units and General Partner Units, Pro Rata (if such Termination Capital Transaction occurs, or is deemed to occur, prior to the expiration of the Subordination Period), or 23.5% to the Class B Common Units and General Partner Units, Pro Rata (if such Termination Capital Transaction occurs, or is deemed to occur, after the expiration of the Subordination Period), until the Capital Account in respect of each Common Unit then Outstanding (if such Termination Capital Transaction occurs, or is deemed to occur, prior to the expiration of the Subordination Period) or Class A Common Unit then Outstanding (if such Termination Capital Transaction occurs, or is deemed to occur, after the expiration of the Subordination Period) is equal to the sum of (1) the Second Liquidation Target Amount, plus (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership's existence over
    (bb) the amount of any distributions of Operating Surplus that was distributed pursuant to Section 5.4(a)(vii) or []5.4(b)(v);[/] 5.4(b)(iv); and

        [](G)[/] (8) Finally, any remaining amount []50.5102%[/] 51% to all
    []Limited[/] Partners, in accordance with their relative Percentage Interests, and []49.4898% to the[/] 49% to the Senior Subordinated Units, Junior Subordinated Units and General Partner Units, Pro Rata (if such Termination Capital Transaction occurs, or is deemed to occur, prior to the expiration of the Subordination Period), or 49% to the Class B Common Units and General Partner Units, Pro Rata (if such Termination Capital Transaction occurs, or is deemed to occur, after the expiration of the Subordination Period).

    (ii) If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 4.9(d)) from Termination Capital Transactions, such Net Termination Loss shall be allocated to the Partners in the following manner:

        [](A) First, 100% to the General Partner to the extent the General Partner has contributed additional capital to the Partnership pursuant to its Additional Capital Contribution Obligation reduced by the amount such Additional Capital Contribution Obligation has reduced the General Partner's obligation pursuant to Section 4.2(c);[/]

        [](B) Second[/],(1) First, if such Termination Capital Transaction occurs (or is deemed to occur) prior to the conversion of the last outstanding Junior Subordinated Unit, []99%[/] 100% to the Partners holding Subordinated Units, in proportion that the total number of []Subordinated Units held by each such Limited Partner bears to the total number of Subordinated Units then Outstanding, and 1% to the General Partner[/], Junior Subordinated Units and General Partner Units, Pro Rata, until the Capital Account in respect of each Junior Subordinated Unit []then Outstanding[/] has been reduced to zero;

      (2) Second, if such Termination Capital Transaction occurs (or is deemed to occur) prior to the conversion of the last outstanding Senior Subordinated Unit, 100% to the Partners holding Senior Subordinated Units, in accordance with their relative Percentage Interests, until the Capital Account in respect of each Senior Subordinated Unit then Outstanding has been reduced to zero;

      (3) Third, 100% to all Partners holding Common Units, the Capital Account balances attributable to which are in excess of the Capital Account balances attributable to the remainder of the Common Units then Outstanding, in accordance with their relative Percentage Interests, until the Capital Accounts in respect of each Common Unit then Outstanding are equal;

      (4) Fourth, 100% to all [](C) Third, 99% to all Limited[/]Partners holding Common Units, in accordance with their relative Percentage Interests, []and 1% to the General Partner[/], until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero;
    and

      [](D)[/] (5) Fifth, the balance, if any, 100% to the General Partner.

  (d) Special Allocations. Notwithstanding any other provision of this Section 5.1, the following special allocations shall be made for such taxable period:

    (i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 5.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 5.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(d) with respect to such taxable period (other than an allocation pursuant to Sections 5.1(d)(vi) and 5.1(d)(vii)). This Section 5.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

    (ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 5.1 (other than Section 5.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 5.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(d), other than Section 5.1(d)(i) and other than an allocation pursuant to Sections 5.1(d)(vi) and 5.1(d)(vii), with respect to such taxable period. This
  Section 5.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

    (iii) Priority Allocations. If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 14.4) to any Limited Partner with respect to a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Limited Partners (on a per Unit basis), then (1) each Limited Partner receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Limited Partner exceeds the distribution (on a per Unit basis) to the Limited Partners receiving the smallest distribution and (bb) the number of Units owned by the Limited Partner receiving the greater distribution; and (2) the General Partner shall be allocated gross income in an aggregate amount equal to 1/99 of the sum of the amounts allocated in clause (1) above. All or any portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated 100% to the General Partner until the aggregate amount of such items allocated to the General Partner pursuant to this paragraph (iii) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions made to the General Partner from the Closing Date through the end of such taxable period.

    (iv) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specifically allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 5.1(d)(i) or (ii).

    (v) Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this
  Section 5.1 have been tentatively made as if this Section 5.1(d)(v) were not in this Agreement.

    (vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership's Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the Limited Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

    (vii) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

    (viii) Nonrecourse Liabilities. For purposes of Treasury Regulation
  Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

    (ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury regulations.

    (x) Economic Uniformity. []At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, if any, shall be allocated 100% to each Partner holding Subordinated Units in the proportion of the number of Subordinated Units held by such Partner to the total number of Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain which increases the Capital Account maintained with respect to such Subordinated Units to an amount equal to the product of (A) the number of Subordinated Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Subordinated Units into Common[/]

  []Units. This allocation method for establishing such economic uniformity will only be available to the General Partner if the method for allocating[/] Upon the issuance of any Unit pursuant to Section 4.6 or upon the conversion of any Unit into another class after application of Section 4.9(c)(iii), gross income shall be allocated to the holder of such Unit until the Capital Account of such Unit is the same as the Capital Account []maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 4.9(c)(ii) does not otherwise provide such economic uniformity to the Subordinated Units[/]. per Unit of all other Units of the same class.

  (xi) Curative Allocation.

       [](A)[/] (1) Notwithstanding any other provision of this Section 5.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 5.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 5.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 5.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner reasonably determines that such allocations are likely to be offset by subsequent Required Allocations.

      [](B)[/] (2) The General Partner shall have reasonable discretion, with respect to each taxable period, to (1) apply the provisions of Section 5.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 5.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

    (xii) Corrective Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event, the following rules shall apply:

      [](A)[/] (1) In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss under Section 4.9(d) hereof), the General Partner shall allocate additional items of gross income and gain to the Limited Partners or additional items of deduction and loss to the General Partner to the extent that the Additional Book Basis Derivative Items allocated to the Limited Partners exceeds their Share of those Additional Book Basis Derivative Items. For this purpose, the Limited Partners shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Limited Partners under the

    Partnership Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this Section 5.1(d)(xii)(A) shall be made after all of the other Agreed Allocations have been made as if this Section 5.1(d)(xii) were not in the Partnership Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

        [](B)[/] (2) In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event, such negative adjustment (1) shall first be allocated between the General Partner and the Limited Partners in proportion to and to the extent of their Remaining Net Positive Adjustments and (2) any remaining negative adjustment shall be allocated pursuant to Section 5.1(c) hereof. The aggregate amount so allocated to the Limited Partners in respect of each class or series of Units shall be allocated among them ratably on a per Unit basis.

        [](C)[/] (3) In making the allocations required under this Section 5.1(d)(xii), the General Partner, in its sole discretion, may apply whatever conventions or other methodology it deems reasonable to satisfy the purpose of this Section 5.1(d)(xii).

    (xiii) []First Year Allocation. Net Income or Net Loss[/] Depreciation. Depreciation deductions of the Partnership for []the period beginning on the Closing Date and ending on the last day of the taxable year of the Partnership that includes the Closing Date shall be allocated 100% to the General Partner. For the immediately succeeding taxable year of the Partnership, items of income or gain (if the allocation in the prior year was an allocation of Net Income) or items of loss and deduction (if the allocation in the prior year was an allocation of Net Loss) shall be allocated 100% to the Limited Partners,[/] each period shall be allocated among the Partners in accordance with []their Percentage Interests, in an amount equal to 99% of the Net Income or Net Loss allocated to the General Partner in the prior taxable year.[/] relative Capital Account balances as they existed immediately after the most recent book adjustments pursuant to
  Section 4.9(d) of this Agreement that occurred prior to such period and without regard to allocations made after such adjustment.

Section 5.2 Allocations for Tax Purposes.

  (a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 5.1.

  (b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

    (i) [](A)[/] (1) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B)(2) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 5.1.

    (ii) [](A)[/] (1) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 4.9(d)(i) or (ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 5.2(b)(i)(A); and [](B)[/] (2) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 5.1.

    (iii) The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

  (c) For the proper administration of the Partnership and for the preservation of uniformity of the Units (or any class or classes thereof), the General Partner shall have sole discretion to (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury regulations under Section 704(b) or
Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Units (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 5.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Units issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

  (d) The General Partner in its sole discretion may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership's common basis of such property, despite the inconsistency of such approach with Treasury Regulation Section 1.167(c)-1(a)(6) and proposed Treasury Regulation Section 1.197-2(g)(3). If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Units in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other reasonable depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Units that would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Units.

  (e) Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 5.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

  (f) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

  (g) Each item of Partnership income, gain, loss and deduction attributable to a transferred Partnership Interest []of the General Partner or to transferred Units[/] shall, for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of each month; provided, however, that (i) if the []Underwriter's[/] Overallotment Option is not exercised, such items for the period beginning on the Closing Date and ending on the last day of the month in which the []Closing Date[/] Effective Time occurs shall be allocated to Partners as of the opening of the New York Stock Exchange on the first Business Day of the next succeeding month or (ii) if the []Underwriters'[/] Overallotment Option is exercised, such items for the period beginning on the Closing Date and ending on the last day of the month in which the []Second Delivery Date (as defined in the Underwriting Agreement)[/] closing of the Overallotment Option occurs shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership other than in the ordinary course of business shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation as it determines necessary, to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

  (h) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article V shall instead be made to the beneficial owner of Units held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion.

Section 5.3 Requirement and Characterization of Distributions.

  (a) []Within[/] Subject to (b), (c) and (d) below, within 45 days following the end of (i) the period beginning on the Initial Closing Date and ending on March 31, 1996 and (ii) each Quarter commencing with the Quarter beginning on April 1, 1996, an amount equal to 100% of Available Cash with respect to such period or Quarter shall be distributed in accordance with this Article V by the Partnership to the Partners, as of the Record Date selected by the General Partner in its reasonable discretion; provided, however, that the distribution of Available Cash to the holders of Senior Subordinated Units, Junior Subordinated Units and General Partner Units shall commence with respect to the Quarter beginning on April 1, 1999. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to Partners pursuant to Section 5.4 equals the Operating Surplus from the Initial Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 5.5, be deemed to be from Capital Surplus.

  (b) A distribution of Available Cash may be made on the Senior Subordinated Units, Junior Subordinated Units and General Partner Units with respect to the time period beginning on the Effective Time and ending on June 30, 1999 in an amount up to the Minimum Quarterly Distribution for such period to the extent the sum of EBITDA, less interest, less taxes, and less Maintenance Capital Expenditures consolidated (combined actual from October 1, 1998 until the Effective Time) for Petro and the Partnership ("Adjusted Distributable Cash") for the period beginning October 1, 1998 and ending on June 30, 1999 exceeds the sum of

    (i) $57,172,000, plus or minus

    (ii) the product of (A) $0.60 and (B) the amount by which the number of Common Units Outstanding on the Record Date for the distribution of Available Cash with respect to the Quarter ending December 31, 1998 exceeds or is less than 10,544,000, plus or minus

    (iii) the product of (A) $0.60 and (B) the amount by which the number of Common Units Outstanding on the Record Date for the distribution of Available Cash with respect to the Quarter ending March 31, 1999 exceeds or is less than 10,544,000, plus or minus

    (iv) the product of (A) $0.60 and (B) the amount by which the number of Common Units Outstanding on the Record Date for the distribution of Available Cash with respect to the Quarter ending June 30, 1999 exceeds or is less than 10,544,000.

  (c) A distribution of Available Cash may be made on the Senior Subordinated Units, Junior Subordinated Units and General Partner Units, with respect to the time period beginning on July 1, 1999 and ending on September 30, 1999 in an amount up to the Minimum Quarterly Distribution for such period to the extent the Adjusted Distributable Cash for the period beginning on October 1, 1998 and ending on September 30, 1999 exceeds the sum of

    (i) $25,307,000, plus or minus

    (ii) the product of (A) $0.60 and (B) the amount by which the number of Common Units Outstanding on the Record Date for the distribution of Available Cash with respect to the Quarter ending December 31, 1998 exceeds or is less than 10,544,000, plus or minus

    (iii) the product of (A) $0.60 and (B) the amount by which the number of Common Units Outstanding on the Record Date for the distribution of Available Cash with respect to the Quarter ending March 31, 1999 exceeds or is less than 10,544,000, plus or minus

    (iv) the product of (A) $0.60 and (B) the amount by which the number of Common Units Outstanding on the Record Date for the distribution of Available Cash with respect to the Quarter ending June 30, 1999 exceeds or is less than 10,544,000, plus or minus

    (v) the product of (A) $0.60 and (B) the amount by which the number of Common Units Outstanding on the Record Date for the distribution of Available Cash with respect to the Quarter ending September 30, 1999 exceeds or is less than 10,544,000.

  (d) Beginning with the distribution for the Quarter ending on December 31, 1999, no distributions will be made on the Senior Subordinated Units, Junior Subordinated Units and General Partner Units, except for distributions from Capital Surplus, unless the aggregate amount of distributions on all Units with respect to all Quarters, beginning with the Quarter ending on December 31, 1999 shall be equal to or less than the total Operating Surplus generated by the Partnership since October 1, 1999 (which does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus).

  (e) Notwithstanding the definitions of Available Cash and Operating Surplus contained herein, [](i) cash receipts of the Partnership from the capital contributions pursuant to the Additional Capital Contribution Obligation shall be deemed to be received, for purposes of determining Available Cash from Operating Surplus, during the quarter in respect of which such capital contributions are made, even if such capital contributions are received by the Partnership after the last day of such quarter; and (ii)[/] disbursements (including, without limitation, contributions to the Operating Partnership or disbursements on behalf of the Operating Partnership) made or cash reserves established, increased or reduced (including, without limitation, cash reserves established, increased or reduced by the Operating Partnership) after the end of any Quarter but on or before the date on which the Partnership makes its distribution of Available Cash in respect of such Quarter pursuant to Section 5.3(a) shall be deemed to have been made, established, increased or reduced for purposes of determining Available Cash and Operating Surplus, within such Quarter if the General Partner so determines. Notwithstanding the foregoing, in the event of the dissolution and liquidation of the Partnership, all proceeds of such liquidation shall be applied and distributed in accordance with, and subject to the terms and conditions of, Section 14.4.

  (f) Nothing in this Section 5.3 prohibits the holders of the Senior Subordinated Units, Junior Subordinated Units or General Partner Units from receiving distributions from Capital Surplus in a partial liquidation during the Subordination Period.

Section 5.4 Distributions of Operating Surplus.

  (a) During Subordination Period. Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 5.3 or 5.5 shall, subject to Section 5.3 and subject to Section 17-607 of the Delaware Act, be distributed as follows, except as otherwise required by Section 4.4(b) in respect of additional Partnership Securities issued pursuant thereto:

    (i) First, []99% to the Limited Partners holding Common Units, in accordance with their relative Percentage Interests, and 1% to the General Partner[/] 100% to the Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution;

    (ii) Second, []99% to the Limited Partners holding Common Units, in accordance with their relative Percentage Interests, and 1% to the General Partner[/] 100% to the Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage, if any, existing with respect to such any prior Quarter;

    (iii) Third, []99%[/] 100% to the []Limited Partners holding[/] Senior Subordinated Units, []in accordance with their relative Percentage Interests, and 1% to the General Partner[/] Pro Rata, until there has been distributed in respect of each Senior Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution;

    (iv) Fourth, []99% to all Limited Partners, in accordance with their relative Percentage Interests, and 1% to the General Partner[/] 100% to the Junior Subordinated Units and General Partner Units, Pro Rata, until there has been distributed in respect of each Junior Subordinated Unit and General Partner Unit then Outstanding an amount equal to the []excess of the First Target Distribution over the[/] Minimum Quarterly Distribution;

    (v) Fifth, []85.8673% to all Limited Partners, in accordance with their relative Percentage Interests, and 14.1327% to the General Partner[/] 100% to all Units, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the []Second[/] First Target Distribution over the []First Target[/] Minimum Quarterly Distribution;

    (vi) Sixth, []75.7653% to all Limited Partners, in accordance with their relative Percentage Interests, and 24.2347% to the General Partner[/] (A) 86.7% to all Units, Pro Rata, and (B) 13.3% to all Senior Subordinated Units, Junior Subordinated Units and General Partner Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution;

    [](vii) Seventh, (A) 76.5% to all Units, Pro Rata, and (B) 23.5% to all Senior Subordinated Units, Junior Subordinated Units and General Partner[/] Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution; and

    (vii) Thereafter, 50.5102% to all Limited Partners, in accordance with their relative Percentage Interests, and 49.4898% to the General Partner;
  (viii) Thereafter, (A) 51% to all Units, Pro Rata, and (B) 49% to all Senior Subordinated, Junior Subordinated and General Partner Units, Pro Rata;

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 5.6(a), the distributions of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made in accordance with Section 5.4(a)(vii) 5.4(a)(viii).

  (b) After Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 5.3 or 5.5 shall, subject to Section 17-607 of the Delaware Act, be distributed as follows, except as otherwise required by
Section 4.4(b) in respect of additional Partnership Securities issued pursuant thereto:

    (i) First, []99% to all Limited Partners, in accordance with their relative Percentage Interests, and 1% to the General Partner[/] 100% to all Units, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution;

    (ii) Second, []99% to all Limited Partners, in accordance with their relative Percentage Interests, and 1% to the General Partner[/] 100% to all Units, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution;

    (iii) Third, []85.8673% to all Limited Partners, in accordance with their relative Percentage Interests, and 14.1327% to the General Partner[/] (A) 86.7% to all Units, Pro Rata, and (B) 13.3% to all Class B Common Units and General Partner Units, Pro Rata, until there has been distributed in respect of each Class A Common Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution;

    (iv) Fourth, []75.7653% to all Limited Partners, in accordance with their relative Percentage Interests, and 24.2347% to the General Partner[/] (A) 76.5% to all Units, Pro Rata, and (B) 23.5% to all Class B Common Units and General Partner Units, Pro Rata, until there has been distributed in respect of each Class A Common Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution; and

    (v) Thereafter, []50.5102% to all Limited Partners, in accordance with their relative Percentage Interests, and 49.4898% to the General Partner;[/]
  (A) 51% to all Units, Pro Rata, and (B) 49% to all Class B Common Units and General Partner Units, Pro Rata;

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 5.6(a), the distributions of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made in accordance with Section 5.4(b)(v).

Section 5.5 Distributions of Cash from Capital Surplus.

  Available Cash that constitutes Capital Surplus shall, subject to Section 17-607 of the Delaware Act, be distributed, unless the provisions of Section 5.3 require otherwise, []99% to all Limited Partners, in accordance with their relative Percentage Interests, and 1% to the General Partner[/] 100% to all Units, Pro Rata, until a hypothetical holder of a Common Unit acquired on the Initial Closing Date has received with respect to such Common Unit, during the period since the Initial Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 5.4.

Section 5.6 Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.

  (a) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section 4.8. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, as the case may be, by a fraction of which the numerator is the Unrecovered Initial Unit Price of the Common Units immediately after giving effect to such distribution and of which the denominator is the Unrecovered Initial Unit Price of the Common Units immediately prior to giving effect to such distribution.

  (b) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall also be subject to adjustment pursuant to Section 5.8.

Section 5.7 Special Provisions Relating to the Senior Subordinated Units and
           Junior Subordinated Units.

  Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions of cash made with respect to Common Units pursuant to this Article V, []the holder of a[/] and except as provided in
Section 6.12 and Section 17.1, the holder of a Senior Subordinated Unit or a Junior Subordinated Unit shall have all of the rights and obligations of a Limited Partner holding Common Units hereunder; provided, however, that immediately upon the end of the Subordination Period []or upon the conversion of Subordinated Units as provided in Section 4.6,[/] the holder of a Senior Subordinated Unit or Junior Subordinated Unit shall possess all of the rights and obligations of a Limited Partner holding Class B Common Units hereunder, including, without limitation, the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions of cash made with respect to Common Units pursuant to this Article V (but such Senior Subordinated Units and Junior Subordinated Units shall remain subject to the provisions of Sections 4.9(c)(ii) and 5.1(d)(x)).

Section 5.8 Entity-Level Taxation.

  If legislation is enacted or the interpretation of existing language is modified by the relevant governmental authority which causes the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise subjects the Partnership or the Operating Partnership to entity-level taxation for federal income tax purposes, the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution or Third Target Distribution, as the case may be, shall be equal to the product obtained by multiplying (a) the amount thereof by (b) one minus the sum of (i) the highest marginal federal corporate (or other entity, as applicable) income tax rate of the Partnership for the taxable year of the Partnership in which such Quarter occurs (expressed as a percentage) plus (ii) the effective overall state and local income tax rate (expressed as a percentage) applicable to the Partnership for the calendar year next preceding the calendar year in which such Quarter occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes), but only to the extent of the increase in such rates resulting from such legislation or interpretation. Such effective overall state and local income tax rate shall be determined for the taxable year next preceding the first taxable year during which the Partnership or the Operating Partnership is taxable for federal income tax purposes as an association taxable as a corporation or is otherwise subject to entity-level taxation by determining such rate as if the Partnership or the Operating Partnership had been subject to such state and local taxes during such preceding taxable year.

                                   ARTICLE VI

           []MANAGEMENT AND OPERATION OF BUSINESS[/] MANAGEMENT AND
                             OPERATION OF BUSINESS

Section 6.1 Management.

  (a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 6.3, shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 and to effectuate the purposes set forth in Section 3.1, including the following:

    (i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations;

    (ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

    (iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 6.3);

    (iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership or the Operating Partnership, the lending of funds to other Persons (including []the Operating Partnership, the General Partner and its Affiliates)[/] Group Members), the repayment of obligations of the Partnership and the Operating Partnership and the making of capital contributions to the Operating Partnership;

    (v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

    (vi) the distribution of Partnership cash;

    (vii) the selection and dismissal of employees (including employees having titles such as "president," "vice president," "secretary" and "treasurer") and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

    (viii) the maintenance of such insurance for the benefit of the Partnership Group and the Partners as it deems necessary or appropriate;

    (ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships (including the acquisition of interests in, and the contributions of property to, the Operating Partnership from time to time);

    (x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;

    (xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

    (xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Units from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 1.6);

    (xiii) the purchase, sale or other acquisition or disposition of Units;
  and

    (xiv) the undertaking of any action in connection with the Partnership's participation in the Operating Partnership as the limited partner.

  (b) Notwithstanding any other provision of this Agreement, the Operating Partnership Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and Assignees and each other Person who may acquire an interest in Units hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the Operating Partnership Agreement, the Underwriting Agreement, the Conveyance and Contribution Agreement, the agreements and other documents filed as exhibits to the Proxy Statement and the Equity Offering Registration Statement, and the other agreements described in or filed as a part of the Proxy Statement and the Equity Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Proxy Statement and the Equity Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in Units; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XVII), shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or the Assignees or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

Section 6.2 Certificate of Limited Partnership.

  The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act and shall use all reasonable efforts to cause to be filed such other certificates or documents as may be determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 7.5(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner or Assignee.

Section 6.3 Restrictions on General Partner's Authority.

  (a) The General Partner may not, without written approval of the specific act by all of the Outstanding Units or by other written instrument executed and delivered by all of the Outstanding Units subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, except as otherwise provided in this Agreement, (i) committing any act that would make it impossible to carry on the ordinary business of the Partnership;
(ii) possessing Partnership property, or assigning any rights in specific Partnership property, for other than a Partnership purpose; (iii) admitting a Person as a Partner; (iv) amending this Agreement in any manner; or (v) transferring its interest as general partner of the Partnership.

  (b) Except as provided in Articles XIV and XVI, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Partnership's assets in a single transaction or a series of related transactions or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Operating Partnership, without the approval of holders of at least a Unit Majority; provided however that this provision shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership or Operating Partnership and shall not apply to any forced sale of any or all of the assets of the Partnership or Operating Partnership pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of at least a Unit Majority, the General Partner shall not, on behalf of the Partnership, (i) consent to any amendment to the Operating Partnership Agreement or, except as expressly permitted by Section 6.9(d), take any action permitted to be taken by a partner of the Operating Partnership, in either case, that would have a material adverse effect on the Partnership as a partner of the Operating Partnership or (ii) except as permitted under Sections 11.2,
13.1 and 13.2, elect or cause the Partnership to elect a successor general partner of the Operating Partnership.

  [](c) At all times while serving as the general partner of the Partnership, the General Partner shall not make any dividend or distribution on, or repurchase any shares of, its stock or take any other action within its control if the effect of such action would cause its net worth, independent of its interest in the Partnership Group, to be less than $6.0 million.[/]

Section 6.4 Reimbursement of the General Partner.

  (a) Except as provided in this Section 6.4 and elsewhere in this Agreement or in the Operating Partnership Agreement, the General Partner shall not be compensated for its services as general partner of any Group Member.

  (b) The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole discretion, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership), and (ii) all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with operating the Partnership's business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion. Reimbursements pursuant to this Section 6.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 6.7.

  (c) Subject to Section 4.5, the General Partner, in its sole discretion and without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose, adopt and amend on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Units), or issue Partnership Securities pursuant to any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees of the General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Units or other Partnership Securities that the General Partner or such Affiliate is obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliate of Units or other Partnership Securities purchased by the General Partner or such Affiliate from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 6.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 6.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 13.1 or 13.2 or the transferee of or successor to all of the General Partner's Partnership Interest (which is represented by the General Partner Units) as a general partner in the Partnership pursuant to Section 11.2.

Section 6.5 Outside Activities.

  (a) After the []Closing Date[/] Effective Time, the General Partner, for so long as it is the general partner of the Partnership, shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (i) its performance as general partner of one or more Group Members or as described in or contemplated by the []Registration[/] Proxy Statement or (ii) the acquiring, owning or disposing of debt or equity securities in any Group Member.

  [](b) Petroleum Heat and Power Co., Inc. ("Petro") or an Affiliate may engage in the propane business provided it complies with the Non-competition Agreement[/] Certain Affiliates of the General Partner have entered into the Non-competition Agreement with the Partnership and the Operating Partnership, which agreement sets forth certain restrictions on the ability of such Affiliates to compete with the Partnership and the Operating Partnership. Any amendments or waivers to the Non-competition Agreement must be approved by the Audit Committee.

  (c) Except as restricted by Sections 6.5(a) or (b) and the Non-competition Agreement, each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty to any Group Member or any Partner or Assignee. Neither any Group Member, any Limited Partner nor any other Person shall have any rights by virtue of this Agreement, the Operating Partnership Agreement or the partnership relationship established hereby or thereby in any business ventures of any Indemnitee.

  (d) []Notwithstanding[/] Subject to Sections 6.5(a), (b) and (c) and the terms of the Non-competition Agreement, but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 6.5 is hereby approved by the Partnership and all Partners and
(ii) it shall be deemed not to be a breach of the General Partner's fiduciary duty or any other obligation of any type whatsoever of the General Partner for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership (including, without limitation, the General Partner and the Indemnitees shall have no obligation to present business opportunities to the Partnership).

  (e) The General Partner and any of its Affiliates may acquire Units or other Partnership Securities in addition to those acquired []on[/] at the []Closing Date[/] Effective Time and, except as otherwise provided in this Agreement, shall be entitled to exercise all rights of an Assignee or Limited Partner, as applicable, relating to such Units or Partnership Securities.

  (f) The term "Affiliates" when used in Section 6.5(b) with respect to the General Partner shall not include any Group Member or any Subsidiary of the Group Member.

Section 6.6 Loans from the General Partner; Contracts with Affiliates; Certain Restrictions on the General Partner.

  (a) The General Partner or any Affiliate thereof may lend to any Group Member, and any Group Member may borrow, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arms'-length basis (without reference to the lending party's financial abilities or guarantees). The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 6.6(a) and Section 6.6(b), the term "Group Member" shall include any Affiliate of the Group Member that is controlled by the Group Member. []The Partnership and the Operating Partnership may not[/] No Group Member may lend funds to the General Partner or any of its Affiliates.

  (b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow, funds on terms and conditions established in the sole discretion of the General Partner; provided, however, that the Partnership may not charge the Group Member interest at a rate greater than the rate that would be charged to the Group Member (without reference to the General Partner's financial abilities or guarantees), by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.

  (c) The General Partner may itself, or may enter into an agreement with any of its Affiliates to, render services to the Partnership or to the General Partner in the discharge of its duties as general partner of the Partnership. Any services rendered to the Partnership by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 6.6(c) shall be deemed satisfied as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or
(iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. The provisions of Section 6.4 shall apply to the rendering of services described in this Section 6.6(c).

  (d) The Partnership may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.

  (e) Neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 6.6(e) shall be deemed to be satisfied as to (i) the transactions effected pursuant to Sections 4.1, 4.2 and 4.3, the Conveyance and Contribution Agreement and any other transactions described in or contemplated by the []Registration[/] Proxy Statement, (ii) any transaction approved by Special Approval, (iii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iv) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. With respect to any contribution of assets to the Partnership in exchange for Units, the Audit Committee, in determining whether the appropriate number of Units are being issued, should take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Partnership against a low tax basis, and such other factors as the Audit Committee deems relevant under the circumstances.

  (f) The General Partner and its Affiliates will have no obligation to permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation on the part of the General Partner or its Affiliates to enter into such contracts.

  (g) []Notwithstanding any provision of this Agreement to the contrary, prior to the termination of the Additional Capital Contribution Obligation, the General Partner may not, (i) make any dividends or distributions of any cash or other assets to its stockholders, other than (v) the proceeds of the First Mortgage Notes (other than the $6.0 million used to fund the Additional Capital Contribution[/]

[]Obligation), (w) the Subordinated Units, (x) distributions from the Partnership or the Operating Partnership, (y) interest and profits earned on Permitted Investments and (z) interest on any loan to Petro, (ii) incur any indebtedness for borrowed money (other than its obligations with respect to indebtedness of the Partnership, Operating Partnership or any other subsidiary entity of the Partnership) or (iii) merge with or into any other Person or permit any Person to merge with or into the General Partner or to sell all or substantially all of its assets in one or a series of transactions. In addition, prior to the termination of the Additional Capital Contribution Obligation the General Partner shall maintain $6.0 million in Permitted Investments; provided, that such $6.0 million shall be reduced from time to time to the extent and in the amount the Additional Capital Contribution Obligation is reduced in accordance with Section 4.2(b).[/]

  [](h)[/] Without limitation of Sections 6.6(a) through 6.6(f), and notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the []Registration[/] Proxy Statement are hereby approved by all Partners.

Section 6.7 Indemnification.

  (a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee[],[/]; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, further, no indemnification pursuant to this Section 6.7 shall be available to the General Partner or Petro with respect to their respective obligations incurred pursuant to the Underwriting Agreement or the Conveyance and Contribution []Agreement[/] Agreements (other than obligations incurred by the General Partner on behalf of the Partnership or the Operating Partnership). The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 6.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

  (b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 6.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.7.

  (c) The indemnification provided by this Section 6.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of

Outstanding Units, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

  (d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

  (e) For purposes of this Section 6.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 6.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.

  (f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

  (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

  (h) The provisions of this Section 6.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

  (i) No amendment, modification or repeal of this Section 6.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 6.8 Liability of Indemnitees.

  (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Units, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

  (b) Subject to its obligations and duties as General Partner set forth in
Section 6.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

  (c) Any amendment, modification or repeal of this Section 6.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Partnership and the Limited Partners of the General Partner, its directors, officers and employees and any other Indemnitees under this Section 6.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 6.9 Resolution of Conflicts of Interest.

  (a) Unless otherwise expressly provided in this Agreement or the Operating Partnership Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, the Operating Partnership, any Partner or any Assignee, on the other hand, any resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of the Operating Partnership Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action is, or by operation of this Agreement is deemed to be, fair and reasonable to the Partnership. The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of a resolution of such conflict or course of action. Any conflict of interest and any resolution of such conflict of interest shall be conclusively deemed fair and reasonable to the Partnership if such conflict of interest or resolution is (i) approved by Special Approval, (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) fair to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner may also adopt a resolution or course of action that has not received Special Approval. The General Partner (including the Audit Committee in connection with Special Approval) shall be authorized in connection with its determination of what is "fair and reasonable" to the Partnership and in connection with its resolution of any conflict of interest to consider (A) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest; (B) any customary or accepted industry practices and any customary or historical dealings with a particular Person; (C) any applicable generally accepted accounting practices or principles; and (D) such additional factors as the General Partner (including the Audit Committee) determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the General Partner (including the Audit Committee) to consider the interests of any Person other than the Partnership. In the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner with respect to such matter shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty imposed herein or therein or, to the extent permitted by law, under the Delaware Act or any other law, rule or regulation.

  (b) Whenever this Agreement or any other agreement contemplated hereby provides that the General Partner or any of its Affiliates is permitted or required to make a decision (i) in its "sole discretion" or "discretion," that it deems "necessary or appropriate" or "necessary or advisable" or under a grant of similar authority or latitude, except as otherwise provided herein, the General Partner or such Affiliate shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership, the Operating Partnership, any Limited Partner or any Assignee,
(ii) it may make such decision in its sole discretion (regardless of whether there is a reference to "sole discretion" or "discretion") unless another express standard is provided for, or (iii) in "good faith" or under another express standard, the General Partner or such Affiliate shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, the Operating Partnership Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. In addition, any actions taken by the General Partner or such Affiliate consistent with the standards of "reasonable discretion" set forth in the definitions of Available Cash or Operating Surplus shall not constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners. The General Partner shall have no duty, express or implied, to sell or otherwise dispose of any asset of the Partnership Group. No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (A) enable distributions in []respect of the general partner interest to exceed 1%[/] on the General Partner Units to exceed the General Partner's Percentage Interest of the total amount distributed, or (B) hasten the expiration of the Subordination Period or the conversion of any Senior Subordinated Units or Junior Subordinated Units into []Common Units or (C) enable the General Partner to avoid or reduce its Additional Capital Contribution Obligation.[/] Class B Common Units.

  (c) Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be "fair and reasonable" to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.

  (d) The Limited Partners hereby authorize the General Partner, on behalf of the Partnership as a partner of a Group Member, to approve of actions by the general partner of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 6.9.

Section 6.10 Other Matters Concerning the General Partner.

  (a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

  (b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

  (c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

  (d) Any standard of care and duty imposed by this Agreement or under the Delaware Act or any applicable law, rule or regulation shall be modified, waived or limited, to the extent permitted by law, as required to permit the General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this Agreement, so long as such action is reasonably believed by the General Partner to be in, or not inconsistent with, the best interests of the Partnership.

Section 6.11 Title to Partnership Assets.

  Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the Partnership. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held. The General Partner covenants and agrees that at the Closing Date, the Partnership Group shall have all licenses, permits, certificates, franchises, or other governmental authorizations or permits necessary for the ownership of their properties or for the conduct of their businesses, except for such licenses, permits, certificates, franchises, or other governmental authorizations or permits, failure to have obtained which will not, individually or in the aggregate, have a material adverse effect on the Partnership Group.

Section 6.12 Purchase or Sale of Units.

  The General Partner may cause the Partnership to purchase or otherwise acquire Units; provided that, except as permitted pursuant to Section 11.6 and
Section 17.1(a), the General Partner may not cause the Partnership to purchase []Subordinated[/] Units other than Common Units during the Subordination Period. As long as Units are held by any Group Member, such Units shall not be

[]considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner (other than a Group Member) may also purchase or otherwise acquire and sell or otherwise dispose of Units for its own account, subject to the provisions of Articles XI and XII.[/]

Section 6.13 Registration Rights.

  []6.13 Registration Rights of Star Gas and its Affiliates.[/] (a) If (i) Star Gas or any Affiliate of Star Gas (including for purposes of this Section 6.13, any Person that is an Affiliate of Star Gas at the date hereof notwithstanding that it may later cease to be an Affiliate of Star Gas) holds Units or other Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Units (the "Holder") to dispose of the number of Units or other securities it desires to sell at the time it desires to do so without registration under the Securities Act, then upon the request of Star Gas or any of its Affiliates, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Units or other Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Units or other securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 6.13(a); and provided further, however, that if the Audit Committee determines in its good faith judgment that a postponement of the requested registration for up to six months would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall promptly prepare and file (x) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction, and (y) such documents as may be necessary to apply for listing or to list the securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and do any and all other acts and things that may reasonably be necessary or advisable to enable the Holder to consummate a public sale of such Units in such states. Except as set forth in
Section 6.13(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

  (b) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request. If the proposed offering pursuant to this Section 6.13(b) shall be an underwritten offering, then, in the event that the managing underwriter of such offering advises the Partnership and the Holder in writing that in its opinion the inclusion of all or some of the Holder's securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder which, in the opinion of the managing underwriter, will not so adversely and materially affect the offering. Except as set forth in Section 6.13(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

  (c) If underwriters are engaged in connection with any registration referred to in this Section 6.13(a) or (f), the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership's obligation under Section 6.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, "Indemnified Persons") against any losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs and expenses (including interest, penalties and reasonable attorneys' fees and disbursements), resulting to, imposed upon, or incurred by the Indemnified Persons, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 6.13(c) as a "claim" and in the plural as "claims") based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Units were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof. For purposes of this Section 6.13(c), the term "Holder" shall also include Affiliates or former Affiliates of Petro holding Common Units and Senior Subordinated Units.

  (d) The provisions of Section 6.13(a) and 6.13(b) shall continue to be applicable with respect to Star Gas (and any of Star Gas' Affiliates) after it ceases to be a Partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Units or other securities of the Partnership with respect to which it has requested during such two-year period that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same securities for which registration was demanded during such two-year period. The provisions of Section 6.13(c) shall continue in effect thereafter.

  (e) Any request to register Partnership Securities pursuant to this Section
6.13 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person's present intent to offer such shares for distribution,
(iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

  (f) Prior to the Effective Time, the Partnership shall have filed with the Commission a registration statement (the "Shelf Registration Statement") on an appropriate form under the Securities Act relating to the resale of Common Units and Senior Subordinated Units issued to Affiliates of Petro. The Partnership shall use all reasonable efforts to cause the Shelf Registration Statement to become effective and remain effective for a period of not less than one year from the Effective Time or such shorter period as shall terminate when all Common Units and Senior Subordinated Units covered by the Shelf Registration Statement have been sold pursuant to such registration statement; provided, however, that if the Audit Committee determines in its good faith judgment that the sale or distribution of Common Units or Senior Subordinated Units pursuant to the Shelf Registration Statement would not be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the Audit Committee may elect that the Shelf Registration Statement may not be used for a reasonable period of time, not to exceed 120 days in any 365-day period.

Section 6.14 Reliance by Third Parties.

  Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the Partnership authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of the Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or any such officer or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

                                  ARTICLE VII

                   RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Section 7.1 Limitation of Liability.

  The Limited Partners, the Organizational Limited Partner and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 7.2 Management of Business.

  No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner or any of its Affiliates, in its capacity as such, if such Person shall also be a Limited Partner or Assignee) shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any member, officer, director, employee, partner, agent or trustee of the General Partner or any of its Affiliates, in its capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 7.3 Outside Activities.

  Subject to the provisions of Section 6.5 and the Non-competition Agreement, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners or Assignees, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

Section 7.4 Return of Capital.

  No Limited Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent provided by Article V or as otherwise expressly provided in this Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of
(S) Section 17-502(b) of the Delaware Act.

Section 7.5 Rights of Limited Partners to the Partnership.

  (a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 7.5(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a limited partner in the Partnership, upon reasonable demand and at such Limited Partner's own expense:

    (i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

    (ii) promptly after becoming available, to obtain a copy of the Partnership's federal, state and local tax returns for each year;

    (iii) to have furnished to him, upon notification to the General Partner, a current list of the name and last known business, residence or mailing address of each Partner;

    (iv) to have furnished to him, upon notification to the General Partner, a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

    (v) to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

    (vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

  (b) The General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or (C) that any Group Member is required by law or by agreements with third parties to keep confidential (other than agreements with Affiliates the primary purpose of which is to circumvent the obligations set forth in this Section 7.5).

                                  ARTICLE VIII

                     BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting.

  The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 7.5(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device,; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with generally accepted accounting principles.

Section 8.2 Fiscal Year.

  The fiscal year of the Partnership shall be October 1 to September 30.

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

Section 8.3 Reports.

  (a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed to each Record Holder of a Unit as of a date selected by the General Partner in its sole discretion, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with generally accepted accounting principles, including a balance sheet and statements of operations, Partners' equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

  (b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed to each Record Holder of a Unit, as of a date selected by the General Partner in its sole discretion, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed for trading, or as the General Partner determines to be necessary or appropriate.

                                   ARTICLE IX

                                  TAX MATTERS

Section 9.1 Tax Returns and Information.

  The General Partner shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership's taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 9.2 Tax Elections.

  (a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner's determination that such revocation is in the best interests of the Limited Partners. For the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of Units will be deemed to be the lowest quoted closing price of the Units on any National Securities Exchange on which such Units are traded during the calendar month in which such transfer is deemed to occur pursuant to Section 5.2(g) without regard to the actual price paid by such transferee.

  (b) The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a sixty-month period as provided in Section 709 of the Code.

  (c) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3 Tax Controversies.

  Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in Section 6231 of the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

Section 9.4 Withholding.

  Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines in its sole discretion to be necessary or appropriate to cause the Partnership and the Operating Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including, without limitation, by reason of Section 1446 of the Code), the amount withheld shall be treated as a distribution of cash pursuant to Section 5.3 in the amount of such withholding from such Partner.

                                   ARTICLE X

                                  CERTIFICATES

Section 10.1 Certificates.

  Upon the Partnership's issuance of Common Units or, Senior Subordinated
Units, Junior Subordinated Units or General Partner Units to any Person, the Partnership shall issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued. Certificates shall be executed on behalf of the Partnership by the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent. The Partners holding Certificates evidencing Senior Subordinated Units or Junior Subordinated Units may exchange such Certificates for Certificates evidencing Class B Common Units on or after the []date on which such Subordinated Units are converted into Common Units pursuant to the terms of Section 4.6.[/] expiration of the Subordination Period.

Section 10.2 Registration, Registration of Transfer and Exchange.

  (a) The General Partner shall cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 10.2(b), the General Partner will provide for the registration and transfer of Units. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Units and transfers of such Units as herein provided. The Partnership shall not recognize transfers of Certificates representing Units unless such transfers are effected in the manner described in this

Section 10.2. Upon surrender for registration of transfer of any Units evidenced by a Certificate, and subject to the provisions of Section 10.2(b), the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number of Units as was evidenced by the Certificate so surrendered.

  (b) Except as otherwise provided in Section 11.5, the Partnership shall not recognize any transfer of Units until the Certificates evidencing such Units are surrendered for registration of transfer and such Certificates are accompanied by a Transfer Application duly executed by the transferee (or the transferee's attorney-in-fact duly authorized in writing). No charge shall be imposed by the Partnership for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 10.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

Section 10.3 Mutilated, Destroyed, Lost or Stolen Certificates.

  (a) If any mutilated Certificate is surrendered to the Transfer Agent, the General Partner on behalf of the Partnership shall execute, and upon its request the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number of Units as the Certificate so surrendered.

  (b) The General Partner on behalf of the Partnership shall execute, and upon its request the Transfer Agent shall countersign and deliver a new Certificate in place of any Certificate previously issued if the Record Holder of the
Certificate:

    (i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

    (ii) requests the issuance of a new Certificate before the Partnership has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

    (iii) if requested by the General Partner, delivers to the Partnership a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may reasonably direct, in its sole discretion, to indemnify the Partnership, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

    (iv) satisfies any other reasonable requirements imposed by the General Partner.

If a Limited Partner or Assignee fails to notify the Partnership within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Units represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

  (c) As a condition to the issuance of any new Certificate under this Section 10.3, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 10.4 Record Holder.

  In accordance with Section 10.2(b), the Partnership shall be entitled to recognize the Record Holder as the Limited Partner or Assignee with respect to any Units and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Units on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Units, as between the Partnership on the one hand, and such other Persons, on the other, such representative Person (a) shall be the Limited Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Limited Partner or Assignee (as the case may be) hereunder and as provided for herein.

                                   ARTICLE XI

                             TRANSFER OF INTERESTS

Section 11.1 Transfer.

  (a) The term "transfer," when used in this Article XI with respect to a Partnership Interest, shall be deemed to refer to a transaction by which the General Partner assigns its []Partnership[/] General Partner Interest []as a general partner in the Partnership[/] to another Person or by which the holder of a Unit Limited Partner Interest assigns such []Unit[/] Limited Partner Interest to another Person who is or becomes an Assignee, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

  (b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article XI. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article XI shall be null and void.

  (c) Nothing contained in this Article XI shall be construed to prevent a disposition by the []parent entity[/] members of the General Partner of any or all of the issued and outstanding []capital stock of[/] member interests in the General Partner.

  (d) Nothing contained in this Article XI, or elsewhere in this Partnership Agreement, shall preclude the settlement of any transactions involving []Common[/] Units entered into through the facilities of any National Securities Exchange on which the Units listed for trading.

Section 11.2 Transfer of a General Partner's Partnership Interest.

  Except for a transfer by the General Partner of all, but not less than all, of its []Partnership[/] General Partner Interest []as a general partner in the Partnership[/] to (a) an Affiliate of the General Partner or (b) another Person in connection with the merger or consolidation of the General Partner with or into another Person, which in either case, shall only be limited by the provisions of this Section 11.2, the transfer by the General Partner of all or any part of its []Partnership[/] General Partner Interest []as a general partner in the Partnership[/] to a Person prior to December 31, 2005 shall be subject to the prior approval of holders of at least a Unit Majority. Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its []Partnership[/] General Partner Interest []as a general partner in the Partnership[/] to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and the Operating Partnership Agreement and to be bound by the provisions of this Agreement and the Operating Partnership Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of any limited partner of any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership interest of the General Partner as the general partner of each Group Member. In the case of a transfer pursuant to and in compliance with this Section 11.2, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 12.3, be admitted to the []Partnership[/] as a General Partner immediately prior to the transfer of the Partnership General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 11.3 Transfer of Units.

  (a) Units may be transferred only in the manner described in []Section 10[/]
Article X. The transfer of any Units and the admission of any new Partner shall not constitute an amendment to this Agreement.

  (b) Until admitted as a Substituted Limited Partner pursuant to Article XII, the Record Holder of a Unit shall be an Assignee in respect of such Unit. Limited Partners may include custodians, nominees, or any other individual or entity in its own or any representative capacity.

  (c) Each distribution in respect of Units shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holders thereof as of the Record Date set for the distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

  (d) A transferee who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner,
(ii) agreed to comply with and be bound by and to have executed this Agreement,
(iii) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement,
(iv) granted the powers of attorney set forth in this Agreement and (v) given the consents and approvals and made the waivers contained in this Agreement.

Section 11.4 Restrictions on Transfers.

  Notwithstanding the other provisions of this Article XI, no transfer of any Unit or interest therein of any Limited Partner or Assignee shall be made if such transfer would (a) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authorities with jurisdiction over such transfer, (b) affect any Group Member's existence or qualification as a limited partnership under the laws of the jurisdiction of its formation, or
(c) result in entity-level taxation for federal income tax purposes of the Partnership or the Operating Partnership.

Section 11.5 Citizenship Certificates; Non-citizen Assignees.

  (a) If any Group Member is or becomes subject to any federal, state or local law or regulation that, in the reasonable determination of the General Partner, creates a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee, the General Partner may request any Limited Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Units owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 11.6. In addition, the General Partner may require that the status of any such Limited Partner or Assignee be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his Units.

  (b) The General Partner shall, in exercising voting rights in respect of Units held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Limited Partners in respect of Units other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

  (c) Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 14.4 but shall be entitled to the cash equivalent thereof, and the General Partner shall provide cash in exchange for an assignment of the Non-citizen Assignee's share of the distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the General Partner from the Non-citizen Assignee of his Partnership Interest (representing his right to receive his share of such distribution in kind).

  (d) At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Units of such Non-citizen Assignee not redeemed pursuant to Section 11.6, and upon his admission pursuant to Section 12.2, the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee's Units.

Section 11.6 Redemption of Interests.

  (a) If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 11.5(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the General Partner that such Limited Partner or Assignee is an Eligible Citizen or has transferred his Units to a Person who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Limited Partner or Assignee as follows:

    (i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Units, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Units and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Units will accrue or be made.

    (ii) The aggregate redemption price for Redeemable Units shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Units of the class to be so redeemed multiplied by the number of Units of each such class included among the Redeemable Units. The redemption price shall be paid, in the sole discretion of the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

    (iii) Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Units, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

    (iv) After the redemption date, Redeemable Units shall no longer constitute issued and Outstanding Units.

    (b) The provisions of this Section 11.6 shall also be applicable to Units held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen.

    (c) Nothing in this Section 11.6 shall prevent the recipient of a notice of redemption from transferring his Units before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Units certifies in the Transfer Application that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

                                  ARTICLE XII

                             ADMISSION OF PARTNERS

Section 12.1 Admission of Initial Limited Partners.

  Upon the issuance by the Partnership of the Old Subordinated Units to the Initial General Partner []as described in Section 4.2, the[/] in connection with the Initial Offering, the Initial General Partner []shall be deemed to have been[/] was admitted to the Partnership as a Limited Partner []in respect of the Subordinated Units issued to it.[/] Upon the issuance by the Partnership of Common Units to the Initial Underwriters []as described in Section 4.3[/] in connection with the Initial Offering and the execution by []each Underwriter[/] the Initial Underwriters of a Transfer Application, the []General Partner shall admit the[/] Initial Underwriters were admitted to the Partnership as Initial Limited Partners []in respect of the Common Units purchased by them.[/]

Section 12.2 Admission of Substituted Limited Partners.

  By transfer of a Unit representing a Limited Partner Interest in accordance with Article XI, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate representing a Limited Partner Interest shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a) the right to negotiate such Certificate to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Units. Each transferee of a Unit representing a Limited Partner Interest (including any nominee holder or an agent acquiring such Unit for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Units so transferred to such Person. Such Assignee shall become a Substituted Limited Partner (x) at such time as the General Partner consents thereto, which consent may be given or withheld in the General Partner's sole discretion, and (y) when any such admission is shown on the books and records of the Partnership. If such consent is withheld, such transferee shall be an Assignee. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Units that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Units on any matter, vote such Units at the written direction of the Assignee who is the Record Holder of such Units. If no such written direction is received, such Units will not be voted. An Assignee shall have no other rights of a Limited Partner.

Section 12.3 Admission of Successor General Partner.

  A successor General Partner approved pursuant to Section 13.1 or 13.2 or the transferee of or successor to all []of the General Partner's Partnership Interest as a general partner in the Partnership[/] the General Partner Interest pursuant to Section 11.2 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the General Partner pursuant to Section 13.1 or 13.2 or the transfer of the General []Partner's Partnership Interest as a general partner in the Partnership[/] Partner

Interest pursuant to Section 11.2; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section
11.2 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the Partnership and Operating Partnership without dissolution.

Section 12.4 Admission of Additional Limited Partners.

  (a) A Person (other than the General Partner, an Initial Limited Partner or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement [](other than by virtue of a capital contribution pursuant to the Additional Capital Contribution Obligation)[/] shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 1.4, and
(ii) such other documents or instruments as may be required in the discretion of the General Partner to effect such Person's admission as an Additional Limited Partner.

  (b) Notwithstanding anything to the contrary in this Section 12.4, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner's sole discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the General Partner to such admission.

Section 12.5 Amendment of Agreement and Certificate of Limited Partnership.

  To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practical an amendment of this Agreement and, if required by law, to prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 1.4.

                                  ARTICLE XIII

                       WITHDRAWAL OR REMOVAL OF PARTNERS

Section 13.1 Withdrawal of the General Partner.

  (a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "Event of Withdrawal");

    (i) the General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners (and it shall be deemed that the General Partner has withdrawn pursuant to this Section 13.1(a)(i) if the General Partner voluntarily withdraws as general partner of the Operating Partnership);

    (ii) the General Partner transfers all of its rights as General Partner pursuant to Section 11.2;

    (iii) the General Partner is removed pursuant to Section 13.2;

    (iv) the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 13.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor in possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

    (v) a final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

    (vi) a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation or formation.

If an Event of Withdrawal specified in Section 13.1(a)(iv), (v) or (vi) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 13.1 shall result in the withdrawal of the General Partner from the Partnership.

  (b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Eastern Standard Time, on December 31, 2005, the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, provided that prior to the effective date of such withdrawal, the withdrawal is approved by Limited Partners holding at least a Unit Majority and the General Partner delivers to the Partnership an Opinion of Counsel ("Withdrawal Opinion of Counsel") that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or of the limited partner of any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes; (ii) at any time after 12:00 midnight, Eastern Standard Time, on December 31, 2005, the General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Limited Partners, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be a General Partner pursuant to Section 13.1(a)(ii) or is removed pursuant to Section 13.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 13.1(a)(i), holders of at least a Unit Majority may, prior to the effective date of such withdrawal, elect a successor General Partner.

The Person so elected as successor General Partner shall automatically become the successor general partner of the other Group Members. If, prior to the effective date of the General Partner's withdrawal, a successor is not selected by the Limited Partners as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 14.1. Any successor General Partner elected in accordance with the terms of this Section 13.1 shall be subject to the provisions of Section 12.3.

Section 13.2 Removal of the General Partner.

  The General Partner may be removed if such removal is approved by Limited Partners holding at least two-thirds of the Outstanding Units, voting together as a single class (excluding those Units held by the General Partner and its Affiliates). Any such action by such Limited Partners for removal of the General Partner must also provide for the election of a successor General Partner by Limited Partners holding at least a majority of the Outstanding Units (excluding for purposes of such determination Units owned by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Article XII. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner of the other Group Members. If a person is elected as a successor General Partner in accordance with the terms of this Section 13.2, such person shall, upon admission pursuant to
Article XII, automatically become the successor general partner of the other Group Members. The right of the Limited Partners holding Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 13.2 shall be subject to the provisions of Section 12.3.

Section 13.3 Interest of Departing Partner and Successor General Partner.

  (a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the Limited Partners under circumstances where Cause does not exist, if a successor General Partner is elected in accordance with the terms of Section 13.1 or 13.2, the Departing Partner shall have the option exercisable prior to the effective date of the departure of such Departing Partner to require its successor to purchase its Partnership Interest as a general partner in the Partnership (which is represented by the General Partner Units) and its partnership interest as the general partner in the other Group Members (collectively, the "Combined Interest") in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure. If the General Partner is removed by the Limited Partners under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this agreement, and if a successor General Partner is elected in accordance with the terms of Section 13.1 or 13.2, such successor shall have the option, exercisable prior to the effective date of the departure of such Departing Partner, to purchase the Combined Interest of the Departing Partner for such fair market value of such Combined Interest. In either event, the Departing Partner shall be entitled to receive all reimbursements due such Departing Partner pursuant to Section 6.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the General Partner for the benefit of the Partnership or the other Group Members.

  For purposes of this Section 13.3(a), the fair market value of the Departing Partner's Combined Interest shall be determined by agreement between the Departing Partner and its successor or, failing agreement within 30 days after the effective date of such Departing Partner's departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing Partner shall designate an independent investment banking firm or other independent expert, the Departing Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which shall determine the fair market value of the Combined Interest. In making its determination, such independent investment banking firm or other independent expert shall consider the then current trading price of Units on any National Securities Exchange on which Units are then listed, the value of the Partnership's assets, the rights and obligations of the General Partner and other factors it may deem relevant.

  (b) If the Combined Interest is not purchased in the manner set forth in
Section 13.3(a), the Departing Partner shall become a Limited Partner and the Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 13.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing Partner as to all debts and liabilities of the Partnership arising on or after the date on which the Departing Partner becomes a Limited Partner. For purposes of this Agreement, conversion of the General Partner's Combined Interest to Common Units will be characterized as if the General Partner contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units. For purposes of this Section 13.3(b), in the event that the Subordination Period has expired, the Combined Interest shall be converted into Class A Common Units.

  (c) If a successor General Partner is elected in accordance with the terms of
Section 13.1 or 13.2 and the option described in Section 13.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in an amount equal to []1.01% of the Net Agreed Value of the Partnership's assets[/] the fair market value of the General Partner Units on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to such Percentage Interest of all Partnership allocations and distributions and any other allocations and distributions to which the Departing Partner was entitled. []In addition, such successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner's admission, the successor General Partner's interest in all Partnership distributions and allocations shall be 1%, and that of the holders of Outstanding Unit shall be 99%.[/]

Section 13.4 Withdrawal of Limited Partners.

  No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Units becomes a Record Holder, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Units so transferred.

                                  ARTICLE XIV

                          DISSOLUTION AND LIQUIDATION

Section 14.1 Dissolution.

  The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 13.1 or 13.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 14.2) its affairs shall be wound up, upon:

    (a) the expiration of its term as provided in Section 1.5;

    (b) an Event of Withdrawal of the General Partner as provided in Section 13.1(a) (other than Section 13.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 13.1(b) or 13.2 and such successor is admitted to the Partnership pursuant to Section 12.3;

    (c) an election to dissolve the Partnership by the General Partner that is approved by holders of at least a Unit Majority;

    (d) entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

    (e) the sale of all or substantially all of the assets and properties of the Partnership Group.

Section 14.2 Continuation of the Business of the Partnership After Dissolution.

  Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in
Section 13.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing Partner pursuant to Section 13.1 or 13.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 13.1(a)(iv), (v) or
(vi), then within 180 days thereafter, holders of at least a majority of the Outstanding Units (excluding for purposes of such determination any Units held by the General Partner or its Affiliates) may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as the successor general partner a Person approved by holders of at least a majority of the Outstanding Units (excluding for purposes of such determination any Units held by the General Partner or its Affiliates). Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

    (i) the reconstituted Partnership shall continue until the end of the term set forth in Section 1.5 unless earlier dissolved in accordance with this Article XIV;

    (ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be dealt with in the manner provided in Section 13.3(b); and

    (iii) all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into and, as necessary, to file a new partnership agreement and certificate of limited partnership, and the successor general partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 1.4; provided, that the right of holders of at least a majority of Outstanding Units to approve a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership, the reconstituted limited partnership nor any other Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue.

Section 14.3 Liquidator.

  Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to
Section 14.2, the General Partner, or in the event the dissolution is the result of an Event of Withdrawal, a liquidator or liquidating committee approved by holders of at least a majority of the Outstanding Units representing Limited Partner Interests, shall be the Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Units representing Limited Partner Interests. The Liquidator shall agree not to resign at any time without 15 days' prior notice and (if other than the General Partner) may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Units representing Limited Partner Interests. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Units representing Limited Partner Interests. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XIV, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 6.3(b)) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein.

Section 14.4 Liquidation.

  The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to the following:

    (a) Disposition of Assets. The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 14.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. For purposes of computing Net []Liquidation[/] Termination Gain, gain or loss on distributed property shall be recognized as if such property had been sold for its fair market value.

    (b) Discharge of Liabilities. Liabilities of the Partnership include amounts owed to Partners otherwise in respect of their distribution rights under Article V. With respect to any liability that is contingent or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

    (c) Liquidation Distributions. All property and all cash in excess of that required to discharge liabilities as provided in Section 14.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of this clause) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation, Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

Section 14.5 Cancellation of Certificate of Limited Partnership.

  Upon the completion of the distribution of Partnership cash and property as provided in Sections 14.3 and 14.4 in connection with the liquidation of the Partnership, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 14.6 Return of Contributions.

  The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 14.7 Waiver of Partition.

  []Each[/] To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 14.8 Capital Account Restoration.

  No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

                                   ARTICLE XV

           AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 15.1 Amendment to be Adopted Solely by General Partner.

  Each Limited Partner agrees that the General Partner (pursuant to its powers of attorney from the Limited Partners and Assignees), without the approval of any Limited Partner or Assignee, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

    (a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

    (b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

    (c) a change that, in the sole discretion of the General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that the Partnership and the Operating Partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

    (d) a change that, in the sole discretion of the General Partner, (i) does not adversely affect the Limited Partners in any material respect,
  (ii) is necessary or advisable to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or
  (B) facilitate the trading of the Units (including the division of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed for trading, compliance with any of which the General Partner determines in its sole discretion to be in the best interests of the Partnership and the Limited Partners, (iii) is necessary or advisable in connection with action taken by the General Partner pursuant to Section 4.8, or (iv) is required to effect the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

    (e) a change in the fiscal year []and[/] or taxable year of the Partnership and any changes that, in the sole discretion of the General Partner, are necessary or advisable as a result of a change in the fiscal year []and[/] or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

    (f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership or the General Partner or its directors or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

    (g) subject to the terms of Section 4.4, an amendment that, in the sole discretion of the General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 4.4;

    (h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

    (i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 16.3;

    (j) an amendment that, in the sole discretion of the General Partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity other than the Operating Partnership, in connection with the conduct by the Partnership of activities permitted by the terms of Section 3.1; or

    (k) any other amendments substantially similar to the foregoing.

Section 15.2 Amendment Procedures.

  Except as provided in Sections 15.1 and 15.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by or with the consent of the General Partner. A proposed amendment shall be effective upon its approval by the holders of at least a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Limited Partners to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

Section 15.3 Amendment Requirements.

  (a) Notwithstanding the provisions of Sections 15.1 and 15.2, no provision of this Agreement that establishes a percentage of Outstanding Units required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have either (i) the effect of reducing such voting percentage or (ii) more than an immaterial effect on a Unitholder unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

  (b) Notwithstanding the provisions of Sections 15.1 and 15.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 15.3(c), (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner without its consent, which may be given or withheld in its sole discretion, (iii) change Section 14.1(a) or (c), or (iv) change the term of the Partnership or, except as set forth in Section 14.1(c), give any Person the right to dissolve the Partnership.

  (c) Except as otherwise provided, and without limitation of the General Partner's authority to adopt amendments to this Agreement as contemplated in
Section 15.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Outstanding Units in relation to other classes of Units must be approved by the holders of not less than a majority of the Outstanding Units of the class affected (excluding, during the Subordination Period, Common Units owned by the General Partner and its Affiliates).

  (d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 6.3 or 15.1 and except as otherwise provided by
Section 16.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner or any limited partner of the other Group Members under applicable law.

  (e) This Section 15.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 15.4 Meetings.

  All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XV. Meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a meeting and indicating the general or specific purposes for which the meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. []Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.[/]

Section 15.5 Notice of a Meeting.

  Notice of a meeting called pursuant to Section 15.4 shall be given to the Record Holders in writing by mail or other means of written communication in accordance with Section 18.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 15.6 Record Date.

  For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 15.11, the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before

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

(a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals.

Section 15.7 Adjournment.

  When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XV.

Section 15.8 Waiver of Notice; Approval of Meeting; Approval of Minutes.

  The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, Limited Partners representing such quorum who were present in person or by proxy and entitled to vote, sign a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof. All waivers and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner does not approve, at the beginning of the meeting, of the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 15.9 Quorum.

  The holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage (excluding, in either case, if such are to be excluded from the vote, Outstanding Units owned by the General Partner and its Affiliates). At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement. In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units represented either in person or by proxy, but no other business may be transacted, except as provided in Section 15.7.

Section 15.10 Conduct of Meeting.

  The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 15.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with the applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 15.11 Action Without a Meeting.

  Any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted. Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partner, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability, and
(ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 15.12 Voting and Other Rights.

  (a) Only those Record Holders of the Units on the Record Date set pursuant to
Section 15.6 (and also subject to the limitations contained in the definition of "Outstanding") shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

  (b) With respect to Units that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 15.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 10.4.

                                  ARTICLE XVI

                                 []MERGER[/] MERGER

Section 16.1 Authority.

  The Partnership may merge or consolidate with one or more corporations, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or, limited partnership or limited liability company, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation ("Merger Agreement") in accordance with this Article XVI.

Section 16.2 Procedure for Merger or Consolidation.

  Merger or consolidation of the Partnership pursuant to this Article XVI requires the prior approval of the General Partner. If the General Partner shall determine, in the exercise of its sole discretion, to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

    (a) The names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

    (b) The name and jurisdictions of formation or organization of the business entity that is to survive the proposed merger or consolidation (the "Surviving Business Entity");

    (c) The terms and conditions of the proposed merger or consolidation;

    (d) The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

    (e) A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, certificate of limited liability company or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

    (f) The effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 16.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

    (g) Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the General Partner.

Section 16.3 Approval by Limited Partners of Merger or Consolidation.

  (a) The General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners, whether at a meeting or by written consent, in either case in accordance with the requirements of Article XV. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a meeting or the written consent.

  (b) The Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of at least a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

  (c) After such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 16.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

Section 16.4 Certificate of Merger.

  Upon the required approval by the General Partner and the Limited Partners of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 16.5 Effect of Merger.

  (a) At the effective time of the certificate of merger:

    (i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

    (ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

    (iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

    (iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity, and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

  (b) A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another having occurred.

                                  ARTICLE XVII

                             RIGHT TO ACQUIRE UNITS

Section 17.1 Right to Acquire Units.

  (a) Notwithstanding any other provision of this Agreement, if at any time not more than 20% of the total Units of any class then Outstanding are held by Persons other than the General Partner and its Affiliates, the General Partner shall then have the right, which right it may assign and transfer to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of the Units of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section []17.1(b)[/] 17.1(c) is mailed, and (y) the highest cash price paid by the General Partner or any of its Affiliates for any such Unit purchased during the 90-day period preceding the date that the notice described in Section []17.1(b) is mailed. As used in this Agreement, (i) "Current Market Price" as of any date of any class of Units listed or admitted to trading on any National Securities Exchange means the average of the daily Closing Prices (as hereinafter defined) per Unit of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) "Closing Price" for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal National Securities Exchange (other than the Nasdaq Stock Market) on which the Units of such class are listed or admitted to trading or, if the Units of such class are not listed or admitted[/]

[]to trading on any National Securities Exchange (other than the Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such day the Units of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in the Units of such class selected by the Board of Directors of the General Partner, or if on any such day no market maker is making a market in the Units of such class, the fair value of such Units on such day as determined reasonably and in good faith by the Board of Directors of the General Partner; and (iii) "Trading Day" means a day on which the principal National Securities Exchange on which the Units of any class are listed or admitted to trading is open for the transaction of business or, if Units of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open. [/]17.1(c) is mailed.

  [](b)[/] (b) Notwithstanding any other provision of this Agreement, if at any time after the expiration of the Subordination Period, the Partnership acquires, through purchase or exchange, in a twelve-month period, 66 2/3% or more of the total Class B Common Units, the Partnership shall then have the right, which it may not assign or transfer, exercisable in its sole discretion, to purchase all, but not less than all, of the remaining Class B Common Units then Outstanding during the following twelve-month period, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 17(c) is mailed, and (y) the highest cash price paid by the Partnership for any such Unit purchased during the 90-day period preceding the date that the notice described in Section 17(c) is mailed.

  (c) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Units granted pursuant to
Section 17.1(a) or the Partnership elects to exercise the right granted pursuant to Section 17(b) to purchase Class B Common Units, the General Partner or the Partnership, as the case may be, shall deliver to the Transfer Agent notice of such election to purchase (the "Notice of Election to Purchase") and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of such Units (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section
17. l(a)) at which Units will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Units, upon surrender of Certificates representing such Units in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which the Units are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Units at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of the Units to be purchased in accordance with this Section 17.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the

Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Units subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Units (including any rights pursuant to Articles IV, V and XIV) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 17.1(a)) for Units therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Units, and such Units shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Units from and after the Purchase Date and shall have all rights as the owner of such Units (including all rights as owner of such Units pursuant to Articles IV, V and XIV).

  (c)(d) At any time from and after the Purchase Date, a holder of an Outstanding Unit subject to purchase as provided in this Section 17.1 may surrender his Certificate evidencing such Unit to the Transfer Agent in exchange for payment of the amount described in Section 17.1(a), therefor, without interest thereon.

                                 ARTICLE XVIII

                               GENERAL PROVISIONS

Section 18.1 Addresses and Notices.

  Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Unit at his address as shown on the records of the Transfer
Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Unit or the Partnership Interest of a General Partner by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 18.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States []Post Office[/] Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 1.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

Section 18.2 References.

  Except as specifically provided otherwise, references to "Articles" and "Sections" are to Articles and Sections of this Agreement.

Section 18.3 Pronouns and Plurals.

  Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 18.4 Further Action.

  The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 18.5 Binding Effect.

  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 18.6 Integration.

  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 18.7 Creditors.

  None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 18.8 Waiver.

  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 18.9 Counterparts.

  This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon accepting the certificate evidencing such Unit or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

Section 18.10 Applicable Law.

  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 18.11 Invalidity of Provisions.

  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 18.12 Consent of Partners.

  Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                          General Partner:

                                          []Star Gas Corporation[/]

                                          []By:
                                          William G. Powers, Jr., President[/]

                                          []ORGANIZATIONAL LIMITED PARTNER:[/]

                                          []By:
                                          William G. Powers, Jr.[/]

                                          []APPENDIX B Star Gas LLC[/]

                                          By:
                                          Name:
                                          Title:

                                          Limited Partners:

                                          All Limited Partners now and
                                          hereafter admitted as limited
                                          partners of the Partnership,
                                          pursuant to the Powers of Attorney
                                          now and hereafter executed in favor
                                          of, and granted and delivered to,
                                          the General Partner.

                                          By: Star Gas LLC

                                          General Partner, as attorney-in-fact
                                          for all Limited Partners pursuant to
                                          the Powers of Attorney granted
                                          pursuant to Section 1.4

                                          By:
                                          Name:
                                          Title:

                                   EXHIBIT A
                          TO THE AMENDED AND RESTATED
                      AGREEMENT OF LIMITED PARTNERSHIP OF
                            STAR GAS PARTNERS, L.P.

                      CERTIFICATE EVIDENCING COMMON UNITS
                     REPRESENTING LIMITED PARTNER INTERESTS
                            STAR GAS PARTNERS, L.P.

No.       Common Units

  STAR GAS, LLC., a Delaware limited liability company, as the General Partner of STAR GAS PARTNERS, L.P., a Delaware limited partnership (the "Partnership"),
hereby certifies that        (the "Holder") is the registered owner of
Common Units representing limited partner interests in the Partnership (the "Common Units") transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Common Units represented by this Certificate. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Amended and Restated Agreement of Limited Partnership of STAR GAS PARTNERS, L.P., as amended, supplemented or restated from time to time (the "Partnership Agreement"). Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 2187 Atlantic Street, Stamford, Connecticut 06912-0011. Capitalized terms used herein but not defined shall have the meaning given them in the Partnership Agreement.

  The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement,
(ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

  This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:                                    Star Gas, LLC.,
                                          as General Partner

Countersigned and Registered by:          By: _________________________________
                                                         President

                                          By: _________________________________
as Transfer Agent and Registrar                          Secretary

By: _________________________________
          Authorized Signature

[REVERSE OF CERTIFICATE]

                                 ABBREVIATIONS

  The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM-   as tenants in common                 UNIF GIFT MIN ACT-
TEN ENT-   as tenants by the entireties                  Custodian
JT TEN-    as joint tenants with right of       (Cust)       (Minor)
           survivorship and not as tenants in   under Uniform Gifts to Minors
           common                                            Act
                                                             State

  Additional abbreviations, though not in the above list, may also be used.

                           ASSIGNMENT OF COMMON UNITS
                                       IN
                            STAR GAS PARTNERS, L.P.

              IMPORTANT NOTICE REGARDING INVESTOR RESPONSIBILITIES DUE TO TAX SHELTER STATUS OF STAR GAS PARTNERS, L.P.

  You have acquired an interest in Star Gas Partners, L.P., 2187 Atlantic Street, Stamford, Connecticut 06912-0011, whose taxpayer identification number is 06-1437793. The Internal Revenue Service has issued Star Gas Partners, L.P. the following tax shelter registration number:

  YOU MUST REPORT THIS REGISTRATION NUMBER TO THE INTERNAL REVENUE SERVICE IF YOU CLAIM ANY DEDUCTION, LOSS, CREDIT, OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN Star Gas PARTNERS, L.P.

  You must report the registration number as well as the name and taxpayer identification number of Star Gas Partners, L.P. on Form 8271. FORM 8271 MUST BE ATTACHED TO THE RETURN ON WHICH YOU CLAIM THE DEDUCTION, LOSS, CREDIT, OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN STAR GAS PARTNERS, L.P.

  If you transfer your interest in Star Gas Partners, L.P. to another person, you are required by the Internal Revenue Service to keep a list containing (a) that person's name, address and taxpayer identification number, (b) the date on which you transferred the interest and (c) the name, address and tax shelter registration number of Star Gas Partners, L.P. If you do not want to keep such a list, you must (1) send the information specified above to the Partnership, which will keep the list for this tax shelter, and (2) give a copy of this notice to the person to whom you transfer your interest. Your failure to comply with any of the above-described responsibilities could result in the imposition of a penalty under Section 6707(b) or 6708(a) of the Internal Revenue Code of 1986, as amended, unless such failure is shown to be due to reasonable cause.

  ISSUANCE OF A REGISTRATION NUMBER DOES NOT INDICATE THAT THIS INVESTMENT OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED, OR APPROVED BY THE INTERNAL REVENUE SERVICE.

FOR VALUE RECEIVED,                       hereby assigns, conveys, sells and

transfers unto

-------------------------------------     -------------------------------------
   (Please print or typewrite name          (Please insert Social Security or
      and address of Assignee)                 other identifying number of
                                                        Assignee)

  Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint as its attorney-in-fact with full power of substitution to transfer the same on the books of Star Gas Partners, L.P.

Date: NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.
SIGNATURE(S) MUST BE GUARANTEED BY A
MEMBER FIRM OF THE NATIONAL
ASSOCIATION OF SECURITIES DEALERS,
INC. OR BY A COMMERCIAL BANK OR
TRUST COMPANY
                                          -------------------------------------
                                                       (Signature)

                                          -------------------------------------
                                                       (Signature)

SIGNATURE(S) GUARANTEED

  No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

                                   APPENDIX A

  No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

                    APPLICATION FOR TRANSFER OF COMMON UNITS

  The undersigned ("Assignee") hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

  The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of Star Gas Partners, L.P. []the "Partnership",[/] as amended, supplemented or restated to the date hereof (the "Partnership Agreement"), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee's attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee's admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date: _______________________________

-------------------------------------
Signature of Assignee

-------------------------------------
Social Security or other identifying
 number of Assignee

-------------------------------------
  Name and Address of Assignee

-------------------------------------
Purchase Price including commissions, if any

Type of Entity (check one):

[_] Individual  [_] Partnership  [_] Corporation
[_] Trust       [_] Other (specify) _______

Nationality (check one):

[_] U.S. Citizen, Resident or Domestic Entity  [_] Non[]-Foreign Corporation--
                                                   Non-[/]resident Alien
[_] Foreign Corporation

  If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

  Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the "Code"), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A.Individual Interestholder

  1.I am not a non-resident alien for purposes of U.S. income taxation.

  2.My U.S. taxpayer identification number (Social Security Number) is

  3.My home address is

B. Partnership, Corporation or Other Interestholder

  1.                             is not a foreign
    (Name of Interestholder)
  corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations).

  2.The interestholder's U.S. employer identification number is

  3.The interestholder's office address and place of incorporation (if applicable) is

  The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign []person. The[/] person. The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

  Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of

                                          -------------------------------------
                                          (Name of Interestholder)

                                          -------------------------------------
                                          Signature and Date

                                          -------------------------------------
                                          Title (if applicable)

  Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.

                                   EXHIBIT B
                          TO THE AMENDED AND RESTATED
                      AGREEMENT OF LIMITED PARTNERSHIP OF
                            STAR GAS PARTNERS, L.P.

                CERTIFICATE EVIDENCING SENIOR SUBORDINATED UNITS
                     REPRESENTING LIMITED PARTNER INTERESTS
                            STAR GAS PARTNERS, L.P.

No.    Senior Subordinated Units

  STAR GAS, LLC., a Delaware limited liability company, as the General Partner of STAR GAS PARTNERS, L.P., a Delaware limited partnership (the "Partnership"),
hereby certifies that                             (the "Holder") is the
registered owner of            Senior Subordinated Units representing limited
partner interests in the Partnership (the "Senior Subordinated Units") transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Senior Subordinated Units represented by this Certificate. The rights, preferences and limitations of the Senior Subordinated Units are set forth in, and this Certificate and the Senior Subordinated Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Amended and Restated Agreement of Limited Partnership of STAR GAS PARTNERS, L.P., as amended, supplemented or restated from time to time (the "Partnership Agreement"). Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 2187 Atlantic Street, Stamford, Connecticut 06912-0011. Capitalized terms used herein but not defined shall have the meaning given them in the Partnership Agreement.

  The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement,
(ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

  This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:                                    Star Gas, LLC.,
                                           as General Partner


Countersigned and Registered by:
                                          By: _________________________________
                                                         President


_____________________________________     By: _________________________________
 as Transfer Agent and Registrar                         Secretary


By: _________________________________
         Authorized Signature

[REVERSE OF CERTIFICATE]

                                 ABBREVIATIONS

  The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM-   as tenants in common                UNIF GIFT MIN ACT-
TEN ENT-   as tenants by the entireties                 Custodian
JT TEN-    as joint tenants with right of      (Cust)                   (Minor)
           survivorship and not as tenants in  under Uniform Gifts to Minors
            common                                         Act
                                                           State

  Additional abbreviations, though not in the above list, may also be used.

                    ASSIGNMENT OF SENIOR SUBORDINATED UNITS
                                       IN
                            STAR GAS PARTNERS, L.P.

              IMPORTANT NOTICE REGARDING INVESTOR RESPONSIBILITIES DUE TO TAX SHELTER STATUS OF STAR GAS PARTNERS, L.P.

  You have acquired an interest in Star Gas Partners, L.P. 2187 Atlantic Street, Stamford, Connecticut 06912-0011, whose taxpayer identification number is 06-1437793. The Internal Revenue Service has issued Star Gas Partners, L.P. the following tax shelter registration number:

  YOU MUST REPORT THIS REGISTRATION NUMBER TO THE INTERNAL REVENUE SERVICE IF YOU CLAIM ANY DEDUCTION, LOSS, CREDIT, OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN Star Gas PARTNERS, L.P.

  You must report the registration number as well as the name and taxpayer identification number of Star Gas Partners, L.P. on Form 8271. FORM 8271 MUST BE ATTACHED TO THE RETURN ON WHICH YOU CLAIM THE DEDUCTION, LOSS, CREDIT, OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN STAR GAS PARTNERS, L.P.

  If you transfer your interest in Star Gas Partners, L.P. to another person, you are required by the Internal Revenue Service to keep a list containing (a) that person's name, address and taxpayer identification number, (b) the date on which you transferred the interest and (c) the name, address and tax shelter registration number of Star Gas Partners, L.P. If you do not want to keep such a list you must (1) send the information specified above to the Partnership, which will keep the list for this tax shelter, and (2) give a copy of this notice to the person to whom you transfer your interest. Your failure to comply with any of the above-described responsibilities could result in the imposition of a penalty under Section 6707(b) or 6708(a) of the Internal Revenue Code of 1986, as amended unless such failure is shown to be due to reasonable cause.

  ISSUANCE OF A REGISTRATION NUMBER DOES NOT INDICATE THAT THIS INVESTMENT OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE INTERNAL REVENUE SERVICE.

FOR VALUE RECEIVED,                       hereby assigns, conveys, sells and
transfers unto



_____________________________________     _____________________________________
 (Please print or typewrite nameand         (Please insert Social Security or
        address of Assignee)                   other identifying number of
                                                        Assignee)

           Senior Subordinated Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does
hereby irrevocably constitute and appoint            as its attorney-in-fact
with full power of substitution to transfer the same on the books of Star Gas Partners, L.P.

Date: _______________________________     NOTE: The signature to any
                                          endorsement hereon must correspond
                                          with the name as written upon the
                                          face of this Certificate in every
                                          particular, without alteration,
                                          enlargement or change.

SIGNATURE(S) MUST BE GUARANTEED BY A
MEMBER FIRM OF THE NATIONAL
ASSOCIATION OF SECURITIES DEALERS,
INC. OR BY A COMMERCIAL BANK OR
TRUST COMPANY.



SIGNATURE(S) GUARANTEED                   _____________________________________
                                                       (Signature)


                                          _____________________________________
                                                       (Signature)

  No transfer of the Senior Subordinated Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Senior Subordinated Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Senior Subordinated Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Senior Subordinated Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Senior Subordinate Units.

                                   APPENDIX A

  No transfer of the Senior Subordinated Units evidenced hereby will be registered on the Books of the Partnership, unless the Certificate evidencing the Senior Subordinated Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Senior Subordinated Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Senior Subordinated Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Senior Subordinated Units.

             APPLICATION FOR TRANSFER OF SENIOR SUBORDINATED UNITS

  The undersigned ("Assignee") hereby applies for transfer to the name of the Assignee of the Senior Subordinated Units evidenced hereby.

  The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of Star Gas Partners, L.P., as amended, supplemented or restated to the date hereof (the "Partnership Agreement"), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee's attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of limited Partnership and any amendment thereto, necessary or appropriate for the Assignee's admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.


Date: _______________________________


_____________________________________
Signature of Assignee


_____________________________________
Social Security or other identifying
 number of Assignee


_____________________________________
Name and Address of Assignee

_____________________________________
Purchase Price including commissions, if any

Type of Entity (check one):

[_] Individual  [_] Partnership  [_] Corporation
[_] Trust       [_] Other (specify) _______

Nationality (check one):

[_] U.S. Citizen, Resident or Domestic Entity  [_] Non-resident Alien
[_] Foreign Corporation

  If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

  Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the "Code"), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A.Individual Interestholder

  1.I am not a non-resident alien for purposes of U.S. income taxation.

  2.My U.S. taxpayer identification number (Social Security Number) is

  3.My home address is

B. Partnership, Corporation or Other Interestholder

  1.                             is not a foreign corporation, foreign
  partnership, foreign
    (Name of Interestholder)
    trust or foreign estate (as those terms are defined in the Code and Treasury Regulations).

  2.The interestholder's U.S. employer identification number is

  3.The interestholder's office address and place of incorporation (if applicable) is

  The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person. The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

  Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of


                                          _____________________________________
                                          (Name of Interestholder)


                                          _____________________________________
                                          Signature and Date


                                          _____________________________________
                                          Title (if applicable)

  Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.

                                                                         ANNEX D


                                                                October 16, 1998

The Special Committee of the Board of Directors
Star Gas Corporation
2187 Atlantic Street
Stamford, CT 06912-0011

Members of the Special Committee of the Board of Directors:

  You (the "Special Committee") have requested the opinion of A.G. Edwards & Sons, Inc. ("A.G. Edwards"), the financial advisor to the Special Committee, as to the fairness, from a financial point of view, of the Transaction (as hereinafter defined) to the public common unitholders (the "Public Common Unitholders"), of Star Gas Partners, L.P., (the "Partnership").

  As more fully described in the Partnership's Registration Statement on Form S-4, the "Transaction" consists of the following four interrelated principal parts:

    (1) the acquisition of Petroleum Heat and Power Co., Inc. ("Petro") by the Partnership;

    (2) the public offerings of debt and equity by the Partnership or its subsidiary (in accordance with the terms set forth in the Agreement and Plan of Merger) and the redemption of certain debt and preferred stock of Petro;

    (3) the withdrawal of Star Gas Corporation, the current general partner of the Partnership (the "General Partner") from the Partnership (as well as from the operating partnership), and the admission of Star Gas L.L.C. as the new general partner; and

    (4) the adoption of certain amendments to the Agreement of Limited Partnership (and the operating partnership's agreement of limited partnership) in order to consummate the Transaction.

  For purposes of our opinion with respect to the Transaction, we have assumed that the Partnership will be able to complete the requisite financings in (2) and understand that the Transaction will not be consummated if the Partnership is unable to complete the requisite financings in accordance with the specified terms and conditions. We have also assumed that the General Partner's withdrawal and the related admission of a successor general partner in (3) will have no financial impact on the Public Common Unitholders.

  A.G. Edwards, as part of its investment banking business, is regularly engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, initial public offerings, secondary distribution of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. We are familiar with the Partnership through acting as exclusive financial advisor and placement agent in the Partnership's private placement of 7.17% First Mortgage Notes due 2010 and through our securities research coverage of the

Partnership. In connection with this engagement, we will receive fees (a portion of which is contingent upon the consummation of the Transaction) as well as our standard indemnification. We are not aware of any relationship between A.G. Edwards and the Partnership, the General Partner or Petro, which in our opinion would affect our ability to render a fair and independent opinion in this matter.

  In connection with the opinion, A.G. Edwards' activities included, among other things:

    (i) A review of the most recently available drafts of the Partnership's Registration Statement on Form S-4 and exhibits thereto, including the Agreement and Plan of Merger, the Exchange Agreement, the Amended and Restated Agreement of Limited Partnership and the Conveyance and Contribution Agreements.

    (ii) A review of certain publicly-available Partnership and Petro historical audited financial statements and certain unaudited interim financial statements;

    (iii) A review of certain financial analyses and forecasts of the Partnership prepared by and reviewed with management of the General Partner and the views of management of the General Partner regarding the Partnership's past and current business operations, results thereof, financial condition and future prospects, including the impact of the Transaction, as well as information relating to the retail propane distribution industry and the potential strategic, financial and operational benefits and challenges anticipated from the Transaction;

    (iv) A review of certain financial analyses and forecasts of Petro prepared by and reviewed with management of Petro and the views of management of Petro regarding Petro's past and current business operations, results thereof, financial condition and future prospects, including the impact of the Transaction, as well as information relating to the retail home heating oil distribution industry and the potential strategic, financial and operational benefits and challenges anticipated from the Transaction;

    (v) A review of the pro forma impact of the Transaction on the Partnership and Petro;

    (vi) A review of the publicly reported historical price and trading activity for the Partnership's Common Units and Petro's Class A Common Stock, including a comparison of certain financial and stock market information for the Partnership with similar publicly available information for certain other companies, the securities of which are publicly traded;

    (vii) A review of the current market environment generally, and the retail propane distribution environment and the retail home heating oil distribution environment in particular;

    (viii) A review of information relating to the financial terms of certain transactions, including selected mergers and acquisition transactions; and

    (ix) A review of such other information, financial studies, analyses and investigations, and financial, economic and market criteria that A.G. Edwards considered relevant.

  In rendering our opinion, A.G. Edwards has relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information, publicly available, furnished to, or otherwise discussed with A.G. Edwards for the purposes of the opinion. With respect to financial projections and other information provided to or otherwise discussed with A.G. Edwards,

A.G. Edwards assumed and was advised by the management of the General Partner and Petro, respectively, that such projections and other information were reasonably prepared on a basis that reflects the best currently available estimates and judgments of the management of the General Partner and Petro, respectively. A.G. Edwards did, however, review numerous sets of projections for Petro and analyzed what it believed were certain of the major assumptions embedded within Petro's projections. A.G. Edwards used two sets of projections for Petro to perform A.G. Edwards' analyses. A.G. Edwards used a set of projections based on 30-year weather and a set of projections based on 15-year weather. The Special Committee did not, however, engage A.G. Edwards to, and therefore A.G. Edwards did not, verify the accuracy or completeness of any information. A.G. Edwards has relied upon the assurances of the management of the General Partner and Petro that the respective managements are not aware of any facts that would make such information inaccurate or misleading. A.G. Edwards did not conduct a physical inspection of the properties or facilities of the Partnership or Petro nor did it make or obtain any independent evaluation or appraisals of any such properties or facilities or assets and liabilities. A.G. Edwards also assumed that the final form of the Partnership's Registration Statement on Form S-4, the Agreement and Plan of Merger, the Exchange Agreement, the Amended and Restated Agreement of Limited Partnership and the Conveyance and Contribution Agreements would be substantially similar to the last draft reviewed by A.G. Edwards.

  A.G. Edwards did not express an opinion as to what the value of the Partnership's Senior Subordinated Units, Junior Subordinated Units or General Partner Units will be when issued to the holders of Petro's Common Stock pursuant to the Transaction, or the price at which the Partnership's Common Units or Senior Subordinated Units will trade subsequent to the Transaction.

  Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the Public Common Unitholders, of the Transaction and does not constitute tax advice, or a recommendation to any Public Common Unitholder as to how such unitholder should vote with respect to the Transaction.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Transaction is fair, from a financial point of view, to the Public Common Unitholders.

                                          Very truly yours,

                                          A.G. Edwards & Sons, Inc.

                                                                         ANNEX E

                                                                 October 6, 1998

The Board of Directors
Petroleum Heat & Power Co., Inc.
Clearwater House
2187 Atlantic Street
Stamford, CT 06904-1457

Lady and Gentlemen:

  You have requested our opinion as to the fairness from a financial point of view to the non-affiliate, public holders ("Public Common Stockholders") of Class A common stock and Class C common stock (collectively, "Petro Common Stock"), of Petroleum Heat & Power Co., Inc., a Minnesota corporation ("Petro"), of the terms of the proposed merger as set forth in the Agreement and Plan of Merger, anticipated to be executed in October 1998 (the "Merger Agreement"), by and among Petro; Star Gas Propane, L.P. (the "Operating Partnership"), a Delaware limited partnership and wholly-owned subsidiary of Star Gas Partners, L.P., a Delaware limited partnership (the "Partnership"); and a wholly-owned indirect subsidiary of the Operating Partnership ("Mergeco"). Pursuant to the Merger Agreement, Mergeco will be merged with and into Petro (the "Merger"), with Petro surviving the Merger as a wholly-owned indirect subsidiary of the Operating Partnership, and each share of Petro Common Stock held by the Public Common Stockholders shall be converted into the right to receive 0.13064 of a Senior Subordinated Unit ("Senior Subordinated Unit") of the Partnership. Cash will be paid in lieu of fractional Senior Subordinated Units based upon the market price of the Senior Subordinated Units following the Merger. The Merger will be treated as a taxable transaction for the Public Common Stockholders, and will be accounted for as a purchase transaction under generally accepted accounting principles. The terms and conditions of the Merger and the rights and preferences of the Senior Subordinated Units are set forth more fully in the Merger Agreement and the Amended and Restated Partnership Agreement ("Partnership Agreement").

  In arriving at our opinion, we have reviewed the most recently available drafts of the Merger Agreement, the Partnership Agreement, the Joint Proxy Statement / Prospectus of Petro and the Partnership (the "Proxy Statement") anticipated to be filed as a part of the Registration Statement on Form S-4 (the "Registration Statement") of the Partnership, and certain publicly available financial information concerning Petro and the Partnership. In addition, we have reviewed certain internal analyses, forecasts and other internal information concerning the businesses and operations of Petro and the Partnership prepared by the respective senior managements of Petro and the Partnership. We have also met with the senior managements of Petro and the Partnership to discuss the businesses, operations and prospects of Petro and the Partnership. In addition, we have considered certain long-term strategic benefits of the Merger, both operational and financial, that were described to us by the senior managements of Petro and the Partnership.

  We have reviewed the terms of the Merger in relation to, among other things, current and historical market prices and trading volume for the Petro Class A Common Stock and the Partnership

Common Units ("Common Units"); the respective companies' cash flow, net income and book value per share/unit; the capitalization and financial condition of Petro and the Partnership; the pro forma financial impact of the Merger on Petro and the Partnership, including the potential relative ownership of various classes of units of the Partnership after the Merger by the current holders of Petro Common Stock and the current unitholders of the Partnership; and, to the extent publicly available, the terms of recent merger and acquisition transactions involving comparable companies. In addition, we have reviewed the merger premiums paid in recent stock-for-stock acquisitions of public companies generally, and energy industry companies in particular. We have also analyzed certain financial, stock market and other publicly available information relating to the business of other companies and partnerships whose operations we consider comparable to the respective operations of Petro and the Partnership. In addition to the foregoing, we have considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as we deemed relevant in arriving at our opinion.

  In connection with our review, we have not independently verified any of the foregoing information, and we have relied upon such information being complete and accurate in all material respects. We have assumed, with your consent, that the financial forecasts provided to us and discussed with us have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the senior managements of Petro and the Partnership as to the respective expected future performance of Petro and the Partnership, and of the combined companies subsequent to the proposed Merger. In addition, we have not conducted a physical inspection or made an independent evaluation or appraisal of the assets of Petro or the Partnership, nor have we been furnished with any such evaluation or appraisal. In rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory and governmental approvals for the proposed Merger, no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the proposed Merger. Our opinion is based on circumstances as they exist and can be evaluated on, and the information made available to us at, the date hereof.

  Dain Rauscher Wessels, a division of Dain Rauscher Incorporated ("Dain Rauscher Wessels"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We will receive a fee for our services in connection with rendering our opinion. In the ordinary course of our business, we may actively trade the securities of Petro and the Partnership for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  It is understood that this letter is for the information of the Board of Directors of Petro in connection with its consideration of the Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without Dain Rauscher Wessels' prior written consent. We understand that this letter will be reprinted in its entirety in the Proxy Statement sent to the holders of Petro Common Stock and unitholders of the Partnership in connection with the Merger and that we will have the opportunity to review and comment on all descriptions thereof in the Proxy Statement prior to the filing of the

Proxy Statement, the Registration Statement and any supplements and amendments thereto, with the Securities and Exchange Commission and prior to its dissemination to holders of Petro Common Stock and the unitholders of the Partnership.

  Our opinion does not address the merits of the underlying decision by Petro to engage in the Merger, and does not constitute a recommendation to any holder of Petro Common Stock as to how such holder should vote on the approval and adoption of the Merger Agreement or any matter related thereto. We are not expressing any opinion herein as to the prices at which Common Units or Senior Subordinated Units of the Partnership will trade following the consummation of the Merger.

  Based upon our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof the consideration to be received by the Public Common Stockholders in the proposed Merger is fair, from a financial point of view, to the Public Common Stockholders.

                                          Very truly yours,

                                          Dain Rauscher Wessels
                                          a division of Dain Rauscher
                                           Incorporated

                                                                        ANNEX F

                  302A.471 RIGHTS OF DISSENTING SHAREHOLDERS.

  SUBD. 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

  (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

    (1) alters or abolishes a preferential right of the shares;

    (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

    (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

    (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

  (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 3024A.66, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

  (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

  (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

  (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

  SUBD. 2. Beneficial owners. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

  (b) A beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

  SUBD. 3. Rights not to apply. Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

  SUBD. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

             302A.473 PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS.

  SUBD. 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

  (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

  (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

  (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1 up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

  SUBD. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

  SUBD. 3. Notice of dissent. If a proposed action must be approved by the shareholders, a shareholder who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

  SUBD. 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

    (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

    (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

    (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

    (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

  (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

  SUBD. 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

    (1) the corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

    (2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

    (3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

  (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction.

  The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

  (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

  SUBD. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

  SUBD. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

  SUBD. 8. Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

  (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable.

These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

  (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                                                                        ANNEX G

                PRO FORMA AVAILABLE CASH FROM OPERATING SURPLUS

  The following table shows the calculation of pro forma Available Cash from Operating Surplus and should be read only in conjunction with "Cash Available for Distribution," the Partnership's unaudited pro forma condensed consolidated financial information.

                                                      YEAR ENDED    NINE MONTHS
                                                     SEPTEMBER 30,     ENDED
                                                         1997      JUNE 30, 1998
                                                     ------------- -------------
                                                           (IN THOUSANDS)
Pro forma net income................................   $   (320)     $ 31,946
Add (deduct):
  Loss (gain) on sale of assets(a)..................    (11,180)      (11,283)
  Depreciation and amortization.....................     37,012        27,771
  Provision for supplemental benefits...............        565           320
  Pension curtailment expense(b)....................        654           --
  Corporate identity expenses(b)....................      4,136         1,100
  Restructuring charges(b)..........................      2,850         2,085
  Maintenance capital expenditures..................     (5,420)       (3,232)
                                                       --------      --------
                                                       $ 28,297      $ 48,707
                                                       ========      ========

--------
(a) Reflects the gain recorded by Petro associated with the disposal of certain underperforming assets in November 1997.
(b) Represents non-recurring charges associated with Petro's branding, corporate identity and restructuring programs.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  (a) The Registrant

  The Section of the Registrant's Joint Proxy Statement/Prospectus which forms a part of this Registration Statement, entitled "The Amended and Restated Partnership Agreement--Indemnification" is incorporated herein by this reference.

  Subject to any terms, conditions or restrictions set forth in the Partnership Agreements, Section 17-108 of the Delaware Revised Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

  (b) Petro

  Section 302A.521 of the Minnesota Business Corporation Act (the "MBCA") provides mandatory and exclusive standards for indemnification, although the Articles of Incorporation or by-laws of a corporation can specifically limit the statutory indemnification. Minnesota law generally provides that a corporation shall indemnify a person made or threatened to be made a party to a proceeding by reason of such person's official capacity as an officer, director or employee of the corporation, against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by that person in connection with the proceeding, if such person (a) has not been indemnified by another entity for the same proceedings and in connection with the same acts or omission; (b) acted in good faith; (c) received no improper personal benefit; (d) in the case of a criminal proceeding, had no reason to believe such person's conduct was unlawful; and (e) in connection with the acts or omissions in question, the person reasonably believed that such person's conduct was in the best interests of the corporation (or, in the case of a question of improper personal benefit, believed that the conduct was not opposed to the best interests of the corporation; or in the case of an employee benefit plan, believed that the conduct was in the best interests of the participants or beneficiaries of the employee benefit plan).

  Section 302A.521 of the MBCA further provides that if an officer, director or employee is made or threatened to be made a party to a proceeding in such person's official capacity, such person is entitled, upon written request to the corporation, to payment or reimbursement by the corporation of reasonable expenses incurred by such person in advance of the final disposition of the proceeding (a) upon receipt by the corporation of a written confirmation by such person of such person's good faith belief that the criteria for indemnification set forth under Minnesota law have been satisfied, an undertaking by such person to repay all amounts paid or reimbursed by the corporation if it is ultimately determined that the criteria for indemnification have not been satisfied, and (b) after a determination that the facts then known to those making the determination would not preclude indemnification under Minnesota law.

  Finally, Section 302A.521 of the MBCA provides that a corporation's articles of incorporation or by-laws may prohibit indemnification or advances or may impose conditions on such indemnification or advance, as long as those conditions apply equally to all persons or to all persons within a given class.

  Petro's restated articles of incorporation, as amended, contain the limitation of liability provision set forth below:

    "ARTICLE VIII--A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under

  Section 302A.559 of the Minnesota Business Corporation Act or Section 80A.23 of the Minnesota Securities Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Minnesota Business Corporation Act is hereafter amended to authorize any further limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Minnesota Business Corporation Act, as amended. No amendment or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal."

  Petro's by-laws, as amended, contain the indemnification provision set forth below:

    "Section 8.01. The corporation shall indemnify all officers and directors of the corporation, for such expenses and liabilities, in such manner, under such circumstances, and to such extent as permitted by Minnesota Statutes Section 302A.521, as now enacted or hereafter amended. Unless otherwise approved by the Board of Directors, the corporation shall not indemnify or advance expenses to any employee of the corporation who is not otherwise entitled to indemnification pursuant to the prior sentence of this Section 8.01."

 Indemnification Agreements with Directors

  In March 1996 Petro entered into Indemnification Agreements with each of its directors. The Agreements generally provide that Petro will indemnify the directors against certain liabilities arising out of legal actions brought or threatened against them for their conduct on behalf of Petro to the fullest extent permitted by applicable law. The agreements contain provisions implementing the director's rights thereunder with respect to, among other things: (i) indemnification of expenses to a party who is wholly or partly successful; (ii) indemnification of expenses of a witness; (iii) advancement of expenses; (iv) procedure for determination of entitlement to indemnification; (v) certain presumptions; (vi) remedies of an indemnitee;
(vii) subrogation; (viii) establishment of a trust and the funding thereof by Petro, upon the indemnitee's request, in the event of change in Control or potential Change in Control (as defined therein); and (ix) contribution in the event indemnification may be unavailable.

ITEM 21. EXHIBITS

  2.1 Merger Agreement dated as of September 25, 1998 by and among Petroleum
       Heat and Power Co., Inc., the Registrant and Star Gas Propane, L.P.
       (included as Annex A to the Joint Proxy Statement/ Prospectus which forms a part of this Registration Statement).
  3.1 Form of Agreement of Limited Partnership of the Registrant(1)
  3.2 Form of Agreement of Limited Partnership of Star Gas Propane, L.P.(1)
  3.3 Form of Amended and Restated Limited Partnership Agreement of the
       Registrant (included as Annex C to the Joint Proxy Statement/Prospectus which forms a part of this Registration Statement).
  3.4 Form of Amended and Restated Limited Partnership Agreement of Star Gas
       Propane, L.P.*
  3.5 Restated and Amended Articles of Incorporation of Petro, as amended, and Articles of Amendment thereto.(2)
  3.6 Restated By-Laws of Petro.(2)
  5.1 Opinion of Phillips Nizer Benjamin Krim & Ballon LLP as to the legality of the securities being registered+
  8.1 Opinion of Andrews & Kurth L.L.P. relating to tax matters
 10.1 Form of Credit Agreement among Star Gas Propane, L.P. and certain banks(3)
 10.2 Form of Conveyance and Contribution Agreement among Star Gas Corporation, the Partnership and the Operating Partnership.(3)

 10.3  Form of First Mortgage Note Agreement among certain insurance companies,
        Star Gas Corporation and Star Gas Propane L.P.(3)
 10.4  Intercompany Debt(3)
 10.5  Form of Non-competition Agreement between Petro and the Partnership(3)
 10.6  Form of Star Gas Corporation 1995 Unit Option Plan(3)
 10.7  Amoco Supply Contract(3)
 10.8  Stock Purchase Agreement dated October 20, 1997 with respect to the
        Pearl Gas Acquisition(4)
 10.9  Conveyance and Contribution Agreement with respect to the Pearl Gas
        Acquisition(4)
 10.10 Second Amendment dated as of October 21, 1997 to the Credit Agreement dated as of December 13, 1995 among the Operating Partnership, Bank
        Boston, N.A. and NationsBank, N.A.(4)
 10.11 Note Agreement, dated as of January 22, 1998, by and between Star Gas and The Northwestern Mutual Life Insurance Company(5)
 10.12 Exchange Agreement (included as Annex B to the Joint Proxy
        Statement/Prospectus which forms a part of this Registration Statement)
 10.13 Projections*
 10.14 Form of Proxy Card for the Registrant*
 10.15 Form of Proxy Card for Petro*
 21    Subsidiaries of the Registrant(5)
 23.1  Consent of KPMG Peat Marwick LLP*
 23.2  Consent of Phillips Nizer Benjamin Krim & Ballon LLP (included in
        Exhibit 5.1)+
 23.3  Consent of Andrews & Kurth L.L.P. (included in Exhibit 8.1)+
 23.4  Consent of A.G. Edwards & Sons, Inc.*
 23.5  Consent of Dain Rauscher Wessels*
 24.1  Powers of Attorney (included on signature page)*

--------
 * Filed herewith.
 + To be filed by amendment.
(1) Incorporated by reference to Appendix A to the Prospectus filed as part of Registrant's Registration Statement on Form S-l, File No. 33-90496.

(2) Filed as exhibits to Petro's Registration Statement on Form S-1, File No. 33-48051, and incorporated herein by reference.

(3) Incorporated by reference to the same Exhibit to Registrant's Registration Statement on Form S-1, File No. 33-98496, filed with the Commission on December 13,1995.

(4) Incorporated by reference to the same Exhibit to Registrant's Periodic Report on Form 8-K, as amended, as filed with the Commission on October 23 and 29, 1997.

(5) Incorporated by reference to the same Exhibit to Registrant's Registration Statement on Form S-3, File No. 333-47295, as filed with the Commission on March 4, 1998.

ITEM 17. UNDERTAKINGS

  (1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (2) The undersigned Registrant hereby undertakes that:

    (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

    (b) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) The undersigned Registrant hereby undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement. Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) To respond to requests for information that is incorporated by reference into this Prospectus within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Stamford, Connecticut, on October 22, 1998.

                                          STAR GAS PARTNERS, L.P.

                                          By: STAR GAS CORPORATION,
                                               as General Partner

                                                  /s/ Joseph P. Cavanaugh
                                          By: _________________________________
                                                    Joseph P. Cavanaugh
                                                         President

                               POWER OF ATTORNEY

  Each person whose signature appears below appoints Irik Sevin, Richard F. Ambury and Joseph P. Cavanaugh and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granted unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                  DATE
             ---------                           -----                  ----

      /s/ Joseph P. Cavanaugh        President (Principal            October 22,
____________________________________  Executive Officer)                1998
        Joseph P. Cavanaugh

       /s/ Richard F. Ambury         Vice President--Finance         October 22,
____________________________________  (Principal Financial and          1998
         Richard F. Ambury            Accounting Officer)


         /s/ Irik P. Sevin           Director                        October 22,
____________________________________                                    1998
           Irik P. Sevin

        /s/ Audrey L. Sevin          Director                        October 22,
____________________________________                                    1998
          Audrey L. Sevin

       /s/ William Nicoletti         Director                        October 22,
____________________________________                                    1998
         William Nicoletti


      /s/ Elizabeth K. Lanier        Director                        October 22,
____________________________________                                    1998
        Elizabeth K. Lanier

         /s/ Paul Biddelman          Director                        October 22,
____________________________________                                    1998
           Paul Biddelman

       /s/ Thomas J. Edelman         Director                        October 22,
____________________________________                                    1998
         Thomas J. Edelman

        /s/ Wolfgang Traber          Director                        October 22,
____________________________________                                    1998
          Wolfgang Traber

     /s/ William G. Powers, Jr.      Director                        October 22,
____________________________________                                    1998
       William G. Powers, Jr.